As filed with the Securities and Exchange Commission on October 8, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEWALLIANCE BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	6712	(applied for)
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. employer identification number)

195 Church Street

New Haven, Connecticut 06510

(203) 787-1111

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Merrill B. Blanksteen

Executive Vice President and Chief Financial Officer

NEWALLIANCE BANCSHARES, INC.

195 Church Street

New Haven, Connecticut 06510

(203) 787-1111

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William W. Bouton III, Esq. Robert J. Metzler, II, Esq. Tyler Cooper & Alcorn, LLP City Place—35th Floor 185 Asylum Street Hartford, CT 06103-3488 Phone: (860) 725-6200	Raymond J. Gustini, Esq. Nixon Peabody, LLP 401 9th Street, N.W. Suite 900 Washington, D.C. 20004 Phone: (202) 585-8000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $.01 par value	7,736,905 Shares	$10.00	$77,369,050	$6,259.00

(1)	Estimated solely for the purpose of calculating the registration fee.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ALLIANCE BANCORP OF NEW ENGLAND, INC.

348 HARTFORD TURNPIKE

VERNON, CT 06066

(860) 875-2500

                    , 2003

Dear Shareholder:

You are cordially invited to attend the special meeting of shareholders of Alliance Bancorp of New England, Inc. The special meeting will be held at The Colony, Route 83, Talcottville, Vernon, CT 06066 at 10:00 a.m., local time, on December     , 2003. The enclosed notice of special meeting and proxy statement/prospectus describes the formal business to be transacted.

The special meeting is being held to vote on the agreement and plan of merger by and among New Haven Savings Bank, Alliance Bancorp of New England, Inc. and Tolland Bank dated as of July 15, 2003, by which Alliance Bancorp of New England, Inc. and Tolland Bank will be acquired by NewAlliance Bancshares, Inc. NewAlliance Bancshares, Inc. is a Delaware chartered bank holding company, which has been formed for the purpose of owning 100% of New Haven Savings Bank upon its conversion from mutual to stock form of organization. NewAlliance Bancshares also intends to acquire Connecticut Bancshares, Inc. at the time it acquires Alliance Bancorp of New England, Inc., and the enclosed proxy statement contains detailed information about New Haven Savings Bank and Connecticut Bancshares, Inc.

The board of directors of Alliance has determined that the agreement and plan of merger to be considered at the special meeting is in the best interests of Alliance Bancorp of New England, Inc. and its shareholders. For the reasons set forth in the proxy statement/prospectus, the board of directors unanimously recommends that you vote “FOR” approval of the agreement.

At the time the merger is completed, you will receive election materials, including an Election Form, for your use in electing to receive shares of NewAlliance Bancshares, Inc. common stock or cash in exchange for your Alliance Bancorp of New England, Inc. common stock. You have this election right as a result of the pending merger between Alliance Bancorp of New England, Inc. and NewAlliance Bancshares, Inc. The following proxy statement/prospectus contains important information about your election rights and the allocation of cash and shares of NewAlliance Bancshares, Inc. common stock in the merger, so please read and retain the enclosed proxy statement/prospectus. You will not receive another copy of the proxy statement/prospectus in your election materials.

On behalf of our board of directors, we urge you to sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the special meeting. Your vote is important, regardless of the number of shares that you own. Voting by proxy will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the special meeting.

If you have questions about voting procedures, please call Karen Ouimet-Matusek at (860) 870-3302.

Sincerely,

Joseph H. Rossi
President and Chief Executive Officer

ALLIANCE BANCORP OF NEW ENGLAND, INC.

348 HARTFORD TURNPIKE

VERNON, CT 06066

(860) 875-2500

To the Shareholders of Alliance Bancorp of New England, Inc.:

A Merger Proposal—Your Vote is Very Important

On July 15, 2003, the board of directors of Alliance Bancorp of New England, Inc. unanimously approved an agreement and plan of merger by and among New Haven Savings Bank, Alliance Bancorp of New England, Inc. and Tolland Bank, by which Alliance Bancorp of New England, Inc. and Tolland Bank will be acquired by NewAlliance Bancshares, Inc. NewAlliance Bancshares, Inc. is a Delaware business corporation formed for the purpose of owning 100% of the shares of New Haven Savings Bank upon its conversion from mutual to stock form of organization. We are sending you this document to ask you to vote on the adoption of the merger agreement. This document also contains information about the acquisition of Connecticut Bancshares, Inc. by New Haven Savings Bank.

If the shareholders of Alliance Bancorp of New England, Inc. approve the merger, each share of Alliance Bancorp of New England, Inc. common stock will be exchanged for the merger consideration of $25.00 per share in NewAlliance Bancshares, Inc. common stock, which is expected to be issued at a price of $10 per share. You will have an opportunity to elect to receive the merger consideration in the form of NewAlliance Bancshares common stock or $25.00 cash. However, the aggregate merger consideration shall be not less than 75% NewAlliance Bancshares, Inc. common stock. NewAlliance Bancshares, Inc. common stock is expected to trade on the Nasdaq National Market under the symbol “NABC.” Alliance Bancorp of New England, Inc. common stock trades on the American Stock Exchange under the symbol “ANE.”

NewAlliance Bancshares, Inc. is concurrently offering shares of its common stock in connection with the mutual-to-stock conversion of New Haven Savings Bank. Any shares of NewAlliance Bancshares, Inc. common stock to be issued in the merger will be issued immediately following completion of the mutual-to-stock conversion of New Haven Savings Bank and related stock offering of NewAlliance Bancshares. However, the merger is not contingent upon the completion of the conversion transaction. If the merger has not occurred by March 31, 2004, additional merger consideration of one cent ($0.01) per day for each share you own will automatically be added to the merger consideration until the earlier of closing or December 31, 2004. The additional consideration would entitle the shareholders of Alliance Bancorp of New England, Inc. to receive NewAlliance Bancshares, Inc. stock or cash in the additional amount added each day. In addition, under the merger agreement, if by August 16, 2004, the transaction has not been completed because New Haven Savings Bank has not received certain regulatory approvals for its conversion and the merger, or if by that date New Haven Savings Bank has notified us of its unwillingness to complete its conversion, the merger can proceed and Alliance Bancorp of New England, Inc. has a one time election at that time to receive $30.00 per share merger consideration in cash instead of NewAlliance Bancshares, Inc. stock. We currently expect the merger to occur in January 2004 if approved by shareholders at the meeting.

The board of directors of Alliance Bancorp of New England, Inc. has determined that the merger and the merger agreement are fair and in the best interests of Alliance Bancorp of New England, Inc. and its shareholders and unanimously recommends that you vote “FOR” approval of the merger agreement. The merger cannot be completed unless the holders of a majority of the issued and outstanding shares of common stock of Alliance Bancorp of New England, Inc. vote to approve the merger agreement. Whether or not you plan to attend the special meeting of shareholders, please take the time to vote by completing the enclosed proxy card and mailing it in the enclosed envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will have the same effect as a vote “FOR” approval of the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies on the proposal to approve the merger agreement. If you do not vote, it will have the same effect as a vote “AGAINST” the merger agreement and “AGAINST” the adjournment proposal.

This proxy statement/prospectus gives you detailed information about the special meeting of shareholders to be held on December     , 2003, the merger and other related matters.

You should carefully read this entire document, including Appendix A, a copy of the merger agreement, Appendix B, a copy of the opinion of Friedman Billings Ramsey & Co., Inc., and Appendix C, a copy of Section 262 of the Delaware

General Corporation Law that contains the statutory procedures that an Alliance Bancorp of New England, Inc. shareholder must follow in order to dissent from the merger and obtain payment of the fair value of his or her shares of Alliance Bancorp of New England, Inc. common stock. Please see page      for risk factors relating to the merger that you should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated November     , 2003, and is being first mailed to you on or about November     , 2003.

WHERE YOU CAN FIND MORE INFORMATION

Alliance Bancorp of New England, Inc. files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements or other information filed by Alliance at the SEC’s public reference room in Washington, D.C., which is located at the following address: Public Reference Room, Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s public reference rooms. Alliance’s SEC filings are also available to the public from document retrieval services and at the SEC’s Internet website (http://www.sec.gov).

The SEC allows Alliance Bancorp of New England, Inc. to “incorporate by reference” into this document, which means that Alliance can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information superseded by information contained in later filed documents incorporated by reference in this document. Alliance incorporates by reference the respective documents filed by it with the SEC listed below and any future filings made by it with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 prior to the election deadline date.

This document incorporates by reference the following documents that have previously been filed with the SEC by Alliance (File No. 001-13405):

•	Annual Report on Form 10-K for the year ended December 31, 2002;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003;

•	Current Report on Form 8-K filed with the SEC April 18, 2003; and

•	Current Report on Form 8-K filed July 16, 2003, as amended by Current Report on Form 8-K/A filed July 25, 2003 with the SEC, relating to the merger.

Copies of Alliance Bancorp of New England, Inc.’s Annual Report to shareholders for the year ended December 31, 2002, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, accompany this proxy statement/prospectus.

You may request a copy of documents incorporated by reference in this document but not otherwise accompanying this document, at no cost, by writing Alliance Bancorp of New England, Inc. at the following address:

Alliance Bancorp of New England, Inc.

348 Hartford Turnpike

Vernon, CT 06066

Attention: Karen Ouimet-Matusek

NewAlliance Bancshares, Inc. has had no operations to date and has never issued any capital stock. Alliance Bancorp of New England, Inc. stock is traded on the American Stock Exchange under the symbol “ANE.”

New Haven Savings Bank and NewAlliance Bancshares, Inc. have filed: (a) applications for approval of conversion of New Haven Savings Bank from mutual to stock form of ownership and for approval of the merger with the Connecticut Banking Commissioner; (b) a notice of those applications with the Federal Deposit Insurance Corporation; and (c) an application with the Federal Reserve Bank of Boston for NewAlliance Bancshares, Inc. to become a bank holding company. Pursuant to the rules and regulations of the Securities and Exchange Commission, this prospectus omits certain information contained in those applications. Non-confidential portions of the applications may be examined at the office of the Connecticut Banking Commissioner, 260 Constitution Plaza, Hartford, CT 06103-1060, at the Office of the Regional Director of the FDIC located at 15 Braintree Hill Office Park, Braintree, MA 02184 and at the Federal Reserve Bank of Boston, 600 Atlantic Avenue, Boston, MA 02106.

Neither NewAlliance Bancshares, Inc. nor Alliance Bancorp of New England, Inc. has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

ALLIANCE BANCORP OF NEW ENGLAND, INC.

348 HARTFORD TURNPIKE

VERNON, CT 06066

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON DECEMBER     , 2003

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Alliance Bancorp of New England, Inc. will be held at The Colony, Route 83, Talcottville, Vernon, CT 06066 at 10:00 a.m., local time, on December     , 2003, to vote on:

(1)    the agreement and plan of merger by and among New Haven Savings Bank, Alliance Bancorp of New England, Inc. and Tolland Bank dated as of July 15, 2003, pursuant to which Alliance Bancorp of New England, Inc. will be merged into NewAlliance Bancshares, Inc. (or a subsidiary thereof) and each share of Alliance Bancorp of New England, Inc. common stock will be converted into the right to receive the merger consideration of $25.00 per share, in the form of either NewAlliance Bancshares, Inc. common stock expected to be issued at $10 per share or $25.00 in cash;

(2)    to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

(3)    to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Any shares of NewAlliance Bancshares, Inc. common stock to be issued in the merger will be issued in connection with or immediately following completion of the mutual-to-stock conversion of New Haven Savings Bank and the related stock offering of NewAlliance Bancshares, Inc. However, the merger is not contingent upon the completion of the mutual-to-stock conversion. If the merger has not occurred by March 31, 2004, additional merger consideration of one cent ($0.01) per day for each share you own will automatically be added to the merger consideration until the earlier of closing or December 31, 2004. The additional consideration would entitle the shareholders of Alliance Bancorp of New England, Inc. to receive NewAlliance Bancshares, Inc. stock or cash in the additional amount added each day. In addition, under the merger agreement, if by  August 16, 2004 the transaction has not been completed because New Haven Savings Bank has not received certain regulatory approvals for its conversion and the merger, or if by that date New Haven Savings Bank has notified us of its unwillingness to complete its conversion, the merger can proceed and Alliance Bancorp of New England, Inc. has a one time election at that time to receive $30.00 per share merger consideration in cash instead of NewAlliance Bancshares, Inc. stock. Under those circumstances Alliance could also elect to terminate the merger and receive a $3 million termination fee from New Haven Savings Bank.

The proposed merger is described in more detail in this document, which you should read carefully in its entirety before voting. A copy of the merger agreement is attached as Appendix A to this document. Only Alliance Bancorp of New England, Inc. shareholders of record as of the close of business on                     , 2003, are entitled to notice of and to vote at the special meeting or any adjournments of the special meeting.

Your vote is very important. To ensure your representation at the special meeting of shareholders, please complete, execute and promptly mail your proxy card in the return envelope enclosed. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted.

BY ORDER OF THE BOARD OF DIRECTORS

Cynthia Harris, Secretary

Vernon, Connecticut

November     , 2003

ALLIANCE BANCORP OF NEW ENGLAND, INC.’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT.

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

DO NOT SEND STOCK CERTIFICATES WITH THE PROXY CARD. UNDER SEPARATE COVER, YOU WILL SOON RECEIVE AN ELECTION FORM WITH INSTRUCTIONS FOR DELIVERING YOUR STOCK CERTIFICATES.

INDICES

INDEX TO NEW HAVEN SAVINGS BANK CONSOLIDATED FINANCIAL STATEMENTS	F-1

INDEX TO CONNECTICUT BANCSHARES, INC CONSOLIDATED FINANCIAL STATEMENTS	F-CBI-1

APPENDICES

A.	Agreement and Plan of Merger by and among New Haven Savings Bank, Alliance Bancorp of New England, Inc. and Tolland Bank, dated as of July 15, 2003	A

B.	Opinion of Friedman Billings Ramsey & Co., Inc.	B-1

C.	Delaware Statutes regarding Dissenter’s Rights of Appraisal	C-1

QUESTIONS AND ANSWERS ABOUT VOTING AT THE SPECIAL MEETING

Q:	WHAT DO I NEED TO DO NOW?

A:	After you have carefully read this document, indicate on your proxy card how you want your shares to be voted. Then sign and mail your proxy card in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the Special Meeting.

Q:	WHAT AM I BEING ASKED TO VOTE ON AND HOW DOES MY BOARD RECOMMEND THAT I VOTE?

A:	You are being asked to vote “FOR” the adoption of the Agreement and Plan of Merger dated as of July 15, 2003 providing for the merger of Alliance Bancorp of New England, Inc. with and into NewAlliance Bancshares, Inc., the newly formed stock holding company for The New Haven Savings Bank once it completes its conversion from mutual-to-stock form of organization. The Alliance board of directors has determined that the proposed merger is in the best interests of Alliance shareholders, has approved the merger agreement and recommends that Alliance shareholders vote “FOR” the adoption of the merger agreement.

Q:	WHY IS MY VOTE IMPORTANT?

A:	A majority of the outstanding shares of common stock must be represented in person or by proxy at the Special Meeting in order to establish a quorum. If you do not vote in person or by proxy, it will be more difficult for Alliance to obtain the necessary quorum to hold the Special Meeting. In addition, a failure to vote will have the same effect as a vote against the merger agreement. The merger agreement must be adopted by a majority of the issued and outstanding shares of Alliance common stock.

Q:	IF MY BROKER HOLDS MY SHARES IN “STREET NAME”, WILL MY BROKER AUTOMATICALLY VOTE MY SHARES FOR ME?

A:	No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions your broker provides.

Q:	WHAT IF I FAIL TO INSTRUCT MY BROKER?

A:	If you fail to instruct your broker, the broker will submit an unvoted proxy (a broker non-vote) as to your shares. Broker non-votes will count toward a quorum at the Special Meeting. However, broker non-votes will not count as a vote with respect to the merger, and therefore will have the same effect as a vote against the merger.

Q:	CAN I ATTEND THE MEETING AND VOTE MY SHARES IN PERSON?

A:	Yes. All shareholders are invited to attend the Special Meeting. Shareholders of record can vote in person at the Special Meeting. If a broker holds your shares in street name, then you are not the shareholder of record and you must ask your broker how you can vote at the Special Meeting.

Q:	CAN I CHANGE MY VOTE?

A:	Yes. If you have not voted through your broker, there are three ways you can change your vote after you have sent in your proxy card:

•	First, you may send a written notice of revocation to the secretary of Alliance.

•	Second, you may complete and submit a new proxy card. Any earlier proxies will be revoked automatically.

•	Third, you may attend the Special Meeting and vote in person. Any earlier proxy will be revoked. However, simply attending the meeting without voting will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow directions you receive from your broker to change your vote.

Q:	SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:	No. You should not send in your stock certificates until you receive instructions in the transmittal letter and election form described below.

Q:	HOW DO I REGISTER MY ELECTION TO RECEIVE CASH OR NEWALLIANCE BANCSHARES COMMON STOCK?

A:	You will receive in the near future a letter of transmittal and an election form containing instructions for electing cash or stock in exchange for your Alliance stock certificates. You will also be instructed regarding submitting your stock certificates to our exchange agent.

Q:	WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:	We currently expect to complete the merger in January 2004, assuming all of the conditions to completion of the merger have been satisfied, and the conversion and related stock offering of NewAlliance Bancshares is consummated.

Q:	WHAT HAPPENS IF NEW HAVEN SAVINGS BANK DOES NOT COMPLETE ITS CONVERSION?

A:	The merger and your receipt of merger consideration of $25.00 per share is not contingent upon the completion of New Haven Savings Bank’s conversion. While we expect the successful completion of the New Haven Savings Bank conversion from mutual to stock form, the Merger Agreement provides that if, by August 16, 2004, the transaction has not been completed because New Haven Savings Bank has not received certain regulatory approvals required for its conversion and the merger, or if by that date New Haven Savings Bank has notified Alliance of New Haven Savings Bank’s unwillingness to complete its conversion, the merger can go forward and Alliance will have a one time election to convert the specified merger consideration to merger consideration of $30.00 per share, payable in all cash or, alternatively, Alliance can terminate the Merger Agreement and receive a $3 million termination fee from New Haven Savings Bank if Alliance is not the cause of New Haven Savings Bank’s inability to complete its conversion.

Q:	WHAT WILL SHAREHOLDERS OF ALLIANCE RECEIVE IN THE MERGER?

A:	Shareholders of Alliance will receive merger consideration with a value of $25.00 for each Alliance share in the form of either NewAlliance Bancshares common stock or cash which is expected to be issued at $10 per share. This amount is fixed under the terms of the merger agreement, but the merger agreement also provides that the $25.00 per share value shall increase by $0.01 each day the completion of the merger is delayed after March 31, 2004. At the $25.00 per share value, Alliance shareholders electing all stock will receive two and one-half (2.5) shares of NewAlliance Bancshares stock issued at $10.00 per share for each share of Alliance stock. On an aggregate basis, the merger consideration will be comprised of at least 75% NewAlliance Bancshares stock and up to 25% in cash. Shareholders will be permitted to elect to receive all cash or all stock by completing an election preference form which will be mailed to shareholders after the merger has been approved. Shareholders must elect either stock or cash and may not elect to blend the two forms of consideration. All shareholders who elect all stock will receive all stock. There can be no assurance, however, that every request of Alliance shareholders for cash can be met since this is dependent upon the overall requests for cash and the need to maintain the overall ratio of at least 75% stock and up to 25% cash for the total merger consideration paid to Alliance shareholders.

Q:	HOW DO I ELECT TO RECEIVE STOCK OR CASH?

A:	Your election as to the form of merger consideration will be made through an election form. That form is not included with these materials. However, after the merger is approved, you will receive an election form which will include a letter from Joseph H. Rossi, President and Chief Executive Officer of Alliance. The letter will describe your election options with respect to the merger consideration and the election form will allow you to provide instructions on your election choice. That form is required to be returned no later than [January , 2004], in order to have your election requests considered.

Q:	WHAT HAPPENS IF I DON’T MAKE A STOCK OR CASH ELECTION?

A:	If you make no election as between NewAlliance Bancshares common stock or cash as your merger consideration, you will receive NewAlliance Bancshares common stock.

Q:	WHOM SHOULD I CALL WITH QUESTIONS?

A:	You should direct any questions regarding the special meeting of shareholders or the merger to Karen Ouimet-Matusek at (860) 870-3302. The final allocation of cash and shares of NewAlliance Bancshares common stock will not be known until immediately prior to the conclusion of the merger, which is expected to be in January, 2004.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

•	statements of New Haven Savings Bank’s and our goals, intentions, and expectations;

•	statements regarding New Haven Savings Bank’s and our business plans and prospects and growth and operating strategies;

•	statements regarding the asset quality of New Haven Savings Bank’s and our loan and investment portfolios; and

•	estimates of New Haven Savings Bank’s and our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	New Haven Savings Bank’s ability to integrate successfully the Alliance merger and the acquisition it proposes to make of Connecticut Bancshares, Inc. and its bank subsidiary, The Savings Bank of Manchester;

•	New Haven Savings Bank’s ability to capitalize on growth opportunities;

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce New Haven Savings Bank’s and our margins or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in New Haven Savings Bank’s and our market areas, that are worse than expected;

•	adverse changes in the securities markets;

•	legislative or regulatory changes that adversely affect New Haven Savings Bank’s and our banking business;

•	changes in consumer spending, borrowing and saving habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Public Company Accounting Oversight Board; and

•	changes in New Haven Savings Bank’s and our organization, compensation and benefit plans.

Because of these and other uncertainties, New Haven Savings Bank’s and our actual future results may be materially different from the results indicated by these forward-looking statements. We discuss these uncertainties and others in “RISK FACTORS” on page 28.

SUMMARY

This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which we refer you before you decide how to vote with respect to the merger agreement. In addition, we incorporate by reference important business and financial information about Alliance Bancorp of New England, Inc. into this document. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” on the inside front cover of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Merger.

Alliance will be merged into NewAlliance Bancshares, which will be the resulting entity. At the same time, Tolland Bank will be merged into New Haven Savings Bank, which will be the resulting entity. NewAlliance Bancshares will then be a holding company with one banking subsidiary, New Haven Savings Bank. The merger agreement is attached to this document as Appendix A. We encourage you to read this agreement carefully, as it is the legal document that governs the merger of Alliance with and into NewAlliance Bancshares.

The Parties to the Merger.

NewAlliance Bancshares, Inc.

New Haven Savings Bank

Alliance Bancorp of New England, Inc.

Tolland Bank

NewAlliance Bancshares, headquartered in New Haven, Connecticut, is the proposed bank holding company for New Haven Savings Bank. New Haven Savings Bank operates 36 branches, ATMs, 24-hour phone access and online banking. Its offices are located in New Haven and Middlesex Counties. As of June 30, 2003, New Haven Savings Bank had assets of $2.4 billion and deposits of $1.8 billion.

On July 15, 2003, the Board of Directors of New Haven Savings Bank adopted a plan of conversion and reorganization to convert New Haven Savings Bank from mutual to stock form. The plan of conversion was amended on September 23, 2003. In connection with this mutual to stock conversion, the shares of common stock representing the ownership interest in NewAlliance Bancshares are being sold to depositors of New Haven Savings Bank and the public.

NewAlliance Bancshares will issue shares in the Alliance merger immediately upon completion of the stock offering it is undertaking in connection with the mutual to stock conversion of New Haven Savings Bank. Alliance shareholders who elect to receive common stock will receive common stock in NewAlliance Bancshares, which will own 100% of the shares of the converted New Haven Savings Bank upon its conversion to stock form. Upon completion of its conversion, New Haven Savings Bank intends to change its name to NewAlliance Bank.

In a related but independent transaction, NewAlliance Bancshares intends to acquire Connecticut Bancshares, Inc. and its bank subsidiary, The Savings Bank of Manchester at the same time as the completion of its offering and the merger with Alliance. NewAlliance Bancshares proposes to pay cash only for its acquisition of Connecticut Bancshares.

The principal executive office of NewAlliance Bancshares is located at 195 Church Street, New Haven, Connecticut 06510. Its telephone number at this address is (203) 787-1111.

Alliance Bancorp of New England (see page     ).

Alliance is the stock holding company of Tolland Bank, headquartered in Vernon, Connecticut. Tolland Bank operates eight branch offices in Tolland County and one in Hartford County. As of June 30, 2003, Alliance had assets of $429 million, deposits of $336 million and shareholders’ equity of $30 million. Our principal executive office is located at 348 Hartford Turnpike, Vernon, Connecticut 06066, and our telephone number is (860) 875-2500.

What Alliance Shareholders Will Receive In the Merger (see page     ).

You will be offered the opportunity to elect to receive the $25.00 per share merger consideration in the form of shares of either (i) NewAlliance Bancshares common stock, at the $10.00 per share price at which shares are being sold in

NewAlliance Bancshares’ conversion stock offering, or (ii) $25.00 in cash. Shareholders will not be permitted to elect to blend cash and stock. For example, if a shareholder elects to receive the $25.00 merger consideration in the form of NewAlliance Bancshares common stock, each share of Alliance common stock will be converted into the right to receive two and one-half (2.5) shares of NewAlliance Bancshares common stock at the $10.00 offering price for NewAlliance Bancshares shares. The $25.00 value per share value will increase by $0.01 each day the completion of the merger is delayed after March 31, 2004.

However, because the merger agreement provides that at least 75% of the total consideration to all Alliance shareholders shall be in NewAlliance Bancshares stock, if you elect to receive cash, your request for cash may be reduced by the same percent as all other cash requests by Alliance shareholders. Accordingly, you may actually receive a combination of cash and shares of NewAlliance Bancshares common stock for your Alliance shares if the elections for cash made by other Alliance shareholders would result in more than 25% of the total consideration to Alliance shareholders being cash. If you elect to receive stock, you will receive all NewAlliance Bancshares stock for your shares of Alliance stock.

Any shares of NewAlliance Bancshares common stock to be issued in the merger will be issued immediately following completion of the mutual to stock conversion and related stock offering of NewAlliance Bancshares. However, the merger is not contingent upon the completion by New Haven Savings Bank of the mutual to stock conversion. While we expect the successful completion of the New Haven Savings Bank conversion, the Merger Agreement provides that if by August 16, 2004 the transaction has not been completed because New Haven Savings Bank has not obtained certain regulatory approvals required for its conversion and the merger, or if by that date New Haven Savings Bank has notified Alliance that New Haven Savings Bank is unwilling to complete its conversion, Alliance obtains certain rights. First, Alliance may utilize a one-time election to convert the merger consideration to $30.00 per share, payable in all cash instead of NewAlliance Bancshares stock or cash. Alternatively, if Alliance is not the cause of New Haven Savings Bank’s inability to obtain the required approval, Alliance may elect to terminate the merger and receive the $3 million termination fee from New Haven Savings Bank.

Election of Stock or Cash Consideration (see page     ).

So that you can make an election, we will send you a form that you may use to indicate whether your preference is to receive NewAlliance Bancshares common stock or cash. During the time between when the election is made and the merger is completed, Alliance shareholders will be unable to sell their Alliance stock. If you do not make an election of either NewAlliance Bancshares stock and cash for your merger consideration, or if your election is not timely, you will receive NewAlliance Bancshares common stock.

No Fractional Shares (see page     ).

No fractional shares of NewAlliance Bancshares stock will be issued in the merger. Instead of fractional shares, NewAlliance Bancshares shareholders will receive an amount of cash based on the $10.00 per share price at which shares of NewAlliance Bancshares common stock are sold in the conversion and related stock offering.

Material Federal Income Tax Consequences of the Merger (see page     ).

NewAlliance Bancshares and Alliance will not be required to complete the merger unless they receive legal opinions to the effect that the merger will qualify as a reorganization for United States federal income tax purposes.

We expect that, for United States federal income tax purposes, you generally will not recognize any gain or loss with respect to your shares of Alliance common stock to the extent you receive only shares of NewAlliance Bancshares common stock in the merger, except with respect to any cash received in lieu of a fractional share interest in NewAlliance Bancshares common stock.

If you receive cash in exchange for any of your shares of Alliance common stock, you will generally recognize gain or loss with respect to the excess of the cash and value of NewAlliance Bancshares common stock you receive over your basis in the Alliance common stock you exchanged.

You should read “THE MERGER OF ALLIANCE INTO NEWALLIANCE BANCSHARES AND THE MERGER AGREEMENT—Tax Aspects Of The Conversion And The Acquisitions” starting on page      for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to fully understand the tax consequences of the merger to you.

The Board of Directors Recommends Shareholder Approval (see page     ).

The board of directors of Alliance believes that the merger presents an opportunity to merge with a Connecticut community financial institution that will have significantly greater financial strength and earnings power than Alliance would have on its own, as well as the added scale necessary to assume and solidify leadership positions in key business lines.

As a result, Alliance’s board of directors approved the merger agreement. Alliance’s board of directors after careful review, consultation with its outside financial advisor, and receipt of a written opinion as to the fairness of the transaction from a financial point of view, believes that the merger and the merger agreement are fair to Alliance shareholders and in the best interests of Alliance and its shareholders and unanimously recommends that you vote “FOR” adoption of the merger agreement. Each of the directors of Alliance intends to vote “FOR” the adoption of the merger agreement.

Opinion of Our Financial Advisor (see page     ).

In connection with the merger, the board of directors of Alliance received the written opinion from Alliance’s financial advisor, Friedman Billings Ramsey & Co., Inc., as to the fairness, from a financial point of view, of the consideration to be received in the merger by holders of Alliance common stock. The full text of the opinion of Friedman Billings Ramsey & Co., Inc., dated the date of this document, is included in this document as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations of the review undertaken by Friedman Billings. The opinion of Friedman Billings is directed to Alliance’s Board of Directors and does not constitute recommendations to you or any other shareholder as to how to vote with respect to the merger, the form of consideration to be elected in the merger, or any other matter relating to the proposed transaction. Friedman Billings will receive a fee for its services, including rendering the fairness opinion, in connection with the merger, a significant portion of which is contingent upon consummation of the merger.

Special Meeting of Shareholders of Alliance (see page     ).

Alliance will hold a Special Meeting of its shareholders on             , December     , 2003, at 10:00 a.m., Eastern Standard time, at The Colony, Route 83, Talcottville, Vernon, CT 06066. At the Special Meeting, you will be asked to vote to approve the merger agreement.

You may vote at the Special Meeting if you owned shares of Alliance common stock at the close of business on the record date,      , 2003. On that date, there were              shares of Alliance common stock outstanding and entitled to vote at the Special Meeting. You may cast one vote for each share of Alliance common stock you owned on the record date.

Even if you expect to attend the Special Meeting, we recommend that you promptly complete and return your proxy card in the enclosed return envelope or follow the instructions on the card regarding telephone or internet voting.

Shareholder Vote Required (see page     ).

Approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Alliance common stock issued and outstanding on the record date. Accordingly, a failure to vote or an abstention will have the same effect as a vote against the merger.

Dissenters’ Rights of Appraisal (see page     ).

Under Delaware law, holders of Alliance common stock who do not vote in favor of the merger may have the right to exercise dissenter’s rights and obtain an appraisal of the value of their shares of Alliance common stock in connection with the merger. To perfect appraisal rights, an Alliance shareholder must not vote for the approval of the merger agreement and must strictly comply with all of the procedures required by Delaware law. These procedures are described more fully beginning on page     .

We have included as Appendix C to this document a copy of Delaware General Corporation Law—Section 262—Appraisal Rights.

Security Ownership of Certain Beneficial Owners and Management (see page     ).

As of the record date, directors and executive officers of Alliance beneficially owned 570,134 shares of Alliance entitled to vote at the Special Meeting. This represents approximately 21.4% of the total votes entitled to be cast at the special meeting. Alliance expects that these individuals will vote FOR approval of the merger agreement.

Interests of Alliance’s Executive Officers and Directors in the Merger (see page     ).

In considering the recommendation of the board of directors of Alliance to approve the merger you should be aware that executive officers and directors of Alliance have employment and other compensation agreements or plans that give them interests in the merger that are somewhat different from, or in addition to, their interests as shareholders.

Regulatory Approvals Required For the Merger (see page     ).

We cannot complete the merger without the prior approval of the Connecticut Banking Commissioner, the Federal Deposit Insurance Corporation and the Federal Reserve Bank of Boston. New Haven Savings Bank is in the process of seeking these approvals. While we do not know of any reason why New Haven Savings Bank would not be able to obtain the necessary approvals in a timely manner, we cannot assure you that the approvals of the merger will be granted or what the timing may be.

Conditions to the Merger (see page     ).

Completion of the merger depends on a number of conditions being satisfied or waived, including the following:

•	Alliance shareholders must have approved the merger agreement;

•	The conversion must have been completed, unless Alliance shall have elected to convert the merger consideration to all cash;

•	Compliance with or satisfaction of all representations, warranties and agreements in the merger agreement, unless waived by the other party;

•	Filing of a certificate of merger with the Delaware Secretary of State with respect to the merger of Alliance with and into NewAlliance Bancshares;

•	The absence of any order, decree or injunction of a court or agency, restricting or making consummation of the acquisition illegal;

•	The accuracy in all material respects as of July 15, 2003, and as of the date of the completion of the merger, of the representations and warranties of each party except:

•	As to any representation or warranty which specifically relates to an earlier date; or

•	(Subject to certain exceptions) any inaccuracies in the representations and warranties shall not prevent the satisfaction of this condition unless the cumulative effect of all such inaccuracies, taken in the aggregate, represent a material adverse change to the financial condition, results of operations or business of the affected party or materially impairs the ability of the affected party to consummate the acquisition or any of the transactions contemplated by the merger agreement;

•	There must be no statute, rule, regulation, order, injunction or decree in existence which prohibits or makes completion of the merger illegal;

•	No stop order suspending the effectiveness of the registration statement of which this document is a part shall have been issued or proceedings for that purpose shall have been initiated or threatened by the SEC;

•	The shares of NewAlliance Bancshares common stock to be issued to Alliance shareholders in the merger must be approved for listing on the Nasdaq National Market;

•	Since July 15, 2003, neither NewAlliance Bancshares nor Alliance has suffered a material adverse effect; and

•	Both NewAlliance Bancshares and Alliance must have received a legal opinion that the merger will qualify as a reorganization under United States federal income tax laws.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or whether or not the merger will be completed.

Termination of the Merger Agreement (see page     ).

New Haven Savings Bank and Alliance may terminate the merger agreement by mutual consent. Either New Haven Savings Bank or Alliance may also terminate the merger agreement unilaterally if any of the several conditions described below occur.

•	By either New Haven Savings Bank or Alliance in the event of:

•	Failure of Alliance’s shareholders to approve the merger agreement after a vote taken thereon at a meeting called for such purpose;

•	A material breach by the other party of any material covenant or undertaking if such breach would have a material adverse effect on the financial condition, results of operation or business of the party or materially impairs the ability of the other party to consummate the acquisition or any transactions contemplated by the merger agreement and such breach has not been timely cured after notice;

•	Any material breach of any representation or warranty of the other party if such breach would have a material adverse effect on the financial condition, results of the operation or business of the party or materially impairs the ability of the other party to consummate the acquisition or any transactions contemplated by the merger agreement and such breach has not been timely cured after notice;

•	If any approval, consent or waiver of a governmental authority required to permit consummation of the merger, the conversion or the other transactions contemplated by the merger agreement has been denied or any governmental authority of competent jurisdiction has issued a final unappealable order prohibiting completion of the merger, the conversion or other transactions contemplated by the merger agreement; or

•	The merger is not completed by December 31, 2004, provided that this right to terminate shall not be available to any party whose failure to perform an obligation in accordance with the merger agreement resulted in the acquisition not being completed by this date;

•	By New Haven Savings Bank in the event:

•	The board of directors of Alliance fails to call, give notice of, convene and hold a meeting of its shareholders to consider and vote upon the approval of the merger agreement or has failed, prior to holding the meeting of Alliance’s shareholders to consider the merger agreement, to recommend approval of the merger agreement or has modified or changed its recommendation in a manner adverse to New Haven Savings Bank;

•	Alliance has failed, prior to holding the meeting of Alliance’s shareholders to consider the merger agreement, to comply with its agreement not to solicit a competing acquisition transaction; or

•	A tender or exchange offer for 25% or more of the outstanding shares of common stock of Alliance is started and the board of directors of Alliance either recommends the Alliance’s shareholders tender their shares or fails to recommend that its shareholders reject such tender offer or exchange offer within specified time frames; and

•	By Alliance in the event:

•

Alliance has, prior to holding the meeting of Alliance’s shareholders to consider and approve the merger agreement, notified New Haven Savings Bank that it intends to enter into an acquisition agreement with another entity with respect to a superior proposal; provided, however, that Alliance may only terminate the merger agreement under this provision in the event that Alliance has provided written notice of such superior proposal to New Haven Savings Bank and New Haven Savings Bank has not within five business days submitted a proposal to Alliance that New Haven Savings Bank’s Board of Directors believes is at least equal to the superior proposal.

Termination Fee (see page     ).

The Merger Agreement requires Alliance to pay a termination fee of $3.0 million to NewAlliance Bancshares if the merger agreement is terminated under a number of specified circumstances. There is a comparable provision for the payment of a $3.0 million termination fee by NewAlliance Bancshares to Alliance.

The New Haven Savings Bank Conversion And Related Stock Offering by NewAlliance Bancshares (see page     ).

NewAlliance Bancshares will issue shares in the Alliance merger immediately upon completion of the stock offering it is undertaking in connection with the mutual to stock conversion of New Haven Savings Bank. Alliance shareholders who receive common stock will receive common stock in NewAlliance Bancshares following the conversion of New Haven Savings Bank. The following sections contain a summary of the conversion and related stock offering involving NewAlliance Bancshares.

Reasons for the New Haven Savings Bank Conversion (see page     ).

New Haven Savings Bank intends to convert from the mutual to a public stock form of ownership, consistent with its growth strategy. New Haven Savings Bank believes that its conversion, and the increased capital resources that will result from its sale of common stock, will provide it with the ability to:

•	finance the proposed acquisitions of Connecticut Bancshares and Alliance;

•	expand its lending and deposit gathering activities with broader distribution outlets throughout Connecticut;

•	structure and finance further expansion and diversification of its operations, including the potential acquisitions of other financial institutions and/or funding of de novo branching activities;

•	improve its overall competitive and market share positions;

•	manage its capital position effectively through the ability to pay dividends and repurchase shares of its common stock; and

•	raise additional capital in the future.

Terms Of The NewAlliance Bancshares Offering

NewAlliance Bancshares is offering between 55,250,000 and 74,750,000 shares of common stock of NewAlliance Bancshares for sale to the public. The subscription offering is made to New Haven Savings Bank’s eligible depositors, its employee stock ownership plan and its officers, directors, employees and corporators. Shares not sold to these persons may be made available to the public in a direct community offering. The maximum number of shares that NewAlliance Bancshares sells in the offering may increase by up to 15%, to 85,962,500 shares, as a result of regulatory considerations, demand for the shares in the offering, or positive changes in financial markets in general and with respect to financial institution stocks in particular. In addition, NewAlliance Bancshares will contribute 3,000,000 shares of common stock to a new charitable foundation established by New Haven Savings Bank, the NewAlliance Foundation. The New Haven Savings Bank employee stock ownership plan is authorized to purchase up to 5% of the shares issued in the offering. For example, the New Haven Savings Bank employee stock ownership plan may purchase 2,912,500 and 3,887,500 shares of common stock, respectively, at the minimum and maximum of the offering range. The New Haven Savings Bank employee stock ownership plan may purchase shares in the open market after the conversion so that it owns up to 7% of NewAlliance Bancshares’ outstanding common stock after the conversion is completed excluding stock issued to Alliance shareholders.

The offering price is $10.00 per share. All investors will pay the same purchase price per share of common stock in the offering. No commission will be charged to purchasers in the offering. Ryan Beck & Co., Inc., NewAlliance Bancshares’ financial and marketing advisor in connection with the conversion, will use its best efforts to assist in selling the stock. Ryan Beck is not obligated to purchase any shares in the offering.

How NewAlliance Bancshares Determined The Offering Range And The $10.00 Price Per Share.

The amount of common stock NewAlliance Bancshares is offering is based on an independent appraisal of the estimated market value of NewAlliance Bancshares, assuming the conversion, offering and acquisitions are completed. RP Financial, LC., NewAlliance Bancshares’ independent appraiser, has estimated that, as of June 30, 2003, this market value ranged from $552.5 million to $747.5 million, with a midpoint of $650.0 million. Based on this valuation, and the $10.00 per share price, the number of shares of common stock being offered for sale by NewAlliance Bancshares will range from 55,250,000 shares to 74,750,000 shares. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.

The appraisal was based in part on NewAlliance Bancshares’ financial condition and results of operations, the effect of the additional capital raised by the sale of shares of common stock in the offering, the acquisitions of Alliance and Connecticut Bancshares, and an analysis of a peer group of 12 publicly traded savings bank and thrift holding companies that RP Financial considered comparable to NewAlliance Bancshares.

The following table presents a summary of selected pricing ratios for the peer group companies and the pricing ratios for NewAlliance Bancshares. The estimated appraised value and the resulting premium/discount took into consideration the potential financial impact of the conversion, the contribution to NewAlliance Foundation and the proposed acquisitions.

	Pro forma price to earnings multiple	Pro forma price to tangible book value ratio
NewAlliance Bancshares (pro forma data as of June 30, 2003)
Adjusted maximum	22.7x	130.0%
Maximum	19.2x	132.6%
Midpoint	16.7x	135.7%
Minimum	15.6x	139.7%

Valuation of peer group companies as of September 19, 2003
Averages	16.8x	193.3%

The independent appraisal does not indicate market value. Do not assume or expect that the valuation of NewAlliance Bancshares as indicated above means that the common stock will trade at or above the $10.00 purchase price after the conversion.

The independent appraisal will be updated prior to the completion of the conversion. Any changes to the appraisal would be subject to regulatory approval. The estimated pro forma market value of NewAlliance Bancshares may be increased over the maximum level of $747.5 million by up to 15%, to up to $859.6 million. If this occurs, the maximum number of shares to be sold will increase. See “PRO FORMA DATA” on page     .

NewAlliance Bancshares’ Proposed Acquisition of Connecticut Bancshares, Inc. (see page     ).

On July 15, 2003, at the time New Haven Savings Bank adopted its plan of conversion, New Haven Savings Bank entered into an agreement to acquire Connecticut Bancshares, the holding company of Savings Bank of Manchester. As of June 30, 2003, Connecticut Bancshares had assets of $2.6 billion, deposits of $1.6 billion and stockholders’ equity of $249.5 million. Connecticut Bancshares reported net income of $25.9 million for the year ended December 31, 2002 and $14.8 million for the six months ended June 30, 2003.

Connecticut Bancshares will merge with and into NewAlliance Bancshares, and Savings Bank of Manchester will merge with and into New Haven Savings Bank. Connecticut Bancshares and Savings Bank of Manchester will cease to exist as separate entities. Each share of Connecticut Bancshares common stock, and each option to purchase Connecticut Bancshares common stock, will automatically convert into the right to receive $52.00 in cash. It is expected that the aggregate purchase price of the transaction will be approximately $603.1 million. If the closing of the acquisition is delayed beyond March 31, 2004 the acquisition price will be increased by the amount that Connecticut Bancshares’ net income exceeds dividends paid after that date.

The Connecticut Bancshares acquisition by NewAlliance Bancshares is expected to close at the same time as the conversion, the offering and the closing of the Alliance merger. The Connecticut Bancshares acquisition is subject to approvals by Connecticut Bancshares’ shareholders at a meeting scheduled to be held on December     , 2003, and by the Connecticut Banking Commissioner, the FDIC and the Federal Reserve Board. We anticipate the conversion, the offering, the acquisition of Connecticut Bancshares and the Alliance merger will be completed during January 2004. The Connecticut Bancshares acquisition is conditioned upon the completion of New Haven Savings Bank’s conversion and the NewAlliance Bancshares offering. If the conversion is not completed by October 15, 2004, New Haven Savings Bank may be required to pay a $30.0 million cash payment to Connecticut Bancshares. New Haven Savings Bank anticipates completing the conversion only after all conditions to the conversion are satisfied and conditions to the Connecticut Bancshares acquisition have been satisfied or waived. If the Connecticut Bancshares acquisition is terminated, New Haven Savings Bank would review its alternatives before determining whether to complete the offering and conversion. In the event New Haven Savings Bank elects not to proceed with the conversion, the merger with Alliance would still proceed subject to Alliance’s right to convert the merger consideration, as discussed on page     . Unless otherwise indicated, all pro forma data presented in this prospectus which reflect consummation of the conversion also reflect consummation of the Connecticut Bancshares acquisition.

NewAlliance Bancshares’ Business Strategy (see page     ).

NewAlliance Bancshares will be the holding company for New Haven Savings Bank after its conversion and mergers with Savings Bank of Manchester and Tolland Bank. As a result of the mergers, New Haven Savings Bank will be a larger, more diversified, well-capitalized community savings bank with a management and operating structure that will draw from the business strategies currently being used at New Haven Savings Bank, Savings Bank of Manchester and Tolland Bank. NewAlliance Bancshares believes that the proposed acquisitions offer unique operating and strategic benefits. The business strategy of NewAlliance Bancshares is to enhance profitability and strengthen New Haven Savings Bank’s position as a leading Connecticut-based community bank by:

•	continuing its commitment to the communities it serves by maintaining its high level of customer service and continuing economic support through its current charitable foundation and the proposed NewAlliance Foundation;

•	expanding its retail and business banking franchises through acquisitions and de novo branching;

•	promoting the growth of its core deposits, such as checking and savings accounts;

•	increasing its loan portfolio and, in particular, commercial real estate, commercial business and home equity loans;

•	reducing its reliance on net interest income by increasing fee income from a variety of products and services, such as investment advisory services, insurance products and trust services;

•	expanding and strengthening its customer base by offering new products and services;

•	improving efficiency and profitability;

•	managing credit risk to maintain its favorable asset quality reflected primarily by a low level of non-performing assets, low charge-offs and adequacy of loan loss reserves; and

•	managing its interest rate risk by maintaining an acceptable balance between maximizing potential returns and limiting exposure to changing interest rates.

How NewAlliance Bancshares will Use the Proceeds From Its Conversion Offering (see page     ).

Assuming NewAlliance Bancshares sells 65,000,000 shares or $650.0 million in the offering, it intends to use approximately $603.1 million of the net proceeds for the purchase all the outstanding shares of Connecticut Bancshares common stock and each option to purchase Connecticut Bancshares common stock and up to $18 million for Alliance stock in the Alliance merger to the extent that Alliance shareholders elect to receive cash rather than NewAlliance Bancshares common stock. At the minimum of the offering range, 55,250,000 shares or $552.5 million, the proceeds would be insufficient to fund the purchase of Connecticut Bancshares common stock and the cash portion, if any, required for the Alliance common stock. In that case, the source of additional cash required at closing is expected to be paid by NewAlliance Bancshares from funds of Alliance and Connecticut Bancshares, from dividends from their former subsidiaries and/or from a third party loan. Offering proceeds may also be used to fund the purchase of shares by the New Haven Savings Bank employee stock ownership plan.

Expiration Of The NewAlliance Bancshares Offering.

The NewAlliance Bancshares subscription offering will expire at 10:00 a.m., New York time, on                     , 200    . NewAlliance Bancshares expects that the direct community offering will also expire at that time. NewAlliance Bancshares may extend this expiration date without notice to subscribers until                     , 2004, unless the Connecticut Banking Commissioner and the FDIC approve a later date.

Benefits to NewAlliance Bancshares Management and Potential Dilution to Shareholders Resulting from the Conversion.

In order to align the interests of employees, officers and directors of New Haven Savings Bank and NewAlliance Bancshares more closely to shareholders’ interests, NewAlliance Bancshares and New Haven Savings Bank intend to establish certain benefit plans that use NewAlliance Bancshares common stock as compensation. Accordingly, New Haven Savings Bank and NewAlliance Bancshares are adopting new benefit plans for their officers and employees at no cost to them, including an employee stock ownership plan. They also plan to adopt a stock option plan and a recognition and retention plan no earlier than six months following the conversion, subject to shareholder approval. They also plan to enter into employment and change of control agreements with certain of their senior executive officers, including their Chairman, President and Chief Executive Officer. Most of these officers have existing employment agreements and incentive benefit plans. The new benefit plans will increase future compensation costs of NewAlliance Bancshares, thereby reducing its earnings, and its new employment agreements and change in control agreements may make it more expensive to acquire NewAlliance Bancshares. Additionally, shareholders will experience a reduction in ownership interest if newly issued shares are used to fund stock options and the recognition and retention plan. See “RISK FACTORS—New Haven Savings Bank’s Stock Benefit Plans Will Increase Its Costs, Which Will Reduce Its Income And Shareholders’ Equity” on page     , and “MANAGEMENT OF NEWALLIANCE BANCSHARES AND NEW HAVEN SAVINGS BANK—Future Benefit Plans” on page     .

The following table summarizes the benefits that directors, officers and employees of NewAlliance Bancshares and New Haven Savings Bank may receive as a result of the conversion, at the midpoint of the offering range:

Plan	Individuals Eligible to Receive Awards	% of Shares Issued (1)	Number of Shares Based on Midpoint of Offering Range	Value of Shares Based on Midpoint of Offering Range
Employee stock ownership plan	Employees	7.0%	4,760,000	$47,600,000
Recognition and retention plan	Directors and officers	4.0%	2,720,000	$27,200,000
Stock option plan	Directors and employees	10%	6,800,000	—	(2)

(1)	Reflects the number of shares in the respective plan as a percentage of total issued and outstanding shares immediately subsequent to the conversion including shares issued in the conversion offering at the mid-point of the offering range and shares contributed to the NewAlliance Foundation.
(2)	Stock options will be granted with a per share exercise price at least equal to the market price of our common stock on the date of grant. The value of a stock option will depend upon increases, if any, in the price of our stock during the life of the stock option.

NewAlliance Bancshares’ Policy Regarding Dividends.

Upon completion of the conversion, NewAlliance Bancshares’ Board of Directors will have the authority to declare dividends on its common stock, subject to statutory and regulatory requirements. NewAlliance Bancshares’ Board of

Directors intends to adopt a policy of paying regular cash dividends after the conversion, but has not decided the exact amount or range of amounts that may be paid, when the payments may begin or the frequency of any payments. NewAlliance Bancshares cannot assure you that it will pay dividends or, if paid, what the amounts of dividends will be, or whether such dividends will be paid in the future. Declaration of dividends by the NewAlliance Bancshares Board will depend upon a number of factors, including capital requirements, regulatory limitations, its operating results and financial condition and general economic conditions. See “NEWALLIANCE BANCSHARES’ POLICY REGARDING DIVIDENDS” on page     .

Tax Consequences of the Conversion.

The conversion will not be a taxable transaction, for purposes of federal or state income taxes, to NewAlliance Bancshares or New Haven Savings Bank.

Conditions to Completion of the Conversion (see page     ).

NewAlliance Bancshares cannot complete its conversion and related offering unless:

•	It issues at least the minimum number of shares of common stock offered;

•	It receives the approval of the Connecticut Banking Commissioner and non-objection from the FDIC to complete the conversion and offering;

•	It receives approval from the Federal Reserve Board for NewAlliance Bancshares to become a bank holding company and own 100% of New Haven Savings Bank’s stock; and

•	It completes the conversion by July 15, 2005.

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF NEW HAVEN SAVINGS BANK

The following tables contain certain information concerning the financial position and results of operations of New Haven Savings Bank at the dates and for the periods indicated. This information should be read in conjunction with the Consolidated Financial Statements and Management’s Discussion and Analysis of New Haven Savings Bank included in this prospectus. New Haven Savings Bank has changed its fiscal year end to December 31 effective December 31, 2003. The selected financial data and selected operating data of New Haven Savings Bank as of March 31, 2003 and 2002 and for the years then ended have been derived from New Haven Savings Bank’s consolidated financial statements which have been audited by PricewaterhouseCoopers LLP, independent accountants. See “EXPERTS” on page     . See Note 1 of New Haven Savings Bank’s Notes to Consolidated Financial Statements for a discussion of the basis of the presentation and significant accounting policies of the consolidated financial information set forth below.

New Haven Savings Bank’s consolidated financial statements for the year ended March 31, 2001 and for earlier years were audited by Arthur Andersen LLP. Because Arthur Andersen has ceased accounting and auditing operations, New Haven Savings Bank is unable to obtain written consent of Arthur Andersen to incorporate their report in this prospectus. Because Arthur Andersen has not consented to incorporating their report in this prospectus, investors will not be able to recover against Arthur Andersen in connection with the use of their report. In addition, the ability of Arthur Andersen to satisfy any claims (including claims arising from its provision of auditing and other services to New Haven Savings Bank) is limited as a result of the diminished amount of assets of Arthur Andersen that are now or may in the future be available to satisfy claims. See “RISK FACTORS—Risks Related to Prior Auditors” on page     .

	At June 30,		At March 31,
	2003	2002	2003	2002	2001	2000	1999
	(1)	(1)	(In thousands)
Selected Financial Data:
Total assets	$2,447,922	$2,343,080	$2,393,502	$2,260,561	$2,169,752	$2,084,236	$2,056,499
Loans(2)	1,206,553	1,189,301	1,177,858	1,168,566	1,114,745	1,137,400	1,220,670
Allowance for loan losses	18,582	20,654	18,932	20,805	23,290	23,571	24,124
Mortgage-backed securities:
Available for sale	825,288	683,673	767,855	596,181	516,537	487,073	418,448
Investment securities:
Available for sale	297,756	355,147	331,555	378,658	326,271	271,873	285,386
Held to maturity	350	945	350	945	101,584	92,613	50,931
Deposits	1,818,761	1,788,407	1,809,257	1,738,155	1,673,365	1,645,743	1,621,807
FHLB Advances and other borrowing	182,415	122,728	141,501	117,466	114,450	93,041	110,697
Total equity	402,117	384,446	396,150	373,099	349,926	317,437	292,106
Other real estate owned, net	927	66	66	—	569	321	135
Nonperforming loans(3)	3,675	12,448	3,922	11,220	6,129	7,525	11,397
Nonperforming assets(4)	4,602	12,514	3,988	11,220	6,698	7,846	11,532

	For the Three Months Ended June 30,		For the Years Ended March 31,
	2003	2002	2003	2002	2001	2000	1999
	(1)	(1)	(In thousands)
Selected Operating Data:
Interest and dividend income	$26,220	$31,020	$116,812	$131,939	$150,096	$139,070	$138,742
Interest expense	7,515	11,273	39,617	57,080	71,682	65,275	67,068

Net interest income before provision for loan losses	18,705	19,747	77,195	74,859	78,414	73,795	71,674
Provision for loan losses	—	—	—	—	—	—	200

Net interest income after provision for loan losses	18,705	19,747	77,195	74,859	78,414	73,795	71,474
Non-interest income:
Service charges and fees	2,376	2,656	10,583	8,864	7,627	6,541	6,917
Trust income	550	463	1,857	2,043	1,975	1,929	1,002
Rental income	797	648	2,695	2,471	2,010	1,931	1,894
Net (loss) gain on limited partnerships	(512)	—	(2,529)	231	(118)	(127)	(73)
Net gain (loss) on sale/contribution of securities(5)	—	—	3,851	(3,701)	1,857	4,804	2,449
Other	351	467	2,150	2,311	1,279	2,474	1,976
Total non-interest expense	14,169	14,155	59,564	52,400	49,495	44,287	42,391

Income before provision for income taxes	8,098	9,826	36,238	34,678	43,549	47,060	43,248
Provision for income taxes	2,786	3,351	12,361	11,748	14,926	14,348	14,923

Net income	$5,312	$6,475	$23,877	$22,930	$28,623	$32,712	$28,325

	At June 30,		At March 31,
	2003	2002	2003	2002	2001	2000	1999
Selected Other Data:
Number of:
Mortgage loans outstanding	6,759	7,446	6,880	7,545	8,243	8,971	9,901
Deposit accounts	137,916	142,565	140,003	141,646	143,586	144,597	144,811
Offices	36	36	36	36	35	33	32

	At or For the Three Months Ended June 30,		At or For the Years Ended March 31,
	2003	2002	2003	2002	2001	2000	1999
	(1)	(1)
Selected Operating Ratios and Other Data(6):
Performance Ratios:
Average yield on interest-earning assets	4.58%	5.66%	5.22%	6.29%	7.42%	7.02%	7.27%
Average rate paid on interest-bearing liabilities	1.67	2.59	2.23	3.41	4.38	3.97	4.15
Interest rate spread(7)	2.91	3.07	2.99	2.88	3.04	3.05	3.12
Net interest margin(8)(9)	3.27	3.61	3.45	3.57	3.88	3.73	3.76
Ratio of interest-bearing assets to interest-bearing liabilities	126.86	125.90	125.79	125.39	123.42	120.52	118.15
Ratio of net interest income after provision for loan losses to non-interest expense	132.01	139.51	129.60	142.86	158.43	166.63	168.61
Non-interest expense as a percent of average assets	2.36	2.51	2.54	2.38	2.34	2.14	2.18
Return on average assets	0.89	1.15	1.02	1.04	1.35	1.58	1.46
Return on average equity	5.31	7.74	6.35	6.31	8.58	10.80	12.64
Ratio of average equity to average assets	16.67	14.82	16.04	16.47	15.76	14.64	11.55
Efficiency ratio(10)	63.26	58.19	63.18	55.67	49.90	49.39	44.24

Regulatory Capital Ratios:
Leverage capital ratio	16.56	16.59	16.45	16.29	16.09	15.35	13.95
Tier 1 capital to risk-weighted assets	27.82	25.37	27.19	25.14	24.51	24.45	22.49
Total risk-based capital ratio	29.07	26.68	28.44	26.42	25.77	25.71	23.75

Asset Quality Ratios:
Nonperforming loans as a percent of total loans(2)	0.31	1.05	0.33	0.96	0.55	0.66	0.93
Nonperforming assets as a percent of total assets(4)	0.19	0.53	0.17	0.50	0.31	0.38	0.56
Allowance for loan losses as a percent of total loans	1.54	1.74	1.61	1.78	2.09	2.07	1.97
Allowance for loan losses as a percent of non-performing loans	505.63	165.92	482.71	185.43	380.00	313.24	211.67
Net loans charged-off as a percent of average interest-earning assets	0.02	0.01	0.08	0.12	0.01	0.03	0.04

(1)	The data presented at and for the three months ended June 30, 2003 and 2002 were derived from unaudited consolidated financial statements and reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for such interim periods. Interim results at and for the three months ended June 30, 2003 are not necessarily indicative of the results that may be expected for the nine months ending December 31, 2003.
(2)	Loans are stated at their principal amounts outstanding, net of deferred loan fees and costs.
(3)	Nonperforming loans include loans for which the Bank does not accrue interest (nonaccrual loans), loans 90 days past due and still accruing interest, and renegotiated loans due to a weakening in the financial condition of the borrower.
(4)	Nonperforming assets consist of nonperforming loans and other real estate owned. For fiscal year 2001, an investment security of $100,000 was deemed nonperforming but is not included in the total.
(5)	Includes impairment charge of $3.7 million in 2002.
(6)	Performance ratios are based on average daily balances during the periods indicated and are annualized where appropriate. Regulatory Capital Ratios and Asset Quality Ratios are end-of-period ratios.
(7)	Interest rate spread represents the difference between the weighted average yield on average interest-bearing assets and the weighted average cost of average interest-bearing liabilities.
(8)	Net interest margin represents net interest income as a percentage of average interest-earning assets.
(9)	No tax equivalent adjustments were made due to the fact that ratio would not be materially different.
(10)	The efficiency ratio represents the ratio of non-interest expenses, net of OREO expenses, to the sum of net interest income and non-interest income, net of security gains or losses.

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF CONNECTICUT BANCSHARES

The following tables contain certain information concerning the financial position and results of operations of Connecticut Bancshares at the dates and for the periods indicated. This information should be read in conjunction with the Consolidated Financial Statements and Management’s Discussion and Analysis of Connecticut Bancshares included elsewhere in this prospectus. The selected financial data and selected operating data of Connecticut Bancshares as of December 31, 2002 and for the year then ended have been derived from Connecticut Bancshares’ consolidated financial statements which have been audited by Deloitte & Touche LLP, independent auditors. See “EXPERTS” on page     . See Note 1 of Connecticut Bancshares’ Notes to Consolidated Financial Statements for a discussion of the basis of the presentation and significant accounting policies of the consolidated financial information set forth below. Connecticut Bancshares acquired First Federal Savings and Loan Association of East Hartford (“First Federal”) on August 31, 2001. First Federal’s results are included in the amounts below for periods after August 31, 2001 which significantly affects the comparability of period to period results.

Connecticut Bancshares’ consolidated financial statements for the years ended December 31, 2001 and for earlier years were audited by Arthur Andersen LLP. Because Arthur Andersen has ceased accounting and auditing operations, Connecticut Bancshares is unable to obtain written consent of Arthur Andersen to incorporate their report in this prospectus. Because Arthur Andersen has not consented to incorporating their report in this prospectus, investors will not be able to recover against Arthur Andersen in connection with the use of their report. In addition, the ability of Arthur Andersen to satisfy any claims (including claims arising from its provision of auditing and other services to Connecticut Bancshares) is limited as a result of the diminished amount of assets of Arthur Andersen that are now or may in the future be available to satisfy claims. See “RISK FACTORS—Risks Related To Prior Auditors” on page     .

	At June 30,		At December 31,
	2003	2002	2002	2001	2000	1999	1998
	(1)	(1)		(2)
	(In thousands)
Selected Financial Data:
Total assets	$2,618,772	$2,475,512	$2,547,542	$2,446,424	$1,403,311	$1,227,798	$1,108,287
Loans(3)	1,664,524	1,516,825	1,556,739	1,436,371	1,007,458	948,957	817,372
Allowance for loan losses	16,354	15,325	16,172	15,228	11,694	10,617	10,585
Mortgage-backed securities:
Available for sale	471,264	347,881	460,837	408,351	80,223	16,204	12,859
Held to maturity	—	—	—	—	—	25,474	22,742
Other investment securities:
Available for sale(4)	270,543	414,526	380,785	350,183	227,858	165,650	155,292
Held to maturity	—	—	—	—	—	20,586	29,855
Deposits	1,618,688	1,615,514	1,595,979	1,590,938	933,370	906,591	855,117
Short-term borrowed funds and advances from Federal Home Loan Bank	699,625	566,686	654,942	582,535	206,493	179,814	124,545
Stockholders’ equity	249,495	251,073	251,560	235,374	232,539	123,223	112,807
Other real estate owned, net	302	58	—	84	125	604	1,759
Nonperforming loans(5)(13)	2,088	8,824	2,894	7,679	6,921	11,485	1,524
Nonperforming assets(5)(14)	2,390	8,882	2,894	7,763	7,046	12,089	3,283

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2003	2002	2002	2001	2000		1999	1998
	(1)	(1)		(2)
	(In thousands, except per share data)
Selected Operating Data:
Interest and dividend income	$66,287	$70,454	$140,566	$115,387	$95,092		$78,834	$76,858
Interest expense	24,901	31,270	59,908	51,932	43,842		37,374	37,200

Net interest income before provision for loan losses	41,386	39,184	80,658	63,455	51,250		41,460	39,658
Provision for loan losses	675	750	1,500	2,000	1,200		1,100	1,200

Net interest income after provision for loan losses	40,711	38,434	79,158	61,455	50,050		40,360	38,458
Non-interest income:
Service charges and fees	7,259	5,908	12,902	9,556	7,649		5,866	5,448
Increase in cash surrender value of life insurance	1,186	1,192	2,407	1,032	—		—	—
Other than temporary impairment of investment securities	(359)	(270)	(1,493)	(4,076)	—		—	—
Gain on sales of securities, net	1,510	1,052	2,703	481	445		1,372	2,621
Other	1,162	1,337	2,507	2,004	2,175		2,168	4,091
Total non-interest expense	29,350	30,366	59,609	51,313	49,277		36,586	37,092

Income before provision for income taxes	22,119	17,287	38,575	19,139	11,042		13,180	13,526
Provision for income taxes	7,299	5,601	12,626	6,375	3,659		4,426	4,208

Net income	$14,820	$11,686	$25,949	$12,764	$7,383		$8,754	$9,318

Per Share Data(6):
Basic earnings per share	$1.50	$1.25	$2.57	$1.26	$0.59	(7)	N/A	N/A
Diluted earnings per share	1.37	1.08	2.40	1.19	0.59	(7)	N/A	N/A
Dividends declared per share	0.36	0.13	0.43	0.42	—		N/A	N/A
Dividends paid per share	0.36	0.26	0.56	0.29	—		N/A	N/A

	At June 30,		At December 31,
	2003	2002	2002	2001	2000	1999	1998
Selected Other Data:				(2)
Number of:
Mortgage loans outstanding	9,662	9,330	9,295	9,155	6,215	5,926	5,340
Deposit accounts	173,211	184,331	177,608	190,499	129,268	132,217	133,536
Offices	28	28	28	28	23	23	23

	At or For the Six Months Ended June 30,		At or For the Years Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(1)	(1)		(2)
Selected Operating Ratios and Other Data(8):
Performance Ratios:
Average yield on interest-earning assets	5.55%	6.12%	6.05%	6.89%	7.39%	7.22%	7.67%
Average rate paid on interest-bearing liabilities	2.35	3.04	2.88	3.63	4.11	3.81	4.02
Interest rate spread(9)	3.20	3.08	3.17	3.26	3.28	3.41	3.65
Net interest margin(10)(11)	3.46	3.40	3.49	3.81	4.00	3.82	3.98
Ratio of interest-earning assets to interest-bearing liabilities	112.24	111.77	112.28	117.73	121.03	111.92	109.00
Ratio of net interest income after provision for loan losses to non-interest expense	138.71	126.57	132.80	119.76	101.57	110.32	103.68
Non-interest expense as a percent of average assets	2.32	2.50	2.41	2.91	3.65	3.18	3.46
Return on average assets	1.17	0.96	1.05	0.72	0.55	0.76	0.87
Return on average equity	11.71	9.66	10.43	5.50	3.59	7.53	8.71
Ratio of average equity to average assets	10.01	9.95	10.06	13.19	15.24	10.11	9.99
Efficiency ratio(12)	57.40	63.59	60.03	67.39	80.37	73.49	75.27

Regulatory Capital Ratios:
Leverage capital ratio	7.51	7.14	7.57	6.63	12.82	9.10	9.33
Total risk-based capital ratio	12.22	11.64	12.78	10.85	19.63	13.96	13.89

Asset Quality Ratios:
Nonperforming loans as a percentage of total loans(13)	0.13	0.58	0.19	0.53	0.69	1.21	0.19
Nonperforming assets as a percentage of total assets(14)	0.09	0.36	0.11	0.32	0.50	0.98	0.30
Allowance for loan losses as a percentage of total loans	0.98	1.01	1.04	1.06	1.16	1.12	1.30
Allowance for loan losses as a percentage of non-performing loans	783.24	173.67	558.81	198.31	168.96	92.44	694.55
Net loans charged-off as a percentage of average interest-earning assets	0.04	0.06	0.02	0.04	0.01	0.09	0.05

(1)	The data presented at and for the six months ended June 30, 2003 and 2002 were derived from unaudited consolidated financial statements and reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for such interim periods. Interim results at and for the six months ended June 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.
(2)	On August 31, 2001, Connecticut Bancshares completed its acquisition of First Federal Savings and Loan Association of East Hartford in a transaction accounted for under the purchase method of accounting.
(3)	Loans are stated at their principal amounts outstanding, net of deferred loan fees.
(4)	In August and September 2003, Connecticut Bancshares sold substantially all of its common stock portfolio resulting in a net realized gain of approximately $3.9 million.
(5)	During the fourth quarter of 2002, Connecticut Bancshares received $6.0 million to pay off its two largest nonperforming loans. The proceeds were applied to pay off the remaining balances of $4.8 million, record recoveries of previously charged off amounts of $734,000 and record interest income not previously accrued of $468,000.
(6)	Amounts are not applicable for periods prior to March 1, 2000.
(7)	Amount is for the ten month period from March 1, 2000 through December 31, 2000.
(8)	Performance ratios are based on average daily balances during the periods indicated and are annualized where appropriate. Regulatory Capital Ratios and Asset Quality Ratios are end-of-period ratios.
(9)	Interest rate spread represents the difference between the weighted average yield on average interest-bearing assets and the weighted average cost of average interest-bearing liabilities.
(10)	Net interest margin represents net interest income as a percentage of average interest-earning assets.
(11)	Fully taxable-equivalent yields are calculated assuming a 35% federal income tax rate.
(12)	The efficiency ratio represents the ratio of non-interest expenses, net of OREO expenses, to the sum of net interest income and non-interest income, net of security gains or losses.
(13)	Nonperforming loans include loans for which Connecticut Bancshares does not accrue interest (nonaccrual loans), loans 90 days past due and still accruing interest and renegotiated loans due to a weakening in the financial condition of the borrower.
(14)	Nonperforming assets consist of nonperforming loans and other real estate owned.

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF ALLIANCE

The following tables contain certain information concerning the financial position and results of operations of Alliance at the dates and for the periods indicated. This information should be read in conjunction with the Consolidated Financial Statements and Management’s Discussion and Analysis of Alliance included in Alliance’s Annual Report on Form 10-K for the year ended December 31, 2002 incorporated by reference in this prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” on page    . The selected financial data and selected operating data of Alliance as of December 31, 2002, 2001, 2000, 1999 and 1998 and for each year then ended have been derived from Alliance’s consolidated financial statements which have been audited by KPMG LLP, independent accountants. See “EXPERTS” on page     . See Note 1 of Alliance’s Notes to Consolidated Financial Statements for a discussion of the basis of the presentation and significant accounting policies of the consolidated financial information set forth below.

	At June 30,		At December 31,
	2003	2002	2002	2001	2000	1999	1998
	(1)	(1)
	(In thousands)
Selected Financial Data:
Total assets	$429,181	$406,082	$414,514	$384,565	$348,178	$306,937	$283,581
Loans(2)	279,360	259,547	278,262	254,567	228,324	191,632	184,726
Allowance for loan losses	4,100	3,925	4,050	3,700	3,400	3,200	3,060
Mortgage-backed securities:
Available for sale	27,584	21,226	13,775	17,834	5,560	5,055	3,099
Held to maturity	—	2,613	1,109	4,265	4,101	7,079	12,601
Investment securities:
Available for sale	65,883	63,677	74,037	68,139	47,832	48,101	55,457
Held to maturity	—	6,180	4,263	8,132	18,912	20,778	2,830
Deposits(3)	335,931	330,578	330,832	303,358	280,516	251,391	239,985
FHLB advances and other borrowings	58,276	48,500	54,510	57,069	46,700	39,575	23,610
Shareholders’ equity	30,374	23,177	25,550	22,089	18,115	14,347	18,196
Real estate owned, net	—	—	—	—	—	53	80
Nonperforming loans(4)	1,137	2,832	2,433	2,149	1,130	1,218	574
Nonperforming assets(4)	1,137	2,832	2,433	2,149	1,130	1,271	654

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(1)	(1)
	(In thousands, except per share data)
Selected Operating Data:
Interest and dividend income	$11,139	$12,079	$24,007	$25,466	$24,651	$21,014	$18,371
Interest expense	4,886	5,816	11,459	13,255	12,759	10,668	9,343

Net interest income before provision for loan losses	6,253	6,263	12,548	12,211	11,892	10,346	9,028
Provision for loan losses	51	237	348	325	335	237	179

Net interest income after provision for loan losses	6,202	6,026	12,200	11,886	11,557	10,109	8,849
Non-interest income:
Service charges and other income	1,986	1,046	2,603	1,685	1,482	1,535	1,243
Net (losses) gains on securities	(66)	303	158	(476)	36	75	1,204
Net gains (losses) on assets	—	—	93	9	—	115	(11)
Total non-interest expense	5,467	4,919	10,153	8,932	8,621	7,808	7,364

Income before income taxes	2,655	2,456	4,901	4,172	4,454	4,026	3,921
Income tax expense	813	741	1,443	1,197	1,234	1,104	1,363

Net income	$1,842	$1,715	$3,458	$2,975	$3,220	$2,922	$2,558

Per Share Data:
Basic earnings per share	$0.68	$0.67	$1.33	$1.16	$1.26	$1.16	$0.97
Diluted earnings per share	0.65	0.63	1.26	1.12	1.24	1.12	0.94
Dividends declared	0.150	0.136	0.286	0.273	0.250	0.209	0.155

	At or for the Six Months Ended June 30,		At or for the Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(1)	(1)
Selected Operating Ratios and Other Data(6):
Performance Ratios:(5)
Average yield on interest-earning assets	5.78%	6.71%	6.45%	7.60%	8.13%	7.67%	7.91%
Average rate paid on interest-bearing liabilities	2.78	3.52	3.36	4.34	4.55	4.25	4.43
Interest rate spread(6)	3.00	3.19	3.09	3.26	3.58	3.42	3.48
Net interest margin(7)	3.28	3.52	3.42	3.71	4.02	3.88	4.02
Ratio of average interest-bearing assets to average interest-bearing liabilities	111.07	110.14	110.81	111.58	110.54	111.92	113.86
Ratio of net interest income after provision for loan losses to non-interest expense	113.44	122.50	120.16	133.07	134.06	129.47	120.17
Non-interest expense as a percent of average assets	2.60	2.51	2.52	2.47	2.60	2.65	2.93
Return on average assets	0.88	0.88	0.86	0.82	0.97	0.99	1.02
Return on average equity	13.72	15.35	14.86	14.80	20.66	17.68	14.24
Ratio of average equity to average assets	6.43	5.75	5.78	5.56	4.71	5.60	6.75
Efficiency ratio(8)	64.89	65.66	65.28	62.27	61.88	62.83	67.54

Regulatory Capital Ratios:
Leverage capital ratio	8.5	7.9	8.1	8.3	8.4	7.0	6.5
Total risk-based capital ratio	12.7	11.5	11.9	11.7	11.7	10.3	10.5

Asset Quality Ratios:
Nonperforming loans as a percent of total loans(4)	0.41	1.09	0.87	0.84	0.49	0.64	0.31
Nonperforming assets as a percent of total assets(4)	0.26	0.70	0.59	0.56	0.32	0.41	0.23
Allowance for loan losses as a percent of total loans(9)	1.47	1.51	1.46	1.45	1.49	1.67	1.66
Allowance for loan losses as a percent of non-performing loans	360.60	138.59	166.46	172.17	300.88	262.73	533.10
Net loans charged-off as a percent of average interest-earning assets	—	—	—	0.01	0.04	0.03	0.05

(1)	The data presented at and for the six months ended June 30, 2003 and 2002 were derived from unaudited consolidated financial statements and reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for such interim periods. Interim results at and for the six months ended June 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.
(2)	Loans are stated at their principal amounts outstanding, net of deferred loan fees and costs.
(3)	Deposits include mortgagor’s escrow accounts of approximately $2.7 million and $2.1 million at June 30, 2003 and 2002, respectively, and $2.5 million, $1.9 million, $1.6 million, $1.2 million and $1.0 million at December 31, 2002, 2001, 2000, 1999 and 1998, respectively.
(4)	Nonperforming loans include loans for which Alliance does not accrue interest (nonaccrual loans). Nonperforming assets consist of nonperforming loans and real estate owned, net.
(5)	Performance ratios are based on average daily balances during the periods indicated and are annualized where appropriate. Regulatory Capital Ratios and Asset Quality Ratios are end-of-period ratios.
(6)	The interest rate spread represents the difference between the weighted average fully taxable equivalent yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(7)	The net interest margin represents fully taxable equivalent net interest income as a percentage of average interest-earning assets.
(8)	The efficiency ratio represents the ratio of non-interest expenses to the sum of fully taxable equivalent net interest income and non-interest income, net of security gains or losses and net asset gains or losses.
(9)	The ratio of the allowance for loan losses to total regular loans (total loans less government guaranteed loans) was 1.59% and 1.71% at June 30, 2003 and 2002, respectively, and 1.60%, 1.64%, 1.65%, 1.82% and 1.89% at December 31, 2002, 2001, 2000, 1999 and 1998, respectively.

RISK FACTORS

You should consider the following risk factors in evaluating an investment in the common stock.

There Is No Certainty That New Haven Savings Bank Will Successfully Integrate The Connecticut Bancshares And Alliance Franchises

New Haven Savings Bank’s future operating performance will depend, in large part, on the success of the two acquisitions. The success of the acquisitions depends on a number of factors, including its ability to:

•	Integrate the operations and branches of Connecticut Bancshares and Alliance;

•	Retain the deposits and customers of Connecticut Bancshares and Alliance;

•	Control future non-interest expenses in a manner to improve our overall operating efficiencies; and

•	Retain and integrate key personnel of Connecticut Bancshares and Alliance into operations.

New Haven Savings Bank’s management team includes officers with mergers and acquisitions experience at other institutions. However, New Haven Savings Bank has not made any prior acquisitions of this scale. Much of its senior management has been with New Haven Savings Bank for less than two years. The integration of Connecticut Bancshares and Alliance following the acquisitions will require dedication of the time and resources of its management, and may temporarily distract management’s attention from day-to-day business. No assurance can be given that New Haven Savings Bank will successfully integrate the operations into its own, or that New Haven Savings Bank will achieve anticipated benefits of the acquisitions or achieve earnings results in the future similar to those that any of the three banks have achieved in the past.

New Haven Savings Bank Will Be Expanding Into A New Geographic Market

The vast majority of New Haven Savings Bank’s current deposits and loans are derived from and made to customers who live and work in Connecticut’s New Haven and Middlesex Counties. The market areas represented by Connecticut Bancshares and Alliance are areas in which New Haven Savings Bank currently does not conduct significant lending or deposit activity. New Haven Savings Bank must effectively integrate the new markets to retain and expand the business currently conducted by Connecticut Bancshares and Alliance. New Haven Savings Bank’s senior management team includes a number of new officers with substantial experience, but not in the Connecticut marketplace. New Haven Savings Bank’s ability to compete effectively in the new markets will be dependent on its ability to identify and retain certain employees from Connecticut Bancshares and Alliance who know their markets better than New Haven Savings Bank does.

NewAlliance Bancshares Will Have Significant Acquisition Related Intangible Assets Which It May Need To Write Off (Expense) In The Future

If the acquisition of Connecticut Bancshares and Alliance had occurred on June 30, 2003, and NewAlliance Bancshares had sold 85,962,500 shares of our common stock in the offering, NewAlliance Bancshares would have had $482.9 million of acquisition related intangible assets. See “PRO FORMA DATA” on page     . Of this amount, $432.8 would represent goodwill, $10.5 million would be the capitalized value of non-compete agreements and $39.6 million would be the core deposit intangible asset. Under current accounting rules NewAlliance Bancshares is not required to amortize goodwill but it will have to evaluate it for impairment periodically. If deemed impaired at any point in the future, NewAlliance Bancshares will have to record an impairment charge through its statement of income representing all or a portion of recorded goodwill. The capitalized value of non-compete agreements and core deposit intangible assets will be amortized over their estimated lives and are also subject to periodic impairment reviews. If these assets are deemed impaired, a charge to the statement of income will also have to be recorded.

Estimated amounts of goodwill can be significantly impacted by changes in interest rates between June 30, 2003 and the closing date of the offering and the acquisitions. Purchase accounting adjustments to record the fair value of investments, loans, deposits and borrowings that impact goodwill, can be subject to significant change depending on the movement of interest rates.

New Haven Savings Bank Has Experienced Declining Earnings

New Haven Savings Bank’s net income peaked at $32.7 million for the year ended March 31, 2000. New Haven Savings Bank’s net income declined in 2001, 2002 and in 2003. Net income was $23.9 million in 2003.

See “BUSINESS OF NEW HAVEN SAVINGS BANK—Market Area” on page     , and “BUSINESS OF NEW HAVEN SAVINGS BANK—Competition” on page     . Net income declined because falling interest rates have led to reductions in net interest margin. Falling rates caused rapid prepayment of loans and securities, which reduced New Haven Savings Bank’s yield on earning assets. Further, New Haven Savings Bank’s gross loan portfolio has decreased. Lower yielding investments and loans replaced the assets that prepaid. Although the cost of funding earning assets has declined, the low level of interest rates has limited the ability of New Haven Savings Bank to reduce its deposit rates to completely offset the declines in asset yields. Also, operating expenses have increased as New Haven Savings Bank has incurred expenses to support the growth anticipated in connection with the acquisition and conversion.

Construction, Commercial Real Estate And Commercial Lending Risks Will Increase Due To The Acquisitions

At June 30, 2003 residential real estate loans represent the largest portion of New Haven Savings Bank’s loan portfolio. Although this is also true at Connecticut Bancshares, both Alliance and Connecticut Bancshares have significant construction, commercial and commercial real estate portfolios. In general, construction loans, commercial and commercial real estate loans generate higher returns, but also pose greater credit risks, than do owner-occupied residential mortgage loans.

The repayment of construction and commercial real estate loans depends on the business and financial condition of borrowers and, in the case of construction loans, on the economic viability of projects financed. Economic events and changes in government regulations, which New Haven Savings Bank and its borrowers cannot control, could have an adverse impact on the cash flows generated by properties securing New Haven Savings Bank’s construction and commercial real estate loans and on the values of such properties. Commercial properties tend to decline in value more rapidly than residential owner-occupied properties during economic recessions.

Repayment of both secured and unsecured commercial loans depends substantially on borrowers’ underlying business, financial condition and cash flows. Unsecured loans generally involve a higher degree of risk of loss than do secured loans because, without collateral, repayment is wholly dependent upon the success of the borrowers’ businesses. Secured commercial loans are generally collateralized by equipment, leases, inventory and accounts receivable. Compared to real estate, such collateral is more difficult to monitor, its value is harder to ascertain, it may depreciate more rapidly and it may not be as readily saleable if repossessed.

At June 30, 2003, New Haven Savings Bank had $603.4 million of residential real estate loans, $2.6 million of residential construction loans, $13.2 million of commercial construction loans, $50.2 million of multi-family real estate loans, $220.5 million of commercial real estate loans, $90.8 million of commercial loans and consumer loans of $222.8 million. For the same categories at the same date, Connecticut Bancshares had $970.5 million, $18.4 million, $51.5 million, $24.4 million, $270.0 million, $191.1 million and $138.7 million, respectively. Alliance, at the same date, had $87.9 million, $4.0 million, $9.1 million, $13.2 million, $95.5 million, $36.7 million and $37.7 million, respectively.

New Haven Savings Bank will have to address the additional risks inherent in the larger construction, commercial real estate and commercial loan portfolios. New Haven Savings Bank has not maintained or administered such large portfolios of these types of loans in the past.

One Or Both Of The Acquisitions Could Be Terminated

New Haven Savings Bank expects to complete the acquisitions of both Connecticut Bancshares and Alliance. At this time, New Haven Savings Bank is not aware of any circumstances that are likely to cause either acquisition not to occur. However, certain conditions to the merger agreements have not yet been satisfied, including regulatory approvals and shareholder approvals, and a material adverse change in either organization may also preclude consummation of one or both acquisitions. If the acquisition with Connecticut Bancshares were not to occur, New Haven Savings Bank would review its options and, if it proceeds with the conversion, Alliance shareholders would be re-solicited with an amended joint proxy statement/prospectus. If New Haven Savings Bank decided not to proceed with the conversion, Alliance would have a one-time option to elect to change the merger consideration to all cash at $30.00 per Alliance share or to terminate the Agreement and receive the $3 million from New Haven Savings Bank. If the acquisition of Connecticut Bancshares were not to occur, New Haven Savings Bank would not immediately achieve the level of market share in Hartford and Tolland Counties it anticipates from the two acquisitions, its return on equity may be negatively impacted, and the pro forma information supplied in this proxy statement / prospectus would change. New Haven Savings Bank also would not achieve the cost savings that would result from completing both acquisitions at the same time. New Haven Savings Bank may incur significant termination fees if either or both of the acquisitions are terminated.

Changes In Interest Rates Could Adversely Affect New Haven Savings Bank’s Results Of Operations And Financial Condition, Particularly After The Acquisitions

New Haven Savings Bank’s results of operations and financial condition are and will continue to be significantly affected by changes in interest rates. New Haven Savings Bank’s results of operations are affected substantially by its net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities. Changes in interest rates could have an adverse effect on net interest income.

Changes in interest rates also affect the value of its interest-earning assets, and in particular its securities portfolio. Generally, the value of securities fluctuates inversely with changes in interest rates. Unrealized gains and losses on securities available for sale are reported as a separate component of equity. Decreases in the fair value of securities available for sale resulting from increases in interest rates therefore could have an adverse effect on shareholders’ equity.

New Haven Savings Bank is also subject to prepayment and reinvestment risk relating to interest rate movements. Changes in interest rates can affect the average life of loans, mortgage servicing rights and mortgage related securities. Decreases in interest rates can result in increased prepayments of loans and mortgage related securities, as borrowers refinance to reduce borrowing costs. Under these circumstances, New Haven Savings Bank is subject to reinvestment risk to the extent that it is unable to reinvest such prepayments at rates that are comparable to the rates on existing loans or securities.

Increases in interest rates can result in higher costs for core deposits, or outflows of core deposits which would need to be replaced with higher cost borrowings. In such a scenario, these costs could go up faster than management has estimated.

The management of interest rate risk will be more difficult following the acquisitions. Connecticut Bancshares retains a higher level of fixed-rate residential loans, and New Haven Savings Bank may experience reduced earnings in order to integrate its interest rate risk policies in the merged institution.

Various Factors May Make Takeover Attempts More Difficult To Achieve

New Haven Savings Bank’s Board of Directors has no current intention to sell control of NewAlliance Bancshares. The Board believes that NewAlliance Bancshares can survive and thrive as an independent, community-model banking institution. NewAlliance Bancshares’ Certificate of Incorporation and Bylaws contain provisions (known as “anti-takeover” provisions) which may impede efforts to acquire NewAlliance Bancshares or stock purchases in furtherance of such an acquisition. Such acquisition efforts or stock purchases might otherwise have a favorable effect on the price of the NewAlliance Bancshares common stock. The factors that may discourage takeover attempts or make them more difficult include:

•	The Certificate of Incorporation and Bylaws. These provisions include:

•	staggered Directors’ terms;

•	restrictions on the acquisition of more than 10% of NewAlliance Bancshares’ outstanding voting stock for a period of five years after consummation of the conversion;

•	approval of certain actions, including certain business combinations, by “super-majority” shareholder voting percentages; and

•	the Board of Directors may issue shares of serial preferred stock, the rights and preferences of which may be designated by the Board, without the approval of NewAlliance Bancshares’ shareholders.

•	Employee Stock Ownership Plan. This plan, which is expected to purchase in the subscription offering 5% of the shares sold in the offering and issued to the NewAlliance Foundation, contains provisions that permit participating employees to direct the voting of shares held in the plan, and such provisions may have anti-takeover effects. The plan also intends to purchase additional shares in the open market up to a total of 7% of the shares outstanding after the conversion is completed, excluding shares issued to Alliance shareholders in the Alliance acquisition.

•	Charitable Foundation. NewAlliance Foundation will be funded with 3,000,000 shares of New Haven Savings Bank’s common stock, approximately 4.4% of the shares issued and outstanding after the conversion, including shares issued to the NewAlliance Foundation, but excluding shares issued to Alliance shareholders in the Alliance acquisition. At least a majority of NewAlliance Foundation’s Board of Directors will consist of current Directors of New Haven Savings Bank.

•	Statutory Provisions. Federal and state regulations and laws may also have anti-takeover effects. The Change in Bank Control Act and the Bank Holding Company Act, together with Federal Reserve Board regulations promulgated under those acts, require that a person obtain the consent of the FBR before attempting to acquire control of a bank holding company. New Haven Savings Bank’s plan of conversion contains a provision allowed under Connecticut banking regulations requiring the approval of the Connecticut Banking Commissioner prior to an offer being made to purchase 10% or more of NewAlliance Bancshares’ stock in the five years following conversion. In addition, the corporate law of the State of Delaware and Connecticut banking laws may place certain limitations on acquisitions of the stock of banking institutions.

New Haven Savings Bank’s Stock Benefit Plans Will Increase Its Costs, Which Will Reduce Its Income And Shareholders’ Equity

New Haven Savings Bank anticipates that its employee stock ownership plan will initially purchase 5% of the common stock issued in the conversion offering, including shares issued to the NewAlliance Bancshares Foundation, and subsequently, an additional 2% (up to a total of 7%) from additional open market purchases, with funds borrowed from NewAlliance Bancshares or a third party lender. The cost of acquiring the employee stock ownership plan shares will be between approximately $40.8 million at the minimum of the offering range and approximately $62.3 million at the adjusted maximum of the offering range. This cost may be greater if the price at which the employee stock ownership plan purchases the shares in the open market following completion of the conversion exceeds $10 per share. New Haven Savings Bank will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

New Haven Savings Bank also intends to implement a recognition and retention plan for Directors and officers after the conversion. The recognition and retention plan cannot be implemented until at least six months after the conversion, and if it is adopted within 12 months after the conversion, it is subject to regulatory restrictions. The recognition and retention plan must be approved by NewAlliance Bancshares shareholders, including former Alliance shareholders. Under this plan, New Haven Savings Bank’s Directors and officers could be awarded, at no cost to them, shares of common stock in an aggregate amount equal to 4% of the shares sold in the conversion offering and shares issued to the NewAlliance Foundation. Assuming the shares of common stock to be awarded under the plan are repurchased in the open market and cost the same as the purchase price in the offering, the reduction to NewAlliance Bancshares shareholders’ equity from the plan would be between approximately $22.1 million at the minimum of the offering range and approximately $35.6 million at the adjusted maximum of the offering range. If shares of NewAlliance Bancshares’ common stock are higher than the initial offering price, the net after-tax expense relating to the recognition and retention plan will increase. In the event that a portion of shares used to (i) fund the recognition and retention plan or (ii) satisfy the exercise of options from our stock option plan, is obtained from authorized but unissued shares, the issuance of additional shares will decrease NewAlliance Bancshares’ net income per share and shareholders’ equity per share.

The Implementation Of Stock Based Benefit Plans May Dilute Your Ownership Interests

New Haven Savings Bank intends to adopt a stock option plan and a recognition and retention plan following the conversion, subject to shareholder approval, including former Alliance shareholders. The stock option plan and recognition and retention plan will be funded either through open market purchases, if permitted, or from the issuance of authorized but unissued shares. Shareholders will experience a reduction in ownership interest in the event newly issued shares are used to fund awards made under these plans.

New Haven Savings Bank’s Ability To Grow May Be Limited If It Cannot Make Further Acquisitions

New Haven Savings Bank intends to continue to expand its banking franchise, both internally and by acquiring financial institutions, branches and other financial services providers, in addition to the Connecticut Bancshares and Alliance acquisitions. Its business plan also contemplates opening three new branches through 2005. New Haven Savings Bank’s ability to grow through selective acquisitions of other financial institutions or branches will depend on successfully identifying, acquiring and integrating such institutions or branches. New Haven Savings Bank cannot assure prospective purchasers of common stock that it will be able to generate internal growth or identify attractive acquisition candidates, make acquisitions on favorable terms or successfully integrate any acquired institutions or branches. New Haven Savings Bank currently has no specific plans, arrangements or understandings regarding any additional acquisitions.

Potential Voting Control By Management And Employees Could Make A Takeover Attempt More Difficult To Achieve

The shares of common stock that New Haven Savings Bank’s directors and officers intend to purchase in the conversion, when combined with the shares that may be awarded to participants under its employee stock ownership plan and other stock benefit plans, could result in management and employees controlling a significant percentage of NewAlliance Bancshares’ common stock. New Haven Savings Bank expects the executive officers and directors as a group to purchase 346,000 shares in the offering, representing 0.5% of the shares offered at the midpoint of the offering range. When combined with its employee stock ownership plan and its other stock benefit plans, assuming they are implemented as proposed, New Haven Savings Bank’s directors, officers and employees could control up to 19.57% of the outstanding shares of NewAlliance Bancshares common stock on a fully diluted basis before taking into account shares which will be issued to Alliance shareholders. If these individuals were to act together, they could have significant influence over the outcome of any shareholder vote. This voting power may discourage takeover attempts that other shareholders may desire.

Risks Related To Prior Auditors

Arthur Andersen LLP, which audited the financial statements included in this prospectus of New Haven Savings Bank for the year ended March 31, 2001 and Connecticut Bancshares as of December 31, 2001 and for the years ended December 31, 2001 and 2000, was convicted on June 15, 2002 of federal obstruction of justice arising from the government’s investigation of Enron Corp. As it has ceased operations, Arthur Andersen LLP has not consented to include in this prospectus their report on the financial statements of New Haven Savings Bank for the year ended March 31, 2001 or their report on the financial statements of Connecticut Bancshares as of December 31, 2001 and for the years ended December 31, 2001 and 2000. Under Section 11 of the Securities Act of 1933, investors may have no effective remedy against Arthur Andersen LLP in connection with a material misstatement or omission in the 2001 financial statements of New Haven Savings Bank or the 2001 and 2000 financial statements of Connecticut Bancshares included in this prospectus.

PRO FORMA DATA

Pro Forma Unaudited Financial Statements

The following Pro Forma Unaudited Consolidated Balance Sheets at June 30, 2003 and March 31, 2003, and the Pro Forma Unaudited Consolidated Statements of Income for the three months ended June 30, 2003 and the year ended March 31, 2003 for New Haven Savings Bank and the year ended December 31, 2002 for Connecticut Bancshares and Alliance give effect to the proposed conversion and the acquisitions based on the assumptions set forth below. The pro forma unaudited financial statements are based on the unaudited consolidated financial statements of New Haven Savings Bank, Connecticut Bancshares and Alliance as of and for the three months ended June 30, 2003 and the audited consolidated financial statements of New Haven Savings Bank as of and for the year ended March 31, 2003 and Connecticut Bancshares and Alliance as of and for the year ended December 31, 2002. The pro forma unaudited financial statements give effect to the conversion and the acquisitions using purchase accounting as required by generally accepted accounting principles used in the United States.

The pro forma adjustments in the tables assume the sale of 55,250,000 shares and 85,962,500 shares in the conversion offering at a price of $10.00 per share, which is the minimum and maximum, as adjusted of the offering range, respectively. In addition, the pro forma adjustments in the tables assume the issuance of 7,000,914 shares and 7,013,095 shares to Alliance shareholders in the acquisition at March 31, 2003 and June 30, 2003, respectively, and the contribution of 3,000,000 shares of NewAlliance Bancshares common stock to the NewAlliance Foundation. The net proceeds are based upon the following assumptions:

•	NewAlliance Bancshares will sell all shares of common stock offered in the conversion in the subscription offering;

•	NewAlliance Bancshares’ employee stock ownership plan will purchase 7% of the shares of common stock sold in the conversion offering, including shares contributed to the NewAlliance Foundation. At the minimum of the offering range, the employee stock ownership plan is assumed to borrow funds from a third party lender. At the maximum, as adjusted of the offering range, the employee stock ownership plan is assumed to be funded internally with a loan from NewAlliance Bancshares;

•	NewAlliance Bancshares’ recognition and retention plan will purchase 4% of the shares of common stock sold in the conversion offering, including shares contributed to the NewAlliance Foundation in open market purchases assuming a price of $10.00 per share. Recognition and retention plan purchases will be made only after receiving shareholder approval for such plans;

•	NewAlliance Bancshares will make a contribution to the NewAlliance Foundation amounting to 3,000,000 shares of its common stock with an assumed value of $10.00 per share;

•	expenses of the conversion offering, other than the fees to be paid to Ryan Beck & Co., Inc., are estimated to be $2.4 million;

•	Ryan Beck & Co., Inc. will receive a management fee of $100,000 plus fees equal to 1.0% of the aggregate purchase price of the shares of stock sold in the conversion offering, excluding any shares purchased by any employee benefit plans and any of NewAlliance Bancshares’ directors, officers or employees or members of their immediate families.

In addition, the expenses of the conversion and the acquisitions may vary from those estimated, and the fees paid to Ryan Beck & Co., Inc. will vary from the amounts estimated if the amount of shares of NewAlliance Bancshares common stock sold varies from the amounts assumed above or if a syndicated community offering becomes necessary. Additionally, certain one-time charges to operating results are expected to occur following the conversion and the acquisitions, which expenses are currently estimated to be approximately $20.5 million, pre-tax. These items, net of income tax effects, are shown as a reduction in shareholders’ equity in the balance sheets but are not shown as a reduction in net income for the periods shown in the income statements.

Pro forma net income has been calculated for the three months ended June 30, 2003 and for the year ended March 31, 2003 for New Haven Savings Bank and for the year ended December 31, 2002 for Connecticut Bancshares and Alliance as if the shares of NewAlliance Bancshares common stock to be issued in the offering had been sold and the shares issued to Alliance shareholders happened as of the beginning of the first period presented. Pro forma net income has also been calculated assuming the acquisitions of Connecticut Bancshares and Alliance had happened as of the beginning of each period. Pro forma merger adjustments to net income include entries to reflect the estimated difference between contractual yields and costs on financial assets and liabilities and comparable market yields and costs, the amortization of identifiable intangible assets created in the acquisition, and the elimination of historical costs of benefit plans of Connecticut Bancshares that will be terminated. Excluded from the calculation of pro forma net income are any adjustments to reflect the estimated expenses of the NewAlliance Bancshares recognition and retention plan, the estimated interest income to be earned on the net proceeds of the offering, the estimated interest expense to be incurred on the cash required to fund the acquisitions of Connecticut Bancshares and Alliance and related expenses, and other estimated expense reductions from consolidating the operations of Connecticut Bancshares and Alliance with those of NewAlliance Bancshares. Such entries will be recorded as incurred, are non-recurring, and are thus not reflected in the calculations of pro forma income.

The pro forma unaudited consolidated statements of financial condition assume the conversion and the acquisitions were consummated on June 30, 2003 and as of the most recent fiscal year ended March 31, 2003 for NewAlliance Bancshares and December 31, 2002 for Connecticut Bancshares and Alliance. The pro forma unaudited consolidated statements of financial condition reflect the estimated impact of the offering on NewAlliance Bancshares and the estimated merger adjustments to reflect the acquisitions of Connecticut Bancshares and Alliance. Estimated merger adjustments reflect the application of the purchase method of accounting, including adjustments to reflect the difference between historical carrying values and estimated market values for financial assets and liabilities and fixed assets and the creation of intangible assets. The pro forma shareholders’ equity represents the combined book value of New Haven Savings Bank, Connecticut Bancshares and Alliance, as adjusted for the offering and the acquisitions, computed in accordance with generally accepted accounting principles used in the United States. This amount is not intended to represent fair market value nor does it represent amounts, if any, that would be available for distribution to shareholders in the event of liquidation.

The pro forma unaudited statements are provided for informational purposes only. The pro forma financial information presented is not necessarily indicative of the market value of NewAlliance Bancshares or the actual results that would have been achieved had the conversion and the acquisitions been consummated on June 30, 2003, March 31, 2003 or December 31, 2002 or at the beginning of the periods presented, and is not indicative of future results. The pro forma unaudited financial statements should be read in conjunction with the consolidated financial statements and the notes thereto of New Haven Savings Bank, Connecticut Bancshares and Alliance contained elsewhere in this prospectus.

Unaudited Pro Forma Condensed Consolidated Balance Sheets

The following table presents pro forma balance sheet information at June 30, 2003 assuming the sale of 55,250,000 shares in the conversion offering at the minimum of the valuation range.

	As of June 30, 2003
	NewAlliance Bancshares	Pro Forma Conversion Adjustments(1)		NewAlliance Bancshares As Converted	Connecticut Bancshares	Alliance Bancorp	Pro Forma Merger Adjustments(2)		Pro Forma Consolidated
	(In thousands)
Assets
Cash and cash equivalents	$63,056	$—		$63,056	$88,040	$39,488	$—		$190,584
Investment securities available for sale	1,123,044	521,651	(3)	1,644,695	741,807	90,827	(674,477	)(11)	1,802,852
Investment securities held to maturity	350	—		350	—	—	—		350
Loans receivable, net	1,189,736	—		1,189,736	1,648,748	279,985	28,058	(12)	3,146,527
Federal Home Loan Bank stock	13,766	—		13,766	30,783	2,640	—		47,189
Bank premises and equipment	32,489	—		32,489	16,639	5,700	5,333	(13)	60,161
Goodwill and non amortizing intangible assets	564	—		564	20,336	49	411,818	(14)	432,767
Non-compete agreement	—	—		—	—	—	10,498	(15)	10,498
Core deposit intangible	—	—		—	6,819	—	32,825	(16)	39,644
Other amortizing intangible assets	159	—		159	1,143	—	(1,143	)(17)	159
Other assets	24,758	10,500	(4)	35,258	64,457	10,492	24,021	(18)	134,228

Total assets	$2,447,922	$532,151		$2,980,073	$2,618,772	$429,181	$(163,067)		$5,864,959

Liabilities
Deposits	$1,818,761	$—		$1,818,761	$1,618,688	$335,931	$21,136	(19)	$3,794,516
FHLB advances and other borrowings	182,415	40,775	(5)	223,190	699,625	58,276	38,883	(20)	1,019,974
Other liabilities	44,629	—		44,629	50,964	4,600	—		100,193

Total liabilities	2,045,805	40,775		2,086,580	2,369,277	398,807	60,019		4,914,683

Stockholders’ equity
Common stock	—	583	(6)	583	113	29	(72	)(21)	653
Additional paid-in capital	—	574,368	(7)	574,368	113,006	12,863	(55,808	)(22)	644,429
Retained earnings	398,408	(19,500	)(8)	378,908	160,659	20,624	(194,631	)(23)	365,560
Employee stock ownership plan shares	—	(40,775	)(9)	(40,775)	(7,134)	—	7,134	(24)	(40,775)
Recognition plan shares	—	(23,300	)(10)	(23,300)	(9,448)	—	9,448	(24)	(23,300)
Treasury stock	—	—		—	(21,744)	(3,109)	24,853	(24)	—
Accumulated other comprehensive income	3,709	—		3,709	14,043	(33)	(14,010	)(24)	3,709

Total stockholders’ equity	402,117	491,376		893,493	249,495	30,374	(223,086)		950,276

Total liabilities and stockholders’ equity	$2,447,922	$532,151		$2,980,073	$2,618,772	$429,181	$(163,067)		$5,864,959

(1)	Shows the effect of the mutual-to-stock conversion of NewAlliance Bancshares, assuming gross proceeds of $552.5 million (the minimum of the valuation range), offering expenses of $7.5 million, a contribution to NewAlliance Foundation of $30.0 million of conversion stock, and establishment of an employee stock ownership plan and the recognition and retention plan that will acquire 7% and 4%, respectively, of the gross proceeds plus NewAlliance Foundation shares. The employee stock ownership plan will purchase its shares in the offering and in open market purchases. The recognition and retention plan will purchase shares in the open market after receiving shareholder approval to adopt the plan. Open market purchases by the employee stock ownership plan and recognition and retention plan are assumed at $10.00 per share. The actual percentages of the employee stock ownership plan and recognition and retention plan will be determined at the end of the offering, and will be based upon the pro forma capital levels of New Haven Savings Bank after the offering and after consultations with the regulatory authorities. The $19.5 million reduction in retained earnings reflects the expense of funding NewAlliance Foundation of $30.0 million net of a deferred tax asset of $10.5 million.
(2)	Reflects the purchase accounting and acquisition adjustments related to the cash acquisition of Connecticut Bancshares for a price of $52.00 per share in cash and the acquisition of Alliance Bancorp for a price of $25.00 per share in newly issued conversion stock.
(3)	Net cash proceeds raised in the conversion equal to gross proceeds of $552.5 million, less offering expenses of $7.5 million, and the assumed purchase of the recognition and retention plan shares of $23.3 million.

(4)	Deferred tax asset resulting from the $30.0 million expense for funding NewAlliance Foundation based on marginal tax rate of 35%.
(5)	At the minimum of the offering range, the employee stock ownership plan is assumed to borrow funds from a third party lender, thus resulting in recording a borrowing liability on the balance sheet of NewAlliance Bancshares. At the midpoint, maximum and maximum, as adjusted, the employee stock ownership plan loan is assumed to be funded internally with a loan from NewAlliance Bancshares, thus no borrowing liability would be recorded on the consolidated balance sheet of NewAlliance Bancshares at the midpoint, maximum or maximum, as adjusted.
(6)	Reflects par value of common stock at $0.01 per share based on an offering of 55,250,000 shares and the contribution to the foundation of 3,000,000 shares.
(7)	Net proceeds of stock offering $545.0 million plus shares contributed to NewAlliance Foundation of $30.0 million, net of par value of common stock.
(8)	After-tax impact to retained earnings from the $30.0 million expense for funding NewAlliance Foundation based on a marginal tax rate of 35%.
(9)	Contra-equity account established to reflect unissued shares related to the employee stock ownership plan to purchase 7% of offering including NewAlliance Foundation shares.
(10)	Contra-equity account established to reflect unvested restricted stock related to the recognition and retention plan equal to 4% of offering plus NewAlliance Foundation shares.
(11)	Includes cash purchase price paid to holders of Connecticut Bancshares stock in the amount of $587.8 million, non-tax deductible transaction costs of $13.0 million and tax deductible acquisition costs of $63.7 million included in the purchase accounting for the acquisitions, merger charges of $8.4 million related to the acquisitions, $12.1 million of charges incurred by NewAlliance Bancshares, net of cash received from terminating the employee stock ownership plan and recognition and retention plan of Connecticut Bancshares of $10.5 million.
(12)	Yield adjustment to reflect the difference between portfolio yields and market rates as of June 30, 2003 for loans acquired in the acquisition.
(13)	Reflects the difference between market values and net book values of fixed assets acquired in the acquisitions.
(14)	Goodwill is an intangible asset that is not subject to amortization. The goodwill balance will be tested annually for impairment. Goodwill is calculated as follows:

	Connecticut Bancshares	Alliance Bancorp	Combined
	(Dollars in thousands, except per share data)
Purchase price per share	$52.00	$25.00
Number of shares acquired	10,754,943	2,678,504
Number of options acquired	1,691,168	416,258
Average exercise price of options	$26.05	$13.29

Cost of purchasing shares	$559,257	$66,963
Cost of purchasing options	43,886	4,874
Tax effect of purchasing options	(15,360)	(1,706)

Purchase price	587,783	70,131	$657,914
Less: acquired stockholders’ equity	(249,495)	(30,374)	(279,869)
Less: recovery of existing employee stock ownership plan contra	(7,134)	—	(7,134)
Less: tax benefit of accelerated RRP vesting	(3,307)	—	(3,307)
Plus: non-tax deductible transaction costs	11,700	1,250	12,950
Plus: taxable purchase accounting adjustments
Tax deductible expenses (pretax)	52,900	10,750	63,650
Yield adjustment for acquired CDs	16,274	4,862	21,136
Yield adjustment for acquired borrowings	34,250	4,633	38,883
Yield adjustment for acquired loans	(23,365)	(4,693)	(28,058)
Core deposit intangible	(29,680)	(3,145)	(32,825)
Other amortizing intangible assets	1,143	—	1,143
Non-compete agreement intangible	(6,823)	(3,675)	(10,498)
Market value adjustment for bank premises and equipment	(3,894)	(1,439)	(5,333)
Tax effect at 35% marginal tax rate	(14,282)	(2,553)	(16,835)

Goodwill	$366,070	$45,747	$411,818

(15)	Non-compete agreement is an identifiable intangible asset representing the aggregate payments to be made to senior management of Connecticut Bancshares and Alliance Bancorp pursuant to formal agreements. The non-compete agreement asset is amortized into expense on a straight-line basis over the terms of each agreement.
(16)	Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired deposit bases, calculated as the present value benefit of funding operations with the acquired deposit bases versus using an alternative wholesale funding source. The core deposit intangible asset is amortized into expense on an accelerated basis using the double declining balance method over 9.5 years for Connecticut Bancshares and 12.5 years for Alliance Bancorp.
(17)	Other amortizing intangible assets of Connecticut Bancshares eliminated in purchase accounting.
(18)	Deferred tax asset of $16.8 million on taxable transaction costs (see footnote 14) and deferred tax asset of $7.2 million on taxable merger charges (see footnote 23).
(19)	Yield adjustment to reflect the difference between portfolio yields and market rates as of June 30, 2003 for time deposits acquired in the acquisition.
(20)	Yield adjustment to reflect the difference between portfolio yields and market rates as of June 30, 2003 for borrowings acquired in the acquisition.

(21)	Calculated as follows (in thousands):

Eliminate common stock pursuant to purchase accounting:
Connecticut Bancshares	$(113)
Alliance Bancorp	(29)
Common stock (par value) issued in acquisition	70

Adjustment to common stock	$(72)

(22)	Calculated as follows (in thousands):

Eliminate paid in capital pursuant to purchase accounting:
Connecticut Bancshares	$(113,006)
Alliance Bancorp	(12,863)
Common stock issued in acquisition	70,061

Adjustment to common stock	$(55,808)

(23)	Adjustment to reflect the elimination of Connecticut Bancshares and Alliance retained earnings and the effects of estimated charges, which will be charged to earnings as incurred. Since the estimated charges are non-recurring, they have not been reflected in the pro forma consolidated income statement. The elimination of retained earnings and estimated non-recurring charges consist of the following (in thousands):

Eliminate retained earnings pursuant to purchase accounting:
Connecticut Bancshares	$(160,659)
Alliance Bancorp	(20,624)
Merger charges incurred:
Connecticut Bancshares transaction	(6,321)
Alliance Bancorp transaction	(2,114)
NewAlliance Bancshares	(12,100)
Tax effect at marginal rate of 35%	7,187

Adjustment to retained earnings	$(194,631)

(24)	Calculated as follows (in thousands):

	Employee Stock Ownership Plan	Recognition Plan Shares	Treasury Stock	Accumulated Other Comprehensive Income
Eliminate the capital account balances of acquired institutions pursuant to purchase accounting:
Connecticut Bancshares	$7,134	$9,448	$21,744	$(14,043)
Alliance Bancorp	—	—	3,109	33

Adjustment to capital account	$7,134	$9,448	$24,853	$(14,010)

The following table presents pro forma balance sheet information at June 30, 2003 assuming the sale of 85,962,500 shares in the conversion offering at the maximum of the valuation range, as adjusted.

	As of June 30, 2003
	NewAlliance Bancshares	Pro Forma Conversion Adjustments(1)		NewAlliance Bancshares As Converted	Connecticut Bancshares	Alliance Bancorp	Pro Forma Merger Adjustments(2)		Pro Forma Consolidated
	(In thousands)
Assets
Cash and cash equivalents	$63,056	$—		$63,056	$88,040	$39,488	$—		$190,584
Investment securities available for sale	1,123,044	751,392	(3)	1,874,436	741,807	90,827	(674,477	)(11)	2,032,593
Investment securities held to maturity	350	—		350	—	—	—		350
Loans receivable, net	1,189,736	—		1,189,736	1,648,748	279,985	28,058	(12)	3,146,527
Federal Home Loan Bank stock	13,766	—		13,766	30,783	2,640	—		47,189
Bank premises and equipment	32,489	—		32,489	16,639	5,700	5,333	(13)	60,161
Goodwill and non amortizing intangible assets	564	—		564	20,336	49	411,818	(14)	432,767
Non-compete agreement	—	—		—	—	—	10,498	(15)	10,498
Core deposit intangible	—	—		—	6,819	—	32,825	(16)	39,644
Other amortizing intangible assets	159	—		159	1,143	—	(1,143	)(17)	159
Other assets	24,758	10,500	(4)	35,258	64,457	10,492	24,021	(18)	134,228

Total assets	$2,447,922	$761,892		$3,209,814	$2,618,772	$429,181	$(163,067)		$6,094,700

Liabilities
Deposits	$1,818,761	$—		$1,818,761	$1,618,688	$335,931	$21,136	(19)	$3,794,516
FHLB advances and other borrowings	182,415	—	(5)	182,415	699,625	58,276	38,883	(20)	979,199
Other liabilities	44,629	—		44,629	50,964	4,600	—		100,193

Total liabilities	2,045,805	—		2,045,805	2,369,277	398,807	60,019		4,873,908

Stockholders’ equity
Common stock	—	890	(6)	890	113	29	(72	)(21)	960
Additional paid-in capital	—	878,361	(7)	878,361	113,006	12,863	(55,808	)(22)	948,422
Retained earnings	398,408	(19,500	)(8)	378,908	160,659	20,624	(194,631	)(23)	365,560
Employee stock ownership plan shares	—	(62,274	)(9)	(62,274)	(7,134)	—	7,134	(24)	(62,274)
Recognition plan shares	—	(35,585	)(10)	(35,585)	(9,448)	—	9,448	(24)	(35,585)
Treasury stock	—	—		—	(21,744)	(3,109)	24,853	(24)	—
Accumulated other comprehensive income	3,709	—		3,709	14,043	(33)	(14,010	)(24)	3,709

Total stockholders’ equity	402,117	761,892		1,164,009	249,495	30,374	(223,086)		1,220,792

Total liabilities and stockholders’ equity	$2,447,922	$761,892		$3,209,814	$2,618,772	$429,181	$(163,067)		$6,094,700

(1)	Shows the effect of the mutual-to-stock conversion of NewAlliance Bancshares, assuming gross proceeds of $859.6 million, the maximum, as adjusted, offering expenses of $10.4 million, a contribution to the foundation of $30.0 million of conversion stock, and establishment of an employee stock ownership plan and a recognition and retention plan that will acquire 7% and 4%, respectively, of the gross proceeds plus the foundation shares. The employee stock ownership plan will purchase its shares in the offering and in open market purchases. The recognition and retention plan will purchase shares in the open market after receiving shareholder approval to adopt the plan. Open market purchases by the employee stock ownership plan and recognition and retention plan are assumed at $10.00 per share. The actual percentages of the employee stock ownership plan and recognition and retention plan will be determined at the end of the offering, and will be based upon the pro forma capital levels of the Bank after the offering and after consultations with the regulatory authorities. The $19.5 million reduction in retained earnings reflects the expense of funding the foundation of $30.0 million net of a deferred tax asset of $10.5 million.
(2)	Reflects the purchase accounting and acquisition adjustments related to the cash acquisition of Connecticut Bancshares for a price of $52.00 per share in cash and the acquisition of Alliance Bancorp for a price of $25.00 per share in newly issued conversion stock.
(3)	Net cash proceeds raised in the conversion equal to gross proceeds of $859.6 million, less offering expenses of $10.4 million, the purchase of shares by the employee stock ownership plan of $62.3 million, and the assumed purchase of the recognition and retention plan shares of $35.6 million.
(4)	Deferred tax asset resulting from the $30.0 million expense for funding the foundation based on marginal tax rate of 35%.

(5)	At the minimum of the offering range, the employee stock ownership plan is assumed to borrow funds from a third party lender, thus resulting in recording a borrowing liability on the balance sheet of NewAlliance Bancshares. At the maximum, as adjusted, the employee stock ownership plan loan is assumed to be funded internally with a loan from NewAlliance Bancshares, thus no borrowing liability would be recorded on the consolidated balance sheet of NewAlliance Bancshares at the maximum, as adjusted.
(6)	Reflects par value of common stock at $0.01 per share based on an offering of 85,962,500 shares and the contributed to the foundation of 3,000,000 shares.
(7)	Net proceeds of stock offering $849.2 million plus shares contributed to the NewAlliance Foundation of $30.0 million, net of par value of common stock.
(8)	After-tax impact to retained earnings from the $30.0 million expense for funding the NewAlliance Foundation based on a marginal tax rate of 35%.
(9)	Contra-equity account established to reflect unissued shares related to the employee stock ownership plan to purchase 7% of offering including NewAlliance Foundation shares.
(10)	Contra-equity account established to reflect unvested restricted stock related to the recognition and retention plan equal to 4% of offering including NewAlliance Foundation shares.
(11)	Includes cash purchase price paid to holders of Connecticut Bancshares stock in the amount of $587.8 million, non-tax deductible transaction costs of $13.0 million and tax deductible acquisition costs of $63.7 million included in the purchase accounting for the acquisitions, merger charges of $8.4 million related to the acquisitions, $12.1 million of charges incurred by NewAlliance Bancshares, net of cash received from terminating the employee stock ownership plan and recognition and retention of Connecticut Bancshares of $10.5 million.
(12)	Yield adjustment to reflect the difference between portfolio yields and market rates as of June 30, 2003 for loans acquired in the acquisition.
(13)	Reflects the difference between market values and net book values of fixed assets acquired in the acquisitions.
(14)	Goodwill is an intangible asset that is not subject to amortization. The goodwill balance will be tested annually for impairment. Goodwill is calculated as follows:

	Connecticut Bancshares	Alliance Bancorp	Combined
	(Dollars in thousands, except per share data)
Purchase price per share	$52.00	$25.00
Number of shares acquired	10,754,943	2,678,504
Number of options acquired	1,691,168	416,258
Average exercise price of options	$26.05	$13.29

Cost of purchasing shares	$559,257	$66,963
Cost of purchasing options	43,886	4,874
Tax effect of purchasing options	(15,360)	(1,706)

Purchase price	587,783	70,131	$657,914
Less: acquired stockholders’ equity	(249,495)	(30,374)	(279,869)
Less: recovery of existing employee stock ownership plan contra	(7,134)	—	(7,134)
Less: tax benefit of accelerated RRP vesting	(3,307)	—	(3,307)
Plus: non-tax deductible transaction costs	11,700	1,250	12,950
Plus: taxable purchase accounting adjustments
Tax deductible expenses (pretax)	52,900	10,750	63,650
Yield adjustment for acquired CDs	16,274	4,862	21,136
Yield adjustment for acquired borrowings	34,250	4,633	38,883
Yield adjustment for acquired loans	(23,365)	(4,693)	(28,058)
Core deposit intangible	(29,680)	(3,145)	(32,825)
Other amortizing intangible assets	1,143	—	1,143
Non-compete agreement intangible	(6,823)	(3,675)	(10,498)
Market value adjustment for bank premises and equipment	(3,894)	(1,439)	(5,333)
Tax effect at 35% marginal tax rate	(14,282)	(2,553)	(16,835)

Goodwill	$366,070	$45,747	$411,818

(15)	Non-compete agreement is an identifiable intangible asset representing the aggregate payments to be made to senior management of Connecticut Bancshares and Alliance Bancorp pursuant to formal agreements. The non-compete agreement asset is amortized into expense on a straight-line basis over the terms of each agreement.

(16)	Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired deposit bases, calculated as the present value benefit of funding operations with the acquired deposit bases versus using an alternative wholesale funding source. The core deposit intangible asset is amortized into expense on an accelerated basis using the double declining balance method over 9.5 years for Connecticut Bancshares and 12.5 years for Alliance Bancorp.
(17)	Other amortizing intangible assets of Connecticut Bancshares eliminated in purchase accounting.
(18)	Deferred tax asset of $16.8 million on taxable transaction costs (see footnote 14) and deferred tax asset of $7.2 million on taxable merger charges (see footnote 23).
(19)	Yield adjustment to reflect the difference between portfolio yields and market rates as of June 30, 2003 for time deposits acquired in the acquisition.
(20)	Yield adjustment to reflect the difference between portfolio yields and market rates as of June 30, 2003 for borrowings acquired in the acquisition.

(21)	Calculated as follows (in thousands):

Eliminate common stock pursuant to purchase accounting:
Connecticut Bancshares	$(113)
Alliance Bancorp	(29)
Common stock (par value) issued in acquisition	70

Adjustment to common stock	$(72)

(22)	Calculated as follows (in thousands):

Eliminate paid in capital pursuant to purchase accounting:
Connecticut Bancshares	$(113,006)
Alliance Bancorp	(12,863)
Common stock (par value) issued in acquisition	70,061

Adjustment to common stock	$(55,808)

(23)	Adjustment to reflect the elimination of Connecticut Bancshares and Alliance retained earnings, and the effects of estimated charges, which will be charged to earnings as incurred. Since the estimated charges are non-recurring, they have not been reflected in the pro forma consolidated income statement. The elimination of retained earnings and estimated non-recurring charges consist of the following (in thousands):

Eliminate retained earnings pursuant to purchase accounting:
Connecticut Bancshares	$(160,659)
Alliance Bancorp	(20,624)
Merger charges incurred:
Connecticut Bancshares transaction	(6,321)
Alliance Bancorp transaction	(2,114)
NewAlliance Bancshares	(12,100)
Tax effect at marginal rate of 35%	7,187

Adjustment to retained earnings	$(194,631)

(24)	Calculated as follows (in thousands):

	Employee Stock Ownership Plan	Recognition Plan Shares	Treasury Stock	Accumulated Other Comprehensive Income
Eliminate the capital account balances of acquired institutions pursuant to purchase accounting:
Connecticut Bancshares	$7,134	$9,448	$21,744	$(14,043)
Alliance Bancorp	—	—	3,109	33

Adjustment to capital account	$7,134	$9,448	$24,853	$(14,010)

The following table presents pro forma balance sheet information at March 31, 2003 for NewAlliance Bancshares and December 31, 2002 for Connecticut Bancshares and Alliance Bancorp assuming the sale of 55,250,000 shares at the minimum of the valuation range.

	As of March 31, 2003 NewAlliance Bancshares	Pro Forma Conversion Adjustments(1)		NewAlliance Bancshares As Converted	As of December 31, 2002		Pro Forma Merger Adjustments(2)		Pro Forma Consolidated
					Connecticut Bancshares	Alliance Bancorp
	(In thousands)
Assets
Cash and cash equivalents	$50,632	$—		$50,632	$25,264	$18,461	$—		$94,357
Investment securities available for sale	1,099,410	521,651	(3)	1,621,061	841,622	85,207	(692,819	)(11)	1,855,071
Investment securities held to maturity	350	—		350	—	5,372	—		5,722
Loans receivable, net	1,161,058	—		1,161,058	1,540,567	286,154	27,642	(12)	3,015,421
Federal Home Loan Bank stock	13,766	—		13,766	30,783	2,605	—		47,154
Bank premises and equipment	32,870	—		32,870	17,793	5,104	5,333	(13)	61,100
Goodwill and non-amortizing intangible assets	564	—		564	20,336	49	432,495	(14)	453,444
Non-compete agreement	—	—		—	—	—	10,498	(15)	10,498
Core deposit intangible	—	—		—	7,372	—	32,272	(16)	39,644
Other amortizing intangible assets	166	—		166	1,378	—	(1,378	)(17)	166
Other assets	34,686	10,500	(4)	45,186	62,427	11,562	23,858	(18)	143,033

Total assets	$2,393,502	$532,151		$2,925,653	$2,547,542	$414,514	$(162,099)		$5,725,610

Liabilities
Deposits	$1,809,257	$—		$1,809,257	$1,595,979	$330,832	$20,907	(19)	$3,756,975
FHLB advances and other borrowings	141,501	40,775	(5)	182,276	654,942	54,510	37,443	(20)	929,171
Other liabilities	46,594	—		46,594	45,061	3,622	—		95,277

Total liabilities	1,997,352	40,775		2,038,127	2,295,982	388,964	58,350		4,781,423

Shareholders’ Equity
Common stock	—	583	(6)	583	113	29	(72	)(21)	653
Additional paid-in capital	—	574,368	(7)	574,368	110,345	12,791	(53,197	)(22)	644,307
Retained earnings	393,096	(19,500	)(8)	373,596	149,554	19,183	(182,085	)(23)	360,248
Employee stock ownership plan shares	—	(40,775	)(9)	(40,775)	(7,444)	—	7,444	(24)	(40,775)
Recognition plan shares	—	(23,300	)(10)	(23,300)	(10,880)	—	10,880	(24)	(23,300)
Treasury stock	—	—		—	(5,522)	(3,109)	8,631	(24)	—
Accumulated other comprehensive income	3,054	—		3,054	15,394	(3,344)	(12,050	)(24)	3,054

Total shareholders’ equity	396,150	491,376		887,526	251,560	25,550	(220,449)		944,187

Total liabilities and shareholders’ equity	$2,393,502	$532,151		$2,925,653	$2,547,542	$414,514	$(162,099)		$5,725,610

(1)	Shows the effect of the mutual-to-stock conversion of NewAlliance Bancshares, assuming gross proceeds of $552.5 million (the minimum of the valuation range), offering expenses of $7.5 million, a contribution to the foundation of $30.0 million of conversion stock, and establishment of an employee stock ownership plan and the recognition and retention plan that will acquire 7% and 4%, respectively, of the gross proceeds plus the foundation shares. The employee stock ownership plan will purchase its shares in the offering and in open market purchases. The recognition and retention plan will purchase shares in the open market after receiving shareholder approval to adopt the plan. Open market purchases by the employee stock ownership plan and recognition and retention plan are assumed at $10.00 per share. The actual percentages of the employee stock ownership plan and recognition and retention plan will be determined at the end of the offering, and will be based upon the pro forma capital levels of the Bank after the offering. The $19.5 million reduction in retained earnings reflects the expense of funding the foundation of $30.0 million net of a deferred tax asset of $10.5 million.
(2)	Reflects the purchase accounting and acquisition adjustments related to the cash acquisition of Connecticut Bancshares for a price of $52.00 per share in cash and the acquisition of Alliance Bancorp for a price of $25.00 per share in newly issued conversion stock.
(3)	Net cash proceeds raised in the conversion equal to gross proceeds of $552.5 million, less offering expenses of $7.5 million, and the assumed purchase of the recognition and retention plan shares of $23.3 million.

(4)	Deferred tax asset resulting from the $30.0 million expense for funding the foundation based on marginal tax rate of 35%.
(5)	At the minimum of the offering range, the employee stock ownership plan is assumed to borrow funds from a third party lender, thus resulting in recording a borrowing liability on the balance sheet of NewAlliance Bancshares. At the midpoint, maximum and maximum, as adjusted, the employee stock ownership plan loan is assumed to be funded internally with a loan from NewAlliance Bancshares, thus no borrowing liability would be recorded on the consolidated balance sheet of NewAlliance Bancshares at the midpoint, maximum or maximum, as adjusted.
(6)	Reflects par value of common stock at $0.01 per share based on an offering of 55,250,000 shares and the contribution to the foundation of 3,000,000 shares.
(7)	Net proceeds of stock offering $545.0 million plus shares contributed to the NewAlliance Foundation of $30.0 million, net of par value of common stock.
(8)	After-tax impact to retained earnings from the $30.0 million expense for funding NewAlliance Foundation based on a marginal tax rate of 35%.
(9)	Contra-equity account established to reflect unissued shares related to the employee stock ownership plan to purchase 7% of offering including NewAlliance Foundation shares.
(10)	Contra-equity account established to reflect unvested restricted stock related to the recognition and retention plan equal to 4% of offering including NewAlliance Foundation shares.
(11)	Includes cash purchase price paid to holders of Connecticut Bancshares stock in the amount of $606.9 million, non-tax deductible transaction costs of $13.0 million, tax deductible acquisition costs of $63.7 million included in the purchase accounting for the acquisitions, merger charges of $8.4 million related to the acquisitions, $12.1 million of charges incurred by NewAlliance Bancshares, net of cash received from terminating the employee stock ownership plan and recognition and retention of Connecticut Bancshares of $11.3 million.
(12)	Yield adjustment to reflect the difference between portfolio yields and market rates as of June 30, 2003 for loans acquired in the acquisition.
(13)	Reflects the difference between market values and net book values of fixed assets acquired in the acquisitions.
(14)	Goodwill is an intangible asset that is not subject to amortization. The goodwill balance will be tested annually for impairment. Goodwill is calculated as follows:

	Connecticut Bancshares	Alliance Bancorp	Combined
	(Dollars in thousands, except per share data)
Purchase price per share	$52.00	$25.00
Number of shares acquired	11,105,546	2,667,506
Number of options acquired	1,733,788	427,256
Average exercise price of options	$25.87	$13.04

Cost of purchasing shares	$577,488	$66,687
Cost of purchasing options	45,304	5,110
Tax effect of purchasing options	(15,856)	(1,788)

Purchase price	606,936	70,009	$676,945
Less: acquired shareholders’ equity	(251,560)	(25,550)	(277,110)
Less: recovery of existing employee stock ownership plan contra	(7,444)	—	(7,444)
Less: tax benefit of accelerated RRP vesting	(3,808)	—	(3,808)
Plus: non-tax deductible transaction costs	11,700	1,250	12,950
Plus: taxable purchase accounting adjustments
Tax deductible transaction expenses	52,900	10,751	63,651
Yield adjustment for acquired CDs	16,045	4,862	20,907
Yield adjustment for acquired borrowings	32,810	4,633	37,443
Yield adjustment for acquired loans	(22,949)	(4,693)	(27,642)
Core deposit intangible	(29,127)	(3,145)	(32,272)
Other amortizing intangible assets	1,378	—	1,378
Non-compete agreement intangible	(6,823)	(3,675)	(10,498)
Market value adjustment for bank premises and equipment	(3,894)	(1,439)	(5,333)
Tax effect at 35% marginal tax rate	(14,119)	(2,553)	(16,672)

Goodwill	$382,045	$50,450	$432,495

(15)	Non-compete agreement is an identifiable intangible asset representing the aggregate payments to be made to senior management of Connecticut Bancshares and Alliance Bancorp pursuant to formal agreements. The non-compete agreement asset is amortized into expense on a straight-line basis over the terms of each agreement.
(16)	Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired deposit bases, calculated as the present value benefit of funding operations with the acquired deposit bases versus using an alternative wholesale funding source. The core deposit intangible asset is amortized into expense on an accelerated basis using the double declining balance method over 9.5 years for Connecticut Bancshares and 12.5 years for Alliance Bancorp.
(17)	Other amortizing intangible assets of Connecticut Bancshares eliminated in purchase accounting.
(18)	Deferred tax asset of $16.7 million on taxable transaction expenses (see footnote 14) and deferred tax asset of $7.2 million on taxable merger charges (see footnote 23).
(19)	Yield adjustment to reflect the difference between portfolio yields and market rates as of June 30, 2003 for time deposits acquired in the acquisition. Yield adjustments will be accreted over the lives of the acquired CDs as a reduction in interest expense.
(20)	Yield adjustment to reflect the difference between portfolio yields and market rates as of June 30, 2003 for borrowings acquired in the acquisition. Yield adjustments will be accreted over the lives of the acquired borrowings as a reduction in interest expense.
(21)	Calculated as follows (in thousands):

Eliminate common stock pursuant to purchase accounting:
Connecticut Bancshares	$(113)
Alliance Bancorp	(29)
Common stock (par value) issued in acquisition	70

Adjustment to common stock	$(72)

(22)	Calculated as follows (in thousands):

Eliminate paid-in capital pursuant to purchase accounting:
Connecticut Bancshares	$(110,345)
Alliance Bancorp	(12,791)
Common stock (par value) issued in acquisition	69,939

Adjustment to common stock	$(53,197)

(23)	Adjustment to reflect the elimination of Connecticut Bancshares and Alliance retained earnings, and the effects of estimated charges, which will be charged to earnings as incurred. Since the estimated charges are non-recurring, they have not been reflected in the pro forma consolidated income statement. The elimination of retained earnings and estimated non-recurring charges consist of the following (in thousands):

Eliminate retained earnings pursuant to purchase accounting:
Connecticut Bancshares	$(149,554)
Alliance Bancorp	(19,183)
Merger charges incurred:
Connecticut Bancshares transaction	(6,321)
Alliance Bancorp transaction	(2,114)
NewAlliance Bancshares	(12,100)
Tax effect at marginal rate of 35%	7,187

Adjustment to retained earnings	$(182,085)

(24)	Calculated as follows (in thousands):

	Employee Stock Ownership Plan	Recognition Plan Shares	Treasury Stock	Accumulated Other Comprehensive Income
Eliminate the capital account balances of acquired institutions pursuant to purchase accounting:
Connecticut Bancshares	$7,444	$10,880	$5,522	$(15,394)
Alliance Bancorp	—	—	3,109	3,344

Adjustment to capital account	$7,444	$10,880	$8,631	$(12,050)

The following table presents pro forma balance sheet information at March 31, 2003 for NewAlliance Bancshares and December 31, 2002 for Connecticut Bancshares and Alliance Bancorp assuming the sale of 85,962,500 shares at the maximum of the valuation range, as adjusted.

	As of March 31, 2003 NewAlliance Bancshares	Pro Forma Conversion Adjustments(1)		NewAlliance Bancshares As Converted	As of December 31, 2002		Pro Forma Merger Adjustments(2)		Pro Forma Consolidated
					Connecticut Bancshares	Alliance Bancorp
	(In thousands)
Assets
Cash and cash equivalents	$50,632	$—		$50,632	$25,264	$18,461	$—		$94,357
Investment securities available for sale	1,099,410	751,392	(3)	1,850,802	841,622	85,027	(692,819	)(11)	2,084,632
Investment securities held to maturity	350	—		350	—	5,372	—		5,722
Loans receivable, net	1,161,058	—		1,161,058	1,540,567	286,154	27,642	(12)	3,015,421
Federal Home Loan Bank stock	13,766	—		13,766	30,783	2,785	—		47,334
Bank premises and equipment	32,870	—		32,870	17,793	5,104	5,333	(13)	61,100
Goodwill and non-amortizing intangible assets	564	—		564	20,336	49	432,495	(14)	453,444
Non-compete agreement	—	—		—	—	—	10,498	(15)	10,498
Core deposit intangible	—	—		—	7,372	—	32,272	(16)	39,644
Other amortizing intangible assets	166	—		166	1,378	—	(1,378	)(17)	166
Other assets	34,686	10,500	(4)	45,186	62,427	11,562	23,858	(18)	143,033

Total assets	$2,393,502	$761,892		$3,155,394	$2,547,542	$414,514	$(162,099)		$5,955,351

Liabilities
Deposits	$1,809,257	$—		$1,809,257	$1,595,979	$330,832	$20,907	(19)	$3,756,975
FHLB advances and other borrowings	141,501	—	(5)	141,501	654,942	54,510	37,443	(20)	888,396
Other liabilities	46,594	—		46,594	45,061	3,622	—		95,277

Total liabilities	1,997,352	—		1,997,352	2,295,982	388,964	58,350		4,740,648

Shareholders’ Equity
Common stock	—	890	(6)	890	113	29	(72	)(21)	960
Additional paid-in capital	—	878,361	(7)	878,361	110,345	12,791	(53,197	)(22)	948,300
Retained earnings	393,096	(19,500	)(8)	373,596	149,554	19,183	(182,085	)(23)	360,248
Employee stock ownership plan shares	—	(62,274	)(9)	(62,274)	(7,444)	—	7,444	(24)	(62,274)
Recognition plan shares	—	(35,585	)(10)	(35,585)	(10,880)	—	10,880	(24)	(35,585)
Treasury stock	—	—		—	(5,522)	(3,109)	8,631	(24)	—
Accumulated other comprehensive income	3,054	—		3,054	15,394	(3,344)	(12,050	)(24)	3,054

Total shareholders’ equity	396,150	761,892		1,158,042	251,560	25,550	(220,449)		1,214,703

Total liabilities and shareholders’ equity	$2,393,502	$761,892		$3,155,394	$2,547,542	$414,514	$(162,099)		$5,955,351

(1)	Shows the effect of the mutual-to-stock conversion of NewAlliance Bancshares, assuming gross proceeds of $859.6 million, the maximum, as adjusted, offering expenses of $10.4 million, a contribution to the foundation of $30.0 million of conversion stock, and establishment of an employee stock ownership plan and a recognition and retention plan that will acquire 7% and 4%, respectively, of the gross proceeds plus the foundation shares. The employee stock ownership plan will purchase its shares in the offering and in open market purchases. The recognition and retention plan will purchase shares in the open market after receiving shareholder approval to adopt the plan. Open market purchases by the employee stock ownership plan and recognition and retention plan are assumed at $10.00 per share. The actual percentages of the employee stock ownership plan and recognition and retention plan will be determined at the end of the offering, and will be based upon the pro forma capital levels of the Bank after the offering. The $19.5 million reduction in retained earnings reflects the expense of funding the foundation of $30.0 million net of a deferred tax asset of $10.5 million.
(2)	Reflects the purchase accounting and acquisition adjustments related to the cash acquisition of Connecticut Bancshares for a price of $52.00 per share in cash and the acquisition of Alliance Bancorp for a price of $25.00 per share in newly issued conversion stock.

(3)	Net cash proceeds raised in the conversion equal to gross proceeds of $859.6 million, less offering expenses of $10.4 million, the purchase of shares by the employee stock ownership plan of $62.3 million, and the assumed purchase of the recognition and retention plan shares of $35.6 million.
(4)	Deferred tax asset resulting from the $30.0 million expense for funding the foundation based on marginal tax rate of 35%.
(5)	At the minimum of the offering range, the employee stock ownership plan is assumed to borrow funds from a third party lender, thus resulting in recording a borrowing liability on the balance sheet of NewAlliance Bancshares. At the midpoint, maximum and maximum, as adjusted, the employee stock ownership plan loan is assumed to be funded internally with a loan from NewAlliance Bancshares, thus no borrowing liability would be recorded on the consolidated balance sheet of NewAlliance Bancshares at the midpoint, maximum or maximum, as adjusted.
(6)	Reflects par value of common stock at $0.01 per share based on an offering of 85,962,500 shares and the contribution to the foundation of 3,000,000 shares.
(7)	Net proceeds of stock offering $849.2 million plus shares contributed to NewAlliance Foundation of $30.0 million, net of par value of common stock.
(8)	After-tax impact to retained earnings from the $30.0 million expense for funding NewAlliance Foundation based on a marginal tax rate of 35%.
(9)	Contra-equity account established to reflect unissued shares related to the employee stock ownership plan to purchase 7% of offering including NewAlliance Foundation shares.
(10)	Contra-equity account established to reflect unvested restricted stock related to the recognition and retention plan equal to 4% of offering including NewAlliance Foundation shares.
(11)	Includes cash purchase price paid to holders of Connecticut Bancshares stock in the amount of $606.9 million, non-tax deductible transaction costs of $13.0 million, tax deductible acquisition costs of $63.7 million included in the purchase accounting for the acquisitions, merger charges of $8.4 million related to the acquisitions, $12.1 million of charges incurred by NewAlliance Bancshares, net of cash received from terminating the employee stock ownership plan and recognition and retention of Connecticut Bancshares of $11.3 million.
(12)	Yield adjustment to reflect the difference between portfolio yields and market rates as of June 30, 2003 for loans acquired in the acquisition.
(13)	Reflects the difference between market values and net book values of fixed assets acquired in the acquisitions.
(14)	Goodwill is an intangible asset that is not subject to amortization. The goodwill balance will be tested annually for impairment. Goodwill is calculated as follows:

	Connecticut Bancshares	Alliance Bancorp	Combined
	(Dollars in thousands, except per share data)
Purchase price per share	$52.00	$25.00
Number of shares acquired	11,105,546	2,667,506
Number of options acquired	1,733,788	427,256
Average exercise price of options	$25.87	$13.04

Cost of purchasing shares	$577,488	$66,688
Cost of purchasing options	45,304	5,110
Tax effect of purchasing options	(15,856)	(1,788)

Purchase price	606,936	70,010	$676,946
Less: acquired shareholders’ equity	(251,560)	(25,550)	(277,110)
Less: recovery of existing employee stock ownership plan contra	(7,444)	—	(7,444)
Less: tax benefit of accelerated RRP vesting	(3,808)	—	(3,808)
Plus: non-tax deductible transaction costs	11,700	1,250	12,950
Plus: taxable purchase accounting adjustments
Tax deductible transaction expenses	52,900	10,750	63,650
Yield adjustment for acquired CDs	16,045	4,862	20,907
Yield adjustment for acquired borrowings	32,810	4,633	37,443
Yield adjustment for acquired loans	(22,949)	(4,693)	(27,642)
Core deposit intangible	(29,127)	(3,145)	(32,272)
Other amortizing intangible assets	1,378	—	1,378
Non-compete agreement intangible	(6,823)	(3,675)	(10,498)
Market value adjustment for bank premises and equipment	(3,894)	(1,439)	(5,333)
Tax effect at 35% marginal tax rate	(14,119)	(2,553)	(16,672)

Goodwill	$382,045	$50,450	$432,495

(15)	Non-compete agreement is an identifiable intangible asset representing the aggregate payments to be made to senior management of Connecticut Bancshares and Alliance Bancorp pursuant to formal agreements. The non-compete agreement asset is amortized into expense on a straight-line basis over the terms of each agreement.
(16)	Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired deposit bases, calculated as the present value benefit of funding operations with the acquired deposit bases versus using an alternative wholesale funding source. The core deposit intangible asset is amortized into expense on an accelerated basis using the double declining balance method over 9.5 years for Connecticut Bancshares and 12.5 years for Alliance Bancorp.
(17)	Other amortizing intangible assets of Connecticut Bancshares eliminated in purchase accounting.
(18)	Deferred tax asset of $16.7 million on taxable transaction expenses (see footnote 14) and deferred tax asset of $7.2 million on taxable merger charges (see footnote 23).
(19)	Yield adjustment to reflect the difference between portfolio yields and market rates as of June 30, 2003 for time deposits acquired in the acquisition. Yield adjustments will be accreted over the lives of the acquired CDs as a reduction in interest expense.
(20)	Yield adjustment to reflect the difference between portfolio yields and market rates as of June 30, 2003 for borrowings acquired in the acquisition. Yield adjustments will be accreted over the lives of the acquired borrowings as a reduction in interest expense.

(21)	Calculated as follows (in thousands):

Eliminate common stock pursuant to purchase accounting:
Connecticut Bancshares	$(113)
Alliance Bancorp	(29)
Common stock (par value) issued in acquisition	70

Adjustment to common stock	$(72)

(22)	Calculated as follows (in thousands):

Eliminate paid-in capital pursuant to purchase accounting:
Connecticut Bancshares	$(110,345)
Alliance Bancorp	(12,791)
Common stock (par value) issued in acquisition	69,939

Adjustment to common stock	$(53,197)

(23)	Adjustment to reflect the elimination of Connecticut Bancshares and Alliance retained earnings, and the effects of estimated charges, which will be charged to earnings as incurred. Since the estimated charges are non-recurring, they have not been reflected in the pro forma consolidated income statement. The elimination of retained earnings and estimated non-recurring charges consist of the following (in thousands):

Eliminate retained earnings pursuant to purchase accounting:
Connecticut Bancshares	$(149,554)
Alliance Bancorp	(19,183)
Merger charges incurred:
Connecticut Bancshares transaction	(6,321)
Alliance Bancorp transaction	(2,114)
NewAlliance Bancshares	(12,100)
Tax effect at marginal rate of 35%	7,187

Adjustment to retained earnings	$(182,085)

(24)	Calculated as follows (in thousands):

	Employee Stock Ownership Plan	Recognition Plan Shares	Treasury Stock	Accumulated Other Compre- hensive Income
Eliminate the capital account balances of acquired institutions pursuant to purchase accounting:
Connecticut Bancshares	$7,444	$10,880	$5,522	$(15,394)
Alliance Bancorp	—	—	3,109	3,344

Adjustment to capital account	$7,444	$10,880	$8,631	$(12,050)

Unaudited Pro Forma Condensed Consolidated Income Statements

The following table presents pro forma income statement information for the quarter ended June 30, 2003 for NewAlliance Bancshares, Connecticut Bancshares and Alliance Bancorp assuming the sale of 55,250,000 shares at the minimum of the valuation range.

	For the Three Months Ended June 30, 2003
	NewAlliance Bancshares	Pro Forma Conversion Adjustments		NewAlliance Bancshares As Converted	Connecticut Bancshares	Alliance Bancorp	Pro Forma Merger Adjustments		Pro Forma Consolidated
	(In thousands)
Interest and dividend income	$26,220	$—		$26,220	$32,667	$5,454	$(6,483	)(2)	$57,858
Interest expense	(7,515)	—		(7,515)	(12,146)	(2,407)	4,871	(3)	(17,197)

Net interest income before provision for loan losses	18,705	—		18,705	20,521	3,047	(1,612)		40,661
Provision for loan losses	—	—		—	(300)	(6)	—		(306)

Net interest income after provision for loan losses	18,705	—		18,705	20,221	3,041	(1,612)		40,355
Non-interest income	3,562	—		3,562	5,749	1,085	—		10,396
Non-interest expense	(14,169)	(798	)(1)	(14,967)	(14,809)	(2,798)	(1,739	)(4)	(34,313)

Income before provision for income taxes	8,098	(798)		7,300	11,161	1,328	(3,351)		16,438
Provision for income taxes	(2,786)	279		(2,507)	(3,683)	(409)	1,173	(5)	(5,426)

Net income	$5,312	$(519)		$4,793	$7,478	$919	$(2,178)		$11,012

(1)	Employee stock ownership plan loan with a balance of $40.8 million and an amortization period of 30 years straight line. The employee stock ownership plan is assumed to be funded by a third party lender. Employee stock ownership plan expense includes the expense related to issuing shares to employees for the period shown plus interest on the employee stock ownership plan loan at a rate of 4.50%.

(2)	Adjustment to interest income is calculated as follows:

	Connecticut Bancshares	Alliance Bancorp	Combined
	(In thousands)
Amortization of investments premium from purchase accounting	$(3,263)	$—	$(3,263)
Amortization of loan premium from purchase accounting	(2,700)	(520)	(3,220)

Adjustment to interest income	$(5,963)	$(520)	$(6,483)

(3)	Adjustment to interest expense is calculated as follows:

	Connecticut Bancshares	Alliance Bancorp	Combined
	(In thousands)
Accretion of deposit premium from purchase accounting	$1,815	$533	$2,348
Accretion of borrowings premium from purchase accounting	2,305	218	2,523

Adjustment to interest expense	$4,120	$751	$4,871

(4)	Adjustment to non-interest expense is calculated as follows:

	Connecticut Bancshares	Alliance Bancorp	Combined
	(In thousands)
Backout historical employee stock ownership plan and recognition and retention plan expenses due to termination of plans	$1,302	$—	$1,302
Amortization of non-compete agreements	(897)	(414)	(1,311)
Amortization of new core deposit intangible	(1,537)	(126)	(1,663)
Depreciation adjustment for market value of fixed assets	(49)	(18)	(67)

Adjustment to non-interest expense	$(1,181)	$(558)	$(1,739)

These pro forma non-interest expense adjustments exclude the impact of one-time charges and exclude the impact of the proposed retention and recognition plan. The impact of the proposed retention and recognition plan has been excluded because it has not yet been approved by shareholders, the NewAlliance Bancshares or New Haven Savings Bank Board of Directors or the related Compensation Committees.

(5)	Marginal tax rate of 35%.

The following table presents pro forma income statement information for the quarter ended June 30, 2003 for NewAlliance Bancshares, Connecticut Bancshares and Alliance Bancorp assuming the sale of 85,962,500 shares at the maximum, as adjusted of the valuation range.

	For the Three Months Ended June 30, 2003
	NewAlliance Bancshares	Pro Forma Conversion Adjustments		NewAlliance Bancshares As Converted	Connecticut Bancshares	Alliance Bancorp	Pro Forma Merger Adjustments		Pro Forma Consolidated
	(In thousands)
Interest and dividend income	$26,220	$—		$26,220	$32,667	$5,454	$(6,483	)(2)	$57,858
Interest expense	(7,515)	—		(7,515)	(12,146)	(2,407)	4,871	(3)	(17,197)

Net interest income before provision for loan losses	18,705	—		18,705	20,521	3,047	(1,612)		40,661
Provision for loan losses	—	—		—	(300)	(6)	—		(306)

Net interest income after provision for loan losses	18,705	—		18,705	20,221	3,041	(1,612)		40,355
Non-interest income	3,562	—		3,562	5,749	1,085	—		10,396
Non-interest expense	(14,169)	(518	)(1)	(14,687)	(14,809)	(2,798)	(1,739	)(4)	(34,033)

Income before provision for income taxes	8,098	(518)		7,580	11,161	1,328	(3,351)		16,718
Provision for income taxes	(2,786)	181		(2,605)	(3,683)	(409)	1,173	(5)	(5,524)

Net income	$5,312	$(337)		$4,975	$7,478	$919	$(2,178)		$11,194

(1)	Employee stock ownership plan loan with a balance of $62.3 million, an amortization period of 30 years straight line. Employee stock ownership plan loan is assumed to be funded internally, so no interest expense is recorded on the consolidated income statement for NewAlliance Bancshares. Employee stock ownership plan expense reflects only the expense related to issuing shares to employees for the period shown.

(2)	Adjustment to interest income is calculated as follows:

	Connecticut Bancshares	Alliance Bancorp	Combined
	(In thousands)
Amortization of investments premium from purchase accounting	$(3,263)	$—	$(3,263)
Amortization of loan premium from purchase accounting	(2,700)	(520)	(3,220)

Adjustment to interest income	$(5,963)	$(520)	$(6,483)

(3)	Adjustment to interest expense is calculated as follows:

	Connecticut Bancshares	Alliance Bancorp	Combined
	(In thousands)
Accretion of deposit premium from purchase accounting	$1,815	$533	$2,348
Accretion of borrowings premium from purchase accounting	2,305	218	2,523

Adjustment to interest expense	$4,120	$751	$4,871

(4)	Adjustment to non-interest expense is calculated as follows:

	Connecticut Bancshares	Alliance Bancorp	Combined
	(In thousands)
Backout historical employee stock ownership plan and recognition and retention plan expenses due to termination of plans	$1,302	$—	$1,302
Amortization of non-compete agreements	(897)	(414)	(1,311)
Amortization of new core deposit intangible	(1,537)	(126)	(1,663)
Depreciation adjustment for market value of fixed assets	(49)	(18)	(67)

Adjustment to non-interest expense	$(1,181)	$(558)	$(1,739)

These pro forma non-interest expense adjustments exclude the impact of one-time charges and exclude the impact of the proposed retention and recognition plan. The impact of the proposed retention and recognition plan has been excluded because it has not yet been approved by shareholders, the NewAlliance Bancshares or New Haven Savings Bank Board of Directors or the related Compensation Committees.

(5)	Marginal tax rate of 35%.

The following table presents pro forma income statement information for the fiscal year ended March 31, 2003 for NewAlliance Bancshares and the fiscal year ended December 31, 2002 for Connecticut Bancshares and Alliance Bancorp assuming the sale of 55,250,000 shares at the minimum of the valuation range.

	Year Ended March 31, 2003 NewAlliance Bancshares	Pro Forma Conversion Adjustments		NewAlliance Bancshares As Converted	Year Ended December 31, 2002		Pro Forma Merger Adjustments		Pro Forma Consolidated
					Connecticut Bancshares	Alliance Bancorp
	(In thousands)
Interest and dividend income	$116,812	$—		$116,812	$140,566	$24,007	$(21,105	)(2)	$260,280
Interest expense	(39,617)	—		(39,617)	(59,908)	(11,459)	17,669	(3)	(93,315)

Net interest income before provision for loan losses	77,195	—		77,195	80,658	12,548	(3,436)		166,965
Provision for loan losses	—	—		—	(1,500)	(348)	—		(1,848)

Net interest income after provision for loan losses	77,195	—		77,195	79,158	12,200	(3,436)		165,117
Non-interest income	18,607	—		18,607	19,026	2,854	—		40,487
Non-interest expense	(59,564)	(3,194	)(1)	(62,758)	(59,609)	(10,153)	(7,853	)(4)	(140,373)

Income before provision for income taxes	36,238	(3,194)		33,044	38,575	4,901	(11,289)		65,231
Provision for income taxes	(12,361)	1,118		(11,243)	(12,626)	(1,443)	3,951	(5)	(21,361)

Net income	$23,877	$(2,076)		$21,801	$25,949	$3,458	$(7,338)		$43,870

(1)	Employee stock ownership plan loan with a balance of $40.8 million and an amortization period of 30 years straight line. The employee stock ownership plan is assumed to be funded by a third party lender. Employee stock ownership plan expense includes expense related to issuing shares to employees for the period shown plus interest on the employee stock ownership plan loan at a rate of 4.50%.

(2)	Adjustment to interest income is calculated as follows:

	Connecticut Bancshares	Alliance Bancorp	Combined
	(In thousands)
Amortization of investments premium from purchase accounting	$(11,874)	$—	$(11,874)
Amortization of loan premium from purchase accounting	(7,598)	(1,633)	(9,231)

Adjustment to interest income	$(19,472)	$(1,633)	$(21,105)

(3)	Adjustment to interest expense is calculated as follows:

	Connecticut Bancshares	Alliance Bancorp	Combined
	(In thousands)
Accretion of deposit premium from purchase accounting	$5,907	$2,130	$8,037
Accretion of borrowings premium from purchase accounting	8,644	988	9,632

Adjustment to interest expense	$14,551	$3,118	$17,669

(4)	Adjustment to non-interest expense is calculated as follows:

	Connecticut Bancshares	Alliance Bancorp	Combined
	(In thousands)
Backout historical employee stock ownership plan and recognition and retention plan expenses due to termination of plans	$4,233	$—	$4,233
Amortization of non-compete agreements	(3,512)	(1,656)	(5,168)
Amortization of new core deposit intangible	(6,147)	(504)	(6,651)
Depreciation adjustment for market value of fixed assets	(195)	(72)	(267)

Adjustment to non-interest expense	$(5,621)	$(2,232)	$(7,853)

These pro forma non-interest expense adjustments exclude the impact of one-time charges and exclude the impact of the proposed retention and recognition plan. The impact of the proposed retention and recognition plan has been excluded because it has not yet been approved by shareholders, the NewAlliance Bancshares or New Haven Savings Bank Board of Directors or the related Compensation Committees.

(5)	Marginal tax rate of 35%.

The following table presents pro forma income statement information for the fiscal year ended March 31, 2003 for NewAlliance Bancshares and the fiscal year ended December 31, 2002 for Connecticut Bancshares and Alliance Bancorp assuming the sale of 85,962,500 shares at the maximum, as adjusted, of the valuation range.

	Year Ended March 31, 2003 NewAlliance Bancshares	Pro Forma Conversion Adjustments		NewAlliance Bancshares As Converted	Year Ended December 31, 2002		Pro Forma Merger Adjustments		Pro Forma Consolidated
					Connecticut Bancshares	Alliance Bancorp
	(In thousands)
Interest and dividend income	$116,812	$—		$116,812	$140,566	$24,007	$(21,105	)(2)	$260,280
Interest expense	(39,617)	—		(39,617)	(59,908)	(11,459)	17,669	(3)	(93,315)

Net interest income before provision for loan losses	77,195	—		77,195	80,658	12,548	(3,436)		166,965
Provision for loan losses	—	—		—	(1,500)	(348)	—		(1,848)

Net interest income after provision for loan losses	77,195	—		77,195	79,158	12,200	(3,436)		165,117
Non-interest income	18,607	—		18,607	19,026	2,854	—		40,487
Non-interest expense	(59,564)	(2,075	)(1)	(61,639)	(59,609)	(10,153)	(7,853	)(4)	(139,254)

Income before provision for income taxes	36,238	(2,075)		34,163	38,575	4,901	(11,289)		66,350
Provision for income taxes	(12,361)	726		(11,635)	(12,626)	(1,443)	3,951	(5)	(21,753)

Net income	$23,877	$(1,349)		$22,528	$25,949	$3,458	$(7,338)		$44,597

(1)	Employee stock ownership plan loan with a balance of $62.3 million, an amortization period of 30 years straight line. The employee stock ownership plan loan is assumed to be funded internally, so no interest expense is recorded on the consolidated income statement for NewAlliance Bancshares. Employee stock ownership plan expense reflects only the expense related to issuing shares to employees for the period shown.

(2)	Adjustment to interest income is calculated as follows:

	Connecticut Bancshares	Alliance Bancorp	Combined
	(In thousands)
Amortization of investments premium from purchase accounting	$(11,874)	$—	$(11,874)
Amortization of loan premium from purchase accounting	(7,598)	(1,633)	(9,231)

Adjustment to interest income	$(19,472)	$(1,633)	$(21,105)

(3)	Adjustment to interest expense is calculated as follows:

	Connecticut Bancshares	Alliance Bancorp	Combined
	(In thousands)
Accretion of deposit premium from purchase accounting	$5,907	$2,130	$8,037
Accretion of borrowings premium from purchase accounting	8,644	988	9,632

Adjustment to interest expense	$14,551	$3,118	$17,669

(4)	Adjustment to non-interest expense is calculated as follows:

	Connecticut Bancshares	Alliance Bancorp	Combined
	(In thousands)
Backout historical employee stock ownership plan and recognition and retention plan expenses due to termination of plans	$4,233	$—	$4,233
Amortization of non-compete agreements	(3,512)	(1,656)	(5,168)
Amortization of new core deposit intangible	(6,147)	(504)	(6,651)
Depreciation adjustment for market value of fixed assets	(195)	(72)	(267)

Adjustment to non-interest expense	$(5,621)	$(2,232)	$(7,853)

These pro forma non-interest expense adjustments exclude the impact of one-time charges and exclude the impact of the new proposed retention and recognition plan. The impact of the proposed retention and recognition plan has been excluded because it has not yet been approved by shareholders, the NewAlliance Bancshares or New Haven Savings Bank Board of Directors or the related Compensation Committees.

(5)	Marginal tax rate of 35%.

Additional Pro Forma Data

The actual net proceeds from the sale of NewAlliance Bancshares common stock in the conversion offering cannot be determined until the conversion is completed. However, the conversion offering net proceeds are currently estimated to be between $545.0 million and $738.2 million, or up to $849.2 million at the maximum, as adjusted, in the event the offering range is increased by approximately 15%, based upon the following assumptions:

•	NewAlliance Bancshares will sell all shares of common stock in the subscription offering;

•	NewAlliance Bancshares’ employee stock ownership plan will purchase 7% of the shares of common stock sold in the conversion offering, including shares contributed to the NewAlliance Foundation. At the minimum of the offering range, the employee stock ownership plan is assumed to borrow funds from a third party lender. At the maximum, as adjusted of the offering range, the employee stock ownership plan is assumed to be funded internally with a loan from NewAlliance Bancshares;

•	NewAlliance Bancshares’ recognition and retention plan will purchase 4% of the shares of common stock sold in the conversion offering, including shares contributed to the NewAlliance Foundation in open market purchases assuming a price of $10.00 per share. Recognition and retention plan purchases will be made only after receiving shareholder approval for such plans;

•	NewAlliance Bancshares will make a contribution to the NewAlliance Foundation amounting to 3,000,000 shares of its common stock with an assumed value of $10.00 per share;

•	Expenses of the conversion offering, other than the fees to be paid to Ryan Beck & Co., Inc., are estimated to be $2.4 million;

•	Ryan Beck & Co., Inc. will receive a management fee of $100,000 plus fees equal to 1.0% of the aggregate purchase price of the shares of stock sold in the conversion offering, excluding any shares purchased by any employee benefit plans, and any of NewAlliance Bancshares’ directors, officers or employees or members of their immediate families;

•	7,000,914 exchange shares and 7,013,095 exchange shares will be issued at March 31, 2003 and June 30, 2003, respectively, to Alliance shareholders in the acquisition; and

•	The cash required to fund the acquisitions of Connecticut Bancshares and Alliance was $692.8 million and $674.5 million as of March 31, 2003 and June 30, 2003.

NewAlliance Bancshares has prepared the following tables, which set forth New Haven Savings Bank’s historical consolidated net income and shareholders’ equity in combination with Connecticut Bancshares and Alliance prior to the conversion, and NewAlliance Bancshares’ pro forma consolidated net income and shareholders’ equity following the conversion and acquisition of Connecticut Bancshares and Alliance. In preparing these tables and in calculating pro forma data, the following assumptions have been made:

•	Pro forma earnings have been calculated assuming the stock had been sold at the beginning of the period and the net proceeds, if any, had been invested at an average yield of 1.09% and 1.19% for the three months ended June 30, 2003 and the year ended March 31, 2003, respectively, which approximates the yield on a one-year U.S. Treasury bill adjusted to a constant maturity (CMT) on June 30, 2003 and March 31, 2003, respectively;

•	The pro forma after-tax yield on the net proceeds from the conversion offering is assumed to be 0.71% and 0.77% for the three months ended June 30, 2003 and the year ended March 31, 2003, respectively, based on a marginal tax rate of 35.00%;

•	No withdrawals were made from New Haven Savings Bank’s deposit accounts for the purchase of shares in the conversion offering;

•	Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of stock issued in the conversion, issued to Alliance shareholders and issued to the NewAlliance Foundation, as adjusted in the pro forma net income per share to give effect to the purchase of shares by the employee stock ownership plan;

•	Pro forma shareholders’ equity amounts have been calculated as if NewAlliance Bancshares common stock had been sold in the conversion offering on June 30, 2003 and March 31, 2003, respectively, and, accordingly, no effect has been given to the assumed earnings effect of the transactions; and

•	Pro forma tangible shareholders’ equity amounts have been calculated by subtracting the estimated balances of intangible assets from pro forma shareholders’ equity; intangible assets include identifiable intangible assets such as core deposit intangible and non-compete agreements and goodwill.

The following pro forma information may not be representative of the financial effects of the conversion at the date on which the conversion and the acquisitions actually occur and should not be taken as indicative of future results of operations. Pro forma shareholders’ equity represents the difference between the stated amount of NewAlliance Bancshares assets and liabilities computed in accordance with generally accepted accounting principles used in the United States. Shareholders’ equity does not give effect to intangible assets in the event of a liquidation. The pro forma shareholders’ equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to shareholders in the event of liquidation.

The tables do not reflect the possible issuance of additional shares equal to 10% of the common stock sold in the conversion to be reserved for future issuance pursuant to NewAlliance Bancshares proposed stock option plan, nor does book value give any effect to the liquidation account to be established for the benefit of eligible account holders and supplemental eligible account holders. See “MANAGEMENT OF NEWALLIANCE BANCSHARES AND NEW HAVEN SAVINGS BANK—Future Benefit Plans” on page      and “THE NEW HAVEN SAVINGS BANK CONVERSION AND THE RELATED STOCK OFFERING BY NEWALLIANCE BANCSHARES—Effects Of The Conversion—Liquidation Account ” on page      . The tables do give effect to the stock recognition and retention plan, which NewAlliance Bancshares expects to adopt following the conversion and present, together with the stock option plan, to its shareholders for approval at a meeting to be held at least six months after the conversion and the acquisitions are completed. If approved by shareholders, the stock recognition and retention plan intends to acquire an amount of common stock equal to 4% of the shares of common stock sold in the conversion offering, including the shares contributed to the NewAlliance Foundation, either through open market purchases, if permissible, or from authorized but unissued shares of common stock. The table assumes that shareholder approval has been obtained and that the shares acquired by the stock recognition and retention plan are purchased in the open market at $10.00 per share. There can be no assurance that shareholder approval of the stock recognition and retention plan will be obtained, that the shares will be purchased in the open market or that the purchase price will be $10.00 per share.

The tables on the following pages present historical data of New Haven Savings Bank, Connecticut Bancshares and Alliance (as defined in the footnotes to the table), and NewAlliance Bancshares’ pro forma data at or for the dates and periods indicated based on the assumptions set forth above and in the tables and should not be used as a basis for projection of the market value of the common stock following the conversion and the acquisitions.

PRO FORMA TABLE (June 30, 2003)

	Minimum 55,250,000 $10.00 per share	Midpoint 65,000,000 $10.00 per share	Maximum 74,750,000 $10.00 per share	Maximum As Adjusted 85,962,500 $10.00 per share(1)
	(In thousands, except per share data)
Gross proceeds	$552,500	$650,000	$747,500	$859,625
Plus: shares issued to NewAlliance Foundation(2)	30,000	30,000	30,000	30,000
Plus: shares issued to Alliance(3)	70,131	70,131	70,131	70,131

Pro Forma Market Capitalization	$652,631	$750,131	$847,631	$959,756

Gross proceeds	$552,500	$650,000	$747,500	$859,625
Less: conversion expenses	(7,549)	(8,446)	(9,343)	(10,374)

Estimated net proceeds	544,951	641,554	738,157	849,251
Less: common stock acquired by employee stock ownership plan(4)	—	(47,600)	(54,425)	(62,274)
Less: common stock acquired by recognition and retention plan(5)	(23,300)	(27,200)	(31,100)	(35,585)

Estimated net proceeds as adjusted	$521,651	$566,754	$652,632	$751,392

Estimated acquisition cash costs(6)	$(674,477)	$(674,477)	$(674,477)	$(674,477)

For the Three Months ended June 30, 2003
Net income
Historical net income(9)	$11,531	$11,531	$11,531	$11,531
Pro forma interest income on net proceeds	924	1,004	1,156	1,331
Pro forma expense of financing acquisition cash costs	(1,196)	(1,196)	(1,196)	(1,196)
Pro forma employee stock ownership plan adjustment(4)	(519)	(258)	(295)	(337)
Pro forma recognition and retention plan adjustment(5)	(757)	(884)	(1,011)	(1,157)

Pro forma net income	$9,983	$10,197	$10,185	$10,172

Per share net income
Historical net income	$0.18	$0.17	$0.15	$0.12
Pro forma interest income on net proceeds	0.02	0.01	0.01	0.01
Pro forma expense of financing acquisition cash costs	(0.02)	(0.02)	(0.02)	(0.01)
Pro forma employee stock ownership plan adjustment(4)	(0.01)	—	—	—
Pro forma recognition and retention plan adjustment(5)	(0.01)	(0.01)	(0.01)	(0.01)

Pro forma net income per share	$0.16	$0.15	$0.13	$0.11

Shares used for calculating pro forma earnings per share(7)	61,219,574	70,292,761	79,365,949	89,800,115

Stock price as a multiple of pro forma earnings per share	15.63	16.67	19.23	22.73

At June 30, 2003
Shareholders’ equity:
Historical shareholders’ equity(10)	$458,900	$458,900	$458,900	$458,900
Estimated net proceeds	544,951	641,554	738,157	849,251
Plus: tax benefit of shares issued to NewAlliance Foundation (2)	10,500	10,500	10,500	10,500
Plus: shares issued to NewAlliance Foundation(2)	30,000	30,000	30,000	30,000
Less: shares issued to NewAlliance Foundation(2)	(30,000)	(30,000)	(30,000)	(30,000)
Less: common stock acquired by employee stock ownership plan(4)	(40,775)	(47,600)	(54,425)	(62,274)
Less: common stock acquired by recognition and retention plan(5)	(23,300)	(27,200)	(31,100)	(35,585)

Pro forma shareholders’ equity	950,276	1,036,154	1,122,032	1,220,792
Intangible assets(8)	(483,069)	(483,069)	(483,069)	(483,069)

Pro forma tangible shareholders’ equity	$467,207	$553,085	$638,963	$737,723

Shareholders’ equity per share
Historical	$7.03	$6.11	$5.42	$4.78
Estimated net proceeds	8.35	8.55	8.71	8.85
Plus: tax benefit of shares issued to NewAlliance Foundation(2)	0.16	0.14	0.12	0.11
Plus: shares issued to NewAlliance Foundation(2)	0.46	0.40	0.35	0.31
Less: shares issued to NewAlliance Foundation(2)	(0.46)	(0.40)	(0.35)	(0.31)
Less: common stock acquired by employee stock ownership plan(4)	(0.62)	(0.63)	(0.64)	(0.65)
Less: common stock acquired by recognition and retention plan(5)	(0.36)	(0.36)	(0.37)	(0.37)

Pro forma shareholders’ equity per share	14.56	13.81	13.24	12.72
Intangible assets(8)	(7.40)	(6.44)	(5.70)	(5.03)

Pro forma tangible shareholders’ equity per share	$7.16	$7.37	$7.54	$7.69

Shares used for pro forma shareholders’ equity per share(7)	65,263,095	75,013,095	84,763,095	95,975,595

Offering price as a percentage of equity per share	68.68%	72.41%	75.53%	78.62%

Offering price as a percentage of tangible equity per share(8)	139.66%	135.69%	132.63%	130.04%

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimate valuation range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market or general financial and economic conditions following the commencement of the offering.
(2)	NewAlliance Bancshares will make a contribution to the NewAlliance Foundation amounting to 3,000,000 shares of its common stock. The pro forma net income does not take into account the non-recurring expense that will be recognized in 2004 as a result of the establishment of the NewAlliance Foundation. NewAlliance Bancshares will recognize a tax benefit of $10.5 million and an after tax expense of $19.5 million related to the contribution to the NewAlliance Foundation .
(3)	Assumes 7,013,095 shares of NewAlliance Bancshares common stock will be issued to Alliance shareholders in the acquisition as of June 30, 2003.
(4)	It is assumed that the employee stock ownership plan will purchase 7% of the shares sold in the offering, including shares issued to the NewAlliance Foundation. At the minimum of the offering range, the employee stock ownership plan is assumed to borrow funds from a third party lender. New Haven Savings Bank’s total annual payment of the employee stock ownership plan debt is based upon 30 equal installments of principal, with an assumed interest rate of 4.5%. At the midpoint, maximum and adjusted maximum of the valuation range, the employee stock ownership plan is assumed to be funded internally with a loan from NewAlliance Bancshares. New Haven Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and the interest requirement of the debt. New Haven Savings Bank’s total annual payments on the employee stock ownership plan debt is based upon 30 equal installments of principal and interest. The pro forma adjustments assume the employee stock ownership plan shares are allocated in equal installments based on the number of loan repayment installments assumed to be paid by New Haven Savings Bank, the fair value of the common stock remains that the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 35%. The unallocated employee stock ownership plan shares are reflected as a reduction of shareholders equity. No reinvestment rate is assumed on the proceeds contributed to the fund the employee stock ownership plan. The pro forma net income further assumes (i) that 33,979, 39,667, 45,354 and 51,895 shares were committed to be released during the period at the minimum, midpoint, maximum and the adjusted maximum of the offering range, respectively, and (ii) only the employee stock ownership plan shares committed to be release during the period were considered outstanding for purposes of net income per share calculations.
(5)	If approved by NewAlliance Bancshares’ shareholders, the recognition and retention plan intends to acquire a number of shares of common stock equal to 4% of the shares of common stock sold in the offering and issued to the NewAlliance Foundation or 2,330,000, 2,760,000, 3,110,000 and 3,558,500 shares of common stock at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively. Shareholder approval of the plan and purchases by the plan may not occur earlier than six months after the completion of the conversion. The recognition and retention plan shares can either be bought through open market purchases, if permissible, or from authorized but unissued shares of common stock or treasury stock of NewAlliance Bancshares, if any. Funds used by the recognition and retention plan to purchase the shares will be contributed to the plan by New Haven Savings Bank. In calculating the pro forma effect of the recognition and retention plan, it is assumed that the shares were acquired by the recognition and retention plan at the beginning of the period purchased in the open market at $10.00 per share and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of common stock to the recognition and retention plan instead of open market purchases would dilute the voting interests of existing shareholders by approximately 3.6%.
(6)	Represents the cash purchase price of Connecticut Bancshares, transaction expenses related to both the Connecticut Bancshares and Alliance acquisitions, cash merger expenses of NewAlliance Bancshares and repayment of the existing employee stock ownership plan loan and accelerated vesting of the MRP of Connecticut Bancshares as follows:

(In Thousands)
Acquisition of Connecticut Bancshares	$587,783
Transaction expenditures	76,600
Merger expenses	20,535
Terminate plans of Connecticut Bancshares	(10,441)

Total acquisition cash costs	$674,477

(7)	No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan, which is expected to be adopted following the conversion and presented to shareholders for approval not earlier than six months after the completion of the conversion. If shareholders approve the stock option plan, a number of shares equal to 10% of the common stock sold in the offering and issued to the NewAlliance Foundation, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of common stock pursuant to the exercise of options under the stock option plan will result in the dilution of existing shareholders’ interests by approximately 7.8%.
(8)	Equity is adjusted to exclude $483.1 million of goodwill and other intangibles pro forma the acquisitions as of June 30, 2003.
(9)	Historical net income includes the historical net income of New Haven Savings Bank, Connecticut Bancshares and Alliance, and the impact of the recurring purchase accounting adjustments.
(10)	Historical shareholders’ equity includes the historical equity of New Haven Savings Bank and the impact of the Connecticut Bancshares and Alliance acquisitions.

PRO FORMA TABLE (March 31, 2003)

	Minimum 55,250,000 $10.00 per share	Midpoint 65,000,000 $10.00 per share	Maximum 74,750,000 $10.00 per share	Maximum As Adjusted 85,962,500 $10.00 per share(1)
	In thousands, except per share data
Gross proceeds	$552,500	$650,000	$747,500	$859,625
Plus: shares issued to the NewAlliance Foundation(2)	30,000	30,000	30,000	30,000
Plus: shares issued to Alliance(3)	70,009	70,009	70,009	70,009

Pro forma market valuation	$652,509	$750,009	$847,509	$959,634

Gross proceeds	$552,500	$650,000	$747,500	$859,625
Less: conversion expenses	(7,549)	(8,446)	(9,343)	(10,374)

Estimated net proceeds	544,951	641,554	738,157	849,251
Less: common stock acquired by employee stock ownership plan(4)	—	(47,600)	(54,425)	(62,274)
Less: common stock acquired by recognition and retention plan(5)	(23,300)	(27,200)	(31,100)	(35,585)

Estimated net proceeds	$521,651	$566,754	$652,632	$751,392

Estimated acquisition cash costs(6)	$(692,819)	$(692,679)	$(692,819)	$(692,819)

For the Year Ended March 31, 2003
Consolidated net income
Historical net income(9)	$45,947	$45,947	$45,947	$45,947
Pro forma interest income on net proceeds	4,035	4,384	5,048	5,812
Pro forma expense of financing acquisition cash costs	(5,366)	(5,366)	(5,366)	(5,366)
Pro forma employee stock ownership plan adjustment(4)	(2,076)	(1,031)	(1,179)	(1,349)
Pro forma recognition and retention plan adjustment(5)	(3,029)	(3,536)	(4,043)	(4,626)

Pro forma net income	$39,511	$40,398	$40,407	$40,418

Per share net income
Historical	$0.74	$0.65	$0.58	$0.51
Pro forma interest income on net proceeds	0.07	0.06	0.06	0.06
Pro forma expense of financing acquisition cash costs	(0.09)	(0.08)	(0.07)	(0.06)
Pro forma employee stock ownership plan adjustment	(0.03)	(0.01)	(0.01)	(0.01)
Pro forma recognition and retention plan adjustment	(0.05)	(0.05)	(0.05)	(0.05)

Pro forma net income per share	$0.64	$0.57	$0.51	$0.45

Shares used for calculating pro forma earnings per share(7)	61,309,330	70,399,580	79,489,830	89,943,618

Stock price as a multiple of pro forma earnings per share	15.63	17.54	19.61	22.22

At March 31, 2003
Shareholders’ equity:
Historical shareholders’ equity(10)	$452,811	$452,811	$452,811	$452,811
Estimated net proceeds	544,951	641,554	738,157	849,251
Plus: tax benefit of shares issued to NewAlliance Foundation(2)	10,500	10,500	10,500	10,500
Plus: shares issued to NewAlliance Foundation(2)	30,000	30,000	30,000	30,000
Less: shares issued to NewAlliance Foundation(2)	(30,000)	(30,000)	(30,000)	(30,000)
Less: common stock acquired by employee stock ownership plan(4)	(40,775)	(47,600)	(54,425)	(62,274)
Less: common stock acquired by recognition and retention plan(5)	(23,300)	(27,200)	(31,100)	(35,585)

Pro forma shareholders’ equity	944,187	1,030,065	1,115,943	1,214,703
Intangible assets(8)	(503,746)	(503,746)	(503,746)	(503,746)

Pro forma tangible shareholders’ equity	$440,441	$526,319	$612,197	$710,957

Shareholders’ equity per share
Historical	$6.94	$6.04	$5.34	$4.72
Estimated net proceeds	8.35	8.54	8.72	8.85
Plus: tax benefit of shares issued to NewAlliance Foundation(2)	0.16	0.14	0.12	0.11
Plus: shares issued to NewAlliance Foundation(2)	0.46	0.40	0.35	0.31
Less: shares issued to NewAlliance Foundation(2)	(0.46)	(0.40)	(0.35)	(0.31)
Less: common stock acquired by employee stock ownership plan(4)	(0.62)	(0.63)	(0.64)	(0.65)
Less: common stock acquired by recognition and retention plan(5)	(0.36)	(0.36)	(0.37)	(0.37)

Pro forma shareholders’ equity per share	14.47	13.73	13.17	12.66
Intangible assets(8)	(7.72)	(6.72)	(5.94)	(5.25)

Pro forma tangible shareholders’ equity per share	$6.75	$7.01	$7.23	$7.41

Shares used for pro forma shareholders’ equity per share(7)	65,250,914	75,000,914	84,750,914	95,963,414

Offering price as a percentage of equity per share	69.11%	72.83%	75.93%	78.99%

Offering price as a percentage of tangible equity per share(8)	148.15%	142.65%	138.31%	134.95%

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimate valuation range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market or general financial and economic conditions following the commencement of the offering.
(2)	NewAlliance Bancshares will make a contribution to the NewAlliance Foundation amounting to 3,000,000 shares of its common stock. The pro forma net income does not take into account the non-recurring expense that will be recognized in 2004 as a result of the establishment of the NewAlliance Foundation. NewAlliance Bancshares will recognize a tax benefit of $10.5 million and an after tax expense of $19.5 million related to the contribution to the NewAlliance Foundation .
(3)	Assumes 7,000,914 shares of NewAlliance Bancshares common stock will be issued to Alliance shareholders in the acquisition as of March 31, 2003.
(4)	It is assumed that the employee stock ownership plan will purchase 7% of the shares sold in the offering, including shares issued to the NewAlliance Foundation. At the minimum of the offering range, the employee stock ownership plan is assumed to borrow funds from a third party lender. New Haven Savings Bank’s total annual payment of the employee stock ownership plan debt is based upon 30 equal installments of principal, with an assumed interest rate of 4.5%. At the midpoint, maximum and maximum, as adjusted, the employee stock ownership plan is assumed to be funded internally with a loan from NewAlliance Bancshares. New Haven Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and the interest requirement of the debt. New Haven Savings Bank’s total annual payments on the employee stock ownership plan debt is based upon 30 equal installments of principal and interest. The pro forma adjustments assume the employee stock ownership plan shares are allocated in equal installments based on the number of loan repayment installments assumed to be paid by New Haven Savings Bank, the fair value of the common stock remains that the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 35%. The unallocated employee stock ownership plan shares are reflected as a reduction of shareholders equity. No reinvestment rate is assumed on the proceeds contributed to the fund the employee stock ownership plan. The pro forma net income further assumes (i) that 135,917, 158,667, 181,417 and 207,579 shares were committed to be released during the period at the minimum, midpoint, maximum and the adjusted maximum of the offering range, respectively, and (ii) only the employee stock ownership plan shares committed to be release during the period were considered outstanding for purposes of net income per share calculations.
(5)	If approved by NewAlliance Bancshares’ shareholders, the recognition and retention plan intends to acquire a number of shares of common stock equal to 4% of the shares of common stock sold in the offering and issued to the NewAlliance Foundation or 2,330,000, 2,760,000, 3,110,000 and 3,558,500 shares of common stock at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively. Shareholder approval of the plan and purchases by the plan may not occur earlier than six months after the completion of the conversion. The recognition and retention plan shares can either be bought through open market purchases, if permissible, or from authorized but unissued shares of common stock or treasury stock of NewAlliance Bancshares, if any. Funds used by the recognition and retention plan to purchase the shares will be contributed to the plan by New Haven Savings Bank. In calculating the pro forma effect of the recognition and retention plan, it is assumed that the shares were acquired by the recognition and retention plan at the beginning of the period purchased in the open market at $10.00 per share and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of common stock to the recognition and retention plan instead of open market purchases would dilute the voting interests of existing shareholders by approximately 3.6%.
(6)	Represents the cash purchase price of Connecticut Bancshares, transaction expenses related to both the Connecticut Bancshares and Alliance acquisitions, cash merger expenses of NewAlliance Bancshares and repayment of the existing employee stock ownership plan loan and accelerated vesting of the recognition and retention plan of Connecticut Bancshares as follows:

(In Thousands)
Acquisition of Connecticut Bancshares	$606,936
Transaction expenditures	76,600
One-time merger expenses	20,535
Terminate plans of Connecticut Bancshares	(11,252)

Total acquisition cash costs	$692,819

(7)	No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan, which is expected to be adopted following the conversion and presented to shareholders for approval not earlier than six months after the completion of the conversion. If shareholders approve the stock option plan, a number of shares equal to 10% of the common stock sold in the offering and issued to the NewAlliance Foundation, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of common stock pursuant to the exercise of options under the stock option plan will result in the dilution of existing shareholders’ interests by approximately 7.8%.
(8)	Equity is adjusted to exclude $503.7 million of goodwill and other intangibles pro forma the acquisitions as of March 31, 2003.
(9)	Historical net income includes the historical net income of New Haven Savings Bank, Connecticut Bancshares and Alliance, and the impact of the recurring purchase accounting adjustments.
(10)	Historical shareholders’ equity includes the historical equity of New Haven Savings Bank and the impact of the Connecticut Bancshares and Alliance acquisitions.

Comparative Unaudited Per Share Data

The following table presents information, for the periods indicated, about Alliance’s historical net income per share, dividends per share and shareholders’ equity per share. The table also contains pro forma information that reflects the conversion of New Haven Savings Bank at the maximum of the offering range, as adjusted, and New Haven Savings Bank’s acquisitions of Connecticut Bancshares and Alliance, but does not reflect potential cost savings or revenue enhancements that may be achieved. The pro forma shareholders’ equity per share will be affected by the number of shares issued and sold in the New Haven Savings Bank conversion and the related NewAlliance Bancshares stock offering. The table assumes that, as of June 30, 2003, NewAlliance Bancshares sells 85,962,500 shares in the offering, the maximum of the offering range, as adjusted, issues 3,000,000 shares to NewAlliance Foundation, and issues 7,013,095 shares to Alliance shareholders in the Alliance merger, representing 100% of the merger consideration. The pro forma Alliance equivalent data was obtained by multiplying the combined pro forma per share information of NewAlliance Bancshares by the agreed Alliance merger exchange ratio of 2.5 shares of NewAlliance Bancshares for one share of Alliance. The information presented in this table should be read in conjunction with the proforma tables and the separate financial statements of the respective companies and the notes relating thereto appearing elsewhere and incorporated by reference in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Consolidated Balance Sheets” on page     , “Unaudited Pro Forma Condensed Consolidated Income Statements” on page     , “Additional Pro Forma Data” on page     , “WHERE YOU CAN FIND MORE INFORMATION” on page     , and “INDEX TO NEW HAVEN SAVINGS BANK CONSOLIDATED FINANCIAL STATEMENTS” on page F-1.

	Historical		Pro Forma
Per Common Share Data:	New Haven Savings Bank	Alliance	Combined Companies		Alliance Equivalent
Net Income
Three Months Ended June 30, 2003	N/A	$.34	$.11		$.28
Year Ended March 31, 2003 (1)	N/A	1.33	.45		1.13

Cash Dividends Declared
Three Months Ended June 30, 2003	N/A	.075	N/A	(2)	N/A	(2)
Year Ended March 31, 2003 (1)	N/A	.29	N/A	(2)	N/A	(2)

Shareholders’ Equity
As of June 30, 2003	N/A	11.34	12.72		31.80

Tangible Shareholders’ Equity
As of June 30, 2003	N/A	11.32	7.69		19.23

(1) – Year ended amounts for the combined companies reflect New Haven Savings Bank for its fiscal year ended March 31, 2003 and Connecticut Bancshares and Alliance for their fiscal years ended December 31, 2002. Alliance historical amounts reflect historical amounts for its fiscal year ended December 31, 2002.

(2) – NewAlliance Bancshares’ Board of Directors intends to adopt a policy of paying regular cash dividends after the conversion, but has not decided the exact amount or range of amounts to be paid. No assurance can be given that dividends will be paid or, if paid, the amount of such dividends or whether or not such dividends will continue. See “NEWALLIANCE BANCSHARES’ POLICY REGARDING DIVIDENDS” on page      .

ALLIANCE BANCORP OF NEW ENGLAND SPECIAL MEETING

The Alliance Merger with and Into NewAlliance Bancshares

(Proposal One)

Alliance Bancorp of New England, Inc. (“Alliance”) is mailing this proxy statement/prospectus to you as an Alliance shareholder on or about November     , 2003. With this document, we are sending you a notice of the Alliance special meeting of shareholders and a form of proxy that is solicited by Alliance’s board of directors. The special meeting will be held at The Colony, Route 83, Talcottville, Vernon, CT 06066 at 10:00 a.m., Eastern Standard Time, on December     , 2003.

Matter to be Considered

The sole purpose of the special meeting of shareholders is to vote on the agreement and plan of merger by and among New Haven Savings Bank, Alliance and Tolland Bank dated as of July 15, 2003, by which Alliance and Tolland Bank will be acquired by NewAlliance Bancshares. NewAlliance Bancshares is a Delaware corporation formed for the purpose of owning 100% of New Haven Savings Bank upon its conversion from mutual to stock form.

Adjournment of the Special Meeting

(Proposal Two)

In the event that there are not sufficient votes to constitute a quorum or approve the merger agreement at the time of the special meeting, the merger agreement could not be approved unless the meeting was adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by Alliance at the time of the special meeting to be voted for an adjournment, if necessary, Alliance has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of Alliance unanimously recommends that shareholders vote “FOR” the adjournment proposal. If it is necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the special meeting is adjourned.

Proxy

You should complete and return the proxy card accompanying this document to ensure that your vote is counted at the special meeting of shareholders, regardless of whether you plan to attend. You can revoke your proxy at any time before the vote is taken at the special meeting by:

•	submitting written notice of revocation to the Secretary of Alliance,

•	submitting a properly executed proxy of a later date, or

•	voting in person at the special meeting of shareholders. However, simply attending the special meeting without voting will not revoke an earlier proxy.

If your shares are held in street name, you should follow the instructions of your broker regarding revocation of proxies.

All shares represented by valid proxies, and not revoked, will be voted in accordance with your instructions on the proxy card. If you sign your proxy card, but make no specification on the card as to how you want your shares voted, your proxy card will be voted “FOR” approval of the merger agreement and “FOR” the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement. The Alliance board of directors is presently unaware of any other matter that may be presented for action at the special meeting of shareholders. If any other matter does properly come before the special meeting, the Alliance board of directors intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by Alliance. Alliance will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. Alliance has retained              to assist in the solicitation of proxies for a fee of $            , plus

expenses. In addition to solicitations by mail, our directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation.

Record Date

The close of business on November     , 2003 has been fixed as the record date for determining the Alliance shareholders entitled to receive notice of and to vote at the special meeting of shareholders. At that time,              shares of Alliance common stock were outstanding, held by approximately              holders of record.

Voting Rights, Quorum Requirements and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Alliance common stock entitled to vote is necessary to constitute a quorum at the special meeting of shareholders. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present but will not be counted as votes cast either for or against the merger agreement.

In accordance with the provisions of our certificate of incorporation, record holders of common stock who beneficially own in excess of 10% of the outstanding shares of common stock are not entitled to any vote with respect to the shares held in excess of the 10% limit. Alliance’s certificate of incorporation authorizes the board of directors (i) to make all determinations necessary to implement and apply the 10% limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own common stock in excess of the 10% limit supply information to enable the Board to implement and apply the 10% limit. Unless you beneficially own in excess of 10% of our outstanding shares of common stock, you will have one vote at the special meeting for each share of Alliance common stock that you owned on November     , 2003.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Alliance common stock issued and outstanding on the record date. Accordingly, a failure to vote or an abstention will have the same effect as a vote against the merger transaction. As of the record date, directors and executive officers of Alliance beneficially owned 570,134 shares of Alliance entitled to vote at the special meeting of shareholders. This represents approximately 21.37% of the total votes entitled to be cast at the special meeting. Alliance expects that these individuals will vote “FOR” adoption of the merger agreement.

Voting Agreements

In connection with the execution of the merger agreement, each of our directors entered into a voting agreement with New Haven Savings Bank. In this voting agreement, each of these individuals agreed to vote all of the shares of Alliance common stock owned by that individual in favor of the merger, the merger agreement and any matter necessary for the consummation of the merger. In addition, each of these individuals also agreed not to dispose of any of their shares of Alliance common stock prior to the effective time of the merger. These individuals beneficially owned approximately 21.37% of our total outstanding shares of common stock as of the record date for the special meeting. These individuals were not, and will not be, paid any additional consideration in connection with the voting agreements.

Recommendation of the Board of Directors

The Alliance board of directors has approved the merger agreement and the transactions contemplated by the merger agreement. The Alliance board of directors has carefully reviewed the merger agreement and consulted its outside financial advisors and believes that the merger agreement is fair to Alliance shareholders and is in the best interest of Alliance and its shareholders and recommends that you vote “FOR” the approval of the merger agreement.

THE MERGER OF ALLIANCE INTO NEWALLIANCE BANCSHARES

AND THE MERGER AGREEMENT

General Description of the Merger

On July 15, 2003, the Board of Directors of New Haven Savings Bank and the Board of Directors of Alliance independently approved an Agreement and Plan of Merger among New Haven Savings Bank, Alliance and Tolland Bank, Alliance’s bank subsidiary. The Alliance merger agreement provides that upon completion of the New Haven Savings Bank conversion and the NewAlliance Bancshares offering, Alliance will merge with and into NewAlliance Bancshares. As a result of the Alliance acquisition, each share of Alliance common stock, par value $0.01 per share, and each option to purchase such a share, will automatically convert into and become exchangeable for, at the election of the holder, either $25.00 in cash (provided that no more than 25% of the aggregate consideration to the Alliance shareholders consists of cash) or $25.00 NewAlliance Bancshares common stock, currently 2.5 shares of NewAlliance Bancshares common stock assuming a $10.00 per share price for NewAlliance Bancshares stock. The value to Alliance shareholders will increase by $0.01 per day if the closing of the Alliance acquisition is delayed beyond March 31, 2004. In addition, if as of August 16, 2004, New Haven Savings Bank is unable or unwilling to complete the conversion and the merger by year-end 2004, Alliance will have a one time opportunity to elect to have the acquisition consideration be converted into only cash in the amount of $30.00 per share of Alliance common stock, or option for the purchase of such share, instead of the $25.00 per share amount and instead of the NewAlliance Bancshares common stock. Alternatively Alliance could elect at that time to terminate and receive the $3 million termination fee from New Haven Savings Bank unless Alliance is the cause of New Alliance Bancshares inability to complete the conversion. New Haven Savings Bank expects the Alliance merger to be completed at the same time the NewAlliance Bancshares offering is completed. While the Alliance acquisition and the conversion are related, the conversion is not dependent on the Alliance merger, and New Haven Savings Bank expects to complete its conversion and the NewAlliance Bancshares offering regardless of the status of the Alliance merger at the time that all conditions to the consummation of its conversion have been satisfied or waived. New Haven Savings Bank anticipates simultaneously completing its conversion, the NewAlliance Bancshares offering, the Alliance merger and the Connecticut Bancshares acquisition in January of 2004.

Background of and Reasons for the Merger

Alliance has historically conducted banking operations as an independently operated institution providing quality, personalized banking services to local customers. Alliance believed that this was the best way to provide superior returns to shareholders over time. This approach, even with the rapid interest rate changes and less than robust economic conditions in Tolland County and the State of Connecticut, produced record results in each of the past five years. During that period, Alliance increased earnings, increased dividends four times and was ranked among the highest performing community banks in New England. However, the Connecticut banking market is one of the smaller banking markets in the United States, and rapid consolidation has occurred in the past ten years. Alliance’s response was to grow earnings though retail branching in Tolland County and adjacent counties and to emphasize business and commercial real estate lending to local customers. Significant future growth, however, was constrained by the relatively few smaller banking institutions available for acquisition and the cost of such acquisitions, should they be available.

Alliance’s historical independence and its earnings performance were challenged by a dissident shareholder beginning in the fourth quarter of 2002. Alliance was notified on October 24, 2002 that a shareholder entity formed by Lawrence B. Seidman acquired approximately 6.22% of Alliance’s common stock. Following the acquisition of those shares, Mr. Seidman contacted Alliance’s Chief Executive Officer, Joseph H. Rossi, requested a seat on the Alliance Board of Directors and advised Mr. Rossi that a merger was the only method to provide appropriate shareholder returns. In January of 2003, he also advised Alliance that he was proposing a slate of nominees for the Alliance Board of Directors. Alliance denied his request for a board seat. However, on December 12, 2002, the Company retained the investment banking firm of Friedman Billings Ramsey & Co., Inc. to explore strategic alternatives, principally, whether Alliance could continue to enhance shareholder value by remaining independent. Various other strategies to enhance long-term profitability also were explored. Alliance’s senior management and FBR acknowledged that the evaluation of Alliance’s strategic alternatives would require significant senior officer involvement with FBR. The Board of Directors also announced on December 17, 2002 that the 2003 annual meeting of shareholders would be postponed while the strategic alternatives review was underway.

The first contact with New Haven Savings Bank occurred on November 5, 2002, when Mr. Rossi received an unsolicited telephone call from Peyton R. Patterson, Chief Executive Officer of New Haven Savings Bank indicating her interest in discussing a possible transaction between Alliance and New Haven Savings Bank. A similar discussion occurred between representatives of the investment banking firm of Ryan Beck & Co., New Haven Savings Bank’s financial advisors, and Alliance’s special counsel, Raymond Gustini of Nixon Peabody LLP. Mr. Rossi advised Ms. Patterson that the inquiry was premature.

During the first quarter of 2003, FBR, working with Alliance senior management, prepared detailed analyses of projected earnings under various profit enhancing strategies and cost savings measures to determine if the Company could continue to produce returns to shareholders over the long term that would equal those which might be available through a merger with another financial institution. FBR’s analysis was preliminarily shared with the Alliance Board and formally presented to the Board of Directors of Alliance on February 27, 2003. During the period while the FBR analysis was under review, Mr. Rossi contacted Ms. Patterson and subsequently met with her on February 27th to advise her of the progress of the analysis and to indicate a general interest in further talks. The two met again on March 18th. These conversations were general in nature. Mr. Rossi emphasized that a decision to merge or to seek a merger partner had not been made. During that period, Alliance was also contacted by an out-of-state bank which indicated a preliminary interest in an acquisition transaction with all cash consideration to Alliance’s shareholders of $21 per share, subject to due diligence and other factors. The indication of interest was deemed inadequate, and there were no further communications.

Following the presentation to the Board of Directors by FBR, the Board of Directors concluded that it would be in the long term best interests of shareholders if a merger partner could be identified meeting the objectives of a cash price ranging from $27 to $32 per share and/or merger consideration in the form of stock which had significant price appreciation potential. FBR had been retained for this purpose on April 7. Three days before FBR’s formal retention for these purposes, Mr. Rossi advised representatives of FBR that he had had preliminary talks with New Haven Savings Bank and that New Haven Savings Bank had expressed significant interest in a merger with Alliance as part of a mutual to stock conversion.

Soon after its retention by Alliance, FBR contacted Ryan Beck. Several other regional institutions contacted FBR with preliminary indications of interest, but the principal focus and discussions occurred between FBR and representatives of New Haven Savings Bank. After discussion of preliminary terms on April 22nd, confidentiality agreements were entered into between New Haven Savings Bank and FBR for the purpose of conducting due diligence. Beginning April 29th due diligence materials were delivered to New Haven Savings Bank. Due diligence was conducted through May 2nd, at which time New Haven Savings Bank delivered to Alliance a preliminary indication of interest including proposed terms. On May 16th, FBR presented to the Alliance Board of Directors specific details of the proposed transaction, including the desire of New Haven Savings Bank to provide 100% of the merger consideration in the form of stock. At that time Alliance’s Board of Directors was advised for the first time that New Haven Savings Bank also proposed to acquire Connecticut Bancshares at the same time. During this meeting, FBR presented detailed financial information on New Haven Savings Bank. In particular, the discussion focused on the historical appreciation in value of common stock issued as part of a mutual to stock conversion such as New Haven Savings Bank would be undertaking.

Beginning on June 4, Alliance senior management, FBR personnel, Nixon Peabody and other advisors began performing due diligence on New Haven Savings Bank at the offices of its counsel. A preliminary draft of a merger agreement was provided to Alliance on June 6th , and discussion and revisions to the proposed merger agreement took place over a four-week period concluding on July 13th. There were numerous conversations and discussions during that period between FBR and Ryan Beck on pricing. These discussions focused on the complexity of the three way merger transaction and the need to compensate Alliance with a higher price if the transaction did not close on the anticipated date. As a result of these discussions, New Haven Savings Bank agreed to $.01 in additional consideration for Alliance’s shareholders for each day that the transaction failed to close after March 31st, 2004 and to give Alliance a one time option to elect all cash at $30 per share if by August 16, 2004 New Haven Savings Bank had not obtained certain required approvals to complete its conversion and the merger.

On July 11, 2003, the Alliance Board of Directors held a special meeting to review and discuss the proposed merger agreement. Representatives of FBR and Nixon Peabody were present. Alliance’s advisors presented the terms of the merger agreement, the financial terms of $25 per share for each Alliance share payable in New Haven Savings Bank stock, the additional pricing benefits if the transaction did not close by March 31st, 2004, the results of due diligence on New Haven Savings Bank and Connecticut Bancshares, Inc. FBR provided the Bank with a draft of its fairness opinion and evaluation analysis as well. At this meeting, the Board of Directors unanimously approved the merger transaction subject to receipt of a final fairness opinion from FBR to be delivered at a subsequent Board Meeting to be held on July 15th. Several other issues were required to be resolved related to the merger, including the receipt of a commitment from New Haven Savings Bank to provide severance benefits to Alliance employees under certain conditions if they were terminated as a result of the merger.

On Tuesday, July 15, 2003, the Board met in another special meeting, received the fairness opinion from FBR, satisfied itself with respect to certain severance issues and unanimously approved a merger transaction with New Haven Savings Bank. Merger agreements were formally signed by Alliance, New Haven Savings Bank and Connecticut Bancshares later that evening. The agreements were publicly announced on Wednesday, July 16th.

Factors considered by the Alliance Board of Directors

The Alliance Board of Directors consulted with senior management and Alliance’s legal and financial advisors. In determining whether to approve the merger agreement, the Board of Directors considered a number of factors, including those set forth below in reaching a decision to approve the merger agreement and to recommend that shareholders vote “For” the adoption and approval of the merger agreement and the merger.

The following discussion of Alliance’s reasons for the merger contains a number of forward-looking statements that reflect Alliance’s current view with respect to future events that may have an effect on Alliance’s future financial performance. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed or incorporated by reference in the section entitled “FORWARD LOOKING STATEMENTS” beginning on page      of this document, and the section entitled “RISK FACTORS” beginning on page      of this document.

In particular the Board of Directors considered a wide array of factors, all of which it deemed favorable, in reaching its decision to approve the merger agreement, as follows:

(i)	the historical and recent earnings performance of Alliance and its prospective economic performance in the current competitive and regulatory environment facing Alliance and financial institutions, generally;

(ii)	the recent performance trends of Alliance, and marketplace trends in Tolland Bank’s immediate market area and in Connecticut, generally together with the impact of such trends on shareholder value;

(iii)	the nature of the merger consideration to be received by the shareholders of Alliance in the merger, specifically the Board, in consultation with its outside financial advisor, Friedman Billings Ramsey & Co., Inc., carefully considered the value of stock in a newly converted mutual institution versus cash or combination of cash and stock in a more seasoned company;

(iv)	the oral presentation of and written materials provided by FBR followed by an opinion that the price to be received by the shareholders of Alliance was fair from a financial point of view;

(v)	the consummation risk presented by a complex transaction involving the conversion of New Haven Savings Bank from a mutual to stock form of ownership and the simultaneous acquisitions of both Alliance and Connecticut Bancshares;

(vi)	the results of the due diligence conducted on both New Haven Savings Bank and Connecticut Bancshares, and, particularly in the case of New Haven Savings Bank, since it previously had not reported financial performance as a publicly owned stock corporation, the evidence indicating that New Haven Saving Bank is financially sound and in good standing with state and federal regulatory authorities;

(vii)	the ability of Alliance to continue to consider unsolicited offers by exercising provisions in the merger agreement permitting a “fiduciary out” under certain circumstances, as well as the ability to complete the transaction for cash under certain circumstances, in the event of a substantial delay in the anticipated closing date;

(viii)	other terms and conditions set forth in the merger agreement including the timing of the transaction and the expected effect on relationships between Alliance’s employees, customers, service providers and suppliers and upon Alliance’s market community, in general;

(ix)	comparisons to merger prices and multiples in merger transactions involving companies determined to be similar to Alliance;

(x)	the ability of New Haven Savings Bank and its relatively new management to effectively deploy the proceeds of the conversion and to integrate two new institutions into its existing structure; and

(xi)	the increased liquidity which shareholders of Alliance would have in NewAlliance Bancshares stock versus the relative illiquidity of Alliance stock.

The description of the information and factors considered by the Board of Directors of Alliance is not meant to be exhaustive but we believe includes all the material factors considered by the Board. The Board did not quantify by attaching a particular weight to the various factors it considered in reaching its determination that the merger agreement is advisable and in the best interests of Alliance and its shareholders. Shareholders of Alliance should be aware that the interests of certain Directors and Executive Officers with respect to the merger may be different from or in addition to the interests of the shareholders of Alliance generally. The Board of Directors was aware of those interests and took them into account in making its recommendation (see “Interests of Alliance Directors and Officers in the Merger” on page     ).

Opinion of Financial Advisor

Pursuant to a letter agreement, Friedman Billings Ramsey & Co., Inc. (“FBR”) was retained by Alliance and Tolland Bank to act as their financial advisor in connection with Alliance’s potential sale of all or substantially all of the assets and/or liabilities or capital stock of Alliance. According to the agreement and plan of merger by and among New Haven Savings Bank, Alliance and Tolland Bank, Alliance will be merged with and into New Haven Saving Bank and each issued and outstanding share of common stock of Alliance shall be converted into the right to receive, assuming the price of NewAlliance Bancshares’ common stock at the effective time is $10.00, (i) 2.5 shares of NewAlliance Bancshares common stock (contemporaneously with New Haven Savings Bank’s conversion from the mutual to stock form of organization), or (ii) an amount of cash equal to $25.00, subject to certain terms and conditions more fully set forth in the Alliance merger agreement. The complete terms of the proposed transaction are set forth in the Agreement and are summarized elsewhere in this Proxy Statement, and this summary is qualified in its entirety by reference thereto.

At the meeting of Alliance’s Board of Directors held on July 15, 2003, FBR at the request of the Board participated in the meeting and delivered its opinion that as of the date of such opinion the merger consideration, pursuant to the Alliance merger agreement, was fair, from a financial point of view, to the holders of Alliance common stock.

Simultaneously with the Alliance merger, New Haven Savings Bank entered into a definitive merger agreement with Connecticut Bancshares, Inc. pursuant to which Connecticut Bancshares will be acquired by New Haven Savings Bank. For each issued and outstanding share of common stock of Connecticut Bancshares, the shareholders of Connecticut Bancshares are expected to receive an amount of cash equal to $52.00, subject to certain terms and conditions which are set forth in the Connecticut Bancshares merger agreement.

THE FULL TEXT OF THE FBR OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE FBR OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX B. ALLIANCE’S SHAREHOLDERS ARE URGED TO READ THE FBR OPINION IN ITS ENTIRETY. FBR’S OPINION IS ADDRESSED ONLY TO ALLIANCE’S BOARD OF DIRECTORS AND DIRECTED ONLY TO THE CONSIDERATION TO BE RECEIVED IN THE ALLIANCE MERGER BY THE HOLDERS OF ALLIANCE’S COMMON STOCK AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING. FURTHER FBR’S OPINION SPEAKS ONLY AS OF THE DATE OF THE OPINION.

FBR is a nationally recognized investment banking firm and was selected by Alliance based on the firm’s reputation and experience in investment banking in general, its recognized expertise in the valuation of banking businesses and because of its familiarity with Alliance. FBR, as part of its investment banking business, is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

FBR acted as Alliance’s financial advisor in connection with the Alliance merger with New Haven Savings Bank and participated in some of the negotiations leading to the Alliance merger agreement. No limitations were imposed by Alliance on FBR with respect to the investigations made or the procedures followed in rendering the opinion. FBR was not requested to opine as to, and its opinion does not address: (i) either Alliance’s or New Haven Savings Bank’s underlying business decision to proceed with or effect the Alliance Merger; (ii) the relative merits of the Alliance Merger compared to any alternative transaction that might be available to Alliance; (iii) the structure, accounting treatment or taxation consequences of the Alliance Merger; or (iv) any other reasons, legal, business or otherwise, that may support the decision of the Alliance Board to approve or consummate the Alliance Merger.

In connection with rendering the opinion dated July 15, 2003, FBR, among other things completed the following tasks: (i) reviewed New Haven Savings Bank’s quarterly and annual Call Reports as filed with the Federal Deposit Insurance Corporation for the periods ending March 31, 2003, December 31, 2002, September 30, 2002, June 30, 2002, March 31, 2002

and December 31, 2001; reviewed New Haven Savings Bank’s audited financial statements for the fiscal years ended March 31, 2003, 2002 and 2001; reviewed New Haven Savings Bank’s unaudited financial statements at, or for the three months ended, June 30, 2003; and reviewed additional information requested on the business of New Haven Savings Bank; (ii) reviewed Alliance’s Annual Report to Shareholders for the fiscal year ended December 31, 2002 and Alliance’s Annual Reports on Form 10-K filed with the Securities and Exchange Commission for the fiscal years ended December 31, 2002 and 2001; reviewed Alliance’s definitive Proxy Statement dated February 27, 2002 and March 12, 2001 as filed with the SEC; reviewed Alliance’s Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended March 31, 2003, September 30, 2002 and June 30, 2002; and reviewed Alliance’s unaudited financial statements at, or for the six months ended, June 30, 2003; (iii) reviewed Connecticut Bancshares’ Annual Reports to Shareholders for the fiscal year ended December 31, 2002, 2001 and 2000, and Connecticut Bancshares’ Annual Report on Form 10-K filed with the SEC for the fiscal years ended December 31, 2002, 2001 and 2000; reviewed Connecticut Bancshares’ definitive Proxy Statement dated April 4, 2003 as filed with the SEC; reviewed Connecticut Bancshares’ Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended March 31, 2003, September 30, 2002 and June 30, 2002; and reviewed certain limited business information on Connecticut Bancshares provided by New Haven Savings Bank, which included requested information on Connecticut Bancshares prepared by third parties; (iv) reviewed the reported market prices and trading activity for Alliance’s common stock for the period December 19, 1986 (the date of Alliance’s conversion from a mutual company to a stock form of ownership) through July 15, 2003; (v) discussed the financial condition, results of operations, earnings projections, business and prospects of New Haven Savings Bank and Alliance with their respective management teams; (vi) compared the results of operations and financial condition of each of the parties with those of certain financial institutions (or their holding companies) that FBR deemed to be reasonably comparable to each of the parties; (vii) reviewed the financial terms, to the extent publicly available, of certain acquisition transactions that FBR deemed to be reasonably comparable to the Alliance Merger and the Connecticut Bancshares Merger; (viii) reviewed a copy of the Alliance Merger Agreement and discussed the terms thereof with counsel for Alliance and reviewed a copy of the Connecticut Bancshares Merger Agreement but did not substantively review the terms thereof with the parties; and (ix) performed such other analyses and reviewed and analyzed such other information as FBR deemed appropriate.

FBR’s opinion is necessarily based upon market, economic and other conditions as in effect on, and on the information made available to FBR as of, the date of the opinion. For the purposes of rendering its opinion, FBR assumed that there has been no material change in each party’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to FBR and that each party will remain as a going concern for all periods relevant to our analyses. FBR also assumed that each of the Alliance merger and the Connecticut Bancshares merger will be consummated substantially in accordance with the terms set forth in the Alliance merger agreement and the Connecticut Bancshares merger agreement, including in all respects material to its analysis, that the representations and warranties of each party to each merger agreement and in all related documents and instruments that are referred to in each merger agreement are true and correct, that each party to those documents will perform all of the covenants and agreements required to be performed by such party under such documents and that all conditions to the consummation of the Alliance merger and the Connecticut Bancshares merger will be satisfied without waiver thereof. FBR also assumed that, in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Alliance merger and the Connecticut Bancshares merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the parties, or the combined entity, as the case may be, or on the contemplated benefits of the Alliance merger and the Connecticut Bancshares merger. FBR further assumed that the Alliance merger will qualify as a tax-free reorganization for U.S. Federal income tax purposes.

The forecasts and projections furnished to FBR for Alliance were prepared by the management of Alliance. As a matter of policy, Alliance does not publicly disclose internal management forecasts, projections or estimates of the type furnished to FBR in connection with its analysis of the Alliance merger, and such forecasts, projections and estimates were not prepared with a view towards public disclosure. These forecasts, projections and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of management including, without limitation, general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts, projections and estimates.

In connection with rendering such fairness opinion to the Alliance Board, FBR performed a variety of financial analyses. The following is a summary of the material financial analyses performed by FBR, but does not purport to be a complete description of FBR’s analyses or presentations at the July 15, 2003 meeting of the Alliance Board. FBR believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying the fairness opinion of FBR dated July 15, 2003. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. In its analyses, FBR made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of Alliance, New Haven Savings Bank and Connecticut Bancshares. Any estimates contained in FBR’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold.

Summary of Terms of Proposed Transactions.    FBR reviewed the terms of the proposed Alliance merger, including the aggregate amount of consideration and, the form of consideration. The consideration is $25.00 in NewAlliance Bancshares stock per share of Alliance common stock or approximately $77.4 million in aggregate deal value.

FBR calculated that the consideration as of July 15, 2003 represented a multiple of (i) 19.4 times Alliance’s earnings per share for the twelve months ended March 31, 2003, (ii) 246% of Alliance’s book value per share as of March 31, 2003 and (iii) 246% of March 31, 2003 tangible book value per share. The consideration also represented a premium over tangible book value as a percentage of deposits equal to 15.16% based on deposits and tangible book value per share at March 31, 2003.

Comparable Transaction Analysis.    FBR analyzed transactions involving the sale of banks and thrifts in transactions announced January 1, 2002 through July 11, 2003. The following table shows the median values for each of the following ratios: price/book value, price/tangible book value, price/latest twelve months earnings and core deposit premium.

	Alliance Merger at $25.00	2002-Present Comparable Takeout Multiplies(1)
		Banks	Thrifts
Price / LTM Earnings	19.4x	19.7x	19.0x
Price/ Book Value	246%	180%	150%
Price / Tangible Book Value	246%	184%	152%
Tangible Book Premium / Core Deposits	15.16%	10.85%	8.62%

(1)	Transactions announced between January 1, 2002 and July 3, 2003

Source:	SNL Securities

FBR compared the median statistics associated with the bank and thrift transactions (as shown above) with the price/book, price/tangible book, price/LTM earnings and deposit premium ratios in the Alliance Merger of 246%, 246%, 19.4x and 15.16%, respectively. The consideration to be received by Alliance shareholders compares favorably to the median pricing multiples for bank and thrift transactions announced during the January 1, 2002 through July 11, 2003 timeframe. The ratios associated with the Alliance merger were comparable to, or higher than, the median price/book, price/tangible book, price/LTM earnings and deposit premium ratios for the median multiples for these comparable transactions.

No company or transaction used in the above analyses as a comparison is identical to New Haven Savings Bank, Alliance or the Alliance merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared.

Discounted Earnings Stream and Terminal Value Analysis.    Using a discounted earnings stream and terminal value analysis, FBR estimated the future stream of earnings flows that Alliance could be expected to produce through March 31, 2008, under various circumstances, assuming Alliance performed in accordance with the earnings forecasts as discussed with Alliance management. To approximate the terminal value of the Alliance common stock at the end of a five-year period, FBR applied a price to earnings multiple of 20 times. The net income streams and terminal values were then discounted to present values using a range of discount rates of 10%, 12% and 15% chosen to reflect different assumptions regarding required rates of return for holders or prospective purchasers of Alliance common stock. This analysis assumed that Alliance will continue its dividend payout ratio of approximately 20% and indicated a total reference range of between $24.78 and $31.40 per share on a present value basis for Alliance common stock. The consideration to be received by Alliance shareholders in the Alliance merger falls within this range of values, therefore, compares favorably with the results of the discounted earnings stream and terminal value analyses.

As indicated above, this analysis was based on discussions, assumptions and estimates with Alliance’s senior management and is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. FBR noted that the discounted earnings stream and terminal value analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, asset growth rates, discount rates, and terminal values.

Pro Forma Merger Analysis.    FBR performed pro forma merger analyses based on the earnings forecasts provided by the management of Alliance and New Haven Savings Bank, as well as historical income statements and balance sheets of Alliance, New Haven Savings Bank and Connecticut Bancshares. In addition to these assumptions, FBR made certain assumptions regarding purchase accounting adjustments, cost savings, and other merger related adjustments for both the Alliance merger and the Connecticut Bancshares merger. FBR utilized this information to estimate the amount of gross proceeds to be raised in New Haven Savings Bank’s conversion from mutual form of ownership to stock form of ownership. FBR reviewed nine standard conversion offerings that have taken place since January 1, 2002 and reviewed the average, median, high and low price to pro forma book value and price to pro forma earnings at the time of the conversion for all nine standard conversions. It was noted that the average, median, high and low price to pro forma book values were 61%, 67%, 83% and 59%, respectively. In addition, it was noted the average, median, high and low price to pro forma earnings were 25.7x, 19.2x, 27.8x and 11.5x. From this information, FBR determined that a range of proceeds from the Conversion could be between $510 million and $794 million, depending upon how much demand from potential shareholders there is for the common stock of New Haven Savings Bank’s new holding company. After taking into account the effects of all assumptions, New Haven Savings Bank should maintain “well capitalized” status under regulatory guidelines.

Pursuant to the agreement between FBR and Alliance, Alliance retained FBR to act as independent financial advisor, to advise Alliance in connection with the potential merger or sale of all or substantially all of the assets and/or liabilities or capital stock of Alliance. Pursuant to that agreement, FBR shall receive an incentive-based fee based upon the aggregate consideration to be paid to Alliance’s shareholders. For its services as financial advisor to Alliance in connection with the Alliance merger, FBR will receive a transaction fee equal to 0.85% of the aggregate consideration received in the Alliance merger or $657,637. Twenty-five percent (25%) of the transaction fee, or $164,409, was paid upon the signing of the Alliance merger agreement and the remaining portion is payable at the closing of the Alliance merger. Alliance also has agreed to reimburse FBR for its reasonable out-of-pocket expenses in connection with its engagement and to indemnify FBR and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liabilities under securities laws. Under a separate engagement letter dated December 11, 2002, Alliance retained FBR to provide general financial advisory services. Pursuant to the terms of the general advisory agreement, FBR received compensation which equaled $40,000 in aggregate.

FBR has advised Alliance that, in the ordinary course of its business as a full-service securities firm, FBR may, subject to certain restrictions, actively trade the equity securities of Alliance for its own account or for the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities.

Effective Date of the Merger

New Haven Savings Bank expects the merger to become effective in January 2004, immediately following the completion of NewAlliance Bancshares’ conversion transaction. The merger will be legally completed by the filing of the certificate of merger with the Secretary of State of the State of Delaware. The filing of the certificate of merger will occur as soon as practicable following the satisfaction or waiver of the conditions in the merger agreement.

Future Employee Benefit Plans

New Haven Savings Bank and NewAlliance Bancshares have or are expected to adopt a number of new benefit plans for directors, officers and employees. Some of these plans will involve NewAlliance Bancshares common stock. These plans will add to the expenses of New Haven Savings Bank and NewAlliance Bancshares, and will be dilutive to the interests of NewAlliance Bancshares shareholders. See “MANAGEMENT OF NEWALLIANCE BANCSHARES AND NEW HAVEN SAVINGS BANK—Future Employee Benefit Plans” on page     .

Management and Operations of NewAlliance Bancshares After the Merger

When the merger is effective, Alliance will be merged into NewAlliance Bancshares and its separate existence will cease. The directors and officers of NewAlliance Bancshares and New Haven Savings Bank immediately prior to the merger will continue to be its directors and officers. Mr. Rossi will become a director of NewAlliance Bancshares and New Haven Savings Bank for a three year term. In addition, Mr. Rossi will be considered for re-nomination after that time on the same basis as other incumbent directors of NewAlliance Bancshares and New Haven Savings Bank.

Interests of Alliance Directors and Officers in the Merger

As shareholders consider the recommendation of the Alliance board with respect to the merger agreement, they should be aware that some of Alliance’s directors and officers may have interests in the merger and participate in arrangements that are different from, or in addition to, those of our shareholders generally. The Alliance board was aware of these interests and considered them, among other matters, when it approved the merger agreement. These interests include the following:

Severance Agreements in Connection with the Merger.    Mr. Rossi, Mr. Gonci, and Mr. Logiudice each have employment agreements, and Mr. Lorusso, Mr. Coia, Ms. Harris and Ms. Ouimet-Matusek have change in control agreements, that entitle them to certain severance payments and other benefits upon a change in control of the Company and a termination of their employment with the Company. In addition, Mr. Rossi is the beneficiary of a non-qualified, unfunded supplemental retirement income agreement, which is intended to provide him with annual income in the form of an annuity payable for life with an annual benefit equal to 70% of his highest five (5) year average compensation, offset by the sum of the benefits provided under certain existing retirement plans or arrangements for him. In connection with a change in control, Mr. Rossi’s employment agreement permits the benefit payable to Mr. Rossi under his retirement agreement to be paid in the form of a lump sum payment discounted to its present value as of the payment date. The retirement agreement also permits in the case of a change of control that Mr. Rossi be treated for purposes of determining his benefits under The Retirement Plan of Tolland Bank as having worked until age 65. For the year ended December 31, 2003, Tolland Bank will have accrued an expense of $[215,000] towards Mr. Rossi’s supplemental retirement benefits. The consummation of the merger will constitute a change in control under the employment agreements, the change in control agreements and Mr. Rossi’s retirement agreement. Upon consummation of the merger, it is expected that the employment of Messrs. Rossi, Gonci, Lorusso, Coia, Ms. Harris, Ms. Ouimet-Matusek, will terminate.

Effective as of July 15, 2003, Messrs. Rossi, Gonci, Logiudice, Lorusso, Coia, Ms. Harris, and Ms. Ouimet-Matusek each signed termination and release agreements. Pursuant to each agreement, each such executive is entitled to receive a lump sum payment on the closing date of the merger, provided that the executive is still employed by the Company immediately prior to such date. In addition, each executive is entitled to continue to receive from the Company life, medical, and disability insurance coverage for five years, or to receive a lump-sum payment in lieu thereof. In exchange for receiving such benefits, each such executive has agreed to release the Company from any obligation to make any payments or to provide other benefits under the employment agreements and change in control agreements, and in Mr. Rossi’s case, the retirement agreement. Further, each executive has agreed, prior to December 31, 2003, to exercise all vested non-qualified stock options granted to the executive and to accept payment of any cash bonus to which such executive may be entitled to receive in the ordinary course for services rendered in 2003. The amount of the lump sum payments to be received upon the closing of the merger by Messrs. Rossi, Gonci, Logiudice, Lorusso, Coia, Ms. Harris, and Ms. Ouimet-Matusek is equal to $1,633,911.47, $765,200.60, $818,181.32, $322,390.00, $285,470.57, $333,030.44, and $233,937.02, respectively. In addition, if it is determined that Messrs. Rossi, Gonci and Logiudice would be subject to excise tax under the provisions of the Internal Revenue Code relating to payments made in connection with a change in control, they are entitled, pursuant to their employment agreements, to receive payments from Alliance to offset any additional taxes owed. If the merger is not completed, the employment agreements and change in control agreements will continue to remain in effect. Messrs. Rossi, Gonci and Logiudice have also entered into agreements with New Haven Savings Bank not to compete with New Haven Savings Bank or its subsidiaries. These non-compete agreements provide Messrs. Rossi, Gonci and Logiudice with payments of $2.5 million, $550,000, and $625,000, respectively, in consideration for not competing with New Haven Savings Bank or its subsidiaries in banking and related activities in Connecticut and certain markets in Rhode Island and New York. The non-competition prohibition would begin on the effective date of the merger and continue for 36 months for Mr. Rossi, and 15 months in the case of Messrs. Gonci and Logiudice. [Mr. Logiudice’s non-compete period will begin at such time as he is no longer employed by New Haven Savings Bank.]

Severance Payments to Certain Employees and Officers.    New Haven Savings Bank has agreed to honor a Tolland Bank Severance Plan adopted in July of 2003 which provides certain severance benefits to employees and certain officers. Under the plan, New Haven Savings Bank would make severance payments to Alliance employees in some circumstances should their employment be terminated after the merger. Except for officers who have entered into employment agreements or change in control agreements, New Haven Savings Bank has agreed to provide severance pay to any employees whose employment is terminated within six months of the closing date of the merger other than for “cause.” The amount of severance will be equal to two weeks’ pay for each year of service of the employee with Alliance or Tolland Bank. The maximum payment may not, however, exceed 52 weeks. In addition, New Haven Savings Bank will maintain an employee’s coverage under the existing health plans of Tolland Bank for the period of the severance payment provided to the employee who will make the same payments for such plans as he or she made while an employee of Tolland Bank. Further, the employee may, at his or her own expense after the severance, continue to maintain coverage under the Consolidated Omnibus Budget Reconciliation Act.

Indemnification.    Pursuant to the merger agreement, New Haven Savings Bank has agreed that it will indemnify, defend and hold harmless each present and former officer or director of Alliance and its subsidiary against all losses, claims, damages, costs, expenses (including reasonable attorney’s fees and expenses), liabilities, judgments and amounts that are paid in settlement (with the prior written consent of New Haven Savings Bank, which consent shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of Alliance or its subsidiary, regardless of whether such claim is asserted or arises before or after the closing date to the fullest extent to which directors and officers of Alliance are entitled under applicable law, Alliance’s Certificate of Incorporation and Bylaws, or other applicable law in effect on the date of the merger agreement (and New Haven Savings Bank will pay expenses in advance of the final disposition of any such action or proceeding to the fullest extent permitted to under applicable law, provided that the person to whom such expenses are advanced agrees to repay such expenses if it is ultimately determined that such person is not entitled to indemnification).

Directors’ and Officers’ Liability Insurance.    New Haven Savings Bank has further agreed, for a period of six years after the effective date of the merger, to cause the persons serving as officers and directors of Alliance immediately prior to the effective date to continue to be covered by Alliance’s current directors’ and officers’ liability insurance policy (provided that New Haven Savings Bank may substitute policies of at least the same coverage and containing terms and conditions which are not materially less favorable than such policy) with respect to acts or omissions occurring prior to the effective date which were committed by such officers and directors in their capacity as such. New Haven Savings Bank is not required to spend more than 200% of Alliance’s current annual cost of directors’ and officers’ liability insurance. Alliance may, in the alternative, purchase tail coverage insurance for the six year period following the merger if such tail coverage cost does not exceed 200% of Alliance’s current annual cost of directors’ and officers’ liability insurance.

Tolland Bank Directors’ Retirement Plan.    The Alliance board of directors adopted in November 2002 the Tolland Bank Directors’ Retirement Plan which provides payments to former directors upon retirement from the board. Directors are fully vested in the plan upon the completion of five years of service on the board or earlier upon a change in control of Alliance. The annual benefit provided under the plan is $1,000 multiplied by the participant’s number of years of service up to a maximum of 20 years, or $20,000 per year. The full benefit would be paid to the participant for a period of 10 years. For the year ended December 31, 2003, Tolland Bank will have accrued an expense of $90,000 towards the directors’ plan. To receive the retirement benefit, directors must agree not to serve in a similar directorial capacity with another financial institution or business which materially competes with Alliance for a period of one year. A change in control of Alliance or Tolland Bank or the failure of a Board nominated director to be elected by shareholders would enable an eligible director to receive the full benefit. Directors terminated for cause, including a gross or willful failure to perform a substantial portion of duties or responsibilities as a director, may not receive benefits.

The directors’ plan contains a change in control provision which enables a director to receive the full benefit in either lump sum form, discounted to present value or over the ten (10) year period if a merger transaction occurs. As a result, if the merger is effected, each of the directors will receive $20,000 per year paid over 10 years or the equivalent discounted value payable as a lump sum. Only non-employee directors are eligible to participate in this plan.

Appointment of Joseph H. Rossi to the board of directors of NewAlliance Bancshares.    Upon consummation of the merger, Mr. Rossi will be appointed to NewAlliance Bancshares’ board of directors. Mr. Rossi will be elected to a class of directors providing for a three year term following the effective date and will be considered for renomination thereafter on the same basis as other incumbent directors of NewAlliance Bancshares.

Alliance Option Plans and Acceleration of Vesting of Alliance Option Awards.    Alliance has three existing option plans that have provided stock option awards to employees and directors—the 1986 Stock Option and Restricted Stock Plan, the 1997 Stock Incentive Plan and the 1999 Stock Option Plan for Non-Employee Directors. Under the plans, all of the available option shares have been awarded except for options to purchase 538 shares of common stock under the 1997 Stock Incentive Plan and options to purchase 30,660 shares of common stock under the 1999 Stock Option Plan for Non-Employee Directors. As a result of the merger, the vesting of all currently awarded, but unvested options will accelerate. Currently, the only awarded, but unvested options are for 9,500 shares for each non-employee director provided pursuant to the 1999 Stock Option Plan for Non-Employee Directors, which were awarded in November 2002. These options vest over a five (5) year period at 20% per year. There are nine (9) non-employee directors. The five (5) year vesting period will accelerate upon a change in control such as that which would occur under the merger agreement. By agreement with New Haven Savings Bank, options under the 1999 Stock Option Plan for Non-Employee Directors may be accelerated earlier than the effective time of the merger between NewAlliance Bancshares and Alliance. In addition to the acceleration of unvested options, all unexercised outstanding option awards will be converted at the election of the holder into either NewAlliance Bancshares common stock or cash. Each holder of an outstanding option who elects stock will receive an amount of NewAlliance Bancshares stock equal to the quotient of (a) $25.00 minus the exercise price of the option, multiplied by the number of shares covered by the option, divided by (b) $10.00, the conversion price per share of NewAlliance Bancshares. Each holder of an outstanding option that elects cash will receive an amount of cash equal to $25.00 minus the exercise price of the option, multiplied by the number of shares covered by the option. The above $25.00 value is subject to increase in the same manner as the merger consideration for Alliance common stock if the merger occurs after March 31, 2004 or August 16, 2004.

Conduct of Business Prior To the Alliance Merger

New Haven Savings Bank and Alliance have agreed to conduct their respective businesses and engage in transactions only in the ordinary course of business and consistent with past practice except as expressly contemplated or permitted under the merger agreement or except with the prior written consent of the other party. Each of New Haven Savings Bank and Alliance has also agreed to use, and to cause each of their respective subsidiaries to use, its reasonable best efforts to preserve its business organization intact, to keep available to itself and the other parties the present services of its employees, and to preserve the goodwill of its customers and others with whom business relationships exist.

In addition, Alliance has agreed that, except as otherwise agreed to or as permitted by the merger agreement, it will not, and will cause each of its subsidiaries not to:

•	Declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination) in respect of the Alliance common stock, except for regular quarterly cash dividends at a rate not in excess of $0.075 per share through December 31, 2003 and $0.085 per share thereafter; provided, however, that Alliance’s subsidiaries will not be restricted in their ability to pay dividends on their capital stock to Alliance;

•	Issue any shares of its capital stock, other than upon exercise of options existing as of July 15, 2003 to purchase shares of Alliance common stock, or issue, grant, modify or authorize any warrants, options, rights or convertible securities or other arrangements or commitments which would obligate Alliance to issue or dispose of any of its capital stock or other ownership rights; purchase any shares of Alliance common stock; or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

•	Amend its certificate of incorporation, bylaws or similar organizational documents; impose, or suffer the imposition on any share of stock or other ownership interest held in a subsidiary of any lien, charge or encumbrance or permit any such lien, charge or encumbrance to exist; or waive or release any material right or cancel or compromise any material debt or claim;

•	Increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to, any of its directors, officers or employees, except:

•	As may be required pursuant to previously disclosed commitments existing on July 15, 2003;

•	As may be required by law; and

•	Merit increases made in accordance with past practices, normal cost-of-living increases and normal increases related to promotions or increased job responsibilities limited in the aggregate to 4% over existing levels;

•	Enter into or, except as may be required by law, modify any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit-sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to Alliance’s pension plan or employee stock ownership plan other than as required by law or regulation or in a manner and amount consistent with past practices and except as specifically provided in the agreement;

•	Enter into:

•	Any transaction, agreement, arrangement or commitment not made in the ordinary course of business;

•	Any agreement, indenture or other instrument relating to the borrowing of money or guarantee of any such obligation, except in the case of Tolland Bank for deposits, borrowings from the FHLB, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business consistent with past practice;

•	Make any capital expenditures in excess of $50,000 individually or $250,000 in the aggregate, other than pursuant to binding commitments existing on July 15, 2003;

•	File any applications or make any contract with respect to branching or site location or relocation;

•	Enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

•	Change or modify in any material respect any of its lending or investment policies, except to the extent required by law or an applicable regulatory authority; or make any loans in excess of those limits contained in the Alliance merger agreement, unless authorized by New Haven;

•	Enter into any futures contract, option contract, interest rate cap, interest rate floor, interest rate exchange agreement or other agreement for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

•	Take any action that would result in any of the representations and warranties contained in the merger agreement not to be true and correct in any material respect at the date of completion of the acquisition or that would prevent any of the conditions to consummation of the acquisition from being satisfied;

•	Materially increase or decrease the rate of interest paid on time deposits or certificates of deposit except in a manner and pursuant to policies consistent with past practices; or

•	Agree to do any of the foregoing.

Representations And Warranties In The Alliance Merger Agreement

The merger agreement contains representations and warranties of New Haven Savings Bank and Alliance which are customary in acquisition transactions, including, but not limited to, representations and warranties concerning: (a) the organization and capitalization of New Haven Savings Bank and Alliance and their respective subsidiaries; the due authorization, execution, delivery and enforceability of the merger agreement, the consent or approvals required, and the lack of conflicts or violations under applicable articles of incorporation, articles of association, bylaws, instruments and laws, with respect to the transactions contemplated by the merger agreement; the absence of material adverse changes; the documents to be filed with the SEC and other regulatory agencies; and (b) with respect to Alliance and its subsidiaries, the conduct of business in the ordinary course and absence of certain changes; the financial statements; the compliance with laws; and the allowance for loan losses and other real estate owned. The representations and warranties of New Haven Savings Bank and Alliance will not survive beyond the completion of the acquisition. If the merger agreement is terminated without completion of the merger, there will be no liability on the part of any parties to the merger agreement except in certain circumstances as discussed below and except that no party shall be relieved from any liability arising out of a willful misrepresentation in the merger agreement. See “Termination and Amendment of the Alliance Merger Agreement” on page     .

New Haven Savings Bank and Alliance agreed to promptly supplement or amend any information previously disclosed and delivered to the other party in connection with the merger agreement (1) with respect to any matter arising after the date of the merger agreement which, if it had been known at the date the merger agreement was entered into, would have been required to have been disclosed to the other party or (2) to correct information previously disclosed. Such amendment or supplement will not be deemed to have modified the representations, warranties and covenants of the parties to the merger agreement for purposes of determining whether the conditions to closing have been satisfied.

Conditions to the Alliance Merger

The Alliance merger agreement provides that consummation of the merger is subject to the satisfaction of certain conditions, or the waiver of certain conditions by NewAlliance Bancshares and New Haven Savings Bank, on the one hand, and Alliance on the other. Each of the parties’ obligations under the Alliance merger agreement are subject to the following conditions, among others:

•	Receipt of all necessary regulatory approvals and the expiration of all waiting periods with respect to such approvals;

•	The conversion shall have been completed, unless Alliance shall have elected to convert the acquisition consideration to cash;

•	Approval of the merger agreement by the shareholders of Alliance;

•	Approval by the corporators of New Haven, which approval was obtained on September 8, 2003;

•	Compliance with or satisfaction of all representations, warranties, covenants and agreements in the merger agreement, unless waived by the other party;

•	Filing of a certificate of merger with the Delaware Secretary of State with respect to the merger of Alliance with and into NewAlliance Bancshares;

•	The absence of any order, decree or injunction of a court or agency, restricting or making consummation of the acquisition illegal;

•	The accuracy in all material respects, as of July 15, 2003 and as of the date of the completion of the acquisition, of the representations and warranties of each party except:

•	As to any representation or warranty which specifically relates to an earlier date; or

•	(Subject to certain exceptions) any inaccuracies in the representations and warranties shall not prevent the satisfaction of this condition unless the cumulative effect of all such inaccuracies, taken in the aggregate, represent a material adverse change to the financial condition, results of operation or business of the affected party or materially impairs the ability of the affected party to consummate the acquisition or any of the transactions contemplated by the merger agreement; and

•	Receipt from New Haven Savings Bank and NewAlliance Bancshares, on the one hand, and Alliance, on the other, of certificates of its officers or others and other documents to evidence fulfillment of the conditions as the party receiving the certificates may reasonably request.

•	No event has occurred since December 31, 2002 which would have a material adverse effect on New Haven or Alliance.

If either NewAlliance Bancshares or Alliance determines that a condition to its respective obligations to complete the acquisition cannot be fulfilled on or prior to termination of the merger agreement, it will promptly notify the other party. New Haven Savings Bank and Alliance agreed to promptly inform the other party of any facts applicable to it that would be likely to prevent or materially delay approval of the acquisition, the conversion or other transactions contemplated by the merger agreement by any regulatory authority or third party whose approval, non-objection or consent is required or which would otherwise prevent or materially delay completion of such transactions.

Regulatory Approvals Required for the Merger

The merger of Alliance with and into NewAlliance Bancshares and Tolland Bank with and into New Haven Savings Bank are subject to approvals from the Connecticut Banking Commissioner and the FDIC. The Federal Reserve Board of Boston must approve NewAlliance Bancshares becoming a bank holding company. New Haven Savings Bank has filed applications for the above approvals, which are pending. Neither Alliance, New Haven Savings Bank nor NewAlliance Bancshares has any reason to believe that these approvals will not be granted in due course.

Third Party Proposals To Acquire Alliance

The Alliance merger agreement provides that neither Alliance nor any of its subsidiaries shall, and that Alliance shall direct and use its reasonable best efforts to cause its and each of its subsidiary’s directors, officers, employees, agents and representatives not to, directly or indirectly, initiate, solicit, knowingly encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an acquisition proposal by a third party which means any proposal or offer with respect to any of the following (other than the transactions contemplated by the Alliance merger agreement):

•	Any merger, consolidation, share exchange, business combination, or other similar transaction involving Alliance or any of its subsidiaries;

•	Any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the consolidated assets, in a single transaction or series of transactions, of Alliance or any of its subsidiaries;

•	Any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of Alliance or any of its subsidiaries or the filing of a registration statement in connection with such transaction; or

•	Any public announcement of a proposal, plan or intention to do any of these things or any agreement to engage in any of these things.

Alliance also agreed that neither it nor any of its subsidiaries shall, and that Alliance shall direct and use its reasonable best efforts to cause its and each of its subsidiary’s directors, officer, employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussion with, any person relating to an acquisition proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an acquisition proposal. However, nothing in the merger agreement prevents Alliance or its board of directors from:

•	Complying with its disclosure obligations under federal or state law;

•	Providing information in response to a request therefor by a person who has made an unsolicited bona fide written acquisition proposal if the Alliance Board of Directors receives from the person so requesting such information an executed confidentiality agreement the terms of which are substantially similar to the confidentiality agreement that New Haven Savings Bank and Alliance entered into;

•	Engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written acquisition proposal; or

•	Recommending such an acquisition proposal to the shareholders of Alliance;

if and only to the extent that in each of the last three cases referred to above, (1) the Alliance Board of Directors determines in good faith, after consultation with outside counsel, that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and (2) the Alliance Board of Directors determines in good faith, after consultation with its financial advisor, that such acquisition proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and would, if consummated, result in a transaction more favorable to Alliance shareholders from a financial point of view than the acquisition by NewAlliance Bancshares. Alliance is required to notify New Haven Savings Bank orally within one business day if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with Alliance or any of its representatives.

In the event Alliance in good faith after consulting its financial adviser and outside counsel and the Board of Directors of Alliance does receive a superior proposal meeting the above criteria, Alliance must notify New Haven Savings Bank in writing of its intent to terminate the merger agreement and to enter into an agreement with respect to, or recommend acceptance of, the superior proposal. New Haven Savings Bank shall have five business days to evaluate and respond to Alliance’s notice. If New Haven Savings Bank notifies Alliance prior to the expiration of the five-day period that it will increase the value of the consideration to be paid in the acquisition to an amount at least equal to that of the superior proposal, Alliance cannot terminate the merger agreement to accept the superior proposal or recommend its shareholders accept the superior proposal. Alliance shall have five business days to evaluate New Haven Savings Bank’s proposal to increase the value of the consideration. In the event the Alliance Board of Directors determines in good faith, upon advice of its financial advisor and outside counsel, that the proposal by New Haven Savings Bank to increase the value of the acquisition consideration is not at least equal to the superior proposal, Alliance can terminate the merger agreement with New Haven Savings Bank or recommend that its shareholders accept the superior proposal. In the event the superior proposal involves consideration consisting of securities, in whole or in part, New Haven Savings Bank’s proposal shall be deemed to be at least equal to the superior proposal if the New Haven Savings Bank proposal offers consideration that equals or exceeds the consideration being offered to Alliance’s shareholders by the superior proposal, valuing the securities being offered by the superior proposal at their cash equivalent based upon either (1) the average trading price of such securities for the 20 trading days immediately preceding the submission of New Haven Savings Bank’s proposal or (2) if the securities are not traded on a nationally recognized exchange or will be newly issued securities of a class not then trading on a nationally recognized exchange, by the written valuation of such securities by a nationally recognized banking firm.

Termination And Amendment Of The Alliance Merger Agreement

The Alliance merger agreement may be terminated prior to the completion of the acquisition by the mutual written consent of New Haven Savings Bank and Alliance or, subject to certain exceptions set forth in the merger agreement:

•	By either New Haven Savings Bank or Alliance in the event of:

•	Failure of Alliance’s shareholders to approve the merger agreement after a vote taken thereon at a meeting called for such purpose;

•	A material breach by the other party of any material covenant or undertaking if such breach would have a material adverse effect on the financial condition, results of operation or business of the party or materially impairs the ability of the other party to consummate the acquisition or any transactions contemplated by the merger agreement and such breach has not been timely cured after notice;

•	Any material breach of any representation or warranty of the other party if such breach would have a material adverse effect on the financial condition, results of the operation or business of the party or materially impairs the ability of the other party to consummate the acquisition or any transactions contemplated by the merger agreement and such breach has not been timely cured after notice;

•	If any approval, consent or waiver of a governmental authority required to permit consummation of the merger, the conversion or the other transactions contemplated by the merger agreement has been denied or any governmental authority of competent jurisdiction has issued a final unappealable order prohibiting completion of the merger, the conversion or the other transactions contemplated by the merger agreement; or

•	The acquisition is not completed by December 31, 2004, provided that this right to terminate shall not be available to any party whose failure to perform an obligation in accordance with the merger agreement resulted in the acquisition not being completed by this date;

•	By New Haven Saving Bank in the event:

•	The board of directors of Alliance fails to call, give notice of, convene and hold a meeting of its shareholders to consider and vote upon the approval of the merger agreement or has failed, prior to holding the meeting of Alliance’s shareholders to consider the merger agreement, to recommend approval of the merger agreement or has modified or change its recommendation in a manner adverse to New Haven Savings Bank;

•	Alliance has failed, prior to holding the meeting of Alliance’s shareholders to consider the merger agreement, to comply with its agreement not to solicit a competing acquisition transaction; or

•	A tender or exchange offer for 25% or more of the outstanding shares of common stock of Alliance is started and the board of directors of Alliance either recommends that Alliance’s shareholders tender their shares or fails to recommend that its shareholders reject such tender offer or exchange offer within specified time frames; and

•	By Alliance in the event:

•	Alliance has, prior to holding the meeting of Alliance’s shareholders to consider and approve the merger agreement, notified New Haven Savings Bank that it intends to enter into an acquisition agreement with another entity with respect to a superior proposal; provided, however, that Alliance may only terminate the merger agreement under this provision in the event that Alliance has provided written notice of such superior proposal to New Haven Savings Bank and New Haven Savings Bank has not within five business days submitted a proposal to Alliance that New Haven Savings Bank’s Board of Directors believes is at least equal to the superior proposal (see “Third Party Proposals to Acquire Alliance” on page ).

In the event of the termination of the Alliance merger agreement, as provided above, the merger agreement shall become void and have no effect, and there will be no liability on the part of any party to the merger agreement or their respective officers or directors, except that certain provisions regarding confidential information, expenses and termination fees shall survive and remain in full force and effect; and no party shall be relieved from any liability arising out of the willful breach by such party of any covenant or agreement of it or the willful misrepresentation in the merger agreement of any material fact.

The merger agreement provides that Alliance must pay New Haven Savings Bank a $3.0 million termination fee if the merger agreement is terminated by:

•	New Haven Savings Bank, because Alliance has breached its covenant not to initiate or solicit a competing acquisition proposal, or Alliance’s Board of Directors has failed to recommend approval of the merger agreement, withdrawn such recommendation or changed its recommendation in a manner adverse to New Haven Savings Bank or Alliance has failed to call, give notice of, convene and hold a meeting of its shareholders to consider and vote upon the approval of the merger agreement;

•	New Haven Savings Bank, because a tender or exchange offer for Alliance common stock has been commenced and Alliance’s Board of Directors has either recommended that shareholders of Alliance tender their shares or otherwise failed to recommend that shareholders reject such tender or exchange offer;

•	New Haven Savings Bank, due to a material breach by Alliance of a representation or warranty or a material covenant contained in the merger agreement, provided that such breach would have a material adverse effect on Alliance and such breach is not timely cured after notice to Alliance; or by New Haven Savings Bank or Alliance in the event the merger agreement is not approved by Alliance’s shareholders after a vote thereon at a meeting called for such purpose and in each case at the time of such termination (or prior to the holding of the Alliance’s shareholders meeting to consider the merger agreement in the case of termination as a result of Alliance’s Board of Directors not approving the merger agreement) an acquisition proposal (or the intention to make an acquisition proposal) has been publicly announced or otherwise made known to Alliance’s senior management or its Board of Directors; or

•	By Alliance, to enter into an merger agreement with respect to a superior proposal.

If the termination fee becomes payable by Alliance pursuant to a termination under any one of the first three items above, the merger agreement provides that Alliance must pay New Haven Savings Bank $2.0 million on the third business day following termination and if within 18 months after such termination, Alliance or one of its subsidiaries enters into an agreement with respect to or consummates an acquisition transaction, Alliance must pay New Haven Savings Bank the remaining $1.0 million on the date of execution of such agreement for such acquisition transaction. If the termination fee becomes payable due to the fourth item, termination because of a superior proposal, the entire termination fee is due within three business days following the termination of the merger agreement.

Under the terms of the Alliance merger agreement, New Haven Savings Bank must pay a $3.0 million termination fee if the merger agreement is terminated by Alliance because:

•	As of August 16, 2004, New Haven Savings Bank is unable or unwilling to complete the conversion and, in the case of New Haven Savings Bank’s unwillingness to do so, has notified Alliance of such unwillingness;

•	The acquisition is not consummated by December 31, 2004; or

•	Alliance has terminated the merger agreement because New Haven Savings Bank has intentionally and willfully breached any of the representations and warranties or covenants it made in the merger agreement.

However, New Haven Savings Bank shall not be required to pay such fee if at the time of termination of the merger agreement, Alliance had materially breached its representations, warranties or covenants or if the failure to obtain any required regulatory approvals, waivers or authorizations was the result of facts or circumstances relating to Alliance or its subsidiaries.

The Alliance merger agreement may be amended or supplemented at any time by mutual agreement of the parties to the merger agreement, subject to certain limitations.

Expenses of the Conversion And the Alliance Merger

The merger agreements provide, in general, that NewAlliance Bancshares, Connecticut Bancshares and Alliance shall each bear and pay all their respective costs and expenses incurred by them in connection with the acquisitions, including fees and expenses of their respective financial advisors, accountants and counsel.

Tax Aspects of the Conversion and the Alliance Merger

General.    As described below, Elias, Matz, Tiernan & Herrick, LLP (“Elias Matz”), special counsel to NewAlliance Bancshares, has opined on federal income tax consequences of the conversion and the Alliance acquisition. These opinions are not complete descriptions of all federal income tax consequences of the conversion. NewAlliance Bancshares, and New Haven Savings Bank, have provided Elias Matz with facts, representations and assumptions on which Elias Matz has relied in rendering its opinions. These opinions are also based on laws, regulations, rulings and judicial decisions as they existed as of the date of the opinions. These authorities are all subject to change, and such change may be made with retroactive effect. Elias Matz cannot give any assurance that, after any such change, its opinions would not be different, and Elias Matz does not undertake any responsibility to update or supplement its opinions. Unlike private rulings, the opinions of Elias Matz are not binding on the IRS, and the IRS could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding.

The Conversion.    Subject to the foregoing, Elias Matz has opined that, for federal income tax purposes: the conversion will constitute a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (“Code”) (see Rev. Rul. 80-105, 1980-1 C.B. 78; Rev. Rul. 96-29, 1996-24 I.R.B.); (ii) neither New Haven Savings Bank nor NewAlliance Bancshares will recognize any gain or loss as a result of the conversion; and (iii) eligible subscribers will recognize no gain or loss upon the receipt of the subscription rights.

The Alliance Merger.    Elias Matz has also opined that, for federal income tax purposes, the Alliance merger will constitute a reorganization under Section 368(a)(i)(A) of the Code and that no gain or loss will be recognized by NewAlliance Bancshares, New Haven Savings Bank, Alliance or Tolland Bank by reason of the Alliance merger. Elias Matz also opines that the exchange of Alliance stock for NewAlliance stock in the merger will not give rise to the recognition of gain or loss to Alliance shareholders, that the basis of the NewAlliance stock received by Alliance shareholders will be the same as the basis of the Alliance stock surrendered in exchange, and that the holding period of shares of NewAlliance Bancshares stock received by Alliance shareholders in the exchange will include the period during which the shareholder held the shares of Alliance common stock surrendered in exchange.

Delivery of Certificates

After consummation of the merger, each Alliance shareholder, upon surrender of his or her stock certificate(s) to an exchange agent, duly appointed by NewAlliance Bancshares, will be entitled to receive in exchange therefor, at the option of the shareholder, either cash or a certificate or certificates representing the number of full exchange shares for which the shares of Alliance common stock surrendered shall have been converted. Cash will be paid in lieu of fractional shares. The exchange agent will promptly mail to each Alliance shareholder a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the shareholder’s stock certificate(s) shall pass, only upon delivery of such certificate(s) to the exchange agent) advising such holder of the terms of the exchange effected by the merger and of the procedure for surrendering to the exchange agent such certificate(s) in exchange for either cash or a certificate or certificates evidencing the exchange shares in accordance with the shareholder’s election, as modified by the application of the requirement that not more than 25% of the total merger consideration to the Alliance shareholders can be cash. The shareholders of Alliance should not forward Alliance common stock certificates to NewAlliance Bancshares or the exchange agent until they have received the transmittal letter.

No holder of a certificate representing shares of Alliance common stock will be entitled to receive any dividends in respect of NewAlliance Bancshares common stock into which such shares shall have been converted by virtue of the merger until the certificate representing such shares of Alliance common stock is surrendered in exchange for certificates representing shares of NewAlliance Bancshares common stock. In the event that dividends are declared and paid by NewAlliance Bancshares in respect of NewAlliance Bancshares common stock after the consummation of the merger but prior to surrender of certificates representing shares of Alliance common stock, dividends payable in respect of shares of NewAlliance Bancshares common stock not then issued shall accrue (without interest). Any such dividends will be paid (without interest) upon surrender of the certificates representing such shares of Alliance common stock. NewAlliance

Bancshares will be entitled, after the consummation of the merger, to treat certificates representing shares of Alliance common stock as evidencing ownership of the number of full shares of NewAlliance Bancshares common stock into which the shares of Alliance common stock represented by such certificates shall have been converted, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

NewAlliance Bancshares will not be obligated to deliver a certificate or certificates representing exchange shares to which a holder of Alliance common stock would otherwise be entitled as a result of the merger until such holder surrenders the certificate or certificates representing the shares of Alliance common stock for exchange as provided above, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required in each case by NewAlliance Bancshares.

If any certificate evidencing exchange shares is to be issued in a name other than that in which the certificate evidencing Alliance common stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered is properly endorsed or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the person surrendering such certificate and signing the letter of transmittal to do so on behalf of the record holder. The person requesting any such exchange shall pay to the exchange agent in advance any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

Resale of NewAlliance Bancshares Common Stock

The shares that will be issued in the merger will be registered under the Securities Exchange Act of 1934 and approved for listing on the Nasdaq National Market and will be freely transferable, except for shares received in the merger by persons, including directors and executive officers of any of the parties to the merger, who may be deemed to be “affiliates” of any of the parties under Rule 144. The term “affiliate” generally means any person who controls, is controlled by or is under common control with, or is a member of a group that controls, is controlled by or is under common control with, a party, and for purposes hereof could be deemed to include all executive officers, directors and 10% or greater shareholders of a party.

Rule 145 will restrict the sale of NewAlliance Bancshares shares received in the merger and beneficially owned by those shareholders who are deemed to be affiliates of Alliance or NewAlliance Bancshares and certain of their family members and related interests. Such affiliates, provided they are not affiliates of NewAlliance Bancshares at or following the merger effective time, may publicly resell exchange shares received by them in the merger under Rule 145 and subject to certain limitations of Rule 144 that are referred to in Rule 145. These restrict, among other things, the number of shares sold in any quarter and the manner of sale, during the two years following the merger effective time. After such two-year period, such affiliates may resell their shares without restriction so long as there is adequate current public information about NewAlliance Bancshares as required by Rule 144. Affiliates also would be permitted to resell the NewAlliance Bancshares shares received in the merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act’s registration requirements. This Prospectus does not cover any resales of NewAlliance Bancshares shares received in the merger by persons who may be deemed to be affiliates of NewAlliance Bancshares or Alliance.

Accounting Treatment Of The Conversion And The Acquisitions

As a result of purchase accounting treatment, the assets and liabilities of Connecticut Bancshares and Alliance will be restated for purposes of generally accepted accounting principles to reflect their market value to NewAlliance Bancshares with any excess purchase price becoming goodwill. See “PRO FORMA DATA” on page     .

Dissenters’ Rights of Appraisal

Under Delaware law, shareholders of Alliance have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of Alliance common stock. Alliance shareholders electing to do so must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights of appraisal. A copy of the applicable Delaware statute is attached as Appendix B of this document.

Ensuring a shareholder’s perfection of appraisal rights can be complex. The procedural rules are specific and must be followed precisely. An Alliance shareholder’s failure to comply with these procedural rules may result in his or her becoming ineligible to pursue appraisal rights.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures that an Alliance shareholder must follow in order to dissent from the merger and obtain payment of the fair value of his or her shares of Alliance common stock. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in Appendix B of this document. Under Section 262, not less than twenty (20) days before Alliance’s special meeting of shareholders, Alliance must notify each of the holders of record of its capital stock as of November     , 2003, that appraisal rights are available and include in the notice a copy of Section 262 of the Delaware General Corporate Law. Alliance intends that this document constitutes this notice.

If you are an Alliance common shareholder and you wish to exercise your appraisal rights, you must satisfy the provisions of Section 262 of the Delaware General Corporation Law. Section 262, among other things, requires the following:

You must make a written demand for appraisal:  You must deliver a written demand for appraisal to Alliance Bancorp of New England, Inc., 348 Hartford Turnpike, Vernon, CT 06066, Attention: Cynthia Harris, before the vote on the merger agreement is taken at the Alliance special meeting of shareholders. This written demand for appraisal must be separate from your proxy card. A vote against the merger agreement alone will not constitute a demand for appraisal.

You must refrain from voting for adoption of the merger agreement:  You must not vote for adoption of the merger agreement. If you vote, by proxy or in person, in favor of the merger agreement, this will terminate your right to appraisal. You can also terminate your right to appraisal if you return a signed proxy card and:

•	fail to vote against adoption of the merger agreement; or

•	fail to note that you are abstaining from voting.

If you do either of these two things, your appraisal rights will terminate even if you previously filed a written demand for appraisal.

You must continuously hold your Alliance common stock:  You must continuously hold your shares of Alliance common stock from the date you make the demand for appraisal through the effective date of the merger. If you are the record holder of Alliance common stock on the date the written demand for appraisal is made but thereafter transfer the shares prior to the effective date of the merger, you will lose any right to appraisal for those shares.

You should read the paragraphs below for more details on making a demand for appraisal.

A written demand for appraisal of Alliance common stock is effective only if it is signed by, or for, the shareholder of record who owns such shares at the time the demand is made. The demand must also be signed precisely as the shareholder’s name appears on his or her stock certificate. If you are the beneficial owner of Alliance common stock, but not the shareholder of record, you must have the shareholder of record sign any demand for appraisal.

If you own Alliance common stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity.

If you own Alliance common stock with more than one person, such as in a joint tenancy or tenancy in common, all the owners must sign, or have signed for them the demand for appraisal. An authorized agent, which could include one or more of the joint owners, may sign the demand for appraisal for a shareholder of record; however, the agent must expressly disclose who the shareholder of record is and that the agent is signing the demand as that shareholder’s agent.

If you are a record owner, such as a broker, who holds Alliance common stock as a nominee for others, you may exercise a right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such a case, you should specify in the written demand the number of shares as to which you wish to demand appraisal. If you do not expressly specify the number of shares, we will assume that your written demand covers all the shares of Alliance common stock that are in your name.

If you are an Alliance shareholder who elects to exercise appraisal rights, you should mail or deliver a written demand to Alliance Bancorp of New England, Inc., 348 Hartford Turnpike, Vernon, CT 06066, Attention: Cynthia Harris.

It is important that Alliance receive all written demands before the vote concerning the merger agreement is taken at the Alliance special meeting of shareholders. As explained above, this written demand must be signed by, or on behalf of, the shareholder of record. Demand for appraisal should specify the shareholder’s name and mailing address, the number of shares of common stock owned, and that the shareholder is demanding appraisal of such shareholder’s shares.

If the merger is completed, each holder of Alliance capital stock who has perfected appraisal rights in accordance with Section 262 will be entitled to be paid by Alliance for such shareholder’s Alliance capital stock the fair value of those shares in cash. The Delaware Court of Chancery will determine the fair value of the shares, exclusive of any element of value arising from the completion or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be fair value. In determining such fair value, the court may take into account all relevant factors and upon such determination will then direct the payment of the fair value of the shares, together with any interest, to the holders of Alliance capital stock who have perfected their appraisal rights. The shares of Alliance capital stock with respect to which holders have perfected their appraisal rights in accordance with Section 262 and have not effectively withdrawn or lost their appraisal rights are referred to in this document as the dissenting shares.

Shareholders considering seeking appraisal for their shares should note that the fair value of their shares determined under Section 262 of Delaware law could be more, the same, or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The court may determine the costs of the appraisal proceeding and allocate them among the parties as the court deems equitable under the circumstances. Upon application of a shareholder, the court may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such determination or assessment, each shareholder bears its own expenses.

If you fail to comply with any of these conditions and the merger becomes effective, you will only be entitled to receive the consideration provided in the merger agreement for your shares.

Within ten (10) days after the effective date of the merger, Alliance must give written notice that the merger has become effective to each shareholder who has fully complied with the conditions of Section 262.

Within one hundred twenty (120) days after the merger, either the surviving corporation of the merger or any shareholder who has complied with the conditions of Section 262 may file a petition in the Delaware Court of Chancery. This petition should request that the Chancery Court determine the value of the shares of stock held by all the shareholders who are entitled to appraisal rights. If you intend to exercise your appraisal rights, you should file this petition in the Chancery Court. Alliance has no obligation to file this petition, and if you do not file this petition within one hundred twenty (120) days after the effective date of the merger, you will lose your rights of appraisal.

If you change your mind and decide you no longer wish to exercise your appraisal rights, you may withdraw your demand for appraisal rights at any time within sixty (60) days after the effective date of the merger. A withdrawal request received more than sixty (60) days after the effective date of the merger is effective only with the written consent of Alliance. If you effectively withdraw your demand for appraisal rights, you will receive the merger consideration provided in the merger agreement. If your effective withdrawal is made after the deadline for electing as between NewAlliance Bancshares common stock or cash as your merger consideration, or you otherwise fail to make an effective election, the merger consideration will be NewAlliance Bancshares common stock.

If you have complied with the conditions of Section 262, you are entitled to request and receive a statement from Alliance. This statement will set forth the total number of shares not voted in favor of the merger agreement and that have demanded appraisal rights and the number of shareholders who own those shares. In order to receive this statement you must send a written request to Alliance within one hundred twenty (120) days after the merger. After the merger, Alliance has ten (10) days after receiving such request to mail you the statement.

If you properly file a petition for appraisal in the Chancery Court and deliver a copy to Alliance, Alliance will then have twenty (20) days to provide the Chancery Court with a list of the names and addresses of all shareholders who have demanded appraisal rights and have not reached an agreement with Alliance as to the value of their shares. The Registry in the Court of Chancery, if so ordered by the Court of Chancery, will give notice of the time and place fixed for the hearing of such petition to the shareholders on the list. At the hearing, the Court will determine the shareholders who have complied with Section 262 and are entitled to appraisal rights. The Chancery Court may also require you to submit your stock certificates to the Registry in the Court of Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the Chancery Court’s directions, you may be dismissed from the proceeding.

After the Chancery Court determines which shareholders are entitled to appraisal rights, the Chancery Court will appraise the shares of stock that are the subject of the demand for appraisal. To determine the fair value of the shares, the Chancery Court will consider all relevant factors except for any appreciation or depreciation due to the anticipation or accomplishment of the merger. After the Chancery Court determines the fair value of the shares, it will direct the surviving corporation of the merger to pay that value to the shareholders who have successfully sought appraisal rights. The Chancery Court can also direct Alliance to pay interest, simple or compound, on that value if the Chancery Court determines that interest is appropriate. In order to receive payment for your shares under an appraisal procedure, you must surrender your stock certificates to Alliance.

The Chancery Court could determine that the fair value of shares of stock is more than, the same as, or less than the merger consideration.

The Chancery Court may determine the costs of the appraisal proceeding and allocate them among the parties as the Chancery Court deems equitable under the circumstances. Upon application by a shareholder, the Chancery Court may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such determination or assessment, each shareholder bears his, her or its own expenses.

If you demand appraisal rights, after the effective date of the merger you will not be entitled:

•	to vote the shares of stock for which you have demanded appraisal rights for any purpose;

•	to receive payment of dividends or any other distribution with respect to the shares of stock for which you have demanded appraisal, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the effective time of the merger; or

•	to receive the payment of the consideration provided for in the merger agreement (unless you properly withdraw your demand for appraisal).

If you do not file a petition for an appraisal within one hundred twenty (120) days after the effective date of the merger, your right to an appraisal will terminate. You may withdraw your demand for appraisal and accept the merger consideration by delivering to Alliance a written withdrawal of your demand, except that:

•	any attempt to withdraw made more than sixty (60) days after the effective date of the merger will require the written approval of Alliance; and

•	an appraisal proceeding in the Chancery Court cannot be dismissed unless the Chancery Court approves.

IF YOU FAIL TO COMPLY STRICTLY WITH THE PROCEDURES DESCRIBED ABOVE YOU WILL LOSE YOUR APPRAISAL RIGHTS. CONSEQUENTLY, IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, WE STRONGLY URGE YOU TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO EXERCISE YOUR APPRAISAL RIGHTS.

ALLIANCE BANCORP OF NEW ENGLAND, INC.

Alliance is the Delaware chartered holding company parent of Tolland Bank. Alliance was formed in 1997 in a reorganization approved by shareholders of Tolland Bank to become the holding company for and sole shareholder of Tolland Bank. Tolland Bank was founded in 1841 as a mutual savings bank. In 1986, it converted from mutual form.

Tolland Bank operates nine offices in and around Tolland County, Connecticut, and provides retail and commercial banking products and services in Tolland and surrounding Connecticut towns. Tolland Bank will open a tenth office in Enfield, Connecticut in the fourth quarter of 2003. Retail activities include branch deposit services, and home mortgage and consumer lending. Commercial activities include merchant deposit services, business cash management, construction mortgages, permanent mortgages, and working capital and equipment loans. Through third party relationships, Tolland Bank also provides investment products, insurance products, and electronic payment services to retail and commercial customers.

At June 30, 2003, Alliance had total deposits of $335.9 million, total loans of $279.4 million, and total assets of $429.2 million. There are no material concentrations of loans or deposits with one customer or a group of related customers. Real estate related assets comprise a substantial portion of total assets, including residential mortgages, commercial mortgages, commercial loans, and home equity loans. Loans to commercial entities organized to hold real estate are a significant component of commercial mortgages. By policy, Tolland Bank limits its investments in securities of any corporate industry concentration, excluding government and agency securities, to 6% of its total investment assets. The largest concentration was in investments in insurance companies, totaling $16 million.

Market Area.    Tolland Bank’s market area is centered in Tolland County, Connecticut, a suburban and rural area east of Hartford. Tolland Bank currently operates nine offices and its wider market area extends throughout portions of northeastern and central Connecticut. Much of the market is part of the Greater Hartford metropolitan area. Tolland Bank’s South Windsor office is in Hartford County, as is the new Enfield office planned for the fourth quarter of 2003.

Lending Activities.    Tolland Bank originates personal and commercial loans in and around its market area. Retail lending includes the origination of residential first mortgages and home equity lines of credit, which are generally secured by second mortgages. Commercial lending focuses primarily on mortgage loans, along with general commercial and industrial loans and subdivision development and construction loans. Additionally, Tolland Bank has a portfolio of 100% government guaranteed loans which are purchased in the secondary market as an alternative to investment purchases. Alliance does not purchase syndicated loans or operate subprime lending programs; asset based loans are related primarily to construction loans.

Total real estate secured loans were $252 million at June 30, 2003 (96% of total loans and loans held for sale other than purchased government guaranteed loans). Tolland Bank conducts an overall review of real estate market trends periodically, and real estate lending activities are governed by real estate lending and appraisal policies. New construction has primarily been active in certain residential markets.

Investment Activities.    Securities investments are a source of interest and dividend income, provide for diversification, are a tool for asset/liability management, and are a source of liquidity. Tolland Bank’s securities portfolio is primarily composed of publicly traded U.S. corporate securities and U.S. government and agency securities. Investment activities are governed by a board-approved investment policy, and the board reviews all investment activities on a monthly basis. Tolland Bank uses the services of an investment advisor in managing its portfolio. An Investment Committee of the board of directors meets quarterly to review detailed information on the ratings, yields and values of securities, as well as the plans of management for investment security transactions. Premiums on investment securities with prepayment risk are limited to a maximum of 3%.

Deposits and Other Sources of Funds.    Tolland Bank’s major source of funds is deposits, along with borrowings, principal payments on loans and securities, and maturities of investments. Deposit growth has been achieved through opening new offices and through growth in existing offices. Borrowings are generally used to fund long-term assets and short-term liquidity requirements. Tolland Bank is a member of the Federal Home Loan Bank of Boston and may borrow from the FHLBB subject to certain limitations. Tolland Bank also has available informal arrangements for federal funds purchases and reverse repurchase agreements, and is also eligible for short-term borrowings from the Federal Reserve Bank of Boston.

Employees.    As of June 30, 2003, Alliance had 109 full-time equivalent employees. None of the employees are represented by a collective bargaining group, and Alliance’s management considers relations with its employees to be good.

Stock Trading and Dividend Information.    Alliance common stock is currently listed on the American Stock Exchange under the symbol “ANE.” The following table sets forth the high and low trading prices for shares of Alliance common stock and cash dividends per share for the periods indicated. As of June 30, 2003, there were 2,678,504 shares of Alliance common stock issued and outstanding and approximately [447] shareholders of record.

Year Ending December 31, 2003	High	Low	Dividends Paid Per Share
Fourth quarter (through November , 2003)	$	$
Third quarter	33.75	23.10	$0.075
Second quarter	24.63	19.70	0.075
First quarter	20.05	18.51	0.075

Year Ending December 31, 2002	High	Low	Dividends Paid Per Share
Fourth quarter	$20.20	$14.40	$0.075
Third quarter	15.70	12.94	0.075
Second quarter	15.45	12.55	0.068
First quarter	13.19	10.68	0.068

Year Ending December 31, 2001	High	Low	Dividends Paid Per Share
Fourth quarter	$10.95	$9.41	$0.068
Third quarter	12.73	10.73	0.068
Second quarter	11.59	8.18	0.068
First quarter	8.53	7.61	0.068

On July 15, 2003, the business day immediately preceding the public announcement of the merger, and on November     , 2003, the closing prices of Alliance common stock as reported on the American Stock Exchange were $26.41 per share and $             per share, respectively.

Security Ownership of Certain Beneficial Owners and Management

The table which follows sets forth information as of June 30, 2003, with respect to principal beneficial ownership of Alliance common stock by (i) any person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is known to be the beneficial owner of more than 5% of Alliance common stock (ii) each director of Alliance, (iii) each of the named executive officers of Alliance, and (iv) all directors and executive officers of Alliance as a group.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Class(2)
Lawrence B. Seidman 100 Misty Lane, PO Box 5430, Parsippany, NJ 07054	240,897	(3)	8.99%

Towle & Co. 12855 Flushing Meadow Drive, St. Louis, MO 63131	143,255	(4)	5.35

Wellington Management Co LLP, 75 State Street, Boston, MA 02109	139,485	(5)	5.21

DIRECTORS AND EXECUTIVE OFFICERS c/o Alliance Bancorp of New England, Inc. 348 Hartford Turnpike Vernon, CT 06066

Joseph H. Rossi	174,341	(6)	6.21
Robert C Boardman	22,432	(7)	*
Joseph P. Capossela	7,370	(8)	*
Rodney C. Dimock	7,892	(9)	*
D. Anthony Guglielmo	70,201	(10)	2.61

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Class(2)
Patrick J. Logiudice **	81,676	(11)	2.99
Reginald U. Martin	8,525	(12)	*
Douglas J. Moser	31,036	(13)	1.16
Patricia A. Noblet	8,250	(12)	*
Kenneth R. Peterson	34,544	(14)	1.28
Matthew L. Reiser	8,580	(15)	*
All directors and executive officers as a group (13 persons)	570,134	(16)	21.37

(1)	Based on information provided by the respective beneficial owners and on filings with the Securities and Exchange Commission made pursuant to the Securities Exchange Act of 1934. Except as otherwise noted, all beneficial ownership is direct, and each beneficial owner exercises sole voting and investment power over the shares. Does not include options for 9,500 shares issued to each non-employee director which vest at 20% each year beginning on December 2, 2003. All directors, other than Mr. Rossi and Mr. Logiudice, are non-employee directors.
(2)	Based on 2,678,504 shares of common stock issued and outstanding as of June 30, 2003.
(3)	Based solely on information provided in a Schedule 13D filed with the Securities and Exchange Commission by Mr. Seidman. This includes shares owned by Mr. Seidman, Seidman and Associates, L.L.C. and other affiliates of Mr. Seidman.
(4)	Based solely on information provided in a Schedule 13D filed with the Securities and Exchange Commission by Towle & Co. This includes 43,997 shares with sole voting and dispositive power and 99,258 shares for which the reporting person has discretionary authority under shared dispositive power.
(5)	Based solely on information provided in a Schedule 13G filed with the Securities and Exchange Commission. All shares are held with shared voting and dispositive power.
(6)	Includes currently exercisable options to purchase 130,411 shares. Includes shared voting and investment power on 23,318 shares held jointly with his wife and 330 shares held jointly with his minor children.
(7)	Includes currently exercisable options to purchase 11,877 shares. Includes shared voting and sole investment on 1,089 shares held by his wife.
(8)	Includes currently exercisable options to purchase 7,260 shares.
(9)	Includes currently exercisable options to purchase 5,500 shares.
(10)	Includes currently exercisable options to purchase 9,678 shares. Includes 29,294 shares held by his wife and shared voting and sole investment on 3,733 shares held jointly.
(11)	Includes currently exercisable options to purchase 54,211 shares, and includes shared voting and investment power on 273 shares held jointly with his wife. In addition to beneficially owned shares, there are 9,987 shares held in the Stock Option Income Deferral Plan for Mr. Logiudice.
(12)	Includes currently exercisable options to purchase 8,140 shares.
(13)	Includes currently exercisable options to purchase 7,478 shares. Shared voting and investment power on all shares held, and includes 356 shares for which Mr. Moser disclaims beneficial ownership.
(14)	Includes currently exercisable options to purchase 11,877 shares. Includes shared voting and investment power on 14,298 shares held jointly with his wife.
(15)	Includes currently exercisable options to purchase 6,380 shares.
(16)	Includes currently exercisable options granted to directors and executive officers to purchase an aggregate of 318,318 shares. The figures are based on beneficial ownership information provided by the directors and officers.
*	Less than one percent
**	Director William E. Dowty, Jr. retired from the Board of Directors on February 22, 2002. Under the Company’s bylaws, the vacancy for the unexpired term of Mr. Dowty was filled by the Board of Directors October 30, 2002. Patrick J. Logiudice, who is also Executive Vice President of Alliance and Tolland Bank’s Chief Lending Officer, will serve until 2004 when Mr. Dowty’s term expires.

BUSINESS OF NEWALLIANCE BANCSHARES

General

NewAlliance Bancshares was organized as a Delaware business corporation at the direction of New Haven Savings Bank in September 2003 to become the holding company for New Haven Savings Bank upon the completion of the conversion. As a result of the conversion, New Haven Savings Bank will be a wholly owned subsidiary of NewAlliance Bancshares. NewAlliance Bancshares will facilitate the Connecticut Bancshares and Alliance acquisitions.

Business

Upon completion of the conversion, NewAlliance Bancshares’ business activity will be the ownership of the outstanding capital stock of New Haven Savings Bank and investment management of the proceeds retained from the conversion. NewAlliance Bancshares, as the holding company of New Haven Savings Bank will be regulated by the Federal Reserve Board and will be authorized to pursue other business activities permitted by applicable laws and regulations for bank holding companies, which may include the acquisition of banking and financial services companies. NewAlliance Bancshares may seek status as a “financial holding company” in the near future which will allow it to become involved in additional activities as permitted pursuant to the Gramm-Leach-Bliley Act of 1999. See “REGULATION AND SUPERVISION—Holding Company Regulation” on page      for a discussion of the activities that are permitted for bank holding companies. There are no current plans, arrangements, agreements or understandings, written or oral, regarding any acquisition transaction other than the Connecticut Bancshares and Alliance acquisitions.

Initially, NewAlliance Bancshares will neither own or lease any property, but will instead use the premises, equipment and furniture of New Haven Savings Bank with the payment of appropriate fees, as required by applicable laws and regulations. NewAlliance Bancshares’ cash flow will depend on earnings from the investment of any net proceeds we retain from the conversion, from any funds acquired from Connecticut Bancshares and Alliance, and dividends received from New Haven Savings Bank. At the present time, New Haven Savings Bank intends to employ only persons who are officers of New Haven Savings Bank to serve as officers of NewAlliance Bancshares. NewAlliance Bancshares will, however, use the support staff of New Haven Savings Bank from time to time. These persons will not be employed by NewAlliance Bancshares. NewAlliance Bancshares may hire additional employees, as appropriate, to the extent it expands its business in the future.

Since NewAlliance Bancshares will own all of the outstanding capital stock of New Haven Savings Bank after the conversion, the competitive conditions applicable to NewAlliance Bancshares will be the same as those confronting New Haven Savings Bank. See “BUSINESS OF NEW HAVEN SAVINGS BANK—Market Area” on page      and “BUSINESS OF NEW HAVEN SAVINGS BANK—Competition” on page     .

BUSINESS OF NEW HAVEN SAVINGS BANK

General

New Haven Savings Bank was founded in 1838 as a Connecticut-chartered mutual savings bank. New Haven Savings Bank is regulated by the State of Connecticut Department of Banking and the Federal Deposit Insurance Corporation. New Haven Savings Bank deposits are insured to the maximum allowable amount by the Bank Insurance Fund of the Federal Deposit Insurance Corporation. New Haven Savings Bank has been a member of the Federal Home Loan Bank System since 1974.

New Haven Savings Bank is a traditional savings bank, specializing in the acceptance of retail deposits from the general public in the areas surrounding its 36 banking offices and using those funds, together with funds generated from operations and borrowings, to originate residential mortgage loans, commercial and commercial real estate loans and consumer loans, primarily home equity loans and lines of credit.

New Haven Savings Bank retains in its portfolio loans that it originates except fixed-rate residential loans which will amortize over more than 15 years, which are generally sold in the secondary market, while generally retaining the servicing rights. See “—Lending Activities” on page     . New Haven Savings Bank also invests in mortgage-backed securities and debt securities and other permissible investments. New Haven Saving Bank’s revenues are derived principally from the generation of interest and fees on loans originated and, to a lesser extent, interest and dividends on investment and mortgage-backed securities. New Haven Savings Bank’s primary sources of funds are deposits, principal and interest payments on loans, investments and mortgage-backed securities and advances from the Federal Home Loan Bank.

New Haven Savings Bank’s results of operations depend to a large degree on its net interest income, which is the difference between interest income from loans and investments and interest expense for deposits and borrowings. See “RISK FACTORS—Changes In Interest Rates Could Adversely Affect New Haven Savings Bank’s Results Of Operations And Financial Condition, Particularly After the Acquisitions” on page     .

Peyton R. Patterson was hired as Chairman, President and Chief Executive Officer of New Haven Savings Bank in January 2002. Ms. Patterson brings substantial retail and management experience from her previous executive positions at larger banks headquartered in Philadelphia, Pennsylvania and New York City. Ms. Patterson has developed an experienced and diverse senior officer team, comprised of individuals with a mix of significant experience in the New Haven and Connecticut markets, and from larger bank experience in the New York City market. In addition to traditional line responsibilities, New Haven Savings Bank has created new senior officer positions for Chief Credit Officer and Chief Risk Officer.

New Haven Savings Bank believes that these management enhancements will enable it to effectively grow the franchise, beginning with the Connecticut Bancshares and Alliance acquisitions. The acquisitions of Connecticut Bancshares and Alliance will increase the percentage of New Haven Savings Bank’s loan portfolio to total assets. This increase is consistent with its plan to increase the amount of higher yielding assets in a controlled manner over time. New Haven Savings Bank believes that the existing platform of securities brokerage, insurance and trust services can be expanded into the markets served by Connecticut Bancshares and Alliance. New Haven Savings Bank intends to continue its traditional focus of personal customer service to differentiate it from some of its larger, less personal competitors.

For a description of certain effects of the acquisitions on NewAlliance Bancshares’ and New Haven Savings Bank’s business, see “NEWALLIANCE BANCSHARES’ ACQUISITION OF CONNECTICUT BANCSHARES” on page     .

Market Area

New Haven Savings Bank is headquartered in New Haven, Connecticut in New Haven County. New Haven Savings Bank’s primary deposit gathering area is concentrated in the communities surrounding its 36 banking offices located in New Haven and Middlesex Counties. New Haven Savings Bank’s lending area is broader than its deposit gathering area and includes the entire State of Connecticut, but most of its loans are made to borrowers in its primary deposit marketing area.

New Haven County is located in the South Central region of Connecticut, approximately 75 miles northeast of New York City and contains the City of New Haven. The region has a diversified mix of industry groups, including insurance and financial services, manufacturing, service, government and retail. The major employers in the area include Yale University, Yale-New Haven Hospital, Hospital of Saint Raphael, SBC Communications, Inc. and The United Illuminating Company. According to published statistics, New Haven County’s population as of 2000 was approximately 824,000 and consisted of approximately 319,000 households. The population increased approximately 2.5% from 1990. Per capita income in 1999 for New Haven County was approximately $24,500, which was less than the Connecticut average of approximately $29,000 but higher than the national average of $21,500. Median household income in 1999 for New Haven County was approximately $49,000 compared to approximately $54,000 for Connecticut and $42,000 for the United States.

The Connecticut economy has seen a slowdown in activity since the summer of 2002. As of July 2002, the unemployment rate in the state of Connecticut was 4.4% as compared to the national unemployment rate of 5.9%. By July 2003, the Connecticut unemployment rate had increased to 5.2% while the national unemployment rate had increased to 6.2%. Within the state, there have been differences between regions and industries in regards to job growth. The Hartford and Bridgeport labor market areas have seen year over year job losses, while the New London and Danbury labor market areas have seen year over year job gains. In addition, over the past year there has been a decline of 7,400 jobs or 0.5% in service producing industries as compared to a decline of 12,300 jobs or 4.4% in goods producing industries.

The housing market continues to be strong; however, the pace of new construction and housing price increases have moderated from the peak levels seen in the year 2002. As of the end of the first quarter 2003, the median sales price of existing homes in the greater New Haven / Meriden region had increased 21.8% as compared to the previous year, while the greater Hartford region experienced an increase of 13.6% over the past year. This compares favorably to the Northeast region of the United States which experienced an increase of 16.7% and the United States which experienced an increase of 7.0%.

Connecticut continued to maintain its position as having the highest per capita income of any state at $42,706 as of the end of 2002, due in large part to the income levels in Fairfield County which is linked with the New York City job market (New Haven Savings Bank does not currently have any branches in Fairfield County). This represented an increase of 3.2% year over year, however this rate of increase is also expected to slow over the next year to approximately 2.5%. Additionally, the Connecticut Department of Labor is forecasting that the non-farm employment numbers will remain stable in 2003. Manufacturing employment, however, is forecasted to decrease by 6.3% while service sector employment is forecasted to increase by 3.3%. Within the service sector the largest increases are expected in health services at a projected growth rate of 3.5% and travel / tourism / leisure at a projected growth rate of 7.4%.

Competition

New Haven Savings Bank faces intense competition for the attraction and retention of deposits and origination of loans in its primary market area. Its most direct competition for deposits has historically come from the many commercial and savings banks operating in New Haven Savings Bank’s primary market area and, to a lesser extent, from other financial institutions, such as brokerage firms, credit unions and insurance companies. While those entities still provide a source of competition for deposits, we face significant competition for deposits from the mutual fund industry as customers seek alternative sources of investment for their funds. Competition for loans comes from the significant number of traditional financial institutions, primarily savings banks and commercial banks in our market area, our most significant competition comes from other financial service providers, such as the mortgage companies and mortgage brokers operating in our primary market area. Additionally, competition may increase due to the increasing trend for non-depository financial services companies entering the financial services market, such as insurance companies, securities companies and specialty financial companies. Competition for deposits, for the origination of loans and for the provision of other financial services may limit our growth in the future. Similar competitive circumstances exist in the markets served by Alliance and Connecticut Bancshares.

Lending Activities

General.    The types of loans that New Haven Savings Bank may originate are limited by federal and state laws and regulations. Interest rates charged by New Haven Savings Bank on loans are affected principally by New Haven Savings Bank’s current asset/liability strategy, the demand for such loans, the supply of money available for lending purposes and the rates offered by competitors. These factors are, in turn, affected by general economic conditions, monetary policies of the federal government, including the Federal Reserve Board, federal and state tax policies and budgetary matters. New Haven Savings Bank’s total loan portfolio equaled $1.20 billion as of June 30, 2003, representing 49.2% of New Haven Savings Bank’s total assets on that date. New Haven Savings Bank primarily makes residential real estate loans secured by one- to four-family residences and commercial real estate loans. Such loans represented 68.4% of New Haven Savings Bank’s gross loan portfolio as of June 30, 2003. New Haven Savings Bank also makes residential and commercial construction loans, commercial loans, commercial real estate loans, multi-family loans, home equity lines of credit and fixed rate loans, personal installment loans, auto loans, mobile home and boat loans, education loans and collateral loans. Real estate secures a majority of New Haven Savings Bank’s loans as of June 30, 2003, including some loans classified as commercial loans.

New Haven Savings Bank makes loans throughout Connecticut and originated $459.6 million in loans for portfolio and $117.7 million in loans for sale during fiscal year 2003 and $182.5 million in loans for portfolio and $21.3 million in loans for sale during the three months ended June 30, 2003. New Haven Savings Bank sold, on a servicing retained basis, $111.2 million and $20.8 million in residential loans in the secondary market during those same periods, respectively.

The following table summarizes the composition of New Haven Savings Bank’s total loan portfolio as of certain dates:

Loan Portfolio Analysis

	At June 30, 2003
	Amount	Percent of Total
Loan Portfolio Analysis
Real Estate Loans:
Residential (one- to four- family)	$603,388	50.1%
Commercial	220,526	18.3
Multi-family	50,197	4.2
Residential construction	2,649	0.2

Total real estate loans	876,760	72.8
Commercial Loans:
Commercial construction	13,246	1.1
Commercial loans	90,780	7.5

Total commercial loans	104,026	8.6
Consumer Loans:
Home equity and equity lines of credit	179,952	15.0
Mobile home and boat loans	15,627	1.3
Other	27,254	2.3

Total consumer loans	222,833	18.6
Total loans	1,203,619	100.0%
Net deferred loan origination costs (fees)	2,934
Allowance for loan losses	(18,582)

Total loans, net	$1,187,971

Loan Portfolio Analysis

	At March 31,
	2003		2002		2001		2000		1999
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Real Estate Loans:
Residential (one- to four- family)	$589,251	50.1%	$634,256	54.3%	$685,405	61.4%	$759,807	66.7%	$863,189	70.6%
Commercial	222,098	18.9	205,687	17.6	170,224	15.2	134,324	11.8	133,713	10.9
Multi-family	52,135	4.4	57,478	4.9	59,207	5.3	60,813	5.3	66,225	5.4
Residential construction	3,673	0.3	3,141	0.3	314	0.1	679	0.1	839	0.1

Total real estate loans	867,157	73.7	900,562	77.1	915,150	82.0	955,623	83.9	1,063,966	87.0
Commercial Loans:
Commercial construction	11,123	0.9	20,709	1.8	22,603	2.0	38,607	3.4	28,367	2.3
Commercial loans	89,667	7.6	86,559	7.4	61,035	5.5	47,871	4.2	41,807	3.4

Total commercial loans	100,790	8.5	107,268	9.2	83,638	7.5	86,478	7.6	70,174	5.7
Consumer Loans:
Home equity and equity lines of credit	162,104	13.8	112,913	9.6	82,015	7.4	69,177	6.1	59,512	4.9
Mobile home and boat loans	16,030	1.4	15,082	1.3	11,491	1.0	8,954	0.8	9,676	0.8
Other	29,477	2.6	32,161	2.8	23,431	2.1	18,386	1.6	19,830	1.6

Total consumer loans	207,611	17.8	160,156	13.7	116,937	10.5	96,517	8.5	89,018	7.3
Total loans	1,175,558	100.0%	1,167,986	100.0%	1,115,725	100.0%	1,138,618	100.0%	1,223,158	100.0%
Net deferred loan origination costs (fees)	2,300		580		(980)		(1,218)		(2,488)
Allowance for loan losses	(18,932)		(20,805)		(23,290)		(23,571)		(24,124)

Total loans, net	$1,158,926		$1,147,761		$1,091,455		$1,113,829		$1,196,546

Residential Real Estate Loans.    A principal lending activity of New Haven Savings Bank is to originate loans secured by first mortgages on one- to four-family residences in the State of Connecticut. New Haven Savings Bank originates residential mortgages primarily through commissioned mortgage representatives and its branch offices. New Haven Savings Bank originates both fixed-rate and adjustable rate mortgages. Residential lending, while declining as a percentage of the loan portfolio, represents the largest single component of its total portfolio. As of June 30, 2003, $603.4 million, or 50.1% of the total portfolio consisted of one- to four-family residential real estate loans.

As of June 30, 2003, adjustable rate mortgage loans represented approximately 75.9% and fixed-rate mortgage loans represented approximately 24.1% of New Haven Savings Bank’s portfolio of residential mortgage loans secured by one- to four-family owner-occupied properties. New Haven Savings Bank originated $191.1 million, $171.5 million and $110.7 million of residential real estate loans in fiscal years 2003 and 2002, and in the first three months of 2003, respectively. Over 92.1% of this portfolio is secured by single-family owner-occupied homes and the remainder is secured primarily by two-, three- or four-family owner-occupied homes.

New Haven Savings Bank currently sells all of the fixed-rate residential mortgage loans it originates with terms of over 15 years. New Haven Savings Bank originates loans for sale under forward rate commitments. The percentage of loans we sell will vary depending upon interest rates and our strategy for the management of interest rate risk. New Haven Savings Bank continues to service loans that it sells to Federal Home Loan Mortgage Corporation or Federal National Mortgage Association and receives a fee for servicing such loans in a range from to 0.25% to 0.375% of the amounts outstanding on them. New Haven Savings Bank serviced other loans aggregating $36.5 million as of June 30, 2003.

The retention of adjustable rate mortgages, as opposed to longer term, fixed-rate residential mortgage loans, in our portfolio helps reduce our exposure to interest rate risk. However, adjustable rate mortgages generally pose credit risks different from the credit risks inherent in fixed-rate loans primarily because as interest rates rise, the underlying debt service payments of the borrowers rise, thereby increasing the potential for default. New Haven Savings Bank believes that these risks, which have not had a material adverse effect on it to date, generally are less onerous than the interest rate risks associated with holding long-term fixed-rate loans in its loan portfolio.

New Haven Savings Bank originated $166.0 million in adjustable rate loans in the year ended March 31, 2003, and had $913.0 million of such loans in its loan portfolio, representing approximately 75.9% of such portfolio, as of June 30, 2003. New Haven Savings Bank offers adjustable rate mortgage loans with a fixed-rate period of one, three, five, seven or 10 years prior to annual interest rate adjustments. The interest rate adjustments on these loans are indexed to the applicable one-year LIBOR rates with corresponding add-on margins of varying amounts. Such loans are subject to certain requirements and limitations set forth in guidelines issued by the Connecticut Banking Commissioner, including limitations on the amount and frequency of interest rate changes. Rates adjust by no more than one to four percentage points in each adjustment period and by no more than five or six points over the life of a loan.

Commercial Real Estate And Multi-Family Loans.    New Haven Savings Bank makes commercial real estate loans throughout its market area. New Haven Savings Bank originated $48.2 million in commercial real estate loans in the fiscal year ended March 31, 2003, and had $220.5 million in commercial real estate loans in its loan portfolio, representing 18.3% of such portfolio, as of June 30, 2003. New Haven Savings Bank increased its emphasis on commercial real estate lending. Commercial real estate loans have increased to 18.3% of its loan portfolio as of June 30, 2003 from 10.9% at March 31, 1999.

Properties used for borrowers’ businesses, such as office buildings, light industrial, retail facilities or multi-family income properties, normally collateralize New Haven Savings Bank’s commercial real estate loans. Substantially all of these properties are located in Connecticut. Among the reasons for its continued emphasis on commercial real estate lending is its desire to invest in assets bearing interest rates which are generally higher than interest rates on one- to four-family residential mortgage loans, and are more sensitive to changes in market interest rates. These loans typically have terms of up to 20 years and interest rates which adjust over periods of 3 to 10 years based on one of various rate indices.

Commercial real estate lending entails greater credit risks than residential mortgage lending to owner occupants. The repayment of commercial real estate loans depends on the business and financial condition of the borrower. Economic events and changes in government regulations, which New Haven Savings Bank and its borrowers cannot control, could have an adverse impact on the cash flows generated by properties securing New Haven Savings Bank’s commercial real estate loans and on the value of such properties. Commercial properties tend to decline in value more rapidly than residential owner-occupied properties during economic recessions. See “RISK FACTORS—Construction, Commercial Real Estate And Commercial Lending Risks Will Increase Due To The Acquisitions” on page     .

Construction Loans.    New Haven Savings Bank makes both residential and commercial construction loans, primarily in New Haven and Middlesex Counties. New Haven Savings Bank typically makes the loans to owner-borrowers who will occupy the properties (residential construction) and to licensed and experienced developers for the construction of single-family home developments (commercial construction).

New Haven Savings Bank originated $29.1 million in construction loans for the fiscal year ended March 31, 2003, and had $15.9 million in construction loans in its loan portfolio ($2.7 million in residential and $13.2 million in commercial), representing 1.3% of such portfolio, as of June 30, 2003.

New Haven Savings Bank disburses the proceeds of construction loans in stages and may require developers to pre-sell a certain percentage of the properties they plan to build before New Haven Savings Bank will advance any construction financing. New Haven Savings Bank officers, appraisers and/or independent engineers inspect each project’s progress before New Haven Savings Bank disburses additional funds to verify that borrowers have completed project phases.

Residential construction loans to owner-borrowers generally convert to a fully amortizing long-term mortgage loan upon completion of construction. Commercial construction loans generally have terms of six months to a maximum of two years. Some construction loans have fixed interest rates but New Haven Savings Bank originates mostly adjustable-rate construction loans.

Construction lending, particularly commercial construction lending, entails greater credit risk than residential mortgage lending to owner occupants. The repayment of construction loans depends on the business and financial condition of the borrower and on the economic viability of the project financed. A number of New Haven Savings Bank’s borrowers have more than one construction loan outstanding with the Bank. Economic events and changes in government regulations, which New Haven Savings Bank and its borrowers cannot control, could have an adverse impact on the value of properties securing construction loans and on the borrowers’ ability to complete projects financed and, if not the borrower’s residence, sell them for expected amounts at the time the projects were commenced. See “RISK FACTORS—Construction, Commercial Real Estate And Commercial Lending Risks Will Increase Due To The Acquisitions” on page     .

Commercial Loans.    New Haven Savings Bank’s commercial loans are generally collateralized by equipment, leases, inventory and accounts receivable. Many of New Haven Savings Bank’s commercial loans are also collateralized by real estate, but are not classified as commercial real estate loans because such loans are not made for the purpose of acquiring, refinancing or constructing the real estate securing the loan. Commercial loans provide, among other things, working capital, equipment financing, financing for leasehold improvements and financing for expansion. New Haven Savings Bank offers both term and revolving commercial loans. The former have either fixed or adjustable rates of interest and, generally, terms of between three and seven years. Term loans generally amortize during their life, although some loans require a lump sum payment at maturity. Revolving commercial lines of credit typically have two-year terms, renewable annually, and rates of interest which adjust on a daily basis. Such rates are normally indexed to New Haven Savings Bank’s prime rate of interest.

New Haven Savings Bank’s commercial borrowers are not concentrated in any one particular industry. As of June 30, 2003, New Haven Savings Bank’s outstanding commercial loans included manufacturing, special trades, professional services, wholesale trade, retail trade, educational and health services. Industry concentrations are reported quarterly to the Board Loan Committee.

New Haven Savings Bank originated $45.6 million in commercial loans during the fiscal year ended March 31, 2003, and had $90.8 million in commercial loans in its loan portfolio, representing 7.5% of the loan portfolio as of June 30, 2003. Commercial lending entails greater credit risks than residential mortgage lending to owner occupants. Repayment of both secured and unsecured commercial loans depends substantially on the borrower’s underlying business, financial condition and cash flows. Unsecured loans generally involve a higher degree of risk of loss than do secured loans because, without collateral, repayment is wholly dependent upon the success of the borrower’s business. Secured commercial loans are generally collateralized by equipment, leases, inventory and accounts receivable. Compared to real estate, such collateral is more difficult to monitor, its value is harder to ascertain, it may depreciate more rapidly and it may not be as readily saleable if repossessed. See “RISK FACTORS—Construction, Commercial Real Estate And Commercial Lending Risks Will Increase Due To The Acquisitions” on page     .

Consumer Loans.    New Haven Savings Bank makes various types of consumer loans, including auto, mobile home, boat, educational and personal installment loans. However, the largest portion of our consumer loan portfolio is comprised of home equity loans and lines of credit secured by one- to four-family owner-occupied properties. These loans are typically secured by second mortgages. Interest rates on home equity lines normally adjust based on New Haven Savings Bank’s prime rate of interest. The lines of credit are available for up to 9.5 years, at the end of which they become term loans amortized for 15 years. The aggregate sum of the first and second mortgages shall not exceed 80% of the appraised value and 100% of the appraised value for loans up to and including $100,000 that have mortgage insurance, and 80% of the appraised value for loans up to and including $50,000 for condominiums. New Haven Savings Bank had $106.3 million in home equity lines of credit in its loan portfolio, representing 47.7% of the consumer loan portfolio, as of June 30, 2003. The undrawn portion of home equity lines of credit totaled $108.1 million at June 30, 2003. Home equity loans are made in a set amount with a prescribed repayment period. At June 30, 2003, we had $73.6 million in home equity loans, representing 33.0% of the consumer loan portfolio.

Loan Origination.    New Haven Savings Bank generally originates adjustable-rate mortgage loans for portfolio and sells in the secondary market fixed-rate loans with terms over 15 years. Sales are generally to Federal National Mortgage Association and Federal Home Loan Mortgage Corporation, with servicing rights retained. Loan sale strategy is determined by management’s Asset/Liability Committee and is generally based on prevailing market interest rates and overall interest sensitivity measures. New Haven Savings Bank usually obtains forward or standby commitments from the prospective loan purchaser.

New Haven Savings Bank’s lending activities are conducted by its salaried and commissioned loan personnel and through the use of a non-bank third-party correspondent. Currently, New Haven Savings Bank utilizes one loan correspondent who solicits and originates mortgage loans on behalf of New Haven Savings Bank. This loan correspondent accounted for approximately 25.8% of the adjustable-rate mortgage loans originated by New Haven Savings Bank for the three months ended June 30, 2003. This loan correspondent originated no fixed rate mortgages during that period. Loan correspondents are compensated by market value pricing and a servicing released premium. All loans originated by loan correspondents are underwritten to conform to New Haven Savings Bank’s loan underwriting policies and procedures. New Haven Savings Bank is not an active purchaser of loans. At June 30, 2003 New Haven Savings Bank serviced $330.8 million of loans for others.

New Haven Savings Bank relies on print, radio, television and cable advertising, on referrals from existing customers, attorneys and real estate professionals and on relationships with existing borrowers to originate loans. In addition, New Haven Savings Bank solicits consumer loans, including home equity loans, by direct mail to existing customers. New Haven Savings Bank emphasizes relationship building so that its customers will view New Haven Savings Bank as a source of support in the management of their personal finances or in the conduct of their businesses.

Individual loan officers may originate loans within certain approved lending limits. A senior loan committee, consisting of senior loan officers, the Chief Credit Officer, the Chief Financial Officer, the Chief Executive Officer and the Executive Vice Presidents of Business and Retail Banking, must approve all commercial loans to a total relationship that are between $1.0 million and $5.0 million and New Haven Saving Bank’s Board Loan Committee must approve all such loans over $5.0 million.

New Haven Savings Bank generally will not make loans aggregating more than 10% of our capital to any one borrower. At June 30, 2003, no borrowers had aggregate loans with New Haven Savings Bank which exceeded this limit. At that date, New Haven Savings Bank’s largest lending relationship totaled $14.4 million and consisted of three commercial real estate loans, one of which is secured by a commercial office building and the other two by an 18-hole golf course. All loans in this relationship were performing in accordance with their terms. New Haven Savings Bank’s internal lending limit is significantly lower than Connecticut’s statutory legal lending limit, which is 15% of a bank’s surplus and capital stock accounts, or $60.3 million for New Haven Savings Bank as of June 30, 2003.

Certain bank personnel have been delegated various levels of authority to approve new and used automobile loans, mobile home and boat loans and unsecured loans. These individuals’ authority ranges from $2,500 to $100,000 for automobile, mobile home and boat loans and between $2,500 to $5,000 for unsecured loans.

New Haven Savings Bank charges origination fees, or points, and collects fees to cover the costs of appraisals and credit reports on most new residential mortgage loans. New Haven Savings Bank also collects late charges on real estate loans and prepayment premiums on commercial mortgage loans. For information regarding New Haven Saving’s recognition of loan fees and costs, see Note 1 of the notes to the Consolidated Financial Statements of New Haven Savings Bank beginning on Page F-7.

The following table sets forth certain information concerning New Haven Savings Bank’s origination of loans, inclusive of loan purchases:

Loan Origination Schedule

	For the Three Months Ended June 30,		For the Year Ended March 31,
	2003	2002	2003	2002	2001
	(In thousands)
Loans at beginning of period	$1,175,558	$1,167,986	$1,167,986	$1,115,725	$1,138,618
Originations:
Residential Real Estate	89,401	46,832	191,128	171,543	58,859
Commercial Loans:
Commercial mortgages	15,087	8,466	48,179	72,489	33,114
Commercial loans	10,920	18,227	45,603	57,187	50,040

Total commercial loans	26,007	26,693	93,782	129,676	83,154

Consumer Loans:
Home equity and equity lines of credit	68,435	25,505	151,023	79,596	39,954
Other	3,382	5,052	23,680	32,180	22,791

Total consumer loans	71,817	30,557	174,703	111,776	62,745
Deduct:
Principal loan repayments, prepayments and other, net	138,889	90,317	332,139	232,944	206,233
Loan sales	20,754	12,765	114,483	124,683	19,081
Net loan charge-offs	358	178	1,873	2,485	281
Transfers to REO	904	160	3,546	622	2,056

Total deductions	158,905	103,420	452,041	360,734	227,651

Net increase (decrease) in loans	28,061	662	7,572	52,261	(22,839)

Loans at end of period	$1,203,619	$1,168,648	$1,175,558	$1,167,986	$1,115,725

Loan Underwriting.    New Haven Savings Bank’s underwriting of loans varies depending on the types of loan underwritten. The process generally includes the use of credit applications, property appraisals and verification of an applicant’s credit history, employment and banking relationships to the extent management deems appropriate in each case. Additional information concerning the underwriting of specific types of loans follows.

New Haven Savings Bank’s residential mortgage loans generally are written in amounts up to 80% of the appraised value or selling price, whichever is less, of the property securing the loan. New Haven Savings Bank generally requires borrowers to obtain private mortgage insurance with respect to loans with a greater than 80% loan-to-value ratio.

New Haven Savings Bank primarily makes commercial loans to businesses that operate in and around New Haven and Middlesex Counties. New Haven Savings Bank reviews the financial resources, debt-to-equity ratios, cash flows and New Haven Savings Bank’s own experience with businesses when underwriting commercial loans. New Haven Savings Bank generally requires business owners to personally guarantee commercial loans.

New Haven Savings Bank primarily considers the quality of the borrower’s management as well as the property and borrower’s cash flows when it underwrites commercial real estate loans. New Haven Savings Bank generally makes commercial real estate loans in an amount equal to no more than 75% of the appraised value of the property securing the loan. New Haven Savings Bank generally requires the owners of businesses seeking commercial real estate loans to personally guarantee those loans.

New Haven Savings Bank makes construction loans to developers with prior successful development experience. New Haven Savings Bank generally increases the loan-to-value ratios on such loans as construction progresses. Before any work has commenced, New Haven Savings Bank will finance only up to 60% of the value of the approved, unimproved land. Once construction has begun, New Haven Savings Bank will generally make residential construction loans in amounts up to 80% (for primary homes) and 70% (for secondary homes) of the lesser of the appraised value of the property, as completed, or the property’s cost of construction. New Haven Savings Bank generally makes commercial construction loans in amounts up to 75% of the lesser of the property’s appraised value, as completed, or construction cost and generally requires developers seeking commercial construction loans to personally guarantee them.

New Haven Savings Bank has procedures for the assessment of environmental risks in connection with loans, and it believes that those procedures are adequate. Before originating any commercial mortgage loan, New Haven Savings Bank requires prospective borrowers to make a preliminary assessment of whether environmentally hazardous materials are located on the properties that would collateralize such loans. If a preliminary assessment raises concerns, New Haven Savings Bank requires borrowers to conduct further environmental analyses of the properties. In addition, before originating any commercial mortgage loan above $250,000, the borrower must provide a Phase 1 environmental assessment of the property.

Loan Purchases.    New Haven Savings Bank occasionally purchases participation interests in commercial and residential real estate loans originated by other banks in its market area. New Haven Savings Bank underwrites such loans as if it had originated them itself. New Haven Savings Bank’s interest in participation loans as of June 30, 2003 totaled $3.8 million.

Loan Maturity.    The following table shows the contractual maturity of New Haven Savings Bank’s loan portfolio at March 31, 2003. The table does not reflect prepayments or scheduled principal amortization.

Loan Maturity Schedule

	At March 31, 2003
	Residential Mortgage Loans (one to four family)	Commercial Mortgage Loans	Multi- Family Mortgage Loans	Residential Construction	Commercial Construction	Commercial Loans	Home Equity and Equity Lines of Credit	Mobile Home and Boat Loans	Other	Total
	(In thousands)
Due in one year or less	$206	$394	$23	$3,673	$5,348	$32,478	$918	$33	$2,492	$45,565
Due in one to three years	1,132	3,054	617	—	5,775	22,767	3,849	572	8,726	46,492
Due in three to five years	5,578	4,041	127	—	—	14,841	18,344	1,183	14,777	58,891
Due in five to ten years	62,432	24,641	8,665	—	—	17,261	103,968	3,662	183	220,812
Due in ten to twenty years	230,237	158,491	41,883	—	—	1,260	34,879	10,580	3,126	480,456
Due in twenty years and beyond	289,666	31,477	820	—	—	1,060	146	—	173	323,342

	$589,251	$222,098	$52,135	$3,673	$11,123	$89,667	$162,104	$16,030	$29,477	$1,175,558

The following table sets forth, at March 31, 2003, the dollar amount of total loans, net of unadvanced funds on loans, contractually due after March 31, 2004 and whether such loans have fixed interest rates or adjustable interest rates:

	At March 31, 2003
	Fixed	Adjustable	Total
	(In thousands)
Residential Mortgage Loans (one to four family)	$140,901	$448,144	$589,045
Commercial Mortgage Loans	20,991	200,713	221,704
Multi Family Mortgage Loans	3,925	48,187	52,112
Residential construction	—	—	—

Total Mortgage Loans	165,817	697,044	862,861

Commercial Construction	—	5,775	5,775
Commercial Loans	34,956	22,233	57,189
Home Equity and Equity Lines of Credit	77,146	84,040	161,186
Mobile Home and Boat Loans	9,583	6,414	15,997
Other	20,720	6,265	26,985

Total Loans	$308,222	$821,771	$1,129,993

Asset Quality

General.    One of New Haven Savings Bank’s key objectives has been and continues to be to maintain a high level of asset quality. In addition to maintaining sound credit standards for new loan originations, New Haven Savings Bank employs proactive collection and workout processes in dealing with delinquent or problem loans.

Delinquent Loans.    Management performs a monthly review of all delinquent loans. New Haven Savings Bank’s Special Assets Department is responsible for collection, workout and sales of Bank-owned assets. The manager of this Department discusses the current status and delinquency trends of non-accrual and selected accounts with Lending Department managers and executive officers at the monthly Loan Review Committee meeting and as otherwise required. In addition, New Haven Savings Bank’s Board of Directors reviews delinquency statistics by loan portfolio type on a monthly basis.

The actions taken with respect to delinquencies vary depending upon the nature of the delinquent loans and the period of delinquency. New Haven Savings Bank’s collection philosophy is predicated upon early detection and response to delinquent and default situations. New Haven Savings Bank seeks to make arrangements to cure the entire default over the shortest time frame. Generally, New Haven Savings Bank requires that a delinquency notice be mailed no later than the 10th or 15th day, depending on the loan type, after the payment due date. A late charge is normally assessed on loans where the scheduled payment is unpaid after a 10 or 15 day grace period. After mailing the delinquency notices, New Haven Savings Bank’s loan collection personnel call the borrower to ascertain the reasons for delinquency and the prospects for payment. On loans secured by one- to four-family owner occupied properties, New Haven Savings Bank attempts to work out a payment schedule with the borrower in order to avoid foreclosure. All restructured loans must be approved by the level of officer authority required for a new loan of that amount. If these efforts do not achieve a satisfactory arrangement, New Haven Savings Bank refers the loan to legal counsel and counsel initiates foreclosure proceedings. At any time prior to a sale of the property at foreclosure, New Haven Savings Bank will terminate foreclosure proceedings if the borrower and New Haven Savings Bank are able to work out a satisfactory payment plan. On loans secured by commercial real estate properties, New Haven Savings Bank also seeks to reach a satisfactory payment plan so as to avoid foreclosure. Prior to foreclosure, New Haven Savings Bank will generally obtain an updated appraisal of the property.

The following table sets forth delinquencies in New Haven Savings Bank’s loan portfolio as of the dates indicated:

Loan Delinquencies

	At June 30, 2003				At March 31, 2003
	60-89 Days		90 Days or More		60-89 Days		90 Days or More
	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans
	(Dollars in thousands)
Real estate loans:
Residential (one- to four- family)	6	$390	36	$2,445	7	$438	37	$2,333
Commercial	—	—	1	149	—	—	2	990
Multi-family	—	—	—	—	—	—	—	—
Residential construction	—	—	—	—	—	—	—	—

Total real estate loans	6	390	37	2,594	7	438	39	3,323

Consumer loans:
Home equity and equity lines of credit	1	—	5	57	1	69	8	157
Mobile home and boat loans	3	51	1	35	—	—	2	49
Other	11	43	5	26	11	13	8	24

Total consumer loans	15	94	11	118	12	82	18	230

Commercial loans:
Commercial construction	—	—	—	—	—	—	—	—
Commercial loans	1	74	4	963	1	1	2	369

Total commercial loans	1	74	4	963	1	1	2	369

Total	22	$558	52	$3,675	20	$521	59	$3,922

Delinquent loans to total loans		0.05%		0.31%		0.04%		0.33%

	At March 31, 2002				At March 31, 2001
	60-89 Days		90 Days or More		60-89 Days		90 Days or More
	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans
	(Dollars in thousands)
Real estate loans:
Residential (one- to four- family)	12	$791	59	$4,089	14	$1,030	66	$5,093
Commercial	—	—	5	2,320	—	—	3	425
Multi-family
Residential construction	—	—	—	—	—	—	—	—

Total real estate loans	12	791	64	6,409	14	1,030	69	5,518

Consumer loans:
Home equity and equity lines of credit	4	92	4	141	3	91	7	357
Mobile home and boat loans	6	72	3	22	3	80	3	80
Other	16	87	12	20	8	21	17	170

Total consumer loans	26	251	19	183	14	192	27	607

Commercial loans:
Commercial construction	—	—	6	3,267	—	—	—	—
Commercial loans	2	2	3	1,361	1	1	1	4

Total commercial loans	2	2	9	4,628	1	1	1	4

Total	40	$1,044	92	$11,220	29	$1,223	97	$6,129

Delinquent loans to total loans		0.09%		0.96%		0.11%		0.55%

Classification of Assets and Loan Review.    The Chief Credit Officer is responsible for this evaluation process and is assisted by the use of an independent third party loan review company. New Haven Savings Bank uses an internal risk rating system to monitor and evaluate the credit risk inherent in its loan portfolio. At the time of loan approval, all commercial and commercial real estate loans are assigned a risk rating based on all of the factors considered in originating the loan. The initial risk rating is recommended by the loan officer who originated the loan and approved by the loan approval authority. Current financial information is maintained for all borrowing relationships, and is evaluated on at least an annual basis to determine whether the risk rating classification is appropriate.

Under New Haven Savings Bank’s internal risk rating system, it currently classifies problem and potential problem assets as “substandard,” “doubtful” or “loss” assets. An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that we will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. In addition, assets which do not currently expose New Haven Savings Bank to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated “special mention.” These loans are included in a monthly Criticized Asset report. This report serves as an integral part in the evaluation of the adequacy of New Haven Savings Bank’s loan loss reserve.

New Haven Savings Bank engages an independent third party to conduct a semi-annual loan review of the commercial and commercial real estate loan portfolios, including an 80% penetration of the commercial loan portfolio. The loan reviews provide a credit evaluation of individual loans to ensure the appropriateness of the risk rating classification. In addition, there is an independent loan review of the residential mortgage and consumer loan portfolios through a quarterly review of a sampling of new loans closed during the period. The independent reviews are presented directly to the Loan Committee of the Board of Directors.

On a quarterly basis, a Criticized Asset Committee composed of the Chief Credit Officer, Executive Vice President of Business Banking and other senior officers completes Criticized Asset Reports on commercial and commercial real estate loans that are risk rated Special Mention, Substandard, and Doubtful. The reports focus on the current status, strategy, financial data, and appropriate risk rating of the criticized loan.

At June 30, 2003, loans classified Substandard totaled $19.4 million, and consisted of $8.3 million in commercial real estate loans, $8.6 million in commercial loans, $2.4 million in residential mortgage loans, and $119,000 in consumer loans. Special Mention loans totaled $28.9 million, and consisted of $20.6 million of commercial real estate loans, $8.1 million of commercial loans, and $207,000 of construction loans. No loans were classified Doubtful or Loss as of June 30, 2003.

Other Real Estate Owned.    New Haven Savings Bank classifies property acquired through foreclosure or acceptance of a deed-in-lieu of foreclosure as other real estate owned in its financial statements. When a property is placed in other real estate owned, the excess of the loan balance over the estimated fair market value of the collateral, based on a recent appraisal, is charged to the allowance for loan losses. Estimated fair value usually represents the sales price a buyer would be willing to pay on the basis of current market conditions, including normal loan terms from other financial institutions, less 10%, that is the estimated costs to sell the property. Management inspects all other real estate owned properties periodically. Subsequent writedowns in the carrying value of other real estate owned are charged to expense if the carrying value exceeds the other real estate owned’s fair value less estimated selling costs.

At June 30, 2003, other real estate owned totaled $927,000, consisting of two single family residential properties, one residential condominium, and one commercial retail/office building.

Non-Accrual Loans, Non-Performing Assets And Restructured Loans

Loans are placed on non-accrual if collection of principal or interest in full is in doubt, if the loan has been restructured, or if any payment of principal or interest is past due 90 days or more. The loan may be returned to accrual status if the loan has demonstrated sustained contractual performance, or all principal and interest amounts contractually due are reasonably assured of repayment within a reasonable period. For the three months ended June 30, 2003, and for the years ended

March 31, 2003, 2002 and 2001, had interest been accrued at contractual rates on non-accrual and renegotiated loans, interest income would have increased by approximately $51,000, $578,000, $715,000 and $563,000, respectively.

The following table sets forth information regarding non-accrual loans, restructured loans, and other real estate owned:

Non-accruing Loans

	At June 30,		At March 31,
	2003	2002	2003	2002	2001	2000	1999
			(Dollars in thousands)
Non-accruing loans:(1)
Real estate loans:
Residential (one- to four- family)	$2,445	$3,279	$2,333	$4,089	$5,093	$4,315	$7,377
Commercial	149	5,200	990	2,320	425	253	458
Multi-family	—	—	—	—	—	—	—
Residential construction	—	—	—	—	—	—	—

Total real estate loans	2,594	8,479	3,323	6,409	5,518	4,568	7,835
Commercial loans:
Commercial construction	—	3,267	—	3,267	—	—	—
Commercial loans(4)	963	457	369	1,361	4	2,142	2,410

Total commercial loans	963	3,724	369	4,628	4	2,142	2,410
Consumer loans:
Home Equity and Equity Lines of Credit	57	174	157	141	357	556	749
Mobile Home and Boat Loans	35	45	49	22	80	186	32
Other	26	26	24	20	170	73	371

Total consumer loans	118	245	230	183	607	815	1,152

Non-performing Loans	3,675	12,448	3,922	11,220	6,129	7,525	11,397
Real Estate Owned	927	66	66	—	569	321	135

Total Non-performing Assets(2)	$4,602	$12,514	$3,988	$11,220	$6,698	$7,846	$11,532

Allowance for loan losses as a percent of total loans(3)	1.54%	1.74%	1.61%	1.78%	2.09%	2.07%	1.97%
Allowance for loan losses as a percent of total non-performing loans	505.63%	165.92%	482.71%	185.43%	380.00%	313.24%	211.67%
Total non-performing loans as a percentage of total loans(3)	0.31%	1.05%	0.33%	0.96%	0.55%	0.66%	0.93%
Total non-performing assets as a percentage of total assets	0.19%	0.53%	0.17%	0.50%	0.31%	0.38%	0.56%

(1)	Non-accrual loans include all loans 90 days or more past due, restructured loans and other loans which have been identified by New Haven Savings Bank as presenting uncertainty with respect to the collectibility of interest or principal.
(2)	Total non-performing assets at March 31, 2001 excludes a $100,000 nonperforming security. Total nonperforming assets as shown in the March 31, 2001 audited financial statements was $6.798 million.
(3)	Total loans are stated at their principal amounts outstanding.
(4)	At June 30, 2003 there was one loan for $25,000 that was 90 days past due and still accruing.

Allowance For Loan Losses

The Board of Directors and management of the New Haven Savings Bank are committed to the establishment and maintenance of an adequate Allowance for Loan Losses, determined in accordance with generally accepted accounting principles. Their approach is to follow the most recent guidelines that have been provided by bank regulators and the SEC (Staff Accounting Bulletin 102 “Selected Loan Loss Allowance Methodology and Documentation Issues”). On July 2, 2001, the Federal Financial Institutions Council issued a joint Policy Statement on “Allowance for Loan and Lease Losses

Methodologies and Documentation for Banks and Savings Institutions.” The Policy Statement provides guidance on the design and implementation of methodologies and supporting documentation practices for determining the appropriate allowance for loan losses.

New Haven Savings Bank believes that the methodology it employs to develop, monitor and support the allowance for loan losses is consistent with these pronouncements. While New Haven Savings Bank believes that it has established adequate specific and general allowances for losses on loans, there can be no assurance that the regulators, in reviewing New Haven Savings Bank’s loan portfolio, will not request New Haven Savings Bank to increase its allowance for losses, thereby negatively affecting New Haven Savings Bank’s financial condition and earnings. Moreover, actual losses may be dependent upon future events and, as such, further additions to the allowance for loan losses may become necessary.

The allowance for loan losses is established through provisions for loan losses based on management’s on-going evaluation of the risks inherent in New Haven Savings Bank’s loan portfolio. Charge-offs against the allowance for loan losses are taken on loans when the Bank determines that the collection of loan principal is unlikely. Recoveries made on loans that have been charged-off are credited to the allowance for loan losses.

The following table sets forth activity in New Haven Savings Bank’s allowance for loan losses for the periods indicated:

Schedule of Allowance for Loan Losses

At or for the Three Months Ended June 30, 2003
Balance at beginning of period	$18,932
Provision for loan losses	—

Charge-offs:
Residential and commercial mortgage loans	16
Commercial loans	608
Consumer loans	55

Total charge-offs	679

Recoveries:
Residential and commercial mortgage loans	74
Commercial loans	217
Consumer loans	38

Total recoveries	329

Net charge-offs	350

Balance at end of period	$18,582

Ratios:
Net loans charged-off to average interest-earning loans	0.03%
Allowance for loan losses to total loans	1.54%
Allowance for loan losses to nonperforming loans	505.63%
Net loans charged-off to allowance for loan losses	1.88%
Recoveries to charge-offs	48.45%

(continued)

Schedule of Allowance for Loan Losses

	At or For the Year Ended March 31,
	2003	2002	2001	2000	1999
Balance at beginning of period	$20,805	$23,290	$23,571	$24,124	$24,679
Provision for loan losses	—	—	—	—	200

Charge-offs:
Residential and commercial mortgage loans	1,323	3,079	656	805	2,522
Commercial loans	2,354	298	213	729	124
Consumer loans	331	368	431	368	794

Total charge-offs	4,008	3,745	1,300	1,902	3,440

Recoveries:
Residential and commercial mortgage loans	1,611	366	243	733	1,377
Commercial loans	302	775	682	501	1,129
Consumer loans	222	119	94	115	179

Total recoveries	2,135	1,260	1,019	1,349	2,685

Net charge-offs	1,873	2,485	281	553	755

Balance at end of period	$18,932	$20,805	$23,290	$23,571	$24,124

Ratios
Net loans charged-off to average interest-earning loans	0.16%	0.22%	0.03%	0.05%	0.07%
Allowance for loan losses to total loans	1.61%	1.78%	2.09%	2.07%	1.97%
Allowance for loan losses to Nonperforming loans	482.71%	185.43%	380.00%	313.24%	211.67%
Net loans charged-off to allowance for loan losses	9.89%	11.94%	1.21%	2.35%	3.13%
Recoveries to charge-offs	53.27%	33.64%	78.38%	70.93%	78.05%

The following tables set forth New Haven Savings Bank’s percent of allowance by loan category and the percent of the loans to total loans in each of the categories listed at the dates indicated:

Allocation of Loan Loss

	At June 30, 2003
	Amount	Percent of Allowance in Each Category to total Allowance	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Residential Mortgage Loans	$2,911	15.66%	50.36%
Commercial Mortgage Loans	6,778	36.48	23.59
Commercial Loans	4,700	25.29	7.54
Consumer	2,958	15.92	18.51
Unallocated	1,235	6.65

Total allowance for loan losses	$18,582	100.00%	100.00%

	At March 31,
	2003			2002
	Amount	Percent of Allowance in Each Category to total Allowance	Percent of Loans in Each Category to Total Loans	Amount	Percent of Allowance in Each Category to total Allowance	Percent of Loans in Each Category to Total Loans
Residential Mortgage Loans	$2,868	15.15%	50.44%	$4,585	22.04%	54.57%
Commercial Mortgage Loans	6,861	36.24	24.27	7,333	5.25	24.31
Commercial Loans	5,313	28.06	7.63	4,698	22.58	7.41
Consumer	2,783	14.70	17.66	2,482	11.93	13.71
Unallocated	1,107	5.85		1,707	8.20

Total allowance for loan losses	$18,932	100.00%	100.00%	$20,805	100.00%	100.00%

	At March 31, 2001
	Amount	Percent of Allowance in Each Category To total Allowance	Percent of Loans in Each Category to Total Loans
Residential Mortgage Loans	$6,718	28.84%	61.46%
Commercial Mortgage Loans	5,844	25.09	22.59
Commercial Loans	5,799	24.90	5.47
Consumer	1,902	8.17	10.48
Unallocated	3,027	13.00

Total allowance for loan losses	$23,290	100.00%	100.00%

	At March 31,
	2000			1999
	Amount	Percent of Allowance in Each Category to total Allowance	Percent of Loans in Each Category to Total Loans	Amount	Percent of Allowance in Each Category to total Allowance	Percent of Loans in Each Category to Total Loans
Residential Mortgage Loans	$7,165	30.40%	66.79%	$8,714	36.13%	70.64%
Commercial Mortgage Loans	5,237	22.22	20.53	6,222	25.79	18.66
Commercial Loans	5,384	22.84	4.20	3,781	15.67	3.42
Consumer	1,598	6.78	8.48	1,549	6.42	7.28
Unallocated	4,187	17.76		3,858	15.99

Total allowance for loan losses	$23,571	100.00%	100.00%	$24,124	100.00%	100.00%

New Haven Savings Bank determines its allowance and provisions for loan losses based upon a detailed evaluation of the loan portfolio through a process which considers numerous factors, including estimated credit losses based upon internal and external portfolio reviews, delinquency levels and trends, estimate of the current value of underlying collateral, concentrations, portfolio volume and mix, changes in lending policy, current economic conditions and the historical loan loss experience over the business cycle.

The allowance is computed by segregating the portfolio into various risk rating and product categories. Some loans have been further segregated and carry specific reserve amounts. All other loans that do not have specific reserves assigned are reserved based on a loss percentage assigned to the outstanding balance. The percentage applied to the outstanding balance varies depending on the loan’s risk rating and product category. Management uses historical loss rates, industry data, peer comparisons and other observable data to determine these loss rates.

Management takes a long-term view in establishing the loss rates due to the fact that by its very nature, New Haven Savings Bank has a concentration of real estate risk and as such is susceptible to conditions in the real estate markets in which it operates, and to potential cyclical downturns in which markets and in the economy. As a result, allowance allocations by risk rating reflect higher levels of charge-offs experienced during the last economic downturn beginning in the early 1990’s. During the last significant downturn in the early 1990’s, non-performing assets ranged from $53.5 million (3.9% of loans) in 1990 to $128 million (8.7%) of loans) in 1993. Subsequent net charge-offs and OREO losses reached a peak in 1995 at $23.9 million or 1.68% of the loan portfolio. Throughout the 1990’s, management added to the allowance in response to the deterioration in the loan portfolio resulting in ratio of allowance to total loans of 2.11% in 1998. For the 3-year period ending March 31, 1998, annualized net charge-offs were $13 million (0.92%), $7.4 million (0.54%) and $15.5 million (1.24%), respectively. Including OREO, the three year total losses were $58 million or an average of $19.3 million per year, which equates to annual credit-related losses of 1.44% of the average loan portfolio during this same three-year period.

Over the last five year the local environment has improved and New Haven Savings Bank’s levels of non-performing loans and net charge-offs have declined. Net charge-offs have ranged from 0.03% to 0.22% and ended fiscal year March 31, 2003 at 0.16%. Non-performing loans have ranged from $3.9 million to 12.4 million since 1999 and were $2.7 million at June 30, 2003, or 0.31% of outstanding loans. New Haven Savings Bank has not needed a provision since 1999. As of June 30, 2003, the allowance was $18.5 million and 1.54% of the portfolio.

The allowance for loan losses is reviewed and approved by New Haven Savings Bank’s Board of Directors on a quarterly basis.

Investment Activities

General.    Under Connecticut law, New Haven Savings Bank has authority to purchase a wide range of investment securities. As a result of changes in federal banking laws, however, financial institutions such as New Haven Savings Bank may not engage as principals in any activities that are not permissible for a national bank, unless the Federal Deposit Insurance Corporation has determined that the investments would not pose a significant risk to the Bank Insurance Fund and New Haven Savings Bank is in compliance with applicable capital standards.

The investment policy of New Haven Savings Bank is reviewed and updated by senior management and submitted to the Board of Directors for their approval on an annual basis. The primary objective of the investment portfolio is to achieve a competitive rate of return on the investments over a reasonable period of time based on prudent management practices and sensible risk taking. The portfolio is also used to help manage the net interest rate risk position of the bank. In view of New Haven Savings Bank’s lending capacity and generally higher rates of return on loans, management prefers lending activities as its primary source of revenue with the securities portfolio serving a secondary role. The investment portfolio, however, is expected to continue to represent a significant portion of New Haven Savings Bank’s assets, consisting of U.S. Government and Agency securities, mortgage-backed securities, collateralized mortgage obligations, asset backed securities, high quality corporate debt obligations and possibly corporate equities. The portfolio will continue to serve New Haven Savings Bank’s liquidity needs as projected by management and as required by regulatory authorities.

New Haven Savings Bank’s current investment strategy has emphasized the purchase of hybrid adjustable rate mortgage backed securities with reset dates ranging between three years and seven years. These securities were emphasized due to their lower prepayment levels as compared to other structured mortgage product, their yield advantage over asset backed securities and their monthly cash flows that provide the bank with liquidity. In addition, at the end of the initial fixed rate period, the remaining balance of these securities become adjustable rate instruments thereby assisting the bank in the asset/liability management process. New Haven Savings Bank is however, amortizing any premium paid on hybrid adjustable rate mortgage backed securities to the initial reset date due to management’s experience with prepayments by the initial reset date.

The investment policy prohibits the use of hedging with such instruments as financial futures, interest rate options and swaps without specific approval from the New Haven Savings Bank Board of Directors. The Chief Financial Officer, the First Vice President of Investments, Vice President—Asset/Liability Analyst and the Assistant Treasurer-Investments are authorized to execute portfolio transactions but are limited in regards to asset class selection, ratings limitations, industry concentration and position size by the Investment Policy Statement. Portfolio sales require the approval of the Chief Financial Officer regardless of the amount. Purchases and sales activity are monitored monthly by New Haven Savings Bank’s ALCO Committee. The listing of purchases and sales of the New Haven Savings Bank’s investment portfolio is reviewed and approved by New Haven Savings Bank’s Board of Directors on a monthly basis and the investment portfolio inventory is reviewed on a quarterly basis.

At June 30, 2003, New Haven Savings Bank had total investments of $1.12 billion, or 45.9% of total assets. These investment securities consisted of U.S. Government and Agency obligations of $58.7 million, corporate obligations of $52.0 million, mortgage-backed securities of $825.3 million, other bonds and obligations of $81.4 million, marketable and trust preferred equity securities of $98.3 million and money market mutual funds of $7.7 million.

SFAS No. 115 requires New Haven Savings Bank to designate its securities as held to maturity, available for sale or trading depending on New Haven Savings Bank’s intent regarding its investments at the time of purchase. New Haven Savings Bank does not currently maintain a trading portfolio of securities. As of June 30, 2003, $1.12 billion, or 99.9% of the portfolio, was classified as available for sale and $350,000, or 0.1% of the portfolio was classified as held for investment. The net unrealized gain on securities classified as available for sale was $5.7 million, with $87,000 of that amount attributable to marketable equity securities as of June 30, 2003.

U.S. Government and Agency Obligations.    At June 30, 2003, New Haven Savings Bank’s U.S. Government and Agency securities portfolio totaled $58.7 million, all of which was classified as available for sale. There were no structured notes in the portfolio.

Corporate Obligations.    At June 30, 2003, New Haven Savings Bank’s portfolio of corporate obligations totaled $52.0 million, all of which was classified as available for sale. New Haven Savings Bank policy requires that investments in corporate obligations be restricted only to those obligations rated “A” or better by a nationally recognized rating agency at the time of purchase and are confined only to those obligations that are readily marketable. As of June 30, 2003, $41.9 million of New Haven Savings Bank’s investments in corporate obligations were invested in finance company bonds and $10.1 million in bank and trust company bonds. As of June 30, 2003, all corporate obligations were rated “A” or better.

Mortgage-Backed Securities.    At June 30, 2003, New Haven Savings Bank’s portfolio of mortgage-backed securities totaled $825.3 million. Such securities are guaranteed by the Government National Mortgage Association, FNMA and FHLMC or are rated “AAA”. All mortgage-backed securities were classified as available for sale. Mortgage-backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees or credit enhancements that reduce credit risk. Mortgage-backed securities are more liquid than individual mortgage loans and may be used to collateralize borrowings.

At June 30, 2003, the mortgage backed securities portfolio was comprised of agency adjustable rate mortgages with initial reset dates of six months, three years, five years and seven years. The portfolio also included AAA rated whole loan hybrid adjustable rate mortgages with initial reset dates of five years and seven years. The portfolio also included agency collateralized mortgage obligations and AAA rated private collateralized mortgage obligations.

As of June 30, 2003, hybrid adjustable rate mortgages with reset dates of three years, five years or seven years totaled $500.0 million or 60.6% of the mortgage backed securities portfolio. Within this portfolio, $21.9 million were AAA rated private hybrid adjustable rate mortgages, with the balance being secured by either the Federal National Mortgage Association or by the Federal Home Loan Mortgage Corporation. Adjustable rate mortgages with reset dates of every six months totaled $10.0 million or 1.2% of the mortgage backed securities portfolio as of June 30, 2003. The total adjustable rate mortgage portfolio carried a weighted average life of two years as of June 30, 2003.

As of June 30, 2003, agency collateralized mortgage obligations totaled $279.5 million or 33.9% of the mortgage backed securities portfolio, with $262,000 carrying a floating rate coupon and the balance carrying a fixed rate coupon. Within this total, $10.5 million carried weighted average lives of less than one year, $79.2 million carried weighted average lives of between one year and two years, and $189.6 million carried weighted average lives of between two years and four years. Over the past year, New Haven Savings Bank has emphasized the purchase of agency collateralized mortgage obligations with underlying collateral consisting of fifteen and twenty year mortgage loans. In addition, New Haven Savings Bank has targeted purchases in the two year to three year weighted average life tranches with expected extensions up to a maximum of five years in a rising rate environment. The objective of this decision has been to limit the potential interest rate risk due to extension of this portfolio in a rising rate environment. The structures of these instruments have been in either a planned amortization class format or tightly structured sequential pay format.

The private AAA rated collateralized mortgage obligation portfolio as of June 30, 2003 totaled $35.1 million or 4.3% of the mortgage backed securities portfolio. Within this total, $3.6 million carried average lives of less than one year, $9.8 million carried average lives of between one year and two years, and $21.8 million carried average lives of between two years and four years. The private collateralized mortgage obligation portfolio also contains instruments with planned amortization class or sequential pay structures.

Other Bonds and Obligations.    At June 30, 2003, New Haven Savings Bank’s portfolio of other bonds and obligations totaled $81.4 million, $9.1 million of which was invested in obligations of states and political subdivisions, $16.8 million of which was invested in asset-backed securities, $55.2 million of which was invested in short-term obligations and $350,000 of which was invested in foreign bonds and other bonds held to maturity.

Marketable Equity Securities.    At June 30, 2003, New Haven Savings Bank’s marketable equity securities portfolio totaled $40.2 million, all of which was in preferred stock. New Haven Savings Bank’s policy requires that investments in preferred stock, including money market preferred, trust preferred, auction preferred and adjustable-rate preferred, be confined to quality issuers that have a past record of profitability and growth with the prospect of continued performance. The policy also requires that New Haven Savings Bank make investments in preferred stocks so that there is a reasonable and prudent industry distribution within the portfolio. New Haven Savings Bank does not view short-term trading, short sales, margin transactions and option speculation as prudent investment policy objectives and does not permit them. Investments in common stock are subject to similar quality ratings and activities as preferred stocks, with the additional requirement that the stocks are traded on a major exchange.

Trust Preferred Securities.    At June 30, 2003, New Haven Savings Bank’s trust preferred securities portfolio totaled $58.1 million, all of which was rated A or better.

Money Market Mutual Funds.    At June 30, 2003, New Haven Savings Bank’s money market mutual fund portfolio totaled $7.7 million, all of which was in funds rated AAA.

The following table sets forth certain financial information regarding the amortized cost and market value of New Haven Savings Bank’s investment portfolio at the dates indicated:

			At March 31,
	At June 30, 2003		2003		2002		2001
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Securities available for sale:
Investment securities:
U.S. Treasury bills	$500	$500	$498	$498	$500	$500	$493	$494
U.S. Government agencies	58,128	58,181	64,601	64,702	75,922	75,960	43,474	43,607
Obligations of states and political subdivisions	8,627	9,064	8,666	9,048	8,743	8,932	8,820	8,863
Asset-backed securities	16,690	16,800	22,120	22,163	45,071	45,294	135,851	137,151
Marketable equity securities	40,097	40,184	34,611	34,691	26,331	30,499	14,411	14,906
Money market funds	7,700	7,700	25,800	25,800	18,400	18,400	24,700	24,700
Trust preferred securities	60,521	58,114	60,502	57,587	60,259	57,397	51,070	49,594
Short-term obligations	55,192	55,192	65,988	65,988	94,929	94,929	—	—
Other bonds	52,040	52,021	52,030	51,078	47,510	46,747	47,294	46,956

Total investment securities	299,495	297,756	334,816	331,555	377,665	378,658	326,113	326,271

Mortgage-backed securities:
Pass thru securities	504,789	510,675	466,838	472,542	51,137	52,216	128,619	131,284
U.S. Agency issued collateralized mortgage obligations	278,021	279,512	238,447	240,307	283,633	285,974	275,205	277,043
Private issued collateralized mortgage obligations	35,033	35,101	54,609	55,006	256,433	257,991	107,277	108,210

Total Mortgage-backed securities	817,843	825,288	759,894	767,855	591,203	596,181	511,101	516,537

Total securities available for sale	1,117,338	1,123,044	1,094,710	1,099,410	968,868	974,839	837,214	842,808

Securities held to maturity:
Investment securities:
Short-term obligations	—	—	—	—	—	—	100,789	100,789
Foreign bonds	300	300	300	300	800	800	645	645
Other bonds	50	50	50	50	145	145	150	150

Total securities held to maturity	350	350	350	350	945	945	101,584	101,584

Total securities	$1,117,688	$1,123,394	$1,095,060	$1,099,760	$969,813	$975,784	$938,798	$944,392

The following table sets forth certain information regarding the carrying value, weighted average yield and contractual maturities of New Haven Savings Bank’s investment portfolio as of June 30, 2003. In the case of mortgage backed securities and asset-backed securities, the table shows the securities by their contractual maturities; however, there are scheduled principal payments and there will be unscheduled prepayments prior to their contractual maturity.

	One year or less
	Carrying Value	Weighted average yield
	(Dollars in thousands)
Securities available for sale:
Investment securities:
U.S. Treasury bills	$500	1.25%
U.S. Government agencies	33,951	1.80
Obligations of states and political subdivisions	4,000	5.90
Asset-backed securities	—	—
Marketable equity securities	40,097	1.34
Money market funds	7,700	1.11
Trust preferred securities	—	—
Short-term obligations	55,192	1.21
Other bonds	2,000	1.76

Total investment securities	143,440	1.52
Mortgage-backed securities:
Pass thru securities	—	—
U.S. Agency issued collateralized mortgage obligations	—	—
Private issued collateralized mortgage obligations	—	—

Total mortgage-backed securities	—	—

Total securities available for sale	143,440	1.52
Securities held to maturity:
Investment securities:
Short-term obligations
Foreign bonds	—	—
Other bonds	50	6.00

Total securities held to maturity	50	6.00

Total securities	$143,490	1.52%

	Over one year through five years
	Carrying Value	Weighted average yield
	(Dollars in thousands)
Securities available for sale:
Investment securities:
U.S. Treasury bills	$—	—%
U.S. Government agencies	—	—
Obligations of states and political subdivisions	—	—
Asset-backed securities	9,173	2.69
Marketable equity securities	—	—
Money market funds	—	—
Trust preferred securities	—	—
Short-term obligations	—	—
Other bonds	50,040	2.08

Total investment securities	59,213	2.18
Mortgage-backed securities:
Pass thru securities	108	7.71
U.S. Agency issued collateralized mortgage obligations	2,716	3.44
Private issued collateralized mortgage obligations	—	—

Total mortgage-backed securities	2,824	3.61

Total securities available for sale	62,037	2.24
Securities held to maturity:
Investment securities:
Short-term obligations
Foreign bonds	150	1.84
Other bonds	—

Total securities held to maturity	150	1.84

Total securities	$62,187	2.24%

(continued)

	Over five years through ten years
	Carrying Value	Weighted average yield
	(Dollars in thousands)
Securities available for sale:
Investment securities:
U.S. Treasury bills	$—	—%
U.S. Government agencies	—	—
Obligations of states and political subdivisions	—
Asset-backed securities	5,049	3.19
Marketable equity securities	—	—
Money market funds	—	—
Trust preferred securities	—	—
Short-term obligations	—	—
Other bonds	—	—

Total investment securities	5,049	3.19
Mortgage-backed securities:
Pass thru securities	513	8.12
U.S. Agency issued collateralized mortgage obligations	32,846	3.36
Private issued collateralized mortgage obligations	—	—

Total mortgage-backed securities	33,359	3.43

Total securities available for sale	38,408	3.40
Securities held to maturity:
Investment securities:
Short-term obligations
Foreign bonds	150	1.84
Other bonds	—

Total securities held to maturity	150	1.84

Total securities	$38,558	3.39%

	After ten years
	Carrying Value	Weighted average yield
	(Dollars in thousands)
Securities available for sale:
Investment securities:
U.S. Treasury bills	$—	—%
U.S. Government agencies	24,177	1.82
Obligations of states and political subdivisions	4,627	6.03
Asset-backed securities	2,468	2.03
Marketable equity securities	—	—
Money market funds	—	—
Trust preferred securities	60,521	2.26
Short-term obligations	—	—
Other bonds	—	—

Total investment securities	91,793	2.33
Mortgage-backed securities:
Pass-thru securities	504,169	3.95
U.S. Agency issued collateralized mortgage obligations	242,458	3.69
Private issued collateralized mortgage obligations	35,033	4.44

Total mortgage-backed securities	781,660	3.89

Total securities available for sale	873,453	3.73
Securities held to maturity:
Investment securities:
Short-term obligations
Foreign bonds	—	—
Other bonds	—	—

Total securities held to maturity	—	—

Total securities	$873,453	3.73%

(continued)

	Total
	Carrying Value	Weighted average yield
	(Dollars in thousands)
Securities available for sale:
Investment securities:
U.S. Treasury bills	$500	1.25%
U.S. Government agencies	58,128	1.81
Obligations of states and political subdivisions	8,627	5.97
Asset-backed securities	16,690	2.74
Marketable equity securities	40,097	1.34
Money market funds	7,700	1.11
Trust preferred securities	60,521	2.26
Short-term obligations	55,192	1.21
Other bonds	52,040	2.07

Total investment securities	299,495	1.93
Mortgage-backed securities:
Pass-thru securities	504,789	3.95
U.S. Agency issued collateralized mortgage obligations	278,021	3.65
Private issued collateralized mortgage obligations	35,033	4.44

Total mortgage-backed securities	817,843	3.87

Total securities available for sale	1,117,338	3.35
Securities held to maturity:
Investment securities:
Short-term obligations	—
Foreign bonds	300	1.84
Other bonds	50	6.00

Total securities held to maturity	350	2.43

Total securities	$1,117,688	3.35%

Deposit Activities And Sources Of Funds

General.    New Haven Savings Bank uses deposits, repayments and prepayments of loans, proceeds from sales of loans and securities and proceeds from maturing securities, borrowings and cash flows generated by operations to fund its lending, investing and general operations. Deposits represent New Haven Savings Bank’s primary source of funds.

Deposits.    New Haven Savings Bank offers a variety of deposit accounts with a range of interest rates and other terms. The accounts include passbook savings accounts, NOW accounts (checking), demand deposit accounts, money market deposit accounts, club accounts and certificates of deposit. New Haven Savings Bank also offers IRA’s, Roth/IRA, Education IRA and Simple IRA accounts, KEOGH and SEP accounts. Both individuals and commercial enterprises maintain accounts with New Haven Savings Bank. The FDIC insures deposits up to certain limits (generally, $100,000 per depositor).

Deposit flows are influenced greatly by economic conditions, the general level of interest rates and the relative attractiveness of competing deposit and investment alternatives. Deposit pricing strategy is monitored monthly by the Asset/Liability Committee. Deposit pricing is set weekly by the Product Pricing Committee, a subcommittee of the Asset/Liability Committee. When considering its deposit pricing, New Haven Savings Bank considers competitive market rates, deposit flows, funding commitments and investment alternatives, FHLB advance rates and rates on other sources of funds. See “RISK FACTORS–New Haven Savings Bank Has Experienced Declining Earnings”.

At June 30, 2003, New Haven Savings Bank’s deposits of $1.82 billion were comprised of $170.1 million of non-interest-bearing checking accounts and $1.65 billion of interest-bearing deposit accounts, of which $508.3 million, or 28.0% of total deposits, were certificates of deposit. Of this total of certificates of deposit at June 30, 2003, $367.1 million, or

72.2%, were scheduled to mature within one year. However, based on New Haven Savings Bank’s monitoring of historical trends, its current pricing strategy for deposits and its avoidance of brokered deposits, management believes that New Haven Savings Bank will retain a significant portion of its certificates of deposit accounts upon maturity.

New Haven Savings Bank places emphasis on sales of its products and quality of its service to attract and retain customers. Management measures the sales performance of customer service personnel based on the cross-sales of additional products and services above the initial product that the customer requests. Branch managers actively participate in a business development call program to develop new banking relationships.

In the interest of customer convenience and product alternatives, New Haven Savings Bank has introduced a “call center”, staffed with individuals who are trained to answer telephone inquiries about customer accounts and about New Haven Savings Bank’s various products and services. New Haven Savings Bank also introduced a 24-hour automated touch-tone telephone voice response system, which allows customers to obtain information about their accounts, to make account transfers and to receive information about New Haven Savings Bank’s products and services.

New Haven Savings Bank uses direct mail and customer service personnel at each of its branches and at its main office to solicit deposits and advertises its deposits through the print media, on billboards and radio. New Haven Savings Bank also offers its services over the Internet.

National, regional and local economic conditions, changes in money market rates, prevailing interest rates and competing deposit and investment alternatives all have a significant impact on the level of New Haven Savings Bank’s deposits. See “RISK FACTORS—Changes in Interest Rates Could Adversely Affect New Haven Savings Bank’s Results of Operations and Financial Condition, Particularly After The Acquisitions” on page     , and “RISK FACTORS—New Haven Savings Bank Has Experienced Declining Earnings” on page     .

The following table sets forth certain information regarding the distribution of New Haven Savings Bank’s average deposit accounts and the weighted average interest rate on each category of deposits:

Average Balance and Rates Paid Schedule

	For the three months ended June 30, 2003
	Average Balance	Percent of Total Average Deposits	Weighted Average Rate
	(Dollars in thousands)
Money market accounts	$546,977	30.42%	1.36%
NOW accounts	34,001	1.89	0.59
Regular savings accounts	530,750	29.52	0.62
Time deposits	521,620	29.01	2.33
Demand deposits	164,641	9.16	—

	$1,797,989	100.00%	1.41%

	For the Year Ended March 31,
	2003			2002			2001
	Average Balance	Percent of Total Average Deposits	Weighted Average Rate	Average Balance	Percent of Total Average Deposits	Weighted Average Rate	Average Balance	Percent of Total Average Deposits	Weighted Average Rate
	(Dollars in thousands)
Money market accounts	$393,446	21.81%	1.61%	$142,919	8.45%	1.07%	$115,829	7.03%	1.71%
NOW accounts	28,017	1.55	1.66	38,679	2.28	2.38	50,872	3.09	2.75
Regular savings accounts	589,278	32.67	1.06	611,787	36.16	2.16	575,867	34.93	3.23
Time deposits	635,389	35.22	3.20	752,634	44.49	4.64	780,580	47.35	5.53
Demand deposits	157,917	8.75	—	145,818	8.62	—	125,317	7.60	—

	$1,804,047	100.00%	2.03%	$1,691,837	100.00%	3.27%	$1,648,465	100.00%	4.28%

New Haven Savings Bank had $72.6 million in certificates of deposit of $100,000 or more outstanding as of June 30, 2003, maturing as follows:

	Amount	Weighted average rate
	(Dollars in thousands)
Maturity period
Three months or less	$15,133	1.73%
Over three months through six months	13,616	1.62
Over six months through twelve months	17,221	1.70
Over twelve months	26,655	4.53

	$72,625	2.73%

Borrowings.    New Haven Savings Bank borrows funds from the Federal Home Loan Bank of Boston. Federal Home Loan Bank loans finance New Haven Savings Bank’s loans and other funding needs. Federal Home Loan Bank loans are collateralized primarily by certain of New Haven Savings Bank’s mortgage loans and can be collateralized by certain other investments. The maximum amount that the Federal Home Loan Bank will loan fluctuates from time to time based on the Federal Home Loan Bank’s policies. See “REGULATION AND SUPERVISION—Federal Home Loan Bank System” on page     .

New Haven Savings Bank had $151.1 million in outstanding advances from the Federal Home Loan Bank as of June 30, 2003. The Federal Home Loan Bank charges a fixed rate of interest on its loans. Based on eligible mortgage loan collateral, New Haven Savings Bank may borrow up to $443.3 million from the Federal Home Loan Bank, including $25.2 million under a preapproved line of credit.

The following table shows selected information on advances from the Federal Home Loan Bank of Boston.

	Three months ended June 30,		Year ended March 31,
	(Dollars in thousands)
	2003	2002	2003	2002	2001
Advances from Federal Home Loan Bank of Boston
Average balance outstanding	$132,695	$89,192	$92,056	$90,060	$80,124
Maximum amount outstanding at any month end during the period	$151,107	$89,193	$115,332	$91,201	$91,202
Approximate weighted average interest rate during the period	4.36%	6.26%	4.93%	6.36%	5.56%
Balance outstanding at the end of period	$151,107	$89,191	$115,332	$89,193	$91,202
Weighted average interest rate at end of period	4.53%	6.19%	5.48%	6.19%	6.25%

Trust Services

In 1987, New Haven Savings Bank established a trust department, now called the Trust and Investment Management Department, which provides trust and investment management services to individuals and families. These services are provided to existing and potential banking customers. Consistent with New Haven Savings Bank’s operating strategy, the Trust and Investment Management Department will continue to emphasize the growth of its trust and investment management services to increase fee-based income. The Trust and Investment Management Department has implemented several policies governing its practices and procedures, policies relating to maintaining confidentiality of trust records, investment of trust property, handling conflicts of interest, and maintaining impartiality. At June 30, 2003, this trust department managed 500 account relationships with aggregate assets of $346.1 million. For the three months ended June 30, 2003 and for the fiscal year ended March 31, 2003, the Trust and Investment Management Department generated revenues of $550,000 and $1.9 million, respectively.

Subsidiary Activities

New Haven Savings Bank currently has the following subsidiaries all of which are incorporated in Connecticut: Fairbank Corporation, NHSB Community Development Corporation, The Loan Source, Inc., NHSB Servicing Company and NHSB Financial Services, Inc. New Haven Savings Bank has no special purpose entities and has not participated in asset securitizations.

Fairbank Corporation owns a 121 unit apartment building in New Haven, Connecticut. The building includes tenants eligible for federal “Section 8” housing cost assistance. This subsidiary was formed and the investment made in 1971 in furtherance of New Haven Savings Bank’s commitment to the New Haven community. In connection with the formation of NewAlliance Bancshares, we plan to dissolve or merge Fairbank Corporation and transfer its assets to NHSB Community Development Corporation.

NHSB Community Development Corporation (the “CDC”) was organized in 1999 pursuant to a federal law which encourages the creation of such bank subsidiaries to further community development programs. We funded the CDC with $2.5 million to provide flexible capital for community development and neighborhood revitalization. The CDC can invest in the form of equity, debt or mezzanine financing. Current investments include artist housing, affordable housing loan pool’s and small business development funds.

The Loan Source, Inc. is used to hold certain real estate that we may acquire through foreclosure and other collection actions. The Loan Source currently has one such property under ownership plus a limited partnership.

NHSB Servicing Company operates as New Haven Savings Bank’s “passive investment company” (a “PIC”). A 1998 Connecticut law allows for the creation of PICs. A properly created and maintained PIC allows New Haven Savings Bank to contribute its real estate loans to the PIC where they are serviced. The PIC does not recognize income generated by the PIC for the purpose of Connecticut business corporations tax, nor does New Haven Savings Bank recognize income for these purposes on the dividends it receives from the PIC. Since its establishment in 1998, our PIC has allowed us, like many other banks with Connecticut operations, to experience substantial savings on the Connecticut business corporations tax that otherwise would have applied. See “FEDERAL AND STATE TAXATION OF NEWALLIANCE BANCSHARES AND SUBSIDIARY—State Taxation” on page     .

NHSB Financial Services, Inc. offers a full range of financial management services primarily to individuals. These services include investment management and investment advisory accounts, as well as custody accounts. Through an arrangement with a third party registered broker-dealer, New Haven Savings Bank offers a compete range of investment products, including mutual funds, debt, equity and government securities and fixed and variable annuities. New Haven Savings Bank receives a portion of the commissions generated by the third party broker-dealer from sales to New Haven Savings Bank customers. NHSB Financial Services, Inc. has applied to become a registered Broker-Dealer, which would allow it to offer brokerage services directly, eliminating the need for a third party Broker-Dealer. New Haven Savings Bank expects to receive approval from the NASD and the Connecticut Banking Commissioner to become a registered Broker-Dealer in October of 2003. New Haven Savings Bank is also licensed as an insurance provider within the State of Connecticut. In this capacity, New Haven Savings Bank engages directly in certain insurance sales activities, through its subsidiary NHSB Financial Services, Inc., offering a wide variety of insurance products as well as the sale of fixed annuities. In addition to its subsidiary’s activities, New Haven Savings Bank is an issuing bank with Savings Bank Life Insurance. For the three months ended June 30, 2003, the revenue generated from these activities was $652,000. During New Haven Savings Bank’s last full fiscal year, which ended March 31, 2003, it generated $3.2 million from these combined activities.

New Haven Savings Bank Foundation, Inc.

In 1998, New Haven Savings Bank established a private charitable foundation, the New Haven Savings Bank Foundation, Inc. This foundation, which is not a subsidiary of New Haven Savings Bank, provides grants to charitable organizations that focus primarily on community development, health and human services, youth and education and the arts in the communities in which New Haven Savings Bank operates. For the year ended March 31, 2003 New Haven Savings Bank did not make a contribution to the foundation. For the year ended March 31, 2002, New Haven Savings Bank contributed $1.2 million in cash and a security with a fair value of approximately $254,000 at the date of the donation and the transfer. At June 30, 2003, New Haven Savings Bank Foundation, Inc. had assets of approximately $8.7 million. Federal law requires the foundation to distribute at least 5% of its assets annually, and will also require this of the NewAlliance

Foundation. Since 1998, the New Haven Savings Bank Foundation has made contributions of approximately $2.1 million to local non-profit organizations. The foundation’s current three (3) member Board of Trustees consists of current directors of New Haven Savings Bank. After the conversion and acquisitions of Connecticut Bancshares and Alliance, New Haven Savings Bank will continue to maintain New Haven Savings Bank Foundation, Inc., however, it does not expect to make any further contributions to the foundation. See “THE NEW HAVEN SAVINGS BANK CONVERSION AND THE RELATED STOCK OFFERING BY NEWALLIANCE BANCSHARES—Establishment of the NewAlliance Foundation” on page      and Note 12 of the Notes to the New Haven Savings Bank Consolidated Financial Statements.

Properties

New Haven Savings Bank conducts its business through its main office located in New Haven, Connecticut, 35 other banking offices and two remote ATM facilities located in New Haven and Middlesex Counties. The following table sets forth information about our offices and ATM facilities as of June 30, 2003.

Location	Leased or Owned	Original Year Leased or Acquired	Date of Lease Expiration
195 Church Street New Haven, CT 06510	Owned	1974	N/A

1248-54 Dixwell Avenue Hamden, CT 06514	Owned	1949	N/A

201 Grand Avenue New Haven, CT 06513	Leased	1972	2005

322 Main Street West Haven, CT 06516	Owned	1950	N/A

36 Fountain Street New Haven, CT 06515	Owned	1950	N/A

245 Main Street East Haven, CT 06512	Owned	1956	N/A

724 Boston Post Road Madison, CT 06443	Owned	1969	N/A

110 Washington Avenue North Haven, CT 06473	Leased	1972	2012

2856 Whitney Avenue Hamden, CT 06518	Leased	1975	2004

1246 Whitney Avenue Hamden, CT 06517	Owned	1975	N/A

34 Old Tavern Road Orange, CT 06477	Leased	1976	2007

First Street Seymour, CT 06483	Leased	1979	2004

2364 Foxon Road, Units 1&2 North Branford, CT 06471	Leased	1979	2005

176 Amity Road Woodbridge, CT 06525	Leased	1979	2006

12 Ocean Avenue West Haven, CT 06516	Leased	1986	2003

50 Frontage Road East Haven, CT 06512	Leased	1980	2006

Location	Leased or Owned	Original Year Leased or Acquired	Date of Lease Expiration
1021 Boston Post Road Guilford, CT 06437	Leased	1973	2008

200 Boston Post Road Madison, CT 06443	Leased	1985	2005

1349 Boston Post Road Milford, CT 06460	Leased	1975	2003

1157 Highland Avenue Cheshire, CT 06410	Leased	1987	2004

1024 Main Street Branford, CT 06405	Leased	1987	2004

670 North Colony Road Wallingford, CT 06492	Leased	1989	2006

20 Main Street Old Saybrook, CT 06475	Owned	1970	N/A

164 Shore Road Clinton, CT 06413	Leased	1991	2007

9 Water Street Chester, CT 06412	Owned	1991	N/A

Cheshire Road Wallingford, CT 06492	Leased	1995	2005

63 West Main Street Centerbrook, CT 06409	Owned	1994	N/A

Bokum Road Essex, CT 06426	Leased	1995	2006

1238 Boston Post Road Westbrook, CT 06498	Owned	1996	N/A

12 Main Street Essex, CT 06426	Leased	1996	2005

200 Leeder Hill Road Hamden, CT 06517	Leased	1996	2005

18 Tower Lane New Haven, CT 06519	Leased	1996	2004

377 East Main Street Branford, CT 06405	Leased	2000	2010

316 Main Street Yalesville, CT 06492	Owned	2001	N/A

68 South Broad Street Milford, CT 06460	Leased	2001	2011

52 Southwick Court Cheshire, CT 06410	Leased	1999	2004

300 Orange Avenue West Haven, CT 06516	Leased	1998	2004

355 Ferry St. New Haven, CT 06513	Owned	1972	N/A

Legal Proceedings

New Haven Savings Bank is not involved in any pending legal proceedings other than the matter described below and routine legal proceedings occurring in the ordinary course of business. It believes that those routine proceedings involve, in the aggregate, amounts which are immaterial to the financial condition and results of operations of New Haven Savings Bank.

A Connecticut state court action was recently brought against New Haven Savings Bank and its directors alleging breach of fiduciary duty in connection with the decision to convert to a public company. The suit requests, among other remedies, relief that, if granted, would delay or prevent the conversion. The suit does not seek preliminary injunctive relief. The defendants believe that the suit is without merit and intend to vigorously defend the allegations.

Personnel

As of June 30, 2003, New Haven Savings Bank had 432 full-time and 135 part-time employees. The employees are not represented by a collective bargaining unit and New Haven Saving Bank considers its relationship with its employees to be good. See “MANAGEMENT OF NEWALLIANCE BANCSHARES AND NEW HAVEN SAVINGS BANK—Benefit Plans” on page      for a description of certain compensation and benefit programs offered to its employees.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF NEW HAVEN SAVINGS BANK

The following discussion should be read in conjunction with the “SELECTED CONSOLIDATED FINANCIAL INFORMATION OF NEW HAVEN SAVINGS BANK” on page      and New Haven Savings Bank’s Consolidated Financial Statements and Notes appearing elsewhere in the prospectus. In addition to historical information, the following “MANAGEMENT’S DISCUSSION AND ANALYSIS OF NEW HAVEN SAVINGS BANK” contains forward-looking statements as a result of certain factors, including those discussed in “RISK FACTORS,” contained elsewhere in this prospectus.

General

New Haven Savings Bank’s results of operations depend primarily on its net interest income, which is the difference between the income earned on its loan and securities portfolios and its cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by New Haven Savings Bank’s provision for loan losses, income and expenses pertaining to other real estate owned, gains and losses from sales of loans and securities and non-interest income and expenses. New Haven Savings Bank’s non-interest expenses consist principally of compensation and employee benefits, occupancy, data processing, marketing and professional services costs and other operating expenses. Results of operations are also significantly affected by general economic and competitive conditions and changes in interest rates as well as government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially affect NewAlliance Bancshares and New Haven Savings Bank.

Following the completion of the conversion, non-interest-expenses can be expected to increase as a result of the increase in costs associated with managing a public company, increased compensation expenses associated with adopting and funding our employee stock ownership plan and the recognition and retention plan, if approved by shareholders, and the costs of funding the NewAlliance Foundation.

Assuming that the adjusted maximum number of shares is sold in the offering, (i) the contribution to the NewAlliance Foundation will be approximately $30.0 million, all of which will be expensed in the quarter during which the conversion is completed; (ii) the employee stock ownership plan will acquire 6,227,400 shares with a $62.3 million loan that is expected to be repaid over 30 years, resulting in an annual expense (pre-tax) of approximately $2.1 million (assuming that the common stock maintains a value of $10.00 per share); and (iii) the recognition and retention plan would award 4% of shares sold, or 3,559,000 shares to eligible participants, which would be expensed as the awards vest. Assuming all shares are awarded under the recognition and retention plan at a price of $10.00 per share, and that the awards are subject to a five-year vesting period, the corresponding annual expense (pre-tax) associated with shares awarded under the recognition and retention plan would be approximately $7.1 million. The actual expense that will be recorded for the employee stock ownership plan will be determined by the market value of the shares released to employees over the term of the loan. Accordingly, increases in the stock price above $10 per share will increase the employee stock ownership plan expense. Further, the actual expense of the recognition and retention plan will be determined by the fair market value of the stock on the grant date, which might be greater than $10.00 per share.

New Haven Savings Bank’s fiscal year ends on March 31. References to a year in this Management’s Discussion and Analysis and in “Business of New Haven Savings Bank” refer to a fiscal year ended on March 31. New Haven Savings Bank has changed its fiscal year end to December 31 effective December 31, 2003.

Critical Accounting Policies

Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and could potentially result in materially different results under different assumptions and conditions. New Haven Savings Bank believes that its most critical accounting policies upon which our financial condition depends, and which involve the most complex subjective decisions or assessment, are as follows:

Allowance for Loan Losses.    Arriving at an appropriate level of allowance for loan losses involves a high degree of judgment. New Haven Savings Bank’s allowance for loan losses provides for probable losses based upon evaluations of known and inherent risks in the loan portfolio. Management uses historical information to assess the adequacy of the allowance for loan losses as well as the prevailing business environment; as it is affected by changing economic conditions and various external factors, which may impact the portfolio in ways currently unforeseen. For a full discussion of the allowance for loan losses, see “BUSINESS OF NEW HAVEN SAVINGS BANK—Asset Quality” on page     .

Income Taxes.    Management considers accounting for income taxes as a critical accounting policy due to the subjective nature of certain estimates that are involved in the calculation. Management uses the asset liability method of accounting for income taxes in which deferred tax assets and liabilities are established for the temporary differences between the financial reporting basis and the tax basis of the Bank’s assets and liabilities. Management must assess the reliability of the deferred tax asset and to the extent that management believes that recovery is not likely, a valuation allowance is established. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense.

Pension and Other Post Retirement Benefits.    The determination of New Haven Savings Bank’s obligation and expense for pension and other post-retirement benefits is dependent upon certain assumptions used by actuaries in calculating such amounts. Key assumptions used in the actuarial valuations include the discount rate, expected long-term rate of return on plan assets and rates of increase in compensation. Actual results could differ from the assumptions and market driven rates may fluctuate. Significant differences in actual experience or significant changes in the assumptions may materially affect the future pension and other post-retirement obligations and expense.

Intangible Assets.    For acquisitions under the purchase method, NewAlliance Bancshares is required to record as assets on its financial statements both goodwill, an intangible asset which is equal to the excess of the purchase price which we pay for another company over the estimated fair value of the net assets acquired, and identifiable intangible assets such as core deposit intangibles and non-compete agreements. Goodwill is regularly evaluated for impairment, in which case New Haven Savings Bank will reduce its carrying value through a charge to earnings. Core deposit and other identifiable intangible assets are amortized to expense over their estimated useful lives and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The valuation techniques used by New Haven Savings Bank to determine the carrying value of tangible and intangible assets acquired in the acquisitions and the estimated lives of identifiable intangible assets involve estimates for discount rates, projected future cash flows and time period calculations, all of which are susceptible to change based on changes in economic conditions and other factors. Future events or changes in the estimates, which New Haven Savings Bank used to determine the carrying value of its goodwill and identifiable intangible assets or which otherwise adversely, affects their value or estimated lives could have a material adverse impact on its results of operations.

Mortgage Servicing Rights.    Mortgage servicing rights represent the present value of the future servicing fees from the right to service loans in the portfolio. The most critical accounting policy associated with mortgage servicing is the methodology used to determine the fair value of capitalized mortgage servicing rights, which requires the development of a number of estimates, the most critical of which is the mortgage loan prepayment speeds assumption. The mortgage loan prepayment speeds assumption is significantly impacted by interest rates. In general, during periods of falling interest rates, the mortgage loans prepay faster and the value of New Haven Savings Bank’s mortgage servicing assets declines. Conversely, during periods of rising rates, the value of mortgage servicing rights generally increases due to slower rates of prepayments. The amount and timing of mortgage servicing rights amortization is adjusted quarterly based on actual results and updated projections. In addition, on a quarterly basis, New Haven Savings Bank performs a valuation review of mortgage servicing rights for potential declines in value. Based on the significance of any changes in assumptions since the preceding independent appraisal, this valuation may include an independent appraisal of the fair value of its servicing portfolio. This quarterly valuation review entails applying current assumptions to the portfolio stratified by predominate risk characteristics such as loan type, interest rate and loan term.

Other Than Temporary Impairment of Securities.    On a quarterly basis New Haven Savings Bank performs an impairment review of its investment securities for potential other than temporary declines in fair value. Generally, any security that has experienced a decline in value of more than 20% is reviewed for impairment. Significant judgment is involved in determining when a decline in fair market value is considered other than temporary. Some of these judgments related to the investment include financial condition, earnings prospects, adverse events causing the decline that are not expected to reverse in the near term, declines in debt ratings, and length of time to which fair value has been below cost. Not withstanding the above, when any investment with equity characteristics or credit considerations has declined in value by more than 30%, an other than temporary impairment loss is recorded.

Amortization and Accretion on Investment Securities.    Premiums and discounts on fixed income securities are amortized or accreted into interest income over the term of the security that approximates the level yield method. For investments with a stated maturity, premiums and discounts are amortized or accreted over the contractual terms of the related security. New Haven Savings Bank has a significant portfolio of mortgage-backed securities and collateralized mortgage obligations for which the average life can vary significantly depending on prepayments on the underlying mortgage loans. Therefore, the prepayment speed assumption is critical to this accounting estimate. At purchase date, New Haven Savings Bank uses prepayment speed assumptions from reputable sources. Then, for purposes of computing amortization or accretion on mortgage-backed securities and collateralized mortgage obligations, New Haven Savings Bank adjusts the prepayment speed assumptions on a regular basis. Included in the mortgage-backed securities and collateralized mortgage obligation portfolios are hybrid adjustable rate mortgage-backed securities with reset dates ranging between three years and seven years. Premium amortization or discount accretion on these hybrid adjustable rate mortgage-backed securities is generally based on a constant prepayment rate up to the initial reset date. In the current interest rate environment, management has experienced significant prepayments on these hybrid adjustable rate mortgage-backed securities at or immediately following the initial reset date. In periods of falling market interest rates, accelerated loan prepayment speeds require an acceleration of the premium amortization or discount accretion for these mortgage-backed securities and collateralized mortgage obligations.

Comparison Of Financial Condition At June 30, 2003 And March 31, 2003

Total assets increased $54.4 million, or 2.3%, to $2.45 billion at June 30, 2003 as compared to $2.39 billion at March 31, 2003. This increase was primarily the result of increases in the loan and investment portfolios, cash and due from banks primarily offset by the decrease in federal funds sold and other assets.

Net loans increased $29.0 million, or 2.5%, to $1.19 billion at June 30, 2003 from $1.16 billion at March 31, 2003. This increase was primarily attributable to increased loan originations in residential adjustable rate mortgages and home equity and home equity lines of credit due to continued sales efforts and new products with market leading features and pricing offset by high levels of refinance activity and repayment activity. Originations of residential real estate, home equity and home equity lines of credit totaled $174.5 million while repayments on residential real estate, home equity and home equity lines of credit totaled $72.2 million for the three months ended June 30, 2003. Residential real estate loans increased $14.1 million, or 2.4%, to $603.4 million at June 30, 2003 from $589.3 million from March 31, 2003. This increase represents an increase of $22.1 million in adjustable rate mortgages, partially offset by a decrease of $8.0 million in fixed rate mortgage loans. Home equity and equity lines of credit increased $17.9 million, or 11.0%, to $179.9 million at June 30, 2003 from $162.1 million from March 31, 2003. The growth in net loans was funded by the increases in deposits, Federal Home Loan Bank borrowings and earnings.

Nonperforming assets which include nonaccrual loans, renegotiated loans and other real estate owned, totaled $4.6 million at June 30, 2003 compared to $4.0 million at March 31, 2003, an increase of $614,000, or 15.4%. The increase was primarily due to one commercial loan relationship that was placed on non-accrual during the quarter.

The investment portfolio increased $23.6 million, or 2.2%, to $1.12 billion at June 30, 2003 compared to $1.10 billion at March 31, 2003 and was nearly all in the available for sale category. Mortgage-backed securities increased $57.4 million, or 7.5%, to $825.3 million at June 30, 2003 from $767.9 million at March 31, 2003. Other investment securities decreased $33.8 million, or 10.2%, to $297.8 million at June 30, 2003 as compared to $331.6 million at March 31, 2003. The change in the makeup of the portfolio is due to comparably more favorable yields available with mortgage-backed securities.

Cash and due from banks increased $15.6 million, or 33.7%, to $62.1 million at June 30, 2003 from $46.4 million at March 31, 2003. The increase is due to an increase of $15.5 million in balances at the Federal Reserve Bank of Boston, which was temporary in nature and due to normal fluctuations in activity.

Federal funds sold decreased $3.2 million, or 76.2%, to $1.0 million at June 30, 2003 as compared to $4.2 million at March 31, 2003. The decrease in federal funds sold is nominal and due to normal bank activity.

Other assets decreased $10.6 million, or 44.3%, to $13.3 million at June 30, 2003 from $23.9 million at March 31, 2003 due primarily to a decrease in the expected principal payments due on mortgage-backed securities that are paid 45 days in arrears.

Deposits totaled $1.82 billion at June 30, 2003, representing an increase of $9.5 million, or 0.5%, compared to $1.81 billion at March 31, 2003. The deposit growth reflects increases of $52.0 million, or 9.4% in money market accounts, $5.9 million, or 3.6% in demand deposit accounts and $1.2 million in NOW and Club accounts. These increases were offset by a decrease of $36.9 million or 6.8% in time deposits, and a decrease of $12.8 million or 2.4% in regular savings. The increase in money market accounts was the result of an attractive rate offering for that product. The increase in demand deposits was primarily due to efforts to attract business and consumer deposits through sales training and marketing support. The decrease in time deposits is the result of efforts to attract relationship banking while discouraging higher cost deposits from non-core deposit customers. The decrease in regular savings was due to the shifting of funds into higher yielding money market accounts.

Advances from the Federal Home Loan Bank and other borrowings increased $40.9 million or 28.9% and were used primarily to fund loan commitments and security purchases.

Total equity increased $6.0 million, or 1.5%, to $402.1 million at June 30, 2003 compared to $396.2 million at March 31, 2003. This increase was due to net income of $5.3 million and an increase of $655,000 in accumulated other comprehensive income for the period ended June 30, 2003.

Comparison Of Operating Results For The Three Months Ended June 30, 2003 And June 30, 2002

Net Income.    Net income decreased by $1.2 million, or 18.0%, to $5.3 million for the three months ended June 30, 2003 from $6.5 million for the three months ended June 30, 2002. The decline was attributable to a $1.0 million decrease in net interest income, a $672,000 decrease in non-interest income and a $14,000 increase in non-interest expense, partially offset by a $565,000 decrease in income taxes due to the lower income.

Net Interest Income.    The tables on pages      and      set forth the components of New Haven Savings Bank’s net interest income, yields on interest earning assets and interest bearing funds, and the impact on net interest income due to changes in volume and rate.

Net interest income for the three months ended June 30, 2003 was $18.7 million compared to $19.7 million for the same period in the prior year. This $1.0 million, or 5.1%, decline is due to a 34 basis point decline in the net interest margins absent any significant changes in the volume of interest earning assets. The 34 basis point decline in the net interest margin is due to the effects of the lower interest rate environment experienced throughout 2003 as compared to 2002. During the last two years both short-term and long-term rates have decreased to historically low levels. As further discussed in “Management of Market and Interest Rate Risk” on page     , New Haven Savings Bank is in an asset sensitive position, which means that New Haven Savings Bank’s assets generally re-price faster than its liabilities over a short-term period (one year or less) resulting in lower margins in a decreasing rate environment. Reductions in the net interest margins were mitigated to some extent by a shift in deposit liabilities from higher cost certificates of deposit to lower cost money market accounts and into non-interest bearing demand deposits.

Interest Income.    Interest income for the three months ended June 30, 2003 was $26.2 million, compared to $31.0 million for the three months ended June 30, 2002, a decrease of $4.8 million, or 15.5%. Substantially all of the decrease in interest income resulted from a drop in the average yield on interest-earning assets of 108 basis points from 5.66% to 4.58% due primarily to a decline in market interest rates. The effect of the lower rate environment on interest and dividend income was partially offset by an increase in average interest-earning assets of $97.3 million, or 4.4%, from $2.19 billion at June 30, 2002 to $2.29 billion at June 30, 2003. The principal areas of decline related to real estate loans (down $2.5 million, or 12.5%) and mortgage-backed securities (down $1.3 million, or 15.8%). The decrease in real estate loans was due to refinance activity. The decrease in investment securities was due to a decline in short-term investments due to declining rates available on these investments as the funds were reinvested in mortgage-backed securities.

Interest Expense.    Interest expense for the three months ended June 30, 2003 was $7.5 million, compared to $11.3 million for the three months ended June 30, 2002, a decrease of $3.8 million, or 33.3%. This decrease resulted from a 92 basis point decrease in the rate paid on interest-bearing liabilities to 1.67% from 2.59% due to a decline in market interest rates, partially offset by an increase in the average balance of interest-bearing liabilities of $63.5 million to $1.80 billion from $1.74 billion. The increase in the average interest-bearing liabilities was due to increases in long term Federal Home Loan Bank advances used to fund new fixed rate loans and increases in deposits due to a campaign to attract money market accounts.

Provision for Loan Losses.    New Haven Savings Bank did not record a provision for loan losses for the three months ended June 30, 2003 and 2002. This reflects management’s assessment of exposure to losses that are inherent in the loan portfolio, as well as current economic conditions. At June 30, 2003, the allowance for loan losses was $18.6 million, which represented 505.6% of non-performing loans and 1.54% of total loans. This compared to the allowance for loan losses of $20.7 million at June 30, 2002 representing 165.92% of non-performing loans and 1.7% of total loans. See “BUSINESS OF NEW HAVEN SAVINGS BANK—Asset Quality” on page     , for a further discussion of New Haven Savings Bank’s loan loss allowance.

Non-interest Income.    Non-interest income was $3.6 million for the three months ended June 30, 2003 compared to $4.2 million for the three months ended June 30, 2002, a decrease of $672,000, or 15.8%. The decrease resulted primarily from decreases in loan and servicing fees of $499,000 and losses on limited partnerships of $512,000, partially offset by increases in depositor service charges of $285,000.

Loan and servicing fees decreased primarily due to the accelerated amortization and valuation reserves of mortgage servicing assets due to prepayment of principal balances on New Haven Savings Bank’s serviced portfolio due to the lower interest rate environment, which was partially offset by an increase in loan prepayment fees. The decrease on limited partnerships was due to a write down on limited partnerships of $512,000 that was required to reflect the fair value of the partnerships after they were deemed to be other than temporarily impaired. Depositor service charges increased primarily due to implementation of revenue enhancement initiatives and the continuing expansion of the VISA Check Card base.

Non-interest Expense.    Non-interest expense increased by $14,000 for the three months ending June 30, 2003. The increase was due to increase in salaries and employee benefits and occupancy expense partially offset by a decrease in advertising, public relations and sponsorships.

Salaries and employee benefits increased $228,000 or 2.8%, from $8.0 million in 2002 to $8.2 million in 2003 due primarily to increased pension and medical costs as well as additional salaries incurred for increased staffing levels as New Haven Savings Bank prepares to convert from a mutual savings bank to a stock savings bank.

Occupancy expense increased $193,000 or 13.2%, to $1.7 million for the three months ending June 30, 2003. This increase was due primarily to increases in real estate taxes, building insurance, maintenance contracts and utilities.

Advertising, public relations, and sponsorships decreased $303,000, or 34.3% to $580,000 for the three months ending June 30, 2003. The decrease was primarily attributable to lower advertising expense due to two fewer advertising campaigns conducted during the period.

Income Tax Expense.    Income tax expense was $2.8 million for the three months ended June 30, 2003, a decrease of $565,000, or 16.9%, compared to the 2002 period. The effective tax rate was 34.4% in 2003 compared to 34.1% in 2002. The decrease in tax expense was due to a decrease in taxable income.

Comparison Of Financial Condition At March 31, 2003 And March 31, 2002

Total assets increased $132.9 million, or 5.9%, to $2.39 billion at March 31, 2003 as compared to $2.26 billion at March 31, 2002. This increase was primarily the result of increases in the investment and loan portfolios, bank premises and equipment, other assets and cash and due from banks, partially offset by decreases in federal funds sold and in the net deferred tax asset.

Investment securities available for sale increased $124.6 million or 12.8%, to $1.10 billion at March 31, 2003 from $974.8 million at March 31, 2002. The increase was in mortgage-backed securities, which increased $171.7 million or 28.8%, partially offset by a decrease of $47.1 million or 12.4%, in other investments. The change in the portfolio mix was made to take advantage of more favorable yields available with mortgage-backed securities. This increase was primarily funded by an increase in deposits and Federal Home Loan Bank borrowings.

Net loans increased $11.2 million, or 1.0%, from $1.15 billion at March 31, 2002 to $1.16 billion at March 31, 2003. The increase was primarily in consumer home equity and equity lines of credit which increased $49.2 million, or 43.6%, from $112.9 million at March 31, 2002 to $162.1 million at March 31, 2003. The increase was due to new product offerings and a focused marketing effort. The increase in the home equity portfolio was primarily offset by a net decrease in the real estate loan portfolio, which decreased $33.4 million or 3.7%, from $900.6 million at March 31, 2002 to $867.2 million at March 31, 2003. The decrease was the result of refinance payoffs and repayment activity that exceeded new originations held for portfolio due to the low interest rate environment.

Nonperforming assets, which include nonaccrual loans, renegotiated loans and other real estate owned, totaled $4.0 million at March 31, 2003 compared to $11.2 million at March 31, 2002, a decrease of $7.2 million, or 64.5%. The decrease was mainly due to a $7.3 million, or 65.0%, decrease in nonaccrual loans from $11.2 million at March 2002 to $3.9 million at March 31, 2003. The decrease in nonaccrual loans was due primarily to the migration of nonaccrual loans to a performing status, charge-offs and, to a lesser extent, the reclassification of loans to OREO and subsequent disposal.

Bank premises and equipment increased $1.4 million, or 4.5%, from $31.5 million at March 31, 2002 to $32.9 million at March 31, 2003. The increase in bank premises and equipment was due primarily to renovations to the main bank building and upgrades to the data processing infrastructure.

Other assets increased $4.8 million, or 25.2%, from $19.1 million at March 31, 2002 to $23.9 million at March 31, 2003. The increase was due primarily to increases in principal payments due on mortgage-backed securities, which are paid 45 days in arrears and a receivable due on a tax refund, partially offset by decreases in the value of the Bank’s investment in limited partnerships, and a decrease in mortgage servicing rights which was the result of accelerated mortgage loan payments. Cash and due from banks increased $5.9 million, or 14.6%, from $40.5 million at March 31, 2002 as compared to $46.4 million at March 31, 2003. The increase was due primarily to an increase in the bank’s deposit at the Federal Reserve Bank of Boston and was temporary in nature and attributable to normal fluctuations in activity.

These increases were partially offset by decreases in federal funds sold and in the net deferred tax asset. Federal funds sold decreased $12.9 million, or 75.4%, from $17.1 million at March 31, 2002 to $4.2 million at March 31, 2003 due primarily to high levels of liquidity at March 31, 2002 that were invested in federal funds at that time and have since dropped to more normal levels. The net deferred tax asset decreased $1.7 million, or 41.8% from $4.2 million at March 31, 2002 as compared to $2.4 million at March 31, 2003 primarily due to an increase in the deferred tax liability for deferred loan origination costs.

At March 31, 2003 deposits totaled $1.81 billion, representing an increase of $71.1 million, or 4.1%, compared to $1.74 billion at March 31, 2002. The deposit growth reflects an increase of $358.3 million, or 185.7%, in money market accounts and an increase of $6.6 million, or 4.2%, in demand deposit accounts. These increases were offset by a decrease of $173.0 million or 24.1%, in time deposits, a decrease of $120.3 million or 18.4%, in regular savings. The increase in money market accounts was the result of an attractive rate offering and advertising for that product. The increase in demand deposits was due primarily to efforts to attract business deposits. The decrease in time deposits was the result of a pricing structure that discouraged deposits from non-core depositors and the decrease in regular savings was due to the shifting of funds into higher yielding money market accounts.

Mortgage escrow and other deposits, which consist of internal and official checking accounts increased $12.4 million, or 92.9%, due to bank check balances that can fluctuate widely on any given day. Advances from the Federal Home Loan Bank and other borrowings increased $24.0 million or 20.5%, and were used primarily to fund loan commitments and security purchases.

Total equity increased $23.1 million to $396.2 million at March 31, 2003 as compared to $373.1 million at March 31, 2002. This increase was due to net income of $23.9 million partially offset by a decrease of $826,000 in accumulated other comprehensive income to $3.1 million at March 31, 2003 from $3.9 million at March 31, 2002 caused by a decrease in the after-tax net unrealized gain on available for sale securities.

Comparison Of Operating Results For The Years Ended March 31, 2003 And March 31, 2002

Net Income.    Net income increased by $947,000, or 4.1%, to $23.9 million for the year ended March 31, 2003 compared to $22.9 million for year ended March 31, 2002. The increase was primarily attributable to a $2.3 million increase in net interest income and a $6.4 million increase in non-interest income, offset by increases of $7.2 million in non-interest expense and $613,000 in income taxes.

Net Interest Income.    The tables on pages      and      set forth the components of New Haven Savings Bank’s net interest income, yields on interest earning assets and interest bearing funds, and the impact on net interest income due to changes in volume and rate.

Net interest income for the year ended March 31, 2003 was $77.2 million compared to $74.9 million for the same period in the prior year. This $2.3 million, or 3.1%, increase is due to growth in interest earning assets of $140.6 million, or 6.7%, offset by a 12 basis point decline in net interest margins. The 12 basis point decline in the net interest margin is due to the effects of the lower interest rate environment experienced throughout fiscal 2003 as compared to fiscal 2002. During the last two years both short-term and long-term rates have decreased to historically low levels. As further discussed in “Management of Market and Interest Rate Risk” on page     , New Haven Savings Bank is in an asset sensitive position which means that New Haven Savings Bank’s assets generally re-price faster than its liabilities over a short-term period (one year or less) resulting in lower margins. Reductions in the net interest margins were mitigated significantly by a shift in deposit liabilities from higher cost certificates of deposit to lower cost money market accounts and into non-interest bearing demand deposits.

Interest Income.    Interest and dividend income decreased $15.1 million, or 11.5%, to $116.8 million for 2003 from $131.9 million in the prior year. The decrease in interest income was due primarily to a decrease in the average yield of 107 basis points on interest-earning assets to 5.22% in 2003 from 6.29% in 2002. The decrease in the daily average weighted yield on earning assets was due mainly to a decline in mortgage lending rates, including the prime rate, throughout 2003 as compared to the previous year. The effect of the lower rate environment on interest and dividend income was partially offset by an increase of $140.6 million, or 6.7%, in average interest-earning assets, from $2.10 billion in 2002 to $2.24 billion in 2003. The increase in the average interest-earning assets was due primarily to the purchase of mortgage-backed securities funded primarily by deposit growth. Interest income on loans decreased $8.0 million, or 9.4%, to $77.6 million for 2003 compared to $85.6 million for the prior year. This decrease was due to an 82 basis point decline in the yield earned on the loan portfolio, partially offset by an increase of $19.2 million in the average balance of loans outstanding. In addition, interest income on investment securities decreased $8.6 million, or 52.9%, to $7.7 million for 2003 compared to $16.2 million for the prior year. This decrease was due to a 177 basis point decrease in the yield earned on the investment portfolio, primarily due to a decline in market interest rates, and by a decrease of $56.1 million in the average balance of investments outstanding. The decrease in interest and dividend income on loans and investment securities was partially offset by an increase in interest income from mortgage-backed securities of $1.7 million, or 5.8%, from $29.3 million for 2002 to $31.0 million for 2003. The increase in interest income from mortgage-backed securities was primarily due to an increase of $176.1 million, or 33.7%, to $699.0 million in the average balance of mortgage-backed securities partially offset by a 117 basis point decrease in the average yield. The net increase in mortgage-backed securities and the decrease in investment securities reflects management’s restructuring of its securities portfolio to take advantage of higher yields available with mortgage-backed securities.

Interest Expense.    Interest expense decreased $17.5 million, or 30.6%, to $39.6 million for the year ended March 31, 2003 from $57.1 million in the prior year. The decrease was due primarily to a 118 basis point decrease in the average rate paid on interest-bearing liabilities to 2.23% for 2003 from 3.41% in the prior year due to a decline in market interest rates.

Interest on deposits decreased $17.2 million, or 34.0%, to $33.4 million in 2003 compared to $50.6 million in 2002. Interest paid on certificates of deposits decreased $14.6 million, or 41.8%, from $34.9 million for 2002 to $20.3 million for 2003 due to a decrease of $117.2 million in the average daily balance and a 144 basis point decrease in the average rate paid. Interest paid on NOW accounts and savings accounts decreased $454,000 and $7.0 million to $466,000 and $6.2 million, respectively for the year ended March 31, 2003 from the year ended March 31, 2002. The decrease in interest paid was due to decreases in the average daily balance of $10.7 million in NOW accounts and $22.5 million in savings accounts and basis point decreases of 72 and 110, respectively. These decreases in interest expense were partially offset by an increase in interest paid on money market accounts of $4.8 million, or 315.1%, to $6.3 million for 2003 from $1.5 million in the prior year. The increase was due to an increase of $250.5 million, or 175.3%, in the average daily balance of these accounts to $393.4 million in 2003 from $142.9 million in 2002 and an increase of 54 basis points in the average rate paid on these deposits. The increased rate on money market accounts was due to a rate promotion campaign during the year ended 2003 to encourage deposit growth in a variable rate deposit product.

Interest paid on Federal Home Loan Bank advances and other borrowings decreased $269,000, or 4.1%, from $6.5 million in 2002 to $6.3 million in 2003 due to a 44 basis point decrease in the average rate paid, offset by an increase of $6.4 million in the average daily balance.

Provision for Loan Losses.    New Haven Savings Bank did not record a provision for loan losses for the years ended March 31, 2003 and 2002. This reflects management’s assessment of exposure to losses that may be inherent in the loan portfolio, as well as current economic conditions. At March 31, 2003, the allowance for loan losses was $18.9 million, which represented 482.7% of non-performing loans and 1.61% of total loans. This compared to the allowance for loan losses of $20.8 million at March 31, 2002, representing 185.43% of non-performing and 1.8% of total loans. See “BUSINESS OF NEW HAVEN SAVINGS BANK—Asset Quality” for a further discussion of New Haven Savings Bank’s loan loss allowance.

Non-interest Income.    Non-interest income totaled $18.6 million and $12.2 million for 2003 and 2002, respectively. The $6.4 million increase was primarily attributable to an increase in net gains on the sale of investment securities of $7.6 million, to $3.9 million for year ended March 31, 2003 from a loss of $3.7 million in the prior year. On a monthly basis, New Haven Savings Bank reviews available for sale investment securities with unrealized depreciation to assess whether the decline in fair value is temporary or other than temporary and whether the decline is likely to reverse and, if so, whether that reversal is likely to result in the recovery of the fair value in the near term. New Haven Savings Bank considers whether the decline is from company-specific events, industry developments, general economic conditions or other reasons. In accordance with this policy, for the year ended March 31, 2002 New Haven Savings Bank recorded other than temporary impairment charges of $3.7 million. The charges were calculated using the closing price of the securities as of the respective impairment date. All of the securities impaired were publicly traded mutual funds, which are no longer held in portfolio. There were no impairment charges recorded for the year ended March 31, 2003 in the investment portfolio. The gain of $3.9 million recorded during the year ended March 31, 2003 was a result of New Haven Savings Bank selling securities to restructure the investment portfolio. New Haven Savings Bank has reinvested the proceeds primarily in mortgage-backed securities to increase the yield on its available for sale securities portfolio. In addition, investment and insurance fees for 2003 were $3.2 million, compared to $1.6 million for 2002, an increase of $1.6 million, or 105.1%. Investment and insurance fees increased primarily due to increased fees derived from annuity sales which were attractive investment opportunities given prevailing market conditions. Depositor service charges increased $941,000, or 15.9%, from $5.9 million in 2002 to $6.8 million in 2003, primarily due to the growth in commercial deposits and resulting activity based fees. These increases were partially offset by decreases on limited partnership gains, loan and servicing fees, and other income. The $2.8 million decrease in the limited partnerships to a loss of $2.5 million in 2003 from $231,000 in 2002 was the result of a write down that was necessary to reflect the fair value of the partnership, which were deemed to be other than temporarily impaired. The partnership invests primarily in private equity and debt securities that were negatively affected by equity market conditions. The decrease in loan and servicing fees of $861,000, or 61.5%, to $540,000 in 2003 from $1.4 million in 2002 was primarily the result of accelerated amortization and valuation reserves for mortgage servicing rights due to accelerated principal payments due to the lower interest rate environment. The decrease was partially offset by prepayment fees on commercial loans that were prepaid. Other non-interest income decreased $939,000, or 60.4%, to $617,000 in 2003 as compared to $1.6 million in 2002 primarily due to decreased gains on the servicing portion of loan sales and decreases in gains on the sale of OREO for which there was unusually high level of gains in the prior year and for the gain on the sale of a non-marketable equity.

Non-interest Expense.    Non-interest expense increased $7.2 million, or 13.7%, to $59.6 million in 2003 compared to $52.4 million for 2002. The increase was primarily due to increases in salaries and employee benefits, occupancy and furniture and fixtures, outside services and other expenses, offset by a decrease in the contribution to the existing New Haven Savings Bank Foundation. Salaries and employee benefits increased $4.6 million, or 16.0%, from $28.7 million for 2002 to $33.3 million for 2003. The increase was primarily due to costs associated with the Voluntary Early Retirement Program, as well as additional salaries for increased staff to support the growth strategy. Occupancy and furniture and fixture expenses increased $1.1 million, or 12.1%, from $9.4 million for 2002 to $10.5 million in 2003. The increase was primarily due to increases in property taxes, lease payments, building insurance, and utilities. Outside services increased $1.3 million, or 20.8%, to $7.3 million in 2003 as compared to $6.1 million in 2002 due primarily to increases in consulting services that were utilized to implement new programs for fee enhancement and sales techniques, legal and consulting services associated with growth strategies, corporate governance, voluntary early retirement plan, and data processing fees for technological enhancements. Other expenses increased $1.1 million, or 26.6%, from $4.1 million in 2002 to $5.2 million in 2003 due primarily to provisions for OREO and OREO expense. These increases were offset by a decrease in contributions to the existing New Haven Savings Bank Foundation. There was no contribution to the existing New Haven Savings Bank Foundation in 2003, a decrease of $1.5 million from 2002 as the Bank completed its previously planned funding commitment to the existing New Haven Savings Bank Foundation in 2002.

Income Tax Expense.    Income taxes increased $613,000 or 5.22%, to $12.4 million for 2003 compared to $11.7 million for the prior year. The effective tax rate increased to 34.1% for 2003 from 33.9% for 2002. The increase in income taxes was due primarily to an increase in income before taxes and the effect of a lesser percentage of tax exempt income to total taxable income.

Comparison Of Operating Results For The Years Ended March 31, 2002 And March 31, 2001

Net Income.    Net income decreased by $5.7 million, or 19.9% to $22.9 million for the year ended March 31, 2002 from $28.6 million for 2001. The decrease was primarily attributable to a $3.6 million decrease in net interest income, a $2.4 million decrease in non-interest income, and a $2.9 million increase in non-interest expense, partially offset by a $3.2 million decrease in income taxes.

Net Interest Income.    The tables on page      set forth the components of New Haven Savings Bank’s net interest income, yields on interest earning assets and interest bearing funds, and the impact on net interest income due to changes in volume and rate.

Net interest income for the year ended March 31, 2002 was $74.9 million compared to $78.4 million for the same period in the prior year. This $3.6 million, or 4.5%, decrease is due to a 31 basis point or 8.0% decline in net interest margins offset by changes in the mix of interest bearing liabilities to lower cost savings and money market accounts, and non-interest bearing demand deposits. The 31 basis point decline in the net interest margin is due to the effects of the lower interest rate environment experienced throughout fiscal 2002 as compared to fiscal 2001. Throughout the fiscal year ended March 31, 2002, the Federal Reserve Board took aggressive actions to lower the level of interest rates by reducing the benchmark federal funds rate. New Haven Savings Bank is traditionally in an asset sensitive position which means that its assets generally re-price faster than its liabilities over a short-term period (one year or less) resulting in lower margins during a decreasing rate environment.

Interest Income.    Interest and dividend income decreased $18.2 million, or 12.1%, to $131.9 million for 2002 from $150.1 million for 2001. The average yield on interest-earning assets declined 113 basis points to 6.29% in 2002 from 7.42% in 2001 primarily due to a decline in market interest rates. The effect of the lower rate environment on interest and dividend income was partially offset by an increase of $76.7 million, or 3.8%, in average interest-earning assets, from $2.02 billion in 2001 to $2.10 billion in 2002. Interest income on loans decreased $5.7 million, or 6.2%, to $85.6 million for 2002 compared to $91.3 million for the prior year. This decrease was due to a 72 basis point decrease in the yield earned on the loan portfolio, due primarily to a decline in market interest rates, offset by an increase of $31.3 million in the average balance of loans outstanding. In addition, interest income on investment securities decreased $8.8 million, or 35.1%, to $16.2 million for 2002 compared to $25.0 million for the prior year. This decrease was due to a 237 basis point decrease in the yield earned on the investment portfolio, primarily due to a decline in market interest rates, partially offset by an increase of $16.8 million in average balance of investments outstanding. Interest income on mortgage-backed securities decreased $3.2 million, or 9.8%, to $29.3 million for 2002, compared to $32.5 million for the prior year. The decrease was due to a 97 basis point decrease in the yield earned on these securities due to lower market interest rates, partially offset by a $28.6 million increase in the average balance of mortgage-backed securities.

Interest Expense.    Interest expense decreased $14.6 million, or 20.4% to $57.1 million for 2002 from $71.7 million in the prior year. The decrease was due primarily to a 97 basis point decrease in the rate paid on interest-bearing liabilities to 3.41% for 2002 from 4.38% in the prior year due to a decline in market interest rates. Interest paid on certificates of deposit decreased $8.2 million, or 19.0%, from $43.1 million for 2001 to $34.9 million for 2002 due to a decrease of $27.9 million in the average balance of certificates of deposit and an 89 basis point decrease in the rate paid. Interest on savings accounts decreased $5.4 million, or 29.2%, from $18.6 million for 2001 to $13.2 million for the current year due to a 107 basis point decrease in the rate paid, partially offset by an increase of $35.9 million in the average balance of savings accounts. Interest paid on money market and NOW accounts decreased $930,000, or 27.5%, to $2.4 million in 2003 from $3.4 million in the prior year, primarily due to a 68 basis point decrease in the average rate paid, partially offset by a $14.9 million increase in the average balance of money market and NOW accounts.

Provision for Loan Losses.    New Haven Savings Bank did not record a provision for loan losses for the years ended March 31, 2002 and 2001. This reflects management’s assessment of exposure to losses that may be inherent in the loan portfolio, as well as current economic conditions. At March 31, 2002, the allowance for loan losses was $20.8 million, which represented 185.4% of non-performing loans and 1.8% of total loans. This compared to the allowance for loan losses of $23.3 million at March 31, 2001 representing 380.0% of non-performing and 2.1% of total loans. See “BUSINESS OF NEW HAVEN SAVINGS BANK—Asset Quality” for a further discussion of New Haven Savings Bank’s loan loss allowance.

Non-interest Income.    Non-interest income decreased $2.4 million or 16.5%, from $14.6 million for 2001 to $12.2 million for 2002. The decrease was mainly attributable to a decrease in net gains on the sale of investment securities of $5.6 million to a loss of $3.7 million for the year ended March 31, 2002 from a gain of $1.9 million for the same period in the prior year. On a monthly basis, New Haven Savings Bank reviews available for sale investment securities with unrealized depreciation to assess whether the decline in fair value is temporary or other than temporary and whether the decline is likely to reverse and, if so, whether that reversal is likely to result in the recovery of the fair value in the near term. New Haven Savings Bank considers whether the decline is from company-specific events, industry developments, general economic conditions or other reasons. In accordance with this policy, for the year ended March 31, 2002, New Haven Savings Bank recorded other than temporary impairment charges of $3.7 million. The charges were calculated using the closing price of the securities as of the respective impairment date. All of the securities impaired were publicly traded mutual funds, which are no longer held in portfolio. There were no impairment charges recorded for the year ended March 31, 2001. The gain of $1.9 million recorded during the year ended March 31, 2001 was due to the sale of one year ARMs and two separate capital gain distributions from two different publicly traded mutual funds. The decrease in the net gain on sale of investment securities was partially offset by an increase of $1.0 million, or 21.3%, in depositor service charges, $636,000, or 534.5%, on the net gain on sales of loans and $461,000, or 22.9% in rental income. The increase in depositor service charges was due to increased overdraft fees, ATM fees and debit card income. The net increase in gains on the sale of loans was due to higher sales volume in 2002 due to management’s decision to originate for sale certain fifteen year fixed rate mortgages that had previously been originated for portfolio. These loans were sold to reduce interest rate risk. Rental income increased primarily to increased occupancy at the 195 Church Street building and to a lesser degree normal rental increases.

Non-interest Expense.    Non-interest expense increased $2.9 million, or 5.9%, from $49.5 million for 2001 to $52.4 million for 2002. The increase was due to salaries and employee benefits, occupancy, and furniture and fixture expenses. The increases were offset primarily by decreases in contributions to the existing New Haven Savings Bank Foundation and other expenses.

Salaries and employee benefits increased $3.3 million, or 13.0%, from $25.4 million for 2001 to $28.7 million for 2002 due primarily to the cost of the long term incentive program. Occupancy expense increased $880,000, or 17.0%, from $5.2 million for 2001 to $6.1 million for 2002 mainly due to increases in depreciation, which resulted from the addition of a new branch and improvements made to administrative offices, real estate property taxes and lease payments. Furniture and fixture expense increased $516,000, or 18.3%, to $3.3 million for 2002 from $2.8 million for 2001 primarily due to equipment depreciation expense, equipment maintenance contracts and personal property taxes. The contributions to the New Haven Savings Bank Foundation decreased $1.3 million, or 47.7%, from $2.8 million for 2001 to $1.5 million for 2002 because New Haven Savings Bank completed its previously planned funding commitment to the New Haven Savings Bank Foundation during the year. Other expenses decreased $414,000, or 9.1%, to $4.1 million for 2002 from $4.5 million for 2001 primarily due to decreases in OREO costs and OREO provisions.

Income Tax Expense.    Income taxes were $11.7 million for the year ended March 31, 2002 compared to $14.9 million for the year ended March 31, 2001. The effective tax rate decreased to 33.9% in 2002 from 34.3% in 2001 primarily because total expenses in 2001 included a relatively high percentage of non-deductible expenses.

Analysis Of Net Interest Income

Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

Average Balance Sheets.    The following tables set forth certain information relating to New Haven Savings Bank for the three months ended June 30, 2003 and 2002 and the fiscal years ended March 31, 2003, 2002 and 2001. The average yields and costs are derived by dividing income or expenses by the average balances of interest-earning assets or interest-bearing liabilities, respectively, for the periods shown and reflect annualized yields and costs. Average balances are derived from average daily balances. The yields and costs include fees which are considered adjustments to yields. No tax equivalent adjustments were made due to the fact that amounts and ratios would not be materially different.

	For the Three Months Ended June 30,
	2003			2002
	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans(1)	$1,167,289	$17,603	6.03%	$1,158,180	$20,109	6.95%
Federal Funds sold	3,481	8	0.92%	6,514	27	1.66%
Investment securities	312,736	1,350	1.73%	381,548	2,265	2.37%
Mortgage-backed securities	790,671	7,151	3.62%	630,667	8,490	5.38%
FHLB stock	13,766	108	3.14%	13,766	129	3.75%

Total interest earning assets	2,287,943	$26,220	4.58%	2,190,675	$31,020	5.66%
Non-interest earning assets	111,774			67,695

Total assets	$2,399,717			$2,258,370

Interest-bearing liabilities:
Deposits:
Money market accounts	$546,977	$1,854	1.36%	$236,104	$828	1.40%
NOW accounts	34,001	50	0.59%	24,666	144	2.34%
Savings accounts	530,750	820	0.62%	647,918	2,296	1.42%
Certificates of deposit and retirement accounts	521,620	3,041	2.33%	701,629	6,452	3.68%

Total interest-bearing deposits	1,633,348	5,765	1.41%	1,610,317	9,720	2.41%
FHLB advances and other borrowing(2)	170,147	1,750	4.11%	129,652	1,553	4.79%

Total interest bearing liabilities	1,803,495	7,515	1.67%	1,739,969	11,273	2.59%
Non-interest-bearing demand deposits	164,641			155,840
Other non-interest bearing liabilities	31,507			27,983

Total liabilities	1,999,643			1,923,792
Equity	400,074			334,578

Total liabilities and equity	$2,399,717			$2,258,370

Net interest-earning assets	$484,448			$450,706

Net interest income		$18,705			$19,747

Interest rate spread			2.91%			3.07%
Net interest margin (net interest income as a percentage of total interest earning assets)			3.27%			3.61%
Ratio of total interest-earning assets to total interest-bearing liabilities			126.86%			125.90%

(1)	Average balances include non-accrual loans.
(2)	Includes mortgagors’ escrow balances.

	For the Years Ended March 31,
	2003			2002			2001
	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans(1)	$1,160,677	$77,577	6.68%	$1,141,476	$85,585	7.50%	$1,110,189	$91,255	8.22%
Federal Funds sold	6,057	82	1.35%	4,608	110	2.39%	4,622	291	6.30%
Investment securities	359,366	7,650	2.13%	415,503	16,225	3.90%	398,699	24,981	6.27%
Mortgage-backed securities	698,988	31,013	4.44%	522,905	29,327	5.61%	494,299	32,513	6.58%
FHLB stock	13,766	490	3.56%	13,766	692	5.03%	13,766	1,056	7.67%

Total interest earning assets	$2,238,854	$116,812	5.22%	$2,098,258	$131,939	6.29%	$2,021,575	$150,096	7.42%
Non-interest earning assets	104,821			107,147			95,556

Total assets	$2,343,675			$2,205,405			$2,117,131

Interest-bearing liabilities:
Deposits:
Money market accounts	$393,446	$6,334	1.61%	$142,919	$1,526	1.07%	$115,829	$1,979	1.71%
NOW accounts	28,017	466	1.66%	38,679	920	2.38%	50,872	1,397	2.75%
Savings accounts	589,278	6,239	1.06%	611,787	13,193	2.16%	575,867	18,627	3.23%
Certificates of deposit and retirement accounts	635,389	20,325	3.20%	752,634	34,919	4.64%	780,580	43,133	5.53%

Total interest-bearing deposits	1,646,130	33,364	2.03%	1,546,019	50,558	3.27%	1,523,148	65,136	4.28%
FHLB advances and other borrowings(2)	133,737	6,253	4.68%	127,308	6,522	5.12%	114,851	6,546	5.70%

Total interest bearing liabilities	1,779,867	39,617	2.23%	1,673,327	57,080	3.41%	1,637,999	71,682	4.38%
Non-interest-bearing demand deposits	157,917			145,818			125,317
Other non-interest bearing liabilities	29,854			23,078			20,131

Total liabilities	1,967,638			1,842,223			1,783,447
Equity	376,037			363,182			333,683

Total liabilities and equity	$2,343,675			$2,205,405			$2,117,130

Net interest-earning assets	$458,987			$424,931			$383,576

Net interest income		$77,195			$74,859			$78,414

Interest rate spread			2.99%			2.88%			3.04%
Net interest margin (net interest income as a percentage of total interest Earning assets)			3.45%			3.57%			3.88%
Ratio of total interest-earning assets to total interest-bearing liabilities			125.79%			125.39%			123.42%

(1)	Average balances include non-accrual loans.
(2)	Includes mortgagors’ escrow balances.

Rate/Volume Analysis.    The following table presents the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected New Haven Savings Bank’s interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

	Three Months Ended June, 30 2003 Compared to Three Months Ended June 30, 2002
	Increase (Decrease) Due to		Net
	Rate	Volume
	(in thousands)
Interest-earning assets :
Loans	$(2,663)	$157	$(2,506)
Federal Funds sold	(9)	(10)	(19)
Investment securities	(553)	(362)	(915)
Mortgage-backed securities	(3,183)	1,844	(1,339)
Federal Home Loan Bank stock	(21)	—	(21)

Total interest-earning assets	$(6,429)	$1,629	$(4,800)

Interest-bearing liabilities:
Deposits:
Money market accounts	$(31)	$1,057	$1,026
NOW accounts	(135)	41	(94)
Savings accounts	(1,117)	(359)	(1,476)
Certificates of deposit and retirement accounts	(2,006)	(1,405)	(3,411)

Total deposits	(3,289)	(666)	(3,955)
Federal Home Loan Bank advances	(239)	436	197

Total interest-bearing liabilities	(3,528)	(230)	(3,758)

Increase (decrease) in net interest income	$(2,901)	$1,859	$(1,042)

	Year Ended March 31,2003 Compared to Year Ended March 31,2002			Year Ended March 31,2002 Compared to Year Ended March 31,2001
	Increase (Decrease) Due to		Net	Increase (Decrease) Due to		Net
	Rate	Volume		Rate	Volume
	(in thousands)
Interest-earning assets :
Loans	$(9,431)	$(1,423)	$(8,008)	$(8,184)	$2,514	$(5,670)
Federal Funds sold	(56)	28	(28)	(180)	(1)	(181)
Investment securities	(6,652)	(1,923)	(8,575)	(9,766)	1,010	(8,756)
Mortgage-backed securities	(6,906)	8,592	1,686	(4,992)	1,806	(3,186)
Federal Home Loan Bank Stock	(202)	—	(202)	(364)	—	(364)

Total interest-earning assets	$(23,247)	$8,120	$(15,127)	$(23,486)	$5,329	$(18,157)

Interest-bearing liabilities:
Deposits:
Money market accounts	$1,070	$3,738	$4,808	$(849)	$396	$(453)
NOW accounts	(237)	(217)	(454)	(171)	(306)	(477)
Savings accounts	(6,486)	(468)	(6,954)	(6,534)	1,100	(5,434)
Certificates of deposit and retirement accounts	(9,710)	(4,884)	(14,594)	(6,719)	(1,495)	(8,214)

Total deposits	(15,363)	(1,831)	(17,194)	(14,273)	(305)	(14,578)
Federal Home Loan Bank advances	(589)	320	(269)	(699)	675	(24)

Total interest-bearing liabilities	(15,952)	(1,511)	(17,463)	(14,972)	370	(14,602)

Increase (decrease) in net interest income	$(7,295)	$9,631	$2,336	$(8,514)	$4,959	$(3,555)

Management Of Credit Risk

Management of New Haven Savings Bank considers credit risk to be the most important risk factor affecting its financial condition and operating results. The potential for loss associated with this risk factor is managed through a combination of policies established by New Haven Savings Bank’s Board of Directors, the monitoring of compliance with these policies and the periodic reporting and evaluation of loans with problem characteristics. Policies relate to the maximum amount that can be granted to a single borrower and his or her related interests, the aggregate amount of loans outstanding by type in relation to total assets and capital, loan concentrations, loan to collateral value ratios, approval limits and other underwriting criteria. Policies also exist with respect to performing periodic credit reviews, the rating of loans, when loans should be placed in a non-performing status and the factors that should be considered in establishing New Haven Savings Bank’s allowance for loan losses. See “BUSINESS OF NEW HAVEN SAVINGS BANK—Lending Activities” on page     .

Management Of Market And Interest Rate Risk

General.    Market risk is the exposure to losses resulting from changes in interest rates, foreign currency exchange rates, commodity prices and equity prices. New Haven Savings Bank has no foreign currency or commodity price risk. Credit risk related to investments in corporate securities is low as all are investment grade. The chief market risk factor affecting the financial condition and operating results of New Haven Savings Bank is interest rate risk. Interest rate risk is the exposure of a bank’s current and future earnings and capital arising from adverse movements in interest. This risk is managed by periodic evaluation of the interest rate risk inherent in certain balance sheet accounts, determination of the level of risk considered appropriate given New Haven Savings Bank’s capital and liquidity requirements, business strategy, performance objectives and operating environment and maintenance of such risks within guidelines approved by the Board. Through such management, New Haven Savings Bank seeks to reduce the vulnerability of its net earnings to changes in interest rates. New Haven Savings Bank’s Asset/Liability Committee, comprised of the Chief Executive Officer, the Chief Financial Officer, the Senior Accounting Officer, the Senior Risk Officer, the Senior Investment Officer, the Executive Vice President of Business Banking, the Executive Vice President of Retail Banking and the Senior Financial Analyst, is responsible for managing interest rate risk. On a quarterly basis, the Board of Directors reviews New Haven Savings Bank’s gap position described below and Asset/Liability Committee minutes detailing New Haven Savings Bank’s activities and strategies, the effect of those strategies on New Haven Savings Bank’s operating results, New Haven Savings Bank’s interest rate risk position and the effect changes in interest rates would have on New Haven Savings Bank’s net interest income. The extent of movement of interest rates is an uncertainty that could have a negative impact on the earnings of NewAlliance Bancshares. See “RISK FACTORS—Changes In Interest Rates Could Adversely Affect New Haven Savings Bank’s Results Of Operations And Financial Condition, Particularly After the Acquisitions” on page     .

The principal strategies New Haven Savings Bank uses to manage interest rate risk include (i) emphasizing the origination and retention of adjustable-rate loans, and origination of loans with maturities matched with those of the deposits and borrowings funding the loans, (ii) investing in debt securities with relatively short maturities and/or average lives and (iii) classifying a significant portion of its investment portfolio as available for sale so as to provide sufficient flexibility in liquidity management.

New Haven Savings Bank employs three approaches to interest rate risk measurement; gap analysis, duration analysis and income simulation analysis.

Gap Analysis.    The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest rate sensitive” and by monitoring a bank’s interest rate sensitivity “gap.” An asset or liability is deemed to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The “interest rate sensitivity gap” is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest bearing-liabilities maturing or repricing within that same time period. At June 30, 2003, New Haven Savings Bank’s cumulative one-year interest rate gap (which is the difference between the amount of interest-earning assets maturing or repricing within one year and interest-bearing liabilities maturing or repricing within one year), was $272.6 million, or positive 11.1% of total assets. The Bank’s approved policy limit is plus or minus 20%. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income.

The following table sets forth the cumulative maturity distribution of New Haven Savings Bank’s interest-earning assets and interest-bearing liabilities at June 30, 2003, New Haven Savings Bank’s interest rate sensitivity gap, New Haven Savings Bank’s cumulative interest rate sensitivity gap, New Haven Savings Bank’s cumulative interest rate sensitivity gap ratio, and New Haven Savings Bank’s cumulative interest-earning assets as a percentage of cumulative interest-bearing liabilities ratio. This table indicates the time periods in which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. Assumptions are also made on the rate of prepayment of principal on loans and investment securities. However, this table does not necessarily indicate the impact of general interest rate movements on New Haven Savings Bank’s net interest yield because the repricing of various categories of assets and liabilities is discretionary and is subject to competitive and other pressures. Additionally, certain assets, such as adjustable rate loans, have features that restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of changes in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the gap analysis. As a result, various assets and liabilities indicated ad repricing within the same time period may, in fact, reprice at different times and at different rate levels. It should also be noted that this table reflects certain assumptions regarding the categorization of assets and liabilities and represents a one-day position; in fact, variations occur daily as New Haven Savings Bank adjusts its interest rate sensitivity throughout the year.

Interest Rate Sensitivity

	June 30, 2003
	1 - 3 Months	4 - 6 Months	7 - 12 Months	1 - 5 Years	5+ Years	Total
	(Dollars in thousands)
Interest-earning assets:
Investment securities	$366,601	$86,562	$129,908	$510,057	$31,266	$1,124,394
Loans	310,558	103,654	149,270	530,114	115,247	1,208,843
FHLB Stock	13,766	—	—	—	—	13,766

Total interest-earning assets	690,925	190,216	279,178	1,040,171	146,513	2,347,003

Interest-bearing liabilities:
Savings accounts	13,469	1,813	61,704	179,692	281,836	538,514
Checking accounts	—	—	19,363	105,351	44,062	168,776
Money market accounts	72,293	80,720	233,732	58,990	—	445,735
Certificates of deposit	147,413	92,912	131,940	133,924	2,068	508,257
FHLB advances and other borrowings	29,318	3,000	—	97,739	52,358	182,415

Total interest-bearing liabilities	262,493	178,445	446,739	575,696	380,324	1,843,697

Interest rate sensitivity gap	$428,432	$11,771	$(167,561)	$464,475	$(233,811)	$503,306

Cumulative interest rate sensitivity gap	$428,432	$440,203	$272,642	$737,117	$503,306

Cumulative interest rate sensitivity gap ratio	17.5%	18.0%	11.1%	30.1%	20.6%

Cumulative interest-earning assets as a percentage of cumulative interest-bearing liabilities	263.2%	199.8%	130.7%	150.4%	127.3%

Income Simulation Analysis.    Income simulation analysis considers the maturity and repricing characteristics of assets and liabilities, as well as the relative sensitivities of these balance sheet components over a range of interest rate scenarios. Tested scenarios include instantaneous rate shocks, rate ramps over a six month or one year period, static rates, non-parallel shifts in the yield curve and a forward rate scenario. The simulation analysis is used to measure the exposure of net interest income to changes in interest rates over a specified time horizon, usually a three year period. Simulation analysis involves projecting future balance sheet structure and interest income and expense under the various rate scenarios. New Haven Savings Bank’s internal guidelines on interest rate risk specify that for a range of interest rate scenarios, the estimated net interest margin over the next 12 months should decline by less than 20%.

As of June 30, 2003, New Haven Savings Bank’s estimated exposure as a percentage of estimated net interest margin for the next twelve-month period are as follows:

Percentage Change in Estimated Net Interest Margin Over 12 months
200 basis point increase in rates	8.74%
50 basis point decrease in rates	(3.22)%

The forward yield curve is used by New Haven Savings Bank as a base case rate scenario for projecting net interest margin and net interest income. The forward yield curve is an unbiased prediction of future interest rates as it is determined by the current shape of the yield curve.

In the current rate environment, an instantaneous and sustained downward rate shock of 50 basis points is a realistic representation of the potential risk facing New Haven Savings Bank due to declining rates. For an increase in rates, a 200 basis points instantaneous and sustained rate shock is also a relevant representation of the potential risk facing New Haven Savings Bank given the current rate structure and the current state of the economy.

Based on the scenarios above, net income would be adversely affected (within New Haven Savings Bank’s internal guidelines) in the 12-month period after an immediate decrease in rates, however would be affected positively after an immediate increase in rates. Computation of prospective effects of hypothetical interest rate changes are based on a number of assumptions including the level of market interest rates, the degree to which certain assets and liabilities with similar maturities or periods to repricing react to changes in market interest rates, the degree to which non-maturity deposits react to changes in market rates the expected prepayment rates on loans and investments, the degree to which early withdrawals occur on certificates of deposit and other deposit flows. As a result, these computations should not be relied upon as indicative of actual results. Further, the computations do not reflect any actions that management may undertake in response to changes in interest rates.

Liquidity And Capital Resources

New Haven Savings Bank has expanded its use of borrowings from the Federal Home Loan Bank as part of its management of interest rate risk. Such borrowings increased by $59.9 million between March 31, 2001 and June 30, 2003. At June 30, 2003, total borrowings from the Federal Home Loan Bank amounted to $151.1 million and New Haven Savings Bank had the capacity to increase that total to $418.1 million. Depending on market conditions and New Haven Savings Bank’s liquidity and gap position, New Haven Savings Bank may continue to borrow from the Federal Home Loan Bank.

NewAlliance Bancshares’ most liquid assets are cash and due from banks, short-term investments and debt securities. The levels of these assets are dependent on New Haven Savings Bank’s operating, financing, lending and investment activities during any given period. At June 30, 2003, cash and due from banks, short-term investments and debt securities maturing within one year amounted to $211.1 million, or 8.6% of total assets.

At June 30, 2003, New Haven Savings Bank had commitments to originate loans, unused outstanding lines of credit, standby letters of credit and undisbursed proceeds of loans totaling $236.8 million. New Haven Savings Bank anticipates that it will have sufficient funds available to meet its current loan commitments. Certificates of deposit maturing within one year from June 30, 2003 amounted to $367.1 million. New Haven Savings Bank expects that substantially all maturing certificate accounts will be retained by New Haven Savings Bank at maturity. At June 30, 2003, New Haven Savings Bank exceeded all of its regulatory requirements with a leverage capital of $397.5 million, or 16.56% of average assets, which is above the required level of $96.0 million or 4%, and total risk-based capital of $415.4 million, or 29.07 % of adjusted assets, which is above the required level of $114.3 million, or 8%. NewAlliance Bancshares also exceeded all regulatory capital requirements applicable to bank holding companies. See “REGULATION AND SUPERVISION—Federal Regulations—Capital Requirements” on page      and “REGULATION AND SUPERVISION—Insurance Of Deposit Accounts” on page     .

The following tables present information indicating various obligations and commitments made by New Haven Savings Bank as of June 30, 2003 and the respective maturity dates.

Contractual Obligations

(in thousands)

	Total	One Year or Less	More than One Year Through Three Years	More than Three Years Through Five Years	Over Five Years
Federal Home Loan Bank advances(1)	$151,107	$3,000	$48,100	$49,638	$50,369
Repurchase agreements	29,319	29,319	—	—	—
Operating Leases(2)	3,277	625	1,142	669	841

Total Contractual Obligations	$183,703	$32,944	$49,242	$50,307	$51,210

(1)	Secured under a blanket security agreement on qualifying assets, principally, mortgage loans.
(2)	Represents non-cancelable operating leases for offices.

Other Commitments

(in thousands)

	Total	One Year or Less	More than One Year Through Three Years	More than Three Years Through Five Years	Over Five Years
Real estate loan commitments(1)	$56,960	$56,960	$—	$—	$—
Consumer loan commitments	—	—	—	—	—
Commercial loan commitments(1)	1,325	1,325	—	—	—
Commercial loan lines of credit	47,296	32,710	13,689	—	897
Unused portion of home equity loans(2)	108,115	377	1,662	5,358	100,718
Unused portion of construction loans(3)	15,160	4,519	10,641	—	—
Unused checking overdraft lines of credit(4)	3,558	—	—	—	3,558
Commercial letters of credit	4,351	3,760	361	130	$100

Total Other Commitments	$236,765	$99,651	$26,353	$5,488	$105,273

General:  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract and generally have fixed expiration dates or other termination clauses.

(1)	Commitments for loans are extended to customers for up to 180 days after which they expire.
(2)	Unused portions of home equity loans are available to the borrower for up to 10 years.
(3)	Unused portions of construction loans are available to the borrower for up to 1 year.
(4)	Unused portion of checking overdraft lines of credit are available to customers in “good standing” indefinitely.

Impact Of Inflation And Changing Prices

The Consolidated Financial Statements and their Notes presented within this document have been prepared in accordance with generally accepted accounting principles (“GAAP”), which requires the measurement of financial position and operating results in terms of historical dollar amounts without considering changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of New Haven Savings Bank operations. Unlike industrial companies, nearly all of the assets and liabilities of New Haven Savings Bank are monetary in nature. As a result, interest rates have a greater impact on New Haven Savings Bank performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Impact Of New Accounting Standards

In August 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized and depreciated as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. Earlier adoption is permitted. New Haven Savings Bank does not expect that the adoption of this statement will have a material impact on its consolidated financial statements.

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” requires that long-lived assets be measured at the lower of carrying amount or fair value less the cost to sell, and broadens the reporting of discontinued operations. This statement was effective in fiscal year 2003 but did not affect New Haven Savings Bank’s consolidated financial statements.

SFAS No. 145, “Rescission of FASB statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” updates, clarifies and simplifies several existing accounting pronouncements. Among other things, SFAS No. 145 eliminates the requirement in SFAS No. 4 to report material gains and losses from extinguishments of debt as extraordinary items, net of related income taxes. Adoption of this statement did not affect New Haven Savings Bank’s consolidated financial statements.

SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” requires that a liability be recognized for these costs only when incurred. Prior to SFAS No. 146, a liability was recognized when an entity committed to an exit plan. Initial adoption of this statement, which is effective for exit or disposal activities initiated after December 31, 2002, did not affect New Haven Savings Bank’s consolidated financial statements.

SFAS No. 147, “Acquisitions of Certain Financial Institutions,” eliminates the requirement to amortize an excess of fair value of liabilities assumed over the fair value of assets acquired in certain acquisitions of financial institutions. SFAS No. 147 also amends SFAS No. 144 to include in its scope long-term customer relationship intangible assets of financial institutions, such as core deposit intangibles. Adoption of this statement did not affect New Haven Savings Bank’s consolidated financial statements.

SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment, of FASB Statement No. 123,” amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair values based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures to both the annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on the reported results. Adoption of this statement did not affect New Haven Savings Bank’s consolidated financial statements.

FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” addresses disclosures to be made by a guarantor in its financial statements about its obligations under guarantees. The disclosure requirements applicable to New Haven Savings Bank are included in Note 10 to the consolidated financial statements. The interpretation also requires the recognition, at fair value, of a liability by a guarantor at the inception of certain guarantees issued or modified after December 31, 2002. This recognition requirement did not have a material affect on New Haven Savings Bank’s consolidated financial statements.

FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” (FIN 46) provides guidance on the identification of entities controlled through means other than voting rights. FIN 46 specifies how New Haven Savings Bank should evaluate its interests in variable interest entities to determine whether to consolidate that entity. FIN 46 was effective immediately for entities created after January 31, 2003 (for which New Haven Savings Bank had none), and for New Haven Savings Bank, applies to previously existing entities for the quarter beginning on July 1, 2003. New Haven Savings Bank is the limited partner in certain low-income housing tax credit partnerships. As a limited partner in these unconsolidated projects, New Haven Savings Bank is allocated tax credits and deductions associated with the underlying properties. New Haven Savings Bank is evaluating the impact of applying FIN 46 to these projects and has not yet completed its analysis. New Haven Savings Bank’s maximum exposure to loss from its involvement in these low-income housing tax credit partnerships is the unamortized investment balance plus certain tax credits claimed, but subject to recapture. New Haven Savings Bank also makes investments, mainly for community involvement purposes, in companies that construct, acquire and rehabilitate local real estate projects. New Haven Savings Bank is evaluating the impact of applying FIN 46 to these projects and has not yet completed its analysis. New Haven Savings Bank’s maximum exposure to loss from its involvement in these projects is the investment balance of $1.0 million. New Haven Savings Bank also is a limited partner in SBIC Limited Partnerships that make equity and debt investments in individual companies. New Haven Savings Bank is evaluating the impact of applying FIN 46 to these investments in SBIC Limited Partnerships and has not yet completed its analysis. New Haven Savings Bank’s maximum exposure to loss from its involvement in these SBIC Limited Partnerships projects is the investment balance of $2.2 million.

SFAS No. 149, “Amendment of FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities,” amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133. This Statement was effective for contracts and hedging relationships entered into or modified after June 30, 2003. This Statement did not affect New Haven Savings Bank’s consolidated financial statements.

SFAS No. 150, “Accounting For Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This Statement was effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. This Statement did not affect New Haven Savings Bank’s consolidated financial statements.

MANAGEMENT OF NEWALLIANCE BANCSHARES AND NEW HAVEN SAVINGS BANK

Shared Management Structure

Upon completion of the conversion, the Directors of NewAlliance Bancshares will be the same persons who are the Directors of New Haven Savings Bank. In addition, upon the completion of the Connecticut Bancshares acquisition and the Alliance merger, two directors from Connecticut Bancshares (who are also directors of Savings Bank of Manchester), and Joseph H. Rossi, a director (and President and Chief Executive Officer) of Alliance and Tolland Bank, will join the Boards of Directors of NewAlliance Bancshares and New Haven Savings Bank.

The Board of Directors of New Haven Savings Bank has implemented a corporate governance planning process for NewAlliance Bancshares and New Haven Savings Bank which is scheduled for completion by December 2003. This process involves review by an outside consulting firm of the Board’s governance structure, committee structure, committee charters and related policies and procedures. One result of this process has been the creation of a Governance Committee, comprised entirely of independent Directors. The Board previously adopted a self-assessment program for the Board and its Committees, as well as a Director education program. New Haven Savings Bank believes that 10 of the current 11 Directors, and 12 of the 14 anticipated post-mergers Directors, will be “independent” pursuant to the Sarbanes-Oxley Act of 2002 and NASDAQ rules.

Initially, NewAlliance Bancshares will not separately compensate its Directors and officers. NewAlliance Bancshares expects to continue this practice after the offering until it has a business purpose to establish separate compensation programs.

Directors Of NewAlliance Bancshares

The Board of Directors of NewAlliance Bancshares currently consists of 11 members. The Directors of NewAlliance Bancshares will be identical to the Directors of New Haven Savings Bank for the foreseeable future. Directors will serve three-year staggered terms so that only approximately one-third of the Directors will be elected at each annual meeting of shareholders. Directors have not yet been assigned to particular terms. The Governance Committee will make recommendations to the independent members of the Board of Directors who will determine the initial terms of NewAlliance Bancshares’ Board of Directors. The new Directors from Connecticut Bancshares and Mr. Rossi from Alliance will be added to the Board upon the completion of the acquisitions of their respective institutions. Under the Merger Agreement with Alliance, Mr. Rossi will be appointed to a three-year term. It has not yet been determined what terms will apply to the new Directors from Connecticut Bancshares. The biographical information regarding the existing NewAlliance Bancshares Directors and Mr. Rossi is set forth under “—Directors of New Haven Savings Bank” on page     . The Directors of NewAlliance Bancshares and New Haven Savings Bank are expected to be identical for the foreseeable future.

Directors Of New Haven Savings Bank

New Haven Savings Bank currently has 11 Directors. The following table sets forth their names, ages as of June 30, 2003, the years when they began serving as Directors, and when their current term expires.

Name	Age	Position	Director Since	Term Expires*
Peyton R. Patterson	46	Chairman of the Board, President and Chief Executive Officer	2002	2004
Roxanne J. Coady	54	Director	1995	2004
John F. Croweak	67	Director	1989	2004
Richard J. Grossi	67	Director	1989	2004
Robert J. Lyons, Jr.	51	Director	1992	2004
Julia M. McNamara	61	Director	1990	2004
Gerald B. Rosenberg	55	Director	2000	2004
Robert N. Schmalz	70	Director	1973	2004
Cornell Scott	68	Director	1989	2004
Nathaniel D. Woodson	61	Director	2000	2004
Joseph A. Zaccagnino	57	Director	1992	2004

*	All New Haven Savings Bank Directors currently serve a one year term.

In addition to the Directors set forth in this table, two members of Connecticut Bancshares’ board of directors will be appointed to New Haven Savings Bank’s Board of Directors upon consummation of the Connecticut Bancshares acquisition. Also, Joseph H. Rossi, a director and President and Chief Executive Officer of Alliance, will be appointed to the New Haven Savings Bank Board of Directors to serve initially for a three year term. Mr. Rossi is 52 years old and has served on the Alliance Board of Directors since 1995.

The principal occupation and business experience for the last five years for each of New Haven Savings Bank’s Directors and executive officers is set forth below. All Directors and executive officers have held their present positions for five years unless otherwise stated.

Peyton R. Patterson joined New Haven Savings Bank in January 2002, as Chairman, President and Chief Executive Officer. From May 1996 to December 2001, she was an Executive Vice President of Dime Bancorp, New York, New York. Ms. Patterson has twenty-one years of commercial and thrift banking experience with New Haven Savings Bank, Dime Bancorp, Chemical Bank/Chase Manhattan and Corestates Financial Corporation of Pennsylvania. She has extensive experience in the areas of retail and business lending, retail banking, asset management, marketing and mergers and acquisitions.

Roxanne J. Coady is the founder, President and Chief Executive Officer of R.J. Julia Booksellers, Ltd. located in Madison, Connecticut. Ms. Coady practiced as a certified public accountant and was a partner and the national tax director for BDO Seidman. Ms. Coady was chairperson of the Tax Division of the New York Society of Certified Public Accountants and served on and chaired various committees for the Tax Division of the American Institute of Certified Public Accountants.

John F. Croweak was the Chairman of Anthem Blue Cross and Blue Shield of Connecticut, a health care coverage company, until he retired in 1997. He is a director of UIL Holdings Corporation.

Richard J. Grossi was the Chairman and Chief Executive Officer of The United Illuminating Company, a regional electric distribution utility company serving the Greater New Haven and Bridgeport areas, until he retired in 1999. He presently serves on the Boards of the New York System Operator, The University of Connecticut Foundation, Inc. and The Arts Council of Greater New Haven. He is alos serving as Chairman and President of Science Park Development Corp. in New Haven.

Robert J. Lyons, Jr. is the President and Chief Executive Officer of The Bilco Company, a privately held manufacturer located in West Haven, Connecticut. Mr. Lyons is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Connecticut Society of Certified Public Accountants.

Julia M. McNamara is the President of Albertus Magnus College located in New Haven, Connecticut.

Gerald B. Rosenberg is Senior Vice President and General Manager of Bayer Diagnostics, a provider of medical diagnostics systems and services, located in Terrytown, New York. Bayer Diagnostics is a division of Bayer AG, an international healthcare, crop science, polymers and chemicals company.

Robert N. Schmalz is an attorney with the law firm of Murtha Cullina LLP, a regional law firm with offices in Connecticut and Massachusetts.

Cornell Scott is the Chief Executive Officer of Hill Health Corporation, a private, non-profit community health center located in New Haven, Connecticut. The company provides comprehensive preventive and primary care services from 18 locations in the New Haven area.

Nathaniel D. Woodson currently serves as the Chairman, President and Chief Executive Officer of UIL Holdings Corporation and is Chairman and Chief Executive Officer of its subsidiary, United Illuminating Company located in New Haven, Connecticut. He is also Chairman of the Board of Directors, United Resources, Inc., a direct subsidiary of UIL Holdings Corporation. Mr. Woodson served as President of The United Illuminating Company during the period February 23, 1998 to May 20, 1998; President and Chief Executive Officer during the period of May 20, 1998 to December 31, 1998; and Chairman of the Board of Directors, President and Chief Executive Officer of The United Illuminating Company during the period December 31, 1998 to February 1, 2001. He has served as Chairman of the Board of Directors and Chief Executive Officer of

The United Illuminating Company since February 1, 2001 and Chairman of the Board of Directors, President and Chief Executive Officer of UIL Holdings Corporation since its inception on March 22, 1999.

Joseph A. Zaccagnino is the President and Chief Executive Officer of Yale New Haven Health System and Yale New Haven Hospital, its subsidiary, located in New Haven, Connecticut.

Joseph H. Rossi is the President and Chief Executive Officer of Alliance and Tolland Bank. Upon consummation of the Alliance acquisition, Mr. Rossi will be appointed as Director of New Haven Savings Bank and NewAlliance Bancshares.

Meetings Of The Board Of Directors And Committees

New Haven Savings Bank’s Board of Directors meets on a monthly basis and may hold additional special meetings. During 2002, the Board held twelve regular meetings, three special meetings and one annual meeting.

The Board of Directors of NewAlliance Bancshares did not meet in 2002. Following the offering, the Board of Directors of NewAlliance Bancshares is expected to meet quarterly, or more often as may be necessary.

The Board of Directors of New Haven Savings Bank initially is expected to retain the current Board Committees of New Haven Savings Bank following the conversion. Those Committees are the Asset Management Group Committee, Audit Committee, Compensation Committee, Governance Committee, and Loan Committee. Each of the Audit Committee, Compensation Committee and Governance Committee will be joint committees of New Haven Savings Bank and NewAlliance Bancshares and comprised solely of independent directors within the meaning of the rules promulgated under the Sarbanes-Oxley Act of 2002 and NASDAQ. The Board of Directors may, by resolution, designate one or more additional committees.

The Asset Management Group Committee consists of Directors Coady, Schmalz and Woodson with Director Coady serving as Chair. The Asset Management Group Committee oversees the trust, securities brokerage and insurance activities of New Haven Savings Bank and subsidiaries. The Asset Management Group Committee met ten times during the year ended December 31, 2002.

The Audit Committee consists of Directors Coady, Lyons, Grossi and Woodson, with Mr. Lyons serving as Chair. Ms. Coady has been designated the “financial expert” under Sarbanes-Oxley. The Audit Committee oversees the independent auditor relationship, the internal audit and compliance functions and Community Reinvestment Act performance. The Compliance and CRA Committee, which met four times in 2002, was combined into the Audit Committee in August 2003. The Audit Committee met eight times during the year ended December 31, 2002.

The Compensation Committee consists of Directors Croweak, Grossi, McNamara and Zaccagnino, with Director Grossi serving as Chair. The Compensation Committee oversees Director and executive officer and compensation and certain employee benefit plans. The Compensation Committee met three times during the year ended December 31, 2002. The Compensation Committee has engaged an outside consultant as its independent advisor on compensation matters.

The Governance Committee consists of Directors Grossi, McNamara, Woodson and Zaccagnino, with Director McNamara serving as Chair. The Governance Committee was established in August 2003 and is responsible for establishing criteria for Directors, making recommendations for the nomination of Directors, overseeing self-assessment evaluations for the Board and its Committees and addressing other governance issues.

The Loan Committee consists of Directors Lyons, Patterson, Rosenberg and Woodson, with Director Woodson serving as Chair. The Loan Committee reviews certain loan applications in accordance with New Haven Savings Bank’s loan policy. The Loan Committee met six times during the year ended December 31, 2002.

Compensation Of Directors

Members of the New Haven Savings Bank Board of Directors receive an annual retainer of $23,000 and a per meeting fee of $700—$2,000 depending on the length of the meeting. The Chairs of Committees also receive an additional $700 per meeting attended. Ms. Patterson does not receive any fees for service on the Board of Directors of New Haven Savings Bank or for service on any Committees of the Board. The Board of Directors will consider, with the assistance of an outside compensation consultant, whether these fees should be adjusted to reflect New Haven Savings Bank’s increase in size and change to public company form following the conversion. Directors may defer their fees pursuant to a plan substantially similar to that described below for executive officers. See “Deferred Compensation Plan.”

Executive Officers

Ms. Patterson, Mr. Blanksteen and Ms. Brathwaite will be officers of NewAlliance Bancshares.

Executive Officers Of New Haven Savings Bank

The names, ages as of June 30, 2003 and positions of the executive officers of New Haven Savings Bank, other than Ms. Patterson, are set forth below.

Name	Age	Position
Merrill B. Blanksteen	49	Executive Vice President, Chief Financial Officer and Treasurer
Gail E.D. Brathwaite	44	Executive Vice President and Chief Operating Officer
Donald T. Chaffee	55	Executive Vice President and Chief Credit Officer
Koon-Ping Chan	56	Senior Vice President and Chief Risk Officer
J. Edward Diamond	61	Executive Vice President, Asset Management
Paul A. McCraven	47	Senior Vice President, Community Relations
David H. Purcell	45	Executive Vice President, Retail Banking
Diane L. Wishnafski	50	Executive Vice President, Business Banking

Executive Officers Who Are Not Directors

Merrill B. Blanksteen is Executive Vice President, Chief Financial Officer and Treasurer of New Haven Savings Bank. He has been the Chief Financial Officer since 1993, when he first came to the Bank.

Gail E.D. Brathwaite, Executive Vice President and Chief Operating Officer, joined New Haven Savings Bank in March 2002. Previously, Ms. Brathwaite was Senior Vice President, director of Branch Administration, Compliance and Loss Control for the Consumer Financial Services Division of the Dime Savings Bank of New York.

Donald T. Chaffee, Executive Vice President and Chief Credit Officer, joined New Haven Savings Bank in September 2002. Prior to that time and starting in 1993, Mr. Chaffee was employed by Dime Savings Bank. While at Dime Savings, he held the positions of director of Residential Credit and Risk Management and director of Consumer Credit and Originations.

Koon-Ping Chan joined New Haven Savings Bank as Senior Vice President, Chief Risk Officer in February 2003. From May 2002 until February 2003, he performed various consulting services for New Haven Savings Bank. From May 1997 to April 2002, Mr. Chan was employed by Dime Bancorp where his positions included Senior Vice President, Director of Financial Management, MIS and Channel Planning for Retail Banking, Private Banking, insurance, asset management and consumer lending.

J. Edward Diamond, Executive Vice President, Asset Management, joined New Haven Savings in February, 2002. Prior to that time, Mr. Diamond was employed as President of Dime Securities, Inc., a subsidiary of Dime Bancorp.

Paul A. McCraven, Senior Vice President, Community Relations, has served in various officer positions at New Haven Savings Bank since 1997.

David H. Purcell has been Executive Vice President, Retail Banking of New Haven Savings since March 2002. From 1997 through 2000, Mr. Purcell served as Senior Vice President, Product Management at Dime Savings Bank, New York, New York, and became Senior Vice President, Product Management and Distribution beginning in 2001.

Diane L. Wishnafski is Executive Vice President, Business Banking. She has served in various officer positions at New Haven Savings Bank since 1985. Prior to that she served in various capacities at Dime Savings Bank of Wallingford, First Bank and Connecticut Bank & Trust Company, all from locations in the greater New Haven area.

Indemnification And Limitation Of Liability

NewAlliance Bancshares’ and New Haven Savings Bank’s Certificates of Incorporation and Bylaws contain provisions which limit the liability of and indemnify its Directors, officers, employees and agents. Such provisions provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer or was serving at the company’s or New Haven Savings Bank’s request as a director, officer, employee or agent of another corporation or business entity shall be indemnified and held harmless by NewAlliance Bancshares to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss reasonably incurred. Under certain circumstances, the right to indemnification shall include the right to be paid by NewAlliance Bancshares the expenses incurred in defending any such proceeding in advance of its final disposition. In addition, a Director of NewAlliance Bancshares shall not be personally liable to NewAlliance Bancshares or its shareholders for monetary damages except for liability for any breach of the duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, under Section 174 of the Delaware General Corporation Law, or for any transaction from which the Director derived an improper personal benefit. Similar provisions are contained in the Certificate of Incorporation and Bylaws of New Haven Savings Bank.

Executive Officer Compensation

Summary Compensation Table.    The following table sets forth certain information as to the total remuneration paid by New Haven Savings Bank during the year ended March 31, 2003 to the Chairman, President and Chief Executive Officer of New Haven Savings Bank and the four most highly compensated executive officers of New Haven Savings Bank other than the Chairman, President and Chief Executive Officer who received total annual compensation in excess of $100,000. Each of the individuals listed on the table below is referred to as a Named Executive Officer.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Annual Compensation(1)				Long-Term Compensation LTIP Payouts(5)	All Other Compensation
	Year(1)	Salary(2)	Bonus(3)	Other Annual Compensation(4)
Peyton R. Patterson Chairman, President and Chief Executive Officer	2003	$496,257	$488,377	$76,549	$270,000	$4,212	(6)
Merrill B. Blanksteen Executive Vice President, Chief Financial Officer and Treasurer	2003	$250,000	$159,925		$154,980	$18,251	(7)(8)
Gail E.D. Brathwaite Executive Vice President and Chief Operating Officer	2003	$225,000	$143,932		$94,500	$3,963	(9)
David Purcell Executive Vice President, Retail Banking	2003	$225,000	$143,932		$94,500	$4,055	(10)
Diane Wishnafski Executive Vice President, Business Banking	2003	$200,000	$137,740		$126,000	$12,216	(7)(11)

(1)	For the fiscal year ended March 31. New Haven Savings Bank has changed its fiscal year to December 31 effective December 31, 2003.
(2)	Also includes amounts deferred under New Haven Savings Bank’s 401(k) plan. Pursuant to employment contracts with each Named Executive Officer, base salary will be reviewed periodically and may be increased. Current annual salaries are as follows: Ms. Patterson —$592,000; Mr. Blanksteen—$290,000; Ms. Brathwaite—$265,000; Mr. Purcell—$234,000; and Ms. Wishnafski —$209,000.
(3)	Represents cash bonuses including bonuses earned in the fiscal year ending March 31 under the short term, Executive Incentive Plan.

(4)	New Haven Savings Bank provides various cash benefits and perquisites to the Named Executive Officers. The costs of providing such benefits to the Named Executive Officers did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each of such individuals except for Ms. Patterson, who had $76,549 of such benefits in fiscal year 2003, including relocation and related tax reimbursement costs of $47,106.
(5)	Amounts earned in the fiscal year ending March 31 that were paid subsequent to March 31pursuant to New Haven Savings Bank’s Performance Unit Plan and existing employment agreements for Ms. Patterson, Ms. Brathwaite and Mr. Purcell.
(6)	Includes $1,725 for the payment of group term life insurance premiums for coverage in excess of $50,000; also includes $2,487 for employer payment of health insurance premiums.
(7)	Under New Haven Savings Bank’s 401(k) plan for the fiscal year ending March 31, 2003, $7,000 was allocated to the accounts of both Mr. Blanksteen and Ms. Wishnafski.
(8)	Includes $1,764 for the payment of group term life insurance premiums for coverage in excess of $50,000; also includes $9,487 for employer payment of health insurance premiums.
(9)	Includes $1,281 for the payment of group term life insurance premiums for coverage in excess of $50,000; also includes $2,682 for employer payment of health insurance premiums.
(10)	Includes $1,568 for the payment of group term life insurance premiums for coverage in excess of $50,000; also includes $2,487 for employer payment of health insurance premiums.
(11)	Includes $1,659 for the payment of group term life insurance premiums for coverage in excess of $50,000; also includes $3,557 for employer payment of health insurance premiums.

Benefit Plans

Current Compensation Plans.    New Haven Savings Bank currently has the five compensation plans described below in which executive officers participate. As part of its conversion planning, New Haven Savings Bank has engaged an outside consulting firm to work with the Compensation Committee to recommend to our Board of Directors compensation plans that are appropriate for a public company. Although that process is not complete, it is currently expected that the Performance Unit Plan will not be continued beyond 2003 and that the Supplemental Executive Retirement Plan will be modified to reflect changes to the Pension Plan. The future status of the Deferred Compensation Plan is uncertain at this time. It is expected that New Haven Savings Bank will enter into new employment or change in control severance agreements with executive officers, as described below.

Performance Unit Plan.    New Haven Savings Bank adopted a long-term management incentive plan, the Performance Unit Plan, in June 1999. The Performance Unit Plan is designed to reward executive officers and selected key managers for achieving three-year performance goals identified each year in New Haven Savings Bank’s strategic plan. The Performance Unit Plan provides for cash payments, equal to a certain percentage of a participant’s base salary, with the amount of the payment tied to the achievement of two performance goals during three-year cycles. A new, three-year cycle begins each year. Payments, if any, are set at 50% of the target award for attaining the minimum or threshold level of performance, at 100% of the target award for attaining the target level of performance, and 200% of the target for attaining the superior level of performance. The Performance Unit Plan is administered by the Compensation Committee of the Board of Directors. Eligibility in the Performance Unit Plan is limited to the Chief Executive Officer, Executive Vice Presidents, Senior Vice Presidents and First Vice Presidents, but may be extended to include other officers. Participants are approved by the Compensation Committee at the beginning of each three-year cycle. All of the executive officers named in the summary compensation table participate in the Performance Unit Plan and, for Ms. Patterson, Ms. Brathwaite and Mr. Purcell, awards in 2003 were accelerated on negotiated terms.

In connection with the conversion, New Haven Savings Bank has determined that it is appropriate to terminate the existing Performance Unit Plan in anticipation of the introduction of the stock-based compensation programs, such as the stock option plan and the stock recognition and retention plan that will enable New Haven Savings Bank to provide Directors and officers with performance incentives directly linked to the performance of NewAlliance Bancshares’ common stock. The Performance Unit Plan will terminate on December 31, 2003. Payments will be made to participants who remain employed at New Haven Savings Bank, as provided under the program, in 2004, 2005 and 2006, the years in which the three-year performance cycle ends. Those payments will be pro-rated for the nine month 2003 fiscal year.

The following table sets forth certain information concerning awards granted under the Performance Unit Plan to the executive officers named in the summary compensation table in the fiscal year ending March 31, 2003:

Long-Term Incentive Plan—Awards in Last Fiscal Year

			Future Payouts under Non-Stock Price-Based Plans
(a)	(b)	(c)	(d)
Name	Number of Units (#)	Performance or Other Period Until Maturation or Payout(1)	Target(2)
Peyton R. Patterson	4,900	3/31/05	$449,167

Merrill B. Blanksteen	1,750	3/31/05	$160,417

Gail E. D. Brathwaite	1,575	3/31/05	$144,375

David Purcell	1,575	3/31/05	$144,375

Diane Wishnafski	1,400	3/31/05	$128,333

(1)	The Units were awarded for the three-year performance cycle for fiscal years 4/1/02 – 3/31/05. Subsequently, New Haven Savings Bank determined to change its fiscal year to December 31, effective December 31, 2003.
(2)	The Plan provides for payments based on performance at a threshold, target or maximum level. The Plan will be terminated effective December 31, 2003 with awards paid in January 2005 at an assumed “target” level, provided employment continues until that date. The amounts shown reflect a three month reduction for the nine month fiscal year ending December 31, 2003.

Executive Incentive Plan.    New Haven Savings Bank also maintains the Executive Incentive Plan, a short-term management incentive plan that is designed to reward executive management for contributing to the profitability of New Haven Savings Bank, with more senior officers entitled to a higher percentage award. The Executive Incentive Plan provides for cash payments, equal to a percentage of a participant’s base salary, tied to the achievement of specific individual, team, and/or corporate goals during a 12 month period. The Executive Incentive Plan is administered by the Compensation Committee of the New Haven Savings Bank Board of Directors. Awards range from 10% for a Vice President who achieves the lowest of three possible incentive award levels to 112.5% for the Chief Executive Officer upon achieving the highest of three possible incentive award levels. Award recipients may elect to defer payment of awards under New Haven Savings Bank’s Deferred Compensation Plan. In the event there is a change in control of New Haven Savings Bank and within the one-year period after such a change in control either New Haven Savings Bank terminates a participant’s employment without good cause or a participant voluntarily terminates his or her employment with New Haven Savings Bank with good reason, New Haven Savings Bank must pay the participant in full all the incentive awards earned during any plan year that ends before the date the participant’s employment is terminated. In addition, the participant will be paid any portion of an incentive award that is applicable to the part of a fiscal year that ends on the date of his or her termination of employment. In the event a participant is discharged from employment with New Haven Savings Bank for cause, competes with New Haven Savings Bank or interferes with its business relationships while employed at New Haven Savings Bank or following his or her termination, or discloses confidential information of New Haven Savings Bank, the Compensation Committee has discretion to discontinue the payment of any incentive awards.

Supplemental Executive Retirement Plans.    New Haven Savings Bank maintains the Supplemental Executive Retirement Plan (“SERP”), a non-tax-qualified, supplemental retirement plan that provides certain executives with pension benefits that cannot be provided directly through New Haven Savings Bank’s tax-qualified employee pension plan because of limitations in the Internal Revenue Code on benefits that are payable through a tax-qualified plan. The SERP pays to each participant an amount equal to the amount that would have been payable under the terms of the pension plan but for the limitations in the Internal Revenue Code, less the amount payable under the terms of the pension plan. The SERP also includes short-term incentive compensation in the definition of income. The benefits under the SERP are payable at the same times and in the same forms as the benefits payable under the pension plan. As of March 31, 2003, New Haven Savings Bank had accrued approximately $34,995; $7,172; $119,995; $8,016; and $99,873 on behalf of Ms. Patterson, Ms. Brathwaite, Mr. Blanksteen, Mr. Purcell and Ms. Wishnafski, respectively, in connection with its obligations to those officers under the SERP. New Haven Savings Bank intends to amend the SERP in connection with the conversion to freeze the future accrual of benefits under the SERP. In addition, New Haven Savings Bank expects to adopt a new pension plan supplemental executive retirement plan (“New SERP”) (although it may determine to instead amend the existing SERP) in which a smaller number of employees, including the Named Executive Officers, will be participants. Benefits under such amended SERP will be substantially similar to those currently provided such officers. However, in the event of a change of control, under the terms of the proposed new employment agreements, Mesdames Patterson and Brathwaite and Mr. Blanksteen will receive additional years of age credit for purposes of determining their benefits under the New SERP.

In connection with the conversion, NewAlliance Bancshares and New Haven Savings Bank intend to implement two additional supplemental executive retirement plans to provide for supplemental benefits to certain employees, including the Named Executive Officers, whose benefits under NewAlliance Bancshares’ employee stock ownership plan and New Haven Savings Bank’s 401(k) plan, which are described below, are reduced by limitations imposed by the Internal Revenue Code. The supplemental benefits will equal the amount of the additional benefits the participants would receive if there were no income limitations imposed by the Internal Revenue Code. From time to time, NewAlliance Bancshares’ and New Haven Savings Bank’s Boards of Directors will designate which employees may participate in these additional supplemental executive retirement plans. NewAlliance Bancshares and New Haven Savings Bank may establish a grantor trust in connection with the plans to satisfy their obligations under the plans. The assets of the grantor trust would be subject to the claims of NewAlliance Bancshares’ and New Haven Savings Bank’s general creditors in the event of their insolvency. The grantor trust would be permitted to invest in a wide-variety of investments, including NewAlliance Bancshares common stock.

Deferred Compensation Plan.    New Haven Savings Bank maintains the Deferred Compensation Plan, a non-qualified plan that provides for the deferral of up to 30% of an eligible employee’s base salary and up to 100% of his or her incentive awards under the Executive Incentive Plan in any calendar year. Amounts deferred are credited to an account established for the benefit of each participant, and earn interest at New Haven Savings Bank’s 30 month rate for certificates of deposit. Following a participant’s termination of service with New Haven Savings Bank, he or she may receive the deferred payments in a lump sum or in equal annual installments for a period no longer than 10 years, at the election of New Haven Savings Bank’s Chief Executive Officer, except that in the event of death, New Haven Savings Bank will make a lump sum payment. In the event a participant is discharged from employment with New Haven Savings Bank for cause, competes with New Haven Savings Bank or interferes with its business relationships while employed at the Bank or following his or her termination, or discloses confidential information of New Haven Savings Bank, the Compensation Committee has discretion to cause the forfeiture of any of the participant’s deferred incentive awards from the Executive Incentive Plan, including interest.

Pension Plan.    New Haven Savings Bank maintains a non-contributory defined benefit plan intended to satisfy the tax-qualification requirements of Section 401(a) of the Internal Revenue Code. Generally, employees of New Haven Savings Bank become eligible to participate in the Pension Plan once they reach age 21 and complete 1,000 hours of service in a consecutive 12-month period. Participants become fully vested in their benefits under the Pension Plan upon the completion of five years of vesting service. Participants are credited with a year of vesting service for each plan year in which they complete at least 1,000 hours of service.

In general, a participant’s normal retirement benefit under the Pension Plan is the product of (1) the participant’s years of benefit service up to 30, multiplied by the sum of (a) 1% of the participant’s average final compensation (defined as the average annual compensation for the three consecutive year period that produces the highest average), and (b) 1% of the amount by which the participant’s average final compensation exceeds “covered compensation” (determined in accordance with tables issued by the Social Security Administration). However, because the benefit formula under the Pension Plan has been amended over the years, the formula used to determine a participant’s benefit may vary depending upon when years of benefit service were credited.

In general, the Pension Plan provides for a normal retirement monthly benefit that, unless otherwise deferred, is payable beginning on the first day of the month following the later of the participant’s 65th birthday and the fifth anniversary of his or her participation in the Pension Plan. A participant may also receive a benefit under the Pension Plan on his or her early retirement date, which is the first day of the month following the later of the date he or she attains age 55 and completes 10 years of benefit service. Benefits received prior to a participant’s normal retirement date are reduced by certain factors set forth in the Pension Plan. In addition, a participant may also receive a disability benefit under the Pension Plan in the event of certain circumstances set forth in the Pension Plan. Participants credited with five years of vesting service who terminate employment with New Haven Savings Bank may also receive benefits under the Pension Plan.

The following table sets forth the estimated annual benefits payable upon a participant’s normal retirement at age 65 for the period ended December 31, 2002, assuming various levels of compensation and various specified years of benefit service1:

Average Final Compensation	15	20	25	30
$50,000	$9,150	$12,200	$15,250	$18,300
$75,000	$16,650	$22,200	$27,750	$33,300
$100,000	$24,150	$32,200	$40,250	$48,300
$150,000	$39,150	$52,200	$65,250	$78,300
$200,000	$54,150	$72,200	$90,250	$108,300

[1]	Under the Internal Revenue Code, maximum annual benefits under the Pension Plan are limited to $160,000 per year and annual compensation for calculation purposes is limited to $200,000 per year for the 2002 calendar year. Estimated benefits below are not subject to offset. Benefits in excess of the limitation are provided through New Haven Savings Bank's Supplemental Executive Retirement Plan, discussed above.

At December 31, 2002, the Pension Plan’s obligations exceeded assets by approximately $3.0 million. The approximate years of benefit service credited under the Pension Plan as of December 31, 2002 for the Named Executive Officers are as follows:

Name	Years of Service
Peyton R. Patterson	0
Merrill B. Blanksteen	10
Gail E.D. Brathwaite	0
David Purcell	0
Diane Wishnafski	18

401(k) Plan.    New Haven Savings Bank maintains the Profit Sharing Plan with Cash or Deferred Arrangement, referred to as the 401(k) plan, a tax-qualified plan under Section 401(a) of the Internal Revenue Code with a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code. In general, all salaried and hourly employees who are at least age 20 1/2, become eligible to make salary reduction contributions in the 401(k) plan on the first day of the month following the completion of 90 consecutive days beginning on the date the employee first completes an hour of service. Eligible employees become eligible to receive matching contributions from New Haven Savings Bank under the 401(k) plan upon the completion of one year of eligibility service. In addition, eligible employees become eligible to share in discretionary profit sharing contributions immediately upon completing two years of eligibility service. For purposes of the 401(k) plan, an employee earns one year of eligibility service when he or she completes 1,000 or more hours of service within the plan year. An employee’s first service period is the one-year period beginning on the employee’s date of hire.

Under the 401(k) plan, participants may elect to have New Haven Savings Bank contribute up to 100% of their compensation to the 401(k) plan, subject to certain limitations imposed by the Internal Revenue Code. New Haven Savings Bank currently makes matching contributions to the 401(k) plan equal to $.50 for each $1.00 of compensation (other than catch-up contributions) deferred by a participant up to 3% of an employee’s compensation, for a total matching contribution of up to 1.5% of a participant’s compensation. Compensation for purposes of the 401(k) plan generally consists of total taxable income of a participant as reported on Form W-2, including salary reductions, if any, made pursuant to the 401(k) plan and certain other fringe benefit plans. The level of matching contributions under the 401(k) plan may change from time to time.

Currently, participants in the 401(k) plan may direct the investment of their accounts in several types of investment funds. In connection with the conversion, New Haven Savings Bank has amended the 401(k) plan to permit plan participants to invest their account balances in NewAlliance Bancshares common stock through an employer stock fund. However, no individual participant may purchase more than $500,000 in aggregate value of the common stock in the conversion (subject to the overall purchase limitations) using his or her 401(k) account. A participant’s ability to direct all or some of his vested account to purchase common stock in the offerings will be dependent upon such individual being an eligible account holder or supplemental eligible account holder. A participant may direct voting of shares of common stock held in his or her 401(k) plan account.

Participants are always 100% vested in their elective deferrals, related earnings and their profit sharing benefits under the 401(k) plan. Participants become fully vested in matching contributions and related earnings upon the completion of five years of vesting service. Participants also become 100% vested in matching contributions and related earnings upon the earlier of attainment of normal retirement age (age 65), death, disability, or the satisfaction of the requirements for early retirement (separation from service on or after the attainment of age 55 and completion of 10 years of vesting service).

Participants may receive distributions from the 401(k) plan in the form of a single lump sum payment or monthly, quarterly, semi-annual or annual installments.

New Employment Agreements.    New Haven Savings Bank and NewAlliance Bancshares each intend to enter into new employment agreements with Peyton R. Patterson, Merrill B. Blanksteen, Gail E. D. Brathwaite, Donald Chaffee, J. Edward Diamond, David H. Purcell and Diane Wishnafski in connection with the conversion and the acquisitions. The employment agreements are intended to ensure that New Haven Savings Bank and NewAlliance Bancshares will be able to maintain a stable and competent management base after the conversion and the acquisitions. The continued success of New Haven Savings Bank and NewAlliance Bancshares depends to a significant degree on the skills and competence of their respective officers. New Haven Savings Bank currently has employment agreements with all of the foregoing and provide for an amendment to the agreement or a change of control payment in the event New Haven Savings Bank converts to capital stock form. The current agreements will be terminated and new employment agreements will be entered into in lieu of amending the existing agreements.

The employment agreements will provide for initial terms of two or three years (Ms. Patterson, Ms. Brathwaite and Mr. Blanksteen will have agreements with three year terms). The term of the employment agreements will be extended on an annual basis unless written notice of non-renewal is given by the Board of Directors of NewAlliance Bancshares or New Haven Savings Bank. The employment agreements provide that each executive’s base salary will be reviewed annually. In addition to the base salary, the employment agreements provide for participation in New Haven Savings Bank’s cash incentive plans, stock benefits plans and other fringe benefits applicable to executive personnel. The employment agreements also provide that New Haven Savings Bank and NewAlliance Bancshares will indemnify the executive to the fullest extent legally allowable. The employment agreements provide that if the executive is terminated other than for cause, death or disability or if the executive terminates his or her employment for “good reason” as defined in the agreements, he or she will receive on an installment basis an amount equal to the sum of the executive’s base salary at the date of termination and the greater of the average of the cash incentive compensation earned by the executive during the three calendar years immediately preceding the year in which the termination occurs or the executive’s target bonus under the Executive Incentive Plan for the year in which the termination occurs multiplied by, with respect to Ms. Patterson, 3, with respect to Ms. Brathwaite and Mr. Blanksteen, a fraction equal to the remaining term of the agreement divided by 365, and with respect to the other four executive officers, a fraction equal to either the remaining term of the agreement or 20 months, whichever is greater, divided by 365. In addition, the executive will receive the contributions that would have been made on the executive’s behalf to any employee benefit plan of New Haven Savings Bank or New Alliance Bancshares during the same periods over which the severance benefits are being paid as described in the immediately preceding sentence (three years for Ms. Patterson, the remaining term of the agreement for Ms. Brathwaite and Mr. Blanksteen and either the remaining term of the agreement or 20 months, whichever is greater, for the other four executive officers). In addition, the executive will receive a pro rata portion of his or her target bonus under the Executive Incentive Plan for the part of the calendar year that ends on the date of his or her termination. Also, for the first year following the date on which his or her employment terminates, the executive will be reimbursed for reasonable expenses incurred by him or her in searching for new employment not to exceed $75,000 (with respect to Mesdames Patterson and Brathwaite and Mr. Blanksteen and $25,000 for the other officers). In addition, if Mesdames Patterson or Brathwaite or Mr. Blanksteen surrenders his or her then outstanding options and shares of unvested restricted stock within 30 days of the termination of his or her employment, they will receive a lump sum payment equal to the value of the excess of the fair market value of the NewAlliance Bancshares common stock covered by options granted to him or her over the exercise price of his or her outstanding options and the fair market value of his or her shares of restricted stock. New Haven Savings Bank and NewAlliance Bancshares would also continue and/or pay for the executive’s life, health, dental and disability coverage for the remaining term of the employment agreement. Upon termination of the executive for reasons other than a change in control, the executive must adhere to a non-competition restriction for the lesser of two years or the remaining term of the agreement. Each employment agreement also provides that for two years after the executive’s termination for any reason, the executive agrees not to solicit New Haven Savings Bank’s customers or to solicit its employees to accept other employment. In addition, any compensation that the executive earns subsequent to the first year after termination through the end of the period for which severance benefits are to be provided will offset dollar for dollar the severance benefit obligations of NewAlliance Bancshares and New Haven Savings Bank.

Under the new employment agreements, if voluntary or involuntary termination follows a change in control of New Haven Savings Bank or NewAlliance Bancshares, the executive or, if the executive dies, his/her beneficiary, would be entitled to a severance payment calculated in substantially the same manner as described above except that the payments will be in a lump sum, will amount to three times the sum of the base salary and highest level of cash incentive compensation earned in any one of the three calendar years immediately preceding the year in which the date of termination occurs and will include the value of the contributions that would have been made on the executive’s behalf to any employee benefit plans of New Have Savings Bank or NewAlliance Bancshares for a three year period after termination. The executive would also receive the pro rata portion of any cash incentive award as described above. In addition, Mesdames Patterson and Brathwaite and Mr. Blanksteen would receive the value of their stock benefits as described above and would also receive additional age credit under the terms of the New Haven Savings Bank pension plan supplemental executive retirement plan in which they are participants. New Haven Savings Bank and NewAlliance Bancshares would also continue to pay for the executive’s life, health, dental and disability coverage for three years. The executive would also be entitled to receive an additional tax indemnification payment if payments under the employment agreements or any other payments triggered liability under Section 280G of the Internal Revenue Code as an excise tax constituting “excess parachute payments.” Under applicable law, the excise tax is triggered by change in control-related payments that equal or exceed three times the executive’s average annual compensation over the five calendar years preceding the change in control. The excise tax equals 20% of the amount of the payment in excess of one times the executive’s average compensation over the preceding five calendar year period. With respect to the other four executives, in the event payments and benefits under the employment agreements, together with other payments and benefits the executives may receive, would constitute an excess parachute payment under Section 280G of the Internal Revenue Code, such payments would be reduced to an amount necessary to avoid such payments constituting parachute payments unless the amount they would receive without regard to the Section 280G limit, after taking into account the imposition of excise and income taxes, would be greater than the after tax amount of the amount of benefits permitted by Section 280G. If the executive is terminated in connection with a change in control, neither the non competition provision nor the mitigation provision described above will apply.

In the event of a change in control, as defined in the employment agreements, of NewAlliance Bancshares, the total payment that would be due under the seven employment agreements described above, based solely on the current annual compensation to be paid to such officers, and assuming the change in control occurs at the end of 2003, the remaining term of the agreements at the time of the change in control is three years or two years, as the case may be, and the cash incentive compensation earned in 2003 is the same as earned in 2002 and excluding any tax indemnification payments or benefits under any employee benefit plan which may be payable, would be approximately $             million. Such payments may tend to discourage takeover attempts by increasing the costs to be incurred in the event of a takeover.

Change in Control Agreements.    Upon the completion of the conversion, NewAlliance Bancshares and New Haven Savings Bank intend to enter into two-year change in control agreements with Koon-Ping Chan and Paul A. McCraven, Senior Vice Presidents, neither of whom will be covered by an employment agreement. The terms of the change in control agreements will be renewed on an annual basis unless written notice of non-renewal is given by either NewAlliance Bancshares’ or New Haven Savings Bank’s Board of Directors. The change in control agreements will provide that in the event of a change in control of NewAlliance Bancorp, as defined, the officer, upon his voluntary (for good reason as defined in the agreement) or involuntary termination, would be entitled to receive a severance payment equal to two times the sum of the officer’s base salary in effect as of the date of termination and the highest level of the cash incentive compensation earned by him during any one of the three calendar years immediately preceding the calendar year in which the termination occurs. In addition, the officer will receive a pro rata portion of the officer’s target bonus under the Executive Incentive Plan that is applicable to the part of the calendar year that ends on the date of his termination of employment. New Haven Savings Bank will also maintain and provide, at no greater cost to the officer than he is currently paying, for his continued participation in all group insurance, life insurance, health and accident insurance, disability insurance and other similar employee benefit plans and arrangements for the period ending the earlier of the expiration of the remaining term of the change in control agreement or the date of the officer’s full-time employment with another employer pursuant to which he receives substantially similar benefits. In the event such continued participation is not possible, New Haven Savings Bank will pay the officer the value of such benefits. In addition, the officer must adhere to a one year non-solicitation provision.

In the event payments and benefits under the change in control agreements, together with other payments and benefits the officers may receive, would constitute an excess parachute payment under Section 280G of the Internal Revenue Code, such payments would be reduced to an amount necessary to avoid such payments constituting parachute payment. In the event of a change in control of NewAlliance Bancshares or New Haven Savings Bank, as defined, the total payments that would be due under the change in control agreements, based solely on the current annual compensation paid to the officers covered by such agreements and the highest level of cash incentive compensation earned during any one of the last three

calendar years, and excluding any benefits under any employee benefit plan which may be payable, would be approximately $            , subject to reduction to the extent necessary to avoid such payments being deemed parachute payments.

Employee Severance Plan.    Upon consummation of the conversion, New Haven Savings Bank intends to establish the New Haven Savings Bank Employee Severance Plan, referred to as the severance plan, which will provide eligible employees with severance pay benefits in the event of a change in control, as defined, of New Haven Savings Bank or NewAlliance Bancshares. Generally, all salaried employees other than management personnel with employment agreements or change in control agreements will be eligible to participate in the severance plan. The severance plan vests in each participant a contractual right to the benefits such participant is entitled to thereunder. Under the severance plan, in the event of a change in control, as defined, eligible employees who are terminated from or, in certain cases, terminate their employment (for reasons specified under the severance plan), will be entitled to receive a severance payment, the amount of such payment depending on the participant’s title as of the date of termination and the number of full years of service with New Haven Savings Bank. The participant will be entitled to a cash severance payment equal to between 1/26th and 1/13th of the participant’s annual compensation, depending on the participant’s title, for each full year of service with New Haven Savings Bank up to a maximum of 150% of annual compensation for Vice Presidents and above, 100% for other officers and 50% for employees who are not officers. The minimum payment for participants who are Vice Presidents or higher is 50% of their annual compensation (whether or not they have been employed for a full year). The definition of annual compensation is the aggregate base salary and cash incentive compensation earned by or paid to the employee during the calendar year immediately preceding the calendar year in which the date of termination occurs. In addition, New Haven Savings Bank will also maintain and provide officers participating in the severance plan, at no greater cost to the officer than he or she is currently paying, for his or her continued participation in all group insurance, life insurance, health and accident insurance, disability insurance and other similar employee benefit plans and arrangements for the period ending the earlier of the expiration of the severance period (which is either 18 or 12 months depending on the officer’s title) or the date of the officer’s full-time employment with another employer pursuant to which he or she receives substantially similar benefits. In the event such continued participation is not possible, New Haven Savings Bank will pay the officer the value of such benefit.

Future Employee Benefit Plans

Employee Stock Ownership Plan.    New Haven Saving Bank has established an employee stock ownership plan for its and New Haven Savings Bank’s employees in connection with the conversion. Employees, other than those paid solely on a retainer or fee basis, who have been credited with at least 1,000 hours of service during a 12-month period and who have attained age 20½ are eligible to participate in New Haven Savings Bank’s employee stock ownership plan.

As part of the conversion, the employee stock ownership plan intends to purchase up to 5% the common stock issued in the offering, including the shares to be contributed to the NewAlliance Foundation (3,887,500 shares or 4,448,125 shares based on the maximum and 15% above the maximum of the offering range, respectively) as well as to purchase additional common stock sold in the offering, including the shares to be contributed to the NewAlliance Foundation, up to an aggregate of 7% in the plan, in the open market after completion of the conversion. NewAlliance Bancshares anticipates that the employee stock ownership plan will borrow from NewAlliance Bancshares to fund these purchases. In the event that shares sold in the offering do not equal at least the midpoint of the offering range, 65,000,000 shares, NewAlliance Bancshares anticipates that the New Haven Savings Bank employee stock ownership plan will borrow the funds needed from a third party lender. It is anticipated that such loan will equal 100% of the aggregate purchase price of the common stock acquired by the New Haven Savings Bank employee stock ownership plan. The loan from NewAlliance Bancshares to the employee stock ownership plan will be repaid principally from New Haven Savings Bank’s contributions to the employee stock ownership plan over a period of 30 years and the collateral for the loan will be the common stock purchased by the employee stock ownership plan. The interest rate for the employee stock ownership plan loan from NewAlliance Bancshares will be fixed and is expected to be at New Haven Savings Bank’s prime rate at the date the loan is entered into with the employee stock ownership plan. New Haven Savings Bank also intends to use matching contributions made with respect to the employee stock ownership plan participants’ 401(k) plan contribution to satisfy the loan obligation. NewAlliance Bancshares may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual shareholders, upon the original issuance of additional shares by NewAlliance Bancshares or upon the sale of treasury shares by NewAlliance Bancshares. Such purchases, if made, would be funded through additional borrowings by the employee stock ownership plan or additional contributions from NewAlliance Bancshares or from New Haven Savings Bank. The timing, amount and manner of future contributions to the employee stock ownership plan will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

Shares purchased by the New Haven Savings Bank employee stock ownership plan with the loan proceeds from NewAlliance Bancshares will be held in a suspense account and released for allocation to participants on a pro rata basis as debt service payments are made. Shares released from the employee stock ownership plan will be allocated to each eligible participant’s employee stock ownership plan account based on the ratio of each such participant’s base compensation to the total base compensation of all eligible employee stock ownership plan participants. Forfeitures may be used for several purposes such as the payment of expenses or be reallocated among remaining participating employees. Upon the completion of seven years of service, the account balances of participants within the employee stock ownership plan will become 100% vested. Credit is given for years of service with New Haven Savings Bank prior to adoption of the employee stock ownership plan. In the event of a “change of control”, as defined in the employee stock ownership plan, however, participants will become immediately fully vested in their account balances. Participants will also become fully vested in their account balances upon death, disability or retirement. Benefits may be payable upon retirement or separation from service.

It is currently expected that an independent corporate trustee will be appointed by NewAlliance Bancshares to serve as the trustee of the NewAlliance Bancshares employee stock ownership plan. The trustee must generally vote all allocated shares held in the employee stock ownership plan in accordance with the instructions from the participating employees, and unallocated shares will generally be voted in the same manner as the majority of the allocated shares for which instructions are given are voted, in each case subject to the requirements of applicable law and the fiduciary duties of the trustee.

Generally accepted accounting principles require that any third party borrowing by the New Haven Savings Bank employee stock ownership plan be reflected as a liability on NewAlliance Bancshares’ statement of financial condition. Since the employee stock ownership plan expects to borrow the necessary funds from NewAlliance Bancshares, the loan will not be treated as a liability but instead will be excluded from shareholders’ equity. If the employee stock ownership plan purchases newly issued shares from NewAlliance Bancshares, total shareholders’ equity would neither increase nor decrease, but per share shareholders’ equity and per share net earnings would decrease as the newly issued shares are allocated to the employee stock ownership plan participants.

New Haven Savings Bank’s employee stock ownership plan will be subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and the applicable regulations of the Internal Revenue Service and the Department of Labor.

Stock Option Plan.    Following completion of the conversion and the acquisitions, NewAlliance Bancshares intends to adopt a stock option plan, which will be designed to attract and retain qualified personnel in key positions, provide Directors, officers and key employees with a proprietary interest in NewAlliance Bancshares as an incentive to contribute to its success and reward key employees for outstanding performance. The stock option plan will provide for the grant of both non-qualified stock options (“NQSO’s”) and incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code. Options may be granted to NewAlliance Bancshares’ Directors and key employees as well as those of New Haven Savings Bank. The stock option plan will be administered and interpreted by the Compensation Committee of NewAlliance Bancshares’ Board of Directors. Unless terminated earlier, the stock option plan shall continue in effect for a period of 10 years from the date the stock option plan is adopted by the Board of Directors.

Under the stock option plan, the Compensation Committee will determine which Directors, officers and key employees will be granted options, whether options will be incentive or compensatory options, the number of shares subject to each option, the exercise price of each option, whether options may be exercised by delivering other shares of common stock and when such options become exercisable. The per share exercise price of an incentive stock option must at least equal the fair market value of a share of common stock on the date the option is granted (110% of fair market value in the case of incentive stock options granted to employees who are 10% shareholders).

At a meeting of NewAlliance Bancshares’ shareholders, to be held no less than 6 months after the conversion and the acquisitions, NewAlliance Bancshares intends to present the stock option plan to shareholders for their approval and to reserve an amount equal to 10% of the shares of common stock issued in the conversion, including shares contributed to the NewAlliance Foundation (77,750,000 shares or 88,962,500 shares, based on the maximum and 15% above the maximum of the offering range, respectively), for issuance under the stock option plan. FDIC policies provide that, in the event such plan is implemented within one year after the conversion, no individual officer or employee may receive more than 25% of the options granted under the stock option plan and non-employee Directors may not receive more than 5% individually, or 30% in the aggregate of the options granted under the stock option plan. FDIC policies also provide that the exercise price of any options granted under the plan must be at least equal to the fair market value of the common stock as of the date of grant.

Further, options under the plan granted within the first year after completion of the conversion and the acquisitions generally are required to vest at a rate no faster than 20% per year. If an option holder’s employment or service is terminated as a result of death or disability, the remaining options will become immediately vested. In addition, in the event that a “change of control” in NewAlliance Bancshares or New Haven Savings Bank occurs, all unvested options will become immediately vested. Each stock option or portion thereof will be exercisable at any time on or after it vests and will be exercisable until 10 years after its date of grant or for periods of up to three years following the death, disability or other termination of the optionee’s employment or service as a director. However, failure to exercise incentive stock options within 3 months after the date on which the optionee’s employment terminates may result in the loss of incentive stock option treatment for federal income tax purposes.

At the time an option is granted pursuant to the stock option plan, the recipient will not be required to make any payment in consideration for such grant. With respect to incentive or compensatory stock options, the optionee will be required to pay the applicable exercise price at the time of exercise in order to receive the underlying shares of common stock. The shares reserved for issuance under the stock option plan may be authorized but previously unissued shares, treasury shares, or shares purchased by NewAlliance Bancshares on the open market or from private sources. In the event of a stock split, reverse stock split or stock dividend, the number of shares of common stock under the stock option plan, the number of shares to which any option relates and the exercise price per share under any option shall be adjusted to reflect such increase or decrease in the total number of shares of common stock outstanding. If NewAlliance Bancshares declares a special cash dividend or return of capital after it implements the stock option plan in an amount per share that exceeds 10% of the fair market value of a share of common stock as of the date of declaration, the per share exercise price of all previously granted options that remain unexercised as of the date of such declaration shall, subject to certain limitations, be proportionately adjusted to give effect to the special cash dividend or return of capital as of the date of payment of such special cash dividend or return of capital.

Under current provisions of the Internal Revenue Code, the federal income tax treatment of incentive stock options and NQSO’s is different. A holder of incentive stock options who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a federal income tax deduction generally will not be available to NewAlliance Bancshares at any time as a result of such grant or exercise. With respect to NQSO’s, the difference between the fair market value on the date of exercise and the option exercise price generally will be treated as compensation income upon exercise, and NewAlliance Bancshares will be entitled to a deduction in the amount of income recognized by the optionee.

Recognition and Retention Plan.    After completion of the conversion and the acquisitions, NewAlliance Bancshares and New Haven Savings Bank also intend to adopt a recognition and retention plan for their directors, officers and employees. The objective of the recognition and retention plan will be to provide directors, officers and employees with a proprietary interest in NewAlliance Bancshares as an incentive to contribute to its success. NewAlliance Bancshares intends to present the recognition and retention plan to its shareholders for their approval at a meeting of shareholders held no earlier than six months after completion of the conversion and the acquisitions. Currently, FDIC policies provide that, in the event such plan is implemented within one year after the conversion, shares granted under the plan within such first year generally are required to vest at a rate no faster than 20% per year. The recognition and retention plan will also be subject to the same individual and group limitations on the level of awards as the stock option plan.

The recognition and retention plan will be administered by the Compensation Committee of NewAlliance Bancshares’ Board of Directors, which will have the responsibility to invest all funds contributed to the trust created for the recognition and retention plan. NewAlliance Bancshares will contribute sufficient funds to the trust so that it can purchase, following the receipt of shareholder approval, a number of shares equal to an aggregate of 4% of the common stock issued in the conversion, including shares contributed to NewAlliance Foundation (3,110,000 shares or 3,558,500, shares based on the maximum and 15% above the maximum of the offering range, respectively) if New Haven Savings Bank has tangible capital in excess of 10% upon completion of the conversion and the acquisitions. In the event it does not, NewAlliance Bancshares will instead contribute a number of shares equal to 3% of the common stock sold in the conversion, including shares contributed to the NewAlliance Foundation. Shares of common stock granted pursuant to the recognition and retention plan generally will be in the form of restricted stock vesting as described above. For accounting purposes, in most cases compensation expense in the amount of the fair market value of the common stock at the date of the grant to the recipient will be recognized pro rata over the period during which the shares are payable. A recipient will be entitled to all voting and other shareholder rights, except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in the trust. Under the terms of the recognition and retention plan, recipients of awards will be entitled to instruct the trustees of the recognition and retention plan as to how the underlying shares should be voted, and the trustees will be entitled to vote all unallocated shares in their discretion. If a recipient’s employment is terminated as a result of death or disability, all restrictions will expire and all allocated shares will become unrestricted. In addition, in the event of a “change in control” of NewAlliance Bancshares or New Haven Savings Bank, all unearned shares will be deemed fully earned. NewAlliance Bancshares will be able to terminate the recognition and retention plan at any time, and if it does so, any shares not allocated will revert to NewAlliance Bancshares. Recipients of grants under the recognition and retention plan will not be required to make any payment at the time of grant or when the underlying shares of common stock become vested, other than payment of withholding taxes.

Transactions With Directors And Executive Officers

Federal law and regulation generally require that all loans or extensions of credit to Directors and executive officers must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. However, regulations also permit Directors and executive officers to receive the same terms through benefit or compensation plans that are widely available to other employees, as long as the Director or executive officer is not given preferential treatment compared to the other participating employees. Pursuant to such a program, loans have been extended to Directors and executive officers of New Haven Savings Bank, which loans are on substantially the same terms as those prevailing at the time for comparable transactions with the general public. These loans do not involve more than the normal risk of repayment or present other unfavorable features.

Compensation Committee Interlocks And Insider Participation

The members of the Compensation Committee during the fiscal year ending March 31, 2003 were John F. Croweak, Julia M. McNamara and Joseph A. Zaccagnino, with Mr. Zaccagnino as Chairman. Mr. Grossi has since joined the Committee and is serving as its Chairman.

No person who served as a member of the Compensation Committee during the fiscal year ending March 31, 2003 was a current or former officer or employee of New Haven Savings Bank or NewAlliance Bancshares or engaged in certain transactions with New Haven Savings Bank or NewAlliance Bancshares that are required to be disclosed by SEC regulations. Additionally, there were no compensation committee “interlocks” during the fiscal year ending March 31, 2003, which generally means that no executive officer of New Haven Savings Bank served as a director or member of the compensation committee of another entity, one of whose executive officers served as a Director or member of the Compensation Committee.

FEDERAL AND STATE TAXATION OF NEWALLIANCE BANCSHARES AND SUBSIDIARY

Federal Taxation

General.    NewAlliance Bancshares and New Haven Savings Bank will be subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to New Haven Savings Bank.

Method of Accounting.    For federal income tax purposes, New Haven Savings Bank currently reports its income and expenses on the accrual method of accounting and uses a fiscal year ending March 31 for filing its consolidated federal income tax returns. Effective December 31, 2003, it will change its fiscal year to December 31.

Bad Debt Reserves.    Prior to the Small Business Protection Act of 1996, New Haven Savings Bank was permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in connection with the calculation of New Haven Savings Bank’s taxable income. Beginning with its 1997 federal tax return, New Haven Savings Bank was required to use the specific charge-off method in computing its bad debt deduction. In addition, the federal legislation requires the recapture (over a six year period) of the excess of tax bad debt reserves accumulated after March 31, 1988.

Taxable Distributions and Recapture.    Prior to the Small Business Protection Act of 1996, bad debt reserves created prior to April 1, 1988 were subject to recapture into taxable income should New Haven Savings Bank fail to meet certain thrift asset and definitional tests. New federal legislation eliminated these thrift related recapture rules. However, under current law, pre-1988 reserves remain subject to recapture should New Haven Savings Bank make certain non-dividend distributions or cease to maintain a bank charter. At March 31, 1997, New Haven Savings Bank’s total federal pre-1988 reserve was $30.2 million. This reserve reflects the cumulative effects of federal tax deductions by New Haven Savings Bank for which no federal income tax provision has been made.

Minimum Tax.    The Code imposes an alternative minimum tax (AMT) at a rate of 20% on a base of regular taxable income plus certain tax preferences, the alternative minimum taxable income or (AMTI). The AMT is payable to the extent such AMTI is in excess of an exemption amount. Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. New Haven Savings Bank has not been subject to the alternative minimum tax and has no such amounts available as credits for carryover.

Net Operating Loss Carryovers.    A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. This provision applies to losses incurred in taxable years beginning after 1996. At March 31, 2003, New Haven Savings Bank had no net operating loss carryforwards for federal income tax purposes.

Corporate Dividends-Received Deduction.    NewAlliance Bancshares may exclude from its income 100% of dividends received from New Haven Savings Bank since they are both members of the same affiliated group of corporations.

State Taxation

NewAlliance Bancshares and New Haven Savings Bank are subject to the Connecticut corporation business tax. NewAlliance Bancshares and New Haven Savings Bank will be eligible to file a combined Connecticut corporation business tax return and will pay regular corporation business tax.

The Connecticut corporation business tax is based on the federal taxable income before net operating loss and special deductions and of NewAlliance Bancshares and New Haven Savings Bank and makes certain modifications to federal taxable income to arrive at Connecticut taxable income. Connecticut taxable income is multiplied by the state tax rate of 7.5% for 2003 and thereafter to arrive at Connecticut income tax.

In May 1998, the State of Connecticut enacted legislation permitting the formation of passive investment company subsidiaries by financial institutions. This legislation exempts qualifying passive investment companies from the Connecticut corporation business tax and excludes from the taxable income of the parent financial institution dividends paid from a passive investment company. New Haven Savings Bank’s formation of a passive investment company in December 1998 substantially eliminated the state income tax expense of New Haven Savings Bank and its subsidiaries. See “—Subsidiary Activities.” Connecticut’s legislature has experienced significant and prolonged debate over budget issues in recent years and the continued availability of this tax benefit in the future is uncertain.

REGULATION AND SUPERVISION

General

New Haven Savings Bank is a Connecticut-chartered mutual savings bank. Following the conversion, New Haven Savings Bank will be a capital stock savings bank and a wholly-owned subsidiary of NewAlliance Bancshares. Both Savings Bank of Manchester and Tolland Bank are Connecticut-chartered capital stock savings banks, and wholly-owned subsidiaries of their holding companies, Connecticut Bancshares and Alliance, respectively. New Haven Savings Bank’s deposits are insured up to applicable limits by the FDIC through the Bank Insurance Fund. New Haven Savings Bank is subject to extensive regulation by the Connecticut Department of Banking, as its chartering agency, and by the Federal Deposit Insurance Corporation, as its deposit insurer. New Haven Savings Bank is required to file reports with, and is periodically examined by, the FDIC and the Connecticut Banking Department concerning its activities and financial condition. It must obtain regulatory approvals prior to entering into certain transactions, such as mergers. NewAlliance Bancshares, as a bank holding company, will be subject to regulation by and is required to file reports with the Federal Reserve Bank of Boston. Any change in such regulations, whether by the Banking Department, the FDIC or the FRB, could have a material adverse impact on New Haven Savings Bank or NewAlliance Bancshares. Certain of the regulatory requirements applicable to New Haven Savings and NewAlliance Bancshares as well as to Savings Bank of Manchester, Connecticut Bancshares, Tolland Bank and Alliance are referred to below or elsewhere herein.

Connecticut Banking Laws And Supervision

Connecticut Banking Commissioner. The Commissioner regulates internal organization as well as the deposit, lending and investment activities of state-chartered banks, including New Haven Savings Bank, Savings Bank of Manchester and Tolland Bank. The approval of the Commissioner is required for, among other things, the establishment of branch offices and business combination transactions. The Commissioner conducts periodic examinations of Connecticut-chartered banks. The FDIC also regulates many of the areas regulated by the Commissioner, and federal law may limit some of the authority provided to Connecticut-chartered banks by Connecticut law.

Lending Activities.    Connecticut banking laws grant banks broad lending authority. With certain limited exceptions, however, total secured and unsecured loans made to any one obligor under this statutory authority may not exceed 10% and 15%, respectively, of a bank’s equity capital and reserves for loan and lease losses.

Dividends.    A savings bank may pay cash dividends out of its net profits. For purposes of this restriction, “net profits” represents the remainder of all earnings from current operations. Further, the total amount of all dividends declared by a savings bank in any year may not exceed the sum of a bank’s net profits for the year in question combined with its retained net profits from the preceding two years. Federal law also prevents an institution from paying dividends or making other capital distributions that, if by doing so, would cause it to become “undercapitalized.” The FDIC may limit a savings bank’s ability to pay dividends. No dividends may be paid to a Connecticut bank’s shareholders if such dividends would reduce shareholders’ equity below the amount of the liquidation account required by the Connecticut conversion regulations.

Branching Activities.    Any Connecticut-chartered bank meeting certain statutory requirements may, with the Commissioner’s approval, establish and operate branches in any town or towns within the state and establish mobile branches.

Investment Activities.    Connecticut law requires the board of directors of each Connecticut bank to adopt annually an investment policy to govern investments of the type New Haven Savings Bank, Savings Bank of Manchester and Tolland Bank make, and to periodically review a bank’s adherence to its investment policy. The investment policy must establish standards for the making of prudent investments and procedures for divesting investments no longer deemed consistent with a bank’s investment policy. In recent years, Connecticut law has expanded bank investment activities.

Connecticut banks may invest in debt securities and debt mutual funds without regard to any other liability to the Connecticut bank of the maker or issuer of the debt securities and debt mutual funds, if: (a) the debt securities and debt mutual funds are rated in the three highest rating categories or otherwise deemed to be a prudent investment; (b) and so long as the total amount of debt securities and debt mutual funds of any one issuer will not exceed 25% of the Bank’s total equity capital and reserves for loan and lease losses; and (c) the total amount of all its investments in debt securities and debt mutual funds will not exceed 25% of its assets. In addition, a Connecticut bank may invest in certain government and agency obligations according to the same standards as debt securities and debt mutual funds except without any percentage limitation.

Similarly, Connecticut banks may invest in equity securities and equity mutual funds without regard to any other liability to the Connecticut bank of the issuer of equity securities and equity mutual funds, so long as the total amount of equity securities and equity mutual funds of any one issuer does not exceed 25% of the Bank’s total equity capital and reserves for loan and lease losses, and the total amount of the Bank’s investment in all equity securities and equity mutual funds does not exceed 25% of its assets.

Powers.    In recent years, Connecticut law has expanded banks’ powers. Connecticut law permits Connecticut banks to sell insurance and fixed- and variable-rate annuities if licensed to do so by the Connecticut Insurance Commissioner. Connecticut law authorizes a new form of Connecticut bank known as an uninsured bank. An uninsured bank has the same powers as insured banks except that it does not accept retail deposits and is not required to insure deposits with the FDIC. With the prior approval of the Commissioner, Connecticut banks are also authorized to engage in a broad range of activities related to the business of banking, or that are financial in nature or that are permitted under the Bank Holding Company Act (“BHCA”) or the Home Owners’ Loan Act (“HOLA”), both federal statutes, or the regulations promulgated as a result of these statutes. Connecticut banks are also authorized to engage in any activity permitted for a national bank or a federal savings association upon filing notice with the Commissioner unless the Commissioner disapproves the activity.

Assessments.    Connecticut banks are required to pay annual assessments to the Connecticut Department of Banking to fund the Department’s operations. The general assessments are paid pro-rata based upon a bank’s asset size.

Enforcement.    Under Connecticut law, the Commissioner has extensive enforcement authority over Connecticut banks and, under certain circumstances, affiliated parties, insiders, and agents. The Commissioner’s enforcement authority includes cease and desist orders, fines, receivership, conservatorship, removal of officers and directors, emergency closures, dissolution and liquidation.

Federal Regulations

Capital Requirements.    Under FDIC regulations, federally insured state-chartered banks that are not members of the Federal Reserve System (“state non-member banks”), such as New Haven Savings Bank, Savings Bank of Manchester and Tolland Bank, are required to comply with minimum leverage capital requirements. For an institution determined by the FDIC to not be anticipating or experiencing significant growth and to be, in general, a strong banking organization, rated composite 1 under the Uniform Financial Institutions Ranking System established by the Federal Financial Institutions Examination Council, the minimum capital leverage requirement is a ratio of Tier 1 capital to total assets of 3%. For all other institutions, the minimum leverage capital ratio is not less than 4%. Tier 1 capital is the sum of common shareholders’ equity, noncumulative perpetual preferred stock (including any related surplus) and minority investments in certain subsidiaries, less intangible assets (except for certain servicing rights and credit card relationships) and certain other specified items.

The FDIC regulations require state non-member banks to maintain certain levels of regulatory capital in relation to regulatory risk-weighted assets. The ratio of regulatory capital to regulatory risk-weighted assets is referred to as a bank’s “risk-based capital ratio.” Risk-based capital ratios are determined by allocating assets and specified off-balance sheet items (including recourse obligations, direct credit substitutes and residual interests) to four risk-weighted categories ranging from 0% to 100%, with higher levels of capital being required for the categories perceived as representing greater risk. For example, under the FDIC’s risk-weighting system, cash and securities backed by the full faith and credit of the U.S. government are given a 0% risk weight, loans secured by one- to four-family residential properties generally have a 50% risk weight, and commercial loans have a risk weighting of 100%.

State non-member banks must maintain a minimum ratio of total capital to risk-weighted assets of at least 8%, of which at least one-half must be Tier 1 capital. Total capital consists of Tier 1 capital plus Tier 2 or supplementary capital items, which include allowances for loan losses in an amount of up to 1.25% of risk-weighted assets, cumulative preferred stock and certain other capital instruments, and a portion of the net unrealized gain on equity securities. The includable amount of Tier 2 capital cannot exceed the amount of the institution’s Tier 1 capital. Banks that engage in specified levels of trading activities are subject to adjustments in their risk based capital calculation to ensure the maintenance of sufficient capital to support market risk.

The Federal Deposit Insurance Corporation Improvement Act (the “FDICIA”) required each federal banking agency to revise its risk-based capital standards for insured institutions to ensure that those standards take adequate account of interest-rate risk, concentration of credit risk, and the risk of nontraditional activities, as well as to reflect the actual performance and expected risk of loss on multi-family residential loans. The FDIC, along with the other federal banking agencies, has adopted a regulation providing that the agencies will take into account the exposure of a bank’s capital and economic value to changes in interest rate risk in assessing a bank’s capital adequacy. The FDIC also has authority to establish individual minimum capital requirements in appropriate cases upon determination that an institution’s capital level is, or is likely to become, inadequate in light of the particular circumstances.

As a bank holding company, NewAlliance Bancshares will be, as Alliance has been, subject to capital adequacy guidelines for bank holding companies similar to those of the FDIC for state-chartered banks. On a pro forma consolidated basis, after the offering, NewAlliance Bancshares’ pro forma shareholders’ equity will exceed these requirements. As a savings and loan holding company regulated by the OTS, Connecticut Bancshares is not, under current law, subject to any separate regulatory capital requirements. See “BUSINESS OF CONNECTICUT BANCSHARES—Regulation and Supervision—Connecticut Bancshares Holding Company Regulation” on page     .

Standards for Safety and Soundness.    As required by statute, the federal banking agencies adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness to implement safety and soundness standards. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit system, credit underwriting, loan documentation, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits. Most recently, the agencies have established standards for safe guarding customer information. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard.

Investment Activities.    Since the enactment of the FDICIA, all state-chartered FDIC insured banks, including savings banks, have generally been limited in their investment activities to principal and equity investments of the type and in the amount authorized for national banks, notwithstanding state law. The FDICIA and the FDIC permit exceptions to these limitations. For example, state chartered banks, such as New Haven Savings Bank, Savings Bank of Manchester and Tolland Bank, may, with FDIC approval, continue to exercise state authority to invest in common or preferred stocks listed on a national securities exchange or the Nasdaq National Market and in the shares of an investment company registered under the Investment Company Act of 1940, as amended. Savings Bank of Manchester and New Haven Savings Bank received grandfathered authority from the FDIC to invest in listed stock and/or registered shares. The maximum permissible investment is 100% of Tier 1 Capital, as specified by the FDIC’s regulations, or the maximum amount permitted by Connecticut law, whichever is less. New Haven Savings Bank also received grandfathered authority to purchase preferred stock and registered investment company shares subject to the same limits listed above. In addition, New Haven Savings Bank received permission from the FDIC to purchase and retain up to an additional 60% of its Tier 1 Capital in money market (auction rate) preferred stock and to purchase and retain up to an additional 15% of its Tier 1 Capital in adjustable rate preferred stock. Such grandfathered authority may be terminated upon the FDIC’s determination that such investments pose a safety and soundness risk to Savings Bank of Manchester and New Haven Savings Bank or if Savings Bank of Manchester converts its charter or undergoes a change in control. As of June 30, 2003, New Haven Savings Bank had $40.1 million, Savings Bank of Manchester had $29.31 million and Tolland Bank had $19.8 million of securities which were held under such authority. In addition, the FDIC is authorized to permit such institutions to engage in state authorized activities or investments not permissible for national banks (other than non-subsidiary equity investments) if they meet all applicable capital requirements and it is determined that such activities or investments do not pose a significant risk to the BIF. The FDIC has adopted revisions to its regulations governing the procedures for institutions seeking approval to engage in such activities or investments. The Gramm-Leach-Bliley Act of 1999 (the “GLB Act”) specifies that a nonmember bank may control a subsidiary that engages in activities as principal that would only be permitted for a national bank to conduct in a “financial subsidiary” if a bank meets specified conditions and deducts its investment in the subsidiary for regulatory capital purposes.

Interstate Branching.    Beginning June 1, 1997, the Interstate Banking Act (the “IBA”) permitted the responsible federal banking agencies to, under certain circumstances, approve acquisition transactions between banks located in different states, regardless of whether the acquisition would be prohibited under the law of the two states. The IBA also permitted a state to “opt in” to the provisions of the IBA before June 1, 1997, and permitted a state to “opt out” of the provisions of the IBA by adopting appropriate legislation before that date. In 1995, Connecticut affirmatively “opted-in “ to the provisions of the IBA. Accordingly, beginning June 1, 1997, the IBA permitted a Connecticut-chartered bank to acquire institutions in a state other than Connecticut unless the other state had opted out of the IBA. The IBA also authorizes de novo branching into another state if the host state enacts a law expressly permitting out of state banks to establish such branches within its borders.

Prompt Corrective Regulatory Action.    Federal law requires, among other things, that federal bank regulatory authorities take “prompt corrective action” with respect to banks that do not meet minimum capital requirements. For these purposes, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized.

The FDIC has adopted regulations to implement the prompt corrective action legislation. An institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater and a leverage ratio of 5% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 4% or greater, and generally a leverage ratio of 4% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8%, a Tier 1 risk-based capital ratio of less than 4%, or generally a leverage ratio of less than 4%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6%, a Tier 1 risk-based capital ratio of less than 3%, or a leverage ratio of less than 3%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2%. As of June 30, 2003, New Haven Savings Bank, Savings Bank of Manchester, and Tolland Bank were “well capitalized” institutions.

“Undercapitalized” banks must adhere to growth, capital distribution (including dividend) and other limitations and are required to submit a capital restoration plan. A bank’s compliance with such a plan is required to be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5% of the institution’s total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an “undercapitalized” bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” banks must comply with one or more of a number of additional restrictions, including but not limited to an order by the FDIC to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, cease receipt of deposits from correspondent banks or dismiss directors or officers, and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. “Critically undercapitalized” institutions are subject to additional measures including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it obtains such status.

Transactions with Affiliates.    Under current federal law, transactions between depository institutions and their affiliates are governed by Sections 23A and 23B of the Federal Reserve Act (the “FRA”). In a holding company context, at a minimum, the parent holding company of a savings bank and any companies which are controlled by such parent holding company are affiliates of the savings bank. Generally, Section 23A limits the extent to which the savings bank or its subsidiaries may engage in “covered transactions” with any one affiliate to 10% of such savings bank’s capital stock and surplus, and contains an aggregate limit on all such transactions with all affiliates to 20% of capital stock and surplus. The term “covered transaction” includes, among other things, the making of loans or other extensions of credit to an affiliate and the purchase of assets from an affiliate. Section 23A also establishes specific collateral requirements for loans or extensions of credit to, or guarantees, acceptances on letters of credit issued on behalf of an affiliate. Section 23B requires that covered transactions and a broad list of other specified transactions be on terms substantially the same, or no less favorable, to the savings bank or its subsidiary as similar transactions with nonaffiliates.

Further, Section 22(h) of the FRA restricts an institution with respect to loans to directors, executive officers, and principal shareholders (“insiders”). Under Section 22(h), loans to insiders and their related interests may not exceed, together with all other outstanding loans to such persons and affiliated entities, the institution’s total capital and surplus. Loans to insiders above specified amounts must receive the prior approval of the board of directors. Further, under Section 22(h), loans to directors, executive officers and principal shareholders must be made on terms substantially the same as offered in comparable transactions to other persons, except that such insiders may receive preferential loans made under a benefit or compensation program that is widely available to the bank’s employees and does not give preference to the insider over the employees. Section 22(g) of the FRA places additional limitations on loans to executive officers.

Enforcement.    The FDIC has extensive enforcement authority over insured savings banks, including New Haven Savings Bank, Savings Bank of Manchester and Tolland Bank. This enforcement authority includes, among other things, the ability to assess civil money penalties, issue cease and desist orders and remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and unsafe or unsound practices.

The FDIC has authority under Federal law to appoint a conservator or receiver for an insured bank under limited circumstances. The FDIC is required, with certain exceptions, to appoint a receiver or conservator for an insured state non-member bank if that bank was “critically undercapitalized” on average during the calendar quarter beginning 270 days after the date on which the institution became “critically undercapitalized.” The FDIC may also appoint itself as conservator or receiver for an insured state non-member institution under specific circumstances on the basis of the institution’s financial condition or upon the occurrence of other events, including: (1) insolvency; (2) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices; (3) existence of an unsafe or unsound condition to transact business; and (4) insufficient capital, or the incurring of losses that will deplete substantially all of the institution’s capital with no reasonable prospect of replenishment without federal assistance.

Insurance Of Deposit Accounts

The FDIC has adopted a risk-based insurance assessment system. The FDIC assigns an institution to one of three capital categories based on the institution’s financial condition consisting of (1) well capitalized, (2) adequately capitalized or (3) undercapitalized, and one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution’s primary federal regulator and information which the FDIC determines to be relevant to the institution’s financial condition and the risk posed to the deposit insurance funds. An institution’s assessment rate depends on the capital category and supervisory category to which it is assigned. Assessment rates for insurance fund deposits currently range from 0 basis points for the strongest institution to 27 basis points for the weakest. BIF members are also required to assist in the repayment of bonds issued by the Financing Corporation in the late 1980’s to recapitalize the Federal Savings and Loan Insurance Corporation. For the six months ended June 30, 2003 and 2002, the total FDIC assessment was $150,000 and $151,000, respectively, for New Haven Savings Bank, $132,000 and $142,000, respectively for Savings Bank of Manchester, and $27,000 and $26,000, respectively, for Tolland Bank. The FDIC is authorized to raise the assessment rates. The FDIC has exercised this authority several times in the past and may raise insurance premiums in the future. If such action is taken by the FDIC, it could have an adverse effect on the earnings of New Haven Savings Bank, Savings Bank of Manchester, and Tolland Bank.

The FDIC may terminate insurance of deposits if it finds that the institution is in an unsafe or unsound condition to continue operations, has engaged in unsafe or unsound practices, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. The managements of New Haven Savings Bank, Savings Bank of Manchester and Tolland Bank do not know of any practice, condition or violation that might lead to termination of deposit insurance.

Federal Reserve System

The FBR regulations require depository institutions to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The FBR regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for that portion of transaction accounts aggregating $42.1 million or less (which may be adjusted by the FRB) the reserve requirement is 3%; and for amounts greater than $42.1 million, 10% (which may be adjusted by the FBR between 8% and 14%), against that portion of total transaction accounts in excess of $42.1 million. The first $6.0 million of otherwise reservable balances (which may be adjusted by the FRB) are exempted from the reserve requirements. New Haven Savings Bank, Savings Bank of Manchester and Tolland Bank are in compliance with these requirements.

Federal Home Loan Bank System

New Haven Savings Bank, Savings Bank of Manchester and Tolland Bank are members of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Members of the Federal Home Loan Bank are required to acquire and hold shares of capital stock in the Federal Home Loan Bank in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the Federal Home Loan Bank, whichever is greater. New Haven Savings Bank was in compliance with this requirement with an investment in Federal Home Loan Bank stock at June 30, 2003 of $13.8 million. At June 30, 2003, New Haven Savings Bank had $151.1 million in Federal Home Loan Bank advances. Savings Bank of Manchester was in compliance with this requirement with such an investment at June 30, 2003 of $30.8 million. At June 30, 2003, Savings Bank of Manchester had $571.81 million in FHLB advances. Tolland Bank was in compliance with an investment of $2.6 million at June 30, 2003. Tolland Bank had $51.28 million in FHLB advances at June 30, 2003.

The Federal Home Loan Banks are required to provide funds for certain purposes including the resolution of insolvent thrifts in the late 1980s and to contributing funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, Savings Bank of Manchester’s net interest income would likely also be reduced. Recent legislation has changed the structure of the Federal Home Loan Banks’ funding obligations for insolvent thrifts, revised the capital structure of the Federal Home Loan Banks and implemented entirely voluntary membership for Federal Home Loan Banks. For the six months ended June 30, 2003 and 2002, cash dividends from the Federal Home Loan Bank to New Haven Savings Bank amounted to approximately $218,000 and $256,000, respectively such dividends to Savings Bank of Manchester amounted to approximately $488,000 and $572,000, respectively, and such dividends to Tolland Bank amounted to approximately $42,000 and $45,000, respectively. There can be no assurance that such dividends will continue in the future. Further, there can be no assurance that the impact of recent or future legislation on the Federal Home Loan Banks also will not cause a decrease in the value of the Federal Home Loan Bank stock held by New Haven Savings Bank, Savings Bank of Manchester and Tolland Bank.

Holding Company Regulation

General.    As bank holding companies, NewAlliance Bancshares will be, and Alliance is, subject to comprehensive regulation and regular examinations by the Federal Reserve Board. The Federal Reserve Board also has extensive enforcement authority over bank holding companies, including, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to require that a holding company divest subsidiaries (including its bank subsidiaries). In general, enforcement actions may be initiated for violations of law and regulations and unsafe or unsound practices. Under Connecticut banking law, no person may acquire beneficial ownership of more than 10% of any class of voting securities of a Connecticut-chartered bank, or any bank holding company of such a bank, without prior notification of, and lack of disapproval by, the Connecticut Banking Commissioner. The Connecticut Banking Commissioner will disapprove the acquisition if the bank or holding company to be acquired has been in existence for less than five years, unless the Connecticut Banking Commissioner waives this five year restriction, or if the acquisition would result in the acquirer controlling 30% or more of the total amount of deposits in insured depository institutions in Connecticut. Similar restrictions apply to any person who holds in excess of 10% of any such class and desires to increase its holdings to 25% or more of such class.

Under Federal Reserve Board policy, a bank holding company must serve as a source of strength for its subsidiary bank. Under this policy, the Federal Reserve Board may require, and has required in the past, a holding company to contribute additional capital to an undercapitalized subsidiary bank.

As bank holding companies, NewAlliance Bancshares and Alliance must obtain Federal Reserve Board approval before: (i) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, it would own or control more than 5% of such shares (unless it already owns or controls the majority of such shares); (ii) acquiring all or substantially all of the assets of another bank or bank holding company; or (iii) merging or consolidating with another bank holding company.

The Banking Holding Company Act also prohibits a bank holding company, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by FBR regulation or order, have been identified as activities closely related to the business of banking or managing or controlling banks. The list of activities permitted by the FBR includes, among other things: (i) operating a savings institution, mortgage company, finance company, credit card company or factoring company; (ii) performing certain data processing operations; (iii) providing certain investment and financial advice; (iv) underwriting and acting as an insurance agent for certain types of credit-related insurance; (v) leasing property on a full-payout, non-operating basis; (vi) selling money orders, travelers’ checks and United States Savings Bonds; (vii) real estate and personal property appraising; (viii) providing tax planning and preparation services; (ix) financing and investing in certain community development activities; and (x) subject to certain limitations, providing securities brokerage services for customers. Except for investments in community development activities through a Community Development Corporation, NewAlliance Bancshares has no present plans to engage in any of these activities.

Dividends.    The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve Board’s view that a bank holding company should pay cash dividends only to the extent that the holding company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the holding company’s capital needs, asset quality and overall financial condition. The FBR also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the prompt corrective action regulations adopted by the Federal Reserve Board, the Federal Reserve Board may prohibit a bank holding company from paying any dividends if the holding company’s bank subsidiary is classified as “undercapitalized.”

Bank holding companies are required to give the Federal Reserve Board prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the consolidated net worth of the bank holding company. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, Federal Reserve Board order or any condition imposed by, or written agreement with, the Federal Reserve Board. This notification requirement does not apply to any company that meets the well-capitalized standard for commercial banks, is “well managed” within the meaning of the Federal Reserve Board regulations and is not subject to any unresolved supervisory issues.

Financial Modernization.    The Gramm-Leach-Bliley Act permits greater affiliation among banks, securities firms, insurance companies, and other companies under a new type of financial services company known as a “financial holding company”. A financial holding company essentially is a bank holding company with significantly expanded powers. Financial holding companies are authorized by statute to engage in a number of financial activities previously impermissible for bank holding companies, including securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; and merchant banking activities. The act also permits the Federal Reserve Board and the Treasury Department to authorize additional activities for financial holding companies if they are “financial in nature” or “incidental” to financial activities. A bank holding company may become a financial holding company if each of its subsidiary banks is well capitalized, well managed, and has at least a “satisfactory” Community Reinvestment Act rating. A financial holding company must provide notice to the Federal Reserve Board within 30 days after commencing activities previously determined by statute or by the Federal Reserve Board and Department of the Treasury to be permissible. NewAlliance Bancshares has not submitted notice to the Federal Reserve Board of its intent to be deemed a financial holding company. However, it is not precluded from submitting a notice in the future should it wish to engage in activities only permitted to financial holding companies.

Miscellaneous Regulation

Sarbanes-Oxley Act of 2002.    On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002 implementing legislative reforms intended to address corporate and accounting fraud. In addition to the establishment of a new accounting oversight board which will enforce auditing, quality control and independence standards and will be funded by fees from all publicly traded companies, the bill restricts provision of both auditing and consulting services by accounting firms. To ensure auditor independence, any non-audit services being provided to an audit client will require pre-approval by the company’s audit committee members. In addition, the audit partners must be rotated. The bill requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the SEC, subject to civil and criminal penalties if they knowingly or willfully violate this certification requirement. In addition, under the Sarbanes-Oxley Act, counsel will be required to report evidence of a material violation of the securities laws or a breach of fiduciary duty by a company to its chief executive officer or its chief legal officer, and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee or the board of directors or the board itself.

Longer prison terms will also be applied to corporate executives who violate federal securities laws, the period during which certain types of suits can be brought against a company or its officers has been extended, and bonuses issued to top executives prior to restatement of a company’s financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan “blackout” periods, and loans to company executives are restricted. In addition, a provision directs that civil penalties levied by the SEC as a result of any judicial or administrative action under the Sarbanes-Oxley Act be deposited to a fund for the benefit of harmed investors. The Federal Accounts for Investor Restitution (“FAIR”) provision also requires the SEC to develop methods of improving collection rates. The legislation accelerates the time frame for disclosures by public companies, as they must immediately disclose any material changes in their financial condition or operations. Directors and executive officers must also provide information for most changes in ownership in a company’s securities within two business days of the change.

The Sarbanes-Oxley Act also increases the oversight of, and codifies certain requirements relating to audit committees of public companies and how they interact with the company’s “registered public accounting firm” (“RPAF”). Audit Committee members must be independent and are barred from accepting consulting, advisory or other compensatory fees from the issuer. In addition, companies must disclose whether at least one member of the committee is a “financial expert” (as such term is defined by the SEC) and if not, why not. Under the Sarbanes- Oxley Act, a RPAF is prohibited from performing statutorily mandated audit services for a company if such company’s chief executive officer, chief financial officer, comptroller, chief accounting officer or any person serving in equivalent positions has been employed by such firm and participated in the audit of such company during the one-year period preceding the audit initiation date. The Sarbanes-Oxley Act also prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent public or certified accountant engaged in the audit of the company’s financial statements for the purpose of rendering the financial statements materially misleading. The Sarbanes-Oxley Act also requires the SEC to prescribe rules requiring inclusion of an internal control report and assessment by management in the annual report to shareholders. The Sarbanes-Oxley Act requires the RPAF that issues the audit report to attest to and report on management’s assessment of the company’s internal controls. In addition, the Sarbanes-Oxley Act requires that each financial report required to be prepared in accordance with (or reconciled to) generally accepted accounting principles and filed with the SEC reflect all material correcting adjustments that are identified by a RPAF in accordance with generally accepted accounting principles and the rules and regulations of the SEC.

Community Reinvestment Act.    Under the Community Reinvestment Act (CRA), as amended as implemented by FDIC regulations, a bank has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA does require the FDIC, in connection with its examination of a bank, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, including applications to acquire branches and other financial institutions. The CRA requires the FDIC to provide a written evaluation of an institution’s CRA performance utilizing a four-tiered descriptive rating system. New Haven Savings Bank’s latest FDIC CRA rating was “outstanding”. Connecticut Bancshares’ and Alliance’s most recent CRA ratings were “satisfactory” and “satisfactory,” respectively.

Connecticut has its own statutory counterpart to the CRA which is also applicable to New Haven Savings Bank, Connecticut Bancshares and Alliance. The Connecticut version is generally similar to the CRA but utilizes a five-tiered descriptive rating system. Connecticut law requires the Commissioner to consider, but not be limited to, a bank’s record of performance under Connecticut law in considering any application by the bank to establish a branch or other deposit-taking facility, to relocate an office or to merge or consolidate with or acquire the assets and assume the liabilities of any other banking institution. New Haven Savings Bank’s most recent rating under Connecticut law was “outstanding.” Connecticut Bancshares’ and Alliance’s most recent state CRA ratings were “satisfactory” and “satisfactory,” respectively.

Consumer Protection And Fair Lending Regulations.    Connecticut savings banks are subject to a variety of federal and Connecticut statutes and regulations that are intended to protect consumers and prohibit discrimination in the granting of credit. These statutes and regulations provide for a range of sanctions for non-compliance with their terms, including imposition of administrative fines and remedial orders, and referral to the Attorney General for prosecution of a civil action for actual and punitive damages and injunctive relief. Certain of these statutes authorize private individual and class action lawsuits and the award of actual, statutory and punitive damages and attorneys’ fees for certain types of violations.

NEWALLIANCE BANCSHARES’ POLICY REGARDING DIVIDENDS

NewAlliance Bancshares’ Board of Directors intends to adopt a policy of paying regular cash dividends after the conversion, but has not decided the exact amount or range of amounts that may be paid, when the payments may begin or the frequency of any payments. The payment of dividends, if any, and the amount of any such dividend, will be subject to the determination of NewAlliance Bancshares’ Board of Directors, which will take into account, among other factors, its financial condition, results of operations, tax considerations, industry standards, economic conditions and regulatory restrictions that affect the payment of dividends by New Haven Savings Bank to NewAlliance Bancshares. NewAlliance Bancshares cannot guarantee that it will pay dividends or that, if paid, it will not reduce or eliminate dividends in the future.

New Haven Savings Bank will provide a future source of funds for the payment of dividends by NewAlliance Bancshares. New Haven Savings Bank will not be permitted to pay cash dividends to NewAlliance Bancshares if its surplus and reserves would, as a result, be reduced below the amount required for the liquidation account or applicable regulatory capital requirements. See “THE NEW HAVEN SAVINGS BANK CONVERSION AND THE RELATED STOCK OFFERING BY NEWALLIANCE BANCSHARES—Effects Of The Conversion—Liquidation Account” on page     . Additionally, under Connecticut banking law, New Haven Savings Bank may not, without approval by the Connecticut Banking Commissioner, pay a cash dividend in excess of its retained net profits for the last two fiscal years and that portion of the current fiscal year through the fiscal quarter preceding the dividend date.

NewAlliance Bancshares is subject to the requirements of Delaware law that generally limit dividends to an amount equal to the excess of its shareholders’ equity over its statutory capital or, if there is no excess, to its net earnings for the current and/or immediately preceding fiscal year. In addition, FBR regulations and policies may restrict NewAlliance Bancshares’ ability to pay dividends from time to time.

MARKET FOR THE NEWALLIANCE BANCSHARES COMMON STOCK

NewAlliance Bancshares has not yet commenced operations and has never issued capital stock. New Haven Savings Bank, as a mutual institution, has never issued capital stock. NewAlliance Bancshares expects to receive approval to have its common stock listed on the Nasdaq National Market under the symbol “NABC” subject to the completion of the offering and compliance with certain conditions.

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within the control of NewAlliance Bancshares. The number of active buyers and sellers of the common stock at any particular time may be limited. Under such circumstances, current Alliance shareholders could have difficulty selling their shares on short notice, and, therefore, should not view the common stock as a short-term investment. NewAlliance Bancshares also cannot assure that an active trading market for the common stock will develop or that, if it develops, it will continue. NewAlliance Bancshares also cannot assure that an Alliance shareholder receiving NewAlliance Bancshares shares in the Alliance merger will be able to sell those shares at or above $10.00 per share.

BUSINESS OF CONNECTICUT BANCSHARES

General.    Connecticut Bancshares, a Delaware corporation, was organized in October 1999 for the purpose of becoming the holding company for Savings Bank of Manchester upon the conversion of Savings Bank of Manchester’s former parent holding company, Connecticut Bankshares, M.H.C., from a mutual to stock form of organization. That conversion was completed on March 1, 2000. In connection with that conversion, Connecticut Bancshares sold 10,400,000 shares of its common stock, par value $0.01 per share at a purchase price of $10.00 per share, to depositors of Savings Bank of Manchester in a subscription offering. In addition, Connecticut Bancshares issued an additional 832,000 shares, representing 8.00% of the shares sold in the subscription offering, to SBM Charitable Foundation, Inc., a charitable foundation established by Savings Bank of Manchester. Connecticut Bancshares does not transact any material business other than through Savings Bank of Manchester. Connecticut Bancshares used 50% of the net proceeds from the March 1, 2000 conversion to buy all of the common stock of Savings Bank of Manchester and retained the remaining 50% which was primarily invested in fixed income securities.

On August 31, 2001, Connecticut Bancshares acquired First Federal Savings and Loan Association of East Hartford for $106.3 million in cash. Immediately after the completion of the acquisition, First Federal was merged into Savings Bank of Manchester. The results of First Federal are included in the historical results of Connecticut Bancshares subsequent to August 31, 2001.

Savings Bank of Manchester was founded in 1905 as a Connecticut-chartered mutual savings bank. In 1996, Savings Bank of Manchester converted to stock form as part of a mutual holding company formation. Savings Bank of Manchester is regulated by the Connecticut Banking Commissioner and the Federal Deposit Insurance Corporation. Savings Bank of Manchester’s deposits are insured to the maximum allowable amount by the Bank Insurance Fund of the Federal Deposit Insurance Corporation. Savings Bank of Manchester is a member of the Federal Home Loan Bank (“FHLB”) system.

Connecticut Bancshares is a savings association that accepts retail deposits from the general public in the areas surrounding its 28 full-service banking offices and uses those funds, together with funds generated from operations and borrowings, to originate residential mortgage loans, commercial loans and consumer loans, primarily home equity loans and lines of credit. Connecticut Bancshares primarily retains in its portfolio loans that it originates for investment. However, Connecticut Bancshares also sells loans, primarily fixed-rate mortgage loans, in the secondary market, while generally retaining the servicing rights. Connecticut Bancshares also invests in mortgage-backed securities, debt and equity securities and other permissible investments. Connecticut Bancshares’ revenues are derived principally from the generation of interest and fees on loans originated and, to a lesser extent, interest and dividends on investment and mortgage-backed securities. Connecticut Bancshares’ primary sources of funds are deposits, principal and interest payments on loans and investments and mortgage-backed securities and advances from the FHLB of Boston.

Connecticut Bancshares’ internet website is www.sbmct.com. Connecticut Bancshares makes available free of charge on or through its website its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after Connecticut Bancshares electronically files such material with, or furnishes it to, the Securities and Exchange Commission.

Market Area

Connecticut Bancshares is headquartered in Manchester, Connecticut in Hartford County. Connecticut Bancshares’ primary deposit gathering and lending areas are concentrated in the communities surrounding its 28 banking offices located in Hartford, Tolland and Windham Counties.

Hartford County is located in central Connecticut approximately two hours from both Boston and New York City and contains the City of Hartford. The region serves as the governmental and as a financial center of Connecticut. Hartford County has a diversified mix of industry groups, including insurance and financial services, manufacturing, service, government and retail. The major employers in the area include several prominent international and national insurance and manufacturing companies, such as Aetna, Inc., The Hartford Financial Services Group, Inc., United Technologies Corp., and the Stanley Works, as well as many regional banks and the Connecticut state government.

Competition

Connecticut Bancshares faces intense competition in attracting deposits and loans in its primary market area. Historically, Connecticut Bancshares’ most direct competition for deposits came from the several commercial and savings banks operating in its primary market area and, to a lesser extent, from other financial institutions, such as brokerage firms, credit unions and insurance companies. Although these entities continue to provide a source of competition for deposits, Connecticut Bancshares faces increasingly significant competition for deposits from the mutual fund industry as customers seek alternative sources of investment for their funds. Connecticut Bancshares must also compete for investors’ funds which may be used to purchase short-term money market securities and other corporate and government securities. While Connecticut Bancshares faces competition for loans from the significant number of traditional financial institutions, primarily savings banks and commercial banks in its market area, its most significant competition comes from other financial services providers, such as the mortgage companies and mortgage brokers operating in its primary market area. Additionally, Connecticut Bancshares faces increased competition as a result of regulatory actions and legislative changes, most notably the enactment of the Financial Services Modernization Act of 1999. These changes have eased, and likely will continue to ease, restrictions on interstate banking and entry into the financial services market by non-depository and non-traditional financial services providers, including insurance companies, securities brokerage and underwriting firms, and specialty financial services companies such as Internet-based providers.

Lending Activities

General. The types of loans that Savings Bank of Manchester may originate are limited by federal and state laws and regulations. Interest rates charged by Savings Bank of Manchester on loans are affected principally by Savings Bank of Manchester’s current asset/liability strategy, the demand for such loans, the supply of money available for lending purposes and the rates offered by competitors. These factors are, in turn, affected by general and economic conditions, monetary policies of the federal government, including the Federal Reserve Board, legislative tax policies and governmental budgetary matters.

Loan Portfolio Analysis.    The following tables set forth the composition of Connecticut Bancshares’ loan portfolio in dollar amounts and as a percentage of the portfolio at the dates indicated.

	At June 30,
	2003		2002
	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Real estate loans:
One- to four-family	$970,451	58.3%	$879,393	58.0%
Construction(1)	69,900	4.2	87,318	5.8
Commercial and multi-family	294,382	17.7	253,196	16.7

Total real estate loans	1,334,733	80.2	1,219,907	80.5

Commercial loans	191,058	11.5	175,550	11.6

Consumer loans:
Home equity lines of credit	56,164	3.3	39,757	2.6
Other	82,569	5.0	81,611	5.3

Total consumer loans	138,733	8.3	121,368	7.9

Total loans	1,664,524	100.0%	1,516,825	100.0%

Allowance for loan losses	(16,354)		(15,325)

Total loans, net	$1,648,170		$1,501,500

(1)	Includes construction to permanent residential and commercial real estate loans.

	At December 31,
	2002		2001		2000		1999		1998
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Real estate loans:
One- to four-family	$907,188	58.3%	$841,895	58.6%	$586,536	58.2%	$544,732	57.4%	$464,623	56.9%
Construction(1)	64,182	4.1	76,551	5.3	32,590	3.3	40,690	4.3	35,860	4.4
Commercial and multi- family	275,818	17.7	231,644	16.1	162,411	16.1	155,085	16.3	131,717	16.1

Total real estate loans	1,247,188	80.1	1,150,090	80.0	781,537	77.6	740,507	78.0	632,200	77.4

Commercial loans	180,612	11.6	166,314	11.6	146,360	14.5	134,637	14.2	114,650	14.0

Consumer loans:
Home equity lines of credit	43,958	2.8	35,592	2.5	27,203	2.7	23,019	2.4	21,605	2.6
Other	84,981	5.5	84,375	5.9	52,358	5.2	50,794	5.4	48,917	6.0

Total consumer loans	128,939	8.3	119,967	8.4	79,561	7.9	73,813	7.8	70,522	8.6

Total loans	1,556,739	100.00%	1,436,371	100.0%	1,007,458	100.0%	948,957	100.0%	817,372	100.0%

Allowance for loan losses	(16,172)		(15,228)		(11,694)		(10,617)		(10,585)

Total loans, net	$1,540,567		$1,421,143		$995,764		$938,340		$806,787

(1)	Includes construction to permanent residential and commercial real estate loans.

One- to Four-Family Real Estate Loans.    Savings Bank of Manchester’s primary lending activity is to originate loans secured by one- to four-family residences located in its primary market area. Of the one- to four-family loans outstanding at June 30, 2003, approximately 74.6% were fixed-rate mortgage loans and 25.4% were adjustable-rate loans.

Savings Bank of Manchester originates fixed-rate fully amortizing loans with maturities ranging between 10 and 30 years. Savings Bank of Manchester’s management establishes the loan interest rates based on market conditions. Savings Bank of Manchester offers mortgage loans that conform to FNMA and FHLMC guidelines, as well as jumbo loans, which are presently loans in amounts over $322,700. Fixed-rate conforming loans are generally originated to be held in Savings Bank of Manchester’s portfolio. However, Savings Bank of Manchester may sell such loans from time to time. Savings Bank of Manchester’s management periodically determines whether or not to sell loans based on changes in prevailing market interest rates. Loans that are sold are generally sold to Freddie Mac, with the servicing rights retained.

Savings Bank of Manchester also offers adjustable-rate mortgage loans, with an interest rate based on the one year Constant Maturity Treasury index, which is adjusted annually at the outset of the loan or which is adjusted annually after a three or five year initial fixed period and with terms of up to 30 years. Interest rate adjustments on such loans are limited to no more than 2% during any adjustment period and 6% over the life of the loan. Adjustable-rate loans may possess a conversion option, whereby the borrower may opt to convert the loan to a fixed interest rate after a predetermined period of time, generally within the first 60 months of the loan term.

Adjustable-rate mortgage loans help reduce Savings Bank of Manchester’s exposure to changes in interest rates. There are, however, unquantifiable credit risks resulting from the potential of increased costs due to changed rates to be paid by borrowers. It is possible that during periods of rising interest rates the risk of default on adjustable-rate mortgage loans may increase as a result of repricing and the increased payments required to be paid by borrowers. In addition, although adjustable-rate mortgage loans allow Savings Bank of Manchester to adjust the sensitivity of its asset base to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits. Because of these considerations, Savings Bank of Manchester has no assurance that yields on adjustable-rate mortgage loans will be sufficient to offset increases in Savings Bank of Manchester’s cost of funds during periods of rising interest rates.

Savings Bank of Manchester underwrites fixed-rate and variable-rate one- to four-family residential mortgage loans with loan-to-value ratios of up to 97% and 95%, respectively, provided that a borrower obtains private mortgage insurance on loans that exceed 80% of the appraised value or sales price, whichever is less, of the secured property. Savings Bank of Manchester also requires that fire, casualty, title, hazard insurance and, if appropriate, flood insurance be maintained on all properties securing real estate loans made by Savings Bank of Manchester. An independent licensed appraiser generally appraises all properties.

In an effort to provide financing for moderate income and first-time home buyers, Savings Bank of Manchester offers FHA (Federal Housing Authority) and CHFA (Connecticut Housing Finance Authority) loans and has its own First-Time Home Buyer loan program. These programs offer residential mortgage loans to qualified individuals. These loans are offered with adjustable- and fixed-rates of interest and terms of up to 30 years. Such loans may be secured by one- to four-family residential property, in the case of FHA and CHFA loans, and must be secured by a single-family owner-occupied unit in the case of First-Time Home Buyer loans. All of these loans are originated using modified underwriting guidelines. FHA loans are closed in the name of Savings Bank of Manchester and immediately sold in the secondary market to Countrywide Mortgage Company with the loan servicing rights released. CHFA loans are immediately assigned after closing to the Connecticut Housing Finance Authority with servicing rights retained by Savings Bank of Manchester. Countrywide Mortgage and CHFA establish their respective rates and terms upon which such loans are offered. First-Time Home Buyer loans are offered with a discounted interest rate (approximately 50 basis points) and usually with no application or loan origination fees. All such loans are originated in amounts of up to 97% of the lower of the property’s appraised value or the sale price. Private mortgage insurance is required on all such loans.

Savings Bank of Manchester also offers to its full-time employees who satisfy certain criteria and the general underwriting standards of Savings Bank of Manchester fixed and adjustable-rate mortgage loans with reduced interest rates, which are currently 50 to 100 basis points below the rates offered to Savings Bank of Manchester’s other customers. The Employee Mortgage Rate is limited to the purchase, construction or refinancing of an employee’s owner-occupied residence. The Employee Mortgage Rate normally ceases upon termination of employment or if the property no longer is the employee’s residence. Upon termination of the Employee Mortgage Rate, the interest rate reverts to the contract rate in effect at the time that the loan was extended. All other terms and conditions contained in the original mortgage and note continue to remain in effect. As of June 30, 2003 Savings Bank of Manchester had $16.8 million of Employee Mortgage Rate loans, or 1.0% of total loans.

Construction Loans.    Savings Bank of Manchester originates construction loans to individuals for the construction and acquisition of personal residences. At June 30, 2003 the unadvanced portion of construction loans totaled $14.9 million.

Savings Bank of Manchester’s residential construction loans generally provide for the payment of interest only during the construction phase, which is usually twelve months. At the end of the construction phase, the loan converts to a permanent mortgage loan. Loans can be made with a maximum loan-to-value ratio of 90%, provided that the borrower obtains private mortgage insurance on the loan if the loan balance exceeds 80% of the appraised value or sales price, whichever is less, of the secured property. Construction loans to individuals are generally made on the same terms as Savings Bank of Manchester’s one- to four-family mortgage loans.

Before making a commitment to fund a residential construction loan, Savings Bank of Manchester requires an appraisal of the property by an independent licensed appraiser. Savings Bank of Manchester also reviews and inspects each property before disbursing any funds during the term of the construction loan. Loan proceeds are disbursed after each inspection based on the percentage-of-completion method.

Savings Bank of Manchester also originates residential development loans primarily to finance the construction of single-family homes and subdivisions. At June 30, 2003 residential development loans totaled $40.2 million, or 2.4%, of Savings Bank of Manchester’s total loans. These loans are generally offered to experienced builders with whom Savings Bank of Manchester has an established relationship. Residential development loans are typically offered with terms of up to 24 months. The maximum loan-to-value limit applicable to these loans is 80% for contract sales and 75% for speculative properties. Construction loan proceeds are disbursed periodically in increments as construction progresses and as inspection by an approved appraiser of Savings Bank of Manchester warrants.

Savings Bank of Manchester also makes construction loans for commercial development projects. The projects include multi-family, apartment, industrial, retail and office buildings. These loans generally have an interest-only phase during construction and then convert to permanent financing. Disbursement of funds are at the sole discretion of Savings Bank of Manchester and are based on the progress of construction. The maximum loan-to-value limit applicable to these loans is 80%. At June 30, 2003 commercial construction loans totaled $11.3 million, or 0.7%, of total loans.

Savings Bank of Manchester also originates land loans to local contractors and developers for the purpose of improving the property, or for the purpose of holding or developing the land for sale. Such loans are secured by a lien on the property, are limited to 70% of the lower of the acquisition price or the appraised value of the land and have a term of up to two years with a floating interest rate based on Savings Bank of Manchester’s internal base rate. Savings Bank of Manchester’s land loans are generally secured by property in its primary market area. Savings Bank of Manchester requires title insurance and, if applicable, an environmental site assessment.

Construction and development financing is generally considered to involve a higher degree of credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost proves to be inaccurate, Savings Bank of Manchester may be required to advance funds beyond the amount originally committed in order to protect the value of the property. Additionally, if the estimate of value proves to be inaccurate, Savings Bank of Manchester may be confronted with a project, when completed, having a value which is insufficient to assure full repayment.

Commercial and Multi-Family Real Estate Loans.    Savings Bank of Manchester originates multi-family and commercial real estate loans that are generally secured by five or more unit apartment buildings and properties used for business purposes such as small office buildings, industrial facilities or retail facilities primarily located in Savings Bank of Manchester’s primary market area. Savings Bank of Manchester’s multi-family and commercial real estate underwriting policies provide that such real estate loans may be made in amounts of up to 80% of the appraised value of the property provided such loan complies with Savings Bank of Manchester’s loans-to-one-borrower limit, which at June 30, 2003 was $37.4 million. Savings Bank of Manchester’s multi-family and commercial real estate loans are made with terms of up to 20 years and are offered with fixed interest rates as well as interest rates that adjust periodically which are generally indexed to the Federal Home Loan Bank Advance rates with a comparable term or repricing period. In reaching its decision on whether to make a multi-family or commercial real estate loan, Savings Bank of Manchester considers the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. In addition, with respect to commercial real estate rental properties, Savings Bank of Manchester will also consider the term of the lease and the quality of the tenants. Savings Bank of Manchester has generally required that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.20x. Environmental surveys are generally required for commercial real estate loans. Generally, multi-family and commercial real estate loans made to corporations, partnerships and other business entities require personal guarantees by the principals.

Loans secured by multi-family and commercial real estate properties generally involve larger principal amounts and a greater degree of risk than one- to four-family residential mortgage loans. Because payments on loans secured by multi-family and commercial real estate properties often depend on the successful operation or management of the properties, repayment of such loans may be affected by adverse conditions in the real estate market or the economy. Savings Bank of Manchester tries to minimize these risks through its underwriting standards.

Commercial Loans.    Savings Bank of Manchester makes commercial business loans primarily in its market area to a variety of professionals, sole proprietorships and businesses. Savings Bank of Manchester offers a variety of commercial lending products, including term loans for fixed assets and working capital, revolving lines of credit, letters of credit, and Small Business Administration guaranteed loans. The maximum amount of a commercial business loan is limited by Savings Bank of Manchester’s loans-to-one-borrower limit which at June 30, 2003 was $37.4 million. Term loans are generally offered with initial fixed rates of interest for one to five years and with terms of up to ten years. Business lines of credit have adjustable rates of interest and are payable on demand, subject to annual review and renewal. Business loans with variable rates of interest adjust on a daily basis and are indexed to Savings Bank of Manchester’s base rate. At June 30, 2003 Savings Bank of Manchester had $70.8 million of unadvanced commercial lines of credit.

When making commercial business loans, Savings Bank of Manchester considers the financial statements of the borrower, Savings Bank of Manchester’s lending history with the borrower, the debt service capabilities of the borrower, the projected cash flows of the business and the value of the collateral. Commercial business loans are generally secured by a variety of collateral, primarily accounts receivable, inventory and equipment, and are supported by personal guarantees. Depending on the collateral used to secure the loans, commercial loan relationships are made in amounts of up to 90% of the value of the collateral securing the loan. Savings Bank of Manchester generally does not make unsecured commercial loans.

Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial loans may depend substantially on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

Consumer Loans.    Savings Bank of Manchester offers a variety of consumer loans, including second mortgage loans and home equity lines of credit, both of which are secured by owner-occupied one- to four-family residences. At June 30, 2003 second mortgage loans and equity lines of credit totaled $106.7 million, or 6.4%, of Savings Bank of Manchester’s total loans and 76.9% of consumer loans. Additionally, at June 30, 2003 the unadvanced amounts of home equity lines of credit totaled $60.6 million. The underwriting standards employed by Savings Bank of Manchester for second mortgage loans and equity lines of credit include a determination of the applicant’s credit history, an assessment of the applicant’s ability to meet existing obligations and payments on the proposed loan and the value of the collateral securing the loan. Home equity lines of credit have adjustable rates of interest which are indexed to the prime rate as reported in The Wall Street Journal. Interest rate adjustments on home equity lines of credit are limited to no more than a maximum of 17%. Generally, the maximum loan-to-value ratio on home equity lines of credit is 90%. A home equity line of credit may be drawn down by the borrower for a period of 10 years from the date of the loan agreement. During this period, the borrower has the option of paying, on a monthly basis, either principal and interest or only the interest. The borrower has to pay back the amount outstanding under the line of credit at the end of a 20-year period. Savings Bank of Manchester offers fixed- and adjustable-rate second mortgage loans with terms up to 20 years. The loan-to-value ratios of both fixed-rate and adjustable-rate home equity loans are generally limited to 90%.

Savings Bank of Manchester offers fixed-rate automobile loans through local dealerships for new or used vehicles with terms of up to 72 months and loan-to-value ratios of the lesser of the purchase price or the retail value shown in the NADA Used Car Guide. At June 30, 2003, automobile loans totaled $16.1 million, or 1.0%, of Savings Bank of Manchester’s total loans and 11.6% of consumer loans. For the six months ended June 30, 2003 and 2002, Savings Bank of Manchester purchased $1.9 million and $2.6 million, respectively of automobile loans from local dealerships.

Other consumer loans at June 30, 2003 amounted to $15.9 million, or 1.0%, of Savings Bank of Manchester’s total loans and 11.5% of consumer loans. These loans include unsecured personal loans, collateral loans, credit card loans and education loans. Unsecured personal loans generally have a fixed-rate, a maximum borrowing limitation of $25,000 and a maximum term of five years. Collateral loans are generally secured by a passbook account, a certificate of deposit or marketable securities.

Consumer loans entail greater risk than do residential mortgage loans, particularly in the case of loans that are unsecured or secured by rapidly depreciating assets such as automobiles. In these cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections depend on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

Loans to One Borrower.    The maximum amount that Savings Bank of Manchester may lend to one borrower is limited by statute. At June 30, 2003 Savings Bank of Manchester’s statutory limit on loans to one borrower was $37.4 million. At that date, Savings Bank of Manchester’s largest relationship was $15.2 million. The loan was performing according to its terms as of June 30, 2003.

Maturity of Loan Portfolio.    The following table shows the remaining contractual maturity of Connecticut Bancshares’ total loans at June 30, 2003, excluding the effect of prepayments.

	At June 30, 2003
	One- to four- family	Construction(1)	Commercial and multi- family real estate	Commercial	Consumer	Total
	(In thousands)
Amounts due in:
One year or less	$302	$25,906	$6,995	$38,606	$2,218	$74,027
After one year:
More than one year to three years	1,777	15,315	1,773	37,068	11,864	67,797
More than three years to five years	5,237	1,417	7,285	32,858	21,550	68,347
More than five years to 10 years	44,471	—	72,326	48,171	29,195	194,163
More than 10 years to 15 years	308,179	3,062	72,524	14,882	18,226	416,873
More 15 years	610,485	24,200	133,479	19,473	55,680	843,317

Total amounts due	$970,451	$69,900	$294,382	$191,058	$138,733	$1,664,524

(1)	Includes construction to permanent residential and commercial real estate loans.

The following table sets forth at June 30, 2003 the dollar amount of loans contractually due after June 30, 2004 and whether such loans have fixed interest rates or adjustable interest rates. Adjustable rate loans in the table below refer to loans in which the interest rate is subject to adjustment prior to the loan’s final maturity dates.

	Due After June 30, 2004
	Fixed	Adjustable	Total
	(In thousands)
Real estate loans:
One- to four- family	$723,422	$246,727	$970,149
Construction(1)	14,774	29,220	43,994
Commercial and multi-family	38,470	248,917	287,387

Total real estate loans	776,666	524,864	1,301,530
Commercial loans	55,861	96,591	152,452
Consumer loans	75,499	61,016	136,515

Total loans	$908,026	$682,471	$1,590,497

(1)	Includes construction to permanent residential and commercial real estate loans.

The average life of a loan is substantially less than its contractual term because of prepayments. In addition, due-on-sale clauses on loans generally give Savings Bank of Manchester the right to declare loans immediately due and payable if, among other things, the borrower sells the real property with the mortgage and the loan is not repaid. The average life of a mortgage loan tends to increase, however, when current mortgage loan market rates are substantially higher than rates on existing mortgage loans and, conversely, tends to decrease when rates on existing mortgage loans are substantially higher than current mortgage loan market rates.

Loan Approval Procedures and Authority.    Savings Bank of Manchester’s lending activities follow written, non-discriminatory, underwriting standards and loan origination procedures established by Savings Bank of Manchester’s Board of Directors and management. Savings Bank of Manchester’s policies and loan approval limits are established by management and are approved by the Board of Directors. The Board of Directors has designated certain individuals of Savings Bank of Manchester and certain branch managers to consider and approve loans within their designated authority.

All one- to four-family mortgage loans secured by the borrower’s primary residence in amounts of up to $500,000 and all residential construction and second mortgage loans and home equity lines of credit in amounts of up to $250,000 may be approved by a designated individual. All second mortgage loans and home equity lines of credit in excess of $250,000 and up to $500,000 require the approval of Savings Bank of Manchester’s loan committee. All residential and residential construction loans in excess of $500,000 require the approval of Savings Bank of Manchester’s loan committee. All residential loans in excess of $1.0 million require the approval of the Executive Committee of the Board of Directors.

All commercial loans, including commercial real estate loans, multifamily loans, commercial construction and development loans and commercial business loans in amounts of up to $500,000 may be approved by any two of the designated individuals with the appropriate authority. All commercial loans in excess of $500,000 require the approval of Savings Bank of Manchester’s loan committee; and all commercial loans where an individual loan is in excess of $1.0 million or the aggregate indebtedness exceeds $3.0 million require the approval of the Executive Committee of the Board of Directors.

With regard to consumer loans, automobile loans in amounts of up to $50,000 and unsecured personal loans in amounts of up to $25,000 may be approved by either one or two of the designated individuals depending on the credit score; automobile loans in excess of $50,000 and unsecured personal loans in excess of $25,000 must be approved by Savings Bank of Manchester’s loan committee. Collateral loans of up to $25,000 may be approved by any branch manager.

Loan Originations, Purchases and Sales.    Savings Bank of Manchester’s lending activities are conducted by its salaried and commissioned loan personnel and through non-bank third-party correspondents. Currently, Savings Bank of Manchester uses 16 loan originators who solicit and originate mortgage loans on behalf of Savings Bank of Manchester. These loan originators accounted for approximately 75% of the adjustable-rate and fixed-rate mortgage loans originated by Savings Bank of Manchester in the six months ended June 30, 2003. Loan originators are compensated by a commission that is based on product, mortgage type, and new or existing customer relationship. The commission currently ranges from 20 to 60 basis points of the loan amount. All loans originated by the loan originators are underwritten in conformity with Savings Bank of Manchester’s loan underwriting policies and procedures. At June 30, 2003 Savings Bank of Manchester serviced $106.8 million of loans for others.

From time to time when market conditions are favorable, Savings Bank of Manchester will purchase loans, primarily secured by one- to four-family residential properties located outside of Savings Bank of Manchester’s primary market area, usually in Fairfield County, Connecticut or in Massachusetts. Purchased loans are underwritten according to Savings Bank of Manchester’s own underwriting criteria and procedures and are generally purchased without the accompanying servicing rights. Amounts outstanding related to loan purchases totaled $20.8 million at June 30, 2003.

Substantially all of Savings Bank of Manchester’s adjustable-rate mortgage loans are originated for inclusion in Savings Bank of Manchester’s loan portfolio. Historically, Savings Bank of Manchester originated fixed-rate mortgage loans for sale in the secondary market. However, since 1998 and due to the low demand for adjustable-rate mortgage loans, Savings Bank of Manchester has retained for its portfolio a significant portion of fixed-rate mortgage loans. Sales are generally to Freddie Mac, with servicing rights retained. Loan sale decisions are made by Savings Bank of Manchester’s management and are generally based on prevailing market interest rates and Savings Bank of Manchester’s loan-to-asset ratio.

The following tables present Connecticut Bancshares’ loan activity during the periods indicated.

	For the Six Months Ended June 30,
	2003	2002
	(In thousands)
Loans at beginning of year	$1,556,739	$1,436,371

Originations:
Real estate:
One- to four- family	203,621	119,986
Construction(1)	51,241	56,498
Commercial and multi-family	24,599	31,444

Total real estate loans	279,461	207,928
Commercial	53,152	57,157
Consumer	45,371	30,668

Total loans originated	377,984	295,753
Amortization of fair market adjustment for loans acquired from First Federal	(415)	(674)

Total loans originated, net of amortization of fair market adjustment for loans acquired from First Federal	377,569	295,079

Deduct:
Principal loan repayments and prepayments	266,732	210,691
Loan sales	2,142	3,015
Charge-offs	608	828
Transfers to other real estate owned	302	91

Total deductions	269,784	214,625

Net increase in loans	107,785	80,454

Loans at end of period	$1,664,524	$1,516,825

	For the Years Ended December 31,
	2002	2001	2000
	(In thousands)
Loans at beginning of year	$1,436,371	$1,007,458	$948,957

Originations:
Real estate:
One- to four- family	287,281	226,876	81,722
Construction(1)	111,845	90,364	53,376
Commercial and multi-family	60,746	51,381	15,915

Total real estate loans	459,872	368,621	151,013
Commercial	115,261	110,032	93,537
Consumer	70,408	45,818	35,485

Total loans originated	645,541	524,471	280,035
Loans acquired from First Federal	—	279,956	—
Fair market adjustment for loans acquired from First Federal	—	4,699	—
Amortization of fair market adjustment for loans acquired from First Federal	(1,213)	(497)	—
Loans purchased	—	—	27,337

Total loans originated and purchased, net of amortization of fair market	644,328	808,629	307,372

Deduct:
Principal loan repayments and prepayments	517,887	371,305	228,245
Loan sales	4,201	6,976	19,989
Charge-offs	1,781	1,131	433
Transfers to other real estate owned	91	304	204

Total deductions	523,960	379,716	248,871

Net increase in loans	120,368	428,913	58,501

Loans at end of year	$1,556,739	$1,436,371	$1,007,458

(1)	Includes construction to permanent residential and commercial real estate loans.

Loan Commitments.    Savings Bank of Manchester issues loan commitments to prospective borrowers on the condition that certain events occur. Commitments are made in writing on specified terms and conditions and are generally honored for up to 60 days from approval. At June 30, 2003, Savings Bank of Manchester had loan commitments and unadvanced loans and lines of credit totaling $273.0 million.

Loan Fees.    In addition to interest earned on loans, Savings Bank of Manchester receives income from fees derived from loan originations, loan modifications, late payments and for miscellaneous services related to its loans. Income from these activities varies from period to period depending upon the volume and type of loans made and competitive conditions. On loans originated by third-party originators, Savings Bank of Manchester may pay a premium to compensate an originator for loans where the borrower is paying a higher rate on the loan.

Savings Bank of Manchester charges loan origination fees which are calculated as a percentage of the amount borrowed. As required by applicable accounting principles, loan origination fees, discount points and certain loan origination costs are deferred and recognized over the contractual remaining lives of the related loans on a level yield basis. At June 30, 2003, Savings Bank of Manchester had $546,000 of net deferred loan fees. Savings Bank of Manchester amortized approximately $137,000 and $23,000 of net deferred loan fees during the six months ended June 30, 2003 and June 30, 2002, respectively.

Nonperforming Assets, Delinquencies and Impaired Loans.    All loan payments are due on the first day of each month. When a borrower fails to make a required loan payment, Savings Bank of Manchester attempts to cure the deficiency by contacting the borrower and seeking the payment. A late notice is mailed on the 16th day of the month. In most cases, deficiencies are cured promptly. If a delinquency continues beyond the 30th day of the month, the account is referred to an in-house collector. Savings Bank of Manchester generally prefers to work with borrowers to resolve problems, but Savings Bank of Manchester will institute foreclosure or other proceedings, as necessary, to minimize any potential loss.

On a monthly basis, Savings Bank of Manchester’s management informs its Board of Directors of the amount of loans delinquent for more than 30 days, all loans in foreclosure and all foreclosed and repossessed property that Savings Bank of Manchester owns. Savings Bank of Manchester ceases accruing interest on mortgage loans when principal or interest payments are delinquent 90 days or more unless Savings Bank of Manchester’s management determines that the loan principal and interest is fully secured and in the process of collection. Once the accrual of interest on a loan is discontinued, all interest previously accrued is reversed against current period interest income once Savings Bank of Manchester’s management determines that interest is uncollectible.

On January 1, 1995, Savings Bank of Manchester adopted SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” as amended by SFAS No. 118 “Accounting by Creditors for Impairment of a Loan—an amendment to SFAS No. 114.” At June 30, 2003 and 2002, Savings Bank of Manchester had a recorded investment in impaired loans of $2.1 and $8.8 million, respectively, for which an additional allowance for loan losses of $55,000 and $164,000, respectively, was required.

At June 30, 2003, Savings Bank of Manchester’s largest nonperforming loan was a commercial real estate loan with a balance of $395,000. The nonperforming loan is secured by an industrial building in Central Connecticut. At June 30, 2003, the loan was current as to interest, but was past due greater than 90 days as to principal.

The following tables set forth information regarding Connecticut Bancshares’ nonperforming loans, troubled debt restructurings and other real estate owned at the dates indicated.

	At June 30,
	2003	2002
	(Dollars in thousands)
Nonperforming loans:
One- to four- family real estate	$442	$1,018
Construction mortgages	—	2,913
Commercial and multi-family real estate	300	393
Commercial	810	4,294
Consumer	141	206

Total nonperforming loans	1,693	8,824
Other real estate owned	302	58

Total nonperforming assets	1,995	8,882
Troubled debt restructurings	395	—

Total nonperforming assets and troubled debt restructurings	$2,390	$8,882

Total nonperforming loans and troubled debt restructurings as a percentage of total loans	0.13%	0.58%
Total nonperforming assets and troubled debt restructurings as a percentage of total assets	0.09%	0.36%

	At December 31,
	2002	2001	2000	1999	1998
	(Dollars in thousands)
Nonperforming loans:
One- to four- family real estate	$833	$1,272	$485	$501	$456
Commercial and multi-family real estate	788	2,601	3,685	10,513	388
Commercial	1,165	3,262	2,529	454	665
Consumer	108	544	222	17	15

Total nonperforming loans	2,894	7,679	6,921	11,485	1,524
Other real estate owned	—	84	125	604	1,759

Total nonperforming assets	2,894	7,763	7,046	12,089	3,283
Troubled debt restructurings	—	—	—	—	—

Total nonperforming assets and troubled debt restructurings	$2,894	$7,763	$7,046	$12,089	$3,283

Total nonperforming loans and troubled debt restructurings as a percentage of total loans	0.19%	0.53%	0.69%	1.21%	0.19%
Total nonperforming assets and troubled debt restructurings as a percentage of total assets	0.11%	0.32%	0.50%	0.98%	0.30%

Interest income that would have been recorded for the six months ended June 30, 2003 and 2002 had nonaccruing loans been current according to their original terms amounted to approximately $47,000 and $229,000, respectively. No interest related to these loans was included in interest income.

The following tables set forth the delinquencies in Connecticut Bancshares’ loan portfolio as of the dates indicated. All loans noted as 90 days or more past due in the tables below were still accruing interest at June 30, 2003 and 2002 and December 31, 2002, 2001 and 2000, respectively.

	At June 30, 2003				At June 30, 2002
	60-89 Days		90 Days or More		60-89 Days		90 Days or More
	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans
	(Dollars in thousands)
Real estate loans:
One- to four- family	2	$106	5	$267	3	$260	6	$613
Commercial and multi- family	1	178	—	—	—	—	—	—

Total real estate loans	3	284	5	267	3	260	6	613
Commercial loans	5	1,232	1	150	11	445	7	723
Consumer loans	16	48	59	141	34	105	59	178

Total	24	$1,564	65	$558	48	$810	72	$1,514

Delinquent loans to total loans		0.09%		0.03%		0.05%		0.10%

	At December 31, 2002				At December 31, 2001
	60-89 Days		90 Days or More		60-89 Days		90 Days or More
	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans
	(Dollars in thousands)
Real estate loans:
One- to four- family	1	$72	5	$527	4	$660	6	$727
Commercial and multi- family	—	—	1	395	3	740	—	—

Total real estate loans	1	72	6	922	7	1,400	6	727
Commercial loans	2	9	3	313	7	783	7	217
Consumer loans	25	153	34	108	54	476	59	160

Total	28	$234	43	$1,343	68	$2,659	72	$1,104

Delinquent loans to total Loans		0.02%		0.09%		0.19%		0.08%

	At December 31, 2000
	60-89 Days		90 Days or More
	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans
	(Dollars in thousands)
Real estate loans:
One- to four- family	2	$42	6	$301
Commercial and multi- family	—	—	—	—

Total real estate loans	2	42	6	301
Commercial loans	7	310	3	139
Consumer loans	24	71	63	212

Total	33	$423	72	$652

Delinquent loans to total loans		0.04%		0.06%

Other Real Estate Owned.    Other real estate acquired by Savings Bank of Manchester as a result of foreclosure or by deed in lieu of foreclosure is classified as other real estate owned until sold. When property is acquired, it is recorded at fair market value at the date of foreclosure, establishing a new cost basis. Holding costs and declines in fair value after acquisition are expensed. At June 30, 2003, Savings Bank of Manchester had $302,000 of other real estate owned, consisting of two one- to- four family properties.

Asset Classification.    Banking regulators have adopted various regulations and practices regarding problem assets of savings institutions. Under such regulations, federal and state examiners have authority to identify problem assets during examinations and, if appropriate, require their classification.

There are three classifications for problem assets: substandard, doubtful and loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified as loss is considered uncollectable and of such little value that it’s continued status as an asset of the institution is not warranted. If an asset or portion thereof is classified as loss, the insured institution establishes specific allowances for loan losses for the full amount of the portion of the asset classified as loss. All or a portion of general loan loss allowances established to cover probable losses related to assets classified substandard or doubtful can be included in determining an institution’s regulatory capital, while specific valuation allowances for loan losses generally do not qualify as regulatory capital. Assets that do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated “special mention.” Savings Bank of Manchester performs an internal analysis of its loan portfolio and assets to classify such loans and assets similar to the manner in which such loans and assets are classified by the federal banking regulators. In addition, Savings Bank of Manchester regularly analyzes the losses inherent in its loan portfolio and its nonperforming loans in determining the appropriate level of the allowance for loan losses.

Allowance for Loan Losses.    Savings Bank of Manchester devotes significant attention to maintaining high loan quality through its underwriting standards, active servicing of loans and aggressive management of nonperforming assets. The allowance for loan losses is maintained at a level estimated by Savings Bank of Manchester’s management to provide adequately for probable loan losses which are inherent in the loan portfolio. Probable loan losses are estimated based on a quarterly review of the loan portfolio, loss experience, specific problem loans, economic conditions and other pertinent factors. In assessing risks inherent in the portfolio, Savings Bank of Manchester’s management considers the risk of loss on nonperforming and classified loans including an analysis of collateral in each situation. Savings Bank of Manchester’s methodology for assessing the appropriateness of the allowance includes several key elements. Problem loans are identified and analyzed individually to estimate specific losses including an analysis of estimated future cash flows for impaired loans. The loan portfolio is also segmented into pools of loans that are similar in type and risk characteristics (i.e., commercial, consumer and mortgage loans). Loss factors based on Savings Bank of Manchester’s historical chargeoffs are applied using Savings Bank of Manchester’s historical experience and may be adjusted for significant factors that, in Savings Bank of Manchester’s management’s judgment, affect the collectability of the portfolio as of the evaluation date. Additionally, the portfolio is segmented into pools based on internal risk ratings with estimated loss factors applied to each rating category. Other factors considered in determining probable loan losses are any changes in concentrations in the portfolio, trends in loan growth, the relationship and trends in recent years of recoveries as a percentage of prior chargeoffs and peer bank’s loss experience.

The allowance for loan losses is increased or decreased by provisions or credits charged to operations, which represent an estimate of losses that occurred during the period and a correction of estimates of losses recorded in prior periods. Confirmed losses, net of recoveries, are charged directly to the allowance and the loans are written down.

The allowance for loan losses consists of a formula allowance for various loan portfolio classifications and an amount for loans identified as impaired, if necessary. The allowance is an estimate, and ultimate losses may vary from current estimates. Changes in the estimate are recorded in the results of operations in the period in which they become known, along with provisions for estimated losses incurred during that period.

A portion of the allowance for loan losses is not allocated to any specific segment of the loan portfolio. This unallocated reserve is maintained for two primary reasons: there exists an inherent subjectivity and imprecision to the analytical processes employed, and the prevailing business environment, as it is affected by changing economic conditions and various external factors, which may impact the portfolio in ways currently unforeseen. Moreover, management has identified certain risk factors, which could impact the degree of loss sustained within the portfolio. These include: market risk factors, such as the effects of economic variability on the entire portfolio, and unique portfolio risk factors that are inherent characteristics of Savings Bank of Manchester’s loan portfolio. Market risk factors may consist of changes to general economic and business conditions that may impact Savings Bank of Manchester’s loan portfolio customer base in terms of ability to repay and that may result in changes in value of underlying collateral. Unique portfolio risk factors may include industry or geographic concentrations, or trends that may exacerbate losses resulting from economic events which Savings Bank of Manchester may not be able to fully diversify out of its portfolio.

Due to the inherent imprecise nature of the loan loss estimation process and ever changing conditions, these risk attributes may not be adequately captured in data related to the formula-based loan loss components used to determine allocations in Savings Bank of Manchester’s analysis of the adequacy of the allowance for loan losses. Management, therefore, has established and maintains an unallocated allowance for loan losses. The amount of the unallocated allowance was $3.5 million at June 30, 2003 compared to $2.0 million at June 30, 2002. As a percentage of the allowance for loan losses, the unallocated was 21.7% of the total allowance for loan losses at June 30, 2003 and 13.4% of the total allowance for loan losses at June 30, 2002.

At June 30, 2002, Savings Bank of Manchester’s largest nonperforming asset was a $2.4 million loan secured by real estate. On October 24, 2002, Savings Bank of Manchester received $3.2 million to payoff this loan, representing payment of the remaining book balance, a recovery of $700,000 which was recorded as an increase in the allowance for loan losses and interest income of $136,000 not previously accrued. This loan had been on nonaccrual status since 1999. The payoff, recovery to the allowance for loan losses and unaccrued interest income were recorded during October 2002.

Savings Bank of Manchester uses three separate methods to estimate the allowance for loan losses and then uses a weighted average formula to estimate the final allowance for loan losses. Savings Bank of Manchester uses a portfolio segmentation method, a risk rating method, and a historical method for estimating the allowance for loan losses. In 2000, Savings Bank of Manchester’s weighting factors for these three methods were 40%, 40% and 20%, respectively, while in 2001 and 2002 the weighting factors were 45%, 45% and 10%, respectively. The historic method weighting factor was reduced during 2001 as it has consistently and substantially produced a lower reserve amount than the other two methods and management believes less emphasis should be placed on this method given changes in the economic environment after December 31, 2000.

Although management believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary, and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while Savings Bank of Manchester believes it has established its existing allowance for loan losses consistent with accounting principles generally accepted in the United States, there can be no assurance that regulators, in reviewing Savings Bank of Manchester’s loan portfolio, will not request Savings Bank of Manchester to increase its allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Material increases in the allowance for loan losses will adversely affect Savings Bank of Manchester’s financial condition and results of operations.

The following tables present an analysis of Connecticut Bancshares’ allowance for loan losses at and for the periods indicated.

	At or For the Six Months Ended June 30,
	2003	2002
	(Dollars in thousands)
Allowance for loan losses, beginning of year	$16,172	$15,228

Charged-off loans:
One- to four- family real estate	25	12
Commercial and multi-family real estate	—	—
Commercial	427	325
Consumer(2)	156	491

Total charged-off loans	608	828

Recoveries on loans previously charged off:
One-to four- family real estate	48	21
Construction	2	2
Commercial and multi-family real estate	5	14
Commercial	25	68
Consumer	35	70

Total recoveries	115	175

Net loans charged-off	493	653

Provision for loan losses	675	750

Allowance for loan losses, end of period	$16,354	$15,325

Net loans charged-off to average gross loans	0.06%	0.09%
Allowance for loan losses to total loans	0.98	1.01
Allowance for loan losses to nonperforming loans and troubled debt restructurings(1)	783.24	173.67
Net loans charged-off to allowance for loan losses	3.01	4.26
Recoveries to charge-offs	18.91	21.14

	At or For the Years Ended December 31,
	2002	2001	2000	1999	1998
	(Dollars in thousands)
Allowance for loan losses, beginning of year	$15,228	$11,694	$10,617	$10,585	$9,945

Acquisition of First Federal Savings and Loan Association of East Hartford	—	2,174	—	—	—
Charged-off loans:
One- to four- family real estate	16	327	84	110	340
Commercial and multi-family real estate	—	102	14	790	112
Commercial	1,066	488	244	337	483
Consumer(2)	699	214	91	123	152

Total charged-off loans	1,781	1,131	433	1,360	1,087

Recoveries on loans previously charged off:
One-to four- family real estate	24	123	153	55	146
Commercial and multi-family real estate(1)	904	82	80	98	12
Commercial	121	256	26	96	283
Consumer	176	30	51	43	86

Total recoveries	1,225	491	310	292	527

Net loans charged-off	556	640	123	1,068	560

Provision for loan losses	1,500	2,000	1,200	1,100	1,200

Allowance for loan losses, end of year	$16,172	$15,228	$11,694	$10,617	$10,585

Net loans charged-off to average gross loans	0.04%	0.06%	0.01%	0.12%	0.07%
Allowance for loan losses to total loans	1.04	1.06	1.16	1.12	1.30
Allowance for loan losses to nonperforming loans and troubled debt restructurings(1)	558.81	198.31	168.96	92.44	694.55
Net loans charged-off to allowance for loan losses	3.44	4.20	1.05	10.06	5.29
Recoveries to charge-offs	68.78	43.41	71.59	21.47	48.48

(1)	During the fourth quarter of 2002, Connecticut Bancshares received $6.0 million to pay off its two largest nonperforming loans. The proceeds were applied to pay off the remaining balances of $4.8 million, record recoveries of previously charged off amounts of $734,000 and record interest income not previously accrued of $468,000.
(2)	Change in consumer loan chargeoffs in 2002 is primarily due to indirect auto loans acquired from First Federal.

The following tables present the approximate allocation of Connecticut Bancshares’ allowance for loan losses by loan categories at the dates indicated and the percentage of such amounts to the total allowance and to total loans. Connecticut Bancshares’ management believes that the allowance can be allocated by category only on an approximate basis. The allocation of the allowance to each category is not indicative of future losses and does not restrict the use of any of the allowance to absorb losses in any category. The non-specific allowance previously mentioned has been allocated in proportion to the allocated allowance for purposes of this table.

	At June 30,
	2003			2002
	Amount	Percent of Allowance in Each Category to Total Allowance	Percent of Loans in Each Category to Total Loans	Amount	Percent of Allowance in Each Category to Total Allowance	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Real estate	$11,351	69%	80%	$9,894	65%	80%
Commercial	4,198	26	12	4,500	29	12
Consumer	805	5	8	931	6	8

Total allowance for loan losses	$16,354	100%	100%	$15,325	100%	100%

	At December 31,
	2002			2001			2000
	Amount	Percent of Allowance in Each Category to Total Allowance	Percent of Loans in Each Category to Total Loans	Amount	Percent of Allowance in Each Category to Total Allowance	Percent of Loans in Each Category to Total Loans	Amount	Percent of Allowance in Each Category to Total Allowance	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Real estate	$11,000	68%	80%	$9,450	62%	80%	$6,221	53%	78%
Commercial	4,288	27	12	4,474	29	12	4,470	38	14
Consumer	884	5	8	1,304	9	8	1,003	9	8

Total allowance for loan losses	$16,172	100%	100%	$15,228	100%	100%	$11,694	100%	100%

	At December 31,
	1999			1998
	Amount	Percent of Allowance in Each Category to Total Allowance	Percent of Loans in Each Category to Total Loans	Amount	Percent of Allowance in Each Category to Total Allowance	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Real estate	$5,198	49%	78%	$4,995	47%	77%
Commercial	4,473	42	14	4,714	45	14
Consumer	946	9	8	876	8	9

Total allowance for loan losses	$10,617	100%	100%	$10,585	100%	100%

Investment Activities

General.    Under Connecticut law, Connecticut Bancshares has authority to purchase a wide range of investment securities. As a result of recent changes in federal banking laws, however, financial institutions such as Connecticut Bancshares may not engage as principals in any activities that are not permissible for a national bank, unless the Federal Deposit Insurance Corporation has determined that the investments would pose no significant risk to the FDIC’s Bank Insurance Fund (“BIF”) and that Savings Bank of Manchester is in compliance with applicable capital standards. In 1993, the Regional Director of the Federal Deposit Insurance Corporation approved a request by Savings Bank of Manchester to invest in certain listed stocks and/or registered stocks subject to certain conditions.

Connecticut Bancshares’ Board of Directors has the overall responsibility for Connecticut Bancshares’ investment portfolio, including approval of Connecticut Bancshares’ investment policy, appointment of Connecticut Bancshares’ investment adviser and approval of Connecticut Bancshares’ investment transactions. All investment transactions are reviewed by the Board on a monthly basis. Connecticut Bancshares’ President and/or Chief Financial Officer, or their designees are authorized to make investment decisions consistent with Connecticut Bancshares’ investment policy and the recommendations of Connecticut Bancshares’ investment adviser and the Board’s Investment Committee. The Investment Committee meets quarterly with the President and Chief Financial Officer in order to review and determine investment strategies.

Connecticut Bancshares’ investment policy is designed to complement Savings Bank of Manchester’s lending activities, provide an alternative source of income through interest, dividends and capital gains, diversify Connecticut Bancshares’ assets and improve liquidity while minimizing Connecticut Bancshares’ tax liability. Investment decisions are made in accordance with Connecticut Bancshares’ investment policy and are based upon the quality of a particular investment, its inherent risks, the composition of the balance sheet, market expectations, Connecticut Bancshares’ liquidity, income and collateral needs and how the investment fits within Connecticut Bancshares’ interest rate risk strategy. Although Connecticut Bancshares utilizes the investment advisory services of a Boston-based investment firm, management is ultimately and completely responsible for all investment decisions.

Connecticut Bancshares’ investment policy divides investments into two categories, fixed income and equity portfolios. The primary objective of the fixed income portfolio is to maintain an adequate source of liquidity sufficient to meet regulatory and operating requirements, and to safeguard against deposit outflows, reduced loan amortization and increased loan demand. The fixed income portfolio primarily includes debt issues, including mortgage-backed and asset-backed securities, as well as collateralized mortgage obligations. Substantially all of Connecticut Bancshares’ mortgage-backed securities are issued or guaranteed by agencies of the U.S. Government. Accordingly, they carry lower credit risk than mortgage-backed securities of a private issuer. Approximately 90% of the collateralized mortgage obligations are issued or guaranteed by agencies of the U.S. Government. Accordingly, they carry lower credit risk than collateralized mortgage obligations of a private issuer. Asset-backed securities are typically collateralized by the cash flow from a pool of auto loans, credit card receivables, consumer loans and other similar obligations.

Connecticut Bancshares’ investment policy permits Connecticut Bancshares to be a party to financial instruments with off-balance sheet risk in the normal course of business in order to manage interest rate risk. Connecticut Bancshares’ derivative position is reviewed by the Investment Committee on a quarterly basis. The investment policy authorizes Connecticut Bancshares to be involved in and purchase various types of derivative transactions and products including interest rate swap, cap and floor agreements. At June 30, 2003 and 2002, Connecticut Bancshares was not party to any interest rate swap, cap or floor arrangements.

The marketable equity securities portfolio has the objective of producing capital appreciation through long-term investment, with safety of principal and prudent risk taking. The total market value of the marketable equity securities portfolio, excluding FHLB stock, is limited by the investment policy to 50% of Savings Bank of Manchester’s Tier 1 capital. At June 30, 2003, the marketable equity securities portfolio totaled $18.6 million, or 9.7%, of Savings Bank of Manchester’s Tier 1 capital. At June 30, 2003, the net unrealized gains associated with the marketable equity securities portfolio were $3.9 million.

In August and September 2003, Connecticut Bancshares liquidated substantially all of its common stock portfolio, resulting in a net realized gain of approximately $3.9 million during August 2003.

SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” requires that investments be categorized as “held to maturity,” “trading securities” or “available for sale,” based on management’s intent as to the ultimate disposition of each security. SFAS No. 115 allows debt securities to be classified as held to maturity and reported in financial statements at amortized cost only if the reporting entity has the positive intent and ability to hold those securities to maturity. Securities that might be sold in response to changes in market interest rates, changes in the security’s prepayment risk, increases in loan demand, or other similar factors cannot be classified as held to maturity. Connecticut Bancshares had no securities classified as held to maturity at June 30, 2003 and 2002. Debt and equity securities held for current resale are classified as trading securities. These securities are reported at fair value, and unrealized gains and losses on the securities would be included in earnings. Connecticut Bancshares does not currently use or maintain a trading account. Debt and equity securities not classified as either held to maturity or trading securities are classified as available for sale. These securities are reported at fair value, and unrealized gains and losses on the securities are excluded from earnings and reported, net of deferred taxes, as a separate component of shareholders’ equity.

On a quarterly basis, Connecticut Bancshares reviews available for sale investment securities with unrealized depreciation for six consecutive months as well as other securities with circumstances warranting review to assess whether the decline in fair value is temporary or other than temporary. Connecticut Bancshares judges whether the decline in value is from company-specific events, industry developments, general economic conditions or other reasons. Once the estimated reasons for the decline are identified, further judgments are required as to whether those conditions are likely to reverse and, if so, whether that reversal is likely to result in a recovery of the fair value of the investment in the near term. In accordance with this policy, during the six months ended June 30, 2003, Connecticut Bancshares recorded other than temporary impairment charges for one equity security and one investment in a limited partnership for a total of $359,000. The charge for the equity investment was computed using the closing price of the security as of the date of impairment. The equity security impaired is publicly traded. The impairment charge for the limited partnership was equal to the difference between the carrying value of the investment and the fair value of Connecticut Bancshares’ share of the partner’s capital as calculated by the partnership on the date of impairment. The limited partnership is not publicly traded. Connecticut Bancshares recorded an other than temporary impairment charge during the six months ended June 30, 2002 of $270,000 for one equity security that is publicly traded. The charge for the equity investment was computed using the closing price of the security as of the date of impairment. There were no material unrecognized impairment losses as of June 30, 2003 or 2002.

All of Connecticut Bancshares’ debt, collateralized mortgage obligations, mortgage-backed and asset-backed securities carry market risk insofar as increases in market rates of interest may cause a decrease in their market value. They also carry prepayment risk insofar as they may be called or repaid before maturity in times of low market interest rates, so that Connecticut Bancshares may have to invest the funds at a lower interest rate. The marketable equity securities portfolio also carries equity price risk in that, if equity prices decline due to unfavorable market conditions or other factors, Connecticut Bancshares’ capital would decrease.

The following tables present the amortized cost and fair value of Connecticut Bancshares available for sale securities, by type of security, at the dates indicated.

	At June 30,
	2003		2002
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Debt securities:
Asset-backed securities	$68,512	$70,278	$115,554	$117,162
U.S. Government and agency obligations	84,941	92,265	168,366	174,300
Municipal obligations	23,075	24,684	23,607	23,533
Corporate securities	51,294	54,011	58,591	60,386

Total	227,822	241,238	366,118	375,381

Equity securities:
Marketable equity securities(1)	14,665	18,586	21,884	29,078
Debt mutual funds	9,355	9,359	9,113	9,122
Other equity securities	1,360	1,360	945	945

Total	25,380	29,305	31,942	39,145

Total debt and equity securities	253,202	270,543	398,060	414,526

Mortgage-backed securities:
Mortgage-backed securities	211,020	215,219	117,411	120,669
Collateralized mortgage obligations	253,314	256,045	221,633	227,212

Total mortgage-backed securities	464,334	471,264	339,044	347,881

Total investment securities	$717,536	$741,807	$737,104	$762,407

(1)	In August and September 2003, Connecticut Bancshares liquidated substantially all its common stock portfolio resulting in a net realized gain of approximately $3.9 million.

	At December 31,
	2002		2001		2000
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Debt securities:
Asset-backed securities	$91,370	$93,676	$23,907	$25,208	$32,717	$33,816
U.S. Government and agency obligations	156,466	164,580	180,106	183,813	82,068	85,254
Municipal obligations	23,357	23,978	23,717	23,194	2,915	2,949
Corporate securities	63,209	66,143	53,138	55,420	55,398	56,263

Total	334,402	348,377	280,868	287,635	173,098	178,282

Equity securities:
Marketable equity securities(1)	17,427	21,753	26,349	37,670	35,221	49,144
Debt mutual funds	9,249	9,267	23,872	23,886	—	—
Other equity securities	1,388	1,388	992	992	432	432

Total	28,064	32,408	51,213	62,548	35,653	49,576

Total debt and equity securities	362,466	380,785	332,081	350,183	208,751	227,858

Mortgage-backed securities:
Mortgage-backed securities	205,569	210,409	147,901	149,750	79,079	80,223
Collateralized mortgage obligations	247,236	250,428	257,581	258,601	—	—

Total mortgage-backed Securities	452,805	460,837	405,482	408,351	79,079	80,223

Total investment securities	$815,271	$841,622	$737,563	$758,534	$287,830	$308,081

(1)	In August and September 2003, Connecticut Bancshares liquidated substantially all its common stock portfolio resulting in a net realized gain of approximately $3.9 million.

At June 30, 2003, Connecticut Bancshares did not own any debt, equity or mortgage-backed securities of a single issuer, other than securities guaranteed by the U.S. Government or its agencies, which had an aggregate book value in excess of 10% of Connecticut Bancshares’ capital at that date.

The following presents the activity in Connecticut Bancshares’ available for sale investment securities and mortgage-backed securities portfolios for the periods indicated.

	For the Six Months Ended June 30,
	2003	2002
	(In thousands)
Mortgage-backed and asset-backed securities(1):
Mortgage-backed and asset-backed securities, beginning of year	$554,513	$433,559
Purchases:
Asset-backed securities	—	104,427
Mortgage-backed securities	53,074	—
Collateralized mortgage obligations	100,210	—
Sales:
Collateralized mortgage obligations	—	(15)
Asset-backed securities	(15,013)	(11,587)
Repayments and prepayments	(146,430)	(65,450)
Decrease in net premium	(3,170)	(2,166)
Change in unrealized net gain on securities	(1,642)	6,275

Net (decrease) increase in mortgage-backed and asset-backed securities	(12,971)	31,484

Mortgage-backed and asset-backed securities, end of period	541,542	465,043

Investment securities(1):
Investment securities, beginning of year	287,109	324,975
Purchases	22,149	120,083
Sales	(25,048)	(134,704)
Maturities and calls	(82,407)	(10,090)
Repayments and prepayments	(10)	—
Other than temporary impairment of investment securities	(359)	(270)
Decrease increase in net premium	(731)	(687)
Change in unrealized net gain on securities	(438)	(1,943)

Net decrease in investment securities	(86,844)	(27,611)

Investment securities, end of period	200,265	297,364

Total mortgage-backed, asset-backed and investment securities, end of period	$741,807	$762,407

(1)	Available for sale securities are presented at market value. For purposes of this schedule, collateralized mortgage obligations are included in mortgage-backed securities

	For the Years Ended December 31,
	2002	2001	2000
	(In thousands)
Mortgage-backed and asset-backed securities(1):
Mortgage-backed and asset-backed securities, beginning of year	$433,559	$114,039	$59,159
Purchases:
Asset-backed securities	104,427	—	25,136
Mortgage-backed securities	117,599	17,403	57,220
Collateralized mortgage obligations	61,385	—	—
Sales:
Mortgage-backed securities	—	—	(14,256)
Collateralized mortgage obligations	(15)	(75,033)	—
Asset-backed securities	(34,592)	(2,149)	(5,418)
Repayments and prepayments	(129,803)	(91,129)	(10,713)
Asset-backed securities called prior to maturity	—	(3,014)	—
Mortgage-backed and asset-backed securities acquired from First Federal	—	472,923	—
Increase (decrease) in net premium	(4,215)	(1,408)	132
Change in unrealized net gain on securities	6,168	1,927	2,779

Net increase in mortgage-backed and asset-backed securities	120,954	319,520	54,880

Mortgage-backed and asset-backed securities, end of year	554,513	433,559	114,039

Investment securities(1):
Investment securities, beginning of year	324,975	194,042	168,755
Purchases	134,234	88,197	127,592
Sales	(142,405)	(67,387)	(72,566)
Maturities and calls	(26,151)	(24,468)	(31,774)
Other than temporary impairment of investment securities	(1,493)	(4,076)	—
Investment securities acquired from First Federal	—	139,570	—
(Decrease) increase in net premium	(1,263)	304	615
Change in unrealized net gain on securities	(788)	(1,207)	1,420

Net (decrease) increase in investment securities	(37,866)	130,933	25,287

Investment securities, end of year	287,109	324,975	194,042

Total mortgage-backed, asset-backed and investment securities, end of year	$841,622	$758,534	$308,081

(1)	Available for sale securities are presented at market value. For purposes of this schedule, collateralized mortgage obligations are included in mortgage-backed securities.

The following table presents certain information regarding the carrying value, weighted average coupon yields and maturities of Connecticut Bancshares’ debt securities at June 30, 2003.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
	(Dollars in thousands)
Available for sale securities:
U.S. Government and agency obligations	$19,184	5.72%	$49,292	5.99%	$9,312	5.88%	$14,477	5.92%	$92,265	5.91%
Municipal obligations	—	—	—	—	565	5.06	24,119	5.66	24,684	5.65
Corporate securities	8,545	5.41	43,206	6.62	2,260	6.00	—	—	54,011	6.40
Mortgage-backed securities	—	—	75,661	4.43	45,711	4.75	93,847	6.72	215,219	5.49
Collateralized mortgage obligations	—	—	18,077	7.05	25,785	6.08	212,183	4.93	256,045	5.19
Asset-backed securities	—	—	38,842	5.48	31,436	5.00	—	—	70,278	5.26

Total debt securities at fair value	$27,729	5.62%	$225,078	5.58%	$115,069	5.23%	$344,626	5.51%	$712,502	5.49%

Cash Surrender Value of Life Insurance.    In 2001, Connecticut Bancshares purchased $20.0 million of Bank Owned Life Insurance (“BOLI”). Connecticut Bancshares purchased these policies for the purpose of protecting itself against the cost/loss due to the death of key employees and to offset Connecticut Bancshares’ future obligations to its employees under various retirement and benefit plans. On August 31, 2001, Connecticut Bancshares acquired $20.4 million of BOLI as a result of the acquisition of First Federal. The total value of BOLI at June 30, 2003 was $45.0 million. Connecticut Bancshares recorded income from BOLI of $1.2 million for both the six months ended June 30, 2003 and 2002.

Deposit Activities And Other Sources Of Funds

General.    Deposits are the major external source of funds for Savings Bank of Manchester’s lending and other investment activities. In addition, Savings Bank of Manchester also generates funds internally from loan principal repayments and prepayments and maturing investment securities. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and money market conditions. Savings Bank of Manchester may use borrowings from the FHLB of Boston to compensate for reductions in the availability of funds from other sources.

Deposit Accounts.    Substantially all of Savings Bank of Manchester’s depositors reside in Connecticut. Savings Bank of Manchester offers a wide variety of deposit accounts with a range of interest rates and terms. Savings Bank of Manchester’s deposit accounts consist of interest-bearing checking, noninterest-bearing checking, regular savings, money market savings and certificates of deposit. The maturities of Savings Bank of Manchester’s certificate of deposit accounts range from seven days to five years. In addition, Savings Bank of Manchester offers retirement accounts, including IRAs and Keogh accounts and simplified employee pension plan accounts. Savings Bank of Manchester also offers commercial business products to small businesses operating within its primary market area. Deposit account terms vary with the principal differences being the minimum balance deposit, early withdrawal penalties, limits on the number of transactions and the interest rate. Savings Bank of Manchester reviews its deposit mix and pricing on a weekly basis.

Savings Bank of Manchester believes it offers competitive interest rates on its deposit products. Savings Bank of Manchester determines the rates paid based on a number of factors, including rates paid by competitors, Savings Bank of Manchester’s need for funds and cost of funds, borrowing costs and movements of market interest rates. While certificate accounts in excess of $100,000 are accepted by Savings Bank of Manchester, and may receive preferential rates, Savings Bank of Manchester does not actively seek such deposits as they are more difficult to retain than core deposits. Savings Bank of Manchester does not utilize brokers to obtain deposits and at June 30, 2003, had no brokered deposits.

Upon the completion of its conversion, Savings Bank of Manchester established a special “liquidation account” for the benefit of eligible account holders and in an amount equal to the equity of Savings Bank of Manchester less any subordinated debt approved as bona fide capital of Savings Bank of Manchester, as of the date of its latest statement of condition contained in the final prospectus used in connection with its conversion. The date was September 30, 1999, and the amount established was $117.6 million. The liquidation account, which totaled $39.1 million and $46.5 million at June 30, 2003 and 2002, respectively, is reduced annually by an amount proportionate to the decrease in eligible deposit accounts. Eligible account holders continuing to maintain deposit accounts at Savings Bank of Manchester are entitled, on a complete liquidation of Savings Bank of Manchester, to an interest in the liquidation account prior to any payment to the shareholders of Savings Bank of Manchester. Savings Bank of Manchester’s retained earnings are substantially restricted with respect to payment of dividends to shareholders due to the liquidation account. The liquidation account will terminate on the tenth anniversary of the consummation date of Savings Bank of Manchester’s conversion.

At June 30, 2003, Connecticut Bancshares had $79.6 million in certificate of deposit accounts in amounts of $100,000 or more maturing as follows:

Maturity Period	Amount	Weighted Average Rate
	(In thousands)
Three months or less	$13,845	1.96%
Over 3 months through 6 months	11,540	1.76
Over 6 months through 12 months	11,907	2.45
Over 12 months	42,292	4.50

Total	$79,584	3.35%

The following tables present information concerning average balances and weighted average interest rates for the periods indicated.

	For the Six Months Ended June 30,
	2003			2002
	Average Balance	Percent of Total Average Deposits	Weighted Average Rate	Average Balance	Percent of Total Average Deposits	Weighted Average Rate
	(Dollars in thousands)
Savings accounts	$394,501	25.0%	0.48%	$378,556	23.8%	1.22%
Money market accounts	208,474	13.2	1.02	179,243	11.3	2.16
NOW accounts	223,610	14.2	0.32	209,816	13.2	0.58
Certificates of deposit	624,929	39.5	3.13	710,974	44.7	3.88
Demand deposits	127,575	8.1	—	111,737	7.0	—

Total	$1,579,089	100.0%	1.54%	$1,590,326	100.0%	2.34%

	For the Years Ended December 31,
	2002			2001			2000
	Average Balance	Percent of Total Average Deposits	Weighted Average Rate	Average Balance	Percent of Total Average Deposits	Weighted Average Rate	Average Balance	Percent of Total Average Deposits	Weighted Average Rate
	(Dollars in thousands)
Savings accounts	$381,540	24.0%	1.05%	$268,162	23.2%	1.80%	$223,700	24.8%	2.28%
Money market accounts	192,872	12.1	1.93	113,883	9.9	3.15	73,576	8.1	4.24
NOW accounts	211,276	13.3	0.53	150,693	13.0	0.70	115,819	12.8	1.19
Certificates of deposits	686,683	43.2	3.71	542,888	47.0	4.99	432,624	47.9	5.47
Demand deposit	118,078	7.4	—	80,142	6.9	—	57,871	6.4	—

Total	$1,590,449	100.0%	2.16%	$1,155,768	100.0%	3.15%	$903,590	100.0%	3.68%

Certificates of Deposit by Rates and Maturities.    The following table presents by various rate categories, the amount of Connecticut Bancshares’ certificate accounts outstanding at the dates indicated and the periods to maturity of the certificate accounts outstanding at June 30, 2003.

	Period Maturity from June 30, 2003				Total at June 30, 2003
	Less than One Year	One to Two Years	Two to Three Years	Over Three Years
	(In thousands)
0.00-2.00%	$233,727	$45,430	$2,449	$94	$281,700
2.01-4.00%	69,505	35,973	2,446	37,761	145,685
4.01-5.00%	21,160	4,967	2,693	60,664	89,484
5.01-6.00%	14,681	6,437	13,250	9,327	43,695
6.01-7.00%	5,920	25,232	14,662	57	45,871
7.01-8.00%	—	—	7	—	7

Total	$344,993	$118,039	$35,507	$107,903	$606,442

Borrowings.    Connecticut Bancshares may use advances from the FHLB of Boston to supplement its supply of lendable funds and to meet deposit withdrawal requirements. The FHLB of Boston functions as a central reserve bank providing credit for savings banks and certain other member financial institutions. As a member of the FHLB of Boston, Connecticut Bancshares is required to own capital stock in the FHLB of Boston and is authorized to apply for advances on the security of the capital stock and certain of its mortgage loans and other assets, principally securities that are obligations of, or guaranteed by, the U.S. Government or its agencies, provided certain creditworthiness standards have been met.

Advances are made under several different credit programs. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based on the financial condition of the member institution and the adequacy of collateral pledged to secure the credit. At June 30, 2003, Connecticut Bancshares had the ability to borrow a total of approximately $717.8 million from the FHLB of Boston. Of the total maximum borrowing capacity, Connecticut Bancshares had $571.8 million outstanding as of June 30, 2003. In accordance with accounting principles generally accepted in the United States of America, Connecticut Bancshares recorded the FHLB advances acquired from First Federal at the-then market value on the date of acquisition. Connecticut Bancshares recorded an adjustment of $9.5 million to record the advances at market value. Connecticut Bancshares is amortizing this premium on a level yield basis over the remaining lives of the advances. The unamortized premium at June 30, 2003 was $3.6 million.

Federal banking laws and regulations prohibit a bank from paying interest on commercial checking accounts. However, Savings Bank of Manchester offers to its commercial customers a transactional repurchase agreement, a form of non-deposit borrowing by Savings Bank of Manchester, that is designed as a mechanism to offer business customers the functional equivalent of a commercial checking account that pays interest. This account, overseen by an outside agent, is not a FDIC-insured deposit account, but is backed by a security interest in U.S. Government and agency securities at a ratio of 1.10 to 1.00 or higher. At June 30, 2003, Savings Bank of Manchester had such accounts with balances aggregating $123.2 million backed by a security interest of $195.5 million, or a ratio of 1.6 to 1.00.

The following tables present certain information regarding Connecticut Bancshares’ FHLB advances and short-term borrowed funds at the dates or for the periods indicated.

	At or for the Six Months Ended June 30,
	2003	2002
	(Dollars in thousands)
Average balance outstanding:
Federal Home Loan Bank advances	$553,939	$469,642
Short-term borrowed funds	116,033	109,430
Maximum amount outstanding at any month-end during the period:
Federal Home Loan Bank advances	$571,825	$477,021
Short-term borrowed funds	123,703	116,160
Balance outstanding at end of period:
Federal Home Loan Bank advances	$571,813	$446,962
Short-term borrowed funds	123,248	111,941
Weighted average interest rate during the period:
Federal Home Loan Bank advances	4.46%	5.01%
Short-term borrowed funds	0.68	1.58
Weighted average interest rate at end of period:
Federal Home Loan Bank advances	4.31%	5.01%
Short-term borrowed funds	0.65	1.50

	At or For the Years Ended December 31,
	2002	2001	2000
	(Dollars in thousands)
Average balance outstanding:
Federal Home Loan Bank advances	$477,042	$235,440	$105,692
Short-term borrowed funds	116,318	110,823	110,520
Maximum amount outstanding at any month-end during the period:
Federal Home Loan Bank advances	$562,901	$457,033	$124,000
Short-term borrowed funds	124,315	125,866	119,821
Balance outstanding at end of period:
Federal Home Loan Bank advances	$528,889	$457,033	$100,000
Short-term borrowed funds	121,052	117,180	106,493
Weighted average interest rate during the period:
Federal Home Loan Bank advances	4.92%	5.20%	6.39%%
Short-term borrowed funds	1.41	2.60	3.31
Weighted average interest rate at end of period:
Federal Home Loan Bank advances	4.65%	5.01%	6.15%
Short-term borrowed funds	0.90	1.77	3.20

Subsidiary Activities

The following are descriptions of Savings Bank of Manchester’s wholly owned subsidiaries, which are indirectly owned by Connecticut Bancshares.

SBM, Ltd., a Connecticut corporation, was organized to acquire, hold and dispose of real estate acquired through foreclosure. At June 30, 2003, SBM, Ltd. held no properties and had no assets.

923 Main Inc., a Connecticut corporation, was incorporated for the purpose of maintaining an ownership interest in a third party registered broker-dealer, Infinex Financial Group (“Infinex”). Infinex maintains an office at Savings Bank of Manchester and offers to customers a complete range of nondeposit investment products, including mutual funds, debt, equity and government securities, retirement accounts, insurance products and fixed and variable annuities. Savings Bank of Manchester receives a portion of the commissions generated by Infinex from sales to customers. For the six months ended June 30, 2003 and 2002, Savings Bank of Manchester received fees of $793,000 and $818,000, respectively, through its relationship with Infinex.

Savings Bank of Manchester Mortgage Company, Inc., a Connecticut corporation, was established to service and hold loans secured by real property. SBM Mortgage was established and is managed to qualify as a “passive investment company” for Connecticut income tax purposes. Income earned by a qualifying passive investment company is exempt from Connecticut income tax. Accordingly, no state income taxes were provided since December 31, 1998.

SBM Charitable Foundation, Inc.

During 2000, Savings Bank of Manchester funded and formed SBM Charitable Foundation, Inc. (the “New SBM Charitable Foundation”), a not-for-profit organization in connection with the conversion. The New SBM Charitable Foundation, which is not a subsidiary of Savings Bank of Manchester, provides grants to individuals and not-for-profit organizations within the communities that Savings Bank of Manchester serves. The New SBM Charitable Foundation was funded with a contribution of 832,000 common shares, with a cost basis and fair market value of $8.3 million at the date of contribution and transfer, or an amount equal to 8% of the common stock sold in the conversion. In 1998, Savings Bank of Manchester contributed marketable equity securities with a fair market value of $700,000 and $3.0 million, respectively, at the date of contribution and transfer to the Savings Bank of Manchester Foundation, Inc. (the “Old SBM Foundation”), also a not-for-profit organization. In 2001, the Old SBM Foundation was merged into the New SBM Charitable Foundation, with the New SBM Charitable Foundation being the surviving entity. At June 30, 2003, the New SBM Charitable Foundation had assets of approximately $33.8 million, consisting primarily of common stock of Connecticut Bancshares. The New SBM Charitable Foundation’s Board of Trustees consists of current directors, officers and employees of Connecticut Bancshares. Connecticut Bancshares intends to maintain the New SBM Charitable Foundation, but does not expect to make any further contributions to the New SBM Charitable Foundation.

Regulation and Supervision

General.    As a savings bank chartered by the State of Connecticut, Savings Bank of Manchester is extensively regulated under state law by the Connecticut Banking Commissioner with respect to many aspects of its banking activities. In addition, as a bank whose deposits are insured by the FDIC through its Bank Insurance Fund (“BIF”), Savings Bank of Manchester must pay deposit insurance assessments and is examined and supervised by the FDIC. These laws and regulations have been established primarily for the protection of depositors, customers and borrowers of Savings Bank of Manchester, not its shareholders.

Connecticut Bancshares is also required to file reports with, and otherwise comply with the rules and regulations of, the Office of Thrift Supervision (“OTS”), the Connecticut Banking Commissioner, and the Securities and Exchange Commission (“SEC”) under the federal securities laws. The following discussion of the laws and regulations material to the operations of Connecticut Bancshares and Savings Bank of Manchester is a summary and is qualified in its entirety by reference to such laws and regulations.

Savings Bank of Manchester and Connecticut Bancshares, as a savings and loan holding company, are extensively regulated and supervised. Regulations, which affect Savings Bank of Manchester on a daily basis, may be changed at any time and the interpretation of the relevant law and regulations also may change because of new interpretations by the authorities who interpret those laws and regulations. Any change in the regulatory structure or the applicable statutes or regulations, whether by the Connecticut Banking Commissioner, the State of Connecticut, the OTS, the FDIC or the U.S. Congress, could have a material impact on Connecticut Bancshares and Savings Bank of Manchester. For a more complete description of Connecticut banking laws and supervision and federal regulations applicable to Connecticut-chartered banks, including Savings Bank of Manchester, see “REGULATION AND SUPERVISION” on page     .

Connecticut Bancshares Holding Company Regulation.    Federal law allows a state savings bank that qualifies as a “Qualified Thrift Lender,” discussed below, to elect to be treated as a savings association for purposes of the savings and loan holding company provisions of the Homeowners’ Loan Act (“HOLA”). Such election allows its holding company to be regulated as a savings and loan holding company by the OTS rather than as a bank holding company by the FRB. Savings Bank of Manchester has made such election, and Connecticut Bancshares is a nondiversified savings and loan holding company within the meaning of the HOLA. Connecticut Bancshares is registered with the OTS and is subject to the OTS’s regulations and reporting requirements. In addition, the OTS may examine and supervise Connecticut Bancshares, and the OTS has enforcement authority over Connecticut Bancshares and its non-savings institution subsidiaries. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. Additionally, Savings Bank of Manchester is required to notify the OTS at least 30 days before declaring any dividend to Connecticut Bancshares. By regulation, the OTS may restrict or prohibit Savings Bank of Manchester from paying dividends.

Connecticut Bancshares is a unitary savings and loan holding company under federal law because Savings Bank of Manchester is its only insured subsidiary. Formerly, a unitary savings and loan holding company was not restricted as to the types of business activities in which it could engage, provided that its subsidiary savings association continued to be a qualified thrift lender. The Gramm-Leach-Bliley Act of 1999, however, restricts unitary savings and loan holding companies not existing or applied for before May 4, 1999 to activities permissible for a financial holding company as defined under the legislation, including insurance and securities activities, and those permitted for a multiple savings and loan holding company as described below. Connecticut Bancshares is subject to these activities restrictions. Upon any non-supervisory acquisition by Connecticut Bancshares of another savings association as a separate subsidiary, Connecticut Bancshares would become a multiple savings and loan holding company. The HOLA limits the activities of a multiple savings and loan holding company and its non-insured institution subsidiaries primarily to activities permissible for bank holding companies under Section 4(c)(8) of the BHCA, provided the prior approval of the OTS is obtained, to activities permitted for financial holding companies and to other activities authorized by OTS regulation. Multiple savings and loan holding companies are generally prohibited from acquiring or retaining more than 5% of a non-subsidiary company engaged in activities other than those permitted by the HOLA or those permitted for financial holding companies.

The HOLA prohibits a savings and loan holding company from, directly or indirectly, acquiring more than 5% of the voting stock of another savings association or savings and loan holding company or from acquiring such an institution or company by merger, consolidation or purchase of its assets, without prior written approval of the OTS. In evaluating applications by holding companies to acquire savings associations, the OTS considers the financial and managerial resources and future prospects of Connecticut Bancshares and the institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

The OTS is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, except: (1) interstate supervisory acquisitions by savings and loan holding companies; and (2) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions.

To be regulated as a savings and loan holding company by the OTS (rather than as a bank holding company by the FRB), Savings Bank of Manchester must qualify as a Qualified Thrift Lender (“QTL”). To qualify as a QTL, Savings Bank of Manchester must maintain compliance with the test for a “domestic building and loan association,” as defined in the Internal Revenue Code, or with a QTL Test. Under the QTL Test, a savings institution is required to maintain at least 65% of its “portfolio assets” (total assets less: (1) specified liquid assets up to 20% of total assets; (2) intangibles, including goodwill; and (3) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed and related securities) in at least 9 months out of each 12 month period. As of June 30, 2003 Savings Bank of Manchester maintained in excess of 79% of its portfolio assets in qualified thrift investments. Savings Bank of Manchester also met the QTL test in each of the last 12 months and, therefore, met the QTL Test.

Acquisition of Connecticut Bancshares.    Under the Federal Change in Bank Control Act (the “CIBCA”), a notice must be submitted to the OTS if any person (including a company), or group acting in concert, seeks to acquire 10% or more of Connecticut Bancshares’ outstanding voting stock, unless the OTS has found that the acquisition will not result in a change of control of Connecticut Bancshares. Under the CIBCA, the OTS has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

Acquisition of Savings Bank of Manchester.    In connection with its conversion to public form in 2000, Savings Bank of Manchester adopted a provision in its plan of conversion preventing any person from acquiring, or offering to acquire, directly or indirectly, Savings Bank of Manchester for a five year period, without approval by the Connecticut Banking Commissioner. On July 14, 2003, New Haven Savings Bank obtained the approval of the Connecticut Banking Commissioner to offer to acquire Savings Bank of Manchester.

Connecticut Holding Company Regulations.    Under Connecticut banking law, no person may acquire beneficial ownership of more than 10% of any class of voting securities of a Connecticut-chartered bank, or any holding company of such a bank, without prior notification of, and lack of disapproval by, the Connecticut Banking Commissioner. Similar restrictions apply to any person who holds in excess of 10% of any such class and desires to increase its holdings to 25% or more of such class. The Commissioner will evaluate the effect of the acquisition on the financial condition of Savings Bank of Manchester and the holding company. The Commissioner will also disapprove the acquisition if Savings Bank of Manchester or holding company to be acquired has been in existence for less than five years, unless the Commissioner waives this requirement, or if the acquisition would result in the acquirer controlling 30% or more of the total amount of deposits in insured depository institutions in Connecticut.

Federal Income Taxation

General.    Connecticut Bancshares and Savings Bank of Manchester report their income on a calendar year basis using the accrual method of accounting. The federal income tax laws apply to Connecticut Bancshares and Savings Bank of Manchester in the same manner as to other corporations with some exceptions, including particularly Savings Bank of Manchester’s reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to Savings Bank of Manchester or Connecticut Bancshares. Savings Bank of Manchester’s federal income tax returns have been either audited or closed under the statute of limitations through tax year 1999. For its 2003 tax year, Savings Bank of Manchester’s maximum federal income tax rate was 35%.

Bad Debt Reserves.    For fiscal years beginning before December 31, 1995, thrift institutions which qualified under certain definitional tests and other conditions of the Internal Revenue Code of 1986, as amended, were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method.

Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and require savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves. Approximately $19.0 million of Savings Bank of Manchester’s accumulated bad debt reserves would not be recaptured into taxable income unless Savings Bank of Manchester makes a “non-dividend distribution” to Connecticut Bancshares as described below.

Distributions.    If Savings Bank of Manchester makes “non-dividend distributions” to Connecticut Bancshares, they will be considered to have been made from Savings Bank of Manchester’s unrecaptured tax bad debt reserves, including the balance of its reserves as of December 31, 1987, to the extent of the “non-dividend distributions,” and then from Savings Bank of Manchester’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in Savings Bank of Manchester’s taxable income. Non-dividend distributions include distributions in excess of Savings Bank of Manchester’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of Savings Bank of Manchester’s current or accumulated earnings and profits will not be so included in Savings Bank of Manchester’s taxable income.

The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if Savings Bank of Manchester makes a non-dividend distribution to Connecticut Bancshares, approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 35% federal corporate income tax rate. Savings Bank of Manchester does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

Connecticut Taxation

Connecticut Bancshares is subject to the Connecticut corporation business tax. Connecticut Bancshares is eligible to file a combined Connecticut corporation business tax return and will pay the regular corporation business tax (income tax).

The Connecticut corporation business tax is based on the federal taxable income before net operating loss and special deductions of Connecticut Bancshares and makes certain modifications to federal taxable income to arrive at Connecticut taxable income. Connecticut taxable income is multiplied by the state tax rate (7.5% for 2000 and thereafter) to arrive at Connecticut income tax.

In May 1998, the State of Connecticut enacted legislation permitting the formation of PICs by financial institutions. This legislation exempts qualifying PICs from the Connecticut corporation business tax and excludes dividends paid from a PIC from the taxable income of the parent financial institution. Connecticut Bancshares established a PIC in January 1999 and eliminated the state income tax expense of Connecticut Bancshares effective December 31, 1998 through June 30, 2003. The State of Connecticut continues to be under pressure to find new sources of revenue, and therefore could propose legislation to eliminate the PIC exemption. If such legislation were enacted, Connecticut Bancshares would be subject to state income taxes in Connecticut.

Properties

Connecticut Bancshares currently conducts its business through its main office located in Manchester, Connecticut, and 27 other full-service banking offices. Connecticut Bancshares believes that its facilities are adequate to meet their present and immediately foreseeable needs.

Location	Leased, Licensed or Owned	Original Year Leased or Acquired		Date of Lease/ License Expiration

Main Branch and Executive Office:

923 Main Street Manchester, CT 06040	Owned	1932		N/A

Branch Offices:

285 East Center Street Manchester, CT 06040	Leased	1956		2016

220 North Main Street Manchester, CT 06040	Leased	1970		2005

344 West Middle Turnpike Manchester, CT 06040	Owned	2001	(2)	N/A

214 Spencer Street Manchester, CT 06040	Leased	2001	(2)	2005

1065 Main Street East Hartford, CT 06108	Leased	2001	(2)	2010

950 Silver Lane East Hartford, CT 06108	Leased	2001	(2)	2006

955 Sullivan Avenue South Windsor, CT 06074	(1)	1965		2010

Location	Leased, Licensed or Owned	Original Year Leased or Acquired		Date of Lease/ License Expiration

481 Buckland Road South Windsor, CT 06074	Leased	2001	(2)	2003

Eastford Center, County Road Eastford, CT 06242	Leased	1985		2004

122A Prospect Hill Road East Windsor, CT 06088	Leased	1985		2004

6 Storrs Road Mansfield, CT 06250	Leased	1986		2005

200 Merrow Road Tolland, CT 06084	Leased	1989		2004

1320 Manchester Road Glastonbury, CT 06033	(1)	1987		2007

2510 Main Street Glastonbury, CT 06033	Owned	2001	(2)	N/A

902 Main Street South Glastonbury, CT 06073	Leased	2001	(2)	2005

435 Hartford Turnpike Vernon, CT 06066	Leased	1988		2003

35 Talcottville Road Vernon, CT 06066	Leased	2001	(2)	2007

1078 N. Main Street Dayville (Killingly), CT 06241	Leased	1990		2005

Route 66 Columbia, CT 06237	Owned	1991		N/A

1671 Boston Turnpike Coventry, CT 06238	Leased	1993		2013

Route 31 & Stonehouse Road Coventry, CT 06238	Leased	2001	(2)	2003

596 Middle Turnpike Storrs, CT 06268	Owned	1995		N/A

49 Hazard Avenue Enfield, CT 06082	Leased	1995		2007

2133 Poquonock Avenue Windsor, CT 06095	Leased	1996		2006

38 Wells Road Wethersfield, CT 06109	Leased	1996		2008

55 South Main Street West Hartford, CT 06107	Leased	1997		2006

175 West Road Ellington, CT 06029	Leased	2001	(2)	2012

Drive/Walk-In Facility:

Annex - Maple Street Manchester, CT 06040	Owned	2001	(2)	N/A

Location	Leased, Licensed or Owned		Original Year Leased or Acquired		Date of Lease/ License Expiration

ATM Facilities:

Rt.6 Andover, CT 06232	Leased		1974		2004

700 Burnside Ave. East Hartford, CT 06108	Leased		1966		2003

1 Main Street East Hartford, CT 06118	Leased		1975		2005

60 Bidwell Street Manchester, CT 06040	Licensed	(4)	1990		(4)

Buckland Hills Mall Manchester, CT 06040	Leased		1992		2004

469 Hartford Rd Manchester, CT 06040	Leased		1970		2003

71 Haynes Street Manchester, CT 06040	Licensed	(4)	1989		(4)

317 Highland Street Manchester, CT 06040	Leased		2001	(2)	2003

241 West Middle Turnpike Manchester, CT 06040	(1)		1983		2023

62 Buckland Street Manchester, CT 06040	Leased		1990		2004

31 Union Street Rockville, CT 06066	Licensed	(4)	1995		(4)

Route 195 Storrs, CT 06268	Leased		2002		2007

Administrative Offices:

469 Hartford Road Manchester, CT 06040	Leased		1970		2003

50-56 Cottage Street Manchester, CT 06040	Owned		1986		N/A

935 Main Street Manchester, CT 06040	Owned		(3)		N/A

935 Main Street Units B102 & B102A Manchester, CT 06040	Leased		1997		2006

945 Main Street Unit 305 Manchester, CT 06040	Owned		1998		N/A

945 Main Street Unit 309 Manchester, CT 06040	Owned		1997		N/A

903 Main Street Manchester, CT 06040	Owned		2001		N/A

Location	Leased, Licensed or Owned	Original Year Leased or Acquired	Date of Lease/ License Expiration

35-43 Oak Street Manchester, CT 06040	Owned	1995	N/A

681 Main Street Plantsville, CT 06479	Leased	1997	2003

(1)	Connecticut Bancshares owns the building and leases the land and only owns the building as long as the lease is in effect.
(2)	Connecticut Bancshares acquired these properties on August 31, 2001 from First Federal.
(3)	Connecticut Bancshares owns seventeen commercial condominiums, which were all acquired at various times between 1990 and 2000 and are used for administrative offices.
(4)	Connecticut Bancshares maintains a license to possess the property. Generally, the holder of a license has less property rights than the possessor of a leasehold interest. The license has no expiration date.

Personnel

As of June 30, 2003, Connecticut Bancshares had 442 full-time employees and 90 part-time employees, none of whom is represented by a collective bargaining unit. Connecticut Bancshares believes its relationship with its employees is good.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF CONNECTICUT BANCSHARES

The following discussion should be read in conjunction with “SELECTED CONSOLIDATED FINANCIAL INFORMATION OF CONNECTICUT BANCSHARES” and the Consolidated Financial Statements of Connecticut Bancshares and Subsidiary and related Notes appearing elsewhere in this prospectus.

Forward-Looking Statements

This management’s discussion and analysis of Connecticut Bancshares’ financial condition and results of operations contains forward-looking statements that are based on assumptions and describe future plans, strategies and expectations of Connecticut Bancshares, including those with respect to its pending acquisition by New Haven Savings Bank. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Connecticut Bancshares’ ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of Connecticut Bancshares include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in Savings Bank of Manchester’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Subject to applicable laws and regulations, Connecticut Bancshares does not undertake—and specifically disclaims any obligation—to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

General

Connecticut Bancshares has only one subsidiary, Savings Bank of Manchester. Savings Bank of Manchester’s results of operations depend primarily on net interest income, which is the difference between the interest income earned on its interest-earning assets, such as loans and securities, and the interest expense on its interest-bearing liabilities, such as deposits and borrowings. Savings Bank of Manchester also generates noninterest income primarily from fees charged on customers’ accounts and fees earned on activities such as investment services provided through a third party registered broker-dealer. Gains on sales of securities are another source of noninterest income. Savings Bank of Manchester’s noninterest expenses primarily consist of employee compensation and benefits, occupancy expense, advertising and other operating expenses. Savings Bank of Manchester’s results of operations are also affected by general economic and competitive conditions, notably changes in market interest rates, government policies and regulations. Savings Bank of Manchester exceeded all of its regulatory capital requirements at December 31, 2002 and at June 30, 2003.

Acquisition Of First Federal

On August 31, 2001, Connecticut Bancshares completed its acquisition of First Federal in a transaction accounted for under the purchase method of accounting. Accordingly, the assets and liabilities of First Federal are reflected in Connecticut Bancshares’ consolidated balance sheets at December 31, 2002 and December 31, 2001, and the results of operations of First Federal since August 31, 2001 are included in the consolidated statements of operations for the years ended December 31, 2002 and December 31, 2001, as required by the purchase method of accounting.

Critical Accounting Policies

Note 1 of the Notes to Connecticut Bancshares’ Consolidated Financial Statements includes a summary of the significant accounting policies and methods used in the preparation of Connecticut Bancshares’ consolidated financial statements. The following is a brief discussion of the more significant critical accounting policies and methods used by Connecticut Bancshares in preparation of financial statements.

General.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of income and expenses during the reporting periods. The most significant estimates and assumptions relate to determining the allowance for loan losses, other than temporary impairment of securities, income taxes, impairments of intangible assets and pension and other postretirement benefits. Actual amounts could differ significantly from these estimates. Senior management has discussed the development and selection of these accounting estimates and the related disclosures with the audit committee of Connecticut Bancshares’ Board of Directors.

Allowance For Loan Losses.    Savings Bank of Manchester devotes significant attention to maintaining high loan quality through its underwriting standards, active servicing of loans and aggressive management of nonperforming assets. The allowance for loan losses is maintained at a level estimated by management to provide adequately for probable loan losses which are inherent in the loan portfolio. Probable loan losses are estimated based on a quarterly review of the loan portfolio, loss experience, specific problem loans, economic conditions and other pertinent factors. In assessing risks inherent in the portfolio, management considers the risk of loss on nonperforming and classified loans including an analysis of collateral in each situation. Savings Bank of Manchester’s methodology for assessing the appropriateness of the allowance for loan losses includes several key elements. Problem loans are identified and analyzed individually to detect specific losses including an analysis of estimated cash flows for impaired loans. The loan portfolio is also segmented into pools of loans that are similar in type and risk characteristics (i.e., commercial, consumer and mortgage loans). Loss factors based on Savings Bank of Manchester’s historical chargeoffs are applied using Savings Bank of Manchester’s historical experience and may be adjusted for significant factors that, in management’s judgment, affect the collectability of the portfolio as of the evaluation date. Additionally, the portfolio is segmented into pools based on internal risk ratings with estimated loss factors applied to each rating category. Other factors considered in determining probable loan losses are any changes in concentrations in the portfolio, trends in loan growth, the relationship and trends in recent years of recoveries as a percentage of prior chargeoffs and peer bank’s loss experience. Although management believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary, and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while Savings Bank of Manchester believes it has established its existing allowance for loan losses consistent with accounting principles generally accepted in the United States of America, there can be no assurance that regulators, in reviewing Savings Bank of Manchester’s loan portfolio, will not request Savings Bank of Manchester to increase its allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Material increases in the allowance for loan losses will adversely affect Savings Bank of Manchester’s financial condition and results of operations.

Other Than Temporary Impairment Of Securities.    On a quarterly basis, Connecticut Bancshares reviews available for sale investment securities with unrealized depreciation for six consecutive months and other securities with unrealized depreciation on a judgmental basis to assess whether the decline in fair value is temporary or other than temporary. Connecticut Bancshares judges whether the decline in value is from company-specific events, industry developments, general economic conditions or other reasons. Once the estimated reasons for the decline are identified, further judgments are required as to whether those conditions are likely to reverse and, if so, whether that reversal is likely to result in a recovery of the fair value of the investment in the near term. Unrealized losses which are not expected to reverse in the near term are charged to operations.

Income Taxes.    Connecticut Bancshares has not provided for Connecticut state income taxes since December 31, 1998 because it has a PIC as permitted by Connecticut law. Connecticut Bancshares believes it complies with the state PIC requirements and that no state taxes are due from December 31, 1998 through December 31, 2002; however, Connecticut Bancshares has not been audited by the state for such periods. If the state were to determine that the PIC was not in compliance with statutory requirements a material amount of taxes could be due.

Impairment Of Intangibles.    Connecticut Bancshares periodically evaluates intangible assets for potential impairment indicators and reviews goodwill for impairment at least on an annual basis. Connecticut Bancshares’ judgments regarding the existence of impairment indicators are based on legal factors, market conditions and operational performance of acquired operations. Future events or changes in the fair value of Connecticut Bancshares’ common stock could cause Connecticut Bancshares to conclude that impairment indicators exist and that intangible assets are impaired. Any resulting impairment loss could have a material adverse impact on Connecticut Bancshares’ consolidated financial condition and results of operations. See Note 1 to the consolidated financial statements for further discussion.

Pension And Other Postretirement Employee Benefits.    The determination of Connecticut Bancshares’ obligation and expense for pension and other postretirement benefits is dependent on Connecticut Bancshares’ selection of certain assumptions used by actuaries in calculating such amounts. Those assumptions are described in Note 14 to the consolidated financial statements and in “Liquidity and Capital Resources” on page     , and include, among others, the discount rate, expected long-term rate of return on plan assets and rates of increase in compensation and healthcare costs. In accordance with accounting principles generally accepted in the United States, actual results that differ from Connecticut Bancshares’ assumptions are accumulated and amortized over future periods and therefore, generally affect Connecticut Bancshares’ recognized expense and recorded obligation in such future periods. While Connecticut Bancshares believes that the assumptions are appropriate, significant differences in actual experience or significant changes in assumptions may materially affect pension and other postretirement obligations and Connecticut Bancshares’ future expense.

Changes In Connecticut Bancshares’ Financial Condition And Results Of Operations

The following analysis discusses changes in the financial condition and results of operations for the three and six months ended June 30, 2003 and 2002, and for the years ended December 31, 2002 and 2001, and should be read in conjunction with Connecticut Bancshares’ condensed consolidated financial statements and the Notes thereto, appearing elsewhere herein.

Comparison Of Connecticut Bancshares’ Financial Condition At June 30, 2003 And December 31, 2002

Connecticut Bancshares’ total assets increased $71.2 million, or 2.8%, to $2.62 billion at June 30, 2003 as compared to $2.55 billion at December 31, 2002. The increase in assets was mainly attributable to a $107.6 million increase in net loans and a $62.8 million increase in cash and cash equivalents partially offset by a $99.8 million decrease in securities. The increase in net loans was primarily due to a $63.3 million increase in one- to four-family mortgages, a $29.0 million increase in commercial business loans and commercial and multi-family mortgages and a $9.8 million increase in installment loans. The increase in cash and cash equivalents was mainly due to prepayments on mortgage-backed securities and collateralized mortgage obligations as well as $82.4 million of securities that were called or matured during the first six months of 2003. The growth in assets was primarily funded by an increase in advances from FHLB of $41.5 million as well as an increase in deposits of $22.7 million.

The following table presents the amortized cost and fair value of Connecticut Bancshares’ available for sale securities, by type, at the dates indicated:

	At June 30, 2003		At December 31, 2002
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Debt securities:
Asset-backed securities	$68,512	$70,278	$91,370	$93,676
U.S. Government and agency obligations	84,941	92,265	156,466	164,580
Municipal obligations	23,075	24,684	23,357	23,978
Corporate securities	51,294	54,011	63,209	66,143

Total	227,822	241,238	334,402	348,377

Equity securities:
Marketable equity securities	14,665	18,586	17,427	21,753
Debt mutual funds	9,355	9,359	9,249	9,267
Other equity securities	1,360	1,360	1,388	1,388

Total	25,380	29,305	28,064	32,408

Total debt and equity securities	253,202	270,543	362,466	380,785

Mortgage-backed securities:
Collateralized mortgage obligations	253,314	256,045	247,236	250,428
Mortgage-backed securities	211,020	215,219	205,569	210,409

Total mortgage-backed securities	464,334	471,264	452,805	460,837

Total available for sale securities	$717,536	$741,807	$815,271	$841,622

Available for sale securities decreased $99.8 million, or 11.9%, from a fair value of $841.6 million at December 31, 2002 to a fair value of $741.8 million at June 30, 2003. Connecticut Bancshares had proceeds from sales of $41.6 million (including net gains of $1.5 million); maturities and calls of $82.4 million and principal payments of $146.0 million of securities during the six months ended June 30, 2003. Connecticut Bancshares also experienced a decrease in unrealized gains on securities of $2.1 million from December 31, 2002 to June 30, 2003. Securities purchased totaled $175.4 million during the six months ended June 30, 2003.

Net loans increased $107.6 million, or 7.0%, from $1.5 billion at December 31, 2002 to $1.6 billion at June 30, 2003. Residential mortgages (including residential construction mortgages) increased $63.8 million, or 6.9%, from $925.1 million at December 31, 2002 to $988.8 million at June 30, 2003 due to continuing loan demand mainly due to refinancing activity in a low interest rate environment. Commercial real estate, commercial construction and business loans increased $34.2 million, or 6.8%, from $502.7 million at December 31, 2002, to $537.0 million at June 30, 2003, primarily due to an increase in commercial mortgage originations. As of June 30, 2003, commercial loans represented 32.3% of Savings Bank of Manchester’s loan portfolio.

Deposits totaled $1.62 billion at June 30, 2003, an increase of $22.7 million, or 1.4%, compared to $1.6 billion at December 31, 2002. Checking accounts increased $30.5 million, or 8.5%, from $360.4 million at December 31, 2002 to $390.9 million at June 30, 2003. Savings and money market accounts increased $29.0 million, or 4.9%, from $592.4 million at December 31, 2002 to $621.4 million at June 30, 2003. Certificates of deposit decreased $36.8 million, or 5.7%, from $643.2 million at December 31, 2002 to $606.4 million at June 30, 2003. With certificate of deposit rates at a relatively low level, retail depositors may be holding their funds in savings, money market and checking accounts until interest rates rise. In addition, Savings Bank of Manchester offers a short-term transactional repurchase agreement (repo) account to commercial businesses and retail customers. These repo accounts are shown as short-term borrowed funds in the accompanying consolidated statements of condition. Short-term borrowed funds increased $3.2 million, or 2.6%, from $121.1 million to $124.3 million during the first six months of 2003. Advances from the FHLB increased $41.5 million, or 7.8%, from $533.9 million to $575.4 million during the first six months of 2003.

Nonperforming assets totaled $2.4 million at June 30, 2003, compared to $2.9 million at December 31, 2002, a decrease of $504,000, or 17.4%. Other real estate owned totaled $302,000 at June 30, 2003 compared to $0 at December 31, 2002. During the first six months of 2003 Savings Bank of Manchester foreclosed on three residential properties and subsequently sold one of those properties.

The following table sets forth information regarding Connecticut Bancshares nonperforming loans and other real estate owned:

	June 30, 2003	December 31, 2002
	(In thousands)
Nonperforming loans:
Loans past due 90 days and still accruing:
One- to four- family mortgages	$267	$527
Commercial and multifamily mortgages	—	395
Commercial business	150	313
Installment	141	108

Total loans past due 90 days and still accruing	558	1,343

Loans on nonaccrual:
One- to four- family mortgages	175	306
Commercial and multifamily mortgages	300	393
Commercial business	660	852

Total loans on nonaccrual	1,135	1,551

Troubled debt restructurings:
Commercial and multifamily mortgages	395	—

Total troubled debt restructurings	395	—

Total nonperforming loans	2,088	2,894
Other real estate owned	302	—

Total nonperforming assets	$2,390	$2,894

Total nonperforming loans as a percentage of gross loans	0.13%	0.19%

Total nonperforming assets as a percentage of total assets	0.09%	0.11%

On a monthly basis, management informs the Board of Directors of the amount of loans delinquent for more than 30 days, all loans in foreclosure and all foreclosed and repossessed property that Savings Bank of Manchester owns. Savings Bank of Manchester ceases accruing interest on mortgage loans when principal or interest payments are delinquent 90 days or more unless management determines that the loan principal and interest is fully secured and in the process of collection. Once the accrual of interest on a loan is discontinued, all interest previously accrued is reversed against current period interest income once management determines that interest is uncollectable.

The allowance for loan losses was $16.4 million at June 30, 2003; an increase of $182,000 from the $16.2 million recorded at December 31, 2002. The allowance for loan losses as a percentage of gross loans was 0.98% at June 30, 2003 as compared to 1.04% at December 31, 2002. The allowance for loan losses as a percentage of nonperforming loans was 783.2% at June 30, 2003 as compared to 558.8% at December 31, 2002.

Savings Bank of Manchester devotes significant attention to maintaining high loan quality through its underwriting standards, active servicing of loans and aggressive management of nonperforming assets. The allowance for loan losses is maintained at a level estimated by management to provide adequately for probable loan losses which are inherent in the loan portfolio. Probable loan losses are estimated based on a quarterly review of the loan portfolio, loss experience, specific problem loans, economic conditions and other pertinent factors. In assessing risks inherent in the portfolio, management considers the risk of loss on nonperforming and classified loans including an analysis of collateral in each situation. Savings Bank of Manchester’s methodology for assessing the appropriateness of the allowance for loan losses includes several key elements. Problem loans are identified and analyzed individually to estimate specific losses including an analysis of estimated future cash flows for impaired loans. The loan portfolio is also segmented into pools of loans that are similar in type and risk characteristics (i.e., commercial, consumer and mortgage loans). Loss factors based on Savings Bank of Manchester’s historical chargeoffs are applied using Savings Bank of Manchester’s historical experience and may be adjusted for significant factors that, in management’s judgment, affect the collectability of the portfolio as of the evaluation date. Additionally, the portfolio is segmented into pools based on internal risk ratings with loss factors applied to each rating category. Other factors considered in determining probable loan losses are any changes in concentrations in the portfolio, trends in loan growth, the relationship and trends in recent years of recoveries as a percentage of prior chargeoffs and peer banks’ loss experience.

The allowance for loan losses consists of a formula allowance for various loan portfolio classifications and an amount for loans identified as impaired, if necessary. The allowance is an estimate, and ultimate losses may vary from current estimates. Changes in the estimate are recorded in the results of operations in the period in which they become known, along with provisions for estimated losses incurred during that period.

A portion of the allowance for loan losses is not allocated to any specific segment of the loan portfolio. This unallocated reserve is maintained for two primary reasons: there exists an inherent subjectivity and imprecision to the analytical processes employed, and the prevailing business environment, as it is affected by changing economic conditions and various external factors, which may impact the portfolio in ways currently unforeseen. Moreover, management has identified certain risk factors, which could impact the degree of loss sustained within the portfolio. These include: market risk factors, such as the effects of economic variability on the entire portfolio, and unique portfolio risk factors that are inherent characteristics of Savings Bank of Manchester’s loan portfolio. Market risk factors may consist of changes to general economic and business conditions that may impact Savings Bank of Manchester’s loan portfolio customer base in terms of ability to repay and that may result in changes in value of underlying collateral. Unique portfolio risk factors may include industry or geographic concentrations, or trends that may exacerbate losses resulting from economic events which Savings Bank of Manchester may not be able to fully diversify out of its portfolio.

Due to the inherent imprecise nature of the loan loss estimation process and ever changing conditions, these risk attributes may not be adequately captured in data related to the formula-based loan loss components used to determine allocations in Savings Bank of Manchester’s analysis of the adequacy of the allowance for loan losses. Management, therefore, has established and maintains an unallocated allowance for loan losses. The amount of the unallocated allowance was $3.5 million at June 30, 2003 as compared to $3.2 million at December 31, 2002. As a percentage of the allowance for loan losses, the unallocated was 21.7% of the total allowance for loan losses at June 30, 2003 and 20.0% of the total allowance for loan losses at December 31, 2002.

Savings Bank of Manchester uses three separate methods to estimate the allowance for loan losses as discussed above and then uses a weighted average formula to estimate the final allowance for loan losses. Savings Bank of Manchester uses a portfolio segmentation method, a risk rating method, and a historical method for estimating the allowance for loan losses. The weighting factors were 45%, 45% and 10%, respectively at both June 30, 2003 and December 31, 2002.

Although management believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary, and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while Savings Bank of Manchester believes it has established its existing allowance for loan losses consistent with accounting principles generally accepted in the United States of America, there can be no assurance that regulators, in reviewing Savings Bank of Manchester’s loan portfolio, will not request Savings Bank of Manchester to increase its allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Material increases in the allowance for loan losses will adversely affect Savings Bank of Manchester’s financial condition and results of operations.

Total shareholders’ equity decreased $2.1 million, or 0.8%, to $249.5 million at June 30, 2003 compared to $251.6 million on December 31, 2002. The decrease is due primarily to the repurchase of 393,219 shares of Company common stock during the first six months of 2003 for $16.2 million. As of June 30, 2003, Connecticut Bancshares has repurchased 558,641 shares of its common stock since its conversion to a public company on March 2, 2000 at a weighted average price of $38.9 per share, for a total of $21.7 million. Connecticut Bancshares had previously announced that its Board of Directors has authorized the repurchase of up to 561,600, or approximately 5%, of its outstanding shares of its common stock. Partially offsetting this decrease was net income of $14.8 million for the six months ended June 30, 2003.

Comparison Of Connecticut Bancshares’ Operating Results For The Six Months Ended June 30, 2003 And 2002

Net Income.    Net income for the six months ended June 30, 2003 was $14.8 million compared to $11.7 million for the six months ended June 30, 2002. The results for the six months ended June 30, 2003 include a $2.2 million increase in net interest income, primarily due to a lower cost of funds and higher volume of loans, partially offset by lower asset yields. Net income also increased as a result of increases in service charge and fee income of $1.4 million, higher net gains on sales of securities of $458,000 and lower amortization of other intangible assets of $1.8 million due to noncompete agreements with former First Federal executives which became fully amortized during the third quarter of 2002. Net income was reduced due to higher employee benefits of $1.7 million primarily due to increased restricted stock, pension and ESOP expenses.

Net Interest Income.    Net interest income increased $2.2 million, or 5.6%, to $41.4 million for the first half of 2003 compared to $39.2 million for the first half of 2002. The increase was primarily due to higher average loans and a lower cost of funds, partially offset by lower asset yields. Total interest and dividend income decreased $4.2 million, or 5.9%, to $66.3 million for the first half of 2003 from $70.5 million for the first half of 2002. Interest income on loans decreased $682,000, or 1.4%, to $49.5 million for the six months ended June 30, 2003 compared to $50.2 million for the six months ended June 30, 2002. The decrease was due to a 67 basis point decrease in the average yield on loans partially offset by a $138.5 million increase in the average balance of loans outstanding. The decrease in yield and the increase in loan volume were mainly due to a lower interest rate environment and higher prepayments and refinancings of residential mortgages. Interest and dividend income from investment securities, short-term investments and FHLB stock decreased $3.5 million, or 17.2%, to $16.8 million for the six months ended June 30, 2003 compared to $20.3 million for the six months ended June 30, 2002. The decrease in income was mainly due to lower yields resulting from a lower interest rate environment. The yield on investment securities, short-term investments and FHLB stock decreased 55 basis points to 4.4% for the six months ended June 30, 2003 as compared to 4.9% for the six months ended June 30, 2002.

Interest Expense.    Interest expense decreased $6.4 million, or 20.4%, to $24.9 million for the six months ended June 30, 2003 compared to $31.3 million for the six months ended June 30, 2002. The decrease was primarily due to a decrease in the overall cost of funds for interest-bearing liabilities of 69 basis points. The cost of funds for the first half of 2003 was 2.4% as compared to 3.0% for the first half of 2002. The decrease in the cost of funds was primarily due to a lower interest rate environment.

Average Balances, Interest and Average Yields/Cost.    The following table presents certain information for the periods indicated regarding average balances of assets and liabilities, as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. The yields and rates include fees which are considered adjustments to yields.

	For the Six Months Ended June 30,
	2003			2002
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-earning assets:	(Dollars in thousands)
Loans(1)(6)(7):
Real estate	$1,297,580	$40,059	6.17%	$1,187,927	$40,463	6.81%
Consumer	133,999	3,848	5.74	120,186	4,135	6.88
Commercial(5)	185,215	5,613	6.11	170,137	5,614	6.65

Total loans(5)	1,616,794	49,520	6.13	1,478,250	50,212	6.80

Mortgage-backed securities(2)	208,802	4,685	4.49	130,442	4,034	6.19
Collateralized mortgage obligations(2)	216,849	4,501	4.15	237,483	6,201	5.22
Investment securities(2)(5):
U.S. Government and agency obligations	115,034	2,778	4.87	164,918	3,605	4.41
Municipal obligations	23,235	831	7.15	23,686	838	7.08
Corporate securities	57,972	1,537	5.30	54,414	1,772	6.51
Common stock and mutual funds	24,809	409	3.30	40,136	779	3.88
Other equity securities	1,314	4	0.61	976	4	0.82
Asset-backed securities	75,617	1,713	4.53	100,685	2,335	4.64
Other interest-bearing assets:
FHLB stock	30,783	488	3.17	30,783	572	3.72
Short-term investments	31,421	185	1.19	58,466	532	1.83

Total interest-earning assets(5)	2,402,630	$66,651	5.55%	2,320,239	$70,884	6.12%

Noninterest-earning assets	146,302			133,199

Total assets	$2,548,932			$2,453,438

	For the Six Months Ended June 30,
	2003			2002
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
	(Dollars in thousands)
Interest-bearing liabilities:
Deposits:
NOW accounts	$223,610	$351	0.32%	$209,816	$600	0.58%
Savings and money market accounts	602,975	1,982	0.66	557,799	4,207	1.52
Certificates of deposit	624,929	9,708	3.13	710,974	13,664	3.88
Escrow deposits	13,599	104	1.54	9,926	84	1.71

Total interest-bearing deposits	1,465,113	12,145	1.67	1,488,515	18,555	2.51
Short-term borrowed funds	117,311	398	0.68	110,311	863	1.58
Advances from FHLB	558,161	12,358	4.46	477,104	11,852	5.01

Total interest-bearing liabilities	2,140,585	$24,901	2.35%	2,075,930	$31,270	3.04%

Noninterest-bearing liabilities	153,088			133,482

Total liabilities	2,293,673			2,209,412
Stockholders’ equity	255,259			244,026

Total liabilities and stockholders’ equity	$2,548,932			$2,453,438

Net interest-earning assets	$262,045			$244,309

Net interest income(5)		$41,750			$39,614

Interest rate spread(3)(5)			3.20%			3.08%
Net interest margin(4)(5)			3.46%			3.40%
Ratio of interest-earning assets to interest-bearing liabilities			112.24%			111.77%

Taxable-equivalent adjustments:
Loans		$14			$24
Investment securities		350			406

Total		$364			$430

(1)	Balances are net of undisbursed proceeds of construction loans in process and include nonperforming loans.
(2)	Yields are calculated on amortized cost and exclude the impact of unrealized gains and losses on available for sale securities.
(3)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Net interest margin represents fully taxable-equivalent net interest income as a percentage of average interest-earning assets.
(5)	Fully taxable-equivalent yields are calculated assuming a 35% federal income tax rate.
(6)	Interest on nonperforming loans has been included only to the extent reflected in the Consolidated Statements of Operations.
(7)	Includes amortization of net deferred loan fees (net of costs) of $136,000 and $23,000 for the six months ended June 30, 2003 and 2002, respectively.

Rate/Volume Analysis.    The following table presents the effects of changing rates and volumes on the interest income and interest expense of Connecticut Bancshares. The table presents the effects on a fully taxable-equivalent basis using amortized cost as described in footnotes 2, 4 and 5 in the previous section. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The rate/volume column shows the effects attributable to changes in both rate and volume, which cannot be segregated. The net column represents the sum of the prior columns.

	For the Six Months Ended June 30, 2003 Compared to the Six Months Ended June 30, 2002			Net
	Increase (Decrease) Due to
	Rate	Volume	Rate/ Volume
	(In thousands)
Interest-earning assets:
Loans:
Real estate	$(3,787)	$3,707	$(324)	$(404)
Consumer	(684)	475	(78)	(287)
Commercial	(458)	498	(41)	(1)

Total loans	(4,929)	4,680	(443)	(692)
Mortgage-backed securities	(1,107)	2,423	(665)	651
Collateralized mortgage obligations	(1,272)	(539)	111	(1,700)
Investment securities	(387)	(2,114)	9	(2,492)

Total interest-earning assets	(7,695)	4,450	(988)	(4,233)

Interest-bearing liabilities:
Deposits:
NOW accounts	(271)	39	(17)	(249)
Savings and money market accounts	(2,373)	341	(193)	(2,225)
Certificates of deposit	(2,619)	(1,654)	317	(3,956)
Other	(8)	31	(3)	20

Total deposits	(5,271)	(1,243)	104	(6,410)
Short-term borrowed funds	(489)	55	(31)	(465)
Advances from FHLB	(1,289)	2,014	(219)	506

Total interest-bearing liabilities	(7,049)	826	(146)	(6,369)

(Decrease) increase in net interest income	$(646)	$3,624	$(842)	$2,136

Provision for Loan Losses.    The provision for loan losses was $675,000 for the six months ended June 30, 2003 and $750,000 for the six months ended June 30, 2002. Savings Bank of Manchester lowered its provision for loan losses as nonperforming loans declined during the current quarter. The allowance for loan losses was 0.98% of total loans and 783.2% of nonperforming loans at June 30, 2003 compared to 1.04% and 558.8%, respectively, at December 31, 2002.

Noninterest Income.    Noninterest income was $10.8 million for the six months ended June 30, 2003 as compared to $9.2 million for the six months ended June 30, 2002. The increase was primarily due to higher service charges and fees and an increase in net gains on sales of securities. Service charges and fees were $7.3 million for the six months ended June 30, 2003 compared to $5.9 million for the six months ended June 30, 2002, an increase of $1.4 million, or 22.8%. Income from service charges and fees increased $871,000 from demand deposit account fees, $243,000 from prepayment penalties on loans and $165,000 from increased fees on merchant services. Gains on sales of securities increased $458,000 from the prior year period as certain debt and equity securities were sold during the six months ended June 30, 2003.

Noninterest Expense.    Noninterest expense decreased $1.0 million, or 3.4%, from $30.4 million for the six months ended June 30, 2002 to $29.4 million for the six months ended June 30, 2003. The decrease in noninterest expense from the prior year period was primarily due to decreases in amortization of other intangible assets ($1.8 million), marketing ($349,000), and furniture and equipment expenses ($308,000). These decreases were partially offset by an increase in employee benefits. In conjunction with the 2001 acquisition of First Federal, Savings Bank of Manchester recorded an intangible asset for noncompete agreements with former First Federal executives. The agreements were amortized over their twelve-month term through the third quarter of 2002. Marketing expenses decreased as Savings Bank of Manchester reduced its expense related to various media advertising. Furniture and equipment expenses decreased as certain assets became fully depreciated. Partially offsetting these decreases, employee benefits increased $1.7 million primarily due to increased restricted stock, pension and ESOP expenses.

Provision for Income Taxes.    Income tax expense increased $1.7 million from $5.6 million for the first half of 2002 to $7.3 million for the six months ended June 30, 2003. The effective tax rate for the six months ended June 30, 2003 was 33.0% compared to 32.4% in the prior year period.

Comparison Of Connecticut Bancshares’ Financial Condition At December 31, 2002 And 2001

Connecticut Bancshares’ total assets increased $101.1 million, or 4.1%, to $2.5 billion at December 31, 2002 as compared to $2.4 billion at December 31, 2001. The increase was primarily due to a $119.4 million increase in net loans and an $83.1 million increase in securities, partially offset by a $97.4 million decrease in cash and cash equivalents. The increase in loans was primarily due to real estate loans, as one- to four-family mortgages increased $65.3 million and construction, commercial and multi-family mortgages increased $31.8 million. The increase in securities was mainly due to the deployment of cash and cash equivalents as Savings Bank of Manchester sold collateralized mortgage obligations previously acquired from First Federal in December 2001 and had not reinvested the funds in longer term securities as of year-end 2001. The increase in securities was mainly in mortgage-backed and asset-backed securities, partially offset by the sale of collateralized mortgage obligations. The growth in assets was primarily funded by an increase in advances from FHLB of $68.5 million. Stockholders’ equity increased $16.2 million, primarily due to net income for the period, partially offset by the funding of the trustees’ repurchase of restricted stock associated with the October 21, 2002 restricted stock awards under Connecticut Bancshares’ 2002 Equity Compensation Plan and the declaration of $0.43 per share, or $4.5 million, of dividends during 2002.

Deposits at Savings Bank of Manchester totaled $1.6 billion at December 31, 2002, an increase of $5.0 million, or 0.3%, compared to $1.6 billion at December 31, 2001. The deposit growth reflects an increase in nonmaturity deposits partially offset by a decrease in certificates of deposit. Nonmaturity deposits (savings, money market, NOW and demand deposit accounts) increased $98.8 million, while certificates of deposits decreased $93.8 million. Savings Bank of Manchester shifted its marketing focus during 2002 to obtain nonmaturity deposit accounts to take advantage of their lower cost of funds when compared to certificates of deposits. In addition, Savings Bank of Manchester continues to market a short-term commercial transactional repurchase agreement (“repo”) account to commercial businesses. These repo accounts increased $3.9 million, or 3.3%, during 2002. Advances from Federal Home Loan Bank increased $68.5 million, or 14.7%, from $465.4 million in 2001, to $533.9 million at December 31, 2002. These funds were primarily used to fund real estate loan growth.

Nonperforming assets totaled $2.9 million at December 31, 2002 compared to $7.8 million at December 31, 2001, representing a decrease of $4.9 million, or 62.8%. The decrease in nonperforming loans was in commercial loans of $2.1 million, construction, commercial real estate and multifamily mortgages of $1.8 million, one- to four-family mortgages of $439,000, and consumer loans of $436,000. During the fourth quarter of 2002, Savings Bank of Manchester received $6.0 million to pay off its two largest nonperforming loans. The first nonperforming loan, a $2.4 million construction mortgage, was paid off in October 2002. Savings Bank of Manchester received $3.2 million which paid off the remaining principal and resulted in a recovery of previously charged off principal of $700,000 and a recovery of interest income not previously accrued of $136,000. In December 2002, Savings Bank of Manchester received $2.8 million to repay a commercial loan that was in nonaccrual status. Savings Bank of Manchester paid off the remaining principal of $2.4 million and recorded a recovery of previously charged off principal of $34,000 and a recovery of interest income not previously accrued of $332,000. Nonperforming loans as a percentage of gross loans decreased to 0.19% at December 31, 2002 from 0.53% at December 31, 2001. Nonperforming assets as a percentage of total assets decreased to 0.11% at December 31, 2002 from 0.32% at December 31, 2001. Other real estate owned declined $84,000, or 100.00%, to zero as of December 31, 2002 due to property sales.

Other intangible assets decreased $3.3 million from $12.9 million at December 31, 2001 to $9.6 million at December 31, 2002. The decrease is primarily due to the amortization of intangible assets recorded from the First Federal acquisition in 2001. Savings Bank of Manchester amortized a total of $3.9 million during 2002 of which $3.5 million was related to the acquisition of First Federal. In 1997 and 1995, Savings Bank of Manchester acquired certain fixed assets and assumed certain deposit liabilities of three branches in Central and Northern Connecticut. Savings Bank of Manchester amortized $432,000 during 2002 relating to these branch purchases. During 2002, Savings Bank of Manchester acquired certain assets of On Line Services (“OLS”), a company that provided merchant processing services mainly in western Massachusetts. Savings Bank of Manchester recorded a $300,000 intangible asset in connection with the purchase and is amortizing the asset on a straight line basis over an eight year period. Savings Bank of Manchester amortized $25,000 during 2002 relating to OLS. Partially offsetting the $3.9 million amortization was the recording of the OLS intangible asset as well as an increase in an additional minimum pension liability. Savings Bank of Manchester recorded an intangible asset of $299,000 related to the additional minimum pension liability. The additional minimum pension liability relates to Savings Bank of Manchester’s qualified defined benefit pension plan, supplemental retirement plans for certain executives and a consultation plan for certain outside directors.

Goodwill decreased $482,000 from $20.0 million at December 31, 2001 to $19.5 million at December 31, 2002. During 2002, Savings Bank of Manchester finalized its allocation of the purchase price for the First Federal acquisition which resulted in a reduction in goodwill and income taxes payable. The adjustment primarily represented a reduction in tax reserves as of the acquisition date.

Other assets increased $1.7 million, from $4.3 million at December 31, 2001 to $6.0 million at December 31, 2002. The increase was due mainly to the funding of a previously established supplemental retirement plan for executives.

Other liabilities increased $3.0 million from $27.0 million at December 31, 2001 to $30.0 million at December 31, 2002. The increase in other liabilities was primarily due to increased benefit plan accruals.

Total capital increased $16.2 million, or 6.9%, to $251.6 million at December 31, 2002 compared to $235.4 million at December 31, 2001. The increase was primarily due to net income for the period, partially offset by the funding of the trustees’ repurchase of restricted stock associated with the October 21, 2002 restricted stock awards under Connecticut Bancshares’ 2002 Equity Compensation Plan, the repurchase of 165,422 shares of treasury stock for $5.5 million and the declaration of $0.43 per share, or $4.5 million, of dividends during 2002.

Comparison Of Connecticut Bancshares’ Operating Results For The Years Ended December 31, 2002 And 2001

Net Income.    Net income for the year ended December 31, 2002 was $25.9 million compared to net income of $12.8 million for the prior year, an increase of $13.2 million, or 103.4%. Earnings per diluted share for the year ended December 31, 2002 were $2.40 based on 10.8 million weighted average shares outstanding, compared to earnings per diluted share for the prior year of $1.19 based on 10.7 million weighted average shares outstanding.

During the year ended December 31, 2002, Connecticut Bancshares recorded $2.7 million ($1.8 million, net of tax) of net gains from securities transactions and a charge of $1.5 million ($969,000, net of tax) for other than temporary impairment of investment securities. During the year ended December 31, 2001, Connecticut Bancshares recorded $481,000 ($313,000, net of tax) of net gains from securities transactions and a charge of $4.1 million ($2.7 million, net of tax) for other than temporary impairment of investment securities. In addition, during the third quarter of 2001 Connecticut Bancshares recorded $1.4 million of director and employee retirement expenses and $872,000 of relocation and branch closing costs resulting from the 2001 acquisition of First Federal.

Net Interest Income.    Net interest income increased $17.2 million, or 27.1%, to $80.7 million for 2002 from $63.5 million for 2001. The increase was primarily a result of higher interest income from an increase in the level of average interest earning assets, partially offset by lower yields. The increase in interest income was partially offset by higher interest expense resulting from an increase in the level of average interest bearing liabilities, partially offset by lower rates. The higher levels of average interest earning assets and average interest bearing liabilities was primarily due to the acquisition of First Federal in August 2001. Lower asset yields and lower deposit and borrowing rates were primarily caused by a lower overall interest rate environment in 2002 as compared to 2001.

Interest Income.    Interest and dividend income increased $25.2 million, or 21.8%, to $140.6 million for 2002 from $115.4 million for 2001. The average yield on interest earning assets decreased 84 basis points from 6.9% in 2001 to 6.1% in 2002, primarily due to a decrease in market interest rates. Interest income on loans increased $14.6 million, or 16.9%, to $101.0 million for 2002 compared to $86.4 million for 2001. The increase was primarily due to a $345.7 million increase in the average balance of loans outstanding, partially offset by a 74 basis point decrease in the average yield on loans primarily due to a lower interest rate environment. The increase in the average balance of loans was due to the First Federal acquisition and post-acquisition loan growth. Total gross loans increased by $120.4 million, or 8.4%, from December 31, 2001 to December 31, 2002 and by $175.0 million, or 12.7%, from September 30, 2001, the first quarter-end after the First Federal acquisition, to December 31, 2002. Most of the loan growth during these periods was related to loans secured by residential and commercial real estate. Interest and dividend income from investment securities and other interest-bearing assets increased $10.6 million, or 36.4%, to $39.6 million for 2002 compared to $29.0 million for 2001. The increase in interest and dividend income from investment securities and other interest-bearing assets was due to an increase in the average balance of $309.8 million, or 59.4%, to $831.2 million for the year ended December 31, 2002, primarily due to the First Federal acquisition. Investment and other interest-bearing asset yields decreased 81 basis points in 2002 as compared to 2001 due to a decrease in market interest rates.

Interest Expense.    Interest expense increased $8.0 million, or 15.4%, to $59.9 million for 2002 from $51.9 million for 2001. The increase reflects an increase in expense on advances from FHLB of $11.6 million, partially offset by a decrease in expense on deposits and escrow of $2.3 million and a decrease in expense for short-term borrowed funds of $1.2 million. Interest expense on advances from FHLB increased primarily due to increased average volume of $248.2 million, partially offset by lower rates of 28 basis points. Interest expense on deposits and escrow decreased primarily due to lower rates of 108 basis points partially offset by higher average volume of $399.4 million. The higher volumes were primarily due to the First Federal acquisition, and the lower rates were due to a decrease in market interest rates. Interest expense on short-term borrowed funds represented by commercial transactional repurchase agreements decreased primarily due lower rates of 119 basis points. The average cost of funds for Connecticut Bancshares decreased 75 basis points from 3.6% in 2001 to 2.9 in 2002, mainly due to lower market interest rates.

Provision for Loan Losses.    The provision for loan losses was $1.5 million for 2002 compared to $2.0 million for 2001. The allowance for loan losses was 1.04% of total loans and 558.8% of nonperforming loans at December 31, 2002 compared to 1.06% and 198.3%, respectively, at December 31, 2001. The decrease in provision is due to an additional provision of $500,000 recorded in the third quarter of 2001 related to First Federal and a recovery of $700,000 recorded in the fourth quarter of 2002 in connection with the repayment of Savings Bank of Manchester’s largest nonperforming loan. Management increased the loan loss provision for the third quarter of 2001 to increase the reserve for First Federal loans to the amounts recorded by Savings Bank of Manchester on comparable loans.

Noninterest Income.    Noninterest income increased $10.0 million or 111.4% to $19.0 million for 2002 as compared to $9.0 million for 2001. The increase in noninterest income was primarily due to increases in service charges and fees, gains from sales of securities, income from cash surrender value life insurance, income from brokerage commissions and a decrease in other than temporary impairment of investment securities. Service charges and fee income increased $3.3 million, or 34.9%, from $9.6 million in 2001 to $12.9 million in 2002. Service charges on checking accounts and ATM fees increased $1.2 million over the prior year primarily due to the First Federal acquisition. Merchant service fees increased $859,000 over the prior year as transaction levels at Savings Bank of Manchester’s merchants increased.

Loan related fees increased $698,000 over the prior year mainly due to commercial mortgage prepayment penalties, late charges and reduced amortization of mortgage servicing rights. For each commercial mortgage loan originated, Savings Bank of Manchester typically will include a prepayment clause that would require the borrower to pay a prepayment fee if the borrower repays the loan prior to maturity. Depending on the original term of the loan, these clauses typically range from 5 to 10 years from the date of origination. During 2002, primarily in the fourth quarter, commercial mortgages totaling $18.7 million were prepaid by the borrower. In all cases, Savings Bank of Manchester granted new loans with market interest rates and terms including additional prepayment provisions. These refinancings decreased the rate on these mortgages from 8.1% to 6.2%, or a decrease of 187 basis points. Fees of $325,000 were collected and recorded as income in relation to these loan repayments. Management believes that if Savings Bank of Manchester had chosen not to modify these interest rates, the majority of the borrowers would have paid the prepayment penalty and left Savings Bank of Manchester. Debit and credit card fees increased $452,000 year primarily due to the First Federal acquisition.

Gains on sales of securities increased $2.2 million over the prior year mainly due to sales of equity securities. Income from cash surrender value life insurance and brokerage commissions increased primarily due to the First Federal acquisition and the related increase in life insurance.

On a quarterly basis, Connecticut Bancshares reviews available for sale investment securities with unrealized depreciation for six consecutive months and other securities with unrealized depreciation on a judgmental basis to assess whether the decline in fair value is temporary or other than temporary. Connecticut Bancshares judges whether the decline in value is from company-specific events, industry developments, general economic conditions or other reasons. Once the estimated reasons for the decline are identified, further judgments are required as to whether those conditions are likely to reverse and, if so, whether that reversal is likely to result in a recovery of the fair value of the investment in the near term. In accordance with this policy, for the year ended December 31, 2002 and 2001 Connecticut Bancshares recorded other than temporary impairment charges of $1.5 million and $4.1 million, respectively. The charges were computed using the closing price of the securities as of the respective impairment date. All of the securities impaired are publicly traded. There were no material unrecognized impairment losses as of December 31, 2002 and 2001.

Noninterest Expense. Noninterest expense increased $8.3 million, or 16.2%, to $59.6 million for 2002 from $51.3 million for 2001. The increase in noninterest expense for 2002 was primarily due to higher salaries, employee benefits, fees and services, amortization of other intangible assets, occupancy and furniture and equipment expenses. Partially offsetting these increases was the 2001 charges pertaining to director and employee retirement expenses and relocation and branch closing costs. The primary reason for increases in noninterest expense was the acquisition of First Federal. Salaries increased $2.3 million, or 12.4%, from $18.2 million at December 31, 2001 to $20.5 million at December 31, 2002, mainly due to the addition of 108 full time equivalent employees due to the First Federal acquisition. Employee benefits increased $2.9 million, or 33.3%, from $8.6 million for the year ended December 31, 2001 to $11.5 million for the year ended December 31, 2002. The increase was due to an increase in pension expense of $795,000 primarily due to the First Federal acquisition, increased ESOP expense of $498,000 due to a higher average stock price, increased payroll taxes of $376,000 due primarily to more employees, an increase in cost of nonqualified benefit plans of $321,000 and an increase in health insurance costs of $296,000.

Fees and services increased $1.5 million from $5.7 million for 2001 to $7.2 million for 2002. Within fees and services, several areas had increased costs. Consulting fees increased $376,000 primarily due to the hiring of outside information systems consultants. Programming and software licensing fees increased $307,000 as Savings Bank of Manchester continues to upgrade its software programs. Debit card expenses increased $207,000 as more debit card transactions were processed. Investment consulting fees increased $192,000 as Savings Bank of Manchester’s portfolio grew due to the acquisition of First Federal. Director fees increased $142,000 primarily due to the addition of two former First Federal directors to Savings Bank of Manchester Board and one former First Federal director to the Connecticut Bancshares Board, as well as more committee meetings.

Amortization of other intangible assets increased $1.9 million, or 98.5%, during 2002. Due to the acquisition of First Federal, Connecticut Bancshares recorded other intangible assets for noncompete agreements with former First Federal executives and a core deposit intangible. The noncompete agreement intangible amortized four months during 2001 and eight months in 2002, as it was amortized on a straight line basis over its term of twelve months. The core deposit intangible amortized four months in 2001 and twelve months in 2002, as it is being amortized on a straight line basis over its estimated life of eight years.

Occupancy expenses increased $555,000 and furniture and equipment expenses increased $512,000 primarily due to the acquisition of First Federal. During the third quarter of 2001, Connecticut Bancshares recorded noninterest expenses totaling $2.3 million that are nonrecurring in nature including director and employee retirement expenses of $1.4 million and $872,000 of relocation and branch closing costs. Savings Bank of Manchester offered an early retirement package to certain employees resulting in a charge of $547,000. Connecticut Bancshares granted stock options and restricted stock to the former Chairman of the Board, incurring $541,000 of expense. Connecticut Bancshares also accelerated the vesting of previously granted stock options and restricted stock to a director who retired on December 31, 2001. The charge incurred with the vesting acceleration was $331,000. Savings Bank of Manchester recorded $872,000 of relocation and branch closing costs primarily due to the closing of five Savings Bank of Manchester branches that were no longer necessary due to overlap of market areas caused by the acquisition of First Federal.

Provision for Income Taxes.    The provision for income taxes increased $6.3 million, or 98.0%, to $12.6 million for 2002 from $6.4 million for 2001. The effective tax rates were 32.7% for 2002 and 33.3% for 2001. The slight decrease in effective rate is primarily due to certain tax advantaged assets acquired from First Federal, including municipal bonds and bank owned life insurance. The increase in tax expense is due to an increase in taxable income.

Comparison Of Connecticut Bancshares’ Operating Results For The Years Ended December 31, 2001 And 2000

Net Income.    Net income increased by $5.4 million, or 72.9%, to $12.8 million for 2001 from $7.4 million for 2000. Earnings per diluted share for the year ended December 31, 2001 were $1.19 based on 10.7 million weighted average diluted shares outstanding. During 2001, Connecticut Bancshares recorded charges of $4.1 million of other than temporary impairment of investment securities. In addition, during 2001 Connecticut Bancshares recorded director and employee retirement expenses of $1.4 million and $872,000 of relocation and branch closing costs resulting from the acquisition of

First Federal. Net income for the year ended December 31, 2000 was reduced by a one-time nonrecurring expense of $8.3 million ($5.4 million, net of tax) relating to Connecticut Bancshares’ establishment of SBM Charitable Foundation, Inc. in March 2000 in connection with Savings Bank of Manchester’s conversion from the mutual holding company form of organization to the stock holding company form of organization. Due to the timing of that conversion, earnings per share for the year ended December 31, 2000 are not meaningful.

Net Interest Income.    Net interest income increased $12.2 million, or 23.8%, to $63.5 million for 2001 from $51.3 million for 2000. The increase was primarily a result of higher interest income from an increase in the level of interest earning assets, partially offset by lower yields. The increase in interest income was partially offset by higher interest expense resulting from an increase in the level of interest bearing liabilities, partially offset by lower rates. The higher levels of interest earning assets and interest bearing liabilities was primarily due to the acquisition of First Federal. Lower asset yields and lower deposit and borrowing rates were primarily caused by a lower overall interest rate environment in 2001 as compared to 2000.

Interest and dividend income increased $20.3 million, or 21.4%, to $115.4 million for 2001 from $95.1 million for 2000. The average yield on interest earning assets decreased 50 basis points from 7.4% in 2000 to 6.9% in 2001, primarily due to a decrease in general market interest rates. Interest income on loans increased $10.2 million, or 13.4%, to $86.4 million for 2001 compared to $76.2 million for 2000. The increase was primarily due to a $170.1 million increase in the average balance of loans outstanding, partially offset by a 25 basis point decrease in the average yield on loans primarily due to a lower interest rate environment. Interest and dividend income from investment securities and other interest-bearing assets increased $10.1 million, or 53.4%, to $29.0 million for 2001 compared to $18.9 million for 2000. The increase in interest and dividend income from investment securities and other interest-bearing assets was due to an increase in the average balance of $220.0 million, or 73.0%, to $521.4 million for the year ended December 31, 2001, primarily due to the First Federal acquisition. Investment and other interest-bearing asset yields decreased 74 basis points in 2001 as compared to 2000 due to a decrease in market interest rates.

Interest Expense.    Interest expense increased $8.1 million, or 18.5%, to $51.9 million for 2001 from $43.8 million for 2000. The increase reflects an increase in expense on advances from FHLB of $5.5 million, and deposits and escrow of $3.4 million, partially offset by a decrease in expense for short-term borrowed funds of $771,000. Interest expense on advances from FHLB increased primarily due to increased average volumes of $129.8 million, partially offset by lower rates of 119 basis points. Interest expense on deposits and escrow increased primarily due to higher average volumes of $231.2 million, partially offset by lower rates of 53 basis points. The higher volumes were primarily due to the First Federal acquisition, and the lower rates were due to a decrease in general market interest rates. Interest expense on short-term borrowed funds represented by commercial transactional repurchase agreements decreased primarily due lower rates of 71 basis points. The average cost of funds for Connecticut Bancshares decreased 48 basis points from 4.1% in 2000 to 3.6% in 2001, mainly due to lower general market interest rates.

Provision for Loan Losses.    The provision for loan losses was $2.0 million for 2001 compared to $1.2 million for 2000. The allowance for loan losses was 1.06% of total loans and 198.3% of nonperforming loans at December 31, 2001 compared to 1.16% and 169.0%, respectively, at December 31, 2000. The increase in provision is primarily due to an additional provision of $500,000 recorded in the third quarter of 2001 related to First Federal. Management increased the loan loss provision for the third quarter of 2001 to bring the reserves on First Federal loans to the amounts recorded by Savings Bank of Manchester on comparable loans.

Noninterest Income.    Noninterest income decreased $1.3 million or 12.4% to $9.0 million for 2001 as compared to $10.3 million for 2000. On a quarterly basis, Connecticut Bancshares reviews available for sale investment securities with unrealized depreciation for six consecutive months and other securities with unrealized depreciation on a judgmental basis to assess whether the decline in fair value is temporary or other than temporary. Connecticut Bancshares judges whether the decline in value is from company-specific events, industry developments, general economic conditions or other reasons. Once the estimated reasons for the decline are identified, further judgments are required as to whether those conditions are likely to reverse and, if so, whether that reversal is likely to result in a recovery of the fair value of the investment in the near term. In accordance with this policy, for the year ended December 31, 2001 and 2000 Connecticut Bancshares recorded other than temporary impairment charges of $4.1 million and $0, respectively. The charges were computed using the closing price of the securities as of the respective impairment date. All of the securities impaired are publicly traded. There were no material unrecognized impairment losses as of December 31, 2001 and 2000. Partially offsetting this charge, fee income from service charges and account fees was $9.6 million in 2001 compared with $7.7 million for 2000. The increase in fee income and service charges is primarily due to the acquisition of deposits from First Federal. Savings Bank of Manchester had earnings on life insurance of $1.0 million in 2001 as compared to $0 in 2000. Savings Bank of Manchester acquired $20.4 million of life insurance from First Federal during the third quarter of 2001. Additionally, on June 15, 2001, Savings Bank of Manchester purchased $20.0 million of life insurance with cash surrender value of $20.0 million. The life insurance was purchased on key Savings Bank of Manchester officers.

Noninterest Expense.    Noninterest expense increased $2.0 million, or 4.1%, to $51.3 million for 2001 from $49.3 million for 2000. The increase in noninterest expense for 2001 was primarily due to higher salaries, employee benefits, fees and services, amortization of other intangible assets and to charges pertaining to director and employee retirement expenses and relocation and branch closing costs. Partially offsetting these increases was the 2000 expense of $8.3 million of securities contributed to SBM Charitable Foundation, Inc. in connection with Connecticut Bancshares’ March 2000 initial public offering. Excluding the charges pertaining to director and employee retirement expenses and relocation and branch closing costs in 2001 and the contribution to the New Foundation in 2000, noninterest expenses increased $8.1 million, or 19.7%, to $49.0 million for 2001 from $41.0 million in 2000. The primary reason for increases in noninterest expense was the acquisition of First Federal. Salaries increased $1.9 million, or 11.7%, mainly due to the addition of 108 full time equivalent employees. Employee benefits increased $2.6 million, or 43.9%, from $6.0 million for the year ended December 31, 2000 to $8.6 million for the year ended December 31, 2001. The increase was due to the granting of restricted stock under the 2000 Stock-Based Incentive Plan resulting in a charge of $1.6 million in 2001, increased ESOP expense of $513,000 due to a higher average stock price, an increase in cost of nonqualified benefit plans of $246,000 and an increase in health insurance costs of $207,000.

Fees and services increased $912,000, or 19.0%, from $4.8 million for 2000 to $5.7 million for 2001. The increase in this category was mainly due to increased legal, director, software licensing and franchise tax fees. Many of these increases resulted directly and indirectly from the conversion from mutual holding company form to stock holding company form of organization as well as the acquisition of First Federal.

Amortization of other intangible assets increased $1.6 million, or 360.5%, during 2001. Due to the acquisition of First Federal, Connecticut Bancshares recorded other intangible assets for noncompete agreements with former First Federal executives and a core deposit intangible. The noncompete agreement intangible totaled $2.4 million at December 31, 2001, and is being amortized on a straight line basis over its term of twelve months. The core deposit intangible totaled $8.5 million at December 31, 2001, and is being amortized on a straight line basis over its estimated life of eight years.

During the third quarter of 2001, Connecticut Bancshares recorded noninterest expenses totaling $2.3 million that are nonrecurring in nature. Connecticut Bancshares recorded director and employee retirement expenses of $1.4 million and $872,000 of relocation and branch closing costs. Savings Bank of Manchester offered an early retirement package to certain employees resulting in a charge of $547,000. Connecticut Bancshares granted stock options and restricted stock to the former Chairman of the Board, incurring $541,000 of expense. Connecticut Bancshares also accelerated the vesting of previously granted stock options and restricted stock to a director who retired on December 31, 2001. The charge incurred with the vesting acceleration was $331,000. Savings Bank of Manchester recorded $872,000 of relocation and branch closing costs primarily due to the closing of five Savings Bank of Manchester branches that were no longer necessary due to overlap of market areas caused by the acquisition of First Federal.

Provision for Income Taxes.    The provision for income taxes increased $2.7 million, or 74.3%, to $6.4 million for 2001 from $3.7 million for 2000. The effective tax rates were 33.3% for 2001 and 33.1% for 2000. The increase in tax expense is due to an increase in taxable income.

Average Balances, Interest And Average Yields/Cost

The following table presents certain information for the periods indicated regarding average balances of assets and liabilities, as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented.

Average balances were derived from average daily balances. The yields and rates include fees which are considered adjustments to yields.

	For the Years Ended December 31,
	2002			2001			2000
	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans(1)(6)(7):
Real estate	$1,211,503	$81,317	6.71%	$914,824	$66,802	7.30%	$773,358	$57,200	7.40%
Consumer	121,522	8,052	6.63	95,133	7,228	7.60	76,588	6,321	8.25
Commercial(5)	173,860	11,653	6.70	151,267	12,391	8.19	141,212	12,704	9.00

Total loans(5)	1,506,885	101,022	6.70	1,161,224	86,421	7.44	991,158	76,225	7.69

Mortgage-backed securities(2)	131,189	7,860	5.99	104,200	6,792	6.52	61,117	4,499	7.36
Collateralized mortgage obligations(2)	224,268	11,633	5.19	115,979	6,111	5.27	—	—	—
Investment securities(2)(5):
U.S. Government and agency obligations	164,452	7,434	4.52	95,861	5,509	5.75	83,540	5,399	6.46
Municipal obligations	23,606	1,684	7.13	9,899	703	7.10	2,955	213	7.21
Corporate securities	58,430	3,591	6.15	51,638	3,848	7.45	51,103	3,584	7.01
Common stock and mutual funds	34,789	1,400	4.02	39,301	1,464	3.73	33,855	1,360	4.02
Other equity securities	1,092	8	0.73	701	3	0.43	432	—	—
Asset-backed securities	102,553	4,610	4.50	27,104	1,986	7.33	27,330	1,796	6.57
Other interest-bearing assets:
Federal Home Loan Bank stock	30,783	1,135	3.69	15,227	824	5.41	6,477	460	7.10
Federal funds sold	60,050	1,037	1.73	61,492	2,300	3.74	34,607	2,001	5.78

Total interest-earning assets(5)	2,338,097	$141,414	6.05%	1,682,626	$115,961	6.89%	1,292,574	$95,537	7.39%

Noninterest-earning assets	134,865			77,981			55,676

Total assets	$2,472,962			$1,760,607			$1,348,250

	For the Years Ended December 31,
	2002			2001			2000
	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
	(Dollars in thousands)
Interest-bearing liabilities:
Deposits:
NOW accounts	$211,276	$1,115	0.53%	$150,693	$1,055	0.70%	$115,819	$1,378	1.19%
Savings and money market accounts	574,412	7,720	1.34	382,045	8,420	2.20	297,276	8,225	2.77
Certificates of deposit	686,683	25,459	3.71	542,888	27,113	4.99	432,624	23,672	5.47
Escrow deposits	10,013	167	1.67	7,332	211	2.88	6,069	163	2.69

Total interest-bearing deposits	1,482,384	34,461	2.32	1,082,958	36,799	3.40	851,788	33,438	3.93
Short-term borrowed funds	116,318	1,644	1.41	110,823	2,882	2.60	110,520	3,653	3.31
Advances from Federal
Home Loan Bank	483,641	23,803	4.92	235,440	12,251	5.20	105,692	6,751	6.39

Total interest-bearing liabilities	2,082,343	$59,908	2.88%	1,429,221	$51,932	3.63%	1,068,000	$43,842	4.11%

Noninterest-bearing liabilities	141,729			99,224			74,828

Total liabilities	2,224,072			1,528,445			1,142,828
Stockholders’ equity	248,890			232,162			205,422

Total liabilities and stockholders’ equity	$2,472,962			$1,760,607			$1,348,250

Net interest-earning Assets	$255,754			$253,405			$224,574

Net interest income(5)		$81,506			$64,029			$51,695

Interest rate spread(3)(5)			3.17%			3.26%			3.28%
Net interest margin(4)(5)			3.49%			3.81%			4.00%
Ratio of interest-earning assets to interest-bearing liabilities			112.28%			117.73%			121.03%
Taxable-equivalent adjustments:
Loans		$44			$62			$62
Investment securities		804			512			383

Total		$848			$574			$445

(1)	Balances are net of undisbursed proceeds of construction loans in process and include nonperforming loans.
(2)	Yields are calculated on amortized cost and exclude the impact of unrealized gains and losses on available for sale securities.
(3)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Net interest margin represents fully taxable-equivalent net interest income as a percentage of average interest-earning assets.
(5)	Fully taxable-equivalent yields are calculated assuming a 35% federal income tax rate.
(6)	Interest on nonperforming loans has been included only to the extent reflected in the Consolidated Statements of Income.
(7)	Includes amortization of net deferred loan fees (net of costs) of $110,000, $157,000, and $301,000 in 2002, 2001 and 2000, respectively.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on the interest income and interest expense of Savings Bank of Manchester on a fully taxable equivalent basis. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). For purposes of this table, changes attributable to changes in both rate and volume, which cannot be segregated, are shown in the rate/volume column.

	2002 Compared to 2001				2001 Compared to 2000
	Increase (Decrease) Due to				Increase (Decrease) Due to
	Rate	Volume	Rate/Volume	Net	Rate	Volume	Rate/Volume	Net
				(In thousands)
Interest-earning assets:
Loans:
Real estate	$(5,398)	$21,664	$(1,751)	$14,515	$(728)	$10,463	$(133)	$9,602
Consumer	(925)	2,005	(256)	824	(502)	1,531	(122)	907
Commercial	(2,252)	1,851	(337)	(738)	(1,137)	905	(81)	(313)

Total loans	(8,575)	25,520	(2,344)	14,601	(2,367)	12,899	(336)	10,196
Mortgage-backed securities	(549)	1,759	(142)	1,068	(515)	3,171	(363)	2,293
Collateralized mortgage obligations	(95)	5,706	(89)	5,522	—	6,111	—	6,111
Investment securities and other interest-earning assets	(3,996)	11,571	(3,313)	4,262	(1,084)	3,714	(806)	1,824

Total interest-earning assets	(13,215)	44,556	(5,888)	25,453	(3,966)	25,895	(1,505)	20,424

Interest-bearing liabilities:
Deposits:
NOW accounts	(260)	424	(104)	60	(567)	415	(171)	(323)
Savings and money market accounts	(3,285)	4,240	(1,655)	(700)	(1,673)	2,345	(477)	195
Certificates of deposit	(6,985)	7,181	(1,850)	(1,654)	(2,066)	6,033	(526)	3,441
Escrow deposits	(89)	77	(32)	(44)	12	34	2	48

Total deposits	(10,619)	11,922	(3,641)	(2,338)	(4,294)	8,827	(1,172)	3,361
Short-term borrowed funds	(1,316)	143	(65)	(1,238)	(779)	10	(2)	(771)
Advances from FHLB	(664)	12,915	(699)	11,552	(1,251)	8,288	(1,537)	5,500

Total interest-bearing liabilities	(12,599)	24,980	(4,405)	7,976	(6,324)	17,125	(2,711)	8,090

(Decrease) increase in net interest income	$(616)	$19,576	$(1,483)	$17,477	$2,358	$8,770	$1,206	$12,334

Liquidity And Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short-term nature. Connecticut Bancshares further defines liquidity as the ability to respond to the needs of depositors and borrowers as well as maintaining the flexibility to take advantage of investment opportunities. Primary sources of funds consist of deposit inflows, loan repayments, maturities, paydowns, and sales of collateralized mortgage obligations, investment and mortgage-backed securities and advances from the FHLB. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit outflows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

Connecticut Bancshares’ primary investing activities are: (1) originating residential one-to four-family mortgage loans and, to a lesser extent, commercial business and real estate loans, multi-family loans, single-family construction loans, home equity loans and lines of credit and consumer loans and (2) investing in mortgage-backed securities, collateralized mortgage obligations, asset-backed securities, U.S. Government and agency obligations, corporate equity securities and debt obligations. These activities are funded primarily by principal and interest payments on loans, maturities of securities, deposit growth and FHLB advances.

During the six months ended June 30, 2003, Savings Bank of Manchester’s loan originations, net of repayments, totaled $111.7 million. For the six months ended June 30, 2003, Connecticut Bancshares purchased investments in mortgage-backed securities, U.S. Government and agency obligations and corporate equity securities and debt obligations totaling $175.4 million. In August and September 2003, Connecticut Bancshares sold substantially all of its common stock portfolio resulting in a net gain of approximately $3.9 million. Savings Bank of Manchester experienced a net increase in total deposits of $22.9 million for the six months ended June 30, 2003. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by Savings Bank of Manchester and its local competitors and other factors. During the six months ended June 30, 2003, Connecticut Bancshares repurchased 393,219 shares of its common stock at a weighted average price of $41.25 per share, for a total of $16.2 million and has repurchased 558,641 shares of its common stock since its conversion to a public company on March 2, 2000 at a weighted average price of $38.92 per share, for a total of $21.7 million. Connecticut Bancshares had previously announced that its Board of Directors has authorized the repurchase of up to 561,600, or approximately 5%, of its outstanding shares of its common stock.

During the years ended December 31, 2002 and 2001, Savings Bank of Manchester’s loan originations and purchases, net of repayments totaled $125.7 million and $153.2 million, respectively. During 2001, Savings Bank of Manchester also acquired $284.7 million in gross loans from First Federal. During the years ended December 31, 2002 and 2001, Savings Bank of Manchester purchased securities classified as available for sale of $417.6 million and $115.7 million, respectively. During 2001, Savings Bank of Manchester also acquired $612.5 million in securities from First Federal. Savings Bank of Manchester experienced a net increase in total deposits, exclusive of the First Federal acquisition, of $7.1 million and $24.7 million for the years ended December 31, 2002 and 2001, respectively, primarily as a result of retail and commercial programs designed to attract deposits. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by Savings Bank of Manchester and its local competitors and other factors. During 2001, Savings Bank of Manchester also acquired $635.1 million in deposits from First Federal. Proceeds from sales of loans, maturities, calls and sales of securities, principal payments on mortgage-backed securities and collateralized mortgage obligations and net FHLB advances were $4.4 million, $205.9 million, $129.8 million, and $71.9 million respectively, for the year ended December 31, 2002. Proceeds from sales of loans, maturities, calls and sales of securities, principal payments on mortgage-backed securities and collateralized mortgage obligations and net FHLB advances were $7.3 million, $172.5 million, $91.1 million, and $50.0 million respectively, for the year ended December 31, 2001. During 2001, Savings Bank of Manchester also acquired $316.5 million in FHLB advances from First Federal. During the year ended December 31, 2002, Connecticut Bancshares repurchased 165,422 shares of its common stock at a weighted average price of $33.38 per share, for a total of $5.5 million. These were the first repurchases under Connecticut Bancshares’ stock repurchase program.

Savings Bank of Manchester closely monitors its liquidity position on a daily basis. If Savings Bank of Manchester should require funds beyond its ability to generate them internally, additional sources of funds are available through FHLB advances and through repurchase agreement borrowing facilities.

Outstanding commitments for all loans and unadvanced construction loans and lines of credit totaled $273.0 and $270.5 million at June 30, 2003 and December 31, 2002, respectively. Management of Savings Bank of Manchester anticipates that it will have sufficient funds available to meet its current loan commitments. Certificates of deposit that are scheduled to mature in one year or less from June 30, 2003 totaled $345.5 million and from December 31, 2002 totaled 398.9 million. Savings Bank of Manchester relies primarily on competitive rates, customer service, and long-standing relationships with customers to retain deposits. Occasionally, Savings Bank of Manchester will also offer special competitive promotions to its customers to increase retention and promote deposit growth. Based upon Savings Bank of Manchester’s historical experience with deposit retention, management believes that a significant portion of its deposits will remain with The Savings Bank of Manchester.

Savings Bank of Manchester has a non-contributory defined benefit pension plan covering substantially all employees. The benefits are based on years of service and average compensation as defined in the Pension Plan. Connecticut Bancshares’ policy is to contribute annually the amount necessary to satisfy the requirements of the Employee Retirement Income Security Act of 1974.

Pension expense for the Savings Bank of Manchester’s Pension Plan was $1.7 million and $873,000 (excluding $509,000 relating to the acquisition of First Federal and $264,000 in special termination benefits) for the years ended December 31, 2002 and 2001, respectively, and is calculated based upon a number of actuarial assumptions, including an expected long-term rate of return on Savings Bank of Manchester’s Pension Plan assets of 8.5% each year. In developing Savings Bank of Manchester’s expected long-term rate of return assumption, Savings Bank of Manchester evaluated input from its actuaries, including their review of asset class return expectations as well as long-term inflation assumptions. Savings Bank of Manchester anticipates that its investment managers will continue to generate long-term returns of at least 8.5%. Savings Bank of Manchester regularly reviews its asset allocation and periodically rebalance the Pension Plan when considered appropriate. Savings Bank of Manchester continues to believe that 8.5% is a reasonable long-term rate of return on its Pension Plan assets, despite the recent market downturn in which its Pension Plan assets had a loss of 9.2% for the year ended December 31, 2002. Savings Bank of Manchester will continue to evaluate its actuarial assumptions, including its expected rate of return, at least annually, and will adjust as necessary.

Savings Bank of Manchester bases its determination of pension expense or income on a market-related valuation of assets which reduces year-to-year volatility. This market-related valuation recognizes investment gains or losses over a four-year period from the year in which they occur. Investment gains or losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return based on the market-related value of assets. Since the market-related value of assets recognizes gains or losses over a four-year period, the future value of assets will be impacted as previously deferred gains or losses are recorded.

The discount rate that Savings Bank of Manchester utilizes for determining future pension obligations is based on a review of long-term bonds that receive one of the two highest ratings given by a recognized rating agency. The discount rate determined on this basis has decreased from 7.0% at December 31, 2001 to 6.5% at December 31, 2002. Based on an expected rate of return on Savings Bank of Manchester’s Pension Plan assets of 8.5%, a discount rate of 6.5% and various other assumptions, Savings Bank of Manchester estimates that its pension expense for the Pension Plan will approximate $2.9 million, $3.4 million and $3.9 million in 2003, 2004 and 2005, respectively. Future actual pension expense will depend on future investment performance, changes in future discount rates and various other factors related to the populations participating in the Savings Bank of Manchester Pension Plan.

Lowering the expected long-term rate of return on Savings Bank of Manchester’s Pension Plan assets by 0.5% (from 8.5% to 8.0%) would have increased its pension expense for 2002 by approximately $157,000. Lowering the discount rate and the salary increase assumptions by 0.5% would have increased its pension expense for 2002 by approximately $44,000.

The value of Savings Bank of Manchester’s Pension Plan assets has decreased from $30.4 million at December 31, 2001 to $26.0 million at December 31, 2002. The investment performance returns and declining discount rates have further increased the underfunded status of its Pension Plan, net of benefit obligations, from $6.9 million at December 31, 2001 to $19.0 million at December 31, 2002. Due to the recent reductions in the funded status of Savings Bank of Manchester’s Pension Plan, it believes that, based on its actuarial assumptions, Savings Bank of Manchester will be required to continue to make cash contributions to its Pension Plan.

During 2002, Savings Bank of Manchester contributed $1.4 million to the Pension Plan which was the minimum required and maximum deductible for the 2001 plan year. During 2003, Savings Bank of Manchester expects to contribute $2.2 million to the Pension Plan which is the minimum required and maximum deductible for the 2002 plan year. In the absence of significant changes, it is estimated that the minimum required contribution for the 2003 plan year will be between $2.5 million and $2.7 million. The estimated increase in the minimum required contribution takes into account the phase-in of investment losses experienced by the Pension Plan.

Savings Bank of Manchester also has supplemental retirement agreements with certain officers and outside directors. The benefit obligation as of December 31, 2002 is $6.8 million and is unfunded.

Savings Bank of Manchester must satisfy various regulatory capital requirements administered by the federal banking agencies including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories.

At June 30, 2003, Savings Bank of Manchester exceeded all of its regulatory capital requirements with a leverage capital level of $190.9 million, or 7.51% of average assets, which is above the required level of $101.7 million, or 4.00%, and total risk-based capital of $207.2 million, or 12.2% of risk weighted assets, which is above the required level of $135.7 million, or 8.0%. Savings Bank of Manchester is considered “well capitalized” under regulatory guidelines.

At December 31, 2002, Savings Bank of Manchester exceeded all of its regulatory capital requirements with a leverage capital level of $188.0 million, or 7.57% of average quarterly assets, which is above the required level of $99.4 million, or 4.0%, and total risk-based capital of $204.2 million, or 12.78% of risk weighted assets, which is above the required level of $127.8 million, or 8.00%. Savings Bank of Manchester is considered “well capitalized” under regulatory guidelines.

Off Balance Sheet Information

Connecticut Bancshares is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments included commitments to extend credit of approximately $270.5 million and $235.5 million as of December 31, 2002 and 2001, respectively, and standby letters of credit of approximately $4.8 million and $6.8 million as of December 31, 2002 and 2001, respectively. Management of Connecticut Bancshares anticipates that it will have sufficient funds available to meet its current loan commitments.

These consolidated financial instruments involve, to varying degrees, elements of credit and interest rate risk. Connecticut Bancshares’ exposure to credit loss in the event of non-performance by the other party to the financial instrument is represented by the contractual amount of those instruments. Connecticut Bancshares’ uses the same credit policies in making commitments as it does for existing loans. Management believes that Connecticut Bancshares controls the credit risk of these financial instruments through credit approvals, lending limits, monitoring procedures and the receipt of collateral when deemed necessary.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments could expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Connecticut Bancshares’ management evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Connecticut Bancshares, upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies but may include income producing commercial properties, accounts receivable, inventory and property, plant and equipment.

Standby letters of credit are conditional commitments issued by Connecticut Bancshares to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in existing loan facilities to customers. Connecticut Bancshares holds real estate and marketable securities as collateral supporting those commitments for which collateral is deemed necessary.

As of December 31, 2002, Connecticut Bancshares’ contractual obligations by payment due period were (in thousands):

Contractual Obligations	2003	2004	2005	2006	2007	Thereafter	Total
FHLB advances	$83,000	$132,000	$91,000	$47,000	$18,000	$157,889	$528,889
Operating leases	1,144	1,035	818	526	377	1,617	5,517

Total contractual Obligations	$84,144	$133,035	$91,818	$47,526	$18,377	$159,506	$534,406

Impact Of Inflation And Changing Prices

The consolidated financial statements of Connecticut Bancshares and related data presented in this document have been prepared in conformity with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike many industrial companies, substantially all of the assets and liabilities of Connecticut Bancshares are monetary in nature. As a result, interest rates have a more significant impact on Connecticut Bancshares performance than the general level of inflation. Over short periods of time, interest rates may not necessarily move in the same direction or in the same magnitude as inflation.

Impact Of New Accounting Standards

Effective January 1, 2002, Connecticut Bancshares adopted SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 142 requires Connecticut Bancshares to test goodwill for impairment by applying an annual fair-value-based test rather than amortizing the goodwill. Recognized intangible assets, such as core deposit intangibles, will continue to be amortized over their useful lives. Connecticut Bancshares evaluated the useful lives as required by SFAS No. 142, and no change was made regarding lives upon adoption. SFAS No. 142 prohibits the amortization of goodwill but requires that it be tested for impairment at least annually at the reporting unit level. In accordance with SFAS No. 142, goodwill related to the First Federal acquisition on August 31, 2001 was never amortized. Connecticut Bancshares completed its initial assessment of the goodwill recorded in conjunction with the 2001 acquisition of First Federal as of January 1, 2002, in accordance with the provisions of SFAS No. 142 and as of September 30, 2002, Connecticut Bancshares completed its annual assessment of goodwill. No impairment charges were recorded as a result of the initial or first annual assessment. Connecticut Bancshares will perform its annual assessment of impairment on September 30 of each subsequent year or sooner if impairment indicators are present.

In April 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”. SFAS No. 145 rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt” and an amendment of that statement, SFAS No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements”. SFAS No. 145 also rescinds SFAS No. 44, “Accounting for Intangible Assets of Motor Carriers”. SFAS No. 145 amends SFAS No. 13, “Accounting for Leases”, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The adoption of SFAS No. 145 is not expected to have a material effect on Connecticut Bancshares’ consolidated financial statements.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS No. 146 nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. SFAS No. 146 will effect any restructuring activities of Connecticut Bancshares after December 31, 2002.

In October 2002, the FASB issued SFAS No. 147, “Acquisitions of Certain Financial Institutions” which is effective October 1, 2002. SFAS No. 147 removes acquisitions of financial institutions from the scope of SFAS No. 72, “Accounting for Certain Acquisitions of Banking or Thrift Institutions” and FASB Interpretation No. 9, “Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or Similar Association is Acquired in a Business Combination Accounted for by the Purchase Method” and requires that those transactions be accounted for in accordance with SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets”. In addition, SFAS No. 147 amends SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, to include in its scope long-term customer relationship intangible assets of financial institutions. The adoption of SFAS No. 147 on October 1, 2002 had no effect on Connecticut Bancshares’ consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure and amendment to FASB No. 123”, which provides three optional transition methods for entities that decide to voluntarily adopt the fair value recognition principles of SFAS No. 123, “Accounting for Stock-Based Compensation”, and modifies the disclosure requirements of that Statement. Connecticut Bancshares has not adopted the fair value recognition principles of SFAS No. 123. Connecticut Bancshares has included the annual disclosures required by SFAS No. 148 in this filing and will incorporate the quarterly disclosure requirements in future quarterly filings.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). The Interpretation requires certain guarantees to be recorded at fair value and also requires a guarantor to make new disclosures, even when the likelihood of making payments under the guarantee is remote. In general, the Interpretation applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying contract that is related to an asset, liability, or an equity security of the guaranteed party. The recognition provisions of FIN 45 are effective on a prospective basis for guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim and annual periods ending after December 15, 2002. Adoption of this statement is not expected to have a material impact on Connecticut Bancshares’ consolidated financial condition or results of operations.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities”, which requires an enterprise to assess if consolidation is appropriate based upon its variable economic interests in variable interest entities.

The initial determination of whether an entity is a variable interest entity shall be made on the date at which an enterprise becomes involved with the entity. An entity is considered to be a variable interest entity if it lacks a sufficient amount of voting equity interests (e.g. 10% of total assets) that are subject to the risk of loss or residual return of the entity. An enterprise shall consolidate a variable interest entity if it has a variable interest that will absorb a majority of the variable interest entity‘s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur or both. A direct or indirect ability to make decisions that significantly affect the results of the activities of a variable interest entity is a strong indication that an enterprise has one or both of the characteristics that would require consolidation of the variable interest entity. Interpretation No. 46 is effective for new variable interest entity’s established subsequent to February 1, 2003 and must be adopted for existing variable interest entity’s by July 1, 2003. Connecticut Bancshares does not invest in investment structures that require analysis under this Interpretation and the adoption of Interpretation No. 46 will not have any impact on Connecticut Bancshares’ consolidated financial condition or results of operations.

Quantitative And Qualitative Disclosures About Market Risk

Connecticut Bancshares’ most significant form of market risk is interest rate risk. The principal objectives of Connecticut Bancshares’ interest rate risk management are to evaluate the interest rate risk inherent in certain balance sheet accounts, determine the level of risk appropriate given its business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with its established policies. Connecticut Bancshares has an Asset/Liability Committee, responsible for reviewing its asset/liability policies and interest rate risk position, which meets quarterly and reports trends and interest rate risk position to the Executive Committee of the Board of Directors and the Board of Directors. The extent of the movement of interest rates is an uncertainty that could have a negative impact on the earnings of Connecticut Bancshares. Connecticut Bancshares manages interest rate risk by:

(1)	maintaining a high quality securities portfolio that provides adequate liquidity and flexibility to take advantage of opportunities that may arise from fluctuations in market interest rates, the overall maturity and duration of which is monitored in relation to the repricing of its loan portfolio;

(2)	promoting lower cost liability accounts such as demand deposits and business repurchase accounts; and

(3)	using advances from the Federal Home Loan Bank of Boston (“FHLB”) to better structure maturities of its interest rate sensitive liabilities.

Connecticut Bancshares’ market risk also includes equity price risk. Connecticut Bancshares’ common stock and mutual fund portfolio had gross unrealized gains of $4.1 million and gross unrealized losses of $159,000 at June 30, 2003 and $4.8 million and gross unrealized losses of $459,000 at December 31, 2002 which are included, net of taxes, in accumulated other comprehensive income, a separate component of Connecticut Bancshares’ capital. If equity security prices decline due to unfavorable market conditions or other factors, Connecticut Bancshares’ capital would decrease.

Connecticut Bancshares’ investment policy authorizes it to be a party to financial instruments with off-balance sheet risk in the normal course of business to reduce its exposure to fluctuations in interest rates. All counter-parties must be pre-approved by Connecticut Bancshares’ Executive Committee and reported to its Investment Committee. At June 30, 2003 and at December 31, 2002 Connecticut Bancshares’ had no material derivative instruments.

Quantitative Aspects Of Market Risk

Connecticut Bancshares analyzes its interest rate sensitivity position to manage the risk associated with interest rate movements through the use of balance sheet simulation. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest rate sensitive”. An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period.

Connecticut Bancshares’ goal is to manage asset and liability positions so as to moderate the effects of interest rate fluctuations on net interest income. Balance sheet simulations are completed quarterly and presented to the Asset/Liability Committee. The simulations provide an estimate of the impact of changes in interest rates on net interest income under a range of assumptions. The numerous assumptions used in the simulation process are reviewed by the Asset/Liability Committee on a quarterly basis. Changes to these assumptions can significantly effect the results of the balance sheet simulation. The simulation incorporates assumptions regarding potential delays in the repricing of certain assets and liabilities when market rates change and changes in spreads between different market rates. The simulation analysis incorporates management’s current assessment of the risk that pricing margins will change adversely over time due to competition or other factors.

Simulation analysis is only an estimate of Connecticut Bancshares’ interest rate risk exposure at a particular point in time. Connecticut Bancshares continually reviews the potential effect changes in interest rates could have on the repayment of rate sensitive assets and funding requirements of rate sensitive liabilities.

The table below sets forth an approximation of Connecticut Bancshares’ exposure as a percentage of estimated net interest income for the next twelve and twenty-four month periods using balance sheet simulation. The simulation uses projected repricing of assets and liabilities at June 30, 2003 and at December 31, 2002 on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments. Prepayment rates can have a significant impact on Connecticut Bancshares’ balance sheet simulation. Because of the large percentage of loans, collateralized mortgage obligations and mortgage-backed securities held by Connecticut Bancshares, rising or falling interest rates have a significant impact on the prepayment speeds of Connecticut Bancshares’ earning assets, which in turn effect Connecticut Bancshares’ rate sensitivity position. When open-market interest rates rise, prepayments tend to slow. When open-market interest rates fall, prepayments tend to rise. Connecticut Bancshares’ asset sensitivity would be reduced if prepayments slow, and vice versa. While Connecticut Bancshares believes such assumptions to be reasonable, there can be no assurance that assumed prepayment rates will approximate actual future mortgage-backed security, collateralized mortgage obligation and loan repayment activity.

	At June 30, 2003 Percentage Change in Estimated Net Interest Income Over
	12 months	24 months
200 basis point increase in rates	(1.13)%	(1.12)%
100 basis point decrease in rates	(0.28)%	(2.98)%

	At December 31, 2002 Percentage Change in Estimated Net Interest Income Over
	12 months	24 months
200 basis point increase in rates	(0.98)%	0.35%
200 basis point decrease in rates	(1.00)%	(4.47)%

In past quarters, the Asset/Liability Committee policy stated that Connecticut Bancshares has established acceptable levels of interest rate risk as follows:

“Projected Net Interest Income over the next twelve months will not be reduced by more than 10% given a change in interest rates of 200 basis points (+ or -) over a one year horizon. This limit will be re-evaluated on a periodic basis (not less than annually) and may be modified, as appropriate.”

Management believes that under the current rate environment, a change of interest rates downward of 200 basis points is a highly remote interest rate scenario. Therefore management modified the limit and a 100 basis point decrease in interest rates will be used for policy purposes rather than a 200 basis point decrease. This limit will be re-evaluated periodically and may be modified as appropriate.

The two hundred and one hundred basis point change in rates in the above table at June 30, 2003 is assumed to occur evenly over the next twelve months. Based on the scenario above, net income would be adversely affected (within Connecticut Bancshares’ internal guidelines) in both the twelve and twenty-four month periods in both a rising and declining rate environment. Using data at June 30, 2003, for each percentage point change in net interest income, the effect on net income would be $516,000, assuming a 35% tax rate.

The two hundred basis point change in rates in the above table at December 31, 2002 is assumed to occur evenly over the next twelve months. Based on the scenario above, net income would be adversely affected (within Connecticut Bancshares’ internal guidelines) in both the twelve and twenty-four month periods in a declining rate environment. In a rising rate environment net income would be adversely affected over the next twelve months and positively affected over a twenty-four month period. Using data at December 31, 2002, for each percentage point change in net interest income, the effect on net income would be $544,000, assuming a 35% tax rate.

NEWALLIANCE BANCSHARES’ ACQUISITION OF CONNECTICUT BANCSHARES

On July 15, 2003, New Haven Savings Bank’s Board of Directors and the Board of Directors of Connecticut Bancshares approved an Agreement and Plan of Merger among New Haven Savings Bank, Connecticut Bancshares and its subsidiary Savings Bank of Manchester. The Connecticut Bancshares merger agreement provides that upon the completion of New Haven Savings Bank’s conversion and the NewAlliance Bancshares offering, Connecticut Bancshares will merge with and into NewAlliance Bancshares through an interim merger with a wholly-owned shell subsidiary of NewAlliance Bancshares formed for only that purpose. As a result of the Connecticut Bancshares acquisition by NewAlliance Bancshares, each share of Connecticut Bancshares common stock, par value $0.01 per share, and each option to purchase such a share, will automatically convert into the right to receive $52.00 per share in cash, subject to increase if the closing of the acquisition is delayed beyond March 31, 2004, by the amount of Connecticut Bancshares, net income that exceeds dividends paid after that date. At the end of the acquisition process, Savings Bank of Manchester will be acquired by New Haven Savings Bank and both Connecticut Bancshares and Savings Bank of Manchester will cease to exist as separate entities.

The Connecticut Bancshares acquisition by NewAlliance Bancshares is expected to close at the same time as the consummation of the New Haven Savings Bank conversion, and the completion of the NewAlliance Bancshares offering. The conversion and the Connecticut Bancshares acquisition are interdependent, and New Haven Savings Bank does not expect to complete the offering as currently described unless and until all conditions to the consummation of the conversion and the Connecticut Bancshares acquisition have been satisfied or waived. The Connecticut Bancshares acquisition is subject to approval by Connecticut Bancshares’ shareholders [at a meeting scheduled to be held on December     , 2003], and by the Connecticut Banking Commissioner, the FDIC and FRB. New Haven Savings Bank anticipates simultaneously completing the conversion, the offering, the Connecticut Bancshares acquisition and the Alliance merger in January of 2004.

The acquisition consideration payable to the Connecticut Bancshares shareholders was the result of arms length negotiations between New Haven Savings Bank and Connecticut Bancshares. In negotiating the acquisition consideration value, New Haven Savings Bank considered a variety of matters including Connecticut Bancshares, franchise and market share, the historical stock price performance of Connecticut Bancshares’ common stock, Connecticut Bancshares’ historical and projected results of operation and financial condition, an analysis of the performance of a number of financial institutions considered to be a representative peer group on a variety of financial measures, potential cost savings resulting from the acquisition and the Alliance merger, and the terms of comparable acquisition transactions announced since January 1, 2002 involving thrifts located in the New England region.

On July 15, 2003, the closing sales price for Connecticut Bancshares’ common stock was $46.45 and the average closing sales price for the immediately preceding 15 trading days prior to the announcement of the entering into the merger agreement was $41.301. The acquisition consideration represented an 11.9% and 25.9% premium, respectively, to these amounts. At                     , 2003, the last practicable date prior to mailing the prospectus, the closing sales price of Connecticut Bancshares’ common stock was $            .

Conditions To The Acquisition of Connecticut Bancshares

The Connecticut Bancshares merger agreement provides that consummation of the acquisition is subject to the satisfaction of certain conditions, or the waiver of certain conditions by NewAlliance Bancshares and New Haven Savings Bank, on the one hand, and Connecticut Bancshares on the other. Each of the parties’ obligations under the Connecticut Bancshares merger agreement are subject to the following conditions, among others:

•	The receipt of all necessary regulatory approvals and the expiration of all waiting periods with respect to such approvals;

•	The conversion shall have been completed;

•	Approval of the merger agreement by the shareholders of Connecticut Bancshares;

•	Compliance with or satisfaction of all representations, warranties and agreements in the merger agreement, unless waived by the other party;

•	Filing of a certificate of merger with the Delaware Secretary of State with respect to the merger of Connecticut Bancshares with and into NewAlliance Bancshares;

•	The absence of any order, decree or injunction of a court or agency, restricting or making consummation of the acquisition illegal;

•	The accuracy in all material respects as of July 15, 2003 and as of the date of the completion of the acquisition of the representations and warranties of each party except:

•	As to any representation or warranty which specifically relates to an earlier date; or

•	(Subject to certain exceptions) any inaccuracies in the representations and warranties shall not prevent the satisfaction of this condition unless the cumulative effect of all such inaccuracies, taken in the aggregate, represent a material adverse change to the financial condition, results of operation or business of the affected party or materially impairs the ability of the affected party to consummate the acquisition or any of the transactions contemplated by the merger agreement; and

•	Receipt from New Haven Savings Bank and NewAlliance Bancshares, on the one hand, and Connecticut Bancshares, on the other, of certificates of its officers or others and other documents to evidence fulfillment of the conditions as the party receiving the certificates may reasonably request.

If either NewAlliance Bancshares or Connecticut Bancshares determines that a condition to its respective obligations to complete the acquisition cannot be fulfilled on or prior to termination of the merger agreement, it will promptly notify the other party. New Haven Savings Bank and Connecticut Bancshares agreed to promptly inform the other party of any facts applicable to it that would be likely to prevent or materially delay approval of the acquisition, the conversion or other transactions contemplated by the merger agreement by any regulatory authority or third party whose approval, non-objection or consent is required or which would otherwise prevent or materially delay completion of such transactions.

Conduct Of Business Prior To The Connecticut Bancshares Merger

New Haven Savings Bank and Connecticut Bancshares have agreed to conduct their respective businesses and engage in transactions only in the ordinary course of business and consistent with past practice except as expressly contemplated or permitted under the merger agreement or except with the prior written consent of the other party. Each of New Haven Savings Bank and Connecticut Bancshares has also agreed to use, and to cause each of their respective subsidiaries to use, its reasonable best efforts to preserve its business organization intact, to keep available to itself and the other parties the present services of its employees, and to preserve the goodwill of its customers and others with whom business relationships exist.

In addition, Connecticut Bancshares has agreed that, except as otherwise agreed to or as permitted by the merger agreement, it will not, and will cause each of its subsidiaries not to:

•	Declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination) in respect of the Connecticut Bancshares common stock, except for regular quarterly cash dividends at a rate not in excess of $0.18 per share through December 31, 2003 and $0.20 per share thereafter; provided, however, that Connecticut Bancshares’ subsidiaries will not be restricted in their ability to pay dividends on their capital stock to Connecticut Bancshares;

•	Issue any shares of its capital stock, other than upon exercise of options existing as of July 15, 2003 to purchase shares of Connecticut Bancshares common stock, or issue, grant, modify or authorize any warrants, options, rights or convertible securities or other arrangements or commitments which would obligate Connecticut Bancshares to issue or dispose of any of its capital stock or other ownership rights; purchase any shares of Connecticut Bancshares common stock; or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

•	Amend its certificate of incorporation, bylaws or similar organizational documents; impose, or suffer the imposition on any share of stock or other ownership interest held in a subsidiary of any lien, charge or encumbrance or permit any such lien, charge or encumbrance to exist; or waive or release any material right or cancel or compromise any material debt or claim;

•	Increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to, any of its directors, officers or employees, except:

•	As may be required pursuant to previously disclosed commitments existing on July 15, 2003;

•	As may be required by law; and

•	Merit increases made in accordance with past practices, normal cost-of-living increases and normal increases related to promotions or increased job responsibilities limited in the aggregate to 4% over existing levels;

•	Enter into or, except as may be required by law, modify any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit-sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to Connecticut Bancshares’ pension plan or employee stock ownership plan other than as required by law or regulation or in a manner and amount consistent with past practices and except as specifically provided in the agreement;

•	Enter into:

•	Any transaction, agreement, arrangement or commitment not made in the ordinary course of business;

•	Any agreement, indenture or other instrument relating to the borrowing of money or guarantee of any such obligation, except in the case of Savings Bank of Manchester for deposits, borrowings from the FHLB, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business consistent with past practice;

•	Make any capital expenditures in excess of $50,000 individually or $250,000 in the aggregate, other than pursuant to binding commitments existing on July 15, 2003;

•	File any applications or make any contract with respect to branching or site location or relocation;

•	Enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

•	Change or modify in any material respect any of its lending or investment policies, except to the extent required by law or an applicable regulatory authority; or make any loans in excess of those limits contained in the Connecticut Bancshares merger agreement;

•	Enter into any futures contract, option contract, interest rate cap, interest rate floor, interest rate exchange agreement or other agreement for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

•	Take any action that would result in any of the representations and warranties contained in the merger agreement not to be true and correct in any material respect at the date of completion of the acquisition or that would cause any of the conditions to consummation of the acquisition from being satisfied;

•	Materially increase or decrease the rate of interest paid on time deposits or certificates of deposit except in a manner and pursuant to policies consistent with past practices; or

•	Agree to do any of the foregoing.

Connecticut Bancshares’ Board Of Directors’ Agreement To Recommend The Connecticut Bancshares Merger Agreement

Connecticut Bancshares agreed to take all action necessary to convene as soon as reasonably practicable a meeting of shareholders to consider and vote upon the approval of the merger agreement. In addition, the merger agreement requires Connecticut Bancshares’ Board of Directors to recommend that Connecticut Bancshares’ shareholders approve the merger agreement at all times prior to and during the meeting of Connecticut Bancshares’ shareholders at which the merger agreement is to be considered by them. Nothing in the merger agreement, however, prevents the Connecticut Bancshares’ Board of Directors from withholding, withdrawing, amending or modifying its recommendation if it determines, after consultation with its outside counsel, that such action is legally required in order for the directors of Connecticut Bancshares to comply with their fiduciary duties to the Connecticut Bancshares’ shareholders under applicable law.

Connecticut Bancshares Shareholder Agreements

Each director of Connecticut Bancshares entered into a shareholder agreement with New Haven Savings Bank pursuant to which each director agreed that at any meeting of the shareholders of Connecticut Bancshares, or in connection with any written consent of the shareholders of Connecticut Bancshares, the director shall:

•	appear at such meeting or otherwise cause all shares of Connecticut Bancshares common stock owned by him or her to be counted as present for purposes of calculating a quorum; and

•	vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all shares of Connecticut Bancshares common stock beneficially owned by him or her or as to which he or she has directly or indirectly, the right to direct the voting:

•	in favor of adoption and approval of the merger agreement and the acquisition;

•	against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Connecticut Bancshares contained in the merger agreement or of the director contained in the shareholder agreement; and

•	against any acquisition proposal from a third party or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Connecticut Bancshares acquisition or the shareholder agreement.

Each Connecticut Bancshares director also agreed not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the shares of Connecticut Bancshares common stock owned by him or her prior to the meeting at which shareholders of Connecticut Bancshares will consider the merger agreement, except as may be permitted under the terms of the termination and release agreement between each Connecticut Bancshares director and New Haven Savings Bank.

The shareholder agreements will remain in effect until the earlier of the effective time of the Connecticut Bancshares acquisition or the termination of the Connecticut Bancshares merger agreement in accordance with its terms.

Third Party Proposals To Acquire Connecticut Bancshares

The Connecticut Bancshares merger agreement provides that neither Connecticut Bancshares nor any of its subsidiaries shall, and that Connecticut Bancshares shall direct and use its reasonable best efforts to cause its and each of its subsidiary’s directors, officers, employees, agents and representatives not to, directly or indirectly, initiate, solicit, knowingly encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an acquisition proposal by a third party which means any proposal or offer with respect to any of the following (other than the transactions contemplated by the Connecticut Bancshares merger agreement):

•	Any merger, consolidation, share exchange, business combination, or other similar transaction involving Connecticut Bancshares or any of its subsidiaries;

•	Any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the consolidated assets, in a single transaction or series of transactions, of Connecticut Bancshares or any of its subsidiaries;

•	Any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of Connecticut Bancshares or any of its subsidiaries or the filing of a registration statement in connection with such transaction; or

•	Any public announcement of a proposal, plan or intention to do any of these things or any agreement to engage in any of these things.

Connecticut Bancshares also agreed that neither it nor any of its subsidiaries shall, and that Connecticut Bancshares shall direct and use its reasonable best efforts to cause its and each of its subsidiary’s directors, officer, employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussion with, any person relating to an acquisition proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an acquisition proposal. However, nothing in the merger agreement prevents Connecticut Bancshares or its board of directors from:

•	Complying with its disclosure obligations under federal or state law;

•	Providing information in response to a request therefor by a person who has made an unsolicited bona fide written acquisition proposal if the Connecticut Bancshares board of directors receives from the person so requesting such information an executed confidentiality agreement the terms of which are substantially similar to the confidentiality agreement that New Haven Savings Bank and Connecticut Bancshares entered into;

•	Engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written acquisition proposal; or

•	Recommending such an acquisition proposal to the shareholders of Connecticut Bancshares;

if and only to the extent that in each of the last three cases referred to above, (1) the Connecticut Bancshares Board of Directors determines in good faith after consultation with outside counsel that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and (2) the Connecticut Bancshares Board of Directors determines in good faith after consultation with its financial advisor that such acquisition proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and would, if consummated, result in a transaction more favorable to Connecticut Bancshares’ shareholders from a financial point of view than the acquisition with NewAlliance Bancshares. Connecticut Bancshares is required to notify New Haven Savings Bank immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with Connecticut Bancshares or any of its representatives.

In the event Connecticut Bancshares does receive a superior proposal meeting the above criteria, Connecticut Bancshares must notify New Haven Savings Bank in writing of its intent to terminate the merger agreement and to enter into an agreement with respect to or recommend acceptance of the superior proposal. New Haven Savings Bank shall have five business days to evaluate and respond to Connecticut Bancshares’ notice. If New Haven Savings Bank notifies Connecticut Bancshares prior to the expiration of the five-day period that it will increase the value of the consideration to be paid in the acquisition to an amount at least equal to that of the superior proposal, Connecticut Bancshares cannot terminate the merger agreement to accept the superior proposal or recommend its shareholders accept the superior proposal. Connecticut Bancshares shall have five business days to evaluate New Haven Savings Bank’s proposal to increase the value of the consideration. In the event the Connecticut Bancshares Board of Directors determines in good faith, upon advice of its financial advisor and outside counsel, that the proposal by New Haven Savings Bank to increase the value of the acquisition consideration is not at least equal to the superior proposal, Connecticut Bancshares can terminate the merger agreement with New Haven Savings Bank or recommend that its shareholders accept the superior proposal. In the event the superior proposal involves consideration consisting of securities, in whole or in part, New Haven Savings Bank’s proposal shall be deemed to be at least equal to the superior proposal if the New Haven Savings Bank proposal offers consideration that equals or exceeds the consideration being offered to Connecticut Bancshares’ shareholders by the superior proposal, valuing the securities being offered by the superior proposal at their cash equivalent based upon either (1) the average trading price of such securities for the 20 trading days immediately preceding the submission of New Haven Savings Bank’s proposal or (2) if the securities are not traded on a nationally recognized exchange or will be newly issued securities of a class not then trading on a nationally recognized exchange, by the written valuation of such securities by a nationally recognized banking firm.

Representations And Warranties In The Connecticut Bancshares Merger Agreement

The Connecticut Bancshares merger agreement contains representations and warranties of New Haven Savings Bank and Connecticut Bancshares which are customary in acquisition transactions, including, but not limited to, representations and warranties concerning the organization and capitalization of New Haven Savings Bank and Connecticut Bancshares and their respective subsidiaries; the due authorization, execution, delivery and enforceability of the merger agreement, the consent or approvals required, and the lack of conflicts or violations under applicable articles of incorporation, articles of association, bylaws, instruments and laws, with respect to the transactions contemplated by the merger agreement; the absence of material adverse changes; the documents to be filed with the SEC and other regulatory agencies; and with respect to Connecticut Bancshares and its subsidiaries, the conduct of business in the ordinary course and absence of certain changes; the financial statements; the compliance with laws; and the allowance for loan losses and other real estate owned. The representations and warranties of New Haven Savings Bank and Connecticut Bancshares will not survive beyond the completion of the acquisition. If the merger agreement is terminated without completion of the merger, there will be no liability on the part of any parties to the merger agreement except in certain circumstances as discussed below and except that no party shall be relieved from any liability arising out of a willful misrepresentation in the merger agreement. See “Termination and Amendment of the Connecticut Bancshares Merger Agreement” on page     .

New Haven Savings Bank and Connecticut Bancshares agreed to promptly supplement or amend any information previously disclosed and delivered to the other party in connection with the merger agreement (1) with respect to any matter arising after the date of the merger agreement which, if it had been known at the date the merger agreement was entered into, would have been required to have been disclosed to the other party or (2) to correct information previously disclosed. Such amendment or supplement will not be deemed to have modified the representations, warranties and covenants of the parties to the merger agreement for purposes of determining whether the conditions to closing have been satisfied.

Termination And Amendment Of The Connecticut Bancshares Merger Agreement

The Connecticut Bancshares merger agreement may be terminated prior to the completion of the acquisition by the mutual written consent of New Haven Savings Bank and Connecticut Bancshares or, subject to certain exceptions in the merger agreement:

•	By either New Haven Savings Bank or Connecticut Bancshares in the event of:

•	Failure of Connecticut Bancshares’ shareholders to approve the merger agreement after a vote taken thereon at a meeting called for such purpose;

•	A material breach by the other party of any material covenant or undertaking if such breach would have a material adverse effect on the financial condition, results of operation or business of the party or materially impairs the ability of the other party to consummate the acquisition or any transactions contemplated by the merger agreement and such breach has not been timely cured after notice;

•	Any material breach of any representation or warranty of the other party if such breach would have a material adverse effect on the financial condition, results of the operation or business of the party or materially impairs the ability of the other party to consummate the acquisition or any transactions contemplated by the merger agreement and such breach has not been timely cured after notice;

•	If any approval, consent or waiver of a governmental authority required to permit consummation of the merger, the conversion or the other transactions contemplated by the merger agreement has been denied or any governmental authority of competent jurisdiction has issued a final unappealable order prohibiting completion of the merger, the conversion or the other transactions contemplated by the merger agreement; or

•	The acquisition is not completed by October 15, 2004, provided that this right to terminate shall not be available to any party whose failure to perform an obligation in accordance with the merger agreement resulted in the acquisition not being completed by this date;

•	By New Haven Saving Bank in the event:

•	The Board of Directors of Connecticut Bancshares fails to call, give notice of, convene and hold a meeting of its shareholders to consider and vote upon the approval of the merger agreement or has failed, prior to holding the meeting of Connecticut Bancshares’ shareholders to consider the merger agreement, to recommend approval of the merger agreement or has modified or change its recommendation in a manner adverse to New Haven Savings Bank;

•	Connecticut Bancshares has failed, prior to holding the meeting of Connecticut Bancshares’ shareholders to consider the merger agreement, to comply with its agreement not to solicit a competing acquisition transaction; or

•	A tender or exchange offer for 25% or more of the outstanding shares of common stock of Connecticut Bancshares is started and the Board of Directors of Connecticut Bancshares either recommends that Connecticut Bancshares’ shareholders tender their shares or fails to recommend that its shareholders reject such tender offer or exchange offer within specified time frames; and

•	By Connecticut Bancshares in the event:

•	Connecticut Bancshares has, prior to holding the meeting of Connecticut Bancshares’ shareholders to consider and approve the merger agreement, notified New Haven Savings Bank that it intends to enter into a merger agreement with another entity with respect to a superior proposal; provided, however, that Connecticut Bancshares may only terminate the merger agreement under this provision in the event that Connecticut Bancshares has provided written notice of such superior proposal to New Haven Savings Bank and New Haven Savings Bank has not within five business days submitted a proposal to Connecticut Bancshares that its board of directors believes is at least equal to the superior proposal (see “Third Party Proposals to Acquire Connecticut Bancshares” on page ).

In the event of the termination of the Connecticut Bancshares merger agreement, as provided above, the merger agreement shall become void and have no effect, and there will be no liability on the part of any party to the merger agreement or their respective officers or directors, except that certain provisions regarding confidential information, expenses and termination fees shall survive and remain in full force and effect; and no party shall be relieved from any liability arising out of the willful breach by such party of any covenant or agreement of it or the willful misrepresentation in the merger agreement of any material fact.

The merger agreement provides that Connecticut Bancshares must pay New Haven Savings Bank a $30.0 million termination fee if the merger agreement is terminated by:

•	New Haven Savings Bank, because Connecticut Bancshares has breached its covenant not to solicit a competing acquisition transaction, or Connecticut Bancshares’ Board of Directors has failed to recommend approval of the merger agreement, withdrawn such recommendation or changed its recommendation in a manner adverse to New Haven Savings Bank or Connecticut Bancshares has failed to call, give notice of, convene and hold a meeting of its shareholders to consider and vote upon the approval of the merger agreement;

•	New Haven Savings Bank, because a tender or exchange offer for Connecticut Bancshares common stock has been commenced and Connecticut Bancshares’ Board of Directors has either recommended that shareholders of Connecticut Bancshares tender their shares or otherwise failed to recommend that shareholders reject such tender or exchange offer;

•	New Haven Savings Bank, due to a material breach by Connecticut Bancshares of representation or warranty or a material covenant contained in the merger agreement and such breach would have a material adverse effect on Connecticut Bancshares and such breach is not timely cured after notice; or by New Haven Savings Bank or Connecticut Bancshares in the event the merger agreement is not approved by Connecticut Bancshares’ shareholders after a vote thereon at a meeting called for such purpose and in each case at the time of such termination (or prior to the holding of the Connecticut Bancshares’ shareholders meeting to consider the merger agreement in the case of termination as a result of Connecticut Bancshares’ Board of Directors not approving the merger agreement) an acquisition proposal (or the intention to make an acquisition proposal) has been publicly announced or otherwise made known to Connecticut Bancshares’ senior management or its board of directors; or

•	Connecticut Bancshares, to enter into an acquisition agreement with respect to a superior proposal.

If the termination fee becomes payable by Connecticut Bancshares pursuant to a termination under any one of the first three bullets above, the merger agreement provides that Connecticut Bancshares must pay New Haven Savings Bank $10.0 million on the third business day following termination and if within 18 months after such termination, Connecticut Bancshares or one of its subsidiaries enters into an agreement with respect to or consummates an acquisition transaction, Connecticut Bancshares must pay New Haven Savings Bank the remaining $20.0 million on the date of execution of such agreement for such acquisition transaction. If the termination fee becomes payable due to the fourth bullet, the entire termination fee is due within three business days following the termination of the merger agreement.

Under the terms of the merger agreement, New Haven Savings Bank must pay a $30.0 million special payment fee to Connecticut Bancshares if the merger agreement is terminated by Connecticut Bancshares because:

•	New Haven Savings Bank and NewAlliance Bancshares do not receive all regulatory approvals required to complete the merger, the conversion and the other transactions contemplated by the merger agreement or any regulatory authority shall have issued a final, nonappealable order enjoining or prohibiting completion of the merger, the conversions or other transactions contemplated by the merger agreement;

•	The acquisition is not consummated by October 15, 2004; or

•	Connecticut Bancshares has terminated the merger agreement because New Haven Savings Bank has intentionally and willfully breached any of the representations and warranties or agreements it made in the merger agreement.

However, New Haven Savings Bank shall not be required to pay such fee if at the time of termination of the merger agreement, Connecticut Bancshares had materially breached its representations, warranties or covenants or if the failure to obtain any required regulatory approvals, waivers or authorizations was the result of facts or circumstances relating to Connecticut Bancshares or its subsidiaries.

In addition, Connecticut Bancshares will be required to return to New Haven Savings Bank one-half of the $30.0 million fee paid by New Haven Savings Bank if, prior to the earlier of October 15, 2006 or two years from Connecticut Bancshares demand for payment of the $30.0 million fee, Connecticut Bancshares completes any acquisition or merger transaction for merger consideration in excess of $51.60 per share.

The Connecticut Bancshares merger agreement may be amended or supplemented at any time by mutual agreement of the parties to the merger agreement, subject to certain limitations.

THE NEW HAVEN SAVINGS BANK CONVERSION AND THE RELATED

STOCK OFFERING BY NEWALLIANCE BANCSHARES

The New Haven Savings Bank Board of Directors and corporators have approved a plan of conversion. [The Connecticut Banking Commissioner has also conditionally approved the plan of conversion, and the FDIC has issued a non-objection letter to the plan of conversion; such approvals, however, do not constitute a recommendation or endorsement of the plan of conversion by the Connecticut Banking Commissioner or the FDIC.]

General

New Haven Savings Bank adopted the plan of conversion on July 15, 2003, and amended it on September 23, 2003. Pursuant to the plan, it will convert from a Connecticut-chartered mutual savings bank to a Connecticut-chartered capital stock savings bank. New Haven Savings Bank will become a wholly-owned subsidiary of NewAlliance Bancshares, a recently formed Delaware corporation. As part of the conversion, NewAlliance Bancshares is offering between 55,250,000 and 74,750,000 shares of common stock to the public, which offering may be increased to 85,962,500, and is forming a new charitable foundation, to which 3,000,000 additional shares of NewAlliance Bancshares common stock will be contributed.

The plan of conversion provides that NewAlliance Bancshares will offer shares of common stock for sale in the subscription offering to eligible New Haven Savings Bank account holders, its tax qualified employee stock benefit plans, supplemental eligible New Haven Savings Bank account holders, officers, directors and employees of New Haven Savings Bank, and corporators of New Haven Savings Bank. Subject to the purchase priority rights of these holders of subscription rights, NewAlliance Bancshares may also offer the common stock for sale in a direct community offering to members of the general public, with a preference given in the following order: (1) to interested persons residing in the Connecticut counties of New Haven, Hartford, Tolland, Windham and Middlesex; (2) to interested persons residing elsewhere in the State of Connecticut; and (3) to the public at large.

The direct community offering may begin at the same time as, during or after the subscription offering. NewAlliance Bancshares may sell any shares of its common stock that are not sold in the subscription offering or the direct community offering to the general public in a syndicated community offering or an underwritten public offering. NewAlliance Bancshares must complete the sale of all shares of its common stock in the direct community offering, syndicated community offering, or underwritten public offering within 45 days after the completion of the subscription offering unless the regulatory authorities approve an extended time period for sale. The conversion must be completed by July 15, 2005.

NewAlliance Bancshares determined the number of shares of common stock to be offered for sale based upon an independent appraisal of its estimated pro forma market value, which takes into account the sale of shares and the anticipated Connecticut Bancshares and Alliance acquisitions. All shares of common stock to be sold in the offering will be sold at $10.00 per share. The independent valuation will be updated and the final number of the shares to be issued in the offering will be determined prior to the expiration of the offering. See “Stock Pricing and Number of Shares to be Issued” on page      for more information as to the determination of the estimated pro forma market value of the common stock.

Reasons For The Conversion

In adopting the plan of conversion, New Haven Savings Bank’s board of directors determined that the conversion was in the best interests of New Haven Savings Bank, its depositors, employees and the communities it serves.

The primary reason for the conversion is to provide the consideration for the Connecticut Bancshares acquisition and the Alliance merger. On July 15, 2003, when New Haven Savings Bank’s board of directors approved the plan of conversion, it also approved merger agreements with Connecticut Bancshares and its subsidiary, The Savings Bank of Manchester and with Alliance and its subsidiary, Tolland Bank. The proceeds from the offering will provide us with cash needed for the Connecticut Bancshares acquisition. The conversion will also provide NewAlliance Bancshares with common stock to exchange for the shares of Alliance common stock in the Alliance merger.

In addition, the conversion will facilitate acquisitions of other financial institutions and financial services companies as opportunities arise, support internal growth through lending in communities New Haven Savings Bank serves, support the development of new products and services and improve its overall competitive position. The new structure will enable NewAlliance Bancshares to issue and sell capital stock, which is a source of capital not available to a mutual savings bank, and NewAlliance Bancshares will take advantage of this new ability by issuing common stock in the offering. The holding company form of organization is expected to provide additional flexibility to expand and diversify New Haven Savings Bank business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with other financial institutions, as well as other companies that are not financial institutions.

Effects Of The Conversion

Liquidation Account.    In the unlikely event of a complete liquidation of New Haven Savings Bank in its current mutual form, each depositor would receive a pro rata share of any assets of New Haven Savings Bank remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawable value of their accounts). Each depositor’s pro rata share of such liquidating distribution would be in the same proportion as the value of such depositor’s deposit account was to the total value of all deposit accounts in New Haven Savings Bank at the time of liquidation.

Upon a complete liquidation of New Haven Savings Bank after the conversion, each depositor would have a claim as a creditor of the same general priority as the claims of all other general creditors of New Haven Savings Bank. However, except as described below, a depositor’s claim would be solely for the amount of the balance in such depositor’s deposit account plus accrued interest. Such depositor would not have an interest in the value or assets of New Haven Savings Bank above that amount. Instead, the holder of New Haven Savings Bank common stock (i.e., NewAlliance Bancshares) would be entitled to any assets remaining upon a liquidation of New Haven Savings Bank.

The plan of conversion provides for the establishment, upon the completion of the conversion, and the maintenance for 10 years after the conversion, of a liquidation account for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to the surplus and reserves of New Haven Savings Bank, less any subordinated debt approved as capital, as of the latest practicable date prior to conversion. Upon a complete liquidation of New Haven Savings Bank after the conversion, each eligible account holder and supplemental eligible account holder who continues to maintain such account holder’s deposit account at New Haven Savings Bank would be entitled to an interest in the liquidation account prior to any payment to the holders of New Haven Savings Bank capital stock. Each eligible account holder and supplemental eligible account holder would have a pro rata interest in the total liquidation account for the account holder’s deposit accounts based on the proportion that the aggregate balance of such person’s qualifying deposit accounts on June 30, 2002 (the eligibility record date) and September 30, 2003 (the supplemental eligibility record date), as applicable, bears to the aggregate balance of all qualifying deposit accounts of all eligible account holders and supplemental eligible account holders on such dates. For this purpose, qualifying deposit accounts include all savings, time, demand, interest bearing demand, money market and passbook accounts maintained at New Haven Savings Bank (excluding any escrow accounts). The liquidation account will be an off-balance sheet memorandum account that will not be reflected in the published financial statements of New Haven Savings Bank or NewAlliance Bancshares.

If, however, at the close of business on any fiscal year closing date (i.e., the end of any period for which New Haven Savings Bank has prepared audited financial statements subsequent to the eligibility record date or supplemental eligibility record date, as applicable) of New Haven Savings Bank, commencing on or after the effective date of the conversion, the amount in any deposit account is less than the amount in such deposit account on June 30, 2002 (with respect to an eligible account holder), or on September 30, 2003 (with respect to a supplemental eligible account holder), or any other fiscal year closing date, then the interest in the liquidation account relating to the deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account.

Any payments to eligible account holders or supplemental eligible account holders pursuant to liquidation rights would be separate and apart from the payment to them of any insured deposit accounts. Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders are satisfied would be distributed to NewAlliance Bancshares as the sole shareholder of New Haven Savings Bank. New Haven Savings Bank has no plans to liquidate.

Establishment Of The NewAlliance Foundation

General.    In furtherance of New Haven Savings Bank’s commitment to the communities it serves, we intend to establish a new charitable foundation, NewAlliance Foundation, in connection with the conversion. The plan of conversion provides that the NewAlliance Foundation will be established as a non-stock corporation and will be funded with an initial contribution of 3,000,000 shares of NewAlliance Bancshares common stock. The contribution of common stock to

NewAlliance Foundation will be dilutive to the interests of shareholders and will have an adverse impact on the reported earnings of NewAlliance Bancshares in 2004, the year in which the foundation is established. The contribution of the common stock to NewAlliance Foundation will not be included in determining whether the minimum number of shares of common stock (55,250,000) has been sold in order to complete the offering. NewAlliance Foundation will be separate from, but shall engage in activities similar to, an existing charitable foundation previously established by New Haven Savings Bank, the New Haven Savings Bank Foundation.

Purpose of NewAlliance Foundation.    The purpose of NewAlliance Foundation is to provide funding to support charitable causes and community development activities in the communities we serve. NewAlliance Foundation is being formed as a supplement to the existing foundation, and as a complement to New Haven Savings Bank existing community reinvestment activities, not as a replacement for such activities. While New Haven Savings Bank intends to continue to emphasize community lending and development activities following the conversion, such activities are not New Haven Savings Bank’s or NewAlliance Bancshares’ sole corporate purpose. NewAlliance Foundation, conversely, will be completely dedicated to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not currently available to New Haven Savings Bank.

New Haven Savings Bank believes that NewAlliance Foundation will enable New Haven Savings Bank to further assist its local community in areas beyond community lending and development. New Haven Savings Bank believes the establishment of NewAlliance Foundation is consistent with our commitment to community service. The New Haven Savings Bank Board further believes that the funding of NewAlliance Foundation with common stock of NewAlliance Bancshares is a means of enabling the communities served by it to share in the growth and success of NewAlliance Bancshares and New Haven Savings Bank long after completion of the conversion. NewAlliance Foundation will accomplish that goal by providing for continued ties between NewAlliance Foundation and New Haven Savings Bank, thereby forming a partnership with its community. The establishment of the foundation will also enable NewAlliance Bancshares and New Haven Savings Bank to develop a unified charitable donation strategy and will centralize the responsibility for administration and allocation of corporate charitable funds. Charitable foundations have been formed by other financial institutions for this purpose, among others. New Haven Savings Bank does not, however, expect the contribution to NewAlliance Foundation to take the place of its traditional community lending activities or those of the existing foundation.

Structure of NewAlliance Foundation.    NewAlliance Foundation will be incorporated under Delaware law as a non-stock corporation. NewAlliance Foundation’s Board of Directors will consist of at least a majority of persons who currently are directors of New Haven Savings Bank.

The authority for the affairs of NewAlliance Foundation will be vested in its Board of Directors. The Directors of NewAlliance Foundation will be responsible for establishing its policies with respect to grants or donations, consistent with the purpose for which NewAlliance Foundation was established. Although no formal policy governing NewAlliance Foundation grants exists at this time, NewAlliance Foundation’s Board of Directors will adopt such a policy upon establishment of NewAlliance Foundation. As Directors of a not-for-profit corporation, directors of NewAlliance Foundation will at all times be bound by their fiduciary duty to advance NewAlliance Foundation’s charitable goals, to protect the assets of NewAlliance Foundation and to act in a manner consistent with the charitable purpose for which it is established. The Board of Directors of NewAlliance Foundation will also be responsible for directing the activities of NewAlliance Foundation, including the management of the common stock of NewAlliance Bancshares and the other securities and cash held by NewAlliance Foundation. The Board of Directors of NewAlliance Foundation will appoint such officers as may be necessary to manage the operation of NewAlliance Foundation.

New Haven Savings Bank has committed to the FDIC that all shares of common stock held by NewAlliance Foundation will be voted in the same ratio as all other shares of NewAlliance Bancshares’ common stock on all proposals considered by shareholders of NewAlliance Bancshares.

As a private foundation under Section 501(c)(3) of the Code, NewAlliance Foundation will be required to distribute annually in grants or donations, a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of common stock by NewAlliance Bancshares is that the amount of common stock that may be sold by NewAlliance Foundation in any one year shall not exceed 5% of the average market value of the assets held by NewAlliance Foundation, except where the Board of Directors of NewAlliance Foundation determines that the failure to sell an amount of common stock greater than such amount would result in a longer-term reduction of the value of NewAlliance Foundation’s assets and as such would jeopardize its capacity to carry out its charitable purposes.

Tax Considerations.    New Haven Savings Bank has been advised by its independent tax advisors that an organization created for the above purposes would qualify as a Section 501(c)(3) exempt organization under the Code, and would be classified as a private foundation as determined in Section 509 of the Internal Revenue Code. NewAlliance Foundation will submit a timely request to the IRS to be recognized of tax-exempt status within 15 months from the date of its organization, and provided the IRS approves the application, the effective date of the foundation’s status as a Section 501(c)(3) organization will be the date of its organization. However, the advice New Haven Savings Bank has received from its tax advisors does not consider the impact of the condition to be agreed to by NewAlliance Foundation that common stock of NewAlliance Bancshares held by NewAlliance Foundation be voted in the same ratio as all other shares of NewAlliance Bancshares’ common stock on all proposals considered by shareholders of NewAlliance Bancshares. Consistent with this condition, in the event that NewAlliance Bancshares or NewAlliance Foundation receives an opinion of their legal counsel that compliance with the voting restriction would have the effect of causing NewAlliance Foundation to lose its tax-exempt status, or otherwise have a material and adverse tax consequence on NewAlliance Foundation or subject NewAlliance Foundation to an excise tax under Section 4941 of the Code, the FDIC may waive such voting restriction upon submission of a legal opinion by NewAlliance Bancshares or NewAlliance Foundation that is satisfactory to the FDIC.

The independent tax advisors’ opinion further provides that there is substantial authority for the position that NewAlliance Bancshares’ contribution of its own stock to NewAlliance Foundation would not constitute an act of self-dealing, and that NewAlliance Bancshares would be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal par value that NewAlliance Foundation is required to pay to NewAlliance Bancshares for such stock, subject to an annual limitation based on 10% of NewAlliance Bancshares’ annual taxable income. NewAlliance Bancshares, however, would be able to carry forward any unused portion of the deduction for five years following the contribution. NewAlliance Bancshares estimates that all of the deduction should be deductible over the six-year period.

Although New Haven Savings Bank has received an opinion of its independent tax advisors that it will be entitled to the deduction for the charitable contribution, there can be no assurances that the IRS will recognize NewAlliance Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, NewAlliance Bancshares’ tax benefit related to NewAlliance Foundation would have to be fully expensed, resulting in a further deduction in earnings in the year in which the IRS makes such a determination.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are generally exempt from federal and state corporate income taxation. However, investment income, such as interest, dividends and capital gains, of a private foundation will generally be subject to a federal excise tax of 2%. NewAlliance Foundation will be required to make an annual filing with the IRS within five and one-half months after the close of NewAlliance Foundation’s fiscal year to maintain its tax-exempt status.

Regulatory Conditions Imposed On NewAlliance Foundation.    The FDIC imposes numerous requirements on the establishment and operation of a charitable foundation. As a result, NewAlliance Foundation will be subject to the following:

(a)	Examination by the FDIC, at NewAlliance Foundation’s expense, and compliance with supervisory directives imposed by the FDIC;

(b)	As long as NewAlliance Foundation controls shares of NewAlliance Bancshares, those shares must be voted in the same ratio as all other shares are voted on each proposal considered by the shareholders;

(c)	For at least five years after its establishment, at least one seat on NewAlliance Foundation’s Board of Directors must be reserved for a director from NewAlliance Bancshares’ or New Haven Savings Bank’s Board of Directors;

(d)	Providing the FDIC with a copy of NewAlliance Foundation’s annual report that it submits to the IRS;

(e)	Operating in accordance with written policies adopted by its Board of Directors, including a conflict of interest policy; and

(f)	Any additional purchases of NewAlliance Bancshares common stock by NewAlliance Foundation will be counted as repurchases by NewAlliance Bancshares for purposes of FDIC repurchase restrictions.

Additionally, NewAlliance Bancshares has entered into the following commitments with the Federal Reserve Board with respect to the establishment and operation of NewAlliance Foundation:

(a)	NewAlliance Foundation will not acquire additional shares without notifying the Federal Reserve Board; and

(b)	NewAlliance Foundation will be treated as an affiliate for purposes of Section 23A and 23B of the Federal Reserve Act, which governs transactions between affiliates of financial institutions.

The Stock Offering

NewAlliance Bancshares is offering between 55,250,000 and 74,750,000 shares of common stock (subject to adjustment to up to 85,962,500) pursuant to this prospectus and the plan of conversion.

The shares of common stock are being offered for sale at a purchase price of $10.00 per share in the subscription offering pursuant to subscription rights in the following order of priority to:

(i)	eligible New Haven Savings Bank account holders: each holder of deposit accounts with aggregate balances of $50.00 or more on June 30, 2002;

(ii)	New Haven Savings Bank’s employee stock ownership plan;

(iii)	supplemental eligible New Haven Saving Bank account holders: each holder of deposit accounts (other than directors and officers and their associates) with aggregate balances of $50.00 or more on September 30, 2003;

(iv)	officers, directors, and employees of New Haven Savings Bank who do not have a higher priority right; and

(v)	corporators of New Haven Savings Bank who are not eligible account holders under categories (i) or (iii).

Subject to the prior rights of holders of subscription rights, remaining shares of common stock may be offered in the direct community offering at $10.00 per share to certain members of the general public, with a preference first given to natural persons residing in the Connecticut Counties of New Haven, Hartford, Tolland, Windham and Middlesex, next to natural persons residing elsewhere in the state of Connecticut, and then to the general public. The direct community offering may begin at the same time as the subscription offering, or after the subscription offering begins. NewAlliance Bancshares also may offer shares of common stock not purchased in the subscription offering or the direct community offering through a syndicated community offering managed by Ryan Beck & Co., Inc. or an underwritten public offering. Subscription rights will expire if not exercised by 10:00 a.m. New York time on             ,              unless extended by New Haven Savings Bank.

Stock Pricing And Number Of Shares To Be Issued

The plan of conversion and regulations require that the aggregate purchase price of the common stock issued in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. New Haven Savings Bank and NewAlliance Bancshares have retained RP Financial, LC. to make this valuation. For its services in preparing the initial valuation, RP Financial will receive a fee of $250,000. This amount does not include a fee of $45,000 to be paid to RP Financial for assistance in the preparation of a business plan. New Haven Savings Bank has agreed to indemnify RP Financial and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as appraiser, except where RP Financial’s liability results from its bad faith, willful misconduct or gross negligence.

The independent valuation states that as of June 30, 2003, the estimated pro forma market value, or valuation range, of NewAlliance Bancshares ranged from a minimum of $552.5 million to a maximum of $747.5 million with a midpoint of $650.0 million. The Board of Directors of New Haven Savings Bank decided to offer the shares for a price of $10.00 per share. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range and the $10.00 price per share, the minimum of the offering range is 55,250,000 shares, the midpoint of the offering range is 65,000,000 shares and the maximum of the offering range is 74,750,000 shares. In addition, 3,000,000 shares are being contributed to newly created NewAlliance Foundation as part of the conversion. The contribution of the common stock to NewAlliance Foundation will not be considered in determining whether the minimum number of shares of common stock (55,250,000) has been sold in order to complete the offering.

The Board of Directors of New Haven Savings Bank reviewed the independent valuation and, in particular, considered the following:

•	New Haven Savings Bank’s financial condition and results of operations;

•	Comparison of financial performance ratios of New Haven Savings Bank to those of other financial institutions of similar size; and

•	Stock market conditions generally and in particular for financial institutions.

All of these factors are set forth in the independent valuation. The New Haven Savings Bank Board of Directors also reviewed the methodology and the assumptions used by RP Financial in preparing the independent valuation and the Board believes that such assumptions were reasonable. The offering range may be amended with the approval of the bank regulators, if required, as a result of subsequent developments in our financial condition or market conditions generally. In the event the independent valuation is updated to amend the pro forma market value of NewAlliance Bancshares to less than $552.5 million or more than $747.5 million, the appraisal will be filed with the Securities and Exchange Commission by post-effective amendment.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing NewAlliance Bancshares common stock. RP Financial did not independently verify the financial statements and other information that New Haven Savings Bank provided to them, nor did RP Financial independently value the assets or liabilities of New Haven Savings Bank. The independent valuation considers New Haven Savings Bank as a going concern and should not be considered as an indication of the liquidation value of New Haven Savings Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 price.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15% to up to $859.6 million, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 85,962,500 shares, to reflect changes in the market and financial conditions, demand for the shares or regulatory considerations without resoliciting subscribers. NewAlliance Bancshares will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed.

If the update to the independent valuation prior to the expiration of the offering results in an increase in the maximum of the valuation range to more than $747.5 million and a corresponding increase in the offering size to more than 85,962,000 shares, or a decrease in the minimum of the valuation range to less than $552.5 million and a corresponding decrease in the offering size to fewer than 55,250,000 shares, then, after consulting with the bank regulators, New Haven Savings Bank may terminate the plan of conversion and cancel deposit account withdrawal authorizations and return by check all funds received promptly with interest at New Haven Savings Bank’s passbook savings rate of interest. Alternatively, New Haven Savings Bank may hold a new offering with a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted by the bank regulators in order to complete the conversion and the offering. In the event that a resolicitation is commenced, unless we receive an affirmative response within a reasonable designated period of time, we will return all funds received promptly to investors as described above. Any resolicitation would not exceed 45 days unless further extended with the approval of the bank regulators for periods of up to 90 days not to extend beyond July 15, 2005.

An increase in the number of shares to be issued in the offering would decrease the ownership interest of a former Alliance shareholder and would result in a decrease in NewAlliance Bancshares’ pro forma earnings and shareholders’ equity on a per share basis while increasing pro forma earnings and shareholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both the ownership interest of a former Alliance shareholder and the NewAlliance Bancshares’ pro forma earnings and shareholders’ equity on a per share basis, while decreasing pro forma earnings and shareholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “PRO FORMA DATA” on page     .

Copies of the appraisal report of RP Financial and the detailed memorandum of the appraiser setting forth the method and assumptions for the appraisal are available for inspection at the main office of New Haven Savings and as specified under “WHERE YOU CAN FIND MORE INFORMATION” on page     .

Regulatory Conditions Imposed On The New Haven Savings Bank Employee Stock Ownership Plan

In connection with NewAlliance Bancshares’ bank holding company application, it has entered into certain commitments with the Federal Reserve Board with respect to the establishment and funding of the New Haven Savings Bank employee stock ownership plan, including that the employee stock ownership plan will not, directly or indirectly:

(a)	Take any action causing us or any of NewAlliance Bancshares’ subsidiaries to become a subsidiary of the employee stock ownership plan;

(b)	Together with the NewAlliance Foundation, acquire or retain shares that would cause the combined interests of the employee stock ownership plan, the NewAlliance Foundation and their officers, directors and affiliates to equal or exceed 25% of NewAlliance Bancshares’ or any of its subsidiaries’ outstanding voting shares;

(c)	Exercise or attempt to exercise a controlling influence over NewAlliance Bancshares’ or any of its subsidiaries’ management or policies;

(d)	Seek or accept representation on NewAlliance Bancshares’ or any of its subsidiaries’ Board of Directors;

(e)	Have or seek to have any representative serve as an officer, agent or employee of NewAlliance Bancshares or any of its subsidiaries;

(f)	Propose a director or slate of directors in opposition to a nominee or slate of nominees the management or Board of Directors of NewAlliance Bancshares or any of its subsidiaries;

(g)	Solicit or participate in soliciting proxies with respect to any matter presented to our or any of our subsidiaries’ to the shareholders of NewAlliance Bancshares or any of its subsidiaries;

(h)	Attempt to influence the dividend policies or practices of NewAlliance Bancshares or any of its subsidiaries;

(i)	Attempt to influence the loan and credit decisions or policies, pricing of services, personnel decisions, location of offices, branching, hours of operation or similar activities of NewAlliance Bancshares or any of its subsidiaries;

(j)	Enter into any other banking or nonbanking transactions with NewAlliance Bancshares or any of its subsidiaries, except that the employee stock ownership plan may establish and maintain deposit accounts with bank subsidiaries of NewAlliance Bancshares, provided that the aggregate balances of all such accounts do not exceed $500,000 and that the accounts are maintained on substantially the same terms as those prevailing for comparable accounts of persons unaffiliated with NewAlliance Bancshares;

(k)	Individually or together with the NewAlliance Foundation, acquire 25% or more of any class of voting securities or otherwise acquire control of any bank or bank holding company without the Federal Reserve Bank of Boston’s prior approval;

(l)	Acquire any nonvoting equity interest in any bank or bank holding company without notifying the Federal Reserve Bank of Boston of the terms of any such interest;

(m)	Individually or together with the NewAlliance Foundation, make any investments (other than in NewAlliance Bancshares or its subsidiary bank) that could not be made by a bank holding company under the Bank Holding Company Act of 1956, as amended;

(n)	Acquire more than 5% of the voting securities of any company (as defined in Regulation Y of the Board of Governors of the Federal Reserve System), including any bank, corporation, general or limited partnership, association or business trust, without prior notification to the Federal Reserve Bank of Boston;

(o)	Acquire, without the prior written approval of the Federal Reserve Bank of Boston, securities of any company, including NewAlliance Bancshares if, at the time of such acquisition, the ratio of the combined debt of NewAlliance Bancshares and the employee stock ownership plan to the equity of NewAlliance Bancshares exceeds 30%; and

(p)	Generally incur any debt in the future without the prior written approval of the Federal Reserve Bank of Boston if, after the employee stock ownership plan incurs such debt, the ratio of the combined debt of NewAlliance Bancshares and the employee stock ownership plan to the equity of NewAlliance Bancshares exceeds 30%.

Expiration Date For The Offering.    The NewAlliance Bancshares offering will expire at 10:00 a.m. New York time, on                          , unless extended by it for up to 45 days or such additional periods with the approval of the bank regulators, if necessary. NewAlliance Bancshares may decide to extend the expiration date of the subscription offering and/or the direct community offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights that have not been exercised prior to the expiration date will become void.

Limitations On Purchases of NewAlliance Bancshares Common Stock

The New Haven Savings Bank plan of conversion includes the following limitations on the number of shares of common stock that may be purchased during the conversion:

(1)	No person may purchase fewer than 25 shares of common stock or more than $500,000 of common stock;

(2)	The New Haven Savings Bank employee stock ownership plan may purchase in the aggregate up to 5% of the shares sold in the offering and issued to the NewAlliance Foundation and shares issued in the event of an increase in the offering range of up to 15%;

(3)	No person or group of persons may subscribe for more than $500,000 of common stock in the subscription offering through a single qualifying deposit account. A $1,000,000 limit applies to all shares purchased by persons acting together with a subscriber, which are assumed to include the subscribers’ parents, spouse, brothers, sisters, children or anyone married to those persons; accounts registered to the same address; and companies, trusts or other entities in which the subscriber has a financial interest or management position;

(4)	Except for the New Haven Savings Bank employee stock ownership plan, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than $1,000,000 of common stock in all categories of the offering combined;

(5)	The maximum number of shares of common stock that may be purchased in all categories of the offering by officers and directors of NewAlliance Bancshares and New Haven Savings Bank and their associates, in the aggregate, may not exceed 25% of the total shares sold in the offering.

Depending upon market or financial conditions, New Haven Savings Bank’s Board of Directors, with the approval of the bank regulators and without further approval of New Haven Savings Bank’s corporators unless the bank regulators so require, may decrease or increase the purchase limitations provided that the overall maximum purchase limitation may not be increased to a percentage that is more than 5% of the common stock offered for sale. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and some other large subscribers may be, given the opportunity to increase their subscriptions up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares owned by subscribers who choose to increase their subscriptions.

The term “associate” of a person means:

(1)	any corporation or organization, other than NewAlliance Bancshares, New Haven Savings Bank or a majority-owned subsidiary of New Haven Savings Bank, of which the person is an officer, partner or 10% shareholder;

(2)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, it does not include any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; and

(3)	any relative or spouse of the person, or any relative of the spouse, who either has the same home as the person or who is a Director or officer of NewAlliance Bancshares or New Haven Savings Bank or any of its parents or subsidiaries.

The term “acting in concert” means a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company which acts in concert with another person or company shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

New Haven Savings Bank’s Directors are not treated as associates of each other solely because of their membership on its Board of Directors. NewAlliance Bancshares has the right to determine whether prospective purchasers are associates or acting in concert.

NewAlliance Bancshares will not aggregate shares of NewAlliance Bancshares received in exchange for Alliance shares with any shares of NewAlliance Bancshares subscribed for in the conversion offering, for the purpose of the above limitations.

Tax Aspects Of The Conversion And The Acquisitions

Completion of the conversion is expressly conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Connecticut tax laws, to the effect that consummation of the conversion will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to New Haven Savings Bank or NewAlliance Bancshares or to account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued.

Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., has issued an opinion to NewAlliance Bancshares and New Haven Savings Bank addressing all material federal income tax consequences of the conversion. Such opinion states that, for federal income tax purposes:

(1)	New Haven Savings Bank’s change in form from mutual to stock ownership will constitute a reorganization under Section 368 of the Internal Revenue Code and New Haven Savings Bank will not recognize any gain or loss as a result of the conversion;

(2)	no gain or loss will be recognized by New Haven Savings Bank upon the purchase of New Haven Savings Bank’s capital stock by NewAlliance Bancshares;

(3)	no gain or loss will be recognized by eligible account holders and supplemental eligible account holders upon the issuance to them of deposit accounts in New Haven Savings Bank in its stock form and an interest in the liquidation account in exchange for their deposit accounts in the mutual savings bank;

(4)	the tax basis of the depositors’ deposit accounts in New Haven Savings Bank immediately after the conversion will be the same as the basis of their deposit accounts immediately prior to the conversion;

(5)	the tax basis of each eligible account holder’s and supplemental eligible account holder’s interest in the liquidation account will be zero;

(6)	the tax basis to the shareholders of the common stock purchased in the conversion will be the amount paid therefor;

(7)	the holding period for shares of common stock will begin on the date of the exercise of the subscription right and on the day after the date of purchase if purchased in the direct community offering or syndicated community offering; and

(8)	it is more likely than not that the eligible account holders and supplemental eligible account holders will not recognize gain upon the issuance to them of withdrawable savings accounts in New Haven Savings Bank following the conversion, interests in the liquidation account and nontransferable subscription rights to purchase NewAlliance Bancshares common stock in exchange for their savings accounts and proprietary interests in New Haven Savings Bank.

In reaching their conclusions in opinions (4), (5) and (8) above, Elias, Matz, Tiernan & Herrick L.L.P. has noted that the subscription rights will be granted at no cost to the recipients, will be legally nontransferable and of short duration, and will provide the recipients with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. Elias, Matz, Tiernan & Herrick L.L.P. has also noted that RP Financial has issued a letter dated October     , 2003, as described below, stating that the subscription rights will have no ascertainable market value. In addition, no cash or property will be given to recipients of the subscription rights in lieu of such rights or to those recipients who fail to exercise such rights. Furthermore, the Internal Revenue Service was requested in 1993 in a private letter ruling to address the federal tax treatment of the receipt and exercise of nontransferable subscription rights in another conversion but declined to express any opinion. Elias, Matz, Tiernan & Herrick L.L.P. believes because of the factors noted above in this paragraph that it is more likely than not that the nontransferable subscription rights to purchase common stock will have no ascertainable value at the time the rights are granted. If the nontransferable subscription rights to purchase NewAlliance Bancshares common stock are subsequently found to have an ascertainable market value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights, in certain cases, whether or not the rights are exercised, and NewAlliance Bancshares and/or New Haven Savings Bank may be taxed on the distribution of the nontransferable subscription rights under Section 311 of the Internal Revenue Code. In this event, the nontransferable subscription rights may be taxed partially or entirely at ordinary income tax rates. Neither Elias, Matz, Tiernan & Herrick L.L.P. nor New Haven Savings Bank is aware that the Internal Revenue Service has ever determined that the receipt of subsection rights issued in a mutual to stock conversion of a mutual savings association or savings bank constitutes a taxable event.

Tyler Cooper & Alcorn, LLP, Hartford, Connecticut, has also advised New Haven Savings Bank and NewAlliance Bancshares that the tax effects of the conversion under Connecticut law are substantially the same as they are under federal law.

In the opinion of RP Financial, the subscription rights will have no ascertainable value at the time of distribution or exercise, based on the fact that such rights will be acquired by the recipients without cost, will be nontransferable and of short duration, and will afford the recipients the right only to purchase the common stock at the same price as will be paid by depositors of the general public in any community offering.

The issue of whether or not the subscription rights have value is dependent upon all of the facts and circumstances that occur. If the nontransferable subscription rights to purchase common stock are subsequently found to have an ascertainable market value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights, in certain cases, whether or not the rights are exercised, and New Haven Savings Bank may be taxed on the distribution of the nontransferable subscription rights under Section 311 of the Internal Revenue Code. In this event, the nontransferable subscription rights may be taxed partially or entirely at ordinary income tax rates.

Unlike private rulings, an opinion is not binding on the Internal Revenue Service, and the Internal Revenue Service could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the Internal Revenue Service would not prevail in a judicial or administrative proceeding. Eligible subscribers are encouraged to consult with their own tax advisor as to their own tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

In addition, completion of the Alliance acquisition is conditioned upon, among other things, the receipt of an opinion with respect to federal tax laws. Elias, Matz, Tiernan & Herrick L.L.P. has issued an opinion to NewAlliance Bancshares and New Haven Savings Bank to the effect that for federal income tax purposes:

(1)	the Alliance acquisition and the merger of Tolland Bank with and into New Haven Savings Bank will be treated as reorganizations within the meaning of Section 368 of the Internal Revenue Code;

(2)	none of the conversion, the Alliance acquisition or the merger of Tolland Bank with and into New Haven Savings Bank will adversely affect the Alliance acquisition from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

(3)	No person or group of persons may subscribe for more than $500,000 of common stock in the offering. In the subscription offering, no person or group of persons exercising subscription rights through a single qualifying deposit account, may purchase more than this amount;

(4)	Except for the employee stock ownership plan, no person, together with associates or persons acting in concert with such person, may purchase more than $1,000,000 of common stock in all categories of the offering combined. Associates are assumed to include your parents, spouse, brothers, sisters, children or anyone married to those persons; accounts registered to the same address; and companies, trusts or other entities in which you have a financial interest or management position;

(5)	the basis of the NewAlliance Bancshares common stock to be received (including any fractional shares deemed received for tax purposes) by an Alliance shareholder will be the same as the basis of the Alliance common stock surrendered pursuant to the Alliance acquisition in exchange for shares of New Alliance Bancshares common stock; and

(6)	the holding period of the shares of NewAlliance Bancshares common stock to be received by a shareholder of Alliance will include the period during which the shareholder held the shares of Alliance common stock surrendered in exchange for shares of New Alliance Bancshares common stock, provided the shares of Alliance common stock surrendered are held as a capital asset at the completion of the Alliance acquisition.

Elias, Matz, Tiernan & Herrick L.L.P. has also issued an opinion to NewAlliance Bancshares and New Haven Savings Bank to the effect that for federal income tax purposes:

(1)	the Connecticut Bancshares acquisition will be considered as the acquisition of all the outstanding shares of common stock of Connecticut Bancshares by NewAlliance Bancshares in exchange for cash which will constitute a “qualified stock purchase” within the meaning of Section 338 of the Internal Revenue Code;

(2)	the merger of Savings Bank of Manchester with and into New Haven Savings Bank will be a “statutory merger” within the meaning of Section 368 of the Internal Revenue Code; and

(3)	the liquidation of Connecticut Bancshares subsequent to the completion of the Connecticut Bancshares acquisition, as a wholly-owned subsidiary of NewAlliance Bancshares, by means of a merger of Connecticut Bancshares into NewAlliance Bancshares, will constitute a liquidation of a subsidiary within the meaning of Section 332 of the Code.

Accounting Treatment Of The Conversion And The Acquisitions

As a result of purchase accounting treatment, the assets and liabilities of Connecticut Bancshares and Alliance will be restated for generally accepted accounting principles purposes to reflect their market value to NewAlliance Bancshares with any excess purchase price becoming goodwill. See “PRO FORMA DATA” on page     .

Expenses Of The Conversion And The Acquisitions

The merger agreements provide, in general, that NewAlliance Bancshares, Connecticut Bancshares and Alliance shall each bear and pay all their respective costs and expenses incurred by them in connection with the acquisitions, including fees and expenses of their respective financial advisors, accountants and counsel.

HOW NEWALLIANCE BANCSHARES INTENDS TO USE THE NET PROCEEDS  FROM ITS CONVERSION OFFERING

The amount of net proceeds will depend on the total number of shares of common stock sold in the offering, which in turn will depend on RP Financial’s appraisal as well as regulatory and market considerations, and the expenses incurred in connection with the offering. Although NewAlliance Bancshares will not be able to determine the actual net proceeds from the sale of the common stock until it completes the offering, it estimates the net proceeds will be between $545.0 million and $738.2 million, or $849.3 million if the offering is increased by 15%.

The net proceeds may vary because the total expenses relating to the offering may be more or less than our estimates. For example, expenses would increase if a syndicated community offering is used to sell shares not purchased in the subscription offering and community offering. The net proceeds will also vary if the number of shares to be sold in the offering is adjusted to reflect a change in the estimated pro forma market value of New Haven Savings Bank or if its employee stock ownership plan purchases shares in the open market at an average cost that is higher or lower than the $10.00 per share offering price. Payments for shares made through withdrawals from existing deposit accounts at New Haven Savings Bank will not result in the receipt of new funds for investment but will result in a reduction of New Haven Savings Bank’s deposits.

New Haven Savings Bank is undertaking the conversion and offering at this time primarily in order to provide the consideration for the acquisitions of Connecticut Bancshares and Alliance.

Assuming NewAlliance Bancshares sells 65,000,000 shares in the offering, the midpoint of the valuation range, it intends to use $603.1 million of the net proceeds for the purchase of all of the common stock of Connecticut Bancshares. It may also use up to $47.5 million of the net proceeds to be loaned by NewAlliance Bancshares to the employee stock ownership plan to fund its purchase of NewAlliance Bancshares common stock. The employee stock ownership plan expects to borrow all or some of the funds necessary to purchase NewAlliance Bancshares common stock from a third party lender if NewAlliance Bancshares sells shares below the midpoint in the offering range.

Assuming NewAlliance Bancshares sells 55,250,000 shares in the offering, the minimum of the offering range, the $545.0 million net proceeds it expects from the offering will be insufficient to fund the currently anticipated $603.1 million cash purchase price for all of the Connecticut Bancshares common stock and the $18.0 million for Alliance common stock that it may be required to purchase for cash under the terms of the Alliance merger agreement if Alliance shareholders elect cash to that extent. If NewAlliance Bancshares sells only the number of shares at the minimum of the offering range, it would arrange for the New Haven Savings Bank employee stock ownership plan to fund its purchase of $29.1 million of NewAlliance Bancshares common stock by borrowing from a third party lender rather than borrowing from NewAlliance Bancshares. The potential cash shortfall resulting from completing the offering at the minimum of the offering range would be approximately $76.1 million, calculated as follows:

Expected Net Proceeds at the Minimum of the Offering Range	$545.0 million
Cash Required For Connecticut Bancshares Acquisition	(603.1) million
Maximum Cash Required For Alliance Acquisition	(18.0) million

Maximum Cash Need	$(76.1) million

At the anticipated time of closing of the two acquisitions in January 2004, NewAlliance Bancshares currently anticipates that Connecticut Bancshares and Alliance will have funds available in the amounts of approximately $17.4 million and $3.4 million, respectively, which cash could be available to reduce the anticipated maximum cash need as follows:

Maximum Cash Need (see above table)	$(76.1) million
Cash Available at Connecticut Bancshares	$17.4 million
Cash Available at Alliance	$3.4 million

Maximum Cash Need After Application of Available Holding Company Cash	$(55.3) million

NewAlliance Bancshares also currently anticipates that at the anticipated time of the closing of the two acquisitions in January 2004, Savings Bank of Manchester will have $33.0 million available to dividend to Connecticut Bancshares and Tolland Bank will have $4.2 million available to dividend to Alliance, without the need for any regulatory or other approvals except, in the case of Connecticut Bancshares, prior notice to and the non-objection of the Office of Thrift Supervision, which amounts could be available to further reduce the anticipated maximum cash need as follows:

Maximum Cash Need After Application of Available Holding Company Cash (see above table)	$(55.3) million
Savings Bank of Manchester Available Cash	33.0 million
Tolland Bank Available Cash	4.2 million

Maximum Cash Needed After Application of Available Holding Company and Bank Cash	$(18.1) million

In addition, with the permission of the Connecticut Banking Commissioner and the Office of Thrift Supervision, Savings Bank of Manchester would be able to dividend an additional $38.0 million to Connecticut Bancshares and Tolland Bank would be able to dividend an additional $8.8 million to Alliance in January 2004. New Haven Savings Bank, after the acquisition of Savings Bank of Manchester and Tolland Bank, would continue to be “well capitalized” after such dividends are made. The Connecticut Banking Commissioner’s and the Office of Thrift Supervision permissions are discretionary and no assurance can be given that either the Connecticut Banking Commissioner or the Office of Thrift Supervision would provide permission, if requested. The excess cash that could be available, assuming the Connecticut Banking Commissioner granted a request for the above dividends, would be as follows:

Maximum Cash Need After Application of Available Holding Company and Bank Cash (see above table)	$(18.1) million
Excess Cash at Savings Bank of Manchester	38.0 million
Excess Cash at Alliance	8.8 million

Excess Cash Available at New Alliance Bancshares	$29.5 million

The amount of cash needed at closing of the acquisitions, if any, is not known at this time. The funds from Connecticut Bancshares and Alliance and their respective bank subsidiaries, in any event, cannot be available until the closing of the acquisition transactions. Because the purchase price for the Connecticut Bancshares acquisition and for the cash portion elected by Alliance shareholders, if any, for the Alliance acquisition must be paid at the closing, NewAlliance Bancshares may have to obtain financing from a third party lender to fund the closing costs, such financing to be repaid out of funds that become available at NewAlliance Bancshares following the acquisitions and/or which become available subsequently through dividends from New haven Savings Bank. In New Haven Savings Bank’s various applications with bank regulators for approval of the acquisitions, it has requested approval to utilize up to the available and excess cash amounts described above, if needed, to satisfy acquisition cash costs at closing. NewAlliance Bancshares also intends to obtain a commitment for back-up third party financing should such approvals not be granted, in whole or in part.

RESTRICTIONS ON ACQUISITION OF NEWALLIANCE BANCSHARES AND NEW

HAVEN SAVINGS BANK

General

Although the Boards of Directors of New Haven Savings Bank and NewAlliance Bancshares are not aware of any effort that might be made to obtain control of NewAlliance Bancshares after the New Haven Savings Bank conversion, the boards, as discussed below, believe that it is appropriate to include certain provisions as part of NewAlliance Bancshares’ certificate of incorporation to protect the interests of NewAlliance Bancshares and its shareholders from takeovers which the Board of Directors of NewAlliance Bancshares might conclude are not in the best interests of New Haven Savings Bank, NewAlliance Bancshares or NewAlliance Bancshares’ shareholders.

The following discussion is a general summary of the material provisions of NewAlliance Bancshares’ certificate of incorporation and bylaws and certain other regulatory provisions which may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in NewAlliance Bancshares’ certificate of incorporation and bylaws, reference should be made to the document in question, each of which is a part of New Haven Savings Bank’s application to the Connecticut Banking Commissioner and the FDIC and NewAlliance Bancshares’ Registration Statement filed with the SEC. See “WHERE YOU CAN FIND MORE INFORMATION” on page     .

Provisions In NewAlliance Bancshares’ Certificate Of Incorporation And Bylaws

NewAlliance Bancshares’ certificate of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of shareholders that might discourage future takeover attempts. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of NewAlliance Bancshares more difficult.

The following description is a summary of the provisions of the NewAlliance Bancshares certificate of incorporation and bylaws. See “ADDITIONAL INFORMATION” on page      as to how to review a copy of these documents.

Directors.    The NewAlliance Bancshares Board of Directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of NewAlliance Bancshares’ Board. Further, the bylaws impose notice and information requirements in connection with the nomination by shareholders of candidates for election to the Board of Directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

Restrictions on Call of Special Meetings.    The certificate of incorporation and bylaws provide that special meetings of shareholders can be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directorships. Shareholders are not authorized to call a special meeting of shareholders.

Prohibition on Cumulative Voting.    The NewAlliance Bancshares certificate of incorporation prohibits cumulative voting for the election of directors.

Limitation of Voting Rights.    The NewAlliance Bancshares certificate of incorporation provides that for a period of five years following the conversion, (i) no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of the outstanding shares of NewAlliance Bancshares common stock, and (ii) in no event will any record owner of any outstanding common stock that is beneficially owned, directly or indirectly, by a person who beneficially owns more than 10% of the then outstanding shares of common stock, be entitled or permitted to vote any of the shares held in excess of the 10% limit.

Authorized but Unissued Shares of Capital Stock.    After the conversion, NewAlliance Bancshares will have authorized but unissued shares of common and preferred stock. See “DESCRIPTION OF CAPITAL STOCK OF NEWALLIANCE BANCSHARES” on page     . The Board of Directors could use these shares of common and preferred stock to render more difficult or to discourage an attempt to obtain control of NewAlliance Bancshares by means of a merger, tender offer or proxy contest.

Restrictions on Removing Directors from Office.    The NewAlliance Bancshares certificate of incorporation provides that directors may only be removed for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “Limitation of Voting Rights.”)

Authorized but Unissued Shares of Preferred Stock.    The NewAlliance Bancshares certificate of incorporation also authorizes 38,000,000 shares of preferred stock. NewAlliance Bancshares is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of NewAlliance Bancshares that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock, therefore may be to deter a future attempt to gain control of NewAlliance Bancshares. The NewAlliance Bancshares Board of Directors has no present plan or understanding to issue any preferred stock.

Amendments to Certificate of Incorporation and Bylaws.    Amendments to the NewAlliance Bancshares certificate of incorporation must be approved by NewAlliance Bancshares’ Board of Directors and also by a majority of the outstanding shares of NewAlliance Bancshares’ voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	The limitation on voting rights of persons who directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of NewAlliance Bancshares common stock, or more than 5% of NewAlliance Bancshares common stock for control purposes;

(ii)	The inability of shareholders to act by written consent;

(iii)	The inability of shareholders to call special meetings of shareholders;

(iv)	The division of the Board of Directors into three staggered classes;

(v)	The ability of the Board of Directors to fill vacancies on the Board;

(vi)	The inability to deviate from the manner prescribed in the bylaws by which shareholders nominate directors and bring other business before meetings of shareholders;

(vii)	The requirement that at least 80% of shareholders must vote to remove directors, and can only remove directors for cause;

(viii)	The ability of the Board of Directors to amend and repeal the bylaws;

(ix)	The ability of the NewAlliance Bancshares Board of Directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire NewAlliance Bancshares; and

(x)	The provisions concerning business combinations with interested shareholders and others.

The NewAlliance Bancshares bylaws may be amended by the affirmative vote of a majority of the directors of NewAlliance Bancshares or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of shareholders.

Supermajority Vote.    NewAlliance Bancshares’ certificate of incorporation requires the affirmative vote of holders of at least 80% of the voting power of the then-outstanding shares of stock to approve a business combination with an interested shareholder, including the following transactions: (i) any acquisition or consolidation with an interested shareholder, as defined in the certificate of incorporation, or an affiliate of an interested shareholder; (ii) any sale, lease or other disposition of 25% or more of our assets to an interested shareholder or an affiliate of such interested shareholder; (iii) the issuance or transfer by NewAlliance Bancshares of any securities to an interested shareholder or an affiliate of such interested shareholder in exchange for cash, securities or other property having a fair market value of at least 25% of our outstanding common stock; (iv) the adoption of any plan or proposal for the liquidation or dissolution of NewAlliance Bancshares proposed by an interested shareholder or an affiliate of such interested shareholder; or (v) any transaction which has the effect of increasing the proportional share of the ownership of securities of NewAlliance Bancshares by an interested shareholder or an affiliate of such interested shareholder. An interested shareholder is defined in our certificate of incorporation as the owner of more than 10% of voting power of the outstanding voting stock, a person who has succeeded (including through assignment) to any shares of the voting stock within a two-year period of such voting stock being owned by an interested shareholder through a series of transactions, not involving a public offering, or an affiliate of NewAlliance Bancshares who was the beneficial owner of at least 10% of our voting stock within a two-year period immediately prior to the date in question. Voting stock is defined in our certificate of incorporation as outstanding shares of NewAlliance Bancshares entitled to vote in the election of directors. Only a majority vote of shareholders is required, however, if two-thirds of NewAlliance Bancshares’ disinterested directors approve the transaction, or certain fair price provisions are satisfied. NewAlliance Bancshares’ certificate of incorporation also requires the affirmative vote of 80% of the then-outstanding shares of stock to approve other business combination transactions unless approved by two-thirds of disinterested directorships.

Delaware General Corporate Law

The State of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporation Law, is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

In general, Section 203 provides that a “person” who owns 15% or more of the outstanding voting stock of a Delaware corporation may not consummate a acquisition or other business combination transaction with such corporation at any time during the three-year period following the date such “person” acquired 15% of the outstanding voting stock. The term “business combination” is defined broadly to cover a wide range of corporate transactions, including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

The statute exempts the following transactions from the requirements of Section 203:

(1)	Any business combination if, prior to the date a person acquired 15% of the voting stock, the board of directors approved either the business combination or the transaction which resulted in the shareholder acquiring 15%;

(2)	Any business combination involving a person who acquired at least 85% of the outstanding voting stock in the same transaction in which 15% was acquired (with the number of shares outstanding calculated without regard to those shares owned by the corporation’s directors who are also officers and by certain employee stock plans);

(3)	Any business combination that is approved by the board of directors and by a two-thirds vote of the outstanding voting stock not owned by the interested party; and

(4)	Certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the Board of Directors.

A corporation may exempt itself from the requirement of the statute by adopting an amendment to its certificate of incorporation or bylaws electing not to be governed by Section 203 of the Delaware General Corporation Law. At the present time, the Board of Directors does not intend to propose any such amendment.

Regulatory Restrictions

Federal Change in Bank Control Act.    Federal law provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a bank holding company unless the Federal Reserve Board has been given 60 days prior written notice. For this purpose, the term “control” means the acquisition of the ownership, control or holding of the power to vote 25% or more of any class of a bank holding company’s voting stock, and the term “person” includes an individual, corporation, partnership, and various other entities. In addition, an acquiring person is presumed to acquire control if the person acquires the ownership, control or holding of the power to vote of 10% or more of any class of the holding company’s voting stock if (a) the bank holding company’s shares are registered pursuant to Section 12 of the Exchange Act, or (b) no other person will own, control or hold the power to vote a greater percentage of that class of voting securities. Accordingly, the prior approval of the Federal Reserve Board would be required before any person could acquire 10% or more of the common stock of NewAlliance Bancshares.

The Federal Reserve Board may prohibit an acquisition of control if:

•	It would result in a monopoly or substantially lessen competition;

•	The financial condition of the acquiring person might jeopardize the financial stability of the institution; or

•	The competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

Federal Bank Holding Company Act.    Federal law provides that no company may acquire control of a bank directly or indirectly without the prior approval of the Federal Reserve Board. Any company that acquires control of a bank becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve Board. Pursuant to federal regulations, the term “company” is defined to include banks, corporations, partnerships, associations, and certain trusts and other entities, and “control” of a bank is deemed to exist if a company has voting control, directly or indirectly of at least 25% of any class of a bank’s voting stock, and may be found to exist if a company controls in any manner the election of a majority of the directors of the bank or has the power to exercise a controlling influence over the management or policies of the bank. In addition, a bank holding company must obtain Federal Reserve Board approval prior to acquiring voting control of more than 5% of any class of voting stock of a bank or another bank holding company.

An acquisition of control of a bank that requires the prior approval of the Federal Reserve Board under the BHCA is not subject to the notice requirements of the Change in Bank Control Act. Accordingly, the prior approval of the Federal Reserve Board under the BHCA would be required (a) before any bank holding company could acquire 5% or more of the common stock of NewAlliance Bancshares and (b) before any other company could acquire 25% or more of the common stock of NewAlliance Bancshares.

DESCRIPTION OF CAPITAL STOCK OF NEWALLIANCE BANCSHARES

General

NewAlliance Bancshares is authorized to issue up to 228,000,000 shares of capital stock, consisting of 190,000,000 shares of common stock having a par value of $0.01 per share and 38,000,000 shares of preferred stock having a par value of $0.01 per share. As of the date of this Prospectus, NewAlliance Bancshares has not issued any shares of its common stock or preferred stock. NewAlliance Bancshares currently expects to issue between 58,250,000 and 77,750,000 shares, with an adjusted maximum of 88,962,500 shares of common stock, including stock contributed to NewAlliance Foundation, and no shares of preferred stock in the New Haven Savings Bank conversion. NewAlliance Bancshares also expects to issue up to approximately 7,736,905 shares in exchange for Alliance stock in the Alliance merger.

Common Stock

General.    Each issued and outstanding share of NewAlliance Bancshares common stock will have the same rights as, and will be identical in all respects with, each other share of such stock. Upon payment of the purchase price for the common stock, in accordance with the plan of conversion, all such stock will be duly authorized, fully paid, validly issued and non-assessable.

The common stock of NewAlliance Bancshares will represent nonwithdrawable capital and will not be an account that is insurable by the FDIC.

Voting Rights.    Each holder of NewAlliance Bancshares Common Stock will be entitled to one vote for each share held on all matters voted upon by shareholders, except as described in “RESTRICTIONS ON ACQUISITION OF NEWALLIANCE BANCSHARES AND NEW HAVEN SAVINGS BANK—Provisions in NewAlliance Bancshares’ Certificate of Incorporation and Bylaws” on page     .

There will be no rights to cumulate votes in the election of directors. If NewAlliance Bancshares issues preferred stock subsequent to conversion, holders of preferred stock may also possess voting rights.

Dividends.    Holders of NewAlliance Bancshares common stock will be entitled to receive and share equally in such dividends as the Board of Directors of NewAlliance Bancshares may declare out of funds legally available for such payments. If NewAlliance Bancshares issues preferred stock, holders of such stock may have a priority over holders of NewAlliance Bancshares common stock with respect to the payment of dividends. See “ Preferred Stock” on page     . State and federal laws and regulations place limitations on the payment of dividends. See “NEWALLIANCE BANCSHARES POLICY REGARDING DIVIDENDS” on page     .

Liquidation or Dissolution.    In the unlikely event of the liquidation or dissolution of NewAlliance Bancshares, the holders of the common stock will be entitled to receive, after payment or provision for payment of all debts and liabilities of NewAlliance Bancshares (including all deposits in New Haven Savings Bank and accrued interest thereon) and after distribution of the liquidation account established upon completion of the offering for the benefit of eligible account holders and supplemental eligible account holders who continue their deposit accounts at New Haven Savings Bank, all assets of NewAlliance Bancshares available for distribution, in cash or in kind. See “THE NEW HAVEN SAVINGS BANK CONVERSION AND THE RELATED STOCK OFFERING BY NEWALLIANCE BANCSHARES—Liquidation Account” on page     . If preferred stock is issued subsequent to the offering, the holders thereof may have a priority over the holders of common stock in the event of liquidation or dissolution.

No Preemptive or Redemption Rights.    Holders of NewAlliance Bancshares common stock will not have preemptive rights with respect to any shares of the capital stock of NewAlliance Bancshares that may be issued, and shares of NewAlliance Bancshares common stock will not be subject to call for redemption

Preferred Stock

None of the 38,000,000 authorized shares of preferred stock of NewAlliance Bancshares will be issued in the conversion. NewAlliance Bancshares’ Board of Directors may, without shareholder approval but subject to certain regulatory approvals, create and issue one or more series of preferred stock. In connection with the creation and issuance of such stock, the Board may establish or change the number of shares in each such series, fix and state the voting powers, designations, preferences and the relative or special rights or privileges of the shares of any series so established and the qualifications thereon without further vote or action by the shareholders.

If and when issued, the preferred stock may rank senior to the common stock as to dividend rights, liquidation preferences, or both, and may have full, limited or no voting rights. Accordingly, the issuance of preferred stock could adversely affect the voting and other rights of holders of common stock.

COMPARATIVE RIGHTS OF NEWALLIANCE BANCSHARES

SHAREHOLDERS AND ALLIANCE SHAREHOLDERS

The rights of Alliance shareholders under the Delaware General Corporation Law, the Alliance Certificate of Incorporation and the Alliance Bylaws prior to the completion of the merger are similar to the rights that they will have as NewAlliance Bancshares shareholders following the completion of the merger under the Delaware General Corporation Law, the NewAlliance Bancshares Certificate of Incorporation and the NewAlliance Bancshares bylaws. The following is a summary of the material differences between the current rights of Alliance shareholders and the rights those shareholders will have as NewAlliance Bancshares shareholders following the merger.

Copies of the Alliance Certificate of Incorporation, the Alliance Bylaws, the NewAlliance Bancshares Certificate of Incorporation and the NewAlliance Bancshares Bylaws are incorporated by reference and will be sent to you upon request. See “WHERE YOU CAN FIND MORE INFORMATION” on page     . The summary in the following chart is not complete and it does not identify all differences that may, under given situations, be material to shareholders and is subject in all respects to, and is qualified by reference to, the Delaware General Corporation Law, the Alliance Certificate of Incorporation, the Alliance Bylaws, the NewAlliance Bancshares’ Certificate of Incorporation and the NewAlliance Bancshares’ Bylaws.

Summary of Material Differences Between Current Rights of Alliance Shareholders and Rights Those Shareholders Will Have as NewAlliance Bancshares Shareholders Following the Merger

NewAlliance Bancshares	Alliance

Corporate Governance

The rights of NewAlliance Bancshares and former Alliance shareholders will be governed by the Delaware General Corporation Law, NewAlliance Bancshares’ Certificate of Incorporation and NewAlliance Bancshares’ Bylaws. The Certificate of Incorporation and Bylaws of NewAlliance Bancshares after the merger will be identical in all respects to those of NewAlliance Bancshares prior to the merger.	The rights of Alliance shareholders are currently governed by the Delaware General Corporation Law, Alliance’s Certificate of Incorporation and Alliance’s Bylaws.

Authorized Capital Stock

The authorized capital stock of NewAlliance Bancshares consists of:	The authorized capital stock of Alliance consists of:

•     190,000,000 shares of common stock, par value $0.01 per share, none of which were outstanding at the close of business on                     , 2003; and

•     38,000,000 shares of preferred stock par value $0.01 per share, none of which was outstanding as of the close of business on                     , 2003.

•     4,000,000 shares of common stock, par value $0.01 per share, of which there were              shares outstanding at the close of business on                     , 2003; and

•     100,000 million shares of preferred stock, par value $0.01 per share, none of which was outstanding at the close of business on                     , 2003.

Number of Directors

NewAlliance Bancshares’ board of directors currently consists of 11 directors. If the mergers with Alliance and Connecticut Bancshares are completed, NewAlliance Bancshares’ board of directors will consist of 14 directors.

Under NewAlliance Bancshares’ Certificate of Incorporation, the number of directors shall be fixed from time to time

Alliance’s board of directors currently consists of 11 directors. Alliance’s Certificate of Incorporation provides that the number of directors shall not be fewer than five nor more than fifteen.

exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board. NewAlliance Bancshares’ Bylaws provide that the number of directors shall not be fewer than eight nor more than fifteen.

Nomination of Directors For Election

NewAlliance Bancshares’ Bylaws provide that the Board of Directors shall appoint a Corporate Governance Committee of not less than three (3) Directors, all of whom shall be independent as required by the Securities Exchange Act of 1934 or regulations adopted pursuant thereto and the listing requirements of NASDAQ. The Corporate Governance Committee has authority to recommend to the Board nominees for election to the Board of Directors.

Shareholder nominations for the Board of Directors shall be made by timely notice in writing to the Secretary of NewAlliance Bancshares. To be timely, a stockholder’ notice must be received at the principal executive offices of NewAlliance Bancshares not less than ninety (90) days prior to the date of the meeting; provided, however, that in the event that less than one hundred (100) days’ notice or prior disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. Such stockholder’ notice shall set forth: (i) as to each person whom such stockholder proposes to nominate for election or re-election as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors under the Securities Exchange Act of 1934, as amended (including such person’ written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) as to the stockholder giving the notice:

•      the name and address, as they appear on the NewAlliance Bancshares’ books, of such stockholder;

•      the class and number of shares of NewAlliance Bancshares’ capital stock that are beneficially owned by the stockholder;

•      a representation that the stockholder is a holder of record of stock of NewAlliance Bancshares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and

•      a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder.

Nominations of candidates for election as Directors of Alliance can only be made at any meeting of shareholders called for election of Directors and may be made by the Board of Directors or by any shareholder entitled to vote at such meeting.

Nominations made by the Board of Directors shall be made at a meeting of the Board of Directors, not less than 30 days prior to the date of the meeting of shareholders.

Not less than 90 days prior to the date of the meeting in the case of an annual meeting, and not more than seven days following the date of notice of the meeting in the case of a special meeting, any shareholder who intends to make a nomination at the meeting shall deliver a notice to the Secretary of Alliance setting forth:

•      the name, age, business address and residence address of each nominee proposed in such notice;

•      the principal occupation or employment of each nominee;

•      the number of shares of capital stock of Alliance which are beneficially owned by each such nominee;

•      a statement that the nominee is willing to be nominated;

•      a representation that the shareholder is a holder of record of the capital stock of Alliance entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•      a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and

•      such other information concerning each such nominee as would be required, under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominees.

Vacancies on the Board of Directors

The NewAlliance Bancshares’ Bylaws provide that, subject to the rights of the holders of any class or series of preferred stock of NewAlliance Bancshares, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the Directors then in office, though less than a quorum, and Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such Director’ successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the Board shall shorten the term of any incumbent Director	The Alliance Bylaws provide that, subject to the rights of the holders of any series of preferred stock then outstanding, Directors serving in newly created Directorships resulting from any increase in the authorized number of Directors shall serve until the next Annual Meeting of Stockholders. Vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the Directors then in office, and Directors so chosen shall hold office for a term expiring at the Annual Meeting of Stockholders at which the term of the class to which they have been elected expires. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

Quorum

NewAlliance Bancshares’ Bylaws provide that at any meeting of the stockholders, the holders of a majority of all the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum, unless or except to the extent that the presence of a larger number may be required by law. Where a separate vote by a class is required, a majority of the shares of such class present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of the majority of the shares of stock entitled to vote who are present in person or by proxy, may adjourn the meeting to another place, date, and time.

If a notice of any adjourned special meeting of stockholders is sent to all stockholders entitled to vote at the meeting stating that it will be held with those present in person or by proxy constituting a quorum, then except as otherwise required by law, those present in person or by proxy at such adjourned meeting shall constitute a quorum, and all matters shall be determined by a majority of the votes cast at such meeting.

Alliance’s Bylaws provide that at any meeting of shareholders, the holders of a majority of the shares of the capital stock of Alliance issued and outstanding and entitled to vote, present or represented by proxy, shall constitute a quorum of the shareholders for all purposes unless a greater or lesser quorum shall be provided by law or by the certificate of incorporation, and in such case the representation of the number so required shall constitute a quorum. The shareholders present in person or by proxy at a meeting at which a quorum is present may continue to do business until adjournment, notwithstanding withdrawal of enough shareholders to leave less than a quorum.

Whether of not a quorum is present, the meeting may be adjourned from time to time by a vote of the shares present. At any such adjourned meeting, at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting if held at the time specified in the notice thereof.

Shareholder Proposals

NewAlliance Bancshares’ Bylaws state that, for business to be properly brought before an annual meeting by a stockholder, the business must relate to a proper subject matter for stockholder action and the stockholder must have given timely notice thereof in writing to the Secretary of NewAlliance Bancshares. To be timely, a stockholder’ notice must be delivered or mailed to and received at the principal executive offices of NewAlliance Bancshares not less than ninety (90) days prior to the date of the annual meeting; provided, however, that in the event that less than one	Alliance’s Bylaws provide that, in addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary. To be timely, a shareholder’ notice must be delivered to or mailed to the Secretary of the corporation and received at the principal executive office of Alliance by the Secretary not later than 120 days prior to the anniversary date of the immediately preceding annual meeting. A shareholder’ notice to the Secretary shall set forth as to each matter the hundred (100) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder’ notice to the Secretary shall set forth as to each matter such stockholder proposes to bring before the annual meeting:

•     a description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•     the name and address, as they appear on NewAlliance Bancshares’ books, of the stockholder proposing such business;

•     the class and number of shares of NewAlliance Bancshares’ capital stock that are beneficially owned (as defined in NewAlliance Bancshares’ Certificate of Incorporation) by such stockholder;

•     the identification of any person retained or to be compensated by the stockholder submitting the proposal, or any person acting on his or her behalf, to make solicitations or recommendations to stockholders for the purpose of assisting in the passage of such proposal and a brief description of the terms of such employment, retainer or arrangement for compensation; and

•     any material interest of such stockholder in such business.

shareholder proposes to bring before the annual meeting:

•     a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•     the name and record address of the shareholder proposing such business;

•     the class and number of shares of Alliance which are beneficially owned by the shareholder, and

•     any material interest of the shareholder in such business.

Fair Price Provision

In addition to the approval requirements of business combinations under Delaware law, the NewAlliance Bancshares Certificate of Incorporation includes what generally is referred to as a “fair price provision.”

In general, this provision of the NewAlliance Bancshares’ Certificate of Incorporation provides that a business combination, which is defined to include mergers, consolidations, various recapitalizations and the sale, lease, exchange or transfer of any assets of NewAlliance Bancshares and its subsidiaries having an aggregate fair market value exceeding 25% or more of the combined assets of NewAlliance Bancshares and its subsidiaries, with, to or for the benefit of an interested stockholder of NewAlliance Bancshares, requires approval by the affirmative vote of at least 80% of the votes entitled to be cast by the holders of all then outstanding shares of voting capital stock of NewAlliance Bancshares, voting together as a single class, excluding shares held by the interested stockholder and other related parties, unless:

•     the business combination is approved by two-thirds of the disinterested directors; or

Alliance’s Certificate of Incorporation relating to the “fair price provision” is similar to that of NewAlliance Bancshares, except that:

•     a sale, lease, exchange or transfer or any assets of Alliance or any subsidiary having an aggregate market value equal to 10% (rather than 25% as is required in NewAlliance Bancshares’ certificate) or more of either the aggregate market value of all of Alliance’ assets determined on a consolidated basis or the aggregate market value of all of the outstanding stock of Alliance would be a business combination triggering the fair price provision;

•     an interested stockholder includes any person who is the beneficial owner of 15% (rather than 10% as is required in NewAlliance Bancshares’ certificate) or more of voting capital stock of Alliance; and

•     the 80% vote is not required if the business combination is approved by a majority (rather than two-thirds as is required in NewAlliance Bancshares’ certificate) of disinterested directors.

•     minimum price criteria and procedural requirements which are intended to assure an adequate and fair price under the circumstances are satisfied.

In general, an interested stockholder includes any person who is the beneficial owner of 10% or more of the voting capital stock of NewAlliance Bancshares.

In general, a disinterested director is any member of the NewAlliance Bancshares board of directors who is not affiliated with an interested stockholder and who either was a director of NewAlliance Bancshares prior to the time any interested stockholder became an interested stockholder or whose nomination for election to the NewAlliance Bancshares board of directors was recommended or approved by a majority of the disinterested directors then in office.

NewAlliance Bancshares’ Certificate of Incorporation also contains a provision requiring the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, for any action required or permitted to be taken by the stockholders of NewAlliance Bancshares pursuant to Subchapter IX (Merger, Consolidation or Conversion) and Subchapter X (Sale of Assets, Dissolution and Winding Up) of the Delaware General Corporation Law. If, however, such action is recommended by at least two-thirds of the entire Board of Directors, the 80% stockholder vote will not apply, and the action will require only such affirmative vote as is required by law.

Voting Restrictions

NewAlliance Bancshares’ Certificate of Incorporation provides that no person may acquire more than 10% of its common stock and that any shares in excess of that amount may not be voted for any proposal submitted to shareholders. Employee benefit plans are excluded from that restriction. The restriction will be in effect for five years from the date New Haven Savings Bank becomes NewAlliance Bancshares’ subsidiary. The provision may be waived by the two-thirds vote of NewAlliance Bancshares’ Board of Directors.	The Certificate of Incorporation of Alliance prohibits a person (excluding shares acquired by an employee benefit plan) from acquiring more than 10% of any class of any of its equity securities. Any shares acquired in excess of the 10% limit are not entitled to be voted and will not count as voting shares in connection with any matters submitted to shareholders.

Purchase of Equity Securities

NewAlliance Bancshares’ Certificate of Incorporation does not contain such provision.	Alliance’s Certificate of Incorporation contains a provision designed to prevent “greenmail.” Pursuant to this provision, any acquisition by Alliance of any equity security from any substantial securityholder who has beneficially owned such securities for less than two years prior to the date of such purchase requires the affirmative vote of the holders of at least a majority of all votes entitled to be cast in the election of Directors, excluding voting stock owned by such substantial securityholder, voting together as a single class.

No such affirmative vote is required with respect to any purchase or other acquisition of securities made as part of a tender or exchange offer by Alliance to purchase securities of the same class made on the same terms to all holders of such securities and complying with the requirements of the Securities Exchange Act of 1934.

In general, a substantial securityholder means any person who is the beneficial owner of five percent or more of the class of securities to be acquired.

Amendments to Certificate of Incorporation and Bylaws

NewAlliance Bancshares’ Certificate of Incorporation generally may be amended by the affirmative vote of the majority of the outstanding shares; however, approval by at least 80% of the outstanding voting stock voting together as a single class is generally required to amend the following provisions:

•     the limitation on voting rights of persons who directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of NewAlliance Bancshares common stock;

•     the inability of stockholders to act by written consent;

•     the inability of stockholders to call special meetings of stockholders;

•     the division of the board of directors into three staggered classes;

•     the ability of the board of directors to fill vacancies on the board;

•     the inability to deviate from the manner prescribed in the Bylaws by which stockholders nominate directors and bring other business before meetings of stockholders;

•     the requirement that at least 80% of stockholders must vote to remove directors, and can only remove directors for cause;

•     the vote needed by shareholders to amend the certificate of incorporation;

•     the ability of the board of directors to amend and repeal the bylaws;

•     the ability of the board of directors to evaluate a variety of factors in evaluating offers to merge with or purchase or otherwise acquire NewAlliance Bancshares;

•     the provisions concerning business combinations with interested shareholders and others;

•     the vote required for business combinations under Delaware law;

Alliance’s Certificate of Incorporation generally may be amended by the affirmative vote of the majority of the outstanding shares; however, approval by at least 80% of the outstanding voting stock voting together as a single class is generally required to amend the following provisions:

•     the provision that Delaware General Corporation Law shall govern Alliance;

•     provisions relating to the Board of Directors;

•     the inability of stockholders to act by written consent;

•     method of amending the Bylaws of Alliance;

•     purchase of certain equity securities of Alliance;

•     provisions governing amendments to the Certificate of Incorporation;

•     amendment of fair price provision requires vote of at least 80% of voting stock, excluding voting stock beneficially owned by interested stockholder unless repeal or adoption is declared advisable by the affirmative vote of two-thirds of the entire Board of Directors and a majority of the disinterested directors.

The Bylaws generally may be amended by the affirmative vote of a majority of the directors of Alliance; however, the affirmative vote of 80% of the outstanding voting stock, voting together as a single class, is required to amend the following provisions:

•     special meetings of shareholders may be called only by a majority of the entire Board of Directors;

•     the number of directors shall be fixed by the majority of the entire Board of Directors;

•     the terms of the Directors;

•     procedures for filling newly created directorships and vacancies in the Board of Directors;

•      providing indemnification for directors and officers; and

•      limitations on the personal liability of directors.

NewAlliance Bancshares’ Certificate of Incorporation and Bylaws provide that the Bylaws may be amended by the affirmative vote of a majority of the entire Board of Directors of NewAlliance Bancshares or the affirmative vote of at least 80% of the total voting power of all the voting stock, voting together as a single class.

• directors may be removed only as provided in the Certificate of Incorporation; and • method of making nominations for directors.

EXPERTS

The consolidated financial statements of New Haven Savings Bank as of March 31, 2003 and 2002 and for the years then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Connecticut Bancshares, Inc. and subsidiary as of December 31, 2002 and for the year then ended included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Alliance Bancorp of New England, Inc. and subsidiary as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002 (which are included in Alliance’s Annual Report on Form 10-K for the year ended December 31, 2002), have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Arthur Andersen LLP has not consented to the incorporation of their report on the financial statements of New Haven Savings Bank for the year ended March 31, 2001 in this prospectus, nor to the incorporation of their report on the financial statements of Connecticut Bancshares, Inc. and subsidiary as of December 31, 2001 and for the years ended December 31, 2001 and 2000, included in this prospectus, and NewAlliance Bancshares has dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the incorporation by reference of their reports in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

LEGAL OPINIONS

Tyler Cooper & Alcorn, LLP, Hartford, Connecticut will give their opinions on behalf of NewAlliance Bancshares concerning the legality of the shares issued in the Alliance merger and concerning certain state tax matters. Elias, Matz, Tiernan & Herrick, L.L.P., Washington, D.C. will give their opinion on behalf of New Haven Savings Bank concerning certain tax matters. Tyler Cooper & Alcorn, LLP and Elias, Matz, Tiernan & Herrick, L.L.P. have consented to the references herein to their opinions. Certain legal matters will be passed upon for Ryan Beck & Co., Inc. by Luse Gorman Pomerenk & Schick, P.C. of Washington, D.C.

OTHER MATTERS

As of the date of this document, the Alliance board of directors knows of no matters that will be presented for consideration by shareholders at the special meeting other than as described in this document. However, if any other matters shall properly come before the special meeting or any adjournment thereof and shall be voted upon, the enclosed proxy will be deemed to confer authority upon the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes contained in the notice of the special meeting.

ALLIANCE 2003 AND 2004 ANNUAL MEETINGS

If the Alliance merger with NewAlliance Bancshares is completed during the first quarter of 2004, Alliance will no longer exist, and therefore there will not be a 2004 annual meeting of shareholders of Alliance. Alliance did not hold its 2003 annual meeting and an annual meeting for 2004 will be held only if the merger is not completed by March 31, 2004.

Proposals for the Annual Meeting

If the merger is not completed by March 31, 2004, there will be a 2004 annual meeting of shareholders which will be combined with the 2003 Annual Meeting. As discussed in the proxy materials for Alliance’s 2002 annual meeting of shareholders, any Alliance shareholder that wishes to have their proposal included in Alliance’s notice of shareholders’ meeting, proxy statement and proxy card for its 2004 annual meeting may do so by submitting proposals to Alliance by the applicable deadlines. As a general matter, the deadline contained in Alliance’s proxy materials will be                     , 2003.

Under Alliance’s Certificate of Incorporation, certain procedures are provided which a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of shareholders. These procedures provide, generally, that shareholders desiring to make nominations for directors, or to bring a proper subject of business before the meeting, must generally do so by a written notice timely received not less than ninety (90) days before the date fixed for such meeting or one hundred twenty (120) days in the case of new business. The notice must include the shareholder’s name, record address, and number of shares owned by the shareholder, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the shareholder in the proposed business. In the case of nominations to the board of directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require Alliance to include in its proxy statement and proxy relating to an annual meeting any shareholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

The date on which the 2004 Annual Meeting of Shareholders is expected to be held, should it be held, is April     , 2004. Accordingly, advance written notice of business or nominations to the board of directors to be brought before the 2004 Annual Meeting of Shareholders must be given to Alliance no later than November     , 2003. This notice period is also applicable to the 2003 Annual Meeting.

INDEX TO NEW HAVEN SAVINGS BANK CONSOLIDATED FINANCIAL STATEMENTS

NEW HAVEN SAVINGS BANK

CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2003 and 2002 (unaudited) and March 31, 2003 and 2002

Page

Report of Independent Accountants	F-2

Copy of Previously Issued Report of Independent Public Accountants	F-3

Consolidated Financial Statements

Consolidated Balance Sheets as of June 30, 2003 (unaudited) and March 31, 2003 and 2002	F-4

Consolidated Statements of Income for the Three Months Ended June 30, 2003 (unaudited) and 2002 and for the Years Ended March 31, 2003, 2002 and 2001	F-5

Consolidated Statements of Changes in Capital Accounts for the Three Months Ended June 30, 2003 (unaudited) and for the Years Ended March 31, 2003, 2002 and 2001	F-6

Consolidated Statements of Cash Flows for the Three Months Ended June 30, 2003 and 2002 (unaudited) and for the Years Ended March 31, 2003, 2002 and 2001	F-7

Notes to Consolidated Financial Statements	F-8

All schedules are omitted as the required information either is not applicable or is included in the Consolidated Financial Statements or related Notes.

Separate financial statements for NewAlliance Bancshares, Inc. have not been included in the prospectus because NewAlliance Bancshares, Inc., which has engaged only in organizational activities to date, has no significant assets, contingent on other liabilities, revenues or expenses.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of

New Haven Savings Bank

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in capital accounts and cash flows present fairly, in all material respects, the financial position of the New Haven Savings Bank and its subsidiaries (the “Bank”) at March 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Bank’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. The financial statements for the year ended March 31, 2001 were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion in those statements in their report dated April 20, 2001.

/s/    PricewaterhouseCoopers LLP

Hartford, Connecticut

April 25, 2003

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of

The New Haven Savings Bank:

We have audited the accompanying consolidated balance sheets of The New Haven Savings Bank (a Connecticut mutual savings bank) and subsidiaries (the Bank) as of March 31, 2001 and 2000, and the related consolidated statements of income, changes in capital accounts and cash flows for the years then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The New Haven Savings Bank and subsidiaries as of March 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Hartford, Connecticut

April 20, 2001

READERS OF THESE CONSOLIDATED FINANCIAL STATEMENTS SHOULD BE AWARE THAT THIS REPORT IS A COPY OF A PREVIOUSLY ISSUED ARTHUR ANDERSEN LLP REPORT AND THAT THIS REPORT HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP NOR HAS ARTHUR ANDERSEN LLP PROVIDED A CONSENT TO THE INCLUSION OF ITS REPORT IN THIS PROSPECTUS. FURTHERMORE, THIS REPORT HAS NOT BEEN UPDATED SINCE APRIL 20, 2001.

NEW HAVEN SAVINGS BANK

CONSOLIDATED BALANCE SHEETS

	June 30, 2003	March 31,
		2003	2002
	(unaudited)
	(In thousands)
ASSETS
Cash and due from banks, noninterest bearing (note 10)	$62,056	$46,432	$40,522
Federal funds sold	1,000	4,200	17,100

Cash and cash equivalents	63,056	50,632	57,622
Investment securities available for sale (note 3)	1,123,044	1,099,410	974,839
Investment securities held to maturity (note 3)	350	350	945
Loans held for sale	1,765	2,132	1,760
Loans receivable, net (note 4)	1,187,971	1,158,926	1,147,761
Accrued interest and dividends receivable	9,193	9,076	9,191
Federal Home Loan Bank stock (note 7)	13,766	13,766	13,766
Bank premises and equipment, net (note 5)	32,489	32,870	31,465
Real estate owned, net	927	66	—
Deferred tax asset (note 9)	2,062	2,415	4,151
Other assets	13,299	23,859	19,061

	$2,447,922	$2,393,502	$2,260,561

LIABILITIES AND CAPITAL
Deposits (note 6)	$1,818,761	$1,809,257	$1,738,155
Mortgagors’ escrow and other deposits	25,996	25,706	13,329
FHLB advances and other borrowings (note 7)	182,415	141,501	117,466
Accrued interest payable on deposits and borrowings	901	1,019	1,474
Other liabilities	17,732	19,869	17,038

Total liabilities	2,045,805	1,997,352	1,887,462
Commitments and contigencies (note 10)	—	—	—
Capital
Undivided profits	398,408	393,096	369,219
Accumulated other comprehensive income	3,709	3,054	3,880

Total equity	402,117	396,150	373,099

	$2,447,922	$2,393,502	$2,260,561

See accompanying notes to consolidated financial statements.

NEW HAVEN SAVINGS BANK

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Years Ended March 31,
	2003	2002	2003	2002	2001
	(Unaudited)
			(In thousands)
Interest and dividend income:
Real estate mortgage loans	$8,453	$10,665	$39,373	$48,915	$56,262
Commercial real estate loans	4,853	5,040	20,027	20,431	18,404
Commercial loans	1,368	1,577	6,306	5,808	6,960
Consumer loans	2,929	2,827	11,871	10,431	9,629
Federal funds sold	8	27	82	110	291
Investment securities:
Interest	7,997	10,102	36,116	42,657	54,624
Interest-tax exempt	1	1	3	4	4
Dividends	611	781	3,034	3,583	3,922

Total interest and dividend income	26,220	31,020	116,812	131,939	150,096

Interest expense:
Deposits (note 6)	5,765	9,720	33,364	50,558	65,136
Federal Home Loan Bank advances and other borrowings	1,750	1,553	6,253	6,522	6,546

Total interest expense	7,515	11,273	39,617	57,080	71,682

Net interest income before provision for loan losses	18,705	19,747	77,195	74,859	78,414

Provision for loan losses (note 4)	—	—	—	—	—

Net interest income after provision for loan losses	18,705	19,747	77,195	74,859	78,414

Non-interest income:
Depositor service charges	1,859	1,574	6,844	5,903	4,868
Loan and servicing fees	(135)	364	540	1,401	1,248
Trust fees	550	463	1,857	2,043	1,975
Investment and insurance fees	652	718	3,199	1,560	1,511
Rental income	797	648	2,695	2,471	2,010
Net (loss) gain on limited partnerships	(512)	—	(2,529)	231	(118)
Net gain on sale of investment securities (note 3)	—	—	3,851	(3,701)	1,857
Net gain on sale of loans	303	192	1,533	755	119
Other	48	275	617	1,556	1,160

Total non-interest income	3,562	4,234	18,607	12,219	14,630

Non-interest expense:
Salaries and employee benefits (note 8)	8,190	7,962	33,276	28,699	25,388
Occupancy expense	1,661	1,468	6,643	6,055	5,175
Furniture and fixture expense	1,007	964	3,879	3,329	2,813
Outside services	1,729	1,779	7,342	6,078	6,070
Advertising, public relations, and sponsorships	580	883	3,188	2,640	2,702
Contributions to New Haven Savings Bank Foundation	—	—	—	1,464	2,798
Other	1,002	1,099	5,236	4,135	4,549

Total non-interest expense	14,169	14,155	59,564	52,400	49,495

Income before income taxes (note 9)	8,098	9,826	36,238	34,678	43,549

Income taxes	2,786	3,351	12,361	11,748	14,926

Net income	$5,312	$6,475	$23,877	$22,930	$28,623

See accompanying notes to consolidated financial statements.

NEW HAVEN SAVINGS BANK

CONSOLIDATED STATEMENTS OF CHANGES IN CAPITAL ACCOUNTS

For the Three Months Ended June 30, 2003 (unaudited) and for  the Years Ended March 31, 2003, 2002, and 2001

	Undivided Profits	Accumulated Other Comprehensive Income (Loss)	Total
	(In thousands)
Balance, March 31, 2000	$317,666	$(227)	$317,439

Comprehensive income
Net income	28,623	—	28,623
Change in unrealized gain, net of taxes	—	3,864	3,864

Total comprehensive income			32,487

Balance, March 31, 2001	346,289	3,637	349,926

Comprehensive income
Net income	22,930	—	22,930
Change in unrealized gain, net of taxes	—	243	243

Total comprehensive income			23,173

Balance, March 31, 2002	369,219	3,880	373,099

Comprehensive income
Net income	23,877	—	23,877
Change in unrealized gain, net of taxes	—	(826)	(826)

Total comprehensive income			23,051

Balance, March 31, 2003	393,096	3,054	396,150

Comprehensive income
Net income	5,312	—	5,312
Change in unrealized gain, net of taxes	—	655	655

Total comprehensive income			5,967

Balance, June 30, 2003	$398,408	$3,709	$402,117

See accompanying notes to consolidated financial statements.

NEW HAVEN SAVINGS BANK

CONSOLIDATED STATEMENT OF CASH FLOWS

	For the three months ended June 30,		Years ended March 31,
	2003	2002	2003	2002	2001
	(unaudited)
			(In thousands)
Cash flows from operating activities
Net income	$5,312	$6,475	$23,877	$22,930	$28,623
Adjustments to reconcile net income to net cash provided by operating activities
Provision for (recovery of) OREO losses	—	—	725	(170)	—
Loss (gain) on sales of other real estate owned and non performing loans, net	6	(6)	(99)	(660)	(316)
Gain on sale of bank premises and equipment	—	—	—	(12)	—
Depreciation and amortization	958	905	3,733	3,400	2,670
Amortization of premium on assets acquired	7	25	111	103	238
Amortization of premium on purchase of residential mortgages	—	—	—	20	235
Change in deferred income taxes	—	—	2,182	(395)	613
Net amortization/accretion on investment securities	1,501	(36)	3,812	(1,265)	(8,817)
Net securities (gains) losses	(1)	(1)	(3,851)	3,701	(1,857)
Net gain on sales of performing loans	(302)	(194)	(1,533)	(755)	(129)
(Increase) decrease in accrued income receivable	(117)	(841)	115	1,902	(81)
Decrease (increase) in other assets	10,201	(1,025)	(6,183)	4,636	(6,780)
Provision for loss on limited partnerships	517	—	2,554	1,289	—
(Decrease) increase in other liabilities	(2,255)	(269)	2,376	807	4,653

Net cash provided by operating activities	15,827	5,033	27,819	35,531	19,052

Cash flows from investing activities
Proceeds from maturity of investment securities	105,755	352,440	949,569	1,478,131	1,133,934
Proceeds from sales and other principal reductions of available for sale investment securities	163,678	139,558	815,712	731,823	453,568
Purchase of investment securities	(293,559)	(548,447)	(1,890,489)	(2,243,407)	(1,665,116)
Proceeds from sales of loans	20,892	12,782	112,643	121,776	19,210
Net increase in loans	(50,337)	(34,690)	(127,474)	(180,051)	1,262
Proceeds from sales of other real estate owned	37	101	2,853	2,061	2,199
Purchase of premises and equipment	(577)	(685)	(5,137)	(5,631)	(8,109)

Net cash used in investing activities	(54,111)	(78,941)	(142,323)	(95,298)	(63,052)

Cash flows from financing activities
Net increase in deposits	9,504	50,252	71,102	64,790	27,532
Increase (decrease) in mortgagors’ escrow accounts	290	16,113	12,377	(859)	(482)
Proceeds from borrowed funds	182,672	125,256	723,407	486,720	417,656
Repayments of borrowed funds	(141,758)	(119,995)	(699,372)	(483,704)	(396,247)

Net cash provided by financing activities	50,708	71,626	107,514	66,947	48,459

Net (decrease) increase in cash and cash equivalents	12,424	(2,282)	(6,990)	7,180	4,459

Cash and equivalents, beginning of year	50,632	57,622	57,622	50,442	45,983

Cash and equivalents, end of year	$63,056	$55,340	$50,632	$57,622	$50,442

Supplemental information
Cash paid for
Interest on deposits and borrowings	$7,633	$11,546	$40,072	$56,535	$71,075
Income taxes paid, net	433	—	12,200	11,400	13,500
Noncash transactions
Loans transferred to other real estate owned	904	160	3,546	622	2,056

See accompanying notes to consolidated financial statements.

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2003 and 2002 (unaudited) and March 31, 2003 and 2002

1.    Summary of Significant Accounting Policies

The accounting policies of the New Haven Savings Bank (“NHSB” or “the Bank”) and its subsidiaries conform to accounting principles generally accepted in the United States of America and reporting practices followed by the banking industry. Significant policies are described below.

Organization and Principles of Consolidation

The consolidated financial statements include the accounts of the Bank and the Bank’s wholly-owned subsidiaries, Fairbank Corporation, The Loan Source, NHSB Financial Services, Inc., NHSB Community Development Corporation (CDC) and NHSB Servicing Company (collectively, the Bank). All material intercompany balances and transactions have been eliminated in consolidation.

NHSB is a mutual savings bank with its main office located in New Haven, Connecticut. NHSB provides business and consumer banking; mortgage lending, trust and investment services, and insurance services through its 31 full-service banking offices in south central Connecticut. The Bank is subject to the regulation of certain state and federal agencies and undergoes periodic examination by those regulatory authorities.

As discussed in Note 14, the Bank has adopted a Plan of Conversion pursuant to which the Bank will convert to a state chartered stock bank.

Use of Estimates in Preparation of Financial Statements

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of income and expenses during the reporting periods. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of mortgage servicing rights.

Unaudited Interim Financial Statements

The consolidated financial statements and related notes as of June 30, 2003 and for the three months ended June 30, 2003 and 2002 are unaudited. All adjustments, consisting of only normal recurring adjustments, which in the opinion of management are necessary for fair presentation of financial position, results of operations and cash flows, have been made. The results of operations for the three months ended June 30, 2003 are not necessarily indicative of the results which may be expected for a full year.

Investment Securities

The Bank may classify its debt securities in one of three categories: trading, available for sale, or held to maturity. Marketable equity securities are classified as either trading or available for sale. Management determines the appropriate classifications of securities at the time of purchase. Trading securities are bought and held principally for the purpose of selling them in the near term. Held to maturity securities are debt securities for which the Bank has the ability and intent to hold until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At March 31, 2003 and 2002, all of the Bank’s debt and equity securities were classified as available for sale or held to maturity.

Held to maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Trading and available for sale securities are recorded at fair value. Unrealized gains and losses on trading securities are included in earnings. Unrealized gains and losses, net of the related tax effect, on available for sale securities are excluded from earnings and are reported in accumulated other comprehensive income (loss), a separate component of capital, until realized.

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and March 31, 2003 and 2002

Premiums and discounts on debt securities are amortized or accreted into interest income over the term of the securities in a manner that approximates the level yield method. A decline in market value of a security below amortized cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security. Gains and losses on sales of securities are recognized at the time of sale on a specific identification basis.

The Bank invests in limited partnerships. As of June 30, 2003, March 31, 2003 and 2002, the book value of the Bank’s investment in ten limited partnerships, which are accounted for at the lower of cost or net realizable value and included in other assets, was approximately $3.3 million, $3.9 million and $6.1 million, respectively. Income, generally in the form of distributions from the partnerships, is recognized on the cash basis and included in non-interest income. Six of the ten limited partnerships are real estate related.

Loans Held for Sale

Loans held for sale are valued at the lower of acquisition cost (less principal payments received) or estimated market value. For performing loans, market value is estimated using quoted market prices provided by government sponsored entities. Nonperforming loans are valued on the basis of the Bank’s experience selling nonperforming loans. There were no nonperforming loans held for sale as of June 30, 2003, March 31, 2003 and 2002.

Loans Receivable, Net

Loans are stated at their principal amounts outstanding, net of deferred loan fees and costs and allowance for loan losses.

Interest on loans is credited to income as earned based on the rate applied to principal amounts outstanding. Loans are placed on nonaccrual status when timely collection of principal or interest in accordance with contractual terms is doubtful. Loans are generally transferred to a nonaccrual basis when principal or interest payments become 90 days delinquent (based on the contractual terms of the loan) or sooner if management concludes circumstances indicate that borrowers may be unable to meet contractual principal or interest payments. The Bank’s policy is to discontinue the accrual of interest when principal or interest payments are delinquent 90 days or more. If ultimately collected, such interest is credited to income when received. Loans are removed from nonaccrual status when they become current as to principal and interest and when, in the opinion of management concern no longer exists as to the collectibility of principal and interest.

Certain direct loan origination fees and costs are deferred, and recognized over the lives of the related loan as an adjustment of interest using a method approximating the yield method. When loans are prepaid, sold or participated out, the unamortized portion of deferred fees or costs is recognized as income or expense at that time.

The adequacy of the allowance for loan losses is regularly evaluated by management. Factors considered in evaluating the adequacy of the allowance include previous loss experience, current economic conditions and their effect on borrowers, the performance of individual loans in relation to contract terms, and other pertinent factors. The provision for loan losses charged to expense is based upon management’s judgment of the amount necessary to maintain the allowance at a level adequate to absorb probable losses inherent in the loan portfolio. Loan losses are charged against the allowance when management believes the collectibility of the principal balance outstanding is unlikely.

In determining the adequacy of the allowance for loan losses, management reviews overall portfolio quality through an evaluation of individual performing and impaired loans, the risk characteristics of the loan portfolios, an analysis of current levels and trends in charge offs, delinquency and nonaccruing loan data, and the credit risk profile of each component of the portfolio, among other factors. While management uses the best available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examinations.

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and March 31, 2003 and 2002

The allowance for loan losses consists of a formula allowance, based on a variety of factors including historical loss experience, for various loan portfolio classifications and a specific valuation allowance for loans identified as impaired. The allowance is an estimate, and ultimate losses may vary from management’s estimate. Changes in the estimate are recorded in the results of operations in the period in which they become known, along with provisions for estimated losses incurred during that period.

A loan is considered to be impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans, as defined, may be measured based on the present value of expected future cash flows discounted at the loan’s original effective interest rate or at the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. When the measurement of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.

Real Estate Owned

Real estate owned is comprised of real estate acquired through foreclosure or deeded to the Bank in lieu of foreclosure. Each real estate owned property is carried at the lower of cost or fair market value, less estimated selling costs. Any further decline in value based on subsequent changes to estimated fair market value is charged against the reserve for losses on real estate owned. Gains and losses on sales of properties are reflected in the consolidated statements of income when realized. Holding costs are charged to current period earnings.

Mortgage Servicing Rights

The Bank capitalizes mortgage servicing rights for loans sold based on the relative fair value which is allocated between the mortgage between the mortgage servicing rights and the mortgage loans (without servicing rights).

Mortgage servicing rights are amortized on a level yield basis over the period of estimated net servicing revenue and such amortization is included in the consolidated statement of income as a reduction of loan servicing fee income. They are evaluated for impairment by comparing the aggregate carrying amount of the servicing rights to their fair value. Fair value is estimated using market prices of similar mortgage servicing assets. Impairment is recognized through a valuation reserve and is included in amortization of mortgage servicing rights.

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method using the estimated lives of the assets. Estimated lives are 5 to 40 years for building and improvements and 5 to 10 years for furniture, fixtures and equipment. Amortization of leasehold improvements is calculated on a straight-line basis over the terms of the related leases, including renewal periods, or the life of the asset, whichever is shorter. The cost of maintenance and repairs is charged to expense as incurred, whereas significant renovations are capitalized.

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and March 31, 2003 and 2002

Income Taxes

The Bank files consolidated federal and state tax returns. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes,” the Bank uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are established for the temporary differences between the financial reporting basis and the tax basis of the Bank’s assets and liabilities. Deferred tax assets are also recognized for available tax carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to be in effect when temporary differences and carryforwards are realized or settled.

The deferred tax asset is subject to reduction by a valuation allowance in certain circumstances. This valuation allowance is recognized if, based on an analysis of available evidence, management determines that it is more likely than not that some portion or all of the deferred tax asset will not be realized. The valuation allowance is subject to ongoing adjustment based on changes in circumstances that affect management’s judgment about the realization of the deferred tax asset. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense.

Income tax expense includes the amount of taxes payable for the current year, and the deferred tax benefit or expense for the period. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

Federal Home Loan Bank Stock

As a member of the Federal Home Loan Bank (“FHLB”), the Bank is required to hold a certain amount of FHLB stock. This stock is considered to be a non-marketable equity security and, accordingly, is carried at cost.

Related Party Transactions

Directors, officers and employees of the Bank and their associates have been customers of and had transactions with the Bank, and management expects that such persons will continue to have such transactions in the future. See Note 4 for further information with respect to loans to related parties.

Cash Flows

For purposes of reporting cash flows, cash and cash equivalents includes cash, due from banks and federal funds sold.

Trust Assets

Approximately $346.1 million, $317.2 million, and $408.3 million of assets were held by the Bank at June 30, 2003, and March 31, 2003 and 2002, respectively, in a fiduciary or agency capacity for customers. These assets are not included in the accompanying consolidated financial statements since they are not owned by the Bank.

Comprehensive Income

The purpose of reporting comprehensive income is to report a measure of all changes in an entity that result from recognized transactions and other economic events of the period other than transactions with owners in their capacity as owners. Comprehensive income includes net income and certain changes in capital that are not recognized in the statement of income (such as changes in net unrealized gains and losses on securities available for sale). The Bank has reported comprehensive income and its components for 2003 and 2002 in the consolidated statement of changes in capital accounts.

Recent Accounting Pronouncements

In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations”. This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and March 31, 2003 and 2002 the associated retirement costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized and depreciated as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. Earlier adoption is permitted. The Bank adopted this standard as of April 1, 2003. Adoption of this statement did not have a material impact on its consolidated financial statements.

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” requires that long-lived assets be measured at the lower of carrying amount or fair value less the cost to sell, and broadens the reporting of discontinued operations. This statement was effective in fiscal year 2003 but did not affect the Bank’s consolidated financial statements.

SFAS No. 145, “Rescission of FASB statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” updates, clarifies and simplifies several existing accounting pronouncements. Among other things, SFAS No. 145 eliminates the requirement in SFAS No. 4 to report material gains and losses from extinguishments of debt as extraordinary items, net of related income taxes. Adoption of this statement did not affect the Bank’s consolidated financial statements.

SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” requires that a liability be recognized for these costs only when incurred. Prior to SFAS No. 146, a liability was recognized when an entity committed to an exit plan. Initial adoption of this statement, which is effective for exit or disposal activities initiated after December 31, 2002, did not affect the Bank’s consolidated financial statements.

SFAS No. 147, “Acquisitions of Certain Financial Institutions,” eliminates the requirement to amortize an excess of fair value of liabilities assumed over the fair value of assets acquired in certain acquisitions of financial institutions. SFAS No. 147 also amends SFAS No. 144 to include in its scope long-term customer relationship intangible assets of financial institutions, such as core deposit intangibles. Adoption of this statement did not affect the Bank’s consolidated financial statements.

SFAS No. 148 “Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment, of FASB Statement No. 123,” amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair values based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures to both the annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on the reported results. Adoption of this statement did not affect the Bank’s consolidated financial statements.

FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” addresses disclosures to be made by a guarantor in its financial statements about its obligations under guarantees. The disclosure requirements applicable to the Bank are included in note 10 to the consolidated financial statements. The interpretation also requires the recognition, at fair value, of a liability by a guarantor at the inception of certain guarantees issued or modified after December 31, 2002. This recognition requirement did not have a material affect on the Bank’s consolidated financial statements.

FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” (FIN 46) provides guidance on the identification of entities controlled through means other than voting rights. FIN 46 specifies how New Haven Savings Bank should evaluate its interests in variable interest entities to determine whether to consolidate that entity. FIN 46 was effective immediately for entities created after January 31, 2003 (for which New Haven Savings Bank had none), and for New Haven Savings Bank, applies to previously existing entities for the quarter beginning on July 1, 2003. New Haven Savings Bank is the limited partner in certain low-income housing tax credit partnerships. As a limited partner in these unconsolidated projects, New Haven Savings Bank is allocated tax credits and deductions associated with the underlying properties. New Haven Savings Bank is evaluating the impact of applying FIN 46 to these projects and has not yet completed its analysis. New Haven Savings Bank’s maximum exposure to loss from its involvement in these low-income housing tax credit partnerships is the unamortized investment balance plus certain tax credits claimed, but subject to recapture. New Haven Savings Bank also makes investments, mainly for community involvement purposes, in companies that construct, acquire and rehabilitate local real estate projects. New Haven Savings Bank is evaluating the impact of applying FIN 46 to these

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and March 31, 2003 and 2002 projects and has not yet completed its analysis. New Haven Savings Bank’s maximum exposure to loss from its involvement in these projects is the investment balance of $1.0 million. New Haven Savings Bank also is a limited partner in SBIC Limited Partnerships that make equity and debt investments in individual companies. New Haven Savings Bank is evaluating the impact of applying FIN 46 to these investments in SBIC Limited Partnerships and has not yet completed its analysis. New Haven Savings Bank’s maximum exposure to loss from its involvement in these SBIC Limited Partnerships projects is the investment balance of $2.2 million.

SFAS No. 149, “Amendment of FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities,” amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133. This Statement was effective for contracts and hedging relationships entered into or modified after June 30, 2003. This Statement will not affect the Bank’s consolidated financial statements.

SFAS No. 150, “Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity,” establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This Statement was effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. This Statement did not affect the Bank’s consolidated financial statements.

Reclassifications

Certain reclassifications have been made to the 2001 and 2002 financial statements to make them consistent with the 2003 presentation.

2.    Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s consolidated financial statements. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the banking regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total Capital and Tier 1 Capital to risk weighted assets and of Tier 1 Capital to average assets. Management believes that as of March 31, 2003 and 2002 the Bank met all capital adequacy requirements to which it was subject.

As of June 30, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. Management believes that there are no events or conditions which have occurred subsequent to the notification that would change the Bank’s capital category.

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and March 31, 2003 and 2002

The following is a summary of the Bank’s actual capital amounts and ratios as of June 30, 2003 and March 31, 2003 and 2002, compared to the required amounts and ratios for minimum capital adequacy and for classification as a well-capitalized institution:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of June 30, 2003:
Tier 1 Capital (to Average Assets)	$397,533	16.6%	$96,018	4.0%	$120,023	5.0%
Tier 1 Capital (to Risk Weighted Assets)	397,533	27.8	57,155	4.0	85,733	6.0
Total Capital (to Risk Weighted Assets)	415,435	29.1	114,310	8.0	142,888	10.0

As of March 31, 2003:
Tier 1 Capital (to Average Assets)	$389,295	16.5%	$94,685	4.0%	$118,356	5.0%
Tier 1 Capital (to Risk Weighted Assets)	389,295	27.2	57,279	4.0	85,918	6.0
Total Capital (to Risk Weighted Assets)	407,207	28.4	114,558	8.0	143,197	10.0

As of March 31, 2002:
Tier 1 Capital (to Average Assets)	$368,065	16.3%	$90,384	4.0%	$112,980	5.0%
Tier 1 Capital (to Risk Weighted Assets)	368,065	25.1	58,556	4.0	87,834	6.0
Total Capital (to Risk Weighted Assets)	386,985	26.4	117,112	8.0	146,390	10.0

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and March 31, 2003 and 2002

3.    Investment Securities

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of investment securities at June 30, 2003 and March 31, 2003 and 2002 are as follows:

	June 30, 2003
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(In thousands)
Securities available for sale:
Investment securities:
U.S. Treasury bills	$500	$—	$—	$500
U.S. Government agencies	58,128	91	(38)	58,181
Obligations of states and political subdivisions	8,627	437	—	9,064
Asset-backed securities	16,690	110	—	16,800
Marketable equity securities	40,097	87	—	40,184
Money market funds	7,700	—	—	7,700
Trust preferred securities	60,521	178	(2,585)	58,114
Short-term obligations	55,192	—	—	55,192
Other bonds	52,040	494	(513)	52,021

Total investment securities	299,495	1,397	(3,136)	297,756

Mortgage-backed securities:
U.S. Government agencies and pass thru securities	504,789	6,258	(372)	510,675
U.S. Agency issued collateralized mortgage obligations	278,021	1,647	(156)	279,512
Private issued collateralized mortgage obligations	35,033	178	(110)	35,101

Total mortgage-backed securities	817,843	8,083	(638)	825,288

Total available for sale securities	1,117,338	9,480	(3,774)	1,123,044

Securities held to maturity:
Investment securities:
Foreign bonds	300	—	—	300
Other bonds	50	—	—	50

Total securities held to maturity	350	—	—	350

Total securities	$1,117,688	$9,480	$(3,774)	$1,123,394

At June 30, 2003, the net unrealized gain on securities available for sale of $5.7 million, net of income taxes of $2.0 million, is included in accumulated other comprehensive income of $3.7 million in equity.

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and March 31, 2003 and 2002

	March 31, 2003
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(In thousands)
Securities available for sale:
Investment securities:
U.S. Treasury bills	$498	$—	$—	$498
U.S. Government agencies	64,601	139	(38)	64,702
Obligations of states and political subdivisions	8,666	382	—	9,048
Asset-backed securities	22,120	43	—	22,163
Marketable equity securities	34,611	80	—	34,691
Money market funds	25,800	—	—	25,800
Trust preferred securities	60,502	195	(3,110)	57,587
Short-term obligations	65,988	—	—	65,988
Other bonds	52,030	188	(1,140)	51,078

Total investment securities	334,816	1,027	(4,288)	331,555

Mortgage-backed securities:
U.S. Government agencies	466,838	6,066	(362)	472,542
U.S. Agency issued collateralized mortgage obligations	238,447	1,963	(103)	240,307
Private issued collateralized mortgage obligations	54,609	449	(52)	55,006

Total mortgage-backed securities	759,894	8,478	(517)	767,855

Total available for sale securities	1,094,710	9,505	(4,805)	1,099,410

Securities held to maturity:
Investment securities:
Foreign bonds	300	—	—	300
Other bonds	50	—	—	50

Total securities held to maturity	350	—	—	350

Total securities	$1,095,060	$9,505	$(4,805)	$1,099,760

At March 31, 2003, the net unrealized gains on securities available for sale of $4.7 million, net of income taxes of $1.6 million, is included in accumulated other comprehensive income of $3.1 million in equity.

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and March 31, 2003 and 2002

	March 31, 2002
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Securities available for sale:
Investment securities:
U.S. Treasury bills	$500	$—	$—	$500
U.S. Government agencies	75,922	132	(94)	75,960
Obligations of states and political subdivisions	8,743	189	—	8,932
Asset-backed securities	45,071	228	(5)	45,294
Marketable equity securities	26,331	4,382	(214)	30,499
Money market funds	18,400	—	—	18,400
Trust preferred securities	60,259	—	(2,862)	57,397
Short-term obligations	94,929	—	—	94,929
Other bonds	47,510	29	(792)	46,747

Total investment securities	377,665	4,960	(3,967)	378,658

Mortgage-backed securities:
U.S. Government agencies	51,137	1,081	(2)	52,216
U.S. Agency issued collateralized mortgage obligations	283,633	2,651	(310)	285,974
Private issued collateralized mortgage obligations	256,433	1,716	(158)	257,991

Total mortgage-backed securities	591,203	5,448	(470)	596,181

Total available for sale securities	968,868	10,408	(4,437)	974,839

Securities held to maturity:
Investment securities:
Foreign bonds	800	—	—	800
Other bonds	145	—	—	145

	945	—	—	945

Total securities	$969,813	$10,408	$(4,437)	$975,784

At March 31, 2002, the net unrealized gain on securities available for sale of $6.0 million, net of income taxes of $2.1 million, is included in accumulated other comprehensive income of $3.9 million in equity.

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and March 31, 2003 and 2002

As of June 30, 2003 and March 31, 2003, the amortized cost and market values of debt securities and short-term obligations, by contractual maturity, are shown below. Expected maturities may differ from contracted maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	June 30, 2003		March 31, 2003
	Amortized Cost	Market Value	Amortized Cost	Market Value
	(In thousands)
Maturity
Available for sale
Due in one year or less	$95,643	$95,729	$117,358	$116,644
Due after one year through five years	50,040	50,019	45,030	44,972
Due after five years through ten years	—	—	4,665	4,990
Due after ten years	28,804	29,210	24,730	24,708

	174,487	174,958	191,783	191,314

Asset-backed securities	16,690	16,800	22,120	22,163
Mortgage-backed securities	504,789	510,675	466,838	472,542
Collateralized mortgage obligations	313,054	314,613	293,056	295,313

	834,533	842,088	782,014	790,018

Held to maturity
Due in one year or less	50	50	—	—
Due after one year through five years	150	150	200	200
Due after five years through ten years	150	150	150	150
Due after ten years	—	—	—	—

	350	350	350	350

Total	$1,009,370	$1,017,396	$974,147	$981,682

Securities with an amortized cost of $1.3 million and $1.5 million and a fair value of $1.3 million and $1.5 million at June 30, 2003 and March 31, 2003 respectively, were pledged to secure public deposits.

The following is a summary of realized gains and losses on sales of securities available for sale during the years ended in March 31, 2002 and 2003:

	Years Ended March 31,
	Debt Securities			Equity Securities
	2003	2002	2001	2003	2002	2001
	(In thousands)
Realized gains	$1,098	$1	$40	$3,688	$752	$1,899
Realized losses	—	(100)	(82)	(935)	(514)	—
Other than temporary declines in fair value	—	—	—	—	(3,840)	—

There were no realized gains and losses on securities available for sale during the three months ended June 30, 2003 and 2002.

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and March 31, 2003 and 2002

4.    Loans Receivable, Net

The composition of the Bank’s loan portfolio was as follows:

	June 30, 2003	March 31,
		2003	2002
	(In thousands)
Real estate mortgage loans:
Residential (one- to four- family)	$603,388	$589,251	$634,256
Commercial	220,526	222,098	205,687
Multi-family	50,197	52,135	57,478
Residential construction	2,649	3,673	3,141

Total real estate loans	876,760	867,157	900,562

Commercial loans:
Commercial construction	13,246	11,123	20,709
Commercial loans	90,780	89,667	86,559

Total commercial loans	104,026	100,790	107,268

Consumer loans:
Home equity and equity lines of credit	179,952	162,104	112,913
Auto	17,766	19,438	21,045
Mobile home and boat loans	15,627	16,030	15,082
Other	9,488	10,039	11,116

Total consumer loans	222,833	207,611	160,156

Total loans	1,203,619	1,175,558	1,167,986

Deferred loan origination costs and fees, net	2,934	2,300	580

Allowance for loan losses	(18,582)	(18,932)	(20,805)

Loans, net	$1,187,971	$1,158,926	$1,147,761

As of June 30, 2003 and March 31, 2003 and 2002, the Bank’s residential real estate mortgage loan portfolio was entirely collateralized by one to four family homes and condominiums, located predominantly in Connecticut. The commercial real estate mortgage loan portfolio was collateralized primarily by multi-family, commercial and manufacturing properties predominantly located in Connecticut. A variety of different assets, including accounts receivable, inventory and property, plant and equipment, collateralized the majority of business loans.

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and March 31, 2003 and 2002

Mortgage Servicing Rights

The components of mortgage servicing rights are as follows:

	For the Three Months Ended June 30, 2003	For the Year Ended
		2003	2002
	(In thousands)
Mortgage servicing rights
Balance at beginning of year	$2,188	$3,230	$1,756
Additions	164	1,279	1,858
Amortization	(260)	(1,358)	(384)
Change in valuation allowance	(583)	(963)	—

Balance, end of period	$1,509	$2,188	$3,230

Valuation reserve
Balance at beginning of year	$(963)	$—	$—
Net additions	(583)	(963)	—

Balance, end of period	$(1,546)	$(963)	$—

At June 30, 2003 and March 31, 2003 the fair value of the capitalized mortgage servicing right approximated its carrying value. The Bank services residential real estate mortgage loans that it has sold without recourse to third parties. The aggregate of loans serviced for others approximates $330.8 million, $350.8 million and $342.6 as of June 30, 2003, March 31, 2003 and 2002, respectively.

Related Party Loans

As of June 30, 2003, March 31, 2003 and 2002, loans to related parties totaled approximately $4.9 million, $5.0 million and $4.8 million, respectively. For the year ended March 31, 2003, new loans of approximately $2.1 million were granted to these parties and payments of approximately $1.9 million were received. Related parties include directors, officers and employees of the Bank and its subsidiaries and their respective affiliates in which they have a controlling interest and immediate family members. For the years ended March 31, 2003 and 2002, all related party loans were performing.

Allowance for Loan Losses

For the three months ended June 30, 2003 and the years ended March 31, 2003 and 2002, an analysis of the allowance for loan losses is:

	June 30, 2003	March 31,
		2003	2002
	(In thousands)
Balance at beginning of period	$18,932	$20,805	$23,290
Provision charged to operations	—	—	—
Recoveries on loans previously charged off	329	2,135	1,260
Loans charged off	(679)	(4,008)	(3,745)

Balance, end of period	$18,582	$18,932	$20,805

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and March 31, 2003 and 2002

Nonperforming Assets

Nonperforming assets include loans for which the Bank does not accrue interest (nonaccrual loans), loans 90 days past due and still accruing interest, renegotiated loans due to a weakening in the financial condition of the borrower and other real estate owned. There were no accruing loans included in the Bank’s nonperforming assets as of June 30, 2003, March 31, 2003 and 2002. As of June 30,2003, March 31, 2003 and 2002, nonperforming assets were:

	June 30, 2003	March 31,
		2003	2002
	(In thousands)
Nonaccrual loans	$3,202	$3,641	$9,475
Renegotiated loans	473	281	1,745
Other real estate owned	927	66	—

Total nonperforming assets	$4,602	$3,988	$11,220

For the three months ended June 30, 2003 and for the years ended March 31, 2003, 2002 and 2001, had interest been accrued at contractual rates on nonaccrual and renegotiated loans, interest income would have increased by approximately $51,000, $578,000, $715,000 and $563,000, respectively. As of June 30, 2003 and March 31, 2003, 2002 and 2001, no significant additional funds were committed to customers whose loans have been renegotiated or were nonperforming.

Impaired Loans

As of June 30, 2003 and March 31, 2003 and 2002, the recorded investment in loans considered to be impaired was approximately $932,000, $3.9 million and $8.9 million, respectively. As of June 30, 2003 and March 31, 2003 and 2002, all loans considered impaired by the Bank had an allowance for impairment totaling approximately $140,000, $957,000 and $825,000, respectively. The average recorded investment in impaired loans for the three months ended June 30, 2003, and during fiscal 2003 and 2002 was approximately $2.4 million, $5.0 million and $9.4 million, respectively. For the three months ended June 30, 2003 and 2002, and the years ended March 31, 2003, 2002, and 2001 interest income recognized on impaired loans was approximately $5,000, $115,000 $202,000, $529,000 and $2.7 million respectively.

5.    Premises and Equipment

As of June 30, 2003 and March 31, 2003 and 2002, premises and equipment consisted of:

	June 30, 2003	March 31,
		2003	2002
	(In thousands)
Land and land improvements	$1,446	$1,446	$1,446
Buildings	40,856	40,783	38,189
Furniture and equipment	22,857	22,363	19,934
Leasehold improvements	3,242	3,231	3,148

	68,401	67,823	62,717
Less accumulated depreciation and amortization	(35,912)	(34,953)	(31,252)

Premises and equipment, net	$32,489	$32,870	$31,465

Total depreciation and amortization expenses amounted to $958,000 and $905,000 for the three months ended June 30, 2003 and 2002, respectively, and $3.7 million, $3.4 million, and $2.9 million for the years ended March 31, 2003, 2002 and 2001, respectively.

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and March 31, 2003 and 2002

6.    Deposits

A summary of deposits by account types is as follows:

	June 30, 2003	March 31,
		2003	2002
	(In thousands)
Regular savings	$522,950	$535,709	$656,057
Money market accounts	603,286	551,260	192,969
NOW accounts	12,400	11,962	12,263
Club accounts	1,813	1,073	1,130
Demand deposit accounts	170,055	164,143	157,590
Time deposit accounts	508,257	545,110	718,146

Total deposits	$1,818,761	$1,809,257	$1,738,155

Interest expense on deposits, by account type, is summarized as follows:

	June 30,		Years Ended March 31,
	2003	2002	2003	2002	2001
	(In thousands)
Regular savings	$820	$2,297	$6,239	$13,193	$18,627
Money market accounts	1,854	828	6,334	1,526	1,979
NOW accounts	50	144	466	920	1,397
Club accounts	1	7	19	30	32
Time deposits	3,040	6,444	20,306	34,889	43,101

Total	$5,765	$9,720	$33,364	$50,558	$65,136

A summary of time deposits by remaining period to maturity is as follows:

	June 30, 2003	March 31,
		2003	2002
	(In thousands)
Three months or less	$137,929	$181,078	$265,870
Three to twelve months	229,164	204,175	308,679
One to three years	69,379	80,671	82,696
Over three years	71,785	79,186	60,901

Total	$508,257	$545,110	$718,146

As of June 30, 2003 and 2002 and March 31, 2003 and 2002, time deposits in denominations of $100,000 or more were approximately $99.9 million $109.2 million, $114 million and $176.8 million, respectively. Interest expense paid on these deposits was approximately $625,000 and $1.4 million for the three months ended June 30, 2003 and 2002, respectively, and $4.4 million, $8.3 million and 7.9 million for the years ended March 31, 2003, 2002 and 2001, respectively.

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and March 31, 2003 and 2002

7.    Borrowed Funds

Borrowed funds are as follows:

	Interest Rates	June 30, 2003	March 31,
Due in Bank’s Fiscal Year			2003	2002
		(In thousands)
Advances payable to the Federal Home Loan Bank of Boston (“FHLBB”)
2003	5.67%	$—	$—	$4,000
2004	6.07%	3,000	23,000	23,000
2005	1.52% - 7.22%	16,500	11,500	11,500
2006	1.76% - 7.03%	27,600	22,600	22,600
2007	2.91% - 7.26%	18,000	18,000	14,000
2008	2.68% - 7.09%	20,138	15,842	1,000
2009	2.18% - 5.16%	20,500	5,000	5,000
2011	3.35% - 7.21%	13,296	3,400	3,400
2012	6.04% - 7.10%	3,800	3,800	3,800
2013	3.67% - 6.48%	16,551	11,457	250
2014	3.66% - 4.48%	10,993	—	—
2015	8.17%	500	500	500
2019	0.00%	132	134	143
2023	0.00%	97	99	—

Total advances payable to FHLBB		151,107	115,332	89,193
Customer repurchase agreements 2003	0.26% - 1.76%	29,319	24,146	26,156
Mortgage loans payable 2013	1.00% - 7.00%	1,989	2,023	2,117

		$182,415	$141,501	$117,466

Advances are secured under a blanket security agreement. The agreement requires the Bank to maintain as collateral certain qualifying assets, principally, mortgage loans. At June 30, 2003 and March 31, 2003 and 2002, the Bank was in compliance with the FHLBB collateral requirements. The Bank has a line of credit in the amount of $25.2 million with the FHLBB, all of which was available as of June 30, 2003. The Bank also has borrowing capacity at the Federal Reserve Bank of Boston’s discount window which was approximately $17.6 million as of June 30, 2003, all of which was available on that date.

8.    Employee Benefits

Pension Plan

The Bank has a non-contributory defined benefit retirement plan (the “Plan”) covering substantially all employees who have attained age 21 and completed 1,000 hours of service in a consecutive twelve-month period. Participants in the Plan become vested in their accrued benefit upon completing five years of service. Participants also become vested in their accrued benefit upon attainment of their “normal retirement age” (as described in the Plan) or upon incurring a disability. The Plan provides a monthly benefit upon retirement based on years of service and compensation during the highest paid consecutive three years of employment. Pension costs are funded as accrued and include amortization of prior service cost over 30 years. The Bank’s funding policy is to contribute the maximum deductible amount allowed by federal tax regulations.

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and March 31, 2003 and 2002

The following table sets forth changes in the benefit obligation, changes in Plan assets and the funded status of the Plan for the periods ended December 31, 2002 and December 31, 2001. The table also provides a reconciliation of the Plan’s funded status and the amounts recognized in the bank’s consolidated balance sheets:

	March 31,
	2003	2002
	(In thousands)
Change in benefit obligation:
Projected benefit obligation at beginning of year	$22,297	$20,007
Service cost	818	791
Interest cost	1,549	1,418
Actuarial loss	1,428	1,124
Benefits paid	(1,341)	(1,043)
Curtailments, settlements, special termination benefits	646	—

Projected benefit obligation at end of year	25,397	22,297

Change in plan assets:
Fair value of plan assets at beginning of year	26,058	27,533
Actual return on plan assets	(2,028)	(431)
Benefits paid	(1,341)	(1,044)

Fair value of plan assets at end of year	22,689	26,058

Funded status at end of year	(2,708)	3,762
Unrecognized transition obligation	(212)	(350)
Unrecognized prior service cost	78	90
Unrecognized net actuarial loss (gain)	2,790	(3,072)

Net amount recognized in Bank’s consolidated balance sheets	$(52)	$430

The components of net periodic pension cost for the periods indicated were as follows:

	Years ended March 31,
	2003	2002	2001
	(In thousands)
Service cost—benefits earned during the period	$818	$791	$697
Interest cost on projected benefit obligation	1,549	1,418	1,333
Expected return on plan assets	(2,335)	(2,317)	(2,149)
Amortization and deferral	(126)	(126)	(126)
Recognized net gain	(70)	(229)	(313)
Additional amount due to settlement, curtailment or special termination benefits	646	—	—

Net periodic pension cost	$482	$(463)	$(558)

Significant actuarial assumptions used in determining the actuarial present value of the projected obligation and the net periodic pension cost were as follows:

	March 31,
	2003	2002	2001
Discount rate	6.50%	7.00%	7.25%
Rate of increase in compensation levels	4.00	4.50	4.50
Long-term rate of return on assets	8.50	9.00	9.00

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and March 31, 2003 and 2002

Supplemental Pension Plan

The Bank also has a supplemental retirement plan (the “Supplemental Plan”) that provides benefits for certain key executive officers. Benefits under the Supplemental Plan are based on a predetermined formula as more fully described in the plan document. The benefits under the Supplemental Plan are reduced by other benefits as defined in the pension document. The liability arising from this plan is being accrued over the participants’ remaining period of service so that at the expected retirement date, the present value of the annual payments will have been expensed.

The following table sets forth the changes in the benefit obligation and the funded status of the Supplemental Plan for the periods indicated. The table also provides a reconciliation of the Supplemental Plan’s funded status and the amounts recognized in the Bank’s consolidated balance sheets:

	March 31,
	2003	2002
	(In thousands)
Change in benefit obligation:
Projected benefit obligation at beginning of year	$6,838	$6,240
Service cost	364	137
Interest cost	466	472
Actuarial loss	479	352
Benefits paid	(407)	(363)

Projected benefit obligation at end of year	7,740	6,838

Change in plan assets:
Fair value of plan assets at beginning of year	—	—
Actual return on plan assets	—	—
Employer contributions	407	363
Benefits paid	(407)	(363)

Fair value of plan assets at end of year	—	—

Funded status at end of year	(7,740)	(6,838)
Unrecognized prior service cost	140	187
Unrecognized net actuarial gain	—	(87)

Net amount recognized in Bank’s consolidated balance sheet	$(7,600)	$(6,738)

The components of net periodic supplemental pension cost for the periods indicated were as follows:

	Years ended March 31,
	2003	2002	2001
	(In thousands)
Service cost—benefits earned during the period	$364	$137	$183
Interest cost on projected benefit obligation	466	472	285
Expected return on plan assets	—	—	—
Amortization and deferral	439	957	108

Net periodic pension cost	$1,269	$1,566	$576

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and March 31, 2003 and 2002

Significant actuarial assumptions used in determining the actuarial present value of the projected obligation and the net periodic pension cost were as follows:

	March 31,
	2003	2002	2001
Discount rate	6.50%	7.00%	7.25%
Rate of increase in compensation levels	4.00	4.50	4.50
Long-term rate of return on assets	N/A	N/A	N/A

Other Postretirement Benefit Plans

The Bank sponsors a health care plan and a life insurance plan (the “Postretirement Plan”) to full-time employees who meet minimum age and service requirements. Benefits under the Postretirement Plan are limited to a fixed dollar amount and are based on a predetermined formula as more fully described in the plan document. The cost of providing retiree health care and other postretirement benefits is recognized over the period the employee renders service to the Bank.

The following table presents changes in the benefit obligation, changes in plan assets and the funded status of this plan for the periods indicated. The table also provides a reconciliation of the plan’s funded status and the amount recognized in the bank’s consolidated balance sheets:

	March 31,
	2003	2002
	(In thousands)
Change in benefit obligation:
Projected benefit obligation at beginning of year	$959	$903
Service cost	24	24
Interest cost	64	64
Actuarial loss (gain)	165	(5)
Benefits paid	(35)	(27)
Curtailments, settlements, special termination benefits	180	—

Projected benefit obligation at end of year	1,357	959

Change in plan assets:
Fair value of plan assets at beginning of year	—	—
Actual return on plan assets	—	—
Employer contributions	35	27
Benefits paid	(35)	(27)

Fair value of plan assets at end of year	—	—

Funded status at end of year	(1,357)	(959)
Unrecognized transition obligation	414	465
Unrecognized net actuarial gain	(71)	(289)

Net amount recognized in Bank’s consolidated balance sheet	$(1,014)	$(783)

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and March 31, 2003 and 2002

Periodic postretirement benefit cost includes the following components for the periods indicated:

	Years ended March 31,
	2003	2002	2001
	(In thousands)
Service cost—benefits earned during the period	$24	$24	$22
Interest cost on projected benefit obligation	64	64	65
Expected return on plan assets	—	—	—
Amortization and deferral	52	52	52
Recognized net gain	(55)	(77)	(73)
Additional amount due to settlement, curtailment or special termination benefits	180	—	—

Postretirement benefit cost	$265	$63	$66

Significant actuarial assumptions used in determining the actuarial present value of the projected obligation and the net periodic pension cost were as follows:

	March 31,
	2003	2002	2001
Discount rate	6.50%	7.00%	$7.25%
Rate of increase in compensation levels	N/A	N/A	N/A
Long-term rate of return on assets	N/A	N/A	N/A

Savings and Profit Sharing Plan

The New Haven Savings Bank Employees’ Savings and Profit Sharing Plan (The “Savings Plan”) is a tax qualified profit sharing plan with a qualified cash or deferred arrangement under Section 401(k) of the Internal Revenue Code. The Savings Plan currently provides participants with savings and retirement benefits based on employee deferrals of compensation, as well as matching and other discretionary contributions by the Bank.

Contributions made by the Bank to the Savings Plan maintained for employees meeting certain eligibility requirements amounts to $177,000 and $151,000 for the three months ended June 30, 2003 and 2002, respectively, and $511,000, $512,000 and $429,000 for the years ended March 31, 2003, 2002, and 2001, respectively.

9.    Income Taxes

The components of income tax expense are summarized as follows:

	Three months ended June 30,		Years ended March 31,
	2003	2002	2003	2002	2001
	(In thousands)
Current tax expense:
Federal	$2,778	$1,141	$10,454	$12,143	$14,313
State	8	8	(275)	—	—

Total current	2,786	1,149	10,179	12,143	14,313

Deferred tax expense (benefit):
Federal	—	2,202	2,182	(395)	613
State	—	—	—	—	—

Total deferred	—	2,202	2,182	(395)	613

Total income tax expense	$2,786	$3,351	$12,361	$11,748	$14,926

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and March 31, 2003 and 2002

For the three months ended June 30, 2003 and 2002 and for the years ended March 31, 2003, 2002, and 2001 the provision for income taxes differs from the amount computed by applying the statutory Federal income tax rate of 35% to pre-tax income for the following reasons:

	Three months ended June 30,		Years ended March 31,
	2003	2002	2003	2002	2001
	(In thousands)
Provision for income taxes at statutory rate	$2,835	$3,439	$12,683	$12,138	$15,242
Increase (decrease) in taxes resulting from:
State income taxes	5	5	(179)	—	—
Dividends received deduction	(30)	(54)	(185)	(162)	(101)
Contribution of appreciated securities to foundations	—	—	—	(89)	—
Low income housing and other tax credits	(188)	—	(255)	(256)	(305)
Other, net	164	(39)	297	117	90

Provision for income taxes	$2,786	$3,351	$12,361	$11,748	$14,926

The tax effects of temporary differences and tax carryforwards that give rise to deferred tax assets and liabilities are presented below:

	June 30, 2003	March 31,
		2003	2002
	(In thousands)
Deferred tax assets:
Bad debts and OREO reserves	$6,522	$6,660	$7,349
Core deposit intangible asset amortization	158	226	270
Post retirement benefits	3,759	3,875	3,559
Investment writedowns	70	70	688
Other	336	276	194

Total deferred tax assets	10,845	11,107	12,060

Deferred tax liabilities:
Net unrealized gains on securities available for sale	1,997	1,644	2,090
Premises and equipment, principally due to difference in depreciation	472	471	779
Mortgage servicing rights	44	282	779
Limited partnerships	3,031	3,201	3,236
Net deferral of loan origination costs	2,420	2,228	99
Accrued dividends	63	61	65
Bond accretion	731	779	830
Other	25	26	31

Total deferred tax liabilities	8,783	8,692	7,909

Net deferred tax asset	$2,062	$2,415	$4,151

Effective for taxable years commencing after December 31, 1998, financial services institutions were permitted to establish in the State of Connecticut a passive investment company (“PIC”) to hold and manage loans secured by real property. On April 1, 1999, the Bank established a PIC, as a wholly owned subsidiary of the Bank, and transferred a portion of its real estate mortgage portfolio from the Bank to the PIC. As a result, the Bank’s state deferred tax asset was written off. Income earned by a PIC is exempt from Connecticut corporation business tax, and dividends received by a financial services institution from the PIC were not taxable through March 31, 2003. The Bank expects the PIC to earn sufficient income to eliminate Connecticut income taxes in future years.

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and March 31, 2003 and 2002

The Bank has not provided deferred taxes for the tax reserve for bad debts of approximately $30.2 million that arose in tax years beginning before 1987 because it is expected that the requirements of Internal Revenue Code Section 593 will be met in the foreseeable future.

10.    Commitments and Contingencies

Cash and Due from Banks Withdrawal and Usage Restrictions

The Bank is required to maintain reserves against its transaction accounts and non-personal time deposits. As of June 30, 2003, and March 31, 2003 and 2002, the Bank was required to have deposits at the Federal Reserve Bank of approximately $9.7 million, $7.1 million and $6.1 million, respectively, to meet these requirements.

Leases

The Bank leases certain of its premises and equipment under lease agreements which expire at various dates through December 31, 2011. The Bank has the option to renew certain of the leases at fair rental values. Rental expense was approximately $237,000 and $221,000 for the three months ended June 30, 2003 and 2002, respectively, and $1.0 million, $912,000, and $760,000 for the years ended March 31, 2003, 2002 and 2001.

Future minimum payments, by fiscal year end in the aggregate, under non-cancelable operating leases with initial or remaining terms of one year or more consisted of the following:

	June 30, 2003	March 31, 2003
	(In thousands)
2004	$625	$841
2005	646	646
2006	496	496
2007	371	371
2008	298	298
thereafter	841	824

Total	$3,277	$3,476

Loan Commitments and Letters of Credit

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments included commitments to extend credit of approximately $232.4 million, $200.6 million and $150.6 million as of June 30, 2003, and March 31, 2003 and 2002, respectively, and standby letters of credit of approximately $4.4 million, $4.3 million and $4.4 million as of June 30, 2003, and March 31, 2003 and 2002, respectively.

These financial instruments involve, to varying degrees, elements of credit and interest rate risk. The Bank’s exposure to credit loss in the event of non-performance by the other party to the financial instrument is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as it does for existing loans. Management believes that the Bank controls the credit risk of these financial instruments through credit approvals, limits and monitoring procedures and the receipt of collateral when deemed necessary.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments could expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Bank management evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and March 31, 2003 and 2002 management’s credit evaluation of the customer. Collateral held varies but may include income producing commercial properties, accounts receivable, inventory and property, plant and equipment.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in existing loan facilities to customers. The Bank holds real estate and marketable securities as collateral supporting those commitments for which collateral is deemed necessary.

Investment Commitments

As of June 30, 2003, and March 31, 2003 and 2002, the Bank was contractually committed under three limited partnership agreements to make additional partnership investments of approximately $ 1.8 million, $1.7 million and $1.6 million, respectively.

Litigation

There are various legal proceedings and unasserted claims against the Bank arising out of its business. Although it is not feasible to predict with certainty the outcome of any of these cases, in the opinion of management and based on discussions with legal counsel, the outcome of these matters is not expected to result in a material adverse effect on the financial position or future operating results of the Bank.

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and March 31, 2003 and 2002

11.    Other Comprehensive Income

The following tables summarize components of other comprehensive income and the related tax effects for the three month period ended June 30, 2003 and for the years ended March 31, 2003, 2002 and 2001.

	Three months ended June 30, 2003
	Before tax amount	Income tax effect	Net-of-tax amount
	(In thousands)
Unrealized gain/loss on available for sale securities:
Unrealized holding gains/losses arising during the period	$1,008	$(353)	$655
Reclassification adjustment for gains/losses realized during the period	—	—	—

Other comprehensive income	$1,008	(353)	655

	Year ended March 31, 2003
	Before tax amount	Income tax effect	Net-of-tax amount
	(In thousands)
Unrealized loss on available for sale securities:
Unrealized holding gains arising during the period	$2,579	$(901)	$1,678
Reclassification adjustment for gains realized during the period	(3,851)	1,347	(2,504)

Other comprehensive loss	$(1,272)	$446	$(826)

	Year ended March 31, 2002
	Before tax amount	Income tax effect	Net-of-tax amount
	(In thousands)
Unrealized gain on available for sale securities:
Unrealized holding losses arising during the period	$(3,325)	$1,162	$(2,163)
Reclassification adjustment for losses realized during the period	3,701	(1,295)	2,406

Other comprehensive income	$376	$(133)	$243

	Year ended March 31, 2001
	Before tax amount	Income tax effect	Net-of-tax amount
	(In thousands)
Unrealized gain on available for sale securities:
Unrealized holding losses arising during the period	$7,802	$(2,731)	$5,071
Reclassification adjustment for losses realized during the period	(1,857)	650	(1,207)

Other comprehensive income	$5,945	$(2,081)	$3,864

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and March 31, 2003 and 2002

12.    Foundation

In 1998 the Bank established the New Haven Savings Bank Foundation, Inc. (the “Foundation”). The Foundation was organized for charitable purposes and is exempt by statute from federal income taxes under applicable provisions of the Internal Revenue Code and Connecticut tax law. The Bank makes contributions to the Foundation subject to the determination of its Board of Directors. In order to maintain Internal Revenue Code compliance, assets of the Foundation cannot be returned to the Bank or directed for use of, or for the benefit of, the Bank. No contribution was made to the Foundation by the Bank for the three month period ended June 30, 2003, or for the year ended March 31, 2003. For the year ended March 31, 2002, the Bank contributed $1.2 million in cash and a security with a fair market value of approximately $254,000. In connection with this stock contribution, the Bank realized a gain of approximately $254,000 (included in net securities gains in the accompanying consolidated statements of income) on the transfer of the security. For the year ended March 31, 2001, the Bank contributed $2.7 million to the Foundation. The gain represents the difference between the fair market value and cost of the security transferred.

13.    Disclosures About Fair Value of Financial Instruments

The following methods and assumptions were used by management to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

Cash and Due from Banks, Federal Funds Sold and Accrued Income Receivable

The carrying amount is a reasonable estimate of fair value.

Investment Securities

Fair values of securities are based on quoted market prices or dealer quotes.

Investment in Federal Home Loan Bank Stock

The carrying amount of stock in the Federal Home Loan Bank approximates its fair value.

Loans Held for Sale

The fair value of performing residential mortgage loans held for sale is estimated using quoted market prices provided by government sponsored entities.

Loans

The fair value of the net loan portfolio is determined by discounting the estimated future cash flows using the prevailing interest rates as of year end at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of non-performing loans is estimated using the Bank’s prior credit experience.

Deposits

The fair value of demand, non-interest bearing checking, savings and certain money market deposits is determined as the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated by discounting the estimated future cash flows using the rates offered for deposits of similar remaining maturities as of year end.

Borrowed Funds

The fair value of borrowed funds is estimated by discounting the future cash flows using market rates for similar borrowings.

NEW HAVEN SAVINGS BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and March 31, 2003 and 2002

Mortgagors’ Escrow Accounts and Other Deposits

The carrying amount is a reasonable estimate of fair value.

Values Not Determined

SFAS No. 107, “Disclosures About Fair Value of Financial Instruments,” excludes certain financial, as well as nonfinancial, instruments from its disclosure requirements, including real estate included in premises and equipment, the intangible value of the Bank’s portfolio of loans serviced (both for itself and for others) and the intangible value inherent in the Bank’s deposit relationships (i.e., core deposits), among others. Accordingly, the aggregate fair value amounts presented herein do not represent the underlying value of the Bank and its subsidiaries.

The following are the carrying amounts and estimated fair values of the Bank’s financial assets and liabilities, none of which were held for trading purposes.

	March 31,
	2003		2002
	Carrying Amounts	Estimated Fair Value	Carrying Amounts	Estimated Fair Value
Financial Assets
Cash and due from banks	$46,432	$46,432	$40,522	$40,522
Federal funds sold	4,200	4,200	17,100	17,100
Investment securities	1,099,760	1,099,760	975,784	975,784
Federal Home Loan Bank of Boston Stock	13,766	13,766	13,766	13,766
Loans held for sale	2,132	2,132	1,760	1,760
Loans, net	1,158,926	1,200,666	1,147,761	1,174,438
Accrued income receivable	9,076	9,076	9,191	9,191

Financial liabilities
Demand, noninterest-bearing checking, savings and money market deposits	$1,264,147	$1,264,147	$1,020,009	$1,020,009
Time deposits	545,110	555,494	718,146	723,017
Borrowed funds	141,501	147,201	117,466	119,308
Mortgagors’ escrow and other deposits	25,706	25,706	13,329	13,329

14.    Conversion of Stock Form of Ownership and Pending Acquisitions (unaudited)

On July 15, 2003, the Board of Directors of the Bank adopted a Plan of Conversion (the Plan), pursuant to which the Bank will convert from a state-chartered mutual bank to a state-chartered stock bank. All of the outstanding common stock of the Bank will be sold to a holding company (the Company) which will issue and sell its stock pursuant to the Plan. All of the stock of the Company to be issued in the conversion is being offered to eligible and supplemental eligible account holders, employee benefit plans of the Bank and certain other eligible subscribers in a subscription offering pursuant to subscription rights in order of priority as set forth in the Plan. The Bank plans to establish an Employee Stock Ownership Plan (“ESOP”) for the benefit of eligible employees, to become effective upon the conversion. The ESOP may borrow the proceeds necessary to fund the purchase of up to 7% of the common stock issued provided, however, that the ESOP may not purchase in the conversion more than 5% of the common stock sold. The Bank expects to make annual contributions adequate to fund the payment of any indebtedness of the ESOP. The Bank’s Plan provides for the establishment of an additional charitable foundation (the New Foundation) in connection with the conversion. The New Foundation will be funded with a contribution of three million shares of NewAlliance Bancshares, Inc. common stock. This contribution will result in the recognition of expense, equal to the fair value of the shares contributed, in the period in which the contribution is made. The New Foundation will be dedicated to charitable purposes within the Bank’s local community, including community development activities. Effective upon the conversion, the Company intends to enter into employment agreements with certain executives. The agreements will include, among other things, provisions for minimum annual compensation and certain lump-sum

New Haven Savings Bank

Notes to Consolidated Financial Statements—(Continued)

June 30, 2003 and 2002 (unaudited) and March 31, 2003 and 2002 severance payments in the event of a “change in control”. Conversion costs will be deferred and deducted from the proceeds of the shares sold in the conversion. If the conversion is not completed, all costs incurred will be charged to expense. The Bank had incurred conversion costs of approximately $888,000 as of June 30, 2003. The deposit accounts of the Bank’s depositors will continue to be insured by the FDIC and will not be affected by the conversion. The Plan provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of eligible account holders and supplemental eligible account holders (if any) in an amount equal to the surplus of the Bank as of the date of its latest balance sheet contained in the final prospectus used in connection with the conversion. Account holders who continue to maintain deposit accounts at the Bank would be entitled, on a complete liquidation of the Bank after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of the Bank. Upon completion of the conversion, the Bank’s surplus will be substantially restricted with respect to payment of dividends to stockholders due to the liquidation account. Subsequent to the offering, the Company and the Bank may not declare or pay dividends on, nor repurchase any of its shares of common stock, if the effect thereof would cause stockholders’ equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration, payment or repurchase would otherwise violate regulatory requirements.

On July 15, 2003, the Bank entered into an agreement to acquire Connecticut Bancshares, Inc. (Connecticut Bancshares) and entered into an agreement to acquire Alliance Bancorp of New England, Inc. (Alliance). Connecticut Bancshares is the parent company of Savings Bank of Manchester. Alliance is the parent company of Tolland Bank. The transaction involves the conversion of New Haven Savings Bank from a mutual savings bank to a stock savings bank (as discussed above), the formation of a holding company, NewAlliance Bancshares, Inc.; and the mergers of Connecticut Bancshares and Alliance into NewAlliance Bancshares, Inc., and Savings Bank of Manchester and Tolland Bank into the Bank. Each issued and outstanding share of Connecticut Bancshares and each option to purchase Connecticut Bancshares common stock will automatically convert into the right to receive $52.00 in cash. Each issued and outstanding share of Alliance common stock will be valued at $25.00 and exchanged for 2.5 shares of NewAlliance Bancshares, Inc. common stock based on $10 (the initial public offering price of NewAlliance Bancshares, Inc. common stock). Alternatively, Alliance shareholders may elect to receive $25 in cash, provided cash payments in total shall not exceed 25% of the aggregate Alliance acquisition consideration. The Merger agreements are subject to both regulatory and shareholder approval. In addition, the Connecticut Bancshares acquisition is subject to the successful completion of the Bank’s consummation of its mutual-to-stock conversion as well as NewAlliance Bancshares, Inc.’s initial public offering. The acquisitions are anticipated to close in the first quarter of 2004.

New Haven Savings Bank

Notes to Consolidated Financial Statements—(Continued)

June 30, 2003 and 2002 (unaudited) and March 31, 2003 and 2002

15.    Consolidated Statement of Income by Quarter (unaudited)

	New Haven Savings Bank Income Statement for the Three Months Ended
	June 30, 2003	March 31, 2003	December 31, 2002	September 30, 2002	June 30, 2002
	(In thousands)
Interest and dividend income:
Real estate mortgage loans	$8,453	$8,933	$9,541	$10,234	$10,665
Commercial real estate loans	4,853	4,963	4,933	5,091	5,040
Commercial loans	1,368	1,465	1,586	1,678	1,577
Consumer loans	2,929	2,974	3,046	3,024	2,827
Federal funds sold	8	12	22	21	27
Investment securities:
Interest-taxable	7,997	7,677	8,444	9,893	10,102
Interest-Tax exempt	1	1	1	—	1
Dividends	611	676	801	776	781

Total interest and dividend income	26,220	26,701	28,374	30,717	31,020

Interest expense:
Deposits	5,765	6,573	7,878	9,193	9,720
Federal Home Loan Bank advances and other borrowings	1,750	1,565	1,564	1,571	1,553

Total interest expense	7,515	8,138	9,442	10,764	11,273

Net interest income before provision for loan losses	18,705	18,563	18,932	19,953	19,747

Provision for loan losses	—	—	—	—	—

Net interest income after provision for loan losses	18,705	18,563	18,932	19,953	19,747

Non-interest income:
Depositor service charges	1,859	1,805	1,748	1,717	1,574
Loan and servicing fees	(135)	520	(131)	(213)	364
Trust fees	550	455	454	485	463
Investment and insurance fees	652	963	847	671	718
Rental income	797	675	671	701	648
Net gain (loss) on limited partnership	(512)	25	(2,554)	—	—
Net gain on sale of investment securities	—	597	4,179	(925)	—
Net gain on sale of loans	303	392	926	23	192
Other	48	99	155	88	275

Total non-interest income	3,562	5,531	6,295	2,547	4,234

Non-interest expense:
Salaries and employee benefits	8,190	8,783	7,613	8,918	7,962
Occupancy expense	1,661	1,862	1,612	1,701	1,468
Furniture and fixture expense	1,007	964	997	954	964
Outside services	1,729	1,857	1,873	1,833	1,779
Advertising, public relations, and sponsorships	580	618	607	1,080	883
Contributions to New Haven Savings Bank Foundation	—	—	—	—	—
Other	1,002	1,071	1,217	1,849	1,099

Total non-interest expense	14,169	15,155	13,919	16,335	14,155

Income before income taxes	8,098	8,939	11,308	6,165	9,826

Income taxes	2,786	3,101	3,851	2,058	3,351

Net income	$5,312	$5,838	$7,457	$4,107	$6,475

INDEX TO CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

Page
Independent Auditors’ Report	F-CBI-2

Report of Independent Public Accountants	F-CBI-3

Consolidated Statements of Condition As of June 30, 2003 (unaudited) and December 31, 2002 and 2001	F-CBI-4

Consolidated Statements of Operations For the Six Months Ended June 30, 2003 and 2002 (unaudited) and for the Years Ended December 31, 2002, 2001 and 2000	F-CBI-5

Consolidated Statements of Changes in Stockholders’ Equity For the Six Months Ended June 30, 2003 (unaudited) and for the Years Ended December 31, 2002, 2001 and 2000	F-CBI-6

Consolidated Statements of Cash Flows For the Six Months Ended June 30, 2003 and 2002 (unaudited) and for the Years Ended December 31, 2002, 2001 and 2000	F-CBI-8

Notes to Consolidated Financial Statements	F-CBI-10

All schedules are omitted as the required information is not applicable or is included in the Consolidated Financial Statements or related Notes.

F-CBI-1

INDEPENDENT AUDITORS’ REPORT

Board of Directors

Connecticut Bancshares, Inc.

Manchester, Connecticut

We have audited the accompanying consolidated statement of condition of Connecticut Bancshares, Inc. (a Connecticut stock bank holding company) and its subsidiary, The Savings Bank of Manchester (collectively, the Company), as of December 31, 2002, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of Connecticut Bancshares, Inc. as of December 31, 2001 and for the years ended December 31, 2001 and 2000 were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those statements in their report dated January 16, 2002.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2002 financial statements referred to above present fairly, in all material respects, the consolidated financial position of Connecticut Bancshares, Inc. and subsidiary as of December 31, 2002, and the results of their operations and their cash flows for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Hartford, Connecticut

January 16, 2003

(September 25, 2003 as to Note 23)

F-CBI-2

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of

Connecticut Bancshares, Inc.:

We have audited the accompanying consolidated statements of condition of Connecticut Bancshares, Inc. (a Connecticut stock bank holding company) and its subsidiary, The Savings Bank of Manchester (collectively, the Bank), as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Connecticut Bancshares, Inc. and subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Hartford, Connecticut

January 16, 2002

READERS OF THESE CONSOLIDATED FINANCIAL STATEMENTS SHOULD BE AWARE THAT THIS REPORT IS A COPY OF A PREVIOUSLY ISSUED ARTHUR ANDERSEN LLP REPORT AND THAT THIS REPORT HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP NOR HAS ARTHUR ANDERSEN LLP PROVIDED A CONSENT TO THE INCLUSION OF ITS REPORT IN THIS PROSPECTUS. FURTHERMORE, THIS REPORT HAS NOT BEEN UPDATED SINCE JANUARY 16, 2002.

F-CBI-3

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CONDITION

	June 30, 2003	December 31,
		2002	2001
	(Unaudited)
	(Dollars in thousands)
ASSETS

Cash and cash equivalents	$88,040	$25,264	$122,624
Securities available for sale, at fair value	741,807	841,622	758,534
Loans held for sale	578	—	746
Loans, net	1,648,170	1,540,567	1,421,143
Federal Home Loan Bank Stock, at cost	30,783	30,783	30,783
Premises and equipment, net	16,639	17,793	19,348
Accrued interest receivable	11,506	12,613	12,933
Other real estate owned	302	—	84
Cash surrender value of life insurance	44,989	43,803	41,396
Current and deferred income taxes	2,337	58	1,686
Goodwill	19,488	19,488	19,970
Other intangible assets	8,810	9,598	12,927
Other assets	5,323	5,953	4,250

Total assets	$2,618,772	$2,547,542	$2,446,424

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$1,618,688	$1,595,979	$1,590,938
Short-term borrowed funds	124,251	121,052	117,180
Mortgagors’ escrow accounts	21,537	15,097	10,580
Advances from Federal Home Loan Bank	575,374	533,890	465,355
Accrued benefits and other liabilities	29,427	29,964	26,997

Total liabilities	2,369,277	2,295,982	2,211,050

Commitments and contingencies (Notes 14, 15, 18, 19, 23 and 24)

Stockholders’ equity:
Common stock ($.01 par value; 45,000,000 authorized shares; 11,313,584, 11,270,968 and 11,235,608 shares issued at June 30, 2003 and December 31, 2002 and 2001, respectively)	113	113	112
Additional paid-in capital	113,006	110,345	108,354
Retained earnings	160,659	149,554	127,737
ESOP unearned compensation	(7,134)	(7,444)	(8,065)
Restricted stock unearned compensation	(9,448)	(10,880)	(6,395)
Treasury stock, at cost (558,641 and 165,422 shares at June 30, 2003 and December 31, 2002, respectively)	(21,744)	(5,522)	—
Accumulated other comprehensive income	14,043	15,394	13,631

Total stockholders’ equity	249,495	251,560	235,374

Total liabilities and stockholders’ equity	$2,618,772	$2,547,542	$2,446,424

See notes to consolidated financial statements.

F-CBI-4

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Six Months Ended		For the Years Ended December 31,
	June 30, 2003	June 30, 2002	2002	2001	2000
	(Unaudited)
	(Dollars in thousands, except for per share data)
Interest and dividend income:
Interest income on loans	$49,506	$50,188	$100,978	$86,359	$76,163
Interest and dividends on investment securities	16,781	20,266	39,588	29,028	18,929

Total interest and dividend income	66,287	70,454	140,566	115,387	95,092

Interest expense:
Interest on deposits and escrow	12,145	18,555	34,461	36,799	33,438
Interest on short-term borrowed funds	398	863	1,644	2,882	3,653
Interest on advances from Federal Home Loan Bank	12,358	11,852	23,803	12,251	6,751

Total interest expense	24,901	31,270	59,908	51,932	43,842

Net interest income	41,386	39,184	80,658	63,455	51,250
Provision for loan losses	675	750	1,500	2,000	1,200

Net interest income after provision for loan losses	40,711	38,434	79,158	61,455	50,050

Noninterest income:
Service charges and fees	7,259	5,908	12,902	9,556	7,649
Increase in cash surrender value of life insurance	1,186	1,192	2,407	1,032	—
Brokerage commission income	793	818	1,643	1,150	1,381
Gains on sales of securities, net	1,510	1,052	2,703	481	445
Other than temporary impairment of investment securities (Note 7)	(359)	(270)	(1,493)	(4,076)	—
Gains on mortgage loan sales, net	71	149	203	346	237
Other	298	370	661	508	557

Total noninterest income	10,758	9,219	19,026	8,997	10,269

Noninterest expense:
Salaries	9,679	9,674	20,452	18,196	16,289
Employee benefits	7,507	5,791	11,493	8,623	5,987
Fees and services	3,699	3,846	7,191	5,721	4,809
Occupancy, net	1,995	2,017	3,956	3,401	3,006
Amortization of other intangible assets	788	2,549	3,928	1,983	432
Furniture and equipment	1,664	1,972	3,852	3,340	2,956
Marketing	742	1,091	2,042	1,719	1,676
Foreclosed real estate expense	85	91	243	137	233
Net gains on sales of repossessed assets	(5)	(7)	(13)	(74)	(36)
Director and employee retirement expenses (Notes 3 and 12)	—	—	—	1,419	—
Relocation and branch closing costs (Note 13)	—	—	—	872	—
Securities contributed to SBM Charitable Foundation, Inc.	—	—	—	—	8,316
Other operating expenses	3,196	3,342	6,465	5,976	5,609

Total noninterest expense	29,350	30,366	59,609	51,313	49,277

Income before provision for income taxes	22,119	17,287	38,575	19,139	11,042
Provision for income taxes	7,299	5,601	12,626	6,375	3,659

Net income	$14,820	$11,686	$25,949	$12,764	$7,383

	For the Six Months Ended				For the Period from March 1, 2000 to December 31, 2000
	June 30, 2003	June 30, 2002	2002	2001
	(Unaudited)
Earnings per share (Note 1):
Basic	$1.50	$1.15	$2.57	$1.26	$0.59
Diluted	$1.37	$1.08	$2.40	$1.19	$0.59

Weighted average shares outstanding:
Basic	9,901,508	10,138,947	10,102,444	10,108,483	10,367,476
Diluted	10,793,652	10,793,600	10,794,497	10,695,366	10,368,049

See notes to consolidated financial statements.

F-CBI-5

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Six Months Ended June 30, 2003 (unaudited) and for

the Years Ended December 31, 2002, 2001 and 2000

	Common Stock		Additional Paid-In Capital	Retained Earnings	ESOP Unearned Compen- sation	Restricted Stock Unearned Compen- sation	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount
	(Dollars in thousands)
Balance, January 1, 2000	—	$—	$—	$112,308	$—	$—	$—	$10,915	$123,223
Proceeds from issuance of common stock in connection with conversion, after expenses of approximately $4,300	10,400,000	104	99,714	—	(9,305)	—	—	—	90,513
Common stock issued to SBM Charitable Foundation, Inc.	832,000	8	8,308	—	—	—	—	—	8,316
Change in ESOP unearned compensation	—	—	235	—	620	—	—	—	855
Comprehensive income:
Net income	—	—	—	7,383	—	—	—	—	7,383
Change in unrealized gain on securities available for sale, net of taxes	—	—	—	—	—	—	—	2,249	2,249

Total comprehensive income	—	—	—	7,383	—	—	—	2,249	9,632

Balance, December 31, 2000	11,232,000	112	108,257	119,691	(8,685)	—	—	13,164	232,539

Granting of restricted stock awards	460,512	5	8,470	—	—	(8,199)	—	—	276
Funding of trustee repurchases of restricted stock	(460,512)	(5)	(9,615)	—	—	—	—	—	(9,620)
Change in ESOP unearned compensation	—	—	748	—	620	—	—	—	1,368
Change in restricted stock unearned compensation	—	—	—	—	—	1,630	—	—	1,630
Granting of stock options to former Chairman of the Board	—	—	266	—	—	—	—	—	266
Accelerated vesting of restricted stock	—	—	40	—	—	174	—	—	214
Exercise of stock options	3,608	—	64	—	—	—	—	—	64
Accelerated vesting of stock options	—	—	124	—	—	—	—	—	124
Dividends declared ($0.42 per share)	—	—	—	(4,718)	—	—	—	—	(4,718)
Comprehensive income:
Net income	—	—	—	12,764	—	—	—	—	12,764
Change in unrealized gain on securities available for sale, net of taxes	—	—	—	—	—	—	—	467	467

Total comprehensive income	—	—	—	12,764	—	—	—	467	13,231

Balance, December 31, 2001	11,235,608	112	108,354	127,737	(8,065)	(6,395)	—	13,631	235,374

Granting of restricted stock awards	168,750	2	6,328	—	—	(6,328)	—	—	2
Funding of trustee repurchases of restricted stock	(168,750)	(2)	(6,702)	—	—	—	—	—	(6,704)
Change in ESOP unearned compensation	—	—	1,342	—	621	—	—	—	1,963
Exercise of stock options, including tax benefits	35,360	1	772	—	—	—	—	—	773
Accelerated vesting of stock options	—	—	7	—	—	—	—	—	7
Tax benefits from vesting of restricted stock awards	—	—	244	—	—	—	—	—	244
Dividends declared ($0.43 per share)	—	—	—	(4,484)	—	—	—	—	(4,484)
Treasury stock purchased	(165,422)	—	—	—	—	—	(5,522)	—	(5,522)
Change in restricted stock unearned compensation	—	—	—	—	—	1,843	—	—	1,843
Other	—	—	—	352	—	—	—	—	352
Comprehensive income:
Net income	—	—	—	25,949	—	—	—	—	25,949
Change in unrealized gain on securities available for sale, net of taxes	—	—	—	—	—	—	—	3,497	3,497
Additional minimum pension liability, net of taxes	—	—	—	—	—	—	—	(1,734)	(1,734)

Total comprehensive income	—	—	—	25,949	—	—	—	1,763	27,712

See notes to consolidated financial statements.

F-CBI-6

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY—(Continued)

For the Six Months Ended June 30, 2003 (unaudited) and for

the Years Ended December 31, 2002, 2001 and 2000

	Common Stock		Additional Paid-In Capital	Retained Earnings	ESOP Unearned Compen- sation	Restricted Stock Unearned Compen- sation	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount
	(Dollars in thousands)
Balance, December 31, 2002	11,105,546	113	110,345	149,554	(7,444)	(10,880)	(5,522)	15,394	251,560

Change in ESOP unearned compensation	—	—	924	—	310	—	—	—	1,234
Exercise of stock options, including tax benefits	42,616	—	1,084	—	—	—	—	—	1,084
Tax benefits from vesting of restricted stock awards	—	—	653	—	—	—	—	—	653
Dividends declared ($0.36 per share)	—	—	—	(3,715)	—	—	—	—	(3,715)
Treasury stock purchased	(393,219)	—	—	—	—	—	(16,222)	—	(16,222)
Change in restricted stock unearned compensation	—	—	—	—	—	1,432	—	—	1,432
Comprehensive income:
Net income	—	—	—	14,820	—	—	—	—	14,820
Change in unrealized gain on securities available for sale, net of taxes	—	—	—	—	—	—	—	(1,351)	(1,351)

Total comprehensive income	—	—	—	14,820	—	—	—	(1,351)	13,469

Balance, June 30, 2003	10,754,943	$113	$113,006	$160,659	$(7,134)	$(9,448)	$(21,744)	$14,043	$249,495

See notes to consolidated financial statements.

F-CBI-7

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended		For the Years Ended
	June 30, 2003	June 30, 2002	December 31, 2002	December 31, 2001	December 31, 2000
	(Unaudited)
	(In thousands)
Cash Flows From Operating Activities:
Net income	$14,820	$11,686	$25,949	$12,764	$7,383
Adjustments to reconcile net income to net cash provided by operating activities, excluding effects of acquisition:
Securities contributed to SBM Charitable Foundation, Inc.	—	—	—	—	8,316
Provision for loan losses	675	750	1,500	2,000	1,200
Depreciation	1,439	1,586	3,172	2,651	2,559
Amortization/accretion -
Other intangible assets	788	2,549	3,928	1,983	432
Premium on bonds	3,901	2,852	5,478	1,139	741
Amortization/accretion of fair market adjustment from First Federal Savings and Loan Association of East Hartford (“First Federal”) acquisition—
Loans	415	675	1,213	497	—
Time deposits	(229)	(1,382)	(2,040)	(1,323)	—
Advances from Federal Home Loan Bank	(1,440)	(1,734)	(3,322)	(1,148)	—
Amortization of mortgage servicing rights	399	269	611	881	387
Net (gains) losses on sales of other real estate owned	(5)	(21)	(13)	(74)	3
Net loss on disposal of fixed assets	2	137	145	9	—
Gains on sales of securities, net	(1,510)	(1,052)	(2,703)	(481)	(445)
Other than temporary impairment of investment securities	359	270	1,493	4,076	—
Gains on mortgage loan sales, net	(71)	(149)	(203)	(346)	(237)
Deferred income tax (benefit) provision	(603)	1,006	214	(3,290)	(3,520)
Granting of restricted stock to former Chairman of the Board	—	—	—	276	—
Granting of stock options to former Chairman of the Board	—	—	—	266	—
Accelerated vesting of restricted stock	—	—	—	214	—
Accelerated vesting of stock options	—	—	7	124	—
Employee retirement expenses	—	—	—	508	—
ESOP compensation expense	1,234	882	1,963	1,368	855
Change in restricted stock unearned compensation	1,432	799	1,843	1,630	—
Relocation and branch closing costs	—	—	—	872	—
Income from cash surrender value life insurance	(1,186)	(1,192)	(2,407)	(1,032)	—
Changes in operating assets and liabilities, net of amounts acquired—
Accrued interest receivable	1,107	(466)	320	1,127	(1,847)
Other assets	672	(1,206)	(967)	(1,964)	505
Other liabilities	(356)	(325)	3,043	2,160	2,534

Net cash provided by operating activities	21,843	15,934	39,224	24,887	18,866

See notes to consolidated financial statements.

F-CBI-8

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

	For the Six Months Ended		For the Years Ended
	June 30, 2003	June 30, 2002	December 31, 2002	December 31, 2001	December 31, 2000
	(unaudited)
	(In thousands)
Cash Flows From Investing Activities:
Loan originations and purchases, net of repayments	(111,727)	(84,300)	(125,684)	(153,166)	(79,127)
Proceeds from sales of loans	2,213	3,163	4,405	7,322	20,226
Proceeds from maturities and calls of available for sale securities	82,408	10,090	26,151	27,482	31,774
Proceeds from sales of available for sale securities	41,571	146,095	179,715	145,050	92,685
Purchases of available for sale securities	(175,433)	(224,512)	(417,645)	(115,673)	(199,875)
Purchases of Federal Home Loan Bank stock	—	—	—	(4,846)	(745)
Proceeds from principal payments of mortgage-backed securities and collateralized mortgage obligations	145,998	65,453	129,803	91,129	10,713
Acquisition of First Federal, net of cash acquired	(181)	(840)	(1,260)	(12,812)	—
Proceeds from sales of other real estate owned	18	138	212	419	686
Purchase of cash surrender value life of insurance	—	—	—	(20,000)	—
Proceeds from sales of premises and equipment	—	1,565	1,628	—	—
Purchases of premises and equipment	(287)	(2,182)	(3,390)	(5,247)	(1,277)
Other investing activities	—	(277)	(300)	—	—

Net cash used in investing activities	(15,420)	(85,607)	(206,365)	(40,342)	(124,940)

Cash Flows From Financing Activities:
Net proceeds from issuance of common stock	—	—	—	—	90,513
Funding of trustee purchases of restricted stock	—	—	(6,702)	(9,620)	—
Purchase of treasury stock	(16,222)	(232)	(5,522)	—	—
Proceeds from exercise of stock options	789	425	623	64	—
Dividends paid	(3,715)	(1,361)	(5,945)	(3,257)	—
Net increase in savings, money market, NOW and demand deposits	59,468	76,281	98,791	79,692	37,287
Net decrease in certificates of deposit	(36,530)	(50,323)	(91,710)	(54,974)	(10,508)
Net increase (decrease) in short-term borrowed funds	3,199	(4,044)	3,872	10,687	10,679
Increase in mortgagors’ escrow accounts	6,440	5,565	4,517	734	222
Increase (decrease) in advances from Federal Home Loan Bank	42,924	(10,071)	71,857	49,956	16,000

Net cash provided by financing activities	56,353	16,240	69,781	73,282	144,193

Net increase (decrease) in cash and cash equivalents	62,776	(53,433)	(97,360)	57,827	38,119
Cash and cash equivalents, beginning of period	25,264	122,624	122,624	64,797	26,678

Cash and cash equivalents, end of period	$88,040	$69,191	$25,264	$122,624	$64,797

Supplemental Information:
Cash paid for—
Interest	$24,782	$31,348	$59,618	$54,541	$44,316
Income taxes	7,901	4,836	10,563	9,350	5,700
Non-cash transactions—
Transfers from loans to other real estate owned	314	91	91	304	204
Dividends declared not paid	—	—	—	1,461	—

See notes to consolidated financial statements.

F-CBI-9

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

(1)    ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization

The accompanying consolidated financial statements include the accounts of Connecticut Bancshares, Inc. (“CTBS”), successor to Connecticut Bankshares, M.H.C. (“MHC”) and its wholly-owned subsidiary, The Savings Bank of Manchester (“SBM” or the “Bank”), and its wholly-owned subsidiaries, SBM, Ltd., 923 Main, Inc. and Savings Bank of Manchester Mortgage Company, Inc. (“SBM Mortgage”). Collectively, all of the aforementioned entities are referred to herein as “the Company”.  SBM Mortgage, a passive investment company for Connecticut income tax purposes, was established to service and hold loans secured by real property. As discussed in Note 2, MHC adopted a Plan of Reorganization pursuant to which, in March 2000, MHC merged into SBM, with SBM being the surviving corporation, and SBM continuing as a state-chartered stock savings bank and a wholly-owned subsidiary of CTBS. All material intercompany balances and transactions have been eliminated in consolidation.

In 2000, the Bank funded and formed SBM Charitable Foundation, Inc. (the “New Foundation”), a not-for-profit organization, in connection with the conversion. The New Foundation was funded with a contribution of 832,000 common shares, or an amount equal to 8% of the common stock sold in the conversion (see Note 2). The New Foundation is dedicated to charitable purposes within the Bank’s local community, including community development activities. In 1998, the Bank contributed securities with a fair market value of $3.00 million to the Savings Bank of Manchester Foundation, Inc. (the “Old Foundation”), also a not-for-profit organization. In 2001, the Old Foundation was merged into the New Foundation with the New Foundation being the surviving entity. In accordance with generally accepted accounting principles in the United States of America, the New Foundation is not consolidated in the accompanying consolidated financial statements.

Business

CTBS does not transact any material business other than through the Bank. CTBS used 50% of the net proceeds from the conversion to buy all of the common stock of SBM and retained the remaining 50% (see Note 2), which primarily was invested in fixed income securities. The Bank, with its main office located in Manchester, Connecticut, operates through twenty-eight branches located primarily in eastern Connecticut. The Bank’s primary source of income is interest received on loans to customers, which include small and middle market businesses and individuals residing within the Bank’s service area.

Unaudited Interim Financial Statements

The consolidated financial statements and related notes as of June 30, 2003 and for the six months ended June 30, 2003 and 2002 are unaudited. All adjustments, consisting of only normal recurring adjustments, which in the opinion of management are necessary for fair presentation of financial condition, results of operations, statements of changes in stockholders’ equity and cash flows, have been made. The results of operations for the six months ended June 30, 2003 are not necessarily indicative of the results which may be expected for a full year.

Cash Flows

Cash and cash equivalents include cash and due from banks and short-term investments with original maturities of 90 days or less.

Earnings Per Share

Basic earnings per share represents income available to stockholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential shares had been issued or earned, determined under the treasury stock method. Earnings per share data is not presented in these consolidated financial statements prior to March 1, 2000 since shares of common stock were not issued until March 1, 2000.

F-CBI-10

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

The following tables set forth the calculation of basic and diluted earnings per share for the periods indicated (dollars in thousands, except per share amounts):

	For the Six Months Ended
	June 30, 2003	June 30, 2002
Net income	$14,820	$11,686

Weighted average shares outstanding:
Weighted average shares outstanding	10,607,669	10,905,012
Less: unearned ESOP shares	(706,161)	(766,065)

Basic	9,901,508	10,138,947

Dilutive impact of:
Stock options	486,626	314,259
Restricted stock	405,518	340,394

Diluted	10,793,652	10,793,600

Earnings per share:
Basic	$1.50	$1.15
Diluted	$1.37	$1.08

	For the Years Ended		For the Period from March 1, 2000 to December 31, 2000
	December 31, 2002	December 31, 2001
Net income	$25,949	$12,764	$6,118

Weighted average shares outstanding:
Weighted average shares outstanding	10,853,446	10,919,389	11,232,000
Less: unearned ESOP shares	(751,002)	(810,906)	(864,524)

Basic	10,102,444	10,108,483	10,367,476

Dilutive impact of:
Stock options	341,390	179,710	573
Restricted stock	350,663	407,173	—

Diluted	10,794,497	10,695,366	10,368,049

Earnings per share:
Basic	$2.57	$1.26	$0.59
Diluted	$2.40	$1.19	$0.59

During the six months ended June 30, 2003 and 2002, the years ended December 31, 2002 and 2001 and the ten months ended December 31, 2000 there were no stock options that were excluded from the computation of earnings per share as no stock options were antidilutive during these periods.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of income and expenses during the reporting periods. Operating results in the future could vary from the amounts derived from management’s estimates and assumptions. The most significant estimates that are particularly susceptible to changes in the near term relate to the determination of the allowance for loan losses (See Note 8), other than temporary impairment of securities (See Note 7), income taxes (See Note 15), intangible assets acquired and pension and other postretirement benefits (See Note 14). Actual amounts could differ significantly from these estimates.

F-CBI-11

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

Loans and Allowance for Loan Losses

Loans are stated at their principal amounts outstanding net of unearned income. Interest on loans is recorded as income based on rates applied to principal amounts outstanding. Some installment and commercial loans are made on a discounted basis, and the unearned discount is recorded in income by use of a method that approximates the effective interest method. Interest on loans is credited to income as earned based on contractual rates applied to principal amounts outstanding. The accrual of interest is discontinued when payments are 90 days or more delinquent and when a reasonable doubt exists as to the collectability of the principal or interest. When interest accruals are discontinued, previously recognized accrued interest income is charged against earnings. When a loan becomes 90 days or more past due, interest income is recognized on the cash basis, only if in management’s judgment all principal is expected to be collected.

Loan origination fees and certain direct loan origination costs are capitalized, and the net fee or cost is recognized in interest income using the effective interest method over the contractual life of the loans. When loans are prepaid, sold or participated out, the unamortized portion of deferred fees and related origination costs are recognized as income at that time. As of June 30, 2003 and December 31, 2002 and 2001, net deferred loan fees were approximately $546,000, $693,000 and $1.36 million, respectively.

The Bank devotes significant attention to maintaining high loan quality through its underwriting standards, active servicing of loans and aggressive management of nonperforming assets. The allowance for loan losses is maintained at a level estimated by management to provide adequately for probable loan losses which are inherent in the loan portfolio. Probable loan losses are estimated based on a quarterly review of the loan portfolio, loss experience, specific problem loans, economic conditions and other pertinent factors. In assessing risks inherent in the portfolio, management considers the risk of loss on nonperforming and classified loans including an analysis of collateral in each situation. The Bank’s methodology for assessing the appropriateness of the allowance for loan losses includes several key elements. Problem loans are identified and analyzed individually to estimate specific losses. The loan portfolio is also segmented into pools of loans that are similar in type and risk characteristics (i.e., commercial, consumer and mortgage loans). Loss factors based on the Bank’s historical chargeoffs are applied using the Bank’s historic experience and may be adjusted for significant factors that, in management’s judgment, affect the collectability of the portfolio as of the evaluation date. Additionally, the portfolio is segmented into pools based on internal risk ratings with estimated loss factors applied to each rating category. Other factors considered in determining probable loan losses are the impact of larger concentrations in the portfolio, trends in loan growth, the relationship and trends in recent years of recoveries as a percentage of prior chargeoffs and peer bank’s loss experience.

The allowance for loan losses consists of a formula allowance for various loan portfolio classifications and an amount for loans identified as impaired, if necessary. The allowance is an estimate, and ultimate losses may vary from current estimates. Changes in the estimate are recorded in the results of operations in the period in which they become known, along with provisions for estimated losses incurred during that period.

A portion of the allowance for loan losses is not allocated to any specific segment of the loan portfolio. This non-specific reserve is maintained for two primary reasons: there exists an inherent subjectivity and imprecision to the analytical processes employed, and the prevailing business environment, as it is affected by changing economic conditions and various external factors, which may impact the portfolio in ways currently unforeseen. Moreover, management has identified certain risk factors, which could impact the degree of loss sustained within the portfolio. These include: market risk factors, such as the effects of economic variability on the entire portfolio, and unique portfolio risk factors that are inherent characteristics of the Bank’s loan portfolio. Market risk factors may consist of changes to general economic and business conditions that may impact the Bank’s loan portfolio customer base in terms of ability to repay and that may result in changes in value of underlying collateral. Unique portfolio risk factors may include industry or geographic concentrations, or trends that may exacerbate losses resulting from economic events which the Bank may not be able to fully diversify out of its portfolio.

Due to the inherent imprecise nature of the loan loss estimation process and ever changing conditions, these risk attributes may not be adequately captured in data related to the formula-based loan loss components used to determine allocations in the Bank’s analysis of the adequacy of the allowance for loan losses. Management, therefore, has established

F-CBI-12

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000 and maintains an unallocated allowance for loan losses. The amount of the unallocated allowance was $3.55 million at June 30, 2003, $3.24 million at December 31, 2002 and $3.05 million at December 31, 2001. As a percentage of the allowance for loan losses, the unallocated was 21.71% of the total allowance for loan losses at June 30, 2003, 20.04% of the total allowance for loan losses at December 31, 2002 and 20.02% of the total allowance for loan losses at December 31, 2001.

Although management believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary, and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while the Bank believes it has established its existing allowance for loan losses consistent with accounting principles generally accepted in the United States of America, there can be no assurance that regulators, in reviewing the Bank’s loan portfolio, will not request the Bank to increase its allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Material increases in the allowance for loan losses will adversely affect the Bank’s financial condition and results of operations.

A loan is considered to be impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans, as defined, may be measured based on the present value of expected future cash flows, discounted at the loan’s original effective interest rate, or on the loan’s observable market price or the fair value of the collateral if the loan is collateral-dependent. When the measurement of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through the allowance for loan losses.

Certain impaired loans are required to be measured based on the present value of expected future cash flows discounted at the loan’s original effective interest rate. As a practical expedient, impairment also may be measured based on the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through the allowance for loan losses. Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful, at which time payments received are recorded as reductions of principal.

Loans Held for Sale

Loans held for sale are valued at the lower of acquisition cost (less principal payments received) or estimated market value. Market is determined by reference to outstanding commitments from investors calculated on an individual loan basis.

Investment and Mortgage-Backed Securities

Investments are classified into one of three categories and accounted for as follows:

Category	Accounting Treatment
Trading, representing debt, equity and mortgage-backed securities which are held for resale in the near term	Reported at fair value, with unrealized gains and losses included in noninterest income

Held to maturity, representing debt and mortgage-backed securities for which the Company has the positive intent and ability to hold to maturity	Reported at amortized cost

Available for sale, representing debt, equity and mortgage-backed securities not classified as trading or held to maturity	Reported at fair value, with unrealized gains and losses, net of tax, reported as a separate component of accumulated other comprehensive income

F-CBI-13

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

On a quarterly basis, the Company reviews investment and mortgage-backed securities with unrealized depreciation for six consecutive months and other securities with unrealized depreciation on a judgmental basis to assess whether the decline in fair value is temporary or other than temporary. The Company judges whether the decline in value is from company-specific events, industry developments, general economic conditions or other reasons. Once the estimated reasons for the decline are identified, further judgments are required as to whether those conditions are likely to reverse and, if so, whether that reversal is likely to result in a recovery of the fair value of the investment in the near term. If it is judged not to be near term, a charge is taken which results in a new cost basis.

Realized gains and losses from the sale of investments are recorded on the trade date by specific identification of the security sold.

Income Taxes

Items of income and expense recognized in different time periods for financial reporting purposes and for purposes of computing income taxes currently payable (temporary differences) give rise to deferred income taxes which are reflected in the consolidated financial statements. A deferred tax liability or asset is recognized for the estimated future tax effects, based upon enacted law, attributed to temporary differences. If applicable, the deferred tax asset is reduced by the amount of any tax benefits that, based on available evidence, are not likely to be realized.

The Company has not provided for Connecticut state income taxes since December 31, 1998 since it has a passive investment company (PIC) as permitted by Connecticut law. The Company believes it complies with the state PIC requirements and that no state taxes are due from December 31, 1998 through June 30, 2003; however, the Company has not been audited by the state for such periods. If the state were to determine that the PIC was not in compliance with statutory requirements a material amount of taxes could be due. In addition, the State of Connecticut continues to be under pressure to find new sources of revenue, and therefore could propose legislation to eliminate the passive investment company exemption. If such legislation were enacted, the Company would be subject to state income taxes in Connecticut.

Intangible Assets

On August 31, 2001, the Bank acquired all of the outstanding common stock of First Federal Savings and Loan Association of East Hartford (“First Federal”) (see Note 4). In connection with the acquisition, the Company recorded goodwill of $19.97 million, a core deposit intangible of $8.85 million and a noncompete intangible asset of $3.55 million. The core deposit intangible is being amortized over eight years on a straight-line basis, and the noncompete agreement intangible is being amortized over the twelve-month term of the agreement on a straight-line basis. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangibles”, goodwill related to the First Federal acquisition on August 31, 2001 was never amortized, and is subject to an annual fair-value-based impairment test. The Company completed its initial assessment of the goodwill as of January 1, 2002, in accordance with the provisions of SFAS No. 142 and as of September 30, 2002, the Company completed its annual assessment of goodwill. No impairment charges were recorded as a result of the initial or first annual assessment. The Company will perform its annual assessment of impairment on September 30 of each subsequent year or sooner if impairment indicators are present. During the third quarter of 2002, the Bank finalized its allocation of the purchase price for the First Federal acquisition which resulted in a $482,000 reduction in goodwill and income taxes payable. The adjustment primarily represented a reduction in tax reserves as of the acquisition date. During the six months ended June 30, 2003 and the year ended December 31, 2002, there was no goodwill acquired, no impairment losses recognized and no goodwill included in the gain or loss on disposal of a reporting unit.

During 2002, the Bank acquired the assets of On Line Services, a company that provided merchant processing services mainly in western Massachusetts. The Bank recorded a $300,000 intangible asset related to the customer list acquired in connection with the purchase and is amortizing the asset on a straight-line basis over an eight-year period.

In 1997, the Bank acquired certain assets of a branch in West Hartford, Connecticut. The premium of $250,000, for lease rights acquired, is being amortized over the remaining term of the lease (10 years) using the straight line method.

F-CBI-14

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

In 1995, the Bank acquired certain fixed assets and assumed certain deposit liabilities of two branches in Storrs and Enfield, Connecticut. In consideration of the assumption of certain deposit liabilities, the Bank received cash and other assets. The resultant premium of approximately $4.06 million is being amortized over 10 years using the straight line method.

The following tables show the activity in intangible assets for the periods indicated (in thousands):

	Goodwill	Core Deposit Intangible	Noncompete Agreements	Pension	Branch Premiums	Other	Total
Balance at December 31, 2000	$—	$—	$—	$—	$1,967	$—	$1,967
Acquisition of First Federal	19,970	8,845	3,549	—	—	—	32,364
Minimum pension liability (see Note 14)	—	—	—	549	—	—	549
Amortization	—	(368)	(1,183)	—	(432)	—	(1,983)

Balance at December 31, 2001	19,970	8,477	2,366	549	1,535	—	32,897
Finalization of allocation of purchase price of First Federal acquisition	(482)	—	—	—	—	—	(482)
Minimum pension liability (see Note 14)	—	—	—	299	—	—	299
On Line Services acquisition	—	—	—	—	—	300	300
Amortization	—	(1,105)	(2,366)	—	(432)	(25)	(3,928)

Balance at December 31, 2002	19,488	7,372	—	848	1,103	275	29,086
Amortization	—	(553)	—	—	(216)	(19)	(788)

Balance at June 30, 2003	$19,488	$6,819	$—	$848	$887	$256	$28,298

	June 30, 2003	December 31,
		2002	2001
Intangible assets subject to amortization:
Core deposit intangible	$6,819	$7,372	$8,477
Branch premiums	887	1,103	1,535
Noncompete agreements	—	—	2,366
Other	256	275	—

Total	7,962	8,750	12,378

Intangible assets not subject to amortization:
Goodwill	19,488	19,488	19,970
Minimum pension liability	848	848	549

Total	20,336	20,336	20,519

Total intangible assets	$28,298	$29,086	$32,897

	June 30, 2003	December 31, 2002
Accumulated net amortization for intangible assets subject to amortization:
Core deposit intangible	$2,027	$1,474
Branch premiums	3,426	3,210
Other	44	25

Total	$5,497	$4,709

F-CBI-15

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

	For the Six Months Ended June 30, 2003	For the Years Ended
		December 31, 2002	December 31, 2001
Amortization expense:
Noncompete agreements	$—	$2,366	$1,183
Core deposit intangible	553	1,105	368
Branch premiums	216	432	432
Other	19	25	—

Total	$788	$3,928	$1,983

For the five years ending December 31, the estimated aggregate annual amortization expense is as follows (in thousands):

2003	$1,576
2004	1,576
2005	1,338
2006	1,169
2007	1,169

Pension and Other Postretirement Employee Benefits

The determination of the Company’s obligation and expense for pension and other postretirement benefits is dependent on the Company’s selection of certain assumptions used by actuaries in calculating such amounts. Those assumptions are described in Note 14 to the consolidated financial statements and include, among others, the discount rate, expected long-term rate of return on plan assets and rates of increase in compensation and healthcare costs. In accordance with accounting principles generally accepted in the United States of America, actual results that differ from the Company’s assumptions are accumulated and amortized over future periods and therefore, generally affect the Company’s recognized expense and recorded obligation in such future periods. While the Company believes that the assumptions are appropriate, significant differences in actual experience or significant changes in assumptions may materially affect pension and other postretirement obligations and the Company’s future expense.

Mortgage Servicing Rights

The cost of mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate adjusted for a prepayment default factor. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

When participating interests in loans sold have an average contractual interest rate, adjusted for normal servicing fees, that differs from the agreed yield to the purchaser, gains or losses are recognized equal to the present value of such differential over the estimated remaining life of such loans. The resulting excess servicing is amortized over the estimated life using a method approximating the effective interest method.

Quoted market prices are not available for the servicing receivables. Thus, the servicing receivables and the amortization thereon periodically are evaluated in relation to estimated future servicing revenues, taking into consideration changes in interest rates, current prepayment rates and expected future cash flows. The Bank evaluates the carrying value of the servicing receivables by estimating the future servicing income of the servicing receivables based on management’s best estimate of remaining loan lives and discounted at the original discount rate.

F-CBI-16

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

Stock-Based Compensation

SFAS No. 123, “Accounting for Stock-Based Compensation” encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation costs for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company’s stock option plans generally have no intrinsic value at the grant date, and under APB Opinion No. 25 no compensation cost is recognized for them.

The Company applies APB No. 25 and related interpretations in accounting for its stock compensation plans. Had compensation cost been determined consistent with SFAS No. 123, the Company’s pro forma net income and basic and diluted earnings per share would have been (in thousands, except per share data):

	For The Six Months Ended
	June 30, 2003	June 30, 2002
Net income:
Net income as reported	$14,820	$11,686
Less effect of compensation expense determined under fair value based method, net of tax	1,106	493

Pro forma net income	$13,714	$11,193

Pro forma earnings per share:
Basic	$1.39	$1.10
Diluted	$1.27	$1.04

	For the Years Ended		For the Ten Months Ended December 31, 2000
	December 31, 2002	December 31, 2001
Net income:
Net income as reported	$25,949	$12,764	$7,383

Less effect of compensation expense determined under fair value based method, net of tax	2,207	1,002	1,307

Pro forma net income	$23,742	$11,762	$6,076

Pro forma earnings per share:
Basic	$2.35	$1.16	$0.59
Diluted	$2.20	$1.10	$0.59

Fair value was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions:

	Grant Date
	2002	2001
Risk free interest rate	3.95%	5.16%
Expected life	10 years	10 years
Expected volatility	29%	28%
Dividend yield	2.00%	2.95%
Fair value	$13.91 - $17.48	$6.20

No options were granted during the six months ended June 30, 2003.

F-CBI-17

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

Related Party Transactions

Directors and officers of the Bank and their associates have been customers of, and have had transactions with the Bank, and management expects that such persons will continue to have such transactions in the future. All deposit accounts, loans, services and commitments comprising such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers who are not directors or officers, and, in the opinion of management, the transactions did not involve more than normal risks of collectability, favored treatment or terms, or present other unfavorable features (see Note 8 for further details regarding related party transactions).

Premises and Equipment

Depreciation of premises and equipment and amortization of leasehold improvements are computed using the straight line basis over the estimated useful lives of the assets (3-39 years) or in the case of leasehold improvements, the lease term if shorter.

Short-Term Borrowed Funds

Short-term borrowings are comprised of uninsured accounts which are secured by investment securities.

Other Real Estate Owned

Other real estate owned, comprised of real estate acquired through foreclosure or acceptance of a deed in lieu of foreclosure, is carried at the lower of cost or fair market value, net of estimated costs to sell. Property is transferred to other real estate owned at the lower of cost or fair market value, net of estimated selling costs, with any excess over cost charged to the allowance for loan losses. Any further decline in value based on subsequent changes to estimated fair market value or any loss upon ultimate disposition of the property is charged to expense.

Comprehensive Income (Loss)

SFAS No. 130, “Reporting Comprehensive Income”, establishes standards for separately reporting comprehensive income and its components. Components of comprehensive income represent changes in equity resulting from transactions and other events and circumstances from non-owner sources. A reconciliation of other comprehensive income (loss) for the periods indicated was as follows (in thousands):

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2003	2002	2002	2001	2000
Unrealized gains on securities:
Change in unrealized holding gains arising during the period, net of tax	$(603)	$3,323	$4,284	$(1,870)	$2,538

Reclassification adjustment for gains and other than temporary impairment included in net income, net of tax	(748)	(508)	(787)	2,337	(289)

Additional minimum pension liability, net of tax benefit	—	—	(1,734)	—	—

Other comprehensive income (loss)	$(1,351)	$2,815	$1,763	$467	$2,249

F-CBI-18

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

Segment Information

The Bank reports certain financial information about significant revenue-producing segments of the business for which such information is available and utilized by the chief operating decision-maker. Specific information to be reported for individual operating segments includes a measure of profit and loss, certain revenue and expense items and total assets. As a community-oriented financial institution, substantially all of the Bank’s operations involve the delivery of loan and deposit products to customers. Management makes operating decisions and assesses performance based on an ongoing review of these community-banking operations, which constitutes the Bank’s only operating segment for financial reporting purposes.

Recent Accounting Pronouncements

In April 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”. The adoption of SFAS No. 145 on January 1, 2003 did not have any effect on the Company’s consolidated financial statements.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS No. 146 nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. The adoption of SFAS No. 146 on January 1, 2003 did not have any effect on the Company’s consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure and amendment to FASB No. 123”, which provides three optional transition methods for entities that decide to voluntarily adopt the fair value recognition principles of SFAS No. 123, “Accounting for Stock-Based Compensation”, and modifies the disclosure requirements of that Statement. The Company has not adopted the fair value recognition principles of SFAS No. 123. The Company has included the disclosures required by SFAS No. 148 in this filing.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. The standard amends and clarifies financial reporting for derivative instruments and for hedging activities accounted for under SFAS No. 133 and is effective for contracts entered into or modified, and for hedges designated, after June 30, 2003. Adoption of the standard is not expected to have a material impact on the Company’s consolidated financial statements since the Company does not have any material derivative instruments as of June 30, 2003.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Instruments with Characteristics of Both Liabilities and Equity”. The standard establishes how an issuer classifies and measures certain freestanding financial instruments with characteristics of liabilities and equity and requires that such instruments be classified as liabilities. The standard is effective for financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of the standard did not have any impact on the Company’s consolidated financial statements.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). The Interpretation requires certain guarantees to be recorded at fair value and also requires a guarantor to make new disclosures, even when the likelihood of making payments under the guarantee is remote. In general, the Interpretation applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying contact that is related to an asset, liability, or an equity security of the guaranteed party. The recognition provisions of FIN 45 are effective on a prospective basis for guarantees issued or modified after December 31, 2002. Adoption of this statement on January 1, 2003 did not have any impact on the Company’s consolidated financial statements.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities”, which requires an enterprise to assess if consolidation is appropriate based upon its variable economic interests in variable interest entities (“VIE’s”). The Company does not invest in investment structures that require analysis under this Interpretation and Interpretation No. 46 does not have any impact on the Company’s consolidated financial statements.

F-CBI-19

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

(2)    CONVERSION TO STOCK FORM OF OWNERSHIP

On August 30, 1999, the Boards of Directors of MHC and SBM adopted a Plan of Reorganization and, on October 6, 1999 and October 26, 1999, unanimously amended the Plan of Reorganization (as amended, the “Plan”), pursuant to which, on March 1, 2000, MHC converted from the mutual holding company form to the stock holding company form of organization. All of the outstanding common stock of SBM was sold to CTBS which issued and sold its stock pursuant to the Plan. The net proceeds of the offering were $90.50 million, after expenses of approximately $4.30 million. All of the stock of CTBS sold in the conversion was offered to eligible account holders, employee benefit plans of the Bank and certain other eligible subscribers in subscription and direct community offerings pursuant to subscription rights in order of priority as set forth in the Plan. Additionally, the Bank established an Employee Stock Ownership Plan (“ESOP”) for the benefit of eligible employees, which became effective upon the conversion (see Note 14).

The Plan provided for the establishment of the New Foundation. The New Foundation was funded with a contribution of 832,000 common shares, or an amount equal to 8% of the common stock sold in the conversion. This contribution resulted in the recognition of an expense of $8.32 million in March 2000, related to the fair value of the shares contributed, which is reflected as such in the accompanying consolidated statement of operations for the year ended December 31, 2000.

Effective upon the conversion, the Company entered into employment and change in control agreements with certain executives and certain eligible employees of the Company and the Bank. The agreements include, among other things, provisions for minimum annual compensation and certain lump-sum severance payments in the event of a “change in control.”

The Bank’s deposit accounts continue to be insured by the FDIC and were not affected by the conversion. In accordance with the Plan, upon the completion of the conversion, the Bank established a special “liquidation account” for the benefit of eligible account holders and in an amount equal to the equity of the Bank less any subordinated debt approved as bona fide capital of the Bank, as of the date of its latest statement of condition contained in the final prospectus used in connection with the conversion. The date was September 30, 1999, and the amount established was $117.6 million. The liquidation account, which totaled $39.14 million, $42.58 million and $51.18 million at June 30, 2003 and December 31, 2002 and 2001, respectively, is reduced annually by an amount proportionate to the decrease in eligible deposit accounts. Eligible account holders continuing to maintain deposit accounts at the Bank are entitled, on a complete liquidation of the Bank after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of the Bank. The Bank’s retained earnings are substantially restricted with respect to payment of dividends to stockholders due to the liquidation account. The liquidation account will terminate on the tenth anniversary of the consummation date of the conversion.

The primary source of funds for the Company to pay dividends is in the form of dividends received from SBM. Neither the Company nor SBM may declare or pay dividends on, or repurchase any of its shares of common stock, if the effect thereof would cause stockholders’ equity to be reduced below either the balance required for the liquidation account or applicable regulatory capital maintenance requirements, or if such declaration, payment or repurchase would otherwise violate regulatory requirements.

(3)    COMMON STOCK

On January 2, 2001, the Company awarded 449,280 restricted shares of common stock to various employees and non employee directors of the Company in accordance with the Connecticut Bancshares, Inc. 2000 Stock-Based Incentive Plan (the “Stock Plan”). These awards represent 100% of the restricted shares available in the Stock Plan. The shares were awarded with a vesting schedule of five years, with 20% of the shares vesting each year to the recipient. The first 20% installment vested on January 2, 2002. The closing market price of the Company’s common stock on the date of the awards was $18.25. The Company is amortizing the unearned restricted stock compensation on a straight line basis over the vesting period.

In conjunction with the restricted stock awards from the Stock Plan, the Company established a trust and hired an independent trustee (the “Trustee”) to administer and maintain records of the restricted stock awards. From March 8, 2001 to March 30, 2001, the Trustee purchased in the open market 449,280 shares of common stock of the Company for the benefit

F-CBI-20

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000 of the restricted stock award recipients. These shares were purchased for an aggregate of approximately $9,364,000 at prices ranging from $20.13 to $21.13 per share, resulting in an average cost of $20.84 per share. The Company advanced funds necessary to acquire these shares in the open market by the trustee.

On August 27, 2001, the Company awarded 11,232 restricted shares of common stock outside of the Stock Plan to the former Chairman of the Board of Directors of the Company. The shares were awarded with a vesting schedule of five years, with 20% of the shares vesting each year. The first 20% installment vested on January 2, 2002. The shares are not subject to any performance requirements, and the former Chairman does not provide any services to the Company. The closing market price of the Company’s common stock on the date of the grant was $24.45. The Company recorded a charge of $274,622 in the quarter ended September 30, 2001 as a director retirement expense.

In conjunction with the August 27, 2001 restricted stock award, the Company established a trust and hired the Trustee to administer and maintain records of the restricted stock award. On September 18, 2001, the Trustee purchased in the open market 11,232 shares of common stock of the Company for the benefit of the restricted stock award recipient. These shares were purchased for approximately $255,000, or $22.74 per share. The Company advanced funds necessary to acquire these shares in the open market by the trustee.

On September 24, 2001, the Company granted 28,080 non-qualified stock options outside of the Stock Plan to the former Chairman of the Board of Directors of the Company. The shares were awarded with a vesting schedule of five years, with 20% of the shares vesting each year. The first 20% installment vested on December 15, 2001. The options are not subject to any performance requirements, and the former Chairman does not provide any services to the Company. The closing market price of the Company’s common stock on the date of the awards was $21.80. The exercise price of the stock options granted is $17.625 per share. The Black-Scholes model resulted in a fair value of $9.48 per option as of the grant date. The Company recorded a charge of $266,283 in the quarter ended September 30, 2001 as a director retirement expense.

On September 24, 2001, the Company accelerated the vesting of 11,232 shares of restricted stock awarded on January 2, 2001 and 28,080 non-qualified stock options awarded on December 15, 2000 to an existing director who retired from the Bank’s Board on December 31, 2001. The closing market price of the Company’s common stock on the date of the acceleration was $21.80. The exercise price for the stock options are $17.625 per share. As a result of the modification, the Company recorded charges of $214,110 for the restricted stock and $117,234 for the stock options in the quarter ended September 30, 2001 as director retirement expenses.

On September 14, 2001, CTBS announced that its Board of Directors authorized the repurchase of up to 561,600 shares, or approximately 5%, of its outstanding shares of common stock. It was intended that such shares would be repurchased in open market transactions, including unsolicited block purchases, over the next six to twelve months, subject to market conditions. CTBS had not repurchased any shares as of December 31, 2001, repurchased 165,422 shares for approximately $5.52 million, or an average of $33.38 per share, during the year ended December 31, 2002 and repurchased 393,219 shares for approximately $16.22 million, or an average of $41.25 per share, during the six months ended June 30, 2003.

On October 21, 2002, the Company awarded 168,750 restricted shares of common stock to various employees and non-employee directors of the Company in accordance with the Connecticut Bancshares, Inc. 2002 Equity Compensation Plan (the “Equity Compensation Plan”). These awards represent 100% of the restricted shares available in the Equity Compensation Plan. The shares were awarded with a vesting schedule of five years, with 20% of the shares vesting each year to the recipient. The first 20% installment vests on October 21, 2003. The closing market price of the Company’s common stock on the date of the awards was $37.50. The Company is amortizing the unearned restricted stock compensation on a straight line basis over the vesting period.

In conjunction with the restricted stock awards from the Equity Compensation Plan, the Company established a trust and hired the Trustee to administer and maintain records of the restricted stock awards. From November 4, 2002 to November 22, 2002 the Trustee purchased in the open market 168,750 shares of common stock of the Company for the

F-CBI-21

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000 benefit of the restricted stock award recipients. These shares were purchased for approximately $6,702,000 at prices ranging from $37.64 to $41.08 per share, resulting in an average cost of $39.72 per share. The Company advanced funds necessary to acquire these shares in the open market by the trustee.

(4)    ACQUISITION OF FIRST FEDERAL

On August 31, 2001, the Bank acquired all of the outstanding common stock of First Federal for cash of $106.26 million, excluding transaction costs. As of June 30, 2003 and December 31, 2002 and 2001, $667,000, $847,000 and $2.11 million had yet to be paid to First Federal shareholders and is included in other liabilities related to shares of First Federal which have not yet been tendered. The purchase was funded primarily with proceeds from advances from the Federal Home Loan Bank prior to the acquisition. Immediately after the completion of the acquisition, First Federal was merged into the Bank.

The acquisition was accounted for as a purchase and the purchase price was allocated based on the estimated fair market values of the assets and liabilities acquired. The final allocation of the purchase price was as follows (in thousands):

Cash and cash equivalents	$91,826
Investment securities	612,493
Loans	282,481
FHLB stock	19,283
Cash surrender value life insurance	20,364
Goodwill	19,488
Core deposit intangible	8,846
Noncompete agreement intangible	3,548
Other assets	8,413
Deposits	(635,123)
FHLB Advances	(316,547)
Other liabilities	(8,808)

Total purchase price	$106,264

During 2002, the Bank finalized its allocation of the purchase price for the First Federal acquisition which resulted in a reduction in goodwill of $482,000 from $19.97 million at December 31, 2001 to $19.49 million at December 31, 2002. The adjustment primarily represented a reduction in tax reserves as of the acquisition date. The results of First Federal are included in the historical results of the Company subsequent to August 31, 2001. The pro forma information below is theoretical in nature and not necessarily indicative of future consolidated results of operations of the Company or the consolidated results of operations which would have resulted had the Company acquired the stock of First Federal as of the beginning of the years presented.

F-CBI-22

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

The Company’s unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 2001 and 2000, assuming First Federal had been acquired as of January 1, 2001 and 2000, respectively, are as follows (in thousands, except per share amounts):

	For the Years Ended December 31,
	2001	2000
Interest income	$161,004	$166,529
Interest expense	88,302	93,597

Net interest income	72,702	72,932
Provision for loan losses	2,000	1,410
Noninterest income	14,444	13,616
Noninterest expense	65,179	70,427

Income before provision for income taxes	19,967	14,711
Provision for income taxes	6,799	3,921

Net income	$13,168	$10,790

Earnings per share—diluted	$1.23	$1.04

Weighted average shares outstanding—diluted	10,695,366	10,364,640

(5)    REGULATORY MATTERS

SBM is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. The regulations require SBM to meet specific capital adequacy guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. SBM’s capital amounts and classification are also subject to qualitative judgments by the banking regulators about components, risk weightings and other factors.

Quantitative measures established by regulations to ensure capital adequacy require SBM to maintain minimum capital ratios (set forth in the table below) of Tier I leverage capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier I and total capital (as defined) to risk weighted assets (as defined). To be considered adequately capitalized (as defined) under the regulatory framework from prompt corrective action, SBM must maintain minimum Tier I leverage, Tier I risk-based and total risk-based ratios as set forth in the table.

The Federal Deposit Insurance Corporation Improvement Act of 1991 (the “FDICIA”) categorizes banks based on capital levels and triggers certain mandatory and discretionary supervisory responses for institutions that fall below certain capital levels. A bank generally is categorized as “well capitalized” if it maintains a leverage capital ratio of at least 5%, a Tier I risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10%, and it is not subject to a written agreement, order or capital directive.

As of June 30, 2003 and December 31, 2002 and 2001, management believes that SBM met all capital adequacy requirements to which it is subject. As of the most recent notification from the Federal Deposit Insurance Corporation, SBM was categorized as well capitalized under the regulatory framework for Prompt Corrective Action, and the highest capital category, as defined in the FDICIA regulations. Management believes that there are no events or conditions which have occurred subsequent to the notification that would change its category.

F-CBI-23

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

Actual capital amounts and ratios for SBM were (dollars in thousands):

	Capital Adequacy				To Be Well Capitalized Under Prompt Corrective Action
	Required		Actual		Required
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2003:
Tier 1 Capital (to Total Average Assets)	$101,725	4.0%	$190,893	7.5%	$127,156	5.0%
Tier 1 Capital (to Risk Weighted Assets)	67,844	4.0	190,893	11.3	101,765	6.0
Total Capital (to Risk Weighted Assets)	135,687	8.0	207,247	12.2	169,609	10.0

As of December 31, 2002:
Tier 1 Capital (to Total Average Assets)	$99,395	4.0%	$188,040	7.6%	$124,244	5.0%
Tier 1 Capital (to Risk Weighted Assets)	63,919	4.0	188,040	11.8	95,878	6.0
Total Capital (to Risk Weighted Assets)	127,838	8.0	204,212	12.8	159,797	10.0

As of December 31, 2001:
Tier 1 Capital (to Total Average Assets)	$94,611	4.0%	$156,890	6.6%	$118,264	5.0%
Tier 1 Capital (to Risk Weighted Assets)	63,437	4.0	156,890	9.9	95,156	6.0
Total Capital (to Risk Weighted Assets)	126,875	8.0	172,118	10.9	158,594	10.0

(6)    INVESTMENT SECURITIES

As of the periods indicated, the amortized cost and market value of available for sale investment securities were (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
As of June 30, 2003:
U.S. Government and agency obligations	$84,941	$7,324	$—	$92,265
Municipal obligations	23,075	1,609	—	24,684
Corporate securities	51,294	2,717	—	54,011
Mortgage-backed securities	211,020	4,251	(52)	215,219
Collateralized mortgage obligations	253,314	3,208	(477)	256,045
Asset-backed securities	68,512	1,766	—	70,278
Common stock and mutual funds	24,020	4,084	(159)	27,945
Other equity securities	1,360	—	—	1,360

Total	$717,536	$24,959	$(688)	$741,807

F-CBI-24

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
As of December 31, 2002:
U.S. Government and agency obligations	$156,466	$8,114	$—	$164,580
Municipal obligations	23,357	621	—	23,978
Corporate securities	63,209	2,934	—	66,143
Mortgage-backed securities	205,569	4,840	—	210,409
Collateralized mortgage obligations	247,236	3,364	(172)	250,428
Asset-backed securities	91,370	2,318	(12)	93,676
Common stock and mutual funds	26,676	4,803	(459)	31,020
Other equity securities	1,388	—	—	1,388

Total	$815,271	$26,994	$(643)	$841,622

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
As of December 31, 2001:
U.S. Government and agency obligations	$180,106	$4,034	$(327)	$183,813
Municipal obligations	23,717	43	(566)	23,194
Corporate securities	53,138	2,297	(15)	55,420
Mortgage-backed securities	147,901	2,027	(178)	149,750
Collateralized mortgage obligations	257,581	1,436	(416)	258,601
Asset-backed securities	23,907	1,301	—	25,208
Common stock and mutual funds	50,221	11,487	(152)	61,556
Other equity securities	992	—	—	992

Total	$737,563	$22,625	$(1,654)	$758,534

At June 30, 2003 and December 31, 2002 and 2001, the Company did not own any investment or mortgage-backed securities of a single issuer, other than securities guaranteed by the U.S. Government or its agencies, which had an aggregate book value in excess of 10% of the Company’s capital at that date.

The Company had no securities classified as held to maturity or trading at June 30, 2003 and December 31, 2002 and 2001. The Company does not currently use or maintain a trading account.

F-CBI-25

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

As of the periods indicated, the amortized cost and market values of debt securities, by contractual maturity, are shown below (in thousands). Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	As of June 30, 2003
	Amortized Cost	Market Value
Due in one year or less	$27,313	$27,729
Due after one year through five years	216,870	225,078
Due after five years through ten years	110,521	115,069
Due after ten years	337,452	344,626

Total	$692,156	$712,502

	As of December 31, 2002
	Amortized Cost	Market Value
Due in one year or less	$52,898	$53,424
Due after one year through five years	258,190	266,779
Due after five years through ten years	161,540	166,741
Due after ten years	314,579	322,270

Total	$787,207	$809,214

For the six months ended June 30, 2003 and for the years ended December 31, 2002 and 2001, proceeds from the sales of available for sale securities were approximately $41.57 million, $179.72 million and $145.05 million, respectively. Gross gains of approximately $2.93 million, $3.95 million and $4.06 million, respectively, and gross losses of approximately $1.42 million, $1.25 million and $3.58 million respectively, were realized on those sales for the six months ended June 30, 2003 and for the years ended December 31, 2002 and 2001.

As of June 30, 2003 and December 31, 2002 and 2001, investment securities with a fair value of approximately $209.56 million, $200.19 million and $206.34 million were pledged as security for short-term borrowed funds, U.S. Treasury tax and loan payments and municipal deposits held by the Bank, respectively.

(7)    OTHER THAN TEMPORARY IMPAIRMENT OF SECURITIES

On a quarterly basis, the Company reviews available for sale investment securities with unrealized depreciation for six consecutive months and other securities with unrealized depreciation on a judgmental basis to assess whether the decline in fair value is temporary or other than temporary. The Company judges whether the decline in value is from company-specific events, industry developments, general economic conditions or other reasons. Once the estimated reasons for the decline are identified, further judgments are required as to whether those conditions are likely to reverse and, if so, whether that reversal is likely to result in a recovery of the fair value of the investment in the near term. Unrealized losses which are not expected to reverse in the near term are charged to operations. In accordance with this policy, during the six months ended June 30, 2003 the Company recorded other than temporary impairment charges for one equity security and one investment in a limited partnership for a total of $359,000. The charge for the equity investment was computed using the closing price of the security as of the date of impairment. The equity security impaired is publicly traded. The impairment charge for the limited partnership was equal to the difference between the carrying value of the investment and the fair value of the Company’s share of the partner’s capital as calculated by the partnership on the date of impairment. The limited partnership is not publicly traded. For the years ended December 31, 2002 and 2001 the Company recorded other than temporary impairment charges of $1.49 million and $4.08 million, respectively. The charges were computed using the closing price of the securities as of the respective impairment date. All of the securities impaired are publicly traded. There were no material unrecognized impairment losses as of June 30, 2003 and December 31, 2002 and 2001.

F-CBI-26

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

(8)    LOANS

As of June 30, 2003 and December 31, 2002 and 2001, the Bank’s residential mortgage loan portfolio was collateralized by one- to four-family real estate, located primarily in central and eastern Connecticut. The commercial mortgage loan portfolio was collateralized primarily by multi-family, commercial and manufacturing properties located in Connecticut and surrounding states. A variety of different assets, including business assets, rental income properties, and manufacturing and commercial properties, collateralized a majority of the commercial loans. The composition of the Bank’s loan portfolio as of June 30, 2003 and December 31, 2002 and 2001 is as follows (in thousands):

	June 30, 2003	December 31,
		2002	2001
One- to four-family residential mortgages	$970,451	$907,188	$841,895
Construction mortgages	69,900	64,182	76,551
Commercial and multifamily mortgages	294,382	275,818	231,644
Commercial business loans	191,058	180,612	166,314
Installment loans	138,733	128,939	119,967

Total loans	1,664,524	1,556,739	1,436,371

Less—Allowance for loan losses	(16,354)	(16,172)	(15,228)

Total loans, net	$1,648,170	$1,540,567	$1,421,143

The Bank services certain loans that it has sold without recourse to third parties. The aggregate amount of loans serviced for others approximated $106.84 million, $142.62 million and $188.02 million as of June 30, 2003 and December 31, 2002 and 2001, respectively. Fee income from servicing loans for others was approximately $186,000 and $246,000 for the six months ended June 30, 2003 and 2002, respectively. Fee income from servicing loans for others was approximately $477,000, $555,000 and $544,000 for the years ended December 31, 2002, 2001 and 2000, respectively. Mortgage servicing rights of approximately $1.11 million, $1.44 million and $1.92 million were capitalized as of June 30, 2003 and December 31, 2002 and 2001, respectively. Amortization of mortgage servicing rights was approximately $399,000 and $269,000 for the six months ended June 30, 2003 and 2002, respectively. Amortization of mortgage servicing rights was approximately $611,000, $881,000 and $387,000 for the years ended December 31, 2002, 2001 and 2000, respectively. During 2001, in response to the falling interest rate environment, the Bank reduced its estimate of remaining loan lives on serviced loans. This reduction in estimate resulted in a charge of approximately $370,000 to earnings in the fourth quarter of 2001, and is included in the amount above.

As of June 30, 2003 and December 31, 2002 and 2001, loans to related parties totaled approximately $7.49 million, $7.82 million and $6.80 million, respectively. For the six months ended June 30, 2003, new loans of approximately $856,000 were granted to these parties and principal payments of approximately $1.19 million were received. For the year ended December 31, 2002, new loans of approximately $1.38 million were granted to these parties and principal payments of approximately $360,000 were received. Related parties include directors and officers of the Company, their respective affiliates in which they have a controlling interest and their immediate family members. For the six months ended June 30, 2003 and for the years ended December 31, 2002 and 2001, all loans to related parties were performing.

F-CBI-27

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

For the six months ended June 30, 2003 and 2002, and for the years ended December 31, 2002, 2001 and 2000, an analysis of the allowance for loan losses is as follows (in thousands):

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2003	2002	2002	2001	2000
Balance, beginning of year	$16,172	$15,228	$15,228	$11,694	$10,617
Acquisition of First Federal	—	—	—	2,174	—
Provision for loan losses	675	750	1,500	2,000	1,200
Loans charged off	(608)	(828)	(1,781)	(1,131)	(433)
Recoveries	115	175	1,225	491	310

Balance, end of period	$16,354	$15,325	$16,172	$15,228	$11,694

(9)    NONPERFORMING ASSETS

Nonperforming assets include loans for which the Bank does not accrue interest (“nonaccrual loans”), loans 90 days past due and still accruing interest and other real estate owned. Nonaccrual loans and loans 90 days past due and still accruing interest represent the Bank’s impaired loans. For the six months ended June 30, 2003 and 2002, the average recorded investment in impaired loans was approximately $2.51 million and $8.83 million, respectively. For the years ended December 31, 2002, 2001 and 2000, the average recorded investment in impaired loans was approximately $8.03 million, $6.88 million and $9.39 million, respectively. As of June 30, 2003 and December 31, 2002 and 2001, nonperforming assets were as follows (in thousands):

	June 30, 2003	December 31,
		2002	2001
Loans past due 90 days and still accruing:
One- to four family mortgages	$267	$527	$727
Commercial and multifamily mortgages	—	395	—
Commercial business	150	313	217
Installment	141	108	160

Total loans past due 90 days and still accruing	558	1,343	1,104

Loans on nonaccrual:
One- to four family mortgages	175	306	545
Construction mortgages	—	—	2,601
Commercial and multifamily mortgages	300	393	—
Commercial business	660	852	3,045
Installment	—	—	384

Total loans on nonaccrual	1,135	1,551	6,575

Troubled debt restructurings:
Commercial and multifamily mortgages	395	—	—

Total nonperforming loans	2,088	2,894	7,679
Other real estate owned	302	—	84

Total nonperforming assets	$2,390	$2,894	$7,763

For the six months ended June 30 2003 and 2002, had interest income been accrued on nonaccrual loans at contractual rates, interest income would have increased by approximately $47,000 and $229,000, respectively. For the years ended

F-CBI-28

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

December 31, 2002, 2001 and 2000, had interest income been accrued on nonaccrual loans at contractual rates, interest income would have increased by approximately $136,000, $446,000 and $568,000, respectively. For the six months ended June 30, 2003 and 2002, interest income on impaired loans of approximately $32,000 and $52,000, respectively, was recognized. For the years ended December 31, 2002, 2001 and 2000, interest income on impaired loans of approximately $111,000, $79,000 and $60,000, respectively, was recognized. As of June 30, 2003 and December 31, 2002 and 2001, no significant additional funds were committed to customers whose loans were nonperforming.

As of June 30, 2003 and December 31, 2002 and 2001, the Bank had impaired loans of approximately $2.09 million, $2.89 million and $7.68 million, respectively, for which an additional allowance for loan losses of $55,000, $80,000 and $157,000, respectively, was required. For the six months ended June 30, 2003 and 2002, approximately $608,000 and $828,000, respectively, was charged off on nonaccrual loans. For the years ended December 31, 2002, 2001 and 2000, approximately $1.78 million, $1.13 million and $269,000, respectively, was charged off on nonaccrual loans.

(10)    DEPOSITS

As of June 30, 2003 and December 31, 2002 and 2001, deposits consisted of the following (in thousands):

	June 30, 2003	December 31,
		2002	2001
Certificates of deposit:
Original maturity of less than one year	$126,090	$127,703	$145,200
Original maturity of one year or more	400,768	433,956	498,341
Time certificates in denominations of $100,000 or more	79,584	81,542	93,410

Total certificates of deposit	606,442	643,201	736,951

Savings accounts	407,391	383,085	357,512
Money market accounts	214,001	209,301	171,207
NOW accounts	246,560	230,293	214,825
Demand deposits	144,294	130,099	110,443

Total deposits	$1,618,688	$1,595,979	$1,590,938

At June 30, 2003 and December 31, 2002, the scheduled maturities of time deposits were as follows (in thousands):

	June 30, 2003	December 31, 2002
Less than 1 year	$344,993	$398,878
After 1 year through 2 years	118,039	98,076
After 2 years through 3 years	35,507	48,754
After 3 years through 4 years	51,535	39,888
After 4 years through 5 years	56,291	57,376
Thereafter	77	229

Total	$606,442	$643,201

For the six months ended June 30, 2003 and 2002, interest expense on time deposits in denominations greater than $100,000 was approximately $1.26 million and $1.76 million, respectively. For the years ended December 31, 2002, 2001 and 2000, interest expense on time deposits in denominations greater than $100,000 was approximately $3.25 million, $3.68 million and $3.08 million, respectively.

F-CBI-29

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

(11)  ADVANCES FROM FEDERAL HOME LOAN BANK AND SHORT-TERM BORROWED FUNDS

As of June 30, 2003 and December 31, 2002 and 2001, SBM had the following borrowings from Federal Home Loan Bank of Boston (“FHLB”) (dollars in thousands):

Interest Rate	Maturity Date	June 30, 2003	December 31,
			2002	2001
4.53%	March 28, 2002	$—	$—	$10,000
5.80%	June 26, 2002	—	—	20,000
5.19%	August 2, 2002	—	—	10,000
6.80%	August 14, 2002	—	—	10,000
6.71%	September 5, 2002	—	—	10,000
2.70%	September 20, 2002	—	—	10,000
1.56%	January 3, 2003	—	2,000	—
5.84%	April 22, 2003	—	20,000	20,000
6.84%	August 11, 2003	10,000	10,000	10,000
6.45%	August 15, 2003	25,000	25,000	25,000
5.44%	September 16, 2003	10,000	10,000	10,000
6.68%	September 29, 2003	10,000	10,000	10,000
2.63%	October 1, 2003	6,000	6,000	—
1.25%	November 12, 2003	5,000	—	—
2.06%	January 29, 2004	7,000	7,000	—
1.32%	February 10, 2004	10,000	—	—
1.41%	March 1, 2004	20,000	—	—
3.60%	April 12, 2004	10,000	10,000	10,000
1.40%	May 7, 2004	10,000	—	—
6.48%	May 17, 2004	10,000	10,000	10,000
1.49%	August 9, 2004	20,000	—	—
6.66%	October 4, 2004	25,000	25,000	25,000
3.97%	October 25, 2004	15,000	15,000	15,000
2.38%	October 29, 2004	5,000	5,000	—
6.65%	November 8, 2004	20,000	20,000	20,000
2.14%	November 15, 2004	10,000	10,000	—
3.97%	November 22, 2004	15,000	15,000	15,000
6.40%	November 30, 2004	5,000	5,000	5,000
4.19%	December 7, 2004	5,000	5,000	5,000
4.52%	December 21, 2004	5,000	5,000	5,000
3.97%	January 18, 2005	10,000	10,000	—
6.05%	May 2, 2005	30,000	30,000	30,000
2.50%	May 4, 2005	10,000	10,000	—
4.02%	July 1, 2005	7,000	7,000	—
2.75%	September 20, 2005	10,000	10,000	—
2.92%	October 31, 2005	5,000	5,000	—
2.68%	November 14, 2005	10,000	10,000	—
6.52%	November 30, 2005	4,000	4,000	4,000
6.39%	December 6, 2005	5,000	5,000	5,000
2.93%	March 20, 2006	10,000	10,000	—
6.53%	*October 2, 2006	20,000	20,000	20,000
3.06%	November 13, 2006	7,000	7,000	—
4.91%	December 7, 2006	5,000	5,000	5,000
5.28%	December 21, 2006	5,000	5,000	5,000
4.84%	January 16, 2007	5,000	5,000	—
4.66%	July 2, 2007	7,000	7,000	—
3.38%	November 13, 2007	6,000	6,000	—
5.88%	July 9, 2008	10,000	10,000	10,000
5.63%	September 16, 2008	13,056	13,056	13,056
4.99%	*October 30, 2008	20,000	20,000	20,000
5.49%	December 8, 2008	5,000	5,000	5,000
5.90%	December 22, 2008	5,000	5,000	5,000
5.50%	January 15, 2009	5,000	5,000	—
4.34%	August 14, 2009	10,000	10,000	—
7.10%	September 10, 2009	4,757	4,833	4,977
5.91%	*January 13, 2010	20,000	20,000	20,000
4.85%	February 8, 2010	10,000	10,000	—
6.56%	*April 12, 2010	20,000	20,000	20,000
6.58%	*February 27, 2012	20,000	20,000	20,000
5.39%	*December 16, 2013	15,000	15,000	15,000
	Unamortized premium	3,561	5,001	8,322

	Total advances from FHLB	$575,374	$533,890	$465,355

*	These advances have call dates ranging from January 2002 through December 2008.

F-CBI-30

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

These advances are contractual agreements with the FHLB. If the Bank were to opt to prepay any of the advances prior to their maturity date, the Bank may incur a prepayment penalty.

In accordance with generally accepted accounting principles, the Bank recorded the FHLB advances acquired from First Federal at the market value on the date of acquisition. The Bank recorded an adjustment of $9.47 million to record the advances at fair value. The Bank is amortizing this premium on a level-yield basis over the remaining lives of the advances.

The following tables present certain information regarding the Bank’s FHLB advances and short-term borrowed funds at the dates or for the periods indicated (dollars in thousands):

	At or for the Six Months Ended June 30,
	2003	2002
Average balance outstanding:
Federal Home Loan Bank advances	$553,939	$469,642
Short-term borrowed funds	116,033	109,430
Maximum amount outstanding at any month-end during the period:
Federal Home Loan Bank advances	$571,825	$477,021
Short-term borrowed funds	123,703	116,160
Balance outstanding at end of period:
Federal Home Loan Bank advances	$571,813	$446,962
Short-term borrowed funds	123,248	111,941
Weighted average interest rate during the period:
Federal Home Loan Bank advances	4.46%	5.01%
Short-term borrowed funds	0.68	1.58
Weighted average interest rate at end of period:
Federal Home Loan Bank advances	4.31%	5.01%
Short-term borrowed funds	0.65	1.50

	At or For the Years Ended December 31,
	2002	2001	2000
Average balance outstanding:
Federal Home Loan Bank advances	$477,042	$235,440	$105,692
Short-term borrowed funds	116,318	110,823	110,520
Maximum amount outstanding at any month-end during the period:
Federal Home Loan Bank advances	$562,901	$457,033	$124,000
Short-term borrowed funds	124,315	125,866	119,821
Balance outstanding at end of period:
Federal Home Loan Bank advances	$528,889	$457,033	$100,000
Short-term borrowed funds	121,052	117,180	106,493
Weighted average interest rate during the period:
Federal Home Loan Bank advances	4.92%	5.20%	6.39%
Short-term borrowed funds	1.41	2.60	3.31
Weighted average interest rate at end of period:
Federal Home Loan Bank advances	4.65%	5.01%	6.15%
Short-term borrowed funds	0.90	1.77	3.20

SBM’s FHLB stock collateralizes the FHLB advances. In addition, mortgage loans and otherwise unencumbered investment securities qualified as collateral available to the FHLB were pledged to secure these advances, unused credit lines and letters of credit issued by the FHLB. As of June 30, 2003 and December 31, 2002, SBM had the ability to borrow a total of approximately $717.75 million and $660.57 million, respectively, from the FHLB.

F-CBI-31

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

SBM maintains a line of credit of $34.00 million with the FHLB which accrues interest at variable rates determined by the FHLB on a daily basis. Amounts drawn against the line of credit are due within one day of withdrawal; however, such amounts are automatically renewed provided that SBM has sufficient cash balances deposited with the FHLB. Borrowings under the line of credit are secured by U.S. Government treasury and/or agency bonds. There were no outstanding borrowings on the FHLB line of credit at June 30, 2003 and December 31, 2002 and 2001.

Short-term borrowed funds primarily represents commercial transactional repurchase accounts (business checking accounts, which are not Federal Deposit Insurance Corporation insured).

(12)    DIRECTOR AND EMPLOYEE RETIREMENT EXPENSES

During the third quarter of 2001, the Company recorded $1.42 million of director and employee retirement expenses which represents $872,000 of director (see Note 3) and $547,000 of employee retirement expenses. In September 2001, the Bank offered an early retirement package to eligible employees. Ten Bank employees opted for the package. The employee retirement expense includes a pension charge of $264,000 and vacation time of $283,000.

(13)    RELOCATION AND BRANCH CLOSING COSTS

During the third quarter of 2001, the Bank recorded $872,000 of relocation and branch closing costs. In conjunction with the acquisition of First Federal, the Bank closed five of its existing branch offices which were located near First Federal branch locations. The Bank expensed $431,000 in future lease payments, $172,000 in furniture and equipment and $164,000 in leasehold improvements relating to these branch location closings. In addition, the Bank relocated certain back office operational departments from a building that was leased to a building that the Bank owns. The Bank expensed $105,000 in the third quarter of 2001 related to leasehold improvements which will no longer be used.

(14)    BENEFIT PLANS

The Bank has a non-contributory defined benefit pension plan (“the Pension Plan”) covering substantially all employees. The benefits are based on years of service and average compensation, as defined in the Pension Plan.

The following table sets forth the change in benefit obligation, change in plan assets and the funded status of the Bank’s pension plan for the years ended December 31, 2002 and 2001. The table includes the effect from the First Federal acquisition. The table also provides a reconciliation of the Pension Plan’s funded status and the amounts recognized in the Bank’s consolidated statements of condition (in thousands):

	For the Years Ended December 31,
	2002	2001
Change in benefit obligation:
Benefit obligation, beginning of year	$37,285	$18,800
Service cost	1,807	1,348
Interest cost	2,582	1,438
Actuarial loss	4,990	2,925
Plan amendments	—	168
Early retirement expenses (see Note 12)	—	264
First Federal benefit obligation at acquisition date	—	12,956
Benefits paid	(1,695)	(614)

Benefit obligation, end of year	$44,969	$37,285

F-CBI-32

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

	For the Years Ended December 31,
	2002	2001
Change in plan assets:
Fair value of plan assets, beginning of year	$30,367	$22,019
Actual return on plan assets	(2,707)	(3,485)
First Federal plan assets	—	12,447
Benefits paid	(1,695)	(614)

Fair value of plan assets, end of year	$25,965	$30,367

	December 31,
	2002	2001
Funded status	$(19,005)	$(6,918)
Employer contributions after measurement date	1,412	—
Minimum pension liability	(2,592)	—
Unrecognized transition asset	(40)	(117)
Unrecognized prior service cost	240	259
Unrecognized net actuarial loss	10,503	142

Accrued benefit cost	$(9,482)	$(6,634)

The components of net periodic pension cost for the years ended December 31, 2002, 2001 and 2000 were as follows (in thousands):

	For the Years Ended December 31,
	2002	2001	2000
Service cost	$1,807	$1,348	$1,363
Interest cost	2,582	1,438	1,321
Expected return on plan assets	2,707	(1,621)	(1,454)
Recognized net gain	—	(223)	(87)
Amortization and deferral	(5,429)	(69)	(69)
Additional amount due to settlement or curtailment	—	773	—

Net periodic pension cost	$1,667	$1,646	$1,074

Significant actuarial assumptions used in determining the actuarial present value of the projected benefit obligation and the net periodic pension cost were as follows:

	For the Years Ended December 31,
	2002	2001	2000
Discount rate	6.50%	7.00%	7.75%
Rate of increase in compensation levels	4.50%	4.50%	4.50%
Long-term rate of return on assets	8.50%	8.50%	8.50%

F-CBI-33

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

The Bank has entered into supplemental retirement agreements with certain officers and outside directors. The following table sets forth the change in benefit obligation and the funded status of the obligations for the years ended December 31, 2002 and 2001. The table also provides a reconciliation of the obligation’s funded status and the amounts recognized in the Bank’s consolidated statements of condition (in thousands):

	December 31,
	2002	2001
Change in benefit obligation:
Benefit obligation, beginning of year	$4,480	$3,165
Service cost	370	230
Interest cost	414	270
Actuarial loss	2,935	466
Plan amendments	(1,406)	349

Benefit obligation, end of year	6,793	4,480

Fair value of plan assets, end of year	—	—

Funded status	(6,793)	(4,480)
Unrecognized prior service cost	(920)	1,902
Unrecognized net actuarial loss	4,730	601
Minimum pension liability	(1,380)	(845)
Other	—	(8)

Accrued benefit cost	$(4,363)	$(2,830)

The components of net periodic pension cost for the years ended December 31, 2002, 2001 and 2000 were as follows (in thousands):

	For the Years Ended December 31,
	2002	2001	2000
Service cost	$370	$230	$203
Interest cost	414	270	206
Actual return on plan assets	55	—	—
Amortization and deferral	222	399	285

Net periodic pension cost	$1,061	$899	$694

Significant actuarial assumptions used in determining the actuarial present value of the projected benefit obligation and the net periodic pension cost were as follows:

	December 31,
	2002	2001	2000
Discount rate	6.50%	7.00%	7.75%
Rate of increase in compensation levels	4.00 and 4.50%	4.00 and 4.50%	4.00 and 4.50%

F-CBI-34

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

In addition to providing pension benefits, the Bank provides certain health care benefits for retired employees (“the Health Care Plan”). Only employees retiring before January 1, 1989 are eligible for these benefits, provided they attain age 55 while working for the Bank. In addition, all employees who have attained age 55 and have ten years of vested service are covered under the Health Care Plan until age 65. Effective January 1, 1993, the Bank began to accrue for the estimated costs of these benefits through charges to expense during the years that the employees earn these benefits. The following table reconciles the Health Care Plan’s funded status to the accrued obligation as of December 31, 2002 and 2001 (in thousands):

	December 31,
	2002	2001
Accumulated postretirement benefit obligation:
Retirees	$3,236	$3,038
Other fully eligible participants	243	181
Other active participants	928	833

	4,407	4,052
Unrecognized actuarial (loss) gain	(115)	123
Unrecognized prior service cost	(508)	(562)

Accrued benefit cost	$3,784	$3,613

For the years ended December 31, 2002, 2001 and 2000, net postretirement health care cost included the following components (in thousands):

	For the Years Ended December 31,
	2002	2001	2000
Service cost	$132	$78	$69
Interest cost	274	86	71
Amortization and deferral	55	(5)	(16)

Net postretirement benefit cost	$461	$159	$124

Significant actuarial assumptions used in determining the actuarial present value of the projected benefit obligation and the net postretirement health care cost are as follows:

	For the Years Ended December 31,
	2002	2001	2000
Discount rate	6.50%	7.00%	7.75%

The health care cost trend rate used to measure the accumulated postretirement benefit obligation is 7.00% as of December 31, 2002. Increasing the health care cost trend rate by 1% would increase the accumulated postretirement benefit obligation by approximately $383,000 and the net postretirement benefit cost by approximately $46,000 (pretax), annually as of December 31, 2002

In connection with the Plan of Conversion, the Bank established an ESOP which acquired 8%, or 898,560, of the shares which were issued in the conversion at a price of $10.36 per share. The purchase of the shares by the ESOP was funded by a loan of $9.31 million from the Company. The loan is to be repaid in fifteen equal annual installments of principal and interest of $1.12 million. Interest on the loan is fixed at 8.75%. ESOP expense for the years ended December 31, 2002 and 2001 was $1.87 million and $1.37 million, respectively. ESOP expense is based on the market value of the Company’s common stock at the time shares are allocated to employees, which may differ from the $10.36 cost of those shares.

F-CBI-35

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

(15)    INCOME TAXES

The provision for income taxes for the six months ended June 30, 2003 and 2002 is based on the estimated effective tax rate for the years than ended. For the years ended December 31, 2002, 2001 and 2000, the provision for (benefit from) income taxes consisted of the following (in thousands):

	For the Years Ended December 31,
	2002	2001	2000
Current federal tax provision	$12,412	$9,665	$7,179
Deferred federal tax provision (benefit)	214	(3,290)	(3,520)

Total provision for income taxes	$12,626	$6,375	$3,659

As of December 31, 2002 and 2001, the components of the net deferred income tax asset included in current and deferred income taxes in the accompanying consolidated statements of condition were (in thousands):

	December 31,
	2002	2001
Deferred tax assets:
Allowance for loan losses	$5,600	$5,330
Charitable contributions	—	1,099
Benefits	6,983	5,338
Branch premiums	375	324
Payments and interest on nonaccrual loans	324	62
Investment securities impairment	1,613	1,076
Capital loss	231	879
Compensation	312	793
Other	792	557

	16,230	15,458

Deferred tax liabilities:
Unrealized gain on available for sale securities	(9,223)	(7,340)
Core deposit intangible and noncompete agreement	(2,523)	(2,408)
Premium/discount on First Federal	(2,451)	(2,688)
Accretion	(1,050)	(187)
Premises and equipment	(474)	(267)
Mortgage servicing rights	(505)	(672)
Other	(104)	(994)

	(16,330)	(14,556)

Net deferred tax (liability) asset	$(100)	$902

Effective for taxable years commencing after December 31, 1998, financial service companies are permitted to establish in the State of Connecticut a passive investment company (“PIC”) to hold and manage loans secured by real property. In 1999, SBM established a PIC, as a wholly-owned subsidiary, and transferred a portion of its real estate mortgage portfolio from SBM to the PIC. Income earned by the PIC is exempt from Connecticut corporation business tax and dividends received by the financial service company from the PIC were not taxable through June 30, 2003.

F-CBI-36

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

For the years ended December 31, 2002, 2001 and 2000, the provision for income taxes differed from the amount computed by applying the statutory federal income tax rate (35%) to income before provision for income taxes for the following reasons (in thousands):

	For the Years Ended December 31,
	2002	2001	2000
Tax provision at statutory rate	$13,501	$6,699	$3,865
Increase (decrease) in tax resulting from:
Cash surrender value of life insurance	(842)	(361)	—
Tax exempt income	(373)	(90)	(60)
ESOP	436	262	82
Dividends received deduction	(147)	(196)	(249)
Other, net	51	61	21

	$12,626	$6,375	$3,659

As of December 31, 2002, the Bank’s allowance for loan losses for federal income tax return purposes was approximately $19.01 million. If any portion of this allowance is used for purposes other than to absorb loan losses and write-downs of other real estate owned, such amounts will become subject to income tax at the then current tax rate. Management does not anticipate that capital will be used in such a way so as to require the payment of taxes on taxable income resulting from the recapture of the tax allowance. As a result, in accordance with SFAS No. 109, no provision for such tax has been recorded in the accompanying consolidated financial statements.

(16)    STOCK-BASED COMPENSATION

The Company established the Connecticut Bancshares, Inc. 2000 Stock-Based Incentive Plan and the 2002 Equity Compensation Plan (jointly, the “Stock Incentive Plans”) to attract and retain qualified personnel in key positions and to provide employees with an interest in the Company as an incentive to contribute to its success. The Stock Incentive Plans authorize the granting of options to purchase common stock of the Company and awards of restricted shares of common stock. All employees and non-employee directors of the Company are eligible to receive awards under the Stock Incentive Plans. The Stock Incentive Plans are administered by a committee (the “Committee”). Subject to certain regulatory conditions, the Committee has the authority to determine the amount of options granted to any individual and the dates on which each option will become exercisable. The exercise price of all options is determined by the Committee but is at least 100% of the fair market value of the underlying common stock at the time of the grant. In addition, subject to certain regulatory conditions, the Committee has the authority to determine the amounts of restricted stock awards granted to any individual and the dates on which restricted stock awards granted will vest or any other conditions which must be satisfied before vesting.

F-CBI-37

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

A summary of the status of the Company’s Stock Incentive Plans as it relates to stock options as of June 30, 2003 and December 31, 2002, 2001 and 2000 and changes during the periods ended on those dates is presented below:

	Number of Shares	Weighted Average Exercise Price
Options outstanding at December 31, 1999	—	$—
Granted	1,017,776	17.63

Options outstanding at December 31, 2000	1,017,776	17.63
Granted	35,580	18.51
Forfeited	(7,800)	17.63
Exercised	(3,608)	17.63

Options outstanding at December 31, 2001	1,041,948	17.66
Granted	729,000	37.20
Forfeited	(1,800)	17.63
Exercised	(35,360)	17.63

Options outstanding at December 31, 2002	1,733,788	25.87
Exercised	(42,616)	18.48

Options outstanding at June 30, 2003	1,691,172	26.06

At June 30, 2003 and December 31, 2002 and 2001, options were exercisable on 327,542, 365,658 and 201,274 shares of stock with a weighted average exercise price of $17.67, $17.64 and $17.63, respectively.

The following table summarizes by plan the options available for grant at both June 30, 2003 and December 31, 2002:

	2000 Stock-Based Incentive Plan	2002 Equity Compensation Plan
Options available for grant	1,123,200	675,000
Options granted	(1,123,200)	(621,476)

Options remaining for grant	—	53,524

The following table summarizes information related to outstanding options as of June 30, 2003 and December 31, 2002:

June 30, 2003

Exercise Price	Number Outstanding	Remaining Contractual Life (Years)	Weighted Average Exercise Price
$17.63	959,172	7.48	$17.63
$21.80	6,000	8.23	21.80
$27.74	19,500	8.64	27.74
$37.50	706,500	9.30	37.50

Total	1,691,172	8.26	26.06

December 31, 2002

Exercise Price	Number Outstanding	Remaining Contractual Life (Years)	Weighted Average Exercise Price
$17.63	997,288	7.98	$17.63
$21.80	7,500	8.73	21.80
$27.74	22,500	9.14	27.74
$37.50	706,500	9.80	37.50

Total	1,733,788	8.74	25.87

F-CBI-38

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

(17)    SELECTED QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

The following table presents quarterly consolidated financial information for the Company for 2003, 2002 and 2001 (in thousands).

	For the Years Ended December 31,
	2003		2002				2001
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest and dividend income	$32,667	$33,620	$35,004	$35,108	$35,420	$35,033	$35,765	$29,535	$25,014	$25,073
Interest expense	12,146	12,754	13,888	14,750	15,159	16,110	16,922	13,215	10,831	10,964

Net interest income	20,521	20,866	21,116	20,358	20,261	18,923	18,843	16,320	14,183	14,109
Provision for loan losses	300	375	375	375	375	375	375	875	375	375

Net interest income after provision for loan losses	20,221	20,491	20,741	19,983	19,886	18,548	18,468	15,445	13,808	13,734
Noninterest income(1)	5,749	5,009	5,052	4,755	4,498	4,720	3,991	(879)	2,993	2,892
Noninterest expense	14,809	14,542	14,563	14,679	15,338	15,028	15,076	14,524	10,672	11,041

Income before provision for income taxes	11,161	10,958	11,230	10,059	9,046	8,240	7,383	42	6,129	5,585
Provision for income taxes	(3,683)	(3,616)	(3,706)	(3,320)	(2,931)	(2,670)	(2,392)	—	(2,084)	(1,899)

Net income	$7,478	$7,342	$7,524	$6,739	$6,115	$5,570	$4,991	$42	$4,045	$3,686

(1)	Third quarter 2001 includes net losses on securities of $230,000 and an other than temporary impairment of securities charge of $3.92 million.

(18)    COMMITMENTS AND CONTINGENCIES

Cash and Due from Banks Withdrawal and Usage Reserve Requirements

The Bank is required to maintain reserves against its transaction accounts and non-personal time deposits. As of June 30, 2003 and December 31, 2002 and 2001, cash and due from banks withdrawal/usage reserve requirements of approximately $6.88 million, $7.47 million and $6.43 million, respectively, existed as a result of Federal Reserve requirements to maintain certain average balances.

Lease Commitments

The Bank leases certain of its premises and equipment under lease agreements which expire at various dates through July 2023. The Bank has the option to renew certain of the leases at fair rental values. Rental expense was approximately $682,000 and $716,000 for the six months ended June 30, 2003 and 2002, respectively. Rental expense was approximately $1.37 million, $1.26 million and $1.13 million for the years ended December 31, 2002, 2001 and 2000, respectively.

F-CBI-39

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

As of the dates indicated, minimum rental commitments under noncancellable operating leases were (in thousands):

Year	As of June 30, 2003	As of December 31, 2002
2003	$553	$1,144
2004	1,035	1,035
2005	818	818
2006	526	526
2007	377	377
Thereafter	1,617	1,617

Total	$4,926	$5,517

Loan commitments and letters of credit

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments included commitments to extend credit of approximately $273.03 million, $270.53 million and $235.52 million as of June 30, 2003 and December 31, 2002 and 2001, respectively, and standby letters of credit of approximately $7.37 million, $4.78 million and $6.75 million as of June 30, 2003 and December 31, 2002 and 2001, respectively.

These consolidated financial instruments involve, to varying degrees, elements of credit and interest rate risk. The Bank’s exposure to credit loss in the event of non-performance by the other party to the financial instrument is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as it does for existing loans. Management believes that the Bank controls the credit risk of these financial instruments through credit approvals, lending limits, monitoring procedures and the receipt of collateral when deemed necessary.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments could expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Bank management evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies but may include income producing commercial properties, accounts receivable, inventory and property, plant and equipment.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in existing loan facilities to customers. The Bank holds real estate and marketable securities as collateral supporting those commitments for which collateral is deemed necessary.

(19)    LEGAL CONTINGENCIES

Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company’s consolidated financial statements.

F-CBI-40

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

(20)    PARENT COMPANY FINANCIAL INFORMATION

Summarized information relative to the statements of condition as of June 30, 2003 and December 31, 2002 and 2001 and statements of operations and cash flows for the six months ended June 30, 2003 and 2002 and for the years ended December 31, 2002, 2001 and 2000 of Connecticut Bancshares, Inc. (parent company only) are presented as follows (in thousands):

Statements of Condition	June 30, 2003	December 31,
		2002	2001
Assets:
Cash and cash equivalents	$4,370	$7,360	$11,226
Investment in SBM	233,164	232,339	202,735
Securities available for sale	5,328	7,609	20,368
Current and deferred income taxes	6,420	4,303	2,333
Accrued interest receivable	—	7	185
Other assets	346	21	—

Total assets	$249,628	$251,639	$236,847

Liabilities and stockholders’ equity:
Other liabilities	$133	$79	$1,473

Total liabilities	133	79	1,473

Stockholders’ equity	249,495	251,560	235,374

Total liabilities and stockholders’ equity	$249,628	$251,639	$236,847

	For the Six Months Ended June 30,		For the Years Ended December 31,
Statements of Operations	2003	2002	2002	2001	2000
Interest and dividend income:
Interest and dividend income on investment securities	$279	$753	$1,289	$2,246	$1,744

Noninterest income:
Gains on sales of securities, net	107	192	726	520	19
Other than temporary impairment of securities (Note 7)	(201)	—	—	(160)	—

Total noninterest income	(94)	192	726	360	19

Noninterest expense:
Salaries and employee benefits	2,609	1,649	3,736	3,511	856
Fees and services	797	374	759	992	636
Securities contributed to SBM Charitable Foundation, Inc.	—	—	—	—	8,316
Other operating expenses	87	94	156	179	77

Total noninterest expense	3,493	2,117	4,651	4,682	9,885

Loss before provision for (benefit from) income taxes and equity in undistributed earnings of SBM	(3,308)	(1,172)	(2,636)	(2,076)	(8,122)
Provision for (benefit from) income taxes	(1,092)	(380)	(1,285)	82	(2,692)

Loss before equity in undistributed earnings of SBM	(2,216)	(792)	(1,351)	(2,158)	(5,430)
Equity in undistributed earnings of SBM	17,036	12,478	27,300	14,922	12,813

Net income	$14,820	$11,686	$25,949	$12,764	$7,383

F-CBI-41

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2003	2002	2002	2001	2000
Statements of Cash Flows
Cash flows from operating activities:
Net income	$14,820	$11,686	$25,949	$12,764	$7,383
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Securities contributed to SBM Charitable Foundation, Inc.	—	—	—	—	8,316
Accretion on bonds, net	(43)	(88)	(153)	(253)	(456)
Gains on sales of securities, net	(107)	(192)	(726)	(520)	(19)
Other than temporary impairment of securities	201	—	—	160	—
Deferred income tax provision (benefit)	(1,092)	1,228	693	(97)	(7,393)
Granting of restricted stock to former Chairman of the Board	—	—	—	276	—
Granting of stock options to former Chairman of the Board	—	—	—	266	—
Accelerated vesting of restricted stock	—	—	—	214	—
Accelerated vesting of stock options	—	—	7	124	—
Change in ESOP unearned compensation	1,234	882	1,963	1,368	855
Change in restricted stock unearned compensation	1,432	799	1,843	1,630	—
Changes in operating assets and liabilities—
Accrued interest receivable	7	46	178	204	(325)
Other assets	(325)	(146)	90	—	—
Other liabilities	54	(12)	65	(1,680)	1,628
Change in equity of SBM due to minimum pension liability	—	—	(1,734)	—	—
Equity in undistributed earnings of SBM	(17,036)	(12,478)	(27,300)	(14,922)	(12,813)

Net cash (used in) provided by operating activities	(855)	1,725	875	(466)	(2,824)

Cash flows from investing activities:
Proceeds from maturities of available for sale securities	—	—	—	5,900	5,000
Proceeds from sales of available for sale securities	8,602	3,875	13,109	12,482	983
Purchases of available for sale securities	(7,692)	(1,315)	(2,011)	(1,858)	(40,950)
Proceeds from principal payments of available for sale securities	1,103	(682)	1,707	409	57
Investment in SBM	—	—	—	—	(45,257)

Net cash provided by (used in) investing activities	2,013	1,878	12,805	16,933	(80,167)

Cash flows from financing activities:
Net proceeds from issuance of common stock	—	—	—	—	90,513
Funding of trustee purchases of restricted stock	—	—	(6,702)	(9,620)	—
Dividend from SBM	15,000	—	—	—	—
Purchase of treasury stock	(16,222)	(232)	(5,522)	—	—
Proceeds from exercise of stock options	789	425	623	64	—
Dividends paid	(3,715)	(2,822)	(5,945)	(3,257)	—

Net cash (used in) provided by financing activities	(4,148)	(2,629)	(17,546)	(12,813)	90,513

Net (decrease) increase in cash and cash equivalents	(2,990)	974	(3,866)	3,654	7,522

Cash and cash equivalents, beginning of period	7,360	11,226	11,226	7,572	50

Cash and cash equivalents, end of period	$4,370	$12,200	$7,360	$11,226	$7,572

(21)    CASH SURRENDER VALUE OF LIFE INSURANCE

In 2001, the Bank purchased $20.00 million of Bank Owned Life Insurance (“BOLI”). The Bank purchased these policies for the purpose of protecting itself against the cost/loss due to the death of key employees and to offset the Bank’s future obligations to its employees under various retirement and benefit plans. On August 31, 2001, the Bank acquired $20.36 million of BOLI as a result of the acquisition of First Federal. The total value of BOLI at June 30, 2003 and December 31, 2002 and

F-CBI-42

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

December 31, 2001 was $44.99 million, $43.80 million and $41.40 million, respectively. The Bank recorded income from BOLI of $1.19 million in each of the six months ended June 30, 2003 and 2002. The Bank recorded income from BOLI of $2.41 million and $1.03 million for the years ended December 31, 2002 and 2001, respectively.

(22)    DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

The Bank is required to disclose the estimated fair value of financial instruments, both assets and liabilities recognized and not recognized in the consolidated statements of condition, for which it is practicable to estimate fair value.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

Cash and cash equivalents, cash surrender value of life insurance, Federal Home Loan Bank stock and accrued interest receivable

The carrying amount is a reasonable estimate of fair value.

Securities available for sale

For marketable equity securities and other securities held for investment purposes, fair values are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans held for sale

The fair value of residential mortgage loans held for sale is estimated using quoted market prices provided by government agencies.

Loans

The fair value of the net loan portfolio is estimated by discounting the loans’ future cash flows using the prevailing interest rates as of year-end at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

The book and fair values of unrecognized commitments to extend credit and standby letters of credit were not significant as of December 31, 2002 and 2001.

Deposits and short-term borrowed funds

The fair value of savings, NOW, demand and money market deposits, as well as short-term borrowed funds and mortgagors’ escrow accounts, is the amount payable on demand as of year-end. The fair value of certificates of deposit is estimated by discounting the future cash flows using the rates offered for deposits of similar remaining maturities as of year-end.

Advances from Federal Home Loan Bank

The fair value of advances is estimated by discounting the future cash flows using the rates offered for advances of similar remaining maturities as of year-end.

Values not determined

The above excludes certain financial, as well as non-financial, instruments from its disclosure requirements, including premises and equipment, the intangible value of the Bank’s portfolio of loans serviced (both for itself and for others) and related servicing network, and the intangible value inherent in the Bank’s deposit relationships (i.e., core deposits), among other assets and liabilities. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

F-CBI-43

CONNECTICUT BANCSHARES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 30, 2003 and 2002 (unaudited) and December 31, 2002, 2001 and 2000

As of December 31, 2002 and 2001, the estimated fair values and recorded book balances of the Bank’s financial instruments were (in thousands):

	December 31,
	2002		2001
	Recorded Book Balance	Fair Value	Recorded Book Balance	Fair Value
Assets:
Cash and cash equivalents	$25,264	$25,264	$122,624	$122,624
Securities available for sale	841,622	841,622	758,534	758,534
Loan held for sale	—	—	746	746
Loans, net	1,540,567	1,578,333	1,421,143	1,443,879
Federal Home Loan Bank Stock	30,783	30,783	30,783	30,783
Cash surrender value of life insurance	43,803	43,803	41,396	41,396
Accrued interest receivable	12,613	12,613	12,933	12,933

Liabilities:
Deposits—
Savings	$383,085	$383,085	$357,512	$357,512
Money market	209,301	209,301	171,207	171,207
Certificates of deposit	643,201	656,972	736,951	730,458
NOW	230,293	230,293	214,825	214,825
Demand	130,099	130,099	110,443	110,443
Short-term borrowed funds	121,052	121,052	117,180	117,180
Mortgagors’ escrow accounts	15,097	15,097	10,580	10,580
Advances from Federal Home Loan Bank	533,890	562,596	465,355	467,369

(23)    AGREEMENT AND PLAN OF MERGER

On July 15, 2003, the Company signed a definitive agreement to merge with New Haven Savings Bank (“NHSB”), pursuant to which NHSB will acquire all of the outstanding shares of the Company. Separately, NHSB announced its intention to convert from a mutual savings bank to a stock savings bank and simultaneously merge with the Company and Alliance Bancorp of New England, Inc., holding company for Tolland Bank.

Under the terms of the merger agreement, the Company’s stockholders will be entitled to receive $52.00 in cash in exchange for each share of the Company’s common stock held. If the transaction closes after March 31, 2004, the merger price is subject to increase based on the Company earnings, net of dividends paid for each full month thereafter.

The transactions are expected to be completed in the first quarter of 2004. NHSB has adopted a plan for conversion to convert to a public company simultaneously with the acquisitions. As part of the conversion, NHSB will form a new holding company and conduct a subscription offering of its common stock to eligible depositors and others under applicable law. Remaining shares are expected to be offered for sale to the community and the general public. The conversion is subject to approval from the FDIC, the Connecticut Banking Commissioner and NHSB’s Corporators. The acquisition is contingent on the approvals of stockholders of the Company, the FDIC, the Federal Reserve Board, and the Connecticut Banking Commissioner.

In connection with the definitive agreement, the Company has agreed to take action to accelerate to December 31, 2003 the vesting of all unvested restricted stock awards that have been granted to certain officers. The vesting acceleration will occur upon action by the Board of Directors and the Company will record a charge based on the fair value of the common stock upon such action. The Company expects this charge to occur in the fourth quarter of 2003.

(24)    SUBSEQUENT EVENT (UNAUDITED)

In August and September 2003, the Connecticut Bancshares sold substantially all of its common stock portfolio resulting in a net realized gain of approximately $3.9 million.

F-CBI-44

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

THE NEW HAVEN SAVINGS BANK

AND

ALLIANCE BANCORP OF NEW ENGLAND, INC.

AND

TOLLAND BANK

DATED AS OF

July 15, 2003

A

AGREEMENT AND PLAN OF MERGER

ARTICLE I

CERTAIN DEFINITIONS

1.1	Certain Definitions.	1

ARTICLE II

THE MERGER AND THE CONVERSION

2.1	The Merger.	6
2.2	The Bank Merger.	7
2.3	Effective Time.	7
2.4	Certificate of Incorporation and Bylaws	7
2.5	Directors and Officers of Surviving Corporation	7
2.6	Directors and Officers of Surviving Bank	7
2.7	Additional Actions	7
2.8	Effects of the Merger	7
2.9	Possible Alternative Structures	7
2.10	The Conversion	8

ARTICLE III

CONVERSION OF SHARES AND OPTIONS

3.1	Conversion of Alliance Common Stock; Merger Consideration	8
3.2	Election Procedures	9
3.3	Procedures for Exchange of Alliance Common Stock	11

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ALLIANCE AND TOLLAND

4.1	Capital Structure	13
4.2	Organization, Standing and Authority of Alliance	13
4.3	Ownership of Alliance Subsidiaries	13
4.4	Organization, Standing and Authority of Alliance Subsidiaries	13
4.5	Authorized and Effective Agreement	13
4.6	Securities Documents and Regulatory Reports	14
4.7	Financial Statements	15
4.8	Material Adverse Change	15
4.9	Environmental Matters	15
4.10	Tax Matters	16
4.11	Legal Proceedings	17
4.12	Compliance with Laws	17
4.13	Certain Information	18
4.14	Employee Benefit Plans	18
4.15	Certain Contracts	20
4.16	Brokers and Finders	20
4.17	Insurance	20
4.18	Properties	21
4.19	Labor	21
4.20	Certain Transactions	21
4.21	Fairness Opinion.	21
4.22	Loan Portfolio	21
4.23	Required Vote; Inapplicability of Anti-takeover Statutes	22

A-i

4.24	Material Interests of Certain Persons	22
4.25	Joint Ventures	22
4.26	Intellectual Property	22
4.27	Disclosures	23

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF NHSB

5.1	Capital Structure	23
5.2	Organization, Standing and Authority of NHSB	23
5.3	Authorized and Effective Agreement	23
5.4	Regulatory Reports.	24
5.5	Financial Statements.	24
5.6	Material Adverse Change.	25
5.7	Environmental Matters.	25
5.8	Tax Matters.	26
5.9	Legal Proceedings.	26
5.10	Compliance with Laws.	27
5.11	Employee Benefit Plans.	27
5.12	Brokers and Finders.	28
5.13	Insurance.	28
5.14	Properties.	29
5.15	Labor.	29
5.16	Certain Transactions.	29
5.17	Loan Portfolio.	29
5.18	Director Vote.	30
5.19	Disclosures.	30
5.20	Certain Contracts.	30
5.21	Material Interests of Certain Persons	31
5.22	Joint Ventures.	31

ARTICLE VI

COVENANTS OF ALLIANCE AND TOLLAND

6.1	Conduct of Business	31
6.2	Current Information	34
6.3	Access to Properties and Records	34
6.4	Financial and Other Statements	35
6.5	Maintenance of Insurance	35
6.6	Disclosure Supplements	35
6.7	Consents and Approvals of Third Parties	35
6.8	Reasonable Best Efforts	35
6.9	Failure to Fulfill Conditions	35
6.10	Acquisition Proposals	35
6.11	Board of Directors and Committee Meetings	36
6.12	Reserves and Merger-Related Costs.	36
6.13	Transaction Expenses of Alliance.	37

ARTICLE VII

COVENANTS OF NHSB

7.1	Disclosure Supplements	37
7.2	Consents and Approvals of Third Parties	37
7.3	Reasonable Best Efforts	37
7.4	Failure to Fulfill Conditions	37
7.5	NEWCO Organizational Documents	38

A-ii

7.6	Employees and Employee Benefits	38
7.7	Directors and Officers Indemnification and Insurance	39
7.8	Directorships.	40
7.9	Conduct of Business.	40
7.10	Financial and Other Statements.	40
7.11	Stock Listing	41
7.12	Current Information.	41
7.13	Negative Covenants.	41
7.14	Access to Properties and Records.	42
7.15	Reasonable Best Efforts.	42
7.16	Public Company.	42

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1	Alliance Special Meeting	42
8.2	Proxy Statement-Prospectus.	42
8.3	NHSB Conversion.	43
8.4	Regulatory Approvals	44
8.5	Affiliates.	44
8.6	Compliance with Anti-Trust Laws	44
8.7	Execution of Bank Merger Agreement	45

ARTICLE IX

CLOSING CONDITIONS

9.1	Conditions to Each Party’s Obligations under this Agreement	45
9.2	Conditions to the Obligations of NHSB under this Agreement	46
9.3	Conditions to the Obligations of Alliance under this Agreement	46

ARTICLE X

THE CLOSING

10.1	Time and Place	47
10.2	Deliveries at the Closing	47

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1	Termination	47
11.2	Effect of Termination	49
11.3	Amendment, Extension and Waiver	49
11.4	Alliance’s Election Rights.	50

ARTICLE XII

MISCELLANEOUS

12.1	Confidentiality	50
12.2	Public Announcements	50
12.3	Survival	50
12.4	Notices	50
12.5	Parties in Interest	51
12.6	Complete Agreement	51
12.7	Counterparts	51
12.8	Severability	51
12.9	Governing Law .	51

A-iii

12.10	Interpretation	52
12.11	Specific Performance	52

Exhibit A Bank Merger Agreement	A-1
Exhibit B Form of Voting Agreement	B-1
Exhibit C-1 Form of Termination and Release Agreement.	C1-1
Exhibit C-2 Form of Termination and Release Agreement.	C2-1
Exhibit D Form of Noncompetition Agreement.	D-1
Exhibit E Form of Affiliates Agreement	E-1

A-iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”) dated as of July 15, 2003 is by and among THE NEW HAVEN SAVINGS BANK, a Connecticut-chartered mutual savings bank (“NHSB”), ALLIANCE BANCORP OF NEW ENGLAND, INC., a Delaware corporation (“Alliance”), and TOLLAND BANK, a Connecticut savings bank and wholly-owned subsidiary of Alliance (“Tolland”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of NHSB, Alliance and Tolland have determined that it is in the best interest of their respective companies and shareholders or depositors, as the case may be, to consummate the business combination transactions provided for herein whereby, subject to the terms and conditions set forth herein:

NHSB will convert to a stock bank/stock holding company form of organization pursuant to its proposed plan of conversion (the “Plan”), and in connection therewith will form a new Delaware corporation (“NEWCO”), which shall become the parent holding company of NHSB;

Alliance will merge with and into NEWCO, with NEWCO being the surviving entity (the “Merger”); and

Prior to the consummation of the Merger, NHSB and Tolland will enter into a merger agreement, in the form attached hereto as Exhibit A (the “Bank Merger Agreement”) pursuant to which Tolland will merge with and into NHSB, with NHSB being the surviving entity (the “Bank Merger”), which Bank Merger shall be consummated immediately following the Merger;

WHEREAS, all of the directors of Alliance have agreed, in their capacities as shareholders of Alliance, to vote their shares of Alliance Common Stock in favor of this Agreement pursuant to separate voting agreements entered into by and between each such director and NHSB prior to or on the date hereof in the form attached hereto as Exhibit B; and

WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the business combination transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1    Certain Definitions.    As used in this Agreement, the following terms have the following meanings, unless the context otherwise requires (both here and throughout this Agreement, references to Articles and Sections refer to Articles and Sections of this Agreement).

“Acquisition Agreement” shall have the meaning set forth in Section 11.1.9 hereof.

“Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving Alliance or any Alliance Subsidiaries: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of its consolidated assets in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Acquisition Transaction” means any of the following (other than the transactions contemplated hereunder) involving Alliance or any Alliance Subsidiaries: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of its consolidated assets in a single transaction or series of transactions; or (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith.

“Affiliate” shall mean, with respect to a Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

“Alliance” shall mean Alliance Bancorp of New England, Inc., a Delaware corporation with its principal office located at 348 Hartford Turnpike, Vernon, Connecticut.

“Alliance Common Stock” shall mean the common stock, par value $.01 per share, of Alliance.

“Alliance Disclosure Schedule” shall mean a written, signed disclosure schedule delivered by Alliance to NHSB specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein.

“Alliance Employee Plan(s)” shall mean all stock option, employee stock purchase, stock bonus and any other stock-based plans, qualified pension or profit-sharing plans, any deferred compensation, non-qualified plan or arrangement, supplemental retirement, consultant, bonus or group insurance contract or any other material incentive, health and welfare or employee benefit plan or agreement maintained for the benefit of any of the employees or former employees or directors of Alliance or any Alliance Subsidiary, whether written or oral.

“Alliance Executive Officer and Director Agreements” shall mean the Alliance Employment Agreements for Messrs. Rossi, Gonci, and Loguidice, the Alliance Change in Control Agreements with Messrs. Coia and Lorusso, and Ms. Harris and Ms. Ouimet-Matusek, the Tolland Supplemental Executive Retirement Income Plan, the Directors’ Deferred Compensation Plan, the Stock Option Income Deferral Plan and the Directors’ Retirement Plan.

“Alliance Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of Alliance as of December 31, 2002, 2001 and 2000 and the consolidated statements of operations, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of Alliance for each of the three (3) years ended 2002, 2001 and 2000 as filed by Alliance in its Securities Documents, and (ii) the unaudited interim and audited annual consolidated financial statements of Alliance as of the end of each calendar quarter and fiscal year, respectively, following December 31, 2002 as filed by Alliance in its Securities Documents.

“Alliance Option Plans” shall mean the Alliance 1997 Stock Incentive Plan for Directors, Officers and Key Employees, as amended, the Alliance 1999 Stock Option Plan for Non-Employee Directors, as amended, the Alliance Stock Option Income Deferral Plan, and the Directors Deferred Compensation Plan.

“Alliance Per Share Value” shall have the meaning set forth in Section 3.1.2 hereof.

“Alliance Subsidiary” shall mean a Subsidiary controlled by Alliance.

“Banking Law” shall mean the Banking Law of Connecticut, Connecticut General Statutes § 36a-1 et seq., as amended.

“Bank Merger” shall have the meaning set forth in the Recitals hereto.

“Bank Merger Agreement” shall have the meaning set forth in the Recitals hereto.

“Bank Regulator” shall mean any federal or state banking regulator that regulates NHSB or Tolland, or any of their respective holding companies or subsidiaries, as the case may be, including but not limited to the FDIC, the Department, and the FRB.

“BIF” shall mean the Bank Insurance Fund administered by the FDIC.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Connecticut are authorized or obligated to close.

“Cash Election Consideration” shall have the meaning set forth in Section 3.1.3 herof.

“Cash Election Price” shall have the meaning set forth in Section 3.1.3 hereof.

“Certificate” shall mean certificates evidencing shares of Alliance Common Stock.

“Closing” shall have the meaning set forth in Section 2.3 hereof

“Closing Date” shall have the meaning set forth in Section 2.3 hereof.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreements” shall mean the confidentiality agreements referred to in Section 12.1 of this Agreement.

“Continuing Employee” shall have the meaning set forth in Section 7.6.2 hereof.

“Conversion” shall have the meaning set forth in Section 2.10 hereof.

“Conversion Prospectus” shall mean a prospectus issued by NEWCO in connection with the Offering, which meets all of the requirements of the Securities Act, applicable state securities laws and banking laws and regulations.

“Conversion Price Per Share” shall mean the price at which one share of NEWCO Common Stock is offered for issuance in the Conversion.

“Conversion Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of NEWCO Common Stock to be offered and issued in connection with the Offering.

“Corporators” shall mean the corporators of NHSB.

“DGCL” shall mean the Delaware General Corporation Law, as amended.

“Department” shall mean the Connecticut Department of Banking.

“Dissenting Shares” shall have the meaning set forth in Section 3.1.6 hereof.

“Dissenting Shareholder” shall have the meaning set forth in Section 3.1.6 hereof.

“DOJ” shall mean the United States Department of Justice.

“Effective Date” shall mean the date on which the Effective Time occurs. The Effective Date shall not occur until after the closing of the Offering.

“Effective Time” shall mean the date and time specified pursuant to Section 2.3 hereof as the effective time of the Merger.

“Environmental Laws” means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environment Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § ll0l, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.; the Connecticut Transfer Act, Connecticut General Statutes § 22a-134 et seq.; and all applicable comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean a bank or trust company designated by NHSB and reasonably acceptable to Alliance, which shall act as agent for NHSB in connection with the exchange procedures for converting Certificates and Options into the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.3.1 hereof.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“Fractional Share Consideration” shall have the meaning set forth in Section 3.1.5 hereof.

“FRB” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” shall mean accounting principles, generally accepted in the United States.

“Governmental Entity” shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HOLA” means the Home Owners’ Loan Act.

“Intellectual Property” shall have the meaning set forth in Section 4.26 hereof.

“Joint Venture” shall mean any limited partnership, joint venture, corporation, or venture capital investment.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known, or should have been known (in the ordinary performance of their duties without additional inquiry specific to this Agreement), by the executive officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any bank regulatory agencies or any other material written notice received by that Person.

“Loan Property” shall have the meaning set forth in Section 4.9.2 hereof.

“Material Adverse Effect” shall mean, with respect to Alliance or NHSB, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of Alliance and its Subsidiaries taken as a whole, or NHSB and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either Alliance, on the one hand, or NHSB, on the other hand, to consummate the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks generally, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of a party (or any of its Subsidiaries) taken with the prior written consent of the other party, and (d) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties hereto in consummating the transactions contemplated in this Agreement.

“Materials of Environmental Concern” shall mean petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls and any other chemicals, materials or substances regulated at the Effective Time as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Laws.

“Maximum Premium Amount” shall have the meaning set forth in Section 7.7.1 hereof.

“Merger” shall have the meaning set forth in the Recitals hereto.

“Merger Consideration” shall mean the consideration paid by NEWCO to holders of Alliance Common Stock and Options under Section 3.1 hereof.

“Merger Registration Statement” shall have the meaning set forth in Section 8.2 hereto.

“Minimum Share Requirement” shall have the meaning set forth in Section 3.2 hereof.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“New Option Plan” shall have the meaning set forth in Section 7.6.2 hereof.

“NEWCO” shall mean a Delaware corporation to be organized by NHSB, which shall own 100% of the common stock of NHSB following the consummation of the transactions contemplated in the Plan and which shall be the surviving corporation in the Merger.

“NEWCO Common Stock” shall mean the common stock, par value $0.01 per share, of NEWCO to be issued in the Offering.

“NHSB” shall mean The New Haven Savings Bank, either as a Connecticut-chartered mutual savings bank or, following the Conversion, a Connecticut-chartered stock savings bank, with its principal offices located at 195 Church Street, New Haven, Connecticut 06510.

“NHSB Amendment” shall have the meaning set forth in Section 6.10(b) hereof.

“NHSB Disclosure Schedule” shall mean a written, signed disclosure schedule delivered by NHSB to Alliance specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein.

“NHSB Employee Plan(s)” shall mean all qualified pension or profit-sharing plans, any deferred compensation, non-qualified plan or arrangement, supplemental retirement, consultant, bonus or group insurance contract or any other incentive, health and welfare or employee benefit plan or agreement maintained for the benefit of any of the employees or former employees or directors of NHSB or any NHSB Subsidiary, whether written or oral as in effect at the time of the execution of this Agreement.

“NHSB Financial Statements” shall mean the audited consolidated balance sheets (including related notes and schedules, if any) of NHSB as of March 31, 2002, 2001 and 2000 and the consolidated statements of income and cash flows (including related notes and schedules, if any) of NHSB for each of the three (3) years ended March 31, 2002, 2001 and 2000, and the NHSB call reports as of the end of each quarter following March 31, 2002.

“NHSB Subsidiary” shall mean a Subsidiary controlled by NHSB.

“Offering” shall mean the offering, in connection with the Conversion, of shares of NEWCO Common Stock in a subscription offering and, if necessary, a community offering and/or a syndicated community offering.

“Option Consideration” shall have the meaning set forth in Section 3.1.4 hereof.

“Options” shall mean options to purchase shares of Alliance Common Stock granted pursuant to the Alliance Option Plans as set forth in Section 4.1 of the Alliance Disclosure Schedule.

“Participation Facility” shall have the meaning set forth in Section 4.9.2 hereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Per Share Merger Consideration” shall have the meaning set forth in Section 3.1.2 hereof.

“Plan” shall have the meaning set forth in the recitals hereto.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1 hereof.

“Purchase Price Adjustment” means the amount by which the Per Share Merger Consideration and the Cash Election Price shall be automatically increased in the event the Closing does not take place on or prior to March 31, 2004, other than as a result of actions or failure to act by Alliance, determined by multiplying (a) the number of days that shall have elapsed between March 31, 2004 and the Closing Date by (b) one cent ($0.01). For example, if the Closing Date were to occur on April 30, 2004, the Alliance Per Share Value and the Cash Election Price would become $25.30.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments that obligate an entity to issue or dispose of any of its capital stock or other ownership interests or that provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws, provided, however, that SEC Forms 3, 4 and 5 shall not be deemed to be Securities Documents.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the SEC promulgated thereunder.

“Stock Exchange” shall mean the Nasdaq National Market System.

“Subsidiary” shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

“Superior Proposal” shall have the meaning set forth in Section 6.10 hereof.

“Surviving Bank” shall mean NHSB as the resulting institution of the Bank Merger.

“Surviving Corporation” shall have the meaning set forth in Section 2.1 hereof.

“Tax” shall have the meaning set forth in Section 4.10.6 hereof.

“Tax Return” shall have the meaning set forth in Section 4.10.6 hereof.

“Termination Date” shall mean December 31, 2004.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER AND THE CONVERSION

2.1    The Merger.    As promptly as practicable following the satisfaction or waiver of the conditions to each party’s respective obligations hereunder, and subject to the terms and conditions of this Agreement, at the Effective Time the Merger will be consummated by the merger of Alliance with and into NEWCO, with NEWCO as the surviving corporation (the “Surviving Corporation”) in accordance with the provisions of the DGCL. At the Effective Time of the Merger, each share of Alliance Common Stock and each Option will be converted into the right to receive the Merger Consideration, as applicable, pursuant to the terms of Article III hereof.

2.2    The Bank Merger.    The Bank Merger shall be consummated immediately following the Merger.

2.3    Effective Time.    The Merger shall be effected by the filing of a certificate of merger with the Delaware Office of the Secretary of State on the day of the closing (“Closing Date”), in accordance with the DGCL (the “Closing”). The “Effective Time” of the Merger shall be the date and time upon which the certificate of merger as to the Merger is filed with the Delaware Office of the Secretary of State, or as otherwise stated in such certificate of merger.

2.4    Certificate of Incorporation and Bylaws.    The Certificate of Incorporation and Bylaws of NEWCO as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until thereafter amended as provided therein and by applicable law.

2.5    Directors and Officers of Surviving Corporation.    The directors of the Surviving Corporation immediately after the Effective Time shall be the directors of NEWCO immediately prior to the Effective Time, plus Joseph H. Rossi, or if Mr. Rossi is unable or unwilling to serve, one other director of Alliance immediately prior to the Effective Time who shall be selected by the Board of Directors of NHSB after consultation with the Board of Directors of Alliance, such selectee to meet the qualifications of and hold office in accordance with (a) the Certificate of Incorporation and Bylaws of the Surviving Corporation and (b) the provisions of Section 7.8 hereof. The officers of NEWCO immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

2.6    Directors and Officers of Surviving Bank.    The directors of NHSB immediately after the Effective Time shall be the directors of NHSB prior to the Effective Time plus Joseph H. Rossi, or if Mr. Rossi is unable or unwilling to serve, one other director of Tolland who shall be selected by the Board of Directors of NHSB after consultation with the Board of Directors of Alliance, such selectee to meet the qualifications of and hold office in accordance with (a) the Certificate of Incorporation and Bylaws of the Surviving Bank and (b) the provisions of Section 7.8 hereof. The officers of NHSB immediately prior to the Effective Time, together with any additional officers of Tolland as the Directors of NHSB may appoint, shall be the initial officers of the Surviving Bank, in each case until their respective successors are duly elected or appointed and qualified.

2.7    Additional Actions.    If, at any time after the Effective Time, the Surviving Corporation or the Surviving Bank shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation or the Surviving Bank, title to and possession of any property or right of Alliance (or Tolland) acquired or to be acquired by reason of, or as a result of, the Merger or Bank Merger, or (b) otherwise to carry out the purposes of this Agreement, Alliance, Tolland and their officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation or the Surviving Bank and otherwise to carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation and the Surviving Bank are fully authorized in the name of Alliance, Tolland or otherwise to take any and all such action.

2.8    Effects of the Merger.    At and after the Effective Time, the Merger shall have the effects set forth in the DGCL with respect to NEWCO and Alliance, and the Bank Merger shall have the effects set forth in the Banking Law with respect to NHSB and Tolland.

2.9    Possible Alternative Structures.    Prior to the Effective Time NHSB shall be entitled to revise the structure of the Merger and/or the Bank Merger described in Section 2.1 hereof and the Recitals hereto, provided that (i) there are no adverse federal or state income tax consequences to Alliance and its shareholders as a result of the modification; (ii) the consideration to be paid to the holders of Alliance Common Stock and Options under this Agreement is not thereby changed in kind or reduced in amount; (iii) there are no adverse changes to the benefits and other arrangements provided to or on behalf of Alliance’s directors, officers and other employees; and (iv) such modification will not delay materially or jeopardize receipt of any required regulatory approvals or non-objection of Governmental Entities. Notwithstanding the foregoing or any other provision to the contrary contained in this Agreement, in the event Alliance elects to convert the Merger Consideration to the right to receive only cash as contemplated in Section 11.4(b) hereof, NHSB shall be entitled to revise the structure of the Merger and/or the Bank Merger described in Section 2.1 hereof and the Recitals hereto, even if such revisions have the effects set forth in clauses (i) and (iv) above. NHSB, Alliance and Tolland agree to amend this Agreement and any related documents appropriately in order to reflect any such revised structure.

2.10    The Conversion.    Concurrently with the approval of this Agreement by the Board of Directors of NHSB, the Board of Directors of NHSB shall adopt the Plan and shall recommend approval of the Plan to the Corporators of NHSB pursuant to which, subject to the receipt of all necessary approvals (including the approval of the Corporators), NHSB shall take all steps reasonably necessary to convert from a mutual savings bank to a capital stock savings bank as part of a transaction in which a holding company is organized to acquire upon issuance all of the capital stock of the converted bank (the “Conversion”). NHSB may amend the Plan at any time, pursuant to comments from regulatory authorities or otherwise, unless in so doing the amendment would have any of the effects prohibited in Section 2.9(i) - (iv) above; provided, however, that if the Plan is being amended and Alliance has elected to convert the Merger Consideration to the right to receive only cash as contemplated in Section 11.4(b) hereof, then the amendments to the Plan may have the effects set forth in clauses (i) and (iv) of Section 2.9 above. NHSB will use its reasonable best efforts in good faith to complete all actions required under this Section 2.10, including approval of the Corporators, by January 31, 2004.

ARTICLE III

CONVERSION OF SHARES AND OPTIONS

3.1    Conversion of Alliance Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of NHSB, NEWCO, Alliance, Tolland or the holders of any of the shares of Alliance Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1    All shares of Alliance Common Stock held in the treasury of Alliance and each share of Alliance Common Stock owned by NEWCO or any direct or indirect wholly owned subsidiary of NEWCO or of Alliance immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.2    Each outstanding share of Alliance Common Stock that under the terms of Section 3.2 is to be converted into the right to receive shares of NEWCO Common Stock shall, subject to the provisions of Section 3.3 generally, be converted into and become the right to receive that number of shares of NEWCO Common Stock as shall equal $25, as adjusted by, if applicable, the Purchase Price Adjustment, (the “Alliance Per Share Value”) divided by the Conversion Price Per Share (“Per Share Merger Consideration”). For example, if the Conversion Price Per Share is $10, then each outstanding share of Alliance Common Stock shall be converted into Per Share Merger Consideration consisting of the right to receive two and one/half (2.5) shares of NEWCO Common Stock assuming no Purchase Price Adjustment, or if the Conversion Price Per Share is $5 or $25, respectively, each outstanding share of Alliance Common Stock shall be converted into Per Share Merger Consideration consisting of the right to receive five (5) shares or one (1) share, respectively, of NEWCO Common Stock assuming no Purchase Price Adjustment.

3.1.3    Each outstanding share of Alliance Common Stock that under the terms of Section 3.2 is to be converted into the right to receive cash (the “Cash Election Consideration”) shall be converted into the right to receive a cash payment of $25.00, as adjusted by the Purchase Price Adjustment, if applicable, (the “Cash Election Price”).

3.1.4    Each Option which remains issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without regard to any future vesting date thereof, be cancelled and converted into the right to receive, at the election of the holder thereof exercised in accordance with the election procedures set forth in Section 3.2 hereof, Per Share Merger Consideration, adjusted as set forth below to reflect the Option exercise price, provided however, that in the event any such holder of an Option fails to make such election on or before the Election Deadline set forth in Section 3.2.2, Options held by such holder shall be converted into the right to receive a cash payment in an amount determined by multiplying (i) the positive difference, if any, between the Cash Election Price and the exercise price of such Option for each share of Alliance Common Stock subject to such Option (the “Option Price”) by (ii) the number of shares of Alliance Common Stock subject to such Option (the Per Share Merger Consideration with respect to such Options and the Option Price shall collectively be referred to as the “Option Consideration”). In order to reflect the exercise price of any such Option being converted to Per Share Merger Consideration as contemplated above, the Per Share Merger Consideration shall, for such purpose and notwithstanding the provisions of Section 3.1.2 hereof, be calculated by subtracting the exercise price for such Option from the Alliance Per Share Value, and dividing such result by the Conversion Price Per Share.

The payment of the Option Consideration referred to in this Section 3.1.4 to each holder of an Option shall be subject to such holder executing such instruments of cancellation as NEWCO and Alliance may reasonably deem appropriate. NEWCO, NHSB, Alliance or Tolland shall make necessary tax withholdings from the Option Consideration as they deem appropriate.

3.1.5    Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of NEWCO Common Stock shall be issued upon the surrender for exchange of Certificates or Options, no dividend or distribution with respect to NEWCO Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of NEWCO. In lieu of the issuance of any such fractional share, NEWCO shall pay to each former holder of Alliance Common Stock or Option who otherwise would be entitled to receive a fractional share of NEWCO Common Stock, an amount in cash determined by multiplying the Conversion Price Per Share by the fraction of a share of NEWCO Common Stock which such holder would otherwise be entitled to receive pursuant to Section 3.1.3 hereof (the “Fractional Share Consideration”). No interest will be paid on the cash that the holders of such fractional shares shall be entitled to receive upon such delivery. For purposes of determining any fractional share interest, all shares of Alliance Common Stock owned by an Alliance shareholder or Options held by Option holders shall be combined so as to calculate the maximum number of whole shares of NEWCO Common Stock issuable to such Alliance shareholder or Option holder.

The Per Share Merger Consideration, the Cash Election Consideration and the Fractional Share Consideration shall be referred to as the “Stock Merger Consideration,” and the Stock Merger Consideration and the Option Consideration are sometimes referred to collectively as the “Merger Consideration.”

3.1.6    Each outstanding share of Alliance Common Stock the holder of which has perfected his right to dissent under the DGCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive shares of NEWCO Common Stock or cash hereunder, and the holder thereof shall be entitled only to such rights as are granted by the DGCL. Alliance shall give NHSB prompt notice upon receipt by Alliance of any such demands for payment of the fair value of such shares of Alliance Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and NHSB and/or NEWCO, as appropriate, shall have the right to participate in all negotiations and proceedings with respect to any such demands. Alliance shall not, except with the prior written consent of NHSB or NEWCO, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the DGCL. Any payments made in respect of Dissenting Shares shall be made by the Surviving Company.

3.1.7    If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of Alliance Common Stock shall be converted into a right to receive NEWCO Common Stock in accordance with the applicable provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of Alliance Common Stock of such holder shall be converted on a share by share basis into the right to receive NEWCO Common Stock as described in Section 3.1.2 above.

3.1.8    After the Effective Time, shares of Alliance Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this Section 3.1.8 be a right to receive the Merger Consideration.

3.1.9    Notwithstanding any other provision of this Agreement to the contrary, if the tax opinion referred to in Section 9.1.7 cannot be rendered because the counsel charged with providing such opinion reasonably determines that the Merger may not satisfy the continuity of interest requirements applicable to reorganizations under Section 368(a) of the Code, then NEWCO shall reduce the aggregate number of Alliance Cash Election Shares, and thereby the aggregate Cash Election Consideration, to the minimum extent necessary to enable such tax opinion to be rendered, and correspondingly increase the aggregate number of shares of Alliance Common Stock to be converted into Per Share Merger Consideration.

3.2    Election Procedures.

The Parties acknowledge that for United States income tax purposes it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as, a plan of reorganization within the meaning of Section 368 of the Code. Consistent with that intent, notwithstanding any provision of this Agreement to the contrary, the aggregate Merger Consideration payable to all holders of Alliance Common Stock shall include such number of shares of NEWCO Common Stock as is necessary in order that the aggregate number of shares of Alliance Common Stock exchanged through the Merger for shares of NEWCO Common Stock is at least 75% of the aggregate of (i) the total number of shares of Alliance Common Stock issued and outstanding (including those issued and outstanding shares of Alliance Common Stock held in the Alliance Stock Option Income Deferral Plan) and (ii) the total number of shares of Alliance Common Stock subject to Options immediately prior to the Effective Time (the “Minimum Share Requirement”). Holders of Options may elect to receive shares of NEWCO Common Stock or, by virtue of having failed to elect to receive shares of NEWCO Common Stock, the cash Option Price as contemplated in Section 3.1.4, and holders of Alliance Common Stock (including issued and outstanding shares of Alliance Common Stock held in the Alliance Stock Option Income Deferral Plan) may elect to receive shares of NEWCO Common Stock or, subject to the Minimum Share Requirement, the Cash Election Price in exchange for their shares of Alliance Common Stock or Options, as the case may be, in accordance with the following procedures.

3.2.1    An election form (“Election Form”) will be sent by NEWCO no later than fifteen (15) Business Days and no earlier than thirty (30) Business Days prior to the expected Effective Time (provided that it need not be sent until the approvals from the Bank Regulators as set forth in Section 8.4 have been obtained) to each holder of record of Alliance Common Stock and each holder of an Option permitting such holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to elect to receive either (i) NEWCO Common Stock with respect to each share of such holder’s Alliance Common Stock or Option, as the case may be, as provided herein (the “Alliance Stock Election Shares”) or (ii) in the case of holders of Alliance Common Stock, cash with respect to each share of such holder’s Alliance Common Stock, as provided herein (the “Alliance Cash Election Shares”). Any shares of Alliance Common Stock (including those issued and outstanding shares of Alliance Common Stock held in the Alliance Stock Option Income Deferral Plan) with respect to which the holder thereof shall not, as of the Election Deadline, have made such an election by submission to the Exchange Agent on an effective, properly completed Election Form shall be deemed to be Alliance Stock Election Shares and shall be converted into NEWCO Common Stock in accordance with Section 3.1.2. Any Options with respect to which the holder thereof shall not, as of the Election Deadline, have made such election by submission to the Exchange Agent of an effective, properly completed Election Form shall be entitled to the Option Price as set forth in Section 3.1.4 hereof multiplied by the number of shares of Alliance Common Stock subject to such Option. Any Dissenting Shares shall be deemed to be Alliance Cash Election Shares, and with respect to such shares the holders thereof shall in no event receive consideration comprised of NEWCO Common Stock.

3.2.2    The term “Election Deadline”, as used below, shall mean 5:00 p.m., Eastern time, on the fifteenth (15th) Business Day following but not including the date of mailing of the Election Form or such other date as Alliance and NEWCO shall mutually agree upon, provided in any event, the Election Deadline shall be at or before the Effective Time. Any election to receive NEWCO Common Stock or cash shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice is actually received, including by facsimile, by the Exchange Agent at or prior to the Election Deadline. The certificate or certificates representing Alliance Common Stock relating to any revoked Election Form shall be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. The Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made. Within five (5) Business Days after the Election Deadline, the Exchange Agent shall calculate the allocation, if any, among holders of Alliance Common Stock of rights to receive the Cash Election Price in the Merger in accordance with the Election Forms as follows:

(i)    If the number of Alliance Stock Election Shares is less than the Minimum Share Requirement, then the Alliance Cash Election Shares will be converted into the right to receive NEWCO Common Stock and cash in the following manner:

(A)    a proration factor (the “Cash Proration Factor”) shall be determined by dividing (x) the number by which the sum of (i) the number of Cash Election Shares and (ii) the number of shares of Alliance Common Stock subject to Options immediately prior to the Effective Time receiving the cash Option Price, exceeds 25% of the sum of (iii) the total number of shares of Alliance Common Stock issued and outstanding (including without limitation the shares of Alliance Common Stock held in the Alliance Stock Option Income Deferral Plan) and (iv) the total number of shares of Alliance Stock underlying Options immediately prior to the Effective Time, by (y) the sum of (v) number of Cash Election Shares (excluding Dissenting Shares therefrom) plus (vi) the number of shares of Alliance Common Stock subject to Options immediately prior to the Effective Time receiving the cash Option Price;

(B)    the number of Alliance Cash Election Shares (other than Dissenting Shares) held by each holder of shares of Alliance Common Stock that will be converted into the right to receive cash pursuant to the terms of Section 3.1.3 shall be reduced by that whole number of Cash Election Shares held by such holder of shares of Alliance Common Stock determined by multiplying the Cash Proration Factor by the number of Alliance Cash Election Shares held by such holder and rounding up to the nearest whole share; and

(C)    all Alliance Cash Election Shares (other than (i) those shares converted into the right to receive cash in accordance with the preceding subparagraph (B), (ii) Options the holders of which failed to make the election contemplated in Section 3.1.4 hereof and (iii) Dissenting Shares) shall be converted into the right to receive NEWCO Common Stock in accordance with the terms of Section 3.1.2.

3.3    Procedures for Exchange of Alliance Common Stock.

3.3.1    NEWCO to Make Merger Consideration Available.    At or before the Effective Time, NEWCO shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Alliance Common Stock, for exchange in accordance with this Section 3.3, certificates representing the shares of NEWCO Common Stock sufficient to pay the Per Share Merger Consideration and an estimated amount of cash sufficient to pay the aggregate Option Price, the aggregate Cash Election Consideration payable hereunder and the aggregate Fractional Share Consideration (such cash and certificates for shares of NEWCO Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).

3.3.2    Exchange of Certificates.    Within five (5) business days after the Effective Time, NEWCO shall take all steps necessary to cause the Exchange Agent to mail to each holder of a Certificate or Certificates, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for, as the case may be, certificates representing the shares of NEWCO Common Stock, cash in respect of the Cash Election Price, and cash in respect of the Fractional Share Price. The letter of transmittal (which shall be subject to the reasonable approval of Alliance) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of shares of NEWCO Common Stock to which such former holder of Alliance Common Stock shall have become entitled pursuant to the provisions of Section 3.1.2 hereof, (ii) a check representing that amount of cash (if any) to which such former holder of Alliance Common Stock shall have become entitled in respect of the Cash Election Price pursuant to the provisions of Section 3.2 hereof, and (iii) a check representing the amount of cash (if any) payable in respect of the Fractional Share Price, which such former holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of Section 3, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable in lieu of fractional shares. Certificates surrendered for exchange by any person who is an “affiliate” of Alliance for purposes of Rule 145(c) under the Securities Act shall not be exchanged for certificates representing shares of NEWCO Common Stock until NEWCO has received the written agreement of such person contemplated by Section 8.5 hereof.

3.3.3    Rights of Certificate Holders after the Effective Time.    The holder of a Certificate that prior to the Merger represented issued and outstanding Alliance Common Stock shall have no rights, after the Effective Time, with respect to such Alliance Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to NEWCO Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with Section 3.3. After the surrender of a Certificate in accordance with Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of NEWCO Common Stock represented by such Certificate.

3.3.4    Surrender by Person Other than Record Holders.    If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Stock Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.3.5    Closing of Transfer Books.    From and after the Effective Time, there shall be no transfers on the stock transfer books of Alliance of the Alliance Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

3.3.6    Return of Exchange Fund.    At any time following the twelve (12) month period after the Effective Time, NEWCO shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to NEWCO (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither NEWCO nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.3.7    Lost, Stolen or Destroyed Certificates.    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by NEWCO, the posting by such person of a bond in such amount as NEWCO may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.3.8    Withholding.    NEWCO or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Alliance Common Stock such amounts as NEWCO (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by NEWCO or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Alliance Common Stock in respect of whom such deduction and withholding were made by NEWCO or the Exchange Agent.

3.3.9    Payment of Option Consideration.    Within five (5) business days after the Effective Time, NEWCO shall take all steps necessary to cause the Exchange Agent to issue and deliver a check representing the Option Price to the holders of the Options who are deemed not to have elected to receive the Per Share Merger Consideration, all of which Options shall have been cancelled in connection with the Merger Agreement.

3.3.10    Reservation of Shares.    Effective upon the later of the date of this Agreement or the date of NEWCO’s formation, NEWCO shall reserve for issuance a sufficient number of shares of the NEWCO Common Stock for the purpose of issuing shares of NEWCO Common Stock to the Alliance shareholders in accordance with this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

ALLIANCE AND TOLLAND

Alliance and Tolland represent and warrant to NHSB that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the ALLIANCE DISCLOSURE SCHEDULE delivered by Alliance to NHSB on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, provided, however, that Tolland’s representations and warranties made herein are limited to only representations and warranties with respect to Tolland.

4.1    Capital Structure.    The authorized capital stock of Alliance consists of 4,000,000 shares of common stock, par value $0.01 per share and 100,000 shares of preferred stock, par value $0.01 per share. As of the date of this Agreement, 2,678,504 shares of Alliance Common Stock, including shares of Alliance Common Stock issued subject to restrictions as to vesting pursuant to the Alliance Option Plans (but not including 10,549 shares of Alliance Common Stock which are issued and outstanding but held in the Alliance Stock Option Income Deferral Plan), are issued and outstanding, 200,599 shares of Alliance Common Stock are directly or indirectly held by Alliance as treasury stock, and no shares of Alliance preferred stock, par value $0.01 per share are issued or outstanding. All outstanding shares of Alliance Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of Alliance Common Stock has been issued in violation of the preemptive rights of any person, firm or entity. Except for the Alliance Option Plans pursuant to which there are outstanding options to acquire 416,258 shares of Alliance Common Stock, a schedule of which is set forth in Section 4.1 of the ALLIANCE DISCLOSURE SCHEDULE, there are no Rights authorized, issued or outstanding with respect to or relating to the capital stock of Alliance. All of the Options outstanding as of the date hereof to acquire shares of Alliance Common Stock are non-qualified options.

4.2    Organization, Standing and Authority of Alliance.    Alliance is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Alliance. Alliance is duly registered as a bank holding company under the BHCA. Alliance has heretofore delivered to NHSB and has included as Section 4.2 of the ALLIANCE DISCLOSURE SCHEDULE true, complete and correct copies of the Certificate of Incorporation and Bylaws of Alliance as in effect as of the date hereof.

4.3    Ownership of Alliance Subsidiaries.    Set forth in Section 4.3 of the ALLIANCE DISCLOSURE SCHEDULE is the name, jurisdiction of incorporation and percentage ownership of each direct or indirect Alliance Subsidiary. Except for (x) capital stock of the Alliance Subsidiaries, (y) securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, and (z) securities and other interests which are set forth in the ALLIANCE DISCLOSURE SCHEDULE,Alliance does not own or have the right or obligation to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture or other organization, other than investment securities representing not more than five percent (5%) of the outstanding capital stock of any entity. The outstanding shares of capital stock or other ownership interests of each Alliance Subsidiary that are owned by Alliance or any Alliance Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and are directly or indirectly owned by Alliance free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever. No Rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of any Alliance Subsidiary and there are no agreements, understandings or commitments relating to the right of Alliance to vote or to dispose of such capital stock or other ownership interests.

4.4    Organization, Standing and Authority of Alliance Subsidiaries.    Each Alliance Subsidiary is a savings bank, or corporation or partnership duly organized, validly existing and in good standing or legal existence, as appropriate, under the laws of the jurisdiction in which it is organized. Each Alliance Subsidiary (i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business and is in good standing or legal existence, as appropriate, in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Alliance. Alliance is authorized to own each Alliance Subsidiary under the BHCA. The deposit accounts of Tolland are insured by the FDIC through the BIF to the maximum extent permitted by the FDIA. Tolland has paid all premiums and assessments required by the FDIC. Alliance has heretofore delivered or made available to NHSB and has included as Section 4.4 of the ALLIANCE DISCLOSURE SCHEDULE true, complete and correct copies of the Certificate of Incorporation and Bylaws of Tolland and each other Alliance Subsidiary as in effect as of the date hereof.

4.5    Authorized and Effective Agreement.

4.5.1    Each of Alliance and Tolland has all requisite corporate power and authority to enter into this Agreement and the Bank Merger Agreement, as applicable, and (subject to receipt of all necessary governmental approvals and the approval of Alliance’s shareholders of this Agreement) to perform all of its obligations under this Agreement and the Bank Merger Agreement, as applicable. The execution and delivery of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Alliance and Tolland, except for the approval of this Agreement by Alliance’s shareholders. This Agreement has been duly and validly executed and delivered by Alliance and Tolland and, assuming due authorization and execution by NHSB, constitutes the legal, valid and binding obligations of Alliance and Tolland, enforceable against Alliance and Tolland in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Bank Merger Agreement, upon execution and delivery by Tolland, will have been duly and validly executed and delivered by Tolland and, assuming due authorization and execution by NHSB, will constitute the legal, valid and binding obligation of Tolland, enforceable against Tolland in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.5.2    Neither the execution and delivery of this Agreement by Alliance or Tolland, the execution and delivery of the Bank Merger Agreement by Tolland, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Alliance and Tolland with any of the provisions hereof or thereof (i) does or will conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of Alliance or the equivalent documents of any Alliance Subsidiary, (ii) except as set forth in Section 4.5.2(ii) of the ALLIANCE DISCLOSURE SCHEDULE, violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Alliance or any Alliance Subsidiary pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Alliance or any Alliance Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Alliance or any Alliance Subsidiary.

4.5.3    Except as set forth in Section 4.5.3 of the ALLIANCE DISCLOSURE SCHEDULE and except for (i) the filing of applications and notices with, and the consents and approvals of, as applicable, the Bank Regulators, (ii) the filing and effectiveness of the Merger Registration Statement with the SEC, (iii) the approval of this Agreement by the requisite vote of the shareholders of Alliance, (iv) the filing of the certificate of merger with respect to the merger of Alliance with and into NEWCO with the Secretary of State of the State of Delaware pursuant to the DGCL in connection with the Merger, and (v) the filing of a copy of the Bank Merger Agreement and a copy of the approval of the commissioner of the Connecticut Department of Banking with the Connecticut Secretary of the State with respect to the Bank Merger, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of Alliance or Tolland in connection with the execution and delivery by Alliance and Tolland of this Agreement, the execution and delivery by Tolland of the Bank Merger Agreement, the consummation of the Merger by Alliance, and the consummation of the Bank Merger by Tolland.

4.5.4    As of the date hereof, neither Alliance nor Tolland has Knowledge of any reasons relating to Alliance or Tolland (including without limitation Community Reinvestment Act compliance) why all material consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the Merger or the Bank Merger as shall be necessary for (i) consummation of the Merger and the Bank Merger, and (ii) the continuation by NEWCO and NHSB after the Effective Time of the business of Alliance and Tolland as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which, in the reasonable opinion of Alliance, could have a Material Adverse Effect on the business of Alliance or Tolland or materially impair the value of Alliance and Tolland to NEWCO or NHSB.

4.6    Securities Documents and Regulatory Reports.

4.6.1    Since December 31, 1999, Alliance has timely filed with the SEC and the American Stock Exchange all Securities Documents required by the Securities Laws, and such Securities Documents, as the same may have been amended, complied, at the time filed with the SEC, in all material respects with the Securities Laws.

4.6.2    Since December 31, 1999, each of Alliance and Tolland, has duly filed with the Bank Regulators in correct form the reports required to be filed under applicable laws and regulations and such reports were complete and accurate and in compliance with the requirements of applicable laws and regulations in all material respects. Except as set forth in Section 4.6.2 of the ALLIANCE DISCLOSURE SCHEDULE, in connection with the most recent federal and state

Bank Regulator examinations of Alliance and Tolland, neither Alliance nor Tolland was required to correct or change any action, procedure or proceeding which Alliance or Tolland believes has not been corrected or changed as required as of the date hereof.

4.7    Financial Statements.

4.7.1    Alliance has previously made available to NHSB the Alliance Financial Statements. The Alliance Financial Statements have been prepared in accordance with GAAP and (including related notes where applicable) fairly present in each case in all material respects, the consolidated financial condition, results of operations, shareholders’ equity and cash flows of Alliance for the respective periods or as of the respective dates set forth therein, except as indicated in the notes thereto or in the case of unaudited statements, as permitted by Form 10-Q.

4.7.2    Each of the Alliance Financial Statements referred to in Section 4.7.1 has been and will be, as the case may be, prepared in accordance with GAAP during the periods involved (except for the absence of footnotes and customary year-end adjustments in the case of unaudited interim Alliance Financial Statements). The audits of Alliance and Alliance Subsidiaries have been and will be conducted in accordance with generally accepted auditing standards. The books and records of Alliance and the Alliance Subsidiaries are being maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Alliance and its Subsidiaries. The minute books of Alliance and each Alliance Subsidiary contain complete and accurate records of all meetings and other corporate actions of their respective shareholders and Boards of Directors (including all committees for which minutes are customarily kept) authorized at such meetings held or taken since December 31, 1999 through the date of this Agreement.

4.7.3    Except (i) as set forth in Section 4.7.3 of the ALLIANCE DISCLOSURE SCHEDULE,(ii) as reflected, disclosed or provided for in the Alliance Financial Statements as of December 31, 2000, 2001 and 2002 (including related notes), (iii) for liabilities incurred since December 31, 2002 in the ordinary course of business and (iv) liabilities incurred in connection with this Agreement and the transactions contemplated hereby, neither Alliance nor any Alliance Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition, results of operations or business of Alliance on a consolidated basis that would be required in accordance with GAAP to be reflected on an audited consolidated balance sheet of Alliance or the notes thereto.

4.8    Material Adverse Change.    Since January 1, 2003 to the date hereof (i) Alliance and each Alliance Subsidiary has conducted its respective business in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement, and excluding the transactions contemplated hereby), and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Alliance.

4.9    Environmental Matters.

4.9.1    Except as set forth in Section 4.9.1 of the ALLIANCE DISCLOSURE SCHEDULE, with respect to Alliance and each Alliance Subsidiary:

(a)    To Alliance’s Knowledge, each of Alliance and the Alliance Subsidiaries, the Participation Facilities and the Loan Properties are, and at all times have been, in full compliance with, and are not in violation of or liable under, any Environmental Laws;

(b)    Alliance has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to Alliance’s Knowledge, there is no such action threatened, and there is no basis to expect any action before any court, governmental agency or other forum against it or any of the Alliance Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (as defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site currently or formerly owned, leased or operated by it or any of the Alliance Subsidiaries or any Participation Facility or (z) with respect to any property at or to which Material of Environmental Concern were generated, manufactured, refined, transported, transferred, imported, used, disposed, treated, or processed by Alliance or any Alliance Subsidiary or any Participation Facility or from which Materials of Environmental Concern have been transported, treated, stored, handled, transferred, disposed, recycled, or received;

(c)    Alliance has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to Alliance’s Knowledge, no such action is threatened, and to Alliance’s Knowledge there is no basis to expect any action before any court, governmental agency or other forum relating to or against any Loan Property (or Alliance or any of the Alliance Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern;

(d)    To Alliance’s Knowledge, the real properties, leasehold or other interest in real property currently or formerly owned or operated by Alliance or any Alliance Subsidiary (including, without limitation, soil, groundwater or surface water on, under or geologically or hydrologically adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern;

(e)    Neither Alliance nor any Alliance Subsidiary has received (and there is no basis to expect ) any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

(f)    Except as set forth on Schedule 4.9.1(f) of the ALLIANCE DISCLOSURE SCHEDULE, to Alliance’s Knowledge there are no underground storage tanks on, in or under any properties currently or formerly owned or operated by Alliance or any of the Alliance Subsidiaries or any Participation Facility, and no underground storage tanks have been closed or removed from any properties currently or formerly owned or operated by Alliance or any of the Alliance Subsidiaries or any Participation Facility; and

(g)    To Alliance’s Knowledge during the period of (s) Alliance’s or any of the Alliance Subsidiaries’ ownership or operation of any of their respective currently or formerly owned or operated properties or (t) Alliance’s or any of the Alliance Subsidiaries’ participation in the management of any Participation Facility, there has been no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties. To Alliance’s Knowledge, prior to the period of (x) Alliance’s or any of the Alliance Subsidiaries’ ownership or operation of any of their respective currently or formerly owned or operated properties or (y) Alliance’s or any of Alliance Subsidiaries’ participation in the management of any Participation Facility, there was no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

4.9.2    “Loan Property” means any property (including a leasehold interest therein) in which the applicable party (or a Subsidiary of it) currently holds a security interest or has held a security interest within the past five (5) years. “Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) currently participates or formerly participated in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

4.9.3    Except as set forth in Section 4.9.3 of the ALLIANCE DISCLOSURE SCHEDULE, Alliance does not possess and has not conducted or arranged for the conduct of any environmental studies, reports, analyses, tests or monitoring during the past ten (10) years with respect to any properties currently or formerly owned or leased by Alliance or any Alliance Subsidiary or any Participation Facility. Alliance has delivered to NHSB true and complete copies and results of any and all such schedules, reports, analyses, tests or monitoring.

4.9.4    Except as set forth in Section 4.9.4 of the ALLIANCE DISCLOSURE SCHEDULE, no real property currently or formerly owned or leased by Alliance or any Alliance Subsidiary, and, to Alliance’s Knowledge, no Loan Property and no Participation Facility meets the statutory criteria of an “Establishment” as such term is defined pursuant to the Connecticut Transfer Act, Connecticut General Statutes Section 22a-134 et seq. No condition exists at any real property currently or formerly owned or leased by Alliance or any Alliance Subsidiary, or, to Alliance’s Knowledge any Loan Property or any Participation Facility that would require investigation, remediation, or post-remediation or natural attenuation monitoring under the Connecticut Department of Environmental Protection’s Remediation Standard Regulations, Regulations of Connecticut State Agencies Sections 22a-133k-1 et seq.

4.10    Tax Matters.

4.10.1    Alliance and each Alliance Subsidiary has duly filed all Tax Returns required by applicable law to be filed by them in respect of all applicable Taxes required to be paid through the date hereof and will timely file any such Tax Returns required to be filed prior to the Effective Time with respect to Taxes required to be paid through the Effective Time. Alliance and each Alliance Subsidiary have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all Taxes required to be paid in respect of the periods covered by such Tax Returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all Taxes for any subsequent periods ending on or prior to the Effective Time. Neither Alliance nor any Alliance Subsidiary will have any liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established. As of the date hereof, no audit, examination or deficiency or refund litigation with respect to any Tax Returns filed by Alliance or any Alliance Subsidiary is pending or, to Alliance’s Knowledge, threatened and to Alliance’s Knowledge, there is no basis for any Tax authority to assess any additional Taxes for any period for which Tax Returns have been filed.

4.10.2    Alliance and each Alliance Subsidiary has withheld and paid all Taxes required to be paid in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party.

4.10.3    Except as set forth in Section 4.10.3 of the ALLIANCE DISCLOSURE SCHEDULE, all Tax Returns filed by Alliance and its Subsidiaries are complete and accurate. Neither Alliance nor any Alliance Subsidiary is delinquent in the payment of any Tax, assessment or governmental charge, or has requested any extension of time within which to file any Tax Returns in respect of any fiscal year or portion thereof which have not since been filed. Except as set forth in Section 4.10.3 of the ALLIANCE DISCLOSURE SCHEDULE, there is no pending Tax audit examination, Tax deficiency assessment or Tax or governmental charges investigation with respect to Alliance or any Alliance Subsidiary, and there are no deficiencies for any Tax, assessment or governmental charge that, to Alliance’s Knowledge, have been proposed, asserted or assessed (tentatively or otherwise) against Alliance or any Alliance Subsidiary as a result of any Tax audit examination, Tax deficiency assessment, or Tax or governmental charges investigation which have not been settled and paid. There are currently no agreements in effect with respect to Alliance or any Alliance Subsidiary to extend the period of limitations for the assessment or collection of any Tax and no power of attorney has been granted by Alliance and its Subsidiaries with respect to any Tax matter currently in force.

4.10.4    Except as set forth in Section 4.10.4 of the ALLIANCE DISCLOSURE SCHEDULE, neither Alliance nor any Alliance Subsidiary has made any payments, is obligated to make any payments, or is party to any agreement that could obligate them to make any payments in connection with any officer or director in the event of a change of control.

4.10.5    Except as set forth in Section 4.10.5 of the ALLIANCE DISCLOSURE SCHEDULE, neither Alliance nor any Alliance Subsidiary (i) is a party to any agreement providing for the allocation or sharing of taxes (other than a tax allocation agreement between Alliance and Tolland), (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Alliance or any Alliance Subsidiary (nor does Alliance have any knowledge that the Internal Revenue Service has proposed any such adjustment or change of accounting method) or (iii) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f) (2) of the Code apply.

4.10.6    As used in this Agreement, “Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, highway, estimated or other tax of any kind whatsoever, including any interest, penalties or addition thereto, whether disputed or not, imposed by any government or quasi-government authority; and “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

4.11    Legal Proceedings.    Except as set forth in Section 4.11 of the ALLIANCE DISCLOSURE SCHEDULE, there are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the Knowledge of Alliance or any Alliance Subsidiary, threatened against Alliance or any Alliance Subsidiary or against any asset, interest or right of Alliance or any Alliance Subsidiary, or against any officer, director or employee of any of them, and neither Alliance nor any Alliance Subsidiary is a party to any unsatisfied order, judgment or decree.

4.12    Compliance with Laws.

4.12.1    Each of Alliance and the Alliance Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business in all material respects as it is currently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the Knowledge of Alliance, no suspension or cancellation of any of the same is threatened.

4.12.2    Except as set forth in Section 4.12.2, or 4.9 as to Environmental Laws, of the ALLIANCE DISCLOSURE SCHEDULE, neither Alliance nor any Alliance Subsidiary is in violation of its respective Certificate of Incorporation, Charter or other chartering instrument or Bylaws, has received written notice of any material uncured violation of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking (including without limitation all regulatory capital requirements), municipal securities, insurance, safety, health, Environmental Law, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency and, to the Knowledge of Alliance, Alliance along with its executive officers and directors is not in violation of any Securities Laws; and neither Alliance nor any Alliance Subsidiary has received any written notice or communication from any federal, state or local governmental authority asserting that Alliance or any Alliance Subsidiary is in violation of any of the foregoing, which violation has not been corrected on a prospective basis in all respects. Neither Alliance nor any Alliance Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all savings banks or holding companies), and none of them has received any written communication requesting that it enter into any of the foregoing. Since December 31, 1999, no regulatory agency has initiated or continued any proceeding or, to the Knowledge of Alliance, investigation into the business or operations of Alliance, or any Alliance Subsidiary. Alliance has not received any objection from any regulatory agency to Alliance’s response to any violation, criticism or exception with respect to any report or statement relating to any examination of Alliance or any of the Alliance Subsidiaries.

4.13    Certain Information.    None of the information supplied by Alliance, any Alliance Subsidiary or their agents or representatives relating to Alliance and its Subsidiaries for the purpose of being included or incorporated by reference in (i) the Conversion Prospectus will, at the time such prospectus is mailed to subscribers (and at the time the related Conversion Registration Statement becomes effective under the Securities Act), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement Prospectus, as of the date(s) such Proxy Statement Prospectus is mailed to shareholders of Alliance, and up to and including the date of the meeting of shareholders to which such Proxy Statement Prospectus relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

4.14    Employee Benefit Plans.

4.14.1    Alliance has set forth in Section 4.14.1 of the ALLIANCE DISCLOSURE SCHEDULE all Alliance Employee Plans, and Alliance has previously furnished or made available to NHSB accurate and complete copies of the same together with (i) Schedule B forms and the actuarial and audited financial reports prepared with respect to any qualified plans for the last three (3) plan years, (ii) the annual reports filed with any governmental agency for any qualified or non-qualified plans for the last three (3) plan years, (iii) the Summary Annual Report provided to Participants for the last three (3) plan years; and (iv) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan.

4.14.2    None of Alliance, any Alliance Subsidiary, any employee pension benefit plan (as defined in Section 3(2) of ERISA) maintained by any of them and intended to be qualified under Section 401 of the Code or, to Alliance’s Knowledge, any fiduciary of such plan has incurred any liability to the PBGC (except for premiums payable in the ordinary course) or the Internal Revenue Service with respect to any employee pension plan of Alliance or any Alliance Subsidiary. In the last five (5) years, no reportable event under Section 4043(b) of ERISA has occurred with respect to any such employee pension benefit plan, other than the transactions contemplated by this Agreement or events notice of which has been waived by regulations under Section 4043 of ERISA.

4.14.3    Except as set forth in Section 4.14.3 of the Alliance Disclosure Schedule: (a) neither Alliance nor any Alliance Subsidiary participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA); (b) no liability under Title IV of ERISA has been incurred by Alliance or any Alliance Subsidiary with respect to any Alliance Employee Plan which is subject to Title IV of ERISA, or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA and which is subject to Title IV of ERISA) (“Alliance Defined Benefit Plan”) currently or formerly maintained by Alliance or any entity which is considered an affiliated employer with Alliance under Section 4001(b) (1) of ERISA or Section 414 of the Code (an “ERISA Affiliate”) since the effective date of ERISA that has not been satisfied in full to the extent required by ERISA from time to time; (c) no Alliance Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; (d) the fair market value of the assets of each Alliance Defined Benefit Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a) (16) of ERISA) under such Alliance Defined Benefit Plan as of the end of the most recent plan year with respect to the respective Alliance Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Alliance Defined Benefit Plan as of the date hereof; (e) neither Alliance nor any ERISA Affiliate has provided, or is required to provide, security to any Alliance Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a) (29) of the Code; (f) neither Alliance nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA, on or after September 26, 1980; (g) neither Alliance, nor any ERISA Affiliate, nor any Alliance Employee Plan, including any Alliance Defined Benefit Plan, nor any trust created thereunder has engaged in a transaction in connection with which Alliance, any ERISA Affiliate, and any Alliance Employee Plan, including any Alliance Defined Benefit Plan, any such trust or any trustee or administrator thereof, is subject to either a material civil liability or penalty pursuant to Section 409, 502(i) or 502(1) of ERISA or a material tax imposed pursuant to Chapter 43 of the Code.

4.14.4    A favorable determination letter has been issued by the Internal Revenue Service, with respect to each Alliance Employee Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) which is intended to qualify under Section 401 of the Code (an “Alliance Pension Plan”), to the effect that such plan is qualified under Section 401 of the Code and the trust associated with such employee pension plan is tax exempt under Section 501 of the Code. No such letter has been revoked or, to the best of Alliance’s Knowledge, is threatened to be revoked, and Alliance does not know of any ground on which such revocation may be based. Except as set forth in Section 4.14.4 of the ALLIANCE DISCLOSURE SCHEDULE, neither Alliance nor any Alliance Subsidiary has any current liability under any such plan that was required to be reflected as a liability on the Financial Statements as of December 31, 2002 under GAAP, which was not reflected on the consolidated statement of financial condition of Alliance at December 31, 2002 included in the Alliance Financial Statements. All contributions required to be made under the terms of any such plan have been made on a timely basis in all material respects.

4.14.5    Except as specifically identified in Section 4.14.5 of the ALLIANCE DISCLOSURE SCHEDULE, neither Alliance nor any Alliance Subsidiary has any obligations for post-retirement or post-employment benefits (including but not limited to health, life or disability insurance for retirees) under any Alliance Employee Plan, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state law, the cost of which is borne by the insured individual. Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established) of all contributions which are required for periods after the date hereof and prior to the Effective Time, under the terms of each Alliance Employee Plan or ERISA except where the failure to make such payment or accrual would not result in a Material Adverse Effect to Alliance.

4.14.6    The Alliance Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

4.14.7    There are no pending or, to the Knowledge of Alliance, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Alliance Employee Plans or any trust related thereto or any fiduciary thereof.

4.14.8    Section 4.14.8 of the ALLIANCE DISCLOSURE SCHEDULE sets forth (i) the maximum amount that could be paid to each executive officer and director of Alliance or any Alliance Subsidiary as a result of the transactions contemplated by this Agreement under all employment, severance, and termination agreements, other compensation arrangements and Alliance Employee Plans currently in effect; and (ii) the estimated “base amount” (as such term is defined in section 280G(b)(3) of the Code) for each such individual calculated as of the date of this Agreement based on estimated 2003 compensation for each such individual who it is estimated at the time of Closing will be a “disqualified individual” within the meaning of Proposed Treasury Regulation Section 1.280G-1, Q&A 15 to 21.

4.14.9    Except as set forth in Section 4.14.9 of the ALLIANCE DISCLOSURE SCHEDULE, with respect to any Alliance Employee Plan which is an employee welfare benefit plan (within the meaning of ERISA Section 3(1) (a “Alliance Welfare Plan”): (i) each such Alliance Welfare Plan which is intended to meet the requirements for tax-

favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements; (ii) there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject Alliance to a material tax under Code Section 4976(a); (iii) each and every Alliance Welfare Plan which is a group health plan (as such term is defined in Code Sections 5000(b)(1)) is in material compliance with the applicable requirements of Code Section 4980B; and (iv) each such Alliance Welfare Plan (including any such plan covering former employees of Alliance or any Alliance Subsidiary) may be amended or terminated by Alliance or NHSB or NEWCO on or at any time after the Effective Date without incurring liability to participants in such Plan thereunder except as required to satisfy the terms of the Plan.

4.15    Certain Contracts.

4.15.1    Except for this Agreement, and those agreements and other documents which have been filed as exhibits to Alliance’s Securities Documents or set forth in the ALLIANCE DISCLOSURE SCHEDULE, neither Alliance nor any Alliance Subsidiary is a party to, bound by or subject to (i) any agreement, contract, arrangement, commitment or understanding (whether written or oral) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (ii) any collective bargaining agreement with any labor union relating to employees of Alliance or any Alliance Subsidiary; (iii) any agreement which by its terms limits the payment of dividends by Alliance or Tolland; (iv) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Alliance or any Alliance Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, Federal Home Loan Bank of Boston advances, bankers’ acceptances, and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contain financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Alliance or any Tolland Subsidiary; (v) any contract (other than this Agreement) limiting the freedom, in any material respect, of Alliance or Tolland to engage in any type of banking or bank-related business which Alliance or Tolland is permitted to engage in under applicable law as of the date of this Agreement or (vi) any agreement, contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Alliance or any Alliance Subsidiary (it being understood that any non-compete or similar provision shall be deemed material).

4.15.2    Each real estate lease that may require the consent of the lessor or its agent resulting from the Merger or any prior merger of Tolland by virtue of a legal conclusion, prohibition or restriction relating to assignment, by operation of law or otherwise, or change in control, is listed in ALLIANCE DISCLOSURE SCHEDULE 4.15.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither Alliance nor any Alliance Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.15.3    True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.15.1 and 4.15.2, are listed on ALLIANCE DISCLOSURE SCHEDULE and are in full force and effect on the date hereof and neither Alliance nor any Alliance Subsidiary (nor, to the Knowledge of Alliance, any other party to any such contract, arrangement or instrument) has materially breached any provision of, or is in default in any respect under any term of, any such contract, arrangement or instrument. Except as listed on Section 14.5.2 of the ALLIANCE DISCLOSURE SCHEDULE, no party to any material contract, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the execution of, and the transactions contemplated by, this Agreement. No contract, or similar agreement or arrangement to which Alliance or any Alliance Subsidiary is a party or under which Alliance or any Alliance Subsidiary may be liable contains provisions which permit an independent contractor to terminate it without cause and continue to accrue future benefits thereunder.

4.16    Brokers and Finders.    Except as set forth in Section 4.16 of the ALLIANCE DISCLOSURE SCHEDULE, neither Alliance nor any Alliance Subsidiary nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

4.17    Insurance.    Section 4.17 of the ALLIANCE DISCLOSURE SCHEDULE sets forth all policies of insurance maintained by Alliance or any Alliance Subsidiary as of the date hereof and any claims thereunder in excess of $25,000 since December 31, 1999. Except as set forth in Section 4.17 of the ALLIANCE DISCLOSURE SCHEDULE, since December 31,

1999, neither Alliance nor any Alliance Subsidiary has received any notice of termination of any such insurance coverage or increase in the premiums therefore because of an event at Alliance or at an Alliance Subsidiary, or has any reason to believe or received any written notice that any such insurance coverage will be terminated or the premiums therefor increased because of such an event at Alliance or at an Alliance Subsidiary.

4.18     Properties.    Section 4.18 of the ALLIANCE DISCLOSURE SCHEDULE sets forth the street address of all real property in which Alliance or any Alliance Subsidiary has an ownership or leasehold interest, (specifying, as to each, whether owned or leased and the date such lease expires), and identifies all properties on which any Alliance Subsidiary operates a bank branch. All real property and all personal property integral to the conduct of a banking business owned by Alliance or any Alliance Subsidiary or presently used by any of them in its respective business is in good condition (ordinary wear and tear excepted) and is sufficient to carry on Alliance’s and its Subsidiaries’ business in the ordinary course of business consistent with their past practices. Each of Alliance and each Alliance Subsidiary has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws) to all of such properties and assets, real and personal, reflected on the consolidated statement of financial condition of Alliance contained in the Alliance Financial Statements dated December 31, 2002 or acquired, through merger of otherwise, after such date (other than those disposed of for fair value after such date), except (i) liens for current taxes not yet due or payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, and (iv) as reflected on the consolidated statement of financial condition of Alliance contained in the Alliance Financial Statements dated December 31, 2002. All real and personal property leased or licensed by Alliance or any Alliance Subsidiary are held pursuant to leases or licenses that are valid and enforceable in accordance with their respective terms and, except as set forth in Section 4.18 of the ALLIANCE DISCLOSURE SCHEDULE, no such real property lease will terminate or lapse prior to the Effective Time.

4.19    Labor.    No work stoppage involving Alliance or any Alliance Subsidiary is pending or, to the Knowledge of Alliance, threatened. Except as set forth in Section 4.19 of the ALLIANCE DISCLOSURE SCHEDULE, neither Alliance nor any Alliance Subsidiary is involved in, or to the Knowledge of Alliance, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving its employees. Employees of Alliance and the Alliance Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the Knowledge of Alliance, there have been no efforts to unionize or organize any employees of Alliance or any Alliance Subsidiary.

4.20    Certain Transactions.    Since December 31, 2002, neither Alliance nor any Alliance Subsidiary has been a party to any off-balance-sheet transactions involving interest rate and currency swaps, options and futures contracts, or any other similar derivative transactions, except as set forth in Section 4.20 of the Alliance Disclosure Schedule.

4.21    Fairness Opinion.    Alliance has received a written opinion from Friedman, Billings, Ramsey & Co. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the Merger Consideration to be received by the shareholders of Alliance pursuant to this Agreement is fair to such shareholders from a financial point of view and Friedman, Billings, Ramsey & Co. has consented to the inclusion of such written opinion in the Proxy Statement-Prospectus.

4.22    Loan Portfolio.

4.22.1    The allowance for possible losses reflected in Alliance’s audited consolidated statement of financial condition contained in the Alliance Financial Statements dated December 31, 2002 was, and the allowance for possible losses shown on the balance sheets in Alliance’s Securities Documents for periods ending after December 31, 2002 will be, as of the dates thereof, in accordance with GAAP and consistent with Alliance’s past practices.

4.22.2    Section 4.22.2 of the ALLIANCE DISCLOSURE SCHEDULE sets forth a listing, as of five (5) Business Days prior to the date of this Agreement, by account, of: (A) all loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Impaired” (as contemplated under FAS 114), “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list”, or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith, and (B) all assets classified by Alliance or any Alliance Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. Section 4.22 may exclude the listing of any individual loan with an outstanding principal balance of less than $25,000.

4.22.3    All loans receivable (including discounts) and accrued interest entered on the books of Alliance and the Alliance Subsidiaries arose out of bona    fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Alliance’s or the appropriate Alliance Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be, except as set forth in Section 4.22.3 of the ALLIANCE DISCLOSURE SCHEDULE. Except as set forth in Section 4.22.3 of the ALLIANCE DISCLOSURE SCHEDULE , the loans, discounts and the accrued interest reflected on the books of Alliance and the Alliance Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. Except as set forth in Section 4.22.3 of the ALLIANCE DISCLOSURE SCHEDULE, and other than loans pledged to the FHLB of Boston, all such loans are owned by Alliance or the appropriate Alliance Subsidiary free and clear of any liens.

4.22.4    All pledges, mortgages, deeds of trust and other collateral documents or security instruments relating to the notes or other forms of indebtedness contemplated in Section 4.22.3 hereof are, in all respects, valid, true and genuine, and what they purport to be.

4.23    Required Vote; Inapplicability of Anti-takeover Statutes.

4.23.1    The Board of Directors of Alliance has approved the acceptance by Alliance and Tolland of the offer of NHSB to enter into this Agreement and the Bank Merger Agreement and has approved Alliance and Tolland entering into this Agreement and Tolland entering into the Bank Merger Agreement, and the transactions contemplated hereby and thereby. The affirmative vote of the holders of a majority of the shares of Alliance Common Stock entitled to vote is necessary to approve this Agreement and the transactions contemplated hereby (including the Bank Merger) on behalf of Alliance.

4.23.2    No “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation or provision of Alliance’s Certificate of Incorporation or By-Laws is applicable to this Agreement and the transactions contemplated hereby.

4.24    Material Interests of Certain Persons.    Except as set forth in Section 4.24 of the ALLIANCE DISCLOSURE SCHEDULE, no officer or director of Alliance or an Alliance Subsidiary, or any “associate” (as such term is defined in Rule 14a-l under the Exchange Act) of any such officer or director, (i) has any material interest in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Alliance or any of the Alliance Subsidiaries, or (ii) is indebted to, or has the right under a line of credit to borrow from, Alliance or any Alliance Subsidiary.

4.25    Joint Ventures.    Section 4.25 of the ALLIANCE DISCLOSURE SCHEDULE sets forth (i) the identities of all Joint Ventures in which Alliance or any Alliance Subsidiary is participating, (ii) the agreements relating to such Joint Ventures, (iii) the identities of the other participants in the Joint Venture, (iv) the percentage of the Joint Venture owned by each participant, (v) copies of the most recent available financial statements (on an audited basis if available) of such Joint Ventures, and (vi) the amount of the investment or contractually binding commitment of Alliance or any Alliance Subsidiary to invest in such Joint Venture.

4.26    Intellectual Property.    Except as set forth in Section 4.26 of the ALLIANCE DISCLOSURE SCHEDULE, Alliance and each Alliance Subsidiary own or possess valid and binding licenses and other rights to use without payment of any material amount all material patents, trademarks, trade names, service marks, copyrights and any applications therefor, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer programs and applications (in both source code and object code form) and tangible and intangible proprietary information or material that are used in their businesses (“Intellectual Property”), and all such Intellectual Property is described in Section 4.26 of the ALLIANCE DISCLOSURE SCHEDULE. Neither Alliance nor any Alliance Subsidiary has any material undisclosed liability with respect to (i) the Intellectual Property or (ii) licenses, sublicenses and other agreements as to which Alliance or any Alliance Subsidiary is a party and pursuant to which Alliance or any Alliance Subsidiary is authorized to use any third party patents, trademarks or copyrights, including software which are incorporated in, or form a part of any Alliance or any Alliance Subsidiary product.

4.27    Disclosures.    None of the representations and warranties of Alliance and Tolland or any of the written information or documents furnished or to be furnished by Alliance or Tolland to NHSB in connection with or pursuant to this Agreement or the consummation of the transactions contemplated hereby (including the Bank Merger), when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF NHSB

NHSB represents and warrants to Alliance that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the NHSB DISCLOSURE SCHEDULE delivered by NHSB to Alliance on the date hereof. Unless otherwise specified, any reference to NHSB in this Article V shall include NEWCO and any direct or indirect Subsidiary of NHSB.

5.1    Capital Structure.    As of the date hereof, NHSB is a Connecticut chartered savings bank in mutual form and, as a result, has no authorized or outstanding capital stock. Subject to the provisions of Section 11.4(b) hereof, NHSB will timely and diligently prosecute the Conversion to completion, and upon consummation of the Conversion, NHSB will be a duly organized Connecticut chartered savings bank in stock form and will have authorized capital stock as set forth in its Certificate of Incorporation.

5.2    Organization, Standing and Authority of NHSB.

5.2.1    NHSB is a mutual savings bank duly organized, validly existing and in good standing under the laws of the State of Connecticut with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and is duly licensed or qualified to do business and is in good standing or legal existence, as appropriate, in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on NHSB. The deposit accounts of NHSB are insured by the FDIC through the BIF to the maximum extent permitted by the FDIA. NHSB has paid all premiums and assessments required by the FDIC. NHSB has heretofore delivered to Alliance and has included as Section 5.2.1 of the NHSB DISCLOSURE SCHEDULE true , complete and correct copies of the Certificate of Incorporation and Bylaws of NHSB as in effect on the date hereof.

5.2.2    At the Effective Time, NEWCO will be duly organized and validly existing under the DGCL.

5.2.3    NHSB is a member in good standing of the FHLB of Boston and owns the requisite amount of stock therein.

5.3    Authorized and Effective Agreement.

5.3.1    NHSB has all requisite corporate power and authority to enter into this Agreement and the Bank Merger Agreement and (subject to receipt of all necessary governmental approvals and the approval of the Conversion and/or the Plan by the Corporators) to perform all of its obligations under this Agreement and the Bank Merger Agreement. The execution and delivery of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of NHSB except for approval of the Conversion and/or the Plan by the Corporators and approval of the Offering by the Board of Directors. This Agreement has been duly and validly executed and delivered by NHSB and, assuming due authorization, execution and delivery by Alliance and Tolland, constitutes the legal, valid and binding obligation of NHSB, enforceable against NHSB in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.3.2    Neither the execution and delivery of this Agreement or the Bank Merger Agreement, nor consummation of the transactions contemplated hereby or thereby (including the Conversion) nor compliance by NHSB with any of the provisions hereof or thereof (i) does or will conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of NHSB, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of NHSB pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which NHSB is a party, or by which any of its properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental, Corporator, and Board of Director approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to NHSB.

5.3.3    Except for (i) the filing of applications and notices with, and the consents and approvals of, the applicable Bank Regulators, (ii) the filing and effectiveness of the Conversion Registration Statement with the SEC in connection with the Conversion and the Merger Registration Statement with the SEC in connection with the Merger, (iii) the approval of the Conversion and/or the Plan by the requisite vote of the Corporators, (iv) the filing of certificates of merger with the Secretary of State of the State of Delaware pursuant to the DGCL in connection with the Merger, (v) the filing of a copy of the Bank Merger Agreement and the approval of the commissioner of the Connecticut Department of Banking with the Connecticut Secretary of the State in connection with the Bank Merger, and (vi) compliance with applicable state securities or “blue sky” laws, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of NHSB in connection with the execution and delivery of this Agreement or the Bank Merger Agreement, the consummation of the Merger by NEWCO, and the consummation of the Bank Merger by NHSB.

5.3.4    As of the date hereof, NHSB has no Knowledge of any reasons relating to NHSB (including without limitation Community Reinvestment Act compliance) why all material consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement and the Bank Merger Agreement as shall be necessary for (i) consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement, and (ii) the continuation by NEWCO and NHSB after the Effective Time of the business of NHSB carried on immediately prior to the Effective Time, free of any conditions or requirements which, in the reasonable opinion of NHSB, could have a Material Adverse Effect on the business of NHSB.

5.4    Regulatory Reports.    Since March 31, 2000, NHSB has duly filed with the Bank Regulators in correct form the reports required to be filed under applicable laws and regulations and such reports were complete and accurate and in compliance with the requirements of applicable laws and regulations in all material respects. Except as set forth in Section 5.4 of the NHSB DISCLOSURE SCHEDULE, in connection with the most recent federal and state Bank Regulator examinations of NHSB, NHSB was not required to correct or change any action, procedure or proceeding which NHSB believes has not been corrected or changed as required as of the date hereof.

5.5    Financial Statements.

5.5.1    NHSB has previously delivered or made available to Alliance accurate and complete copies of the NHSB Financial Statements which, in the case of audited NHSB Financial Statements, are accompanied by the audit reports of its independent public accountants. The NHSB Financial Statements referred to herein fairly present or will fairly present in each case in all material respects, the consolidated financial condition of NHSB as of the respective dates set forth therein, and the consolidated results of operations and cash flows of NHSB for the respective periods or as of the respective dates set forth therein.

5.5.2    Each of the NHSB Financial Statements referred to in Section 5.5.1 has been or will be, as the case may be, prepared in accordance with GAAP during the periods involved (except in the case of unaudited interim NHSB Financial Statements, the absence of footnotes and customary year-end adjustments). The audits of NHSB and NHSB Subsidiaries have been conducted in accordance with generally accepted auditing standards. The books and records of NHSB and the NHSB Subsidiaries are being maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of NHSB and its Subsidiaries. The minute books of NHSB and each NHSB Subsidiary contain complete and accurate records of all meetings and other corporate actions of their Boards of Directors (including all committees for which minutes are generally maintained) authorized at such meetings held or taken since March 31, 2000 through the date of this Agreement.

5.5.3    Except (i) as set forth in Section 5.5.3 of the NHSB DISCLOSURE SCHEDULE, (ii) as reflected, disclosed or provided for in the NHSB Financial Statements as of March 31, 2003 (including related notes), (iii) for liabilities incurred since March 31, 2003 in the ordinary course of business and (iv) liabilities incurred in connection with this Agreement and the transactions contemplated hereby, neither NHSB nor any NHSB Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition, results of operations or business of NHSB on a consolidated basis that would be required in accordance with GAAP to be reflected on an audited consolidated balance sheet of NHSB or the notes thereto.

5.6    Material Adverse Change.    Since January 1, 2003, to the date hereof NHSB and each NHSB Subsidiary has conducted its respective business in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement, and the transactions contemplated hereby and excluding the incurrence of expenses in connection with the merger transaction agreement with Connecticut Bancshares, Inc. and the transactions contemplated therein ), and no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on NHSB.

5.7    Environmental Matters.

5.7.1.    Except as set forth in Section 5.7.1 of the NHSB DISCLOSURE SCHEDULE, with respect to NHSB and each NHSB Subsidiary:

(a)    To NHSB’s Knowledge, each of NHSB and the NHSB Subsidiaries, the Participation Facilities the Loan Properties are, and at all times have been, in full compliance with, and are not in violation of or liable under, any Environmental Laws;

(b)    NHSB has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to NHSB’s Knowledge, there is no such action threatened, and there is no basis to expect any action before any court, governmental agency or other forum against it or any of the NHSB Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (as defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site currently or formerly owned, leased or operated by it or any of the NHSB Subsidiaries or any Participation Facility or (z) with respect to any property at or to which Material of Environmental Concern were generated, manufactured, refined, transported, transferred, imported, used, disposed, treated, or processed by NHSB or any NHSB Subsidiary or any Participation Facility or from which Materials of Environmental Concern have been transported, treated, stored, handled, transferred, disposed, recycled, or received;

(c)    NHSB has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to NHSB’s Knowledge, no such action is threatened, and there is no basis to expect any action before any court, governmental agency or other forum relating to or against any Loan Property (or NHSB or any of the NHSB Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern;

(d)    To NHSB’s Knowledge, the real properties, leasehold or other interest in real property currently or formerly owned or operated by NHSB or any NHSB Subsidiary (including, without limitation, soil, groundwater or surface water on, under or geologically or hydrologically adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern;

(e)    Neither NHSB nor any NHSB Subsidiary has received (and there is no basis to expect ) any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

(f)    To NHSB’s Knowledge, there are no underground storage tanks on, in or under any properties currently or formerly owned or operated by NHSB or any of the NHSB Subsidiaries or any Participation Facility, and no underground storage tanks have been closed or removed from any properties currently or formerly owned or operated by NHSB or any of the NHSB Subsidiaries or any Participation Facility; and

(g)    To NHSB’s Knowledge, during the period of (s) NHSB’s or any of the NHSB Subsidiaries’ ownership or operation of any of their respective currently or formerly owned or operated properties or (t) NHSB’s or any of the NHSB Subsidiaries’ participation in the management of any Participation Facility, there has been no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties. To NHSB’s Knowledge, prior to the period of (x) NHSB’s or any of the NHSB Subsidiaries’ ownership or operation of any of their respective currently or formerly owned or operated properties or (y) NHSB’s or any of NHSB Subsidiaries’ participation in the management of any Participation Facility, there was no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

5.7.2    Except as set forth in Section 5.7.2 of the NHSB DISCLOSURE SCHEDULE, NHSB does not possess and has not conducted or arranged for the conduct of any environmental studies, reports, analyses, tests or monitoring during the past ten (10) years with respect to any properties currently or formerly owned or leased by NHSB or any NHSB Subsidiary or any Participation Facility. NHSB has delivered to Alliance true and complete copies and results of any and all such schedules, reports, analyses, tests or monitoring.

5.7.3    Except as set forth in Section 5.7.3 of the NHSB DISCLOSURE SCHEDULE, no real property currently or formerly owned or leased by NHSB or any NHSB Subsidiary, and, to NHSB’s Knowledge, no Loan Property and no Participation Facility meets the statutory criteria of an “Establishment” as such term is defined pursuant to the Connecticut Transfer Act, Connecticut General Statutes Section 22a-134 et seq. No condition exists at any real property currently or formerly owned or leased by NHSB or any NHSB Subsidiary, or, to NHSB’s Knowledge, any Loan Property or any Participation Facility that would require investigation, remediation, or post-remediation or natural attenuation monitoring under the Connecticut Department of Environmental Protection’s Remediation Standard Regulations, Regulations of Connecticut State Agencies Sections 22a-133k-1 et seq.

5.8    Tax Matters.

5.8.1    Except as set forth in Section 5.8.1 of the NHSB DISCLOSURE SCHEDULE, NHSB and each NHSB Subsidiary has duly filed all Tax Returns required by applicable law to be filed by them in respect of all applicable Taxes required to be paid through the date hereof and will timely file any such Tax Returns required to be filed prior to the Effective Time with respect to Taxes required to be paid through the Effective Time. NHSB and each NHSB Subsidiary have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all Taxes required to be paid in respect of the periods covered by such Tax Returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all Taxes for any subsequent periods ending on or prior to the Effective Time. Neither NHSB nor any NHSB Subsidiary will have any liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established. As of the date hereof, no audit, examination or deficiency or refund litigation with respect to any Tax Returns filed by NHSB or any NHSB Subsidiary is pending or, to NHSB’s Knowledge, threatened and to the best of NHSB’s knowledge, there is no basis for any Tax authority to assess any additional Taxes for any period for which Tax Returns have been filed.

5.8.2    NHSB and each NHSB Subsidiary has withheld and paid all Taxes required to be paid in connection with amounts paid to any employee, and to its Knowledge for any independent contractor, creditor, or other third party.

5.8.3    All Tax Returns filed by NHSB and its Subsidiaries are complete and accurate. Neither NHSB nor any NHSB Subsidiary is delinquent in the payment of any Tax, assessment or governmental charge, or has requested any extension of time within which to file any Tax Returns in respect of any fiscal year or portion thereof which have not since been filed. Except as set forth in Section 5.8.3 of the NHSB DISCLOSURE SCHEDULE, there is no pending Tax audit examination, Tax deficiency assessment, or Tax or governmental charges investigation with respect to NHSB or any NHSB Subsidiary, and there are no deficiencies for any Tax, assessment or governmental charge that, to NHSB’s Knowledge, have been proposed, asserted or assessed (tentatively or otherwise) against NHSB or any NHSB Subsidiary as a result of any Tax audit examination, Tax deficiency assessment, or Tax or governmental charges investigation which have not been settled and paid. There are currently no agreements in effect with respect to NHSB or any NHSB Subsidiary to extend the period of limitations for the assessment or collection of any Tax and no power of attorney has been granted by NHSB and its Subsidiaries with respect to any Tax matter currently in force.

5.9    Legal Proceedings.    Except as set forth in Section 5.9 of the NHSB DISCLOSURE SCHEDULE, there are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the Knowledge of NHSB or any NHSB Subsidiary, threatened against NHSB or any NHSB Subsidiary or against any asset, interest or right of NHSB or any NHSB Subsidiary, or against any officer, director or employee of any of them, and neither NHSB nor any NHSB Subsidiary is a party to any unsatisfied order, judgment or decree.

5.10    Compliance with Laws.

5.10.1    Each of NHSB and the NHSB Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business in all material respects as it is currently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of NHSB, no suspension or cancellation of any of the same is threatened.

5.10.2    Except as set forth in Section 5.10.2, or Section 5.9 as to Environmental Laws, of the NHSB DISCLOSURE SCHEDULE, neither NHSB nor any NHSB Subsidiary is in violation of its respective Certificate of Incorporation, Charter or other chartering instrument or Bylaws, or has received written notice of any uncured violation of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking (including without limitation all regulatory capital requirements), municipal securities, insurance, safety, health, Environmental Law, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency and, to the Knowledge of NHSB, NHSB along with its executive officers and directors is not in violation of any Securities Laws; and neither NHSB nor any NHSB Subsidiary has received any written notice or communication from any federal, state or local governmental authority asserting that NHSB or any NHSB Subsidiary is in violation of any of the foregoing, which violation has not been corrected on a prospective basis in all respects. Neither NHSB nor any NHSB Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all savings banks or holding companies), and none of them has received any written communication requesting that it enter into any of the foregoing. Since March 31, 2000, no regulatory agency has initiated or continued any proceeding or, to the Knowledge of NHSB, investigation into the business or operations of NHSB, or any NHSB Subsidiary. NHSB has not received any objection from any regulatory agency to NHSB’s response to any violation, criticism or exception with respect to any report or statement relating to any examination of NHSB or any of the NHSB Subsidiaries.

5.11    Employee Benefit Plans.

5.11.1    NHSB has set forth in Section 5.11.1 of the NHSB DISCLOSURE SCHEDULE all NHSB Employee Plans, and NHSB has previously made available to Alliance accurate and complete copies of the same together with (i) Schedule B forms and the actuarial and audited financial reports prepared with respect to any qualified plans for the last three (3) plan years, (ii) the annual reports filed with any governmental agency for any qualified or non-qualified plans for the last three (3) plan years, (iii) the Summary Annual Report provided to Participants for the last three (3) plan years; and (iv) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan.

5.11.2    None of NHSB, any NHSB Subsidiary, any employee pension benefit plan (as defined in Section 3(2) of ERISA) maintained by any of them and intended to be qualified under Section 401 of the Code or, to NHSB’s Knowledge, any fiduciary of such plan has incurred any liability to the PBGC (except for premiums payable in the ordinary course) or the Internal Revenue Service with respect to any employee benefit plan of NHSB or any NHSB Subsidiary. In the last five (5) years, no reportable event under Section 4043(b) of ERISA has occurred with respect to any such pension plan, other than the transactions contemplated by this Agreement or events notice of which has been waived by regulations under Section 4043(b) of ERISA.

5.11.3    Except as set forth in Section 5.11.3 of the NHSB Disclosure Schedule: (a) neither NHSB nor any NHSB Subsidiary participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA); (b) no liability under Title IV of ERISA has been incurred by NHSB or any NHSB Subsidiary with respect to any NHSB Employee Plan which is subject to Title IV of ERISA, or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA and which is subject to Title IV of ERISA) (“NHSB Defined Benefit Plan”) currently or formerly maintained by NHSB or any entity which is considered an affiliated employer with NHSB under Section 4001(b) (1) of ERISA or Section 414 of the Code (an “ERISA Affiliate”) since the effective date of ERISA that has not been satisfied to the extent required by ERISA from time to time; (c) no NHSB Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof that has not or will not be funded within the time provided under Section 302(c) (10) of ERISA; (d) the fair market value of the assets of each NHSB Defined Benefit Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a) (16) of ERISA) under such NHSB Defined Benefit Plan as of the end of the most recent plan year with respect to the respective NHSB Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such NHSB Defined Benefit Plan as of the date hereof; (e) neither NHSB nor any ERISA Affiliate has provided, or is required to provide, security to any NHSB Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a) (29) of the Code; (f) neither NHSB nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA, on or after September 26, 1980; (g) neither NHSB, nor any ERISA Affiliate, nor any NHSB Employee Plan, including any NHSB Defined Benefit Plan, nor any trust created thereunder has engaged in a transaction in connection with which NHSB, any ERISA Affiliate, and any NHSB Employee Plan, including any NHSB Defined Benefit Plan, any such trust or any trustee or administrator thereof, is subject to either a material civil liability or penalty pursuant to Section 409, 502(i) or 502(1) of ERISA or a material tax imposed pursuant to Chapter 43 of the Code.

5.11.4    A favorable determination letter has been issued by the Internal Revenue Service, with respect to each NHSB Employee Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) which is intended to qualify under Section 401 of the Code (an “NHSB Pension Plan”), to the effect that such plan is qualified under Section 401 of the Code and the trust associated with such employee pension plan is tax exempt under Section 501 of the Code. No such letter has been revoked or, to NHSB’s Knowledge, is threatened to be revoked, and NHSB does not know of any ground on which such revocation may be based. Except as set forth in Section 5.11.4 of the NHSB DISCLOSURE SCHEDULE, neither NHSB nor any NHSB Subsidiary has any current liability under any such plan that was required to be reflected as a liability on the Financial Statements as of March 31, 2003 under GAAP, which was not reflected on the consolidated statement of financial condition of NHSB at March 31, 2003 included in the NHSB Financial Statements. All contributions required to be made under the terms of any such plan have been made on a timely basis in all material respects.

5.11.5    Except as specifically identified in Section 5.11.5 of the NHSB DISCLOSURE SCHEDULE, neither NHSB nor any NHSB Subsidiary has any obligations for post-retirement or post-employment benefits under any NHSB Employee Plan, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state law, the cost of which is borne by the insured individual. Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established) of all contributions which are required for periods after the date hereof and prior to the Effective Time, under the terms of each NHSB Employee Plan or ERISA except where the failure to make such payment or accrual would not result in a Material Adverse Effect to NHSB.

5.11.6    The NHSB Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

5.11.7    There are no pending or, to the Knowledge of NHSB, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the NHSB Employee Plans or any trust related thereto or any fiduciary thereof.

5.11.8    Except as set forth in Section 5.11.11 of the NHSB DISCLOSURE SCHEDULE, with respect to any NHSB Employee Plan which is an employee welfare benefit plan (within the meaning of ERISA Section 3(1) (a “NHSB Welfare Plan”): (i) each such NHSB Welfare Plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements; (ii) there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject NHSB to a material tax under Code Section 4976(a); (iii) each and every NHSB Welfare Plan which is a group health plan (as such term is defined in Code Sections 5000(b)(1)) is in material compliance with the applicable requirements of Code Section 4980B; and (iv) each such NHSB Welfare Plan (including any such plan covering former employees of NHSB or any NHSB Subsidiary) may be amended or terminated by NHSB or NHSB or NEWCO on or at any time after the Effective Date without incurring liability to participants in such plan thereunder except as required to satisfy the terms of the Plan.

5.12    Brokers and Finders.    Except as set forth in Section 5.12 of the NHSB DISCLOSURE SCHEDULE, neither NHSB nor any NHSB Subsidiary nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

5.13    Insurance.    Section 5.13 of the NHSB DISCLOSURE SCHEDULE sets forth all policies of insurance maintained by NHSB or any NHSB Subsidiary as of the date hereof and any claims thereunder in excess of $25,000 since March 31, 2000. Since March 31, 2000, neither NHSB nor any NHSB Subsidiary has received any notice of termination of any such insurance coverage or increase in the premiums therefor because of an event at NHSB or at an NHSB Subsidiary, or has any reason to believe that any such insurance coverage will be terminated or the premiums therefor increased because of an event at NHSB or at an NHSB Subsidiary except for anticipated premium increases as a result of the Conversion, the Merger and the proposed merger with Connecticut Bancshares, Inc.

5.14    Properties.    Section 5.14 of the NHSB DISCLOSURE SCHEDULE sets forth the street address of all real property in which NHSB or any NHSB Subsidiary has an ownership or leasehold interest, (specifying, as to each, whether owned or leased and the date such lease expires), and identifies all properties on which any NHSB Subsidiary operates a bank branch. All real property and all personal property integral to the conduct of a banking business owned by NHSB or any NHSB Subsidiary or presently used by any of them in its respective business is in good condition (ordinary wear and tear excepted) and is sufficient to carry on NHSB’s and its Subsidiaries’ business in the ordinary course of business consistent with their past practices. Each of NHSB and each NHSB Subsidiary has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws) to all of such properties and assets, real and personal, reflected on the consolidated statement of financial condition of NHSB contained in the NHSB Financial Statements dated March 31, 2003, or acquired, through merger of otherwise, after such date (other than those disposed of for fair value after such date), except (i) liens for current taxes not yet due or payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, and (iv) as reflected on the consolidated statement of financial condition of NHSB contained in the NHSB Financial Statements dated March 31, 2003. All real and personal property leased or licensed by NHSB or any NHSB Subsidiary are held pursuant to leases or licenses that are valid and enforceable in accordance with their respective terms and, except as set forth in Section 5.14 of the NHSB DISCLOSURE SCHEDULE, no such real property lease will terminate or lapse prior to the Effective Time.

5.15    Labor.    No work stoppage involving NHSB or any NHSB Subsidiary is pending or, to the Knowledge of NHSB, threatened. Except as set forth in Section 5.15 of the NHSB DISCLOSURE SCHEDULE, neither NHSB nor any NHSB Subsidiary is involved in, or to the Knowledge of NHSB, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving its employees. Employees of NHSB and the NHSB Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and, to the Knowledge of NHSB, there have been no efforts to unionize or organize any employees of NHSB or any NHSB Subsidiary.

5.16    Certain Transactions.    Since March 31, 2003, neither NHSB nor any NHSB Subsidiary has been a party to any off-balance-sheet transactions involving interest rate and currency swaps, options and futures contracts, or any other similar derivative transactions, except as set forth in Section 5.16 of the NHSB DISCLOSURE SCHEDULE.

5.17    Loan Portfolio.

5.17.1    The allowance for possible losses reflected in NHSB’s audited consolidated statement of financial condition contained in the NHSB Financial Statements dated March 31, 2003 was, and the allowance for possible losses shown on the balance sheets in NHSB’s Securities Documents for periods ending after March 31, 2003 will be, as of the dates thereof, in accordance with GAAP and consistent with NHSB’s past practices.

5.17.2    Section 5.17.2 of the NHSB DISCLOSURE SCHEDULE sets forth a listing, as of five (5) Business Days prior to the date of this Agreement, by account, of: (A) all loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Management Attention”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Impaired” (as contemplated under FAS 114), “Criticized”, or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith, and (B) all assets classified by NHSB or any NHSB Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. Section 5.17.2 of the NHSB DISCLOSURE SCHEDULE may exclude any individual loan with an outstanding principal balance of less than $25,000.

5.17.3    All loans receivable (including discounts) and accrued interest entered on the books of NHSB and the NHSB Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of NHSB’s or the appropriate NHSB Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be, except as set forth in Section 5.17.3 of the NHSB DISCLOSURE SCHEDULE. The loans, discounts and the accrued interest reflected on the books of NHSB and the NHSB Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. Except as set forth in Section 5.17.3 of the NHSB DISCLOSURE SCHEDULE, all such loans are owned by NHSB or the appropriate NHSB Subsidiary free and clear of any liens.

5.17.4    All pledges, mortgages, deeds of trust and other collateral documents or security instruments relating to the notes or other forms of indebtedness contemplated in Section 5.17.3 are, in all respects, valid, true and genuine, and what they purport to be.

5.18    Director Vote.    The Board of Directors of NHSB has approved entering into this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby.

5.19    Disclosures.    None of the representations and warranties of NHSB or any of the written information or documents furnished or to be furnished by NHSB to Alliance in connection with or pursuant to this Agreement or the consummation of the transactions contemplated hereby (including the Bank Merger), when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

5.20    Certain Contracts.

5.20.1    Except for this Agreement, and those agreements and other documents set forth in the NHSB DISCLOSURE SCHEDULE, neither NHSB nor any NHSB Subsidiary is a party to, bound by or subject to (i) any agreement, contract, arrangement, commitment or understanding (whether written or oral) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K, (ii) any collective bargaining agreement with any labor union relating to employees of NHSB or any NHSB Subsidiary; (iii) any agreement which by its terms limits the payment of dividends by NHSB or any NHSB Subsidiary; (iv) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which NHSB or any NHSB Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, Federal Home Loan Bank of Boston advances, bankers’ acceptances, and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to NHSB or any NHSB Subsidiary; (v) any contract (other than this Agreement) limiting the freedom, in any material respect, of NHSB or any NHSB Subsidiary to engage in any type of banking or bank-related business which NHSB or any NHSB Subsidiary is permitted to engage in under applicable law as of the date of this Agreement or (vi) any agreement, contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by NHSB or any NHSB Subsidiary (it being understood that any non-compete or similar provision shall be deemed material).

5.20.2    True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 5.20.1 which have been made available to Alliance on or before the date hereof, are listed on NHSB DISCLOSURE SCHEDULE and are in full force and effect on the date hereof and neither NHSB nor any NHSB Subsidiary (nor, to the Knowledge of NHSB, any other party to any such contract, arrangement or instrument) has materially breached any provision of, or is in default in any respect under any term of, any such contract, arrangement or instrument. Subject to obtaining any comments that may be required as a result of the transactions contemplated by this Agreement, except as listed on NHSB DISCLOSURE SCHEDULE, no party to any material contract, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the execution of, and the transactions contemplated by, this Agreement. No contract, or similar agreement or arrangement to which NHSB or any NHSB Subsidiary is a party or under which NHSB or any NHSB Subsidiary may be liable contains provisions which permit an independent contractor to terminate it without cause and continue to accrue future benefits thereunder.

5.21    Material Interests of Certain Persons.    Except as set forth in Section 5.21 of the NHSB DISCLOSURE SCHEDULE, no officer or director of NHSB or an NHSB Subsidiary, or any “associate” (as such term is defined in Rule 14a-l under the Exchange Act) of any such officer or director, (i) has any material interest in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of NHSB or any of the NHSB Subsidiaries, or (ii) is indebted to, or has the right under a line of credit to borrow from, NHSB or any NHSB Subsidiary.

5.22    Joint Ventures.    Section 5.22 of the NHSB DISCLOSURE SCHEDULE sets forth (i) the identities of all Joint Ventures in which NHSB or any NHSB Subsidiary is participating, (ii) the agreements relating to such Joint Ventures, (iii) the identities of the other participants in the Joint Venture, (iv) the percentage of the Joint Venture owned by each participant, (v) copies of the most recent available financial statements (on an audited basis if available) of such Joint Ventures, and (vi) the amount of the investment or contractually binding commitment of NHSB or any NHSB Subsidiary to invest in such Joint Venture.

ARTICLE VI

COVENANTS OF ALLIANCE AND TOLLAND

6.1    Conduct of Business.

6.1.1    Affirmative Covenants.    Except with the written consent of NHSB, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, Alliance will operate its business, and it will cause each of the Alliance Subsidiaries to operate its business, only in the usual, regular and ordinary course of business; use its reasonable best efforts in good faith to preserve intact its business organization and assets, keep available the present services of the employees, maintain its rights and franchises, and preserve the goodwill of its customers and others with whom business relationships exist; and voluntarily take no action which would or be reasonably likely to (i) materially and adversely affect the ability of Alliance or Tolland to obtain any necessary approvals of Governmental Entities required for the transactions contemplated hereby or under the Bank Merger Agreement or increase the period of time necessary to obtain such approvals, or (ii) materially and adversely affect its ability to perform its covenants and agreements under this Agreement or the Bank Merger Agreement.

6.1.2    Negative Covenants.    Alliance agrees that from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, except as otherwise specifically permitted or required by this Agreement, or consented to by NHSB in writing, Alliance will not, and will cause each of the Alliance Subsidiaries not to:

(a)    change or waive any provision of its Certificate of Incorporation, Charter or Bylaws, except as required by law;

(b)    change the number of shares of its authorized capital stock;

(c)    issue any capital stock or issue or grant any option (other than those subject to preexisting vesting schedules), restricted stock award, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of Alliance or any of the Alliance Subsidiaries, or any securities convertible into shares of such stock; except that Alliance may issue shares of Alliance Common Stock or permit treasury shares to become outstanding to satisfy currently outstanding Options exercised prior to the Effective Date under and in accordance with the terms of the Alliance Option Plans described in Section 4.1 hereof, provided, however, for the purposes of such Alliance Option Plans, NHSB will not object to Alliance determining that a “Change of Control” under the terms of any such Alliance Option Plan shall have occurred prior to the Effective Time;

(d)    effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

(e)    declare or pay any dividends or other distributions with respect to its capital stock except for dividends paid by any Alliance Subsidiary to Alliance, and except for a quarterly cash dividend not to exceed $0.075 per share through December 31, 2003 and $0.085 per share thereafter, with payment and record dates consistent with past practice. The Board of Directors of Alliance shall cause its last quarterly dividend record date prior to the Effective Time to occur on the day immediately preceding the Effective Date (the “Final Dividend Record Date”) with the dividend amount to be calculated as follows: the sum of $0.34 divided by 365, multiplied by the number of days between the Final Dividend Record Date and the record date of the immediately preceding dividend paid by Alliance;

(f)    enter into or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business;

(g)    except in the ordinary course of business consistent with past practice, including borrowings from the Federal Home Loan Bank of Boston, or as reflected in the budget for the current fiscal year set forth in Section 6.1.2(g) of the ALLIANCE DISCLOSURE SCHEDULE, incur any liabilities or obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument (other than borrowings not exceeding the amount reflected on the balance sheet contained in the Alliance Financial Statements as of December 31, 2002), or acquire any equity, debt, or except in the ordinary course of business consistent with past practice, other investment securities;

(h)    make any capital expenditures in excess of $50,000 individually or $250,000 in the aggregate, except pursuant to (i) binding commitments existing on the date hereof and as set forth in Section 6.1.2(h) of the ALLIANCE DISCLOSURE SCHEDULE; (ii) expenditures contemplated in the budget for the current fiscal year set forth in Section 6.1.2(h) of the ALLIANCE DISCLOSURE SCHEDULE; or (iii) except for expenditures reasonable and necessary to replace existing assets or to maintain assets in good repair;

(i)    except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed in Section 6.1.2(i) of the ALLIANCE DISCLOSURE SCHEDULE, and the renewal of existing lines of credit to non-criticized borrowers/relationships, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) to any borrower or borrowing relationship in excess of $2.0 million. In addition, the following require the prior consent of NHSB: a residential loan of $750 thousand or greater; a consumer loan of $250 thousand or greater; any new monies extended to currently or previously criticized borrowers or borrowing relationships (unless the criticism has been corrected); any loan the approval for which requires an exception to Tolland’s loan policy as it exists at the date of this Agreement; commercial business loan of a high risk nature including but not limited to restaurants, gas stations, marinas, or condominium associations; any commercial real estate loan for a special use property, including but not limited to loans for development or construction of hotels/motels, golf courses, or assisted living units; and any construction loan on a speculative basis. Notwithstanding the $2 million limitation above, the limitation on total credit to borrowing relationships of existing borrowers may be up to $3.5 million in the aggregate if approved by (i) either Alliance’s loan committee or Alliance’s Board of Directors and (ii) NHSB (through written or oral consent provided by an NHSB representative attending the subject Board or Committee meeting at which the loan is approved);

(j)    (i)    grant any increase in rates of compensation to its non-officer employees other than in the ordinary course of business consistent with past practice provided that no such increase shall result in an annual adjustment of more than 4%; grant any bonuses to its non-officer employees other than in the ordinary course of business consistent with past practice and in consultation with the Chief Operating Officer of NHSB; enter into any employment, severance or similar agreements or arrangements with any director or employee; except for non-discretionary payments required by agreements existing as of the date hereof and specific year-end bonuses consistent with past practice set forth on Schedule 6.1.2.(j)(i) of the ALLIANCE DISCLOSURE SCHEDULE, grant any increase in rates of compensation to, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to its directors or to its officers; adopt or amend or terminate any employee benefit plan, pension plan or incentive plan except as required by law or the terms of such plan or as provided in Section 6.1.2 (j)(i) of the ALLIANCE DISCLOSURE SCHEDULE, or permit the vesting of any material amount of benefits under any such plan other than pursuant to the provisions thereof as in effect on the date of this Agreement; or make any contributions to any Alliance Employee Plan not in the ordinary course of business consistent with past practice; or

(ii)    increase the number of (A) non-officer personnel employed by Alliance or any Alliance Subsidiary over the staffing level previously authorized as set forth in Section 6.1.2(j)(ii) of the ALLIANCE DISCLOSURE SCHEDULE, or (B) officers employed by Alliance or any Alliance Subsidiary over the number of such officers currently so employed, without the prior consent of NHSB’s Chief Operating Officer which consent will not be unreasonably withheld, conditioned or delayed.

(k)    make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(l)    make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with customary banking practices;

(m)    subject to Section 6.10 hereof, merge into, consolidate with, affiliate with, or be purchased or acquired by, any other Person, or permit any other Person to be merged, consolidated or affiliated with it or be purchased or acquired by it, or, except to realize upon collateral in the ordinary course of its business, acquire a significant portion of the assets of any other Person, or sell a significant portion of its assets;

(n)    make any change in its accounting methods or practices, except changes as may be required by GAAP or by law or regulatory requirements;

(o)    enter into any off-balance sheet transaction involving interest rate and currency swaps, options and futures contracts, or any other similar derivative transactions other than to hedge forward loan sale commitments in the ordinary course of business consistent with past practices;

(p)    take any action that would result in the representations and warranties of Alliance and Tolland contained in this Agreement not being true and correct on the date of this Agreement or at the Closing Date;

(q)    invest in or commit to invest in, or otherwise increase, decrease or alter its investment in, any existing or new Joint Venture;

(r)    Except as may be required by changes in applicable law or regulations or in GAAP, make any change in policies in existence as of the date of this Agreement with regard to the extension of credit, the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon, investment, asset/liability management or other material banking policies without the prior consent of NHSB;

(s)    waive, release, grant or transfer any rights of value or modify or change any existing agreement or indebtedness to which Alliance or any Alliance Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(t)    other than required purchases of FHLB stock, purchase any equity securities other than Trust Preferred stock; or purchase any other security for its investment portfolio which is either below Grade A or inconsistent with Alliance’s or any Alliance Subsidiary’s current investment policy, or otherwise materially alter the mix, maturity, credit or interest rate risk profile of its portfolio of investment securities or its portfolio of mortgage-backed securities (changes in mix, maturity or interest rate risk profile arising from (a) sale of all or part of the equity securities portfolio, (b) changes in open-market interest rates, or (c) changes in prepayment speeds in collateralized mortgage obligations or mortgage-backed securities are not subject to the limitations of this Section 6.1.2(t));

(u)    other than in the ordinary course of business and consistent with past practice in connection with a passive investment corporation subsidiary, enter into, renew, extend or modify any other transaction with any Affiliate;

(v)    except for the execution of this Agreement, and actions taken or which will be taken in accordance with the provisions of this Agreement and performance thereunder, take any action that would give rise to a right of a severance payment to any individual under any employment or severance agreement or similar agreement, provided that if Alliance or any Alliance Subsidiary in good faith terminates any employee believing it is a for cause termination, and the employee ultimately is determined to be entitled to severance or other compensation, the termination shall not be deemed to be a violation of this Agreement;

(w)    except for the execution of this Agreement, and actions taken or which will be taken in accordance with the provisions of this Agreement, take any action that would give rise to an acceleration of the right to payment to any individual under any Alliance Employee Plan, provided that if Alliance or any Alliance Subsidiary in good faith terminates any employee believing it is a for cause termination, and the employee ultimately is determined to be entitled to acceleration of any payment, the termination shall not be deemed to be a violation of this Agreement;

(x)    without the prior consultation and consent, not to be unreasonably withheld, of NHSB’s Executive Vice President – Business Banking, acquire a participation of $1.0 million dollars or more in any loan that would properly be included in the Alliance Commercial and Industrial Loan Portfolio;

(y)    enter into any new or depart from any existing line of business without the prior consent of NHSB’s Chief Operating Officer, which consent shall not be unreasonably withheld, conditioned or delayed;

(z)    materially increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in response to market conditions and in a manner and pursuant to policies consistent with past practices;

(aa)    take any action, other than the election contemplated in Section 11.4(b)(i) hereof, that would prevent or impede the Merger or the Bank Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the Code;

(bb)    take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article IX not being satisfied or (z) a material violation of any provision of this Agreement or the Bank Merger Agreement, except, in each case, as may be required by applicable law or regulation; or

(cc)    agree to do any of the foregoing.

6.2    Current Information.    During the period from the date of this Agreement to the Effective Time, Alliance will cause one or more of its representatives to confer with representatives of NHSB and report on the general status of its ongoing operations at such times as NHSB may reasonably request which reports shall include, but not be limited to, discussion of the possible termination by Alliance or Tolland of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Alliance or any of its Subsidiaries in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Alliance shall not be obligated to take any such action prior to the Effective Time and, unless Alliance otherwise agrees, no conversion shall take place prior to the Effective Time. Alliance will promptly notify NHSB of any material change from the normal course of the business of Alliance or any Alliance Subsidiary or in the operation of the properties of Alliance or any Alliance Subsidiary and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving Alliance or any Alliance Subsidiary. Alliance will also provide NHSB such information with respect to such events as NHSB may reasonably request from time to time. Within twenty-five (25) days after the end of each month, Alliance will deliver to NHSB a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with its current financial reporting practices.

6.3    Access to Properties and Records.    In order to facilitate the consummation of the Merger and the Bank Merger and the integration of the business and operations of the parties, subject to Section 12.1 hereof and subject to applicable laws relating to exchange of information, permit NHSB and its officers, employees, counsel, accountants and other authorized representatives, access, upon reasonable notice, to its personnel and properties and those of the Alliance Subsidiaries, and shall disclose and make available to NHSB during normal business hours throughout the period prior to the Effective Time all of the books, papers and records of Alliance or any Alliance Subsidiary relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or other strategic alternatives) and shareholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which NHSB may have a reasonable interest; provided, however, that Alliance shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. In addition, Alliance and the Alliance Subsidiaries shall not be required to disclose any analysis, minutes, or other materials pertaining to the financial or other evaluation or discussion of (i) this Agreement or the transactions contemplated herein, or (ii) any third party proposal to acquire a controlling interest in Alliance. Alliance shall provide and shall request its auditors to provide NHSB with such historical financial information regarding Alliance and any Alliance Subsidiary (and related audit reports and consents) as NHSB may reasonably request for securities disclosure purposes. NHSB shall use reasonable efforts to minimize any interference with Alliance’s and any Alliance Subsidiary’s regular business operations during any such access to Alliance’s or any Alliance Subsidiary’s personnel, property, books or records. Alliance and its Subsidiaries shall permit NHSB, at NHSB’s expense, to cause so-called “Phase I Environmental Site Assessments” and/or “Phase II Environmental Site Assessments” to be performed at any physical location owned or operated by Alliance or any Alliance Subsidiary and, to the extent Alliance or the applicable

Alliance Subsidiary has the contractual right to do so, at any Loan Property or Participation Facility. NHSB agrees to indemnify and hold harmless, Alliance, each Alliance Subsidiary, and any landlord or other persons with an interest in the real property, from and against any damages, claims, losses or expenses of any kind, including reasonable attorneys fees, pertaining to or arising from any entry onto, or any assessments or other studies undertaken by NHSB with respect to, any such real property under this Section.

6.4    Financial and Other Statements.

6.4.1    Promptly upon receipt thereof, Alliance will furnish to NHSB copies of each annual, interim or special audit of the books of Alliance and the Alliance Subsidiaries made by its independent accountants and/or its internal auditors and copies of all internal control reports submitted to Alliance by such accountants and/or internal auditors in connection with each annual, interim or special audit of the financial statements of Alliance and the Alliance Subsidiaries made by such accountants and/or internal auditors.

6.4.2    As soon as reasonably available, but in no event later than the date such documents are filed with the SEC, Alliance will deliver to NHSB any and all Securities Documents filed by it with the SEC under the Securities Laws. As soon as practicable, Alliance will furnish to NHSB copies of all such financial statements and reports as it or any Alliance Subsidiary shall send to its shareholders, the FDIC, the FRB, the Department or any other regulatory authority, except as legally prohibited thereby.

6.4.3    Alliance will advise NHSB promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of Alliance or any of the Alliance Subsidiaries.

6.4.4    Alliance will promptly furnish to NHSB such additional financial data as NHSB may reasonably request, including without limitation, detailed monthly loan reports.

6.5    Maintenance of Insurance.    Alliance shall continue to maintain, and shall cause its Subsidiaries to continue to maintain, such insurance in such amounts as are reasonable to cover such risks as are consistent with its past practices.

6.6    Disclosure Supplements.    From time to time prior to the Effective Time, Alliance and Tolland will promptly supplement or amend the ALLIANCE DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such ALLIANCE DISCLOSURE SCHEDULE or which is necessary to correct any information in such ALLIANCE DISCLOSURE SCHEDULE which has been rendered materially inaccurate thereby. No supplement or amendment to such ALLIANCE DISCLOSURE SCHEDULE shall be deemed to have modified the representation, warranties and covenants for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7    Consents and Approvals of Third Parties.    Alliance shall use all reasonable best efforts in good faith to obtain as soon as practicable all consents and approvals of any other persons necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement. Without limiting the generality of the foregoing, Alliance shall utilize the services of a professional proxy soliciting firm to help obtain the shareholder vote required to be obtained by it hereunder.

6.8    Reasonable Best Efforts.    Subject to the terms and conditions herein provided, Alliance shall use its reasonable best efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Bank Merger Agreement.

6.9    Failure to Fulfill Conditions.    In the event that Alliance determines that a condition to its obligation to complete the Merger or the Bank Merger cannot be fulfilled and that it will not waive that condition, it will promptly so notify NHSB.

6.10    Acquisition Proposals.    (a) Alliance agrees that neither it nor any of Alliance’s Subsidiaries shall, and that it shall direct and use its reasonable best efforts in good faith to cause its and each such Subsidiary’s directors, officers, employees, agents and representatives not to, directly or indirectly, initiate, solicit, knowingly encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal. Alliance further agrees that neither it nor any of its Subsidiaries shall, and that it shall direct and use its reasonable best efforts in good faith to cause its and each such Subsidiary’s directors, officers, employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Alliance or its Board of Directors from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefore by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Alliance Board of Directors receives from the Person so requesting such information an executed confidentiality agreement substantially similar to that entered into with NHSB; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal or (D) recommending such an Acquisition Proposal to the shareholders of Alliance, if and only to the extent that, in each such case referred to in clause (B), (C) or (D) above, (i) the Alliance Board of Directors determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law, (ii) the Alliance Board of Directors determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to the Alliance’s shareholders from a financial point of view than the Merger, and (iii) the shareholders of Alliance have not yet approved this Agreement at the Alliance Shareholders Meeting. An Acquisition Proposal which is received and considered by Alliance in compliance with this Section 6.10 and which meets the requirements set forth in clause (D) of the preceding sentence is herein referred to as a “Superior Proposal.” Alliance agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. Alliance agrees that it will notify NHSB orally within one (1) Business Day, with written notice to follow within three (3) Business Days thereafter, if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with Alliance or any of its representatives after the date hereof, and the identity of the person making such inquiry, proposal or offer and the substance thereof and will keep NHSB informed of any material developments with respect thereto immediately upon the occurrence thereof.

(b)    In the event that the Board of Directors of Alliance determines in good faith, after consultation with its financial advisor and upon advice from outside counsel, that it desires to accept a Superior Proposal, it shall notify NHSB in writing of its intent to terminate this Agreement in order to enter into an acquisition agreement with respect to, or recommend acceptance of, the Superior Proposal. Such notice shall specify all of the terms and conditions of such Superior Proposal and identify the Person making such Superior Proposal. NHSB shall have five Business Days to evaluate and respond to Alliance’s notice. If NHSB delivers to Alliance in writing prior to the expiration of the five Business Day period provided above (x) an amendment to Sections 3.1.2, 3.1.3 and 3.1.4 of this Agreement increasing the Merger Consideration to an amount, and (y) adjusting other material terms and conditions such that they are at least equal to that of such Superior Proposal (the “NHSB Amendment”), as determined by Alliance’s Board of Directors in the good faith exercise of its fiduciary duties after consultation with its financial advisors and counsel, then Alliance shall accept the NHSB Amendment and reject the Superior Proposal. Alliance shall have five Business Days to evaluate the NHSB Amendment.

(c)    In the event that the Board of Directors of Alliance determines under Section 6.10(b) that the NHSB Amendment is not at least equal to the Superior Proposal, Alliance can terminate this Agreement in order to execute an Acquisition Agreement with respect to, or to allow its Board to adopt a resolution recommending acceptance to Alliance’s shareholders of, the Superior Proposal as provided in Section 11.1.8.

6.11    Board of Directors and Committee Meetings.    Commencing with the first meeting after the filing of the Merger Registration Statement with the SEC, Alliance and Tolland shall permit a representative of NHSB to attend any meeting of the Board of Directors of Alliance and/or Tolland or any committees thereof (provided that neither Alliance nor Tolland shall be required to permit the NHSB representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of Alliance or Tolland). Alliance shall provide to NHSB (a) notice of any and all such meetings, which notice shall be no less timely than the notice required to be provided to Alliance’s or Tolland’s directors, and (b) copies of all written materials (i) accompanying any such notices, (ii) presented to the participants of any and all such meetings, and (iii) copies of drafts of meeting minutes and credit memoranda produced with respect to such meeting at such time as customarily provided to Alliance’s or Tolland’s directors, excluding, however, any materials pertaining to NHSB, the transactions contemplated by this Agreement, or any third party proposal to acquire a controlling interest in Alliance or Tolland.

6.12    Reserves and Merger-Related Costs.    Not earlier than sixty (60) days before the anticipated Effective Time, Alliance shall establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of Alliance and Tolland to those of NHSB (as such practices and methods are to be applied to Alliance and Tolland from and after the Closing Date) and NHSB’s plans with respect to the conduct of the business of Alliance and Tolland following the Merger and otherwise to reflect Merger-related expenses and costs incurred by Alliance, provided, however, that Alliance shall not be required to take such action unless NHSB agrees in writing that (i) all conditions to closing set forth in Sections 9.1 and 9.2 have been satisfied or waived (except for the expiration of any applicable waiting periods relating to any governmental approvals) and (ii) all opinions, certificates, letters and other documents to be received by NHSB, Alliance or Tolland on the Closing Date have been delivered into escrow fully signed, and subject only to the expiration of any governmental waiting period. Prior to the delivery by NHSB of the writing referred to in the preceding sentence, Alliance shall provide NHSB a written statement, certified without personal liability by the chief executive officer of Alliance and dated the date of such writing, that the representation made in Section 4.22.1 hereof with respect to Alliance’s allowance for possible loan losses is true as of such date in all material respects or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by Alliance or any Alliance Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute a breach of this Agreement within the meaning of Section 11.1.2 hereof. No action shall be required to be taken by Alliance pursuant to this Section 6.12 if, in the opinion of Alliance’s independent auditors, such action would contravene GAAP.

6.13    Transaction Expenses of Alliance.

6.13.1    For planning purposes, Alliance shall, within thirty (30) days from the date hereof, provide NHSB with Alliance’s estimated budget of transaction-related expenses reasonably anticipated to be payable by Alliance in connection with this transaction, including the fees and expenses of counsel, accountants, investment bankers and other professionals. Alliance shall promptly notify NHSB if or when it determines that it expects to exceed its budget.

6.13.2    Promptly after the execution of this Agreement, Alliance shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements. Alliance shall accrue and/or pay all of such amounts that are actually due and owing as soon as possible.

6.13.3    Alliance shall advise NHSB monthly of all out-of-pocket expenses that Alliance has incurred in connection with the transactions contemplated by this Agreement (including the Bank Merger).

ARTICLE VII

COVENANTS OF NHSB

7.1    Disclosure Supplements.    From time to time prior to the Effective Time, NHSB will promptly supplement or amend the NHSB DISCLOSURE SCHEDULE delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such NHSB DISCLOSURE SCHEDULE or which is necessary to correct any information in such NHSB DISCLOSURE SCHEDULE which has been rendered materially inaccurate thereby. No supplement or amendment to such NHSB DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.2    Consents and Approvals of Third Parties.    NHSB shall use its reasonable best efforts in good faith to obtain as soon as practicable all consents and approvals of any other Persons, including the Corporators, necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement, including the Conversion.

7.3    Reasonable Best Efforts.    Subject to the terms and conditions herein provided, NHSB agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Bank Merger Agreement, including the Conversion. It is NHSB’s intention that the Closing shall occur as soon as practicable following the consummation of the Conversion.

7.4    Failure to Fulfill Conditions.    In the event that NHSB determines that a condition to its obligation to complete the Merger or the Bank Merger Agreement cannot be fulfilled and that it will not waive that condition, it will promptly so notify Alliance.

7.5    NEWCO Organizational Documents.    On the Effective Date NEWCO will be a corporation duly organized and in good standing or legal existence, as appropriate, under the laws of the jurisdiction in which it is organized with full corporate power and authority to own or lease all of its properties and assets, to perform the transactions contemplated in this Agreement, and to carry on its business contemplated in this Agreement and shall be duly licensed or qualified to do business and be in good standing or legal existence, as appropriate, in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. Following the organization of NEWCO and prior to the Effective Time, the Board of Directors thereof shall approve this Agreement and the transactions contemplated hereby, and NHSB shall cause NEWCO to execute and deliver an appropriate instrument of accession to this Agreement, whereupon NEWCO shall become a party to, and be bound by, this Agreement. On the Effective Date, NEWCO will be a bank holding company under the BHCA.

7.6    Employees and Employee Benefits.

7.6.1    NHSB anticipates employing branch office customer service employees of Tolland and such other employees of Tolland as NHSB shall reasonably require for the conduct of NHSB’s business following the Effective Time. NHSB may, in its sole discretion, pay a retention bonus to certain key employees in an amount to be determined by NHSB in its sole discretion, in the event such employee remains in the employ of Alliance or Tolland through the Effective Time and/or becomes an employee of NHSB or NEWCO for a period of time to be negotiated between NHSB and each such key employee.

7.6.2    Each employee of Tolland who remains employed by NEWCO or NHSB following the Effective Time (each, a “Continuing Employee”) shall be entitled to participate in (i) such of the employee benefit plans, deferred compensation arrangements, bonus or incentive plans and/or other compensation and benefit plans of Tolland that NEWCO or NHSB may continue for the benefit of Continuing Employees following the Effective Time and (ii) whatever employee benefit plans and other compensation and benefit plans that NEWCO or NHSB may maintain for the benefit of its similarly situated employees on an equitably equivalent basis, if such Continuing Employee is not otherwise then participating in a similar plan of Tolland then provided by NHSB or NEWCO. The parties hereto acknowledge that Continuing Employees shall be eligible to participate in any stock option plan, restricted stock plan, and/or ESOP which NEWCO implements subsequent to the Effective Time (“New Option Plan”) (subject to receipt of necessary corporate, regulatory and shareholder approvals) based upon the same criteria as other employees of NHSB or NEWCO, with any grants to be made pursuant to such plans with the goal of treating Continuing Employees pursuant to the same criteria and on the same terms as those generally applicable to employees who were employees of NHSB prior to the Effective Time. Continuing Employees shall be eligible to receive credit for service with Alliance and the Alliance Subsidiaries under any existing NHSB employee plan or any NHSB benefit plan in which such employees would be eligible to enroll for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes) provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Each Continuing Employee shall be credited with service as a Tolland employee for purposes of determining their status under NHSB’s policies with respect to vacation, sick and other leave. With respect to the NHSB defined benefit pension plan, each Continuing Employee shall be credited with service as a Tolland employee for purposes of determining eligibility under the early retirement, normal retirement and disability provisions of such plan. With respect to any NHSB plan which is a health, life or disability insurance plan, each Continuing Employee shall not be subject to any pre-existing condition limitation for conditions covered under such plans and each such plan which provides health insurance benefits shall honor any deductible and out-of-pocket expenses incurred under any comparable Tolland plan for the year in which the Effective Time occurs. Nothing herein shall limit the ability of NHSB or NEWCO to amend or terminate any of the Alliance Employee Plans in accordance with their terms at any time after the Effective Time. At the Effective Time, NEWCO or NHSB shall become the plan sponsor of each Alliance Employee Plan. Alliance agrees to take or cause to be taken such actions as NEWCO or NHSB may reasonably request to give effect to such assumption. NEWCO or NHSB shall have the right and power at any time following the Effective Time to amend or terminate or cease benefit accruals under any Alliance Employee Plan or cause it to be merged with or its assets and liabilities to be transferred to a similar plan maintained by NEWCO or NHSB.

7.6.3    Section 7.6.3 of the ALLIANCE DISCLOSURE SCHEDULE contains all employment and change of control, severance, deferred compensation, retirement and similar agreements, arrangements, policies or programs with any employee or director of Alliance or any Alliance Subsidiary (“Benefit Agreements”). At and following the Effective Time, NHSB and NEWCO shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all benefit obligations of Alliance existing as of the Effective Time under the Benefit

Agreements, including without limitation bank-owned life insurance, other than those employment agreements, change in control agreements and supplemental executive retirement plans covered by the Termination and Release Agreements referenced in Section 7.6.4 hereof. NHSB acknowledges (i) that the consummation of the Merger will constitute a “change-in-control” of Alliance for purposes of any of the Benefit Agreements of Alliance (except where otherwise set forth in Section 7.6.3 of the Alliance Disclosure Schedule). Any employee or director of Alliance or any of its Subsidiaries who is a party to an agreement which has been set forth in Section 7.6.3 of the ALLIANCE DISCLOSURE SCHEDULE, excluding the employment agreements, change in control agreements and supplemental executive retirement plans covered by the Termination and Release Agreements referenced in Section 7.6.4 hereof (the “Executive Agreements”) who becomes entitled to benefits thereunder shall be entitled to receive the cash benefits payable under such agreement; provided, however, that the employee or director executes and delivers to NHSB an instrument in form and substance satisfactory to NHSB releasing NHSB and its affiliates from any further liability for monetary payments under such agreement. To the extent that an employee of Alliance or any of its Subsidiaries is entitled to the continued receipt of health insurance, life insurance, disability insurance, automobile allowance or other similar fringe benefits pursuant to an Executive Agreement, and such employee becomes an officer, employee or consultant of NEWCO or any of its Subsidiaries following the Effective Time and as a result becomes entitled to receive the same fringe benefits in his or her capacity as an officer, employee or consultant of NEWCO or any of its Subsidiaries, then the fringe benefits provided to such person shall be deemed to be provided in connection with such person’s service as an officer, employee or consultant of NEWCO or any of its Subsidiaries for so long as such person serves in such capacity and shall be in lieu of, and not in addition to (and for the sole purpose to avoid duplication of benefits), the same fringe benefits that would have otherwise been provided pursuant to the Executive Agreement.

7.6.4    Concurrently with the execution of this Agreement by the parties hereto, (i) each of Joseph H. Rossi, Patrick J. Logiudice and David H. Gonci, and Alliance Tolland and NHSB shall enter into a Termination and Release substantially in the form of Exhibit C-1 hereto, (ii) Gerald Coia, Cynthia Harris, Karen Ouimet-Matusek and Donald G. Lorusso and Alliance, Tolland and NHSB shall enter into a Termination and Release Agreement substantially in the form of Exhibit C-2 hereto, and (iii) each of Messrs. Rossi, Gonci and Logiudice shall enter into a Noncompetition Agreement substantially in the form of Exhibit D hereto.

7.7    Directors and Officers Indemnification and Insurance.

7.7.1    NHSB shall maintain, and/or shall cause NEWCO to maintain, in effect for six (6) years following the Effective Time, the current directors’ and officers’ liability insurance policies maintained by Alliance and the Alliance Subsidiaries (provided, that NHSB may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall NHSB be required to expend in the aggregate pursuant to this Section 7.7.1 more than 200% of the annual cost currently expended by Alliance with respect to such insurance (the “Maximum Premium Amount”). In connection with the foregoing, Alliance agrees to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims. Notwithstanding the above, Alliance may, in consultation with NHSB, purchase “tail coverage” for a period of six (6) years following the Effective Time for its officers and directors provided the cost for such coverage in the aggregate does not exceed the Maximum Premium Amount. If such coverage is purchased, NHSB shall not be required to provide the insurance set forth in this Section 7.7.1.

7.7.2    NHSB shall, and/or shall cause NEWCO or the appropriate NEWCO Subsidiary to, indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of Alliance or Tolland (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of NEWCO, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Alliance or a Alliance Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the “Indemnified Liabilities”), to the fullest extent permitted under applicable state or federal law and under Alliance’s Certificate of Incorporation and Bylaws. NEWCO shall pay expenses, including reasonable attorney’s fees, in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by applicable state or federal law upon receipt of an undertaking to repay such advance payments if he or she shall be adjudicated or determined not to be entitled to indemnification in the manner set forth below. Any

Indemnified Party wishing to claim indemnification under this Section 7.7.2 upon learning of any Claim, shall notify NEWCO (but the failure so to notify NEWCO shall not relieve it from any liability which it may have under this Section 7.7.2, except to the extent such failure prejudices NEWCO) and shall deliver to NEWCO the undertaking referred to in the previous sentence. In the event of any such Claim (whether arising before or after the Effective Time) (1) NEWCO shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption NEWCO shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if NEWCO elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between NEWCO and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and NEWCO shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) NEWCO shall be obligated pursuant to this paragraph to pay for only one (1) firm of counsel for all Indemnified Parties whose reasonable fees and expenses shall be paid promptly as statements are received unless there is a conflict of interest that necessitates more than one (1) law firm, (3) NEWCO shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (4) no Indemnified Party shall be entitled to indemnification hereunder with respect to a matter as to which (x) he shall have been adjudicated in any proceeding not to have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Alliance or any Alliance Subsidiary, or (y) in the event that a proceeding is compromised or settled so as to impose any liability or obligation upon an Indemnified Party, if there is a determination that with respect to said matter said Indemnified Party did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Alliance or any Alliance Subsidiary. The determination shall be made by a majority vote of a quorum consisting of the Directors of NEWCO who are not involved in such proceeding.

7.8    Directorships.    On or prior to the Effective Time, each of NHSB and NEWCO agrees to take all action necessary (i) to increase the size of their respective Boards of Directors, if necessary, to accommodate the appointment and election of, and (ii) to appoint or elect, effective as of the Effective Time, Joseph H. Rossi, or if Mr. Rossi is unable or unwilling to serve, one other director of Alliance and Tolland, who shall be selected by the Board of Directors of NHSB after consultation with Alliance, such selectee to meet the qualifications of and hold office in accordance with the Certificate of Incorporation and Bylaws of NHSB and NEWCO (the “Alliance Director”), and such Alliance Director shall be elected to a three (3) year term and at the end of such term shall be considered for renomination thereafter consistent with renomination policies and criteria applicable generally to incumbent directors of NEWCO and NHSB, respectively, as applicable.

7.9    Conduct of Business.    Except with the written consent of Alliance, during the period from the date of this Agreement to the Effective Time, NHSB will operate its business, and it will cause each of the NHSB Subsidiaries to operate its business, only in the usual, regular and ordinary course of business; use its reasonable best efforts in good faith to preserve intact its business organization and assets, keep available the present services of the employees, maintain its rights and franchises, and preserve the goodwill of its customers and others with whom business relationships exist; and voluntarily take no action which would or be reasonably likely to (i) adversely affect the ability of NHSB to obtain any necessary approvals of Governmental Entities required for the transactions contemplated hereby or under the Bank Merger Agreement or increase the period of time necessary to obtain such approvals, or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement or the Bank Merger Agreement. The Conversion and related transactions, including without limitation the proposed merger transaction with Connecticut Bancshares, Inc., shall be considered in the ordinary course of business, which merger transaction agreement is anticipated to be entered into by and among NHSB, Connecticut Bancshares, Inc. and The Savings Bank of Manchester concurrently herewith.

7.10    Financial and Other Statements.

7.10.1    Promptly upon receipt thereof, NHSB will furnish to Alliance copies of each annual, interim or special audit of the books of NHSB and the NHSB Subsidiaries made by its independent accountants and/or its internal auditors and copies of all internal control reports submitted to NHSB by such accountants and/or internal auditors in connection with each annual, interim or special audit of the financial statements of NHSB and the NHSB Subsidiaries made by such accountants and/or internal auditors.

7.10.2    As soon as practicable, NHSB will furnish to Alliance copies of all such financial statements and reports as it or any NHSB Subsidiary shall send to the FDIC, the FRB, the Department or any other regulatory authority, except as legally prohibited thereby.

7.10.3    NHSB will advise Alliance promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of NHSB or any of the NHSB Subsidiaries.

7.10.4    NHSB will promptly furnish to Alliance such additional financial data as Alliance may reasonably request, including without limitation, detailed monthly loan reports.

7.11    Stock Listing.    NEWCO shall use its reasonable best efforts in good faith to list with the Stock Exchange (or such national securities exchange on which the shares of the NEWCO Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of NEWCO Common Stock to be issued in the Merger.

7.12    Current Information.    During the period from the date of this Agreement to the Effective Time, NHSB or NEWCO will cause one or more of its representatives to confer with representatives of Alliance and report the general status of its ongoing operations, including the progress of the Conversion, at such times as Alliance may reasonably request. NEWCO will promptly notify Alliance of any material change from the normal course of business of NHSB or in the properties of NHSB and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving NEWCO and any NEWCO Subsidiary.

7.13    Negative Covenants.    NHSB agrees that from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, except as otherwise specifically permitted or required by this Agreement, or consented to by Alliance in writing which consent shall not unreasonably be withheld, conditioned or delayed, NHSB will not;

(a)    except as contemplated in Section 7.9 hereof, merge into, consolidate with, affiliate with, or be purchased or acquired by, any other Person, or permit any other Person to be merged, consolidated or affiliated with it or be purchased or acquired by it, or, except to realize upon collateral in the ordinary course of its business, acquire a significant portion of the assets of any other Person, or sell a significant portion of its assets;

(b)    make any change in its accounting methods or practices, except changes as may be required by GAAP or by law or regulatory requirements;

(c)    take any action that would result in the representations and warranties of NHSB and any NHSB Subsidiary contained in this Agreement not being true and correct in all material respects on the date of this Agreement or at the Closing Date;

(d)    take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at the Effective Time, (y) any of the conditions to the Merger set forth in Article IX not being satisfied or (z) a material violation of any provision of this Agreement or the Bank Merger Agreement, except, in each case, as may be required by applicable law or regulation; or

(e)    agree to do any of the foregoing.

7.14    Access to Properties and Records.    In order to facilitate the consummation of the Merger and the Bank Merger and the integration of the business and operations of the parties, subject to Section 12.1 hereof and subject to applicable laws relating to exchange of information, NHSB shall permit Alliance and its officers, employees, counsel, accountants and other authorized representatives, access, upon reasonable notice, to its personnel and properties and those of the NHSB Subsidiaries, and shall disclose and make available to Alliance during normal business hours throughout the period prior to the Effective Time all of the books, papers and records of NHSB or any NHSB Subsidiary relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or other strategic alternatives) and shareholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which NHSB may have a reasonable interest; provided, however, that NHSB shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. In addition, NHSB and the NHSB subsidiaries shall not be required to disclose any analysis, minutes, or other materials pertaining to the financial or other evaluation or discussion of this Agreement, or the transactions contemplated hereunder or any third party proposal to acquire a controlling interest in NHSB. NHSB shall provide and shall request its auditors to provide Alliance with such historical financial information regarding NHSB and any NHSB Subsidiary (and related audit reports and consents) as Alliance may reasonably request for securities disclosure purposes. Alliance shall use reasonable efforts to minimize any interference with NHSB’s and any NHSB Subsidiary’s regular business operations during any such access to NHSB’s or any NHSB Subsidiary’s personnel, property, books or records. NHSB and its Subsidiaries shall permit Alliance, at Alliance’s expense, to cause so-called “Phase I Environmental Site Assessments” and/or “Phase II Environmental Site Assessments” to be performed at any physical location owned or operated by NHSB or any NHSB Subsidiary and, to the extent NHSB or the applicable NHSB Subsidiary has the contractual right to do so, at any Loan Property or Participation Facility. Alliance agrees to indemnify and hold harmless, NHSB, each NHSB Subsidiary, and any landlord or other persons with an interest in the real property, from and against any damages, claims, losses or expenses of any kind, including reasonable attorneys fees, pertaining to or arising from any entry onto, or any assessments or other studies undertaken by Alliance with respect to, any such real property under this Section.

7.15    Reasonable Best Efforts.    Subject to the terms and conditions herein provided, NHSB shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Bank Merger Agreement.

7.16    Public Company.    Unless Alliance shall have elected to convert the Merger Consideration to the right to receive only cash as provided in Section 11.4(b) hereof, NEWCO, upon the completion of the conversion of NHSB from mutual to stock form, will be publicly owned and not organized as a mutual holding company.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1    Alliance Special Meeting.

Alliance will, in accordance with applicable law and Alliance’s Certificate of Incorporation and Bylaws, (i) as promptly as reasonably practicable take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Alliance Shareholders Meeting”) for the purpose of approving the transactions contemplated by this Agreement, and for such other purposes as may be, in Alliance’s and NHSB’s reasonable judgment, necessary or desirable, (ii) subject to the fiduciary responsibility of the Board of Directors of Alliance as advised by counsel, recommend to its shareholders the approval of the aforementioned matters to be submitted by it to its shareholders and oppose any third party proposal or other action that is inconsistent with this Agreement or the consummation of the transactions contemplated herein (including the Bank Merger), and (iii) cooperate and consult with NHSB with respect to each of the foregoing matters. Except with the prior approval of NHSB, no other matters shall be submitted for approval of the Alliance shareholders at the Alliance Shareholders Meeting.

8.2    Proxy Statement - Prospectus

8.2.1    For the purposes (x) of registering NEWCO Common Stock to be offered to holders of Alliance Common Stock in connection with the Merger with the SEC under the Securities Act and applicable state securities laws and (y) of holding the Alliance Stockholders Meeting, NEWCO, at its expense, shall draft and prepare, and Alliance shall cooperate in the preparation of, an S-4 registration statement for the registration of the shares to be issued by NHSB in the Merger (the “Merger Registration Statement”), including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by Alliance to the Alliance stockholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). NEWCO shall provide Alliance and its counsel with appropriate opportunity to review and comment on the Merger Registration Statement and Proxy Statement-Prospectus prior to the time they are initially filed with the SEC or any amendments are filed with the SEC. NEWCO shall file the Merger Registration Statement with the SEC. Each of NEWCO and Alliance shall use its best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Alliance shall thereafter promptly mail the Proxy Statement-Prospectus to its stockholders. NEWCO shall also use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Alliance shall furnish to NEWCO all information concerning Alliance and the holders of Alliance Common Stock as may be reasonably requested in connection with such action.

8.2.2    Alliance shall provide NEWCO with any information concerning Alliance and its Subsidiaries that NEWCO may reasonably request in connection with the drafting and preparation of the Merger Registration Statement and Proxy Statement-Prospectus, and each party shall notify the other promptly of the receipt of any comments of the SEC with respect to the Merger Registration Statement or Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Alliance promptly copies of all correspondence between it or any of its representatives and the SEC. NEWCO shall provide Alliance and its counsel with appropriate opportunity to review and comment on all amendments and supplements to the Merger Registration Statement and Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of NEWCO and Alliance agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of Alliance Common Stock entitled to vote at the Alliance Stockholders Meeting referred to in Section 8.1 hereof at the earliest practicable time.

8.2.3    Alliance and NEWCO shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Alliance shall cooperate with NEWCO in the preparation of a supplement or amendment to such Proxy Statement-Prospectus which corrects such misstatement or omission, and NEWCO shall file an amended Merger Registration Statement with the SEC, and Alliance shall mail an amended Proxy Statement-Prospectus to Alliance’s stockholders. Alliance, on one hand, and NEWCO on the other shall each provide to the other a “comfort” letter from its independent certified public accountant, dated as of the date of the Proxy Statement-Prospectus and updated as of the date of consummation of the Merger, with respect to certain financial information regarding Alliance and NHSB, respectively, each in form and substance which is customary in transactions such as the Merger.

8.3    NHSB Conversion.    Commencing promptly after the date of this Agreement, NHSB will take all steps reasonably necessary to expeditiously effect the Conversion. In addition, without limiting the generality of the foregoing, NHSB shall cause the following to be done:

8.3.1    NHSB will (i) as promptly as practicable after receipt of all approvals or non-objections necessary from the applicable Bank Regulators, take all steps necessary to duly call, give notice of, convene and hold a special meeting or meetings of the Corporators for the purpose of approving the Plan and for such other purposes as may be, in the reasonable judgment of NHSB, necessary or desirable, and (ii) subject to the fiduciary responsibility of the Board of Directors of NHSB as advised by counsel, recommend to its Corporators the approval of the aforementioned matters to be submitted by it to its Corporators, and (iii) cooperate and consult with Alliance with respect to each of the foregoing matters. NHSB will use its reasonable best efforts in good faith to complete all such actions no later than January 31, 2004.

8.3.2    NHSB will use its reasonable best efforts in good faith (i) to prepare and file by October 31, 2003 all required regulatory applications required in connection with the Merger, the Bank Merger and the Conversion, including, without limitation, filing applications with the Department, the FDIC, and the FRB and (ii) to effectuate the provisions of the Plan in a timely manner and shall provide Alliance, its counsel and its financial advisor with complete copies of such filings.

8.3.3    NHSB shall prepare as promptly as practicable, and Alliance shall co-operate in the preparation of, the Conversion Registration Statement and the Proxy Statement-Prospectus. NHSB shall file the Conversion Registration Statement with the SEC and all appropriate state securities offices. NHSB shall use its reasonable best efforts in good faith to have the Conversion Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and on a basis coordinated with the other steps required in the Plan.

8.3.4    Alliance shall provide NHSB with any information concerning it that NHSB may reasonably request in connection with the Conversion Prospectus. Alliance shall provide NHSB a “comfort” letter from its independent certified public accountant, dated as of the date of the Proxy Statement-Prospectus and updated as of the date of consummation of the Merger, with respect to certain financial information regarding Alliance, in form and substance which is customary in transactions such as the Merger and NHSB shall notify Alliance promptly of the receipt of any comments of the SEC, the FRB, the FDIC or the Department with respect to the Conversion Prospectus and of any requests by the SEC, the FRB, the FDIC or the Department for any amendment or supplement thereto or for additional information, and shall provide to Alliance promptly copies of all correspondence between NHSB or any representative of NHSB and the SEC, the FRB, the FDIC or the Department. NHSB shall give Alliance and its counsel the opportunity to review and comment on the Conversion Prospectus prior to its being filed with the SEC, the FRB, the FDIC or the Department and shall give Alliance and its counsel the opportunity to review and comment on all amendments and supplements to the Conversion Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC, the FRB, the FDIC or the Department. Each of NHSB and Alliance agrees to use their reasonable best efforts, after consultation with the other party hereto, in good faith to respond promptly to all such comments of and requests by the SEC, the FRB, the FDIC or the Department.

8.3.5    Alliance shall promptly notify NHSB if at any time it becomes aware that the Conversion Prospectus or the Conversion Registration Statement contains any untrue statement of a material fact or omits to state a material fact with respect to Alliance or an Alliance Subsidiary required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Alliance shall cooperate with NHSB in the preparation of a supplement or amendment to such Conversion Prospectus, which corrects such misstatement or omission, and NHSB shall file an amended Conversion Registration Statement with the SEC. Alliance shall provide to NHSB and the placement agent for the sale of NEWCO Common Stock in the Offering a “comfort” letter from the independent certified public accountants for Alliance, dated as of the effective date of the Conversion Registration Statement with respect to certain financial information regarding Alliance, each in form and substance which is customary in transactions such as the Conversion, and shall cause its counsel to deliver to the placement agent for the Offering such opinions as NHSB shall reasonably request.

8.4    Regulatory Approvals.    Each of Alliance, Tolland and NHSB will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement, including without limitation the Merger, the Bank Merger, the Conversion and the Offering. Alliance and NHSB will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Conversion Prospectus, the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of NHSB, Alliance or Tolland to any governmental body in connection with the Conversion, the Merger, the Bank Merger, the Offering and the other transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. In addition, NHSB, Alliance and Tolland shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any governmental body prior to its filing.

8.5    Affiliates.    Alliance shall use all reasonable efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of Alliance to deliver to NHSB, as soon as practicable after the date of this Agreement and in no event later than thirty (30) days after the date this Agreement, a written agreement, in the form of Exhibit F hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of NEWCO Common Stock to be received by such “affiliate,” as a result of the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

8.6    Compliance with Anti-Trust Laws.    Each of NHSB and Alliance shall use reasonable best efforts in good faith to resolve objections, if any, which may be asserted with respect to the Merger under anti-trust laws. In the event a suit is threatened or instituted challenging the Merger as violative of anti-trust laws, each of NHSB and Alliance shall use reasonable best efforts in good faith to avoid the filing of, or resist or resolve such suit, NHSB and Alliance shall use reasonable best efforts in good faith to take such action as may be required: (a) by the FRB, the Connecticut Banking Commissioner, and the Antitrust Division of the DOJ or the United States Federal Trade Commission in order to resolve such objections as any of them may have to the Merger under antitrust laws, or (b) by any federal or state court of the United States, in any suit brought by a private party or Governmental Entity challenging the Merger as violative of antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order which has the effect of preventing the consummation of the Merger. Reasonable best efforts in good faith shall not include, among other things and only to the extent NHSB so desires, the willingness of NHSB to accept an order agreeing to the divestiture, or the holding separate, of any assets of NHSB or Alliance.

8.7    Execution of Bank Merger Agreement.    Prior to the Effective Time, Tolland and NHSB each shall execute and deliver the Bank Merger Agreement, substantially in the form attached hereto as Exhibit A.

ARTICLE IX

CLOSING CONDITIONS

9.1    Conditions to Each Party’s Obligations under this Agreement.    The respective obligations of each party under this Agreement to proceed to Closing shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

9.1.1    Shareholder and Corporator Approval.

(A)    This Agreement shall have been approved by the requisite vote of the shareholders of Alliance.

(B)    The Plan shall have been approved by the requisite vote of the Corporators.

9.1.2    Injunctions.    None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3    Regulatory Approvals.    All necessary approvals, authorizations and consents of all Governmental Entities required to consummate the transactions contemplated by this Agreement, including the Merger, the Bank Merger and the Conversion, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions or in mutual-to-stock conversions, that would, in the good faith reasonable judgment of the Board of Directors of NHSB, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of Alliance, Tolland and NHSB or otherwise materially impair the value of Alliance or Tolland to NHSB.

9.1.4    Conversion.    Unless Alliance shall have elected to convert the Merger Consideration to the right to receive only cash as provided in Section 11.4(b) hereof, the Conversion shall have been consummated.

9.1.5    Effectiveness of Merger Registration Statement.    The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of NEWCO Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.6    Stock Exchange Listing.    Unless Alliance shall have elected to convert the Merger Consideration to the right to receive only cash as provided in Section 11.4(b) hereof, the shares of NEWCO Common Stock to be issued in the Merger shall have been authorized for listing pursuant to Section 7.11 hereof, subject to official notice of issuance.

9.1.7    Tax Opinion.    On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing immediately prior to the Closing Date, unless Alliance shall have elected to convert the Merger Consideration to the right to receive only cash as provided in Section 11.4(b) hereof, NEWCO, NHSB, Alliance and Tolland shall have received an opinion of NHSB’s counsel, or such other qualified professional firm on which the parties shall agree, reasonably acceptable in form and substance to NEWCO, NHSB, Alliance and Tolland dated as of the Closing Date, substantially to the effect that, for Federal income tax purposes:

(A)    The Merger, when consummated in accordance with the terms hereof, either will constitute a reorganization within the meaning of Section 368(a) of the Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Code;

(B)    None of the Conversion, the Merger, or the merger of Tolland and NHSB will adversely affect the Merger qualifying as a Reorganization within the meaning of Section 368(a) of the Code;

(C)    No gain or loss will be recognized by NEWCO, NHSB, Alliance or Tolland by reason of the Merger;

(D)    The exchange of Alliance Common Stock to the extent exchanged for NEWCO Common Stock will not give rise to recognition of gain or loss for Federal income tax purposes to the shareholders of Alliance;

(E)    The basis of the NEWCO Common Stock to be received (including any fractional shares deemed received for tax purposes) by an Alliance shareholder will be the same as the basis of the Alliance Common Stock surrendered pursuant to the Merger in exchange therefor; and

(F)    The holding period of the shares of NEWCO Common Stock to be received by a shareholder of Alliance will include the period during which the shareholder held the shares of Alliance Common Stock surrendered in exchange therefor, provided the Alliance Common Stock surrendered is held as a capital asset at the Effective Time.

Each of NEWCO, NHSB, Alliance and Tolland shall provide a letter setting forth the facts, assumptions and representations on which such counsel may rely in rendering its opinion.

9.2    Conditions to the Obligations of NHSB under this Agreement.    The obligations of NHSB under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.5 at or prior to the Closing:

9.2.1    Representations and Warranties.    Except as otherwise contemplated by this Agreement or consented to in writing by NHSB, the representations and warranties of Alliance and Tolland set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and Alliance shall have delivered to NHSB a certificate of Alliance to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Alliance as of the Effective Time.

9.2.2    Agreements and Covenants.    As of the Closing Date, Alliance and each Alliance Subsidiary shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Date under this Agreement, and NHSB shall have received a certificate signed on behalf of Alliance by the Chief Executive Officer and Chief Financial Officer of Alliance to such effect dated as of the Effective Time.

9.2.3    Permits, Authorizations, Etc.    Alliance and the Alliance Subsidiaries shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger by Alliance and the Bank Merger by Tolland.

9.2.4    Accountants’ Letter.    NHSB shall have received a “comfort” letter from the independent certified public accountants for Alliance, dated the effective date of the Conversion Registration Statement, with respect to certain financial information regarding Alliance, each in form and substance which is customary in transactions of the nature contemplated by this Agreement.

9.2.5    No Material Adverse Effect.    Since December 31, 2002, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Alliance or Tolland, or both.

9.3    Conditions to the Obligations of Alliance under this Agreement.    The obligations of Alliance under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.5 at or prior to the Closing:

9.3.1    Representations and Warranties.    Except as otherwise contemplated by this Agreement or consented to in writing by Alliance, the representations and warranties of NHSB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date); and NHSB shall have delivered to Alliance a certificate of NHSB to such effect signed by the Chief Executive Officer and the Chief Financial Officer of NHSB as of the Effective Time.

9.3.2    Agreements and Covenants.    As of the Closing Date, NEWCO and NHSB shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants of NEWCO and NHSB to be performed or complied with by them at or prior to the Effective Date under this Agreement, and Alliance shall have received a certificate signed on behalf of NHSB and NEWCO by the Chief Executive Officer and Chief Financial Officer of each of NHSB and NEWCO to such effect dated as of the Effective Time.

9.3.3    Permits, Authorizations, Etc.    NEWCO and NHSB shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the Bank Merger and the Conversion by NEWCO and NHSB, the failure to obtain which would have a Material Adverse Effect on NEWCO, NHSB, and its Subsidiaries, taken as a whole.

9.3.4    Payment of Merger Consideration.    NHSB shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide Alliance with a certificate evidencing such delivery.

9.3.5    No Material Adverse Effect.    Since December 31, 2002, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on NEWCO, NHSB or both.

NEWCO and NHSB will furnish Alliance with such certificates of their officers or other such documents to evidence fulfillment of the conditions set forth in this Section 9.3 as Alliance may reasonably request.

ARTICLE X

THE CLOSING

10.1    Time and Place.    Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Tyler Cooper & Alcorn, LLP, 205 Church Street, New Haven, Connecticut at 10:00 a.m. on the date determined by NHSB, in its sole discretion, but after consultation with Alliance, upon not less than five (5) days prior written notice to Alliance, but in no event later than thirty days (30) after the last condition precedent pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or at such other place, date or time upon which NHSB and Alliance mutually agree.

10.2    Deliveries at the Closing.    At the Closing there shall be delivered (i) to NHSB and Alliance the certificates and other documents and instruments required to be delivered at the Closing under Article IX hereof and (ii) to the Exchange Agent on behalf of Alliance the Merger Consideration required to be delivered at the Closing under Section 9.3.4 hereof.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1    Termination.    This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of Alliance:

11.1.1    By the mutual written agreement of NHSB and Alliance;

11.1.2    By either NHSB or Alliance, provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein, if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach (i) by its nature cannot be cured, or (ii) shall not have been cured within thirty (30) days after written notice by the non-breaching party to the breaching party, provided that, in the event the breach cannot reasonably be cured within the specified thirty (30) day period, the time to cure shall be extended to such time as reasonably may be necessary to effect the cure, not to exceed an additional thirty (30) days (sixty (60) days in the aggregate), conditioned upon the breaching party commencing to cure the breach within fifteen (15) days after notice of the breach, providing written notice to the non-breaching party within such fifteen (15) day period of the breaching party’s inability to complete the cure within the specified thirty (30) day period and thereafter diligently and continuously prosecuting the cure to completion. For purposes of this Section 11.1.2, a material breach shall be deemed to be a breach which has, either individually or in the aggregate, a Material Adverse Effect on (x) the party making such representations or warranties or (y) the consummation of the Merger, the Bank Merger, and the other transactions contemplated hereby, including the Conversion, provided, that if the applicable representation or warranty by its terms already is limited to a Material Adverse Effect, this provision shall not be deemed to further limit or qualify the representation or warranty;

11.1.3    By either NHSB or Alliance, provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein, if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, including also any failure to satisfy a condition to Closing, which failure (i) by its nature cannot be cured, or (ii) shall not have been cured within thirty (30) days after written notice by the non-breaching party to the breaching party, provided that, in the event the breach cannot reasonably be cured within the specified thirty (30) day period, the time to cure shall be extended to such time as reasonably may be necessary to effect the cure, not to exceed an additional thirty (30) days (sixty (60) days in the aggregate), conditioned upon the breaching party commencing to cure the breach within fifteen (15) days after notice of the breach, providing written notice to the non-breaching party within such fifteen (15) day period of the breaching party’s inability to complete the cure within the specified thirty (30) day period and thereafter diligently and continuously prosecuting the cure to completion. For purposes of this Section 11.1.3, a material failure to perform or comply shall be deemed to be a failure which has, either individually or in the aggregate, a Material Adverse Effect on (x) the party so failing or (y) the consummation of the Merger, the Bank Merger, and the other transactions contemplated hereby, including the Conversion, provided, that if the applicable performance obligation by its terms already is limited to a Material Adverse Effect, this provision shall not be deemed to further limit or qualify the performance obligation;

11.1.4    By (a) Alliance, if the Merger Registration Statement shall not have been declared effective, within the meaning of the Securities Laws, by the Securities and Exchange Commission by August 16, 2004, or (b) either NHSB or Alliance, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by NHSB and Alliance; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s breach of any of its obligations under this Agreement;

11.1.5    By either NHSB or Alliance if the shareholders of Alliance shall have voted at the Alliance shareholders meeting on this Agreement and such vote shall not have been sufficient to approve the Agreement;

11.1.6    By either NHSB or Alliance if (i) final action has been taken by a Governmental Entity whose approval is required in connection with this Agreement or the Bank Merger Agreement and the transactions contemplated hereby or thereby, including the Conversion, which final action (x) has become non-appealable and (y) does not approve this Agreement or the Bank Merger Agreement or the transactions contemplated hereby or thereby, including the Conversion, (ii) any regulatory authority whose approval or non-objection is required in connection with this Agreement or the Bank Merger Agreement and the transactions contemplated hereby or thereby, including the Conversion, has stated in writing that it will not issue the required approval or non-objection, or (iii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, the Bank Merger or the Conversion and such order, decree, ruling or other action shall have become final and non-appealable any of the foregoing being termed an “Adverse Action”, provided that each party shall use their respective reasonable best efforts to obtain all necessary approvals from any applicable Governmental Entity and to timely and fully address any objections raised or questions posed by such Governmental Entity;

11.1.7    By NHSB if at any time prior to the Alliance Shareholder meeting, (a) Alliance shall have breached Section 6.10 of this Agreement, (b) the Alliance Board of Directors shall have failed for any reason to make its recommendation referred to in Section 8.1, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of NHSB or (c) Alliance shall have materially breached its obligations under Section 8.1 by failing to call, give notice of, convene and hold the Alliance Shareholders Meeting in accordance with Section 8.1.

11.1.8    By NHSB if a tender offer or exchange offer for 25% or more of the outstanding shares of Alliance Common Stock is commenced (other than by NHSB), and the Alliance Board of Directors recommends that the shareholders of Alliance tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten-Business Day period specified in Rule 14e-2(a) under the Exchange Act.

11.1.9    At any time prior to the Alliance Shareholders Meeting, by Alliance in order to concurrently enter into an acquisition agreement or similar agreement (each, an “Acquisition Agreement”) with respect to a Superior Proposal which has been received and considered by Alliance and the Alliance Board of Directors in compliance with Section 6.10 hereof, provided, however, that this Agreement may be terminated by Alliance pursuant to this Section 11.1.9 only after the fifth (5th) Business Day following NHSB’s receipt of written notice from Alliance advising NHSB that Alliance is prepared to enter into an Acquisition Agreement with respect to a Superior Proposal, and only if, during such five (5)-Business Day period, NHSB does not, in its sole discretion, make an offer to Alliance that Alliance’s Board of Directors determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal.

For the purposes of this Section 11.1, termination of this Agreement by NHSB shall be deemed to constitute a termination on behalf of NEWCO.

11.2    Effect of Termination.

11.2.1    In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 11.1, 11.3, 12.1, 12.2, 12.6, 12.9, 12.10, this Section 11.2, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2    In recognition of the efforts, expenses and other opportunities foregone by NHSB while structuring and pursuing the Merger, the parties hereto agree that Alliance shall pay to NHSB a termination fee of $ 3 million (the “Alliance Termination Fee”) in the manner and subject to the conditions set forth below if:

(i)	this Agreement is terminated by NHSB pursuant to Sections 11.1.2, 11.1.3, 11.1.5, 11.1.7 or 11.1.8; or

(ii)	this Agreement is terminated by Alliance pursuant to Section 11.1.9.

In the event the Alliance Termination Fee shall become payable pursuant to Section 11.2.2(i), (x) Alliance shall pay to NHSB an amount equal to $ 2 million on or before the third Business Day following termination of this Agreement, and (y) if within 18 months after such termination Alliance or an Alliance Subsidiary enters into any definitive agreement with respect to, or consummates, any Acquisition Transaction, Alliance shall pay to NHSB the Alliance Termination Fee (net of any payment made pursuant to clause (x) above) on the date of consummation of the Acquisition Transaction. In the event the Alliance Termination Fee shall become payable pursuant to Section 11.2.2(ii), Alliance shall pay to NHSB the entire Alliance Termination Fee within three (3) Business Days following the date of termination of this Agreement. Any amount that becomes payable pursuant to this Section 11.2.2 shall be paid by wire transfer of immediately available funds to an account designated by NHSB.

11.2.3    In recognition of the efforts, expenses and other opportunities foregone by Alliance while structuring and pursuing the Merger, the parties hereto agree that NHSB shall pay to Alliance a termination fee of $ 3 million (the “NHSB Termination Fee”) in the manner and, subject to the conditions set forth below in this Section 11.2.3 and in Section 11.4, if Alliance has terminated this Agreement pursuant to the provisions of Sections 11.1.2, 11.1.3, 11.1.4(a) or if the Effective Time has not occurred by the Termination Date for any reason other than one of the following: (i) NHSB has terminated this Agreement pursuant to Section 11.1.1, 11.1.2, 11.1.3, 11.1.5, 11.1.7, or 11.1.8; or (ii) NHSB has terminated this Agreement pursuant to Section 11.1.6, and the articulated basis on which the Governmental Entity, regulatory authority, court or other governmental authority shall have taken the Adverse Action is attributable primarily to an action, inaction, fact or circumstance of Alliance or a Alliance Subsidiary (which articulation, if not in writing, shall be described in writing by NHSB to Alliance immediately thereafter); or (iii) Alliance has terminated this Agreement pursuant to Section or 11.1.9.

In the event that the NHSB Termination Fee shall become payable, (x) NHSB shall pay to Alliance the NHSB Termination Fee on or before the third Business Day following termination of this Agreement. Any amount that becomes payable pursuant to this Section 11.2.3 shall be paid by wire transfer of immediately available funds to an account designated by Alliance.

11.2.4    Alliance and NHSB agree that the agreements contained in Sections 11.2.2 and 11.2.3 are an integral part of the transactions contemplated by this Agreement, that without such agreement neither party would have entered into this Agreement and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by either party. If either party fails to pay the amounts due under Section 11.2.2 or 11.2.3, as applicable, above within the time periods specified therein, the delinquent payor shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other in connection with any action in which the party entitled to payment prevails, including the filing of any lawsuit taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

11.3    Amendment, Extension and Waiver.    Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of Alliance), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of Alliance, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to Alliance’s shareholders or Option holders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

11.4    Alliance’s Election Rights.    In the event that Alliance’s right to terminate this Agreement pursuant to Section 11.1.4(a) hereof shall have matured by virtue of the failure of the Merger Registration Statement to have been declared effective on or before August 16, 2004 as contemplated in such section, Alliance may, by written notice to NHSB on or before August 20, 2004, elect one of the following:

(a)	Terminate the Agreement as contemplated in Section 11.1.4(a) hereof; or

(b)	Convert the Merger Consideration exclusively to the right to receive (i) with respect to each share of Alliance Common Stock, cash in the amount of the Cash Election Price, which in the event of the election contemplated herein shall be increased to $30.00, and (ii) with respect to each Option, the Option Price, which in the event of such election shall be the positive difference, if any between the Cash Election Price, as increased in (i) above, and the exercise price of the applicable Option.

In the event that Alliance fails to make the election contemplated in this Section 11.4 by written notice to NHSB on or before August 20, 2004, Alliance will be deemed to have waived irrevocably its termination right contained in Section 11.1.4(a).

In the event that Alliance makes the election in (b) above, NHSB shall not be required to effect the Conversion, and all references, conditions and other provisions contained in this Agreement relating to the Conversion will, subsequent to such election, no longer be applicable to the extent that such references, conditions and provisions would otherwise, require NHSB to take further actions to effect the Conversion.

ARTICLE XII

MISCELLANEOUS

12.1    Confidentiality.    Except as specifically set forth herein, NHSB and Alliance mutually agree to be bound by the terms of the confidentiality agreements dated April 21, 2003 and June 5, 2003 (collectively, the “Confidentiality Agreements”) previously executed by the parties hereto, which Confidentiality Agreements are hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreements shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.

12.2    Public Announcements.    Alliance and NHSB shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement, except as may be otherwise required by law, and neither Alliance nor NHSB shall issue any joint news releases with respect to this Agreement unless such news releases have been mutually agreed upon in writing by the parties hereto, except as required by law.

12.3    Survival.    All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Date, other than those covenants set forth in Sections 2.5, 2.6, 7.6, and 7.7, which shall survive or be performed after the Effective Date.

12.4    Notices.    All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by cable, telegram, telex or fax addressed as follows:

If to Alliance or Tolland, to:

348 Hartford Turnpike (Route 30)

Vernon, Connecticut 06066

Attention: Joseph H. Rossi, President and Chief Executive Officer

Fax: (860)875-3856

With required copies to:

Nixon Peabody LLP

Suite 900

401 9th Street, N.W.

Washington, D.C. 20004-2128

Attention: Raymond J. Gustini, Esq.

Fax: (202)585-8080

If to NHSB, to:

195 Church Street

New Haven, Connecticut 06510

Attention: Peyton R. Patterson, President

Fax: (203)789-2650

With required copies to:

Tyler Cooper & Alcorn, LLP

185 Asylum Street - 35th Floor

Hartford, Connecticut 06103

Attention: William W. Bouton III, Esq.

Fax: (860)278-3802

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

12.5    Parties in Interest.    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, and that (except as otherwise expressly provided in this Agreement) nothing in this Agreement is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

12.6    Complete Agreement.    This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto or thereto, together with the Confidentiality Agreements referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

12.7    Counterparts.    This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

12.8    Severability.    In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9    Governing Law.    This Agreement shall be governed by the laws of the State of Connecticut, without giving effect to conflicts of laws principles that would require the application of any other law.

12.10    Interpretation.    When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.

12.11    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, NHSB, Alliance and Tolland have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

THE NEW HAVEN SAVINGS BANK

By:
Name:
Title:

ALLIANCE BANCORP OF NEW ENGLAND, INC.

By:
Name:
Title:

TOLLAND BANK

By:
Name:
Title:

EXHIBIT A

FORM OF BANK MERGER AGREEMENT

ARTICLES OF COMBINATION

and

BANK MERGER AGREEMENT

These Articles of Combination and Bank Merger Agreement (the “Bank Merger Agreement”) are made and entered into this              day of                 , 2003 between The New Haven Savings Bank, a Connecticut chartered savings bank (“NHSB”), and Tolland Bank, a Connecticut chartered savings bank (“Tolland”).

WITNESSETH

WHEREAS, NHSB, Tolland and Alliance Bancorp of New England, Inc., a Delaware corporation (“Alliance”) have entered into an Agreement and Plan of Merger, dated as of July 15, 2003 (the “Agreement”);

WHEREAS, pursuant to the Agreement, all of the outstanding capital stock of NHSB is now held by [                                         ], a Delaware corporation (“NEWCO”)

WHEREAS, pursuant to the Agreement, NEWCO has acquired Alliance through a merger of Alliance with and into NEWCO with NEWCO being the surviving entity, and NHSB will acquire Tolland through a merger of Tolland with and into NHSB, with NHSB being the surviving bank.

WHEREAS, NHSB has issued and outstanding [            ] shares of common stock, par value [            ] per share (“NHSB Common Stock”), and Tolland has issued and outstanding [                ] shares of common stock, par value [            ] per share (“Tolland Stock”); and

WHEREAS, all of the issued and outstanding shares of NHSB Common Stock, and all of the issued and outstanding shares of Tolland Stock have been voted in favor of the merger of Tolland with and into NHSB;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Agreement, the parties hereto do mutually agree, intending to be legally bound, as follows:

ARTICLE 1

DEFINITIONS

Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

1.1    “Bank Merger” shall refer to the merger of Tolland with and into NHSB as provided in Section 2.1 of this Bank Merger Agreement.

1.2    “Banking Commissioner” shall mean the Commissioner of Banking of the State of Connecticut.

1.3    “Effective Time” shall mean the date and time at which the Bank Merger contemplated by this Bank Merger Agreement becomes effective as provided in Section 2.2 hereof.

1.4    “Merging Banks” shall collectively refer to Tolland and NHSB.

1.5    “SOS” means the Office of the Connecticut Secretary of State.

1.6    “Surviving Bank” shall refer to NHSB as the surviving bank in the Bank Merger. The location of the main office will be in the City of New Haven, Connecticut.

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ARTICLE 2

TERMS OF THE BANK MERGER

2.1    The Bank Merger

(a)    Subject to the terms and conditions set forth in the Agreement at the Effective Time, Tolland shall be merged with and into NHSB pursuant to Sections 36a-125 and 36a-126 of the Banking Law of Connecticut. NHSB shall be the Surviving Bank in the Bank Merger and shall continue to be regulated by the Banking Commissioner.

(b)    As a result of the Bank Merger,

(i)	each share of Tolland Stock issued and outstanding prior to the Effective Time shall automatically be canceled and shall cease to exist as shares of capital stock of Tolland or the Surviving Bank; and

(ii)	the [ ] shares of NHSB Common Stock issued and outstanding immediately prior to the Effective Time shall constitute all of the issued and outstanding shares of the Surviving Bank.

(c)    The Bank Merger shall have the effects set forth at Sections 36a-125 and 36a-126(a) of the Banking Law of Connecticut.

2.2    Effective Time

The Bank Merger shall become effective as of the close of business on the date that this Bank Merger Agreement and Articles of Combination are filed with the SOS. The Bank Merger shall not be effective unless and until approved by the Banking Commissioner and all other “Governmental Entities” as contemplated by the Agreement.

2.3    Name of the Surviving Bank

The name of the Surviving Bank shall be “[                    ].”

2.4    Charter

On and after the Effective Time, the Certificate of Incorporation, as amended, of HMSB in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Bank, until further amended in accordance with applicable law.

2.5    Bylaws

On and after the Effective Time, the Bylaws, as amended, of NHSB in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Bank, until further amended in accordance with applicable law.

2.6    Directors and Officers

On and after the Effective Time, the directors and officers of the Surviving Bank shall be the directors and officers of NHSB immediately prior to the Effective Time plus one new director selected from Tolland’s Board of Directors, as provided in the Agreement. Pursuant to its Bylaws, the maximum number of NHSB directors is [fifteen], the minimum number is [six]. The directors and officers of the Surviving Bank shall hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Bank.

2.7    Effects of the Merger

(a)    Upon consummation of the Merger, and in addition to the effects under applicable law, including without limitation 12 U.S.C. §215a,

(i)    all rights, franchises and interests of Tolland in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator,

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registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates of the mentally impaired, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Tolland immediately prior to the Effective Time; and

(ii)    the Surviving Bank shall be liable for all liabilities of Tolland, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of Tolland shall be preserved unimpaired.

ARTICLE 3

MISCELLANEOUS

3.1    Amendments

To the extent permitted by law, this Bank Merger Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the board of directors of each of the parties hereto.

3.2    Additional Actions.    If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of Tolland acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement and Plan of Merger, Tolland and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Agreement and Plan of Merger; and the proper officers and directors of the Surviving Bank are fully authorized in the name of Tolland Bank or otherwise to take any and all such action.

3.3    Successors

This Bank Merger Agreement shall be binding on the successors of NHSB and Tolland.

3.4    Counterparts

This Bank Merger Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and each of which shall be deemed to be an original, and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

In accordance with the procedures set forth in the Banking Law of the State of Connecticut and other applicable law, NHSB and Tolland have caused this Bank Merger Agreement to be executed by their duly authorized representatives on the date indicated.

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NEW HAVEN SAVINGS BANK

By:
Name: Payton R. Patterson Title: Chairman and Chief Executive Officer

ATTEST:

By:
Name: [ ]
Title: [ ]

The Board of Directors of The New Haven Savings Bank:

ATTEST:		TOLLAND BANK

By:		By:

	Name: Title:		Joseph H. Rossi Its: Chairman of the Board and President

The Board of Directors of Tolland Bank

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EXHIBIT B

FORM OF VOTING AGREEMENT

                    , 2003

New Haven Savings Bank

195 Church Street

New Haven, Connecticut 06510

Ladies and Gentlemen:

The undersigned is a director of Alliance Bancorp of New England, Inc. (“Alliance”) and is the beneficial holder of shares of common stock of Alliance (“Alliance Common Stock”).

Alliance and New Haven Savings Bank (“NHSB”) are considering the execution of an Agreement and Plan of Merger (“Agreement”) contemplating the merger of Alliance with and into a holding company to be formed by NHSB (referred to as “NEWCO”), with NEWCO as the surviving corporation of the merger (the “Merger”), and the merger of Tolland Bank with and into NHSB, with NHSB as the surviving corporation (the “Bank Merger”), such execution being subject in the case of NHSB to the execution and delivery of this letter agreement (“Letter Agreement”). In consideration of the substantial expenses that NHSB will incur in connection with the transactions contemplated by the Agreement and in order to induce NHSB to execute the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his or her capacity as a shareholder of Alliance and not in his or her capacity as a director of Alliance as follows:

1.    The undersigned, while this Letter Agreement is in effect, shall vote or cause to be voted in favor of the Agreement and the Merger all of the shares of Alliance Common Stock that the undersigned shall be entitled to so vote, whether such shares are beneficially owned by the undersigned on the date of this Letter Agreement or are subsequently acquired, whether pursuant to the exercise of stock options or otherwise (the “Subject Shares”), at the special meeting of Alliance’s shareholders to be called and held following the date hereof, to consider the Agreement, the Merger and the Bank Merger (the “Special Meeting”). The undersigned shall not sell, pledge, transfer or otherwise dispose of any Subject Shares, provided, however, the undersigned may pledge Subject Shares acquired hereafter in order to secure indebtedness to a financial institution incurred by the undersigned to finance the exercise price of Options to acquire such Subject Shares. The Subject Shares owned by the undersigned as of the date of this Letter Agreement are identified on Annex I.

2.    At any meeting of shareholders of the Alliance, however called, or at any adjournment thereof, or in any other circumstances in which the undersigned is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by NHSB, the undersigned shall vote or cause to be voted the Subject Shares against the following actions:

(i)    any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Alliance or Tolland under the Agreement or of the undersigned hereunder; or

(ii)    any action or agreement that could reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the Merger or the Bank Merger, including, but not limited to: (A) the adoption by Alliance of any proposal or offer with respect to any of the following (other than the transactions contemplated by the Agreement) involving Alliance or any Alliance Subsidiaries: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of its consolidated assets in a single transaction or series of transactions; or (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (B) after the Agreement and Merger have been approved by the shareholders of Alliance, any action to abandon the Agreement and Merger. The undersigned further agrees not to commit or agree to take any action inconsistent with the foregoing agreements.

3.    The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, NHSB shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

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4.    The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this Letter Agreement shall only apply to actions taken by the undersigned in his or her capacity as a shareholder of Alliance and shall not in any way limit or affect actions the undersigned may take in his or her capacity as a director of Alliance.

5.    This Letter Agreement shall automatically terminate if the Agreement is not entered into by the parties thereto or upon termination of the Agreement in accordance with its terms.

7.    This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same document.

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IN WITNESS WHEREOF, the undersigned has executed this Letter Agreement as of the date first above written.

Very truly yours,

Name:

Accepted and agreed to as of the date first above written:

THE NEW HAVEN SAVINGS BANK

By:
Name:
Title:

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ANNEX I

Shareholder Agreement

Name of Shareholder	Shares of Alliance Common Stock Beneficially Owned (exclusively of unexercised stock options)	Options on Alliance Common Stock

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EXHIBIT C-1

[FORM OF TERMINATION AND RELEASE AGREEMENT]

TERMINATION AND RELEASE AGREEMENT

This Termination and Release Agreement (this “Agreement”) is entered into as of July 15, 2003 by and among                      (the “Executive”), Alliance Bancorp of New England, Inc., a Delaware corporation (“Alliance”), Tolland Bank, a Connecticut savings bank and a wholly-owned subsidiary of Alliance (“Tolland”), and The New Haven Savings Bank, a Connecticut mutual savings bank (“New Haven”) headquartered in New Haven, Connecticut.

RECITALS

WHEREAS, New Haven, Alliance and Tolland have entered into an Agreement and Plan of Merger, dated as of July 15, 2003 (the “Merger Agreement”); and

WHEREAS, Section 7.6.4 of the Merger Agreement provides that New Haven, Alliance, Tolland and the Executive shall enter into this Agreement which shall terminate the Employment Agreement between the Executive, Alliance and Tolland dated December 10, 2002 (the “Employment Agreement”) and the Tolland Bank Supplemental Executive Retirement Income Plan dated December 14, 1999 (the “SERP”)1 as of the Effective Date of the Merger, and in lieu of any rights and payments under said Employment Agreement and the SERP1 the Executive shall be entitled to the rights and payments set forth herein.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Executive, Alliance, Tolland and New Haven agree as follows:

1.    Certain Actions to Be Taken in 2003.

(a)    The Executive hereby agrees to take the following actions between the date hereof and December 31, 2003, it being the intention of the parties hereto that all of such actions shall be fully effective and consummated no later than December 31, 2003:

(i)    exercise all vested non-qualified stock options granted to the Executive under Alliance’s 1997 Stock Incentive Plan for Directors, Officers and Key Employees (the “Incentive Plan”); and

(ii)    accept payment on December 31, 2003 of any cash bonus to which the Executive may be entitled to receive pursuant to Tolland’s Bonus Plan for services rendered in 2003 and which otherwise would be payable in the ordinary course by Tolland to the Executive in 2004.

(b)    Alliance and Tolland agree to take such actions as may be necessary or advisable by them in order to permit the Executive to take the actions set forth in Section 1(a) above and have them be fully effective and consummated no later than December 31, 2003, including without limitation (i) promptly processing all exercises of stock options by the Executive under the Incentive Plan, and (ii) accelerating to December 31, 2003 the payment of any cash bonus to which the Executive may be entitled to receive pursuant to Tolland’s Bonus Plan for services rendered in 2003.

2.    Acknowledgement of Payment, Release and Waiver.

(a)    On the Effective Date of the Merger, provided the Executive is still employed by Tolland immediately prior to such date and has taken all of the actions set forth in Section 1(a) hereof, Alliance and/or Tolland shall pay to the Executive an amount equal to (i)                      dollars ($            ), subject to adjustment as set forth in Section 2(b) below (the “Maximum Amount”), minus (ii) the Initial Present Value Amount (as defined in Section 3(c) below) of the welfare benefits to be provided to the Executive pursuant to Section 3(a) below, with applicable withholding taxes to be subtracted from the amount payable to the Executive. In consideration of such payment, the Executive, Alliance, Tolland and New Haven hereby agree that, except as provided in Section 4 below, the Employment Agreement shall be terminated without any further action of any parties hereto, effective immediately prior to the Effective Date of the

[1]	For Messrs. Logiudice and Gonci, all references to the SERP will be deleted.

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Merger. Once an amount set forth in this Section 2(a) is received by the Executive, the Executive shall not be required to return any portion of such amount pursuant to Section 2(b) hereof or otherwise.

(b)    If the payment pursuant to Section 2(a) hereof, either alone or together with other payments and benefits which the Executive has the right to receive from Alliance, Tolland or New Haven (but excluding amounts payable pursuant to the Noncompetition Agreement of even date being entered into between New Haven and the Executive), would constitute a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the amount payable by Alliance and/or Tolland pursuant to Section 2(a) hereof shall be reduced by the amount which is the minimum necessary to result in no portion of the payment payable by Alliance and/or Tolland under Section 2(a) being non-deductible to Alliance and/or Tolland (or any successors thereto) pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The parties hereto agree that the present value of the payments and benefits payable pursuant to this Agreement to the Executive upon termination of the Executive’s employment pursuant to Section 2(a) shall not exceed three times the Executive’s “base amount,” as that term is defined in Section 280G(b)(3) of the Code, less one dollar. The determination of any reduction in the payment to be made pursuant to Section 2(a) shall be based upon an analysis reasonably prepared Tyler Cooper & Alcorn, LLP (“Tyler Cooper”) and paid for by New Haven, which analysis shall be reasonably acceptable to Nixon Peabody LLP. Tyler Cooper shall provide its analysis no later than ten (10) days prior to the Effective Date of the Merger, and may use such actuaries or other firms as it may deem necessary or advisable for the purpose.

(c)    On the Effective Date of the Merger, provided the Executive is still employed by Tolland immediately prior to such date, Tolland shall pay to the Executive an amount equal to $214,544 (with applicable withholding taxes to be subtracted from such amount), which shall represent the accrued amount of the Executive’s SERP benefit and which amount shall have been accrued by Tolland in the ordinary course of business consistent with past practices.2

3.    Payment of Welfare Benefits.

(a)    For a period of sixty (60) full calendar months following the Effective Date of the Merger, New Haven agrees to cause to be continued life, medical, dental, long-term disability and employee assistance program coverage pursuant to the policies offered to its employees for the Executive and any of his dependents covered by Alliance or Tolland immediately prior to the Effective Date of the Merger, except as set forth in Section 3(b) below. During such sixty (60) full calendar month period, the Executive shall continue to be responsible for paying the employee share of any premiums, copayments or deductibles. Following completion of the sixty (60) full calendar month period, the Executive and the Executive’s covered dependents may elect to continue to participate in such plans at the Executive’s own cost and expense by advising New Haven in writing not later than sixty (60) days prior to the expiration of such sixty (60) month period. In the event the Executive’s participation in any such plan or program is barred, New Haven shall arrange to provide the Executive and his dependents with benefits substantially similar to those which the Executive and his dependents would otherwise have received under such plans and programs from which their continued participation is barred or, at the election of the Executive, provide their economic equivalent.

(b)    In lieu of receiving one or more of the coverages specified in Section 3(a) above, the Executive may elect to receive a cash payment equal to the present value of the cost to New Haven of providing such coverage, in which event (i) Section 3(a) shall no longer require such coverage to be provided by New Haven, (ii) the cash payment in lieu of such coverage shall be included in the amount set forth in Section 2(a)(i) hereof, and (iii) the present value of such coverage shall not be included in the deduction specified in Section 2(a)(ii) hereof. If the Executive desires to receive a cash payment in lieu of receiving one or more of the coverages specified in Section 3(a) above, the Executive shall give written notice of such election to New Haven on or before December 31, 2003.

(c)    For purposes of Sections 2(a)(ii) and 2(b) of this Agreement, the value of the benefits to be provided by New Haven pursuant to Section 3(a) above shall be discounted to present value in accordance with Section 280G of the Code, and an amount equal to 33% of such present value shall be added to the present value amount to cover anticipated premium increases over the 60 month period specified in Section 3(a) above. The present value calculations shall be based on the discount rates published by the Internal Revenue Service for the month in which the Effective Date of the Merger occurs. The aggregate present value of the coverages actually provided by New Haven pursuant to Section 3(a) hereof (excluding those coverages, if any, which the Executive has elected to receive a cash payment in lieu of such coverage), as determined as of the Effective Date of the Merger and as increased by the 33% factor set forth in the first sentence of this Section 3(c), is referred to herein as the “Initial Present Value Amount.”

(d)    In the event the costs to New Haven of providing the benefits set forth in Section 3(a) (excluding those coverages, if any, which the Executive has elected to receive a cash payment in lieu of such coverage) increase due to

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increases in premiums or otherwise and the effect of such increase is to increase the present value of the benefits provided by New Haven above the Initial Present Value Amount (the “Adjusted Present Value Amount”), then the Executive shall elect to either reduce one or more of his insurance coverages or pay a higher share of the total premium cost so that the Adjusted Present Value Amount does not exceed the Initial Present Value Amount.

4.    Amendment to Employment Agreement.    Section 5(d) of the Employment Agreement is hereby amended, effective as of the date of this Agreement, to read in its entirety as follows:

“(d)    Upon the occurrence of a Change in Control, Executive will be entitled to receive benefits due him under or contributed by the Employer on his behalf pursuant to any retirement, incentive, profit sharing or other retirement, bonus, performance, disability or other employee benefit plan maintained by the Employer on Executive’s behalf to the extent such benefits are not otherwise paid to Executive under separate provision of this Agreement. In addition, for purpose of determining his vested accrued benefit under the Employer’s defined benefit pension plan, Executive shall be credited either under any defined benefit pension plan maintained by the Employer or, if not permitted under such plan, under a separate arrangement, with the additional “years of service” that he would have earned for vesting and benefit accrual purposes for the remaining term of the Agreement had his employment not terminated, with the amount of such additional vesting to be $82,831.70 if the transactions contemplated by the Agreement and Plan of Merger by and among the Employer, the Bank and The New Haven Savings Bank, dated July 15, 2003 (the “Merger Agreement”), are completed in 2004. If, as of the Change in Control, the Executive is participating in a supplemental executive retirement arrangement to which the Employer is a party (a “SERP”), then, notwithstanding any provision in the SERP to the contrary, the Executive’s earned benefit thereunder shall be payable in a lump sum not later than ten (10) days after the Effective Date of the Change in Control upon termination of employment pursuant to Section 5(b) hereof. Such lump sum shall be calculated on an actuarially equivalent basis using factors set forth in the Employer’s defined benefit pension plan or, if none, reasonable actuarial factors which are mutually agreed to by the Employer and the Executive, provided that notwithstanding the foregoing, and in consideration of the amendment to the SERP being concurrently made, the total amount of such lump sum shall be $1,814,544 if the transactions contemplated by the Merger Agreement are completed in 2004, of which $214,544 shall be the amount accrued in the ordinary course of business and of which the remaining amount shall be deemed related to the change in control.”2

5.    Amendment to SERP.    Section 3.03 of the SERP is hereby amended, effective as of the date of this Agreement, to read in its entirety as follows:

“3.03    Highest Average Compensation.    The Participant’s Highest Average Compensation shall be the average of the Participant’s gross compensation for the five (5) calendar years (whether or not consecutive) during the Participant’s last ten years of employment by the Bank in which such compensation is the highest, provided that during the pendency of the transactions contemplated by the Agreement and Plan of Merger by and among Alliance Bancorp of New England, Inc., the Bank and The New Haven Savings Bank dated July 15, 2003, gross compensation shall not include any amounts related to (1) any payment to the Executive in 2003 of a bonus for services rendered in 2003, or (2) the granting, vesting or exercise of stock options.”2

6.    Releases.

(a)    Upon payment of the amount set forth in Section 2(a) hereof (as such amount may be adjusted pursuant to Section 2(b) hereof) and Section 2(c) hereof, the Executive, for himself and for his heirs, successors and assigns, does hereby release completely and forever discharge Alliance, Tolland and their successors from any obligation under the Employment Agreement and the SERP1, provided that, notwithstanding the foregoing, the Executive does not hereby release Alliance, Tolland and their successors from any obligation to the Executive under Section 6 of the Employment Agreement (except as set forth in Section 2(b) hereof), which the parties hereto agree shall remain in full force and effect. The obligations of New Haven to provide benefits pursuant to Section 3 above shall continue for the period specified therein.

(b)    For and in consideration of the commitments made herein by the Executive, each of Alliance and Tolland for itself, and for its successors and assigns, does hereby release completely and forever discharge the Executive and his heirs, successors and assigns, to the fullest extent permitted by applicable law, from any obligation under the Employment Agreement, provided that, notwithstanding the foregoing, Alliance and Tolland (and their successors) do not hereby release the Executive from any obligation under Sections 6(c) and 10(b) of the Employment Agreement.

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[2]	Sections 2(c), 4 and 5 will be deleted for Messrs. Logiudice and Gonci.

7.    General.

(a)     Heirs, Successors and Assigns.    The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns.

(b)     Final Agreement.    This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by each of the parties hereto.

(c)    Governing Law.    This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Connecticut, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

(d)    Defined Terms.    Any capitalized terms not defined in this Agreement shall have as their meaning the definitions contained in the Merger Agreement.

(e)    Voluntary Action and Waiver.    The Executive acknowledges that by his free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.

8.    Effectiveness.    Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void.

[Signature Page Follows]

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IN WITNESS WHEREOF, Alliance, Tolland and New Haven have each caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, effective as of the date first above written.

WITNESS:	EXECUTIVE:

Name:	Name:
Title:
ATTEST:	ALLIANCE BANCORP OF NEW ENGLAND, INC.

By:
Name:		Name:
Title:
ATTEST:	TOLLAND BANK

By:
Name:		Name:
Title:
ATTEST:	THE NEW HAVEN SAVINGS BANK

By:
Name:		Name:	Peyton R. Patterson
		Title:	Chairman, President and CEO

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EXHIBIT C-2

[FORM OF TERMINATION AND RELEASE AGREEMENT]

TERMINATION AND RELEASE AGREEMENT

This Termination and Release Agreement (this “Agreement”) is entered into as of July 15, 2003 by and among                      (the “Executive”), Alliance Bancorp of New England, Inc., a Delaware corporation (“Alliance”), Tolland Bank, a Connecticut savings bank and a wholly-owned subsidiary of Alliance (“Tolland”), and The New Haven Savings Bank, a Connecticut mutual savings bank (“New Haven”) headquartered in New Haven, Connecticut.

RECITALS

WHEREAS, New Haven, Alliance and Tolland have entered into an Agreement and Plan of Merger, dated as of July 15, 2003 (the “Merger Agreement”); and

WHEREAS, Section 7.6.4 of the Merger Agreement provides that New Haven, Alliance, Tolland and the Executive shall enter into this Agreement which shall terminate the Change in Control Agreement between the Executive, Alliance and Tolland dated December 10, 2002 (the “Control Agreement”) as of the Effective Date of the Merger, and in lieu of any rights and payments under said Control Agreement, the Executive shall be entitled to the rights and payments set forth herein.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Executive, Alliance, Tolland and New Haven agree as follows:

1.    Certain Actions to Be Taken in 2003.

(a)    The Executive hereby agrees to take the following actions between the date hereof and December 31, 2003, it being the intention of the parties hereto that all of such actions shall be fully effective and consummated no later than December 31, 2003:

(i)    exercise all vested non-qualified stock options granted to the Executive under Alliance’s 1997 Stock Incentive Plan for Directors, Officers and Key Employees (the “Incentive Plan”); and

(ii)    accept payment on December 31, 2003 of any cash bonus to which the Executive may be entitled to receive pursuant to Tolland’s Bonus Plan for services rendered in 2003 and which otherwise would be payable in the ordinary course by Tolland to the Executive in 2004.

(b)    Alliance and Tolland agree to take such actions as may be necessary or advisable by them in order to permit the Executive to take the actions set forth in Section 1(a) above and have them be fully effective and consummated no later than December 31, 2003, including without limitation (i) promptly processing all exercises of stock options by the Executive under the Incentive Plan, and (ii) accelerating to December 31, 2003 the payment of any cash bonus to which the Executive may be entitled to receive pursuant to Tolland’s Bonus Plan for services rendered in 2003.

2.    Acknowledgement of Payment, Release and Waiver.

(a)    On the Effective Date of the Merger, provided the Executive is still employed by Tolland immediately prior to such date and has taken all of the actions set forth in Section 1(a) hereof, Alliance and/or Tolland shall pay to the Executive an amount equal to (i)                      dollars ($            ), subject to adjustment as set forth in Section 2(b) below (the “Maximum Amount”), minus (ii) the Initial Present Value Amount (as defined in Section 3(c) below) of the welfare benefits to be provided to the Executive pursuant to Section 3(a) below, with applicable withholding taxes to be subtracted from the amount payable to the Executive. In consideration of such payment, the Executive, Alliance, Tolland and New Haven hereby agree that, except as provided in Section 4 below, the Control Agreement shall be terminated without any further action of any parties hereto, effective immediately prior to the Effective Date of the Merger. Once an amount set forth in this Section 2(a) is received by the Executive, the Executive shall not be required to return any portion of such amount pursuant to Section 2(b) hereof or otherwise.

(b)    If the payment pursuant to Section 2(a) hereof, either alone or together with other payments and benefits which the Executive has the right to receive from Alliance, Tolland or New Haven, would constitute a “parachute payment” under

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Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the amount payable by Alliance and/or Tolland pursuant to Section 2(a) hereof shall be reduced by the amount which is the minimum necessary to result in no portion of the payment payable by Alliance and/or Tolland under Section 2(a) being non-deductible to Alliance and/or Tolland (or any successors thereto) pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The parties hereto agree that the present value of the payments and benefits payable pursuant to this Agreement to the Executive upon termination of the Executive’s employment pursuant to Section 2(a) shall not exceed three times the Executive’s “base amount,” as that term is defined in Section 280G(b)(3) of the Code, less one dollar. The determination of any reduction in the payment to be made pursuant to Section 2(a) shall be based upon an analysis reasonably prepared by Tyler Cooper & Alcorn, LLP (“Tyler Cooper”) and paid for by New Haven, which analysis shall be reasonably acceptable to Nixon Peabody LLP. Tyler Cooper shall provide its analysis no later than ten (10) days prior to the Effective Date of the Merger, and may use such actuaries or other firms as it may deem necessary or advisable for the purpose.

3.    Payment of Welfare Benefits.

(a)    For a period of sixty (60) full calendar months following the Effective Date of the Merger, New Haven agrees to cause to be continued life, medical, dental, long-term disability and employee assistance program coverage pursuant to the policies offered to its employees for the Executive and any of the Executive’s dependents covered by Alliance or Tolland immediately prior to the Effective Date of the Merger, except as set forth in Section 3(b) below. During such sixty (60) full calendar month period, the Executive shall continue to be responsible for paying the employee share of any premiums, copayments or deductibles. Following completion of the sixty (60) full calendar month period, the Executive and the Executive’s covered dependents may elect to continue to participate in such plans at the Executive’s own cost and expense by advising New Haven in writing not later than sixty (60) days prior to the expiration of such sixty (60) month period. In the event the Executive’s participation in any such plan or program is barred, New Haven shall arrange to provide the Executive and the Executive’s covered dependents with benefits substantially similar to those which the Executive and the Executive’s covered dependents would otherwise have received under such plans and programs from which their continued participation is barred or, at the election of the Executive, provide their economic equivalent.3

(b)    In lieu of receiving one or more of the coverages specified in Section 3(a) above, the Executive may elect to receive a cash payment equal to the present value of the cost to New Haven of providing such coverage, in which event (i) Section 3(a) shall no longer require such coverage to be provided by New Haven, (ii) the cash payment in lieu of such coverage shall be included in the amount set forth in Section 2(a)(i) hereof, and (iii) the present value of such coverage shall not be included in the deduction specified in Section 2(a)(ii) hereof. If the Executive desires to receive a cash payment in lieu of receiving one or more of the coverages specified in Section 3(a) above, the Executive shall give written notice of such election to New Haven on or before December 31, 2003.

(c)    For purposes of Sections 2(a)(ii) and 2(b) of this Agreement, the value of the benefits to be provided by New Haven pursuant to Section 3(a) above shall be discounted to present value in accordance with Section 280G of the Code, and an amount equal to 33% of such present value shall be added to the present value amount to cover anticipated premium increases over the 60 month period specified in Section 3(a) above. The present value calculations shall be based on the discount rates published by the Internal Revenue Service for the month in which the Effective Date of the Merger occurs. The aggregate present value of the coverages actually provided by New Haven pursuant to Section 3(a) hereof (excluding those coverages, if any, which the Executive has elected to receive a cash payment in lieu of such coverage), as determined as of the Effective Date of the Merger and as increased by the 33% factor set forth in the first sentence of this Section 3(c), is referred to herein as the “Initial Present Value Amount.”

[3]	For Mr. Lorusso, Section 3(a) shall read in its entirety as follows: “(a) For a period of two (2) years following the Effective Date of the Merger, New Haven agrees to cause to be continued life, medical, dental, long-term disability and employee assistance program coverage pursuant to the policies offered to its employees for the Executive. During such two (2) year period, the Executive shall continue to be responsible for paying the employee share of any premiums, copayments or deductibles. In the event the Executive’s participation in any such plan or program is barred, New Haven shall arrange to provide the Executive and his dependents with benefits substantially similar to those which the Executive and his dependents would otherwise have received under such plans and programs from which their continued participation is barred or, at the election of the Executive, provide their economic equivalent.”

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(d)    In the event the costs to New Haven of providing the benefits set forth in Section 3(a) (excluding those coverages, if any, which the Executive has elected to receive a cash payment in lieu of such coverage) increase due to increases in premiums or otherwise and the effect of such increase is to increase the present value of the benefits provided by New Haven above the Initial Present Value Amount (the “Adjusted Present Value Amount”), then the Executive shall elect to either reduce one or more of his insurance coverages or pay a higher share of the total premium cost so that the Adjusted Present Value Amount does not exceed the Initial Present Value Amount.

4.    Releases.    Upon payment of the amount set forth in Section 2(a) hereof, as such amount may be adjusted pursuant to Section 2(b) hereof, the Executive, for himself and for his heirs, successors and assigns, does hereby release completely and forever discharge Alliance, Tolland and their successors from any obligation under the Control Agreement. The obligations of New Haven to provide benefits pursuant to Section 3 above shall continue for the period specified therein.

5.    General.

(a)    Heirs, Successors and Assigns.    The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns.

(b)    Final Agreement.    This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by each of the parties hereto.

(c)    Governing Law.    This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Connecticut, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

(d)    Defined Terms.    Any capitalized terms not defined in this Agreement shall have as their meaning the definitions contained in the Merger Agreement.

(e)    Voluntary Action and Waiver.    The Executive acknowledges that by his or her free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that he or she has been advised to consult with an attorney prior to executing this Agreement.

6.    Effectiveness.    Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void.

[Signature Page Follows]

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IN WITNESS WHEREOF, Alliance, Tolland and New Haven have each caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, effective as of the date first above written.

WITNESS:	EXECUTIVE:

Name:	Name:
Title:

ATTEST:	ALLIANCE BANCORP OF NEW ENGLAND, INC.

By:
Name:		Name:
Title:

ATTEST:	TOLLAND BANK

By:
Name:		Name:
Title:

ATTEST:	THE NEW HAVEN SAVINGS BANK

By:
Name:		Name: Peyton R. Patterson
Title: Chairman, President and CEO

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EXHIBIT D

[FORM OF NONCOMPETITION AGREEMENT]

NONCOMPETITION AGREEMENT

This Agreement (this “Agreement”) is entered into as of July 15, 2003, by and between The New Haven Savings Bank, a Connecticut-chartered mutual savings bank (“New Haven”), and                      (the “Executive”),              and                      [list titles] of Alliance Bancorp of New England, Inc., a Delaware corporation (“Alliance”), and Tolland Bank, a Connecticut savings bank and a wholly-owned subsidiary of Alliance (“Tolland”).

RECITALS:

WHEREAS, New Haven, Alliance and Tolland have entered into an Agreement and Plan of Merger, dated as of July 15, 2003 (the “Merger Agreement”);

WHEREAS, the Executive is the              and                      of Alliance and Tolland and upon completion of the Merger (as defined in the Merger Agreement) will no longer hold such positions; and

WHEREAS, the parties hereto recognize and acknowledge the interest of New Haven in protecting the business and goodwill associated with Alliance, Tolland and New Haven following the Merger by having the Executive enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.    Any capitalized terms not defined in this Agreement shall have as their meanings the definitions contained in the Merger Agreement.

2.    The Executive agrees that during the     -month period following the Effective Date of the Merger, the Executive will not, directly or indirectly, (i) become a director, officer, employee, shareholder, principal, agent, consultant or independent contractor of any insured depository institution, trust company or parent holding company of any such institution or company which has an office in any of Fairfield, Hartford, Litchfield, Middlesex, New Haven, New London, Tolland or Windham Counties in the State of Connecticut or Kent, Providence or Washington Counties in the State of Rhode Island (the aforementioned counties in the States of Connecticut and Rhode Island are collectively referred to herein as the “Counties” and individually a “County”) or in the New York, New York Primary Metropolitan Statistical Area (“PMSA”), or any other entity whose business in the aforesaid Counties or PMSA materially competes with the depository, lending or other business activities of New Haven or its subsidiaries or affiliates (in each case, a “Competing Business”), provided, however, that this provision shall not prohibit the Executive from owning bonds, non-voting preferred stock or up to five percent (5%) of the outstanding common stock of any such entity if such common stock is publicly traded, (ii) solicit or induce, or cause others to solicit or induce, any employee of New Haven or any of its subsidiaries to leave the employment of such entities, or (iii) solicit (whether by mail, telephone, personal meeting or any other means) any customer of New Haven or any of its subsidiaries to transact business with any other entity, whether or not a Competing Business, or to reduce or refrain from doing any business with New Haven or its subsidiaries, or interfere with or damage (or attempt to interfere with or damage) any relationship between New Haven or its subsidiaries and any such customers.

3.    In consideration of the obligations and commitments of the Executive under this Agreement, New Haven shall pay to the Executive an amount equal to                      dollars ($            ) on the Effective Date of the Merger, with applicable withholding taxes to be subtracted from such amount.

4.    Notwithstanding any other provision hereof, the Executive agrees to treat as confidential all information (excluding, however, information contained in publicly available reports filed by New Haven or any parent holding company with any governmental entity and information published or disclosed to the public by a third party) concerning the records, properties, books, contracts, commitments and affairs of New Haven and/or its subsidiaries and affiliates, including but not limited to, information regarding accounts, shareholders, finances, strategies, marketing, customers and potential customers (their identities, preferences, likes and dislikes) and other information of a similar nature not available to the public.

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5.    The term of this Agreement shall expire              months after the Effective Date of the Merger.

6.    No rights under this Agreement shall be assignable nor duties delegable by either party, except that New Haven may assign any of its rights hereunder to any acquiror of all or substantially all of the assets of New Haven. This Agreement will inure to the benefit of and be binding upon any successor to New Haven by merger or consolidation or any other change in form or any other person or firm or entity to which all or substantially all of the assets and business of New Haven may be sold or otherwise transferred. Nothing contained in this Agreement is intended to confer upon any person or entity, other than the parties hereto, their successors in interest and permitted transferees, any rights or remedies under or by reason of this Agreement unless expressly so stated to the contrary.

7.    This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Connecticut, without reference to its principles of conflict of laws, except to the extent that federal law shall be deemed to preempt such state laws.

8.    It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability or the modification to conform with such laws or public policies of any provision hereof shall not render unenforceable or impair the remainder of the Agreement. The covenants in Section 2 of this Agreement with respect to the Counties and the PMSA shall be deemed to be separate covenants with respect to each County and PMSA, and should any court of competent jurisdiction conclude or find that this Agreement or any portion is not enforceable with respect to any of the Counties or PMSA, such conclusion or finding shall in no way render invalid or unenforceable the covenants herein with respect to any other County or PMSA. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, this Agreement shall be deemed amended to delete or modify as necessary the invalid or unenforceable provisions to alter the balance of this Agreement in order to render the same valid and enforceable.

9.    The Executive acknowledges that New Haven would not have entered into the Merger Agreement or intend to consummate the Merger unless the Executive had, among other things, entered into this Agreement. Any breach of this Agreement will result in irreparable damage to New Haven for which New Haven will not have an adequate remedy at law. In addition to any other remedies and damages available to New Haven, the Executive further acknowledges that New Haven shall be entitled to injunctive relief hereunder to enjoin any breach of this Agreement, and the parties hereby consent to an injunction in favor of New Haven by any court of competent jurisdiction, without prejudice to any other right or remedy to which New Haven may be entitled. The Executive represents and acknowledges that, in light of his experience and capabilities, the Executive can obtain employment with other than a Competing Business or in a business engaged in other lines and/or of a different nature than those engaged in by New Haven or its subsidiaries or affiliates, and that the enforcement of a remedy by way of injunction will not prevent the Executive from earning a livelihood. In the event of a breach of this Agreement by the Executive, the Executive acknowledges that in addition to or in lieu of New Haven seeking injunctive relief, New Haven may also seek to recoup in a judicial proceeding any or all amounts paid by New Haven to the Executive pursuant to Section 3 hereof. Each of the remedies available to New Haven in the event of a breach by the Executive shall be cumulative and not mutually exclusive.

10.    If an action is instituted to enforce any of the provisions of this Agreement, the prevailing party in such action shall be entitled to recover from the losing party its, her or his reasonable attorneys’ fees and costs.

11.    Notwithstanding anything to the contrary contained in this Agreement, the effectiveness of this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void.

[Signature Page Follows]

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IN WITNESS WHEREOF, New Haven has caused this Agreement to be executed by its duly authorized officer, and the Executive has signed this Agreement, effective as of the date first above written.

WITNESS:	EXECUTIVE:

Name:	Name:
Title:

ATTEST:	THE NEW HAVEN SAVINGS BANK

By:
Name:		Name: Peyton R. Patterson
Title: Chairman, President and CEO

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EXHIBIT E

[FORM OF AFFILIATES AGREEMENT]

[DATE]

The New Haven Savings Bank

195 Church Street

New Haven, Connecticut

Gentlemen:

I have been advised that I might be considered to be an “affiliate” of Alliance Bancorp of New England, Inc., a Delaware corporation (“Alliance”), for purposes of paragraphs (c) and (d) of Rule 145 of the Securities and Exchange Commission(the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

The New Haven Savings Bank (“NHSB”) and Alliance have entered into an Agreement and Plan of Merger, dated as of July     , 2003 (the “Agreement”). Upon consummation of the merger contemplated by the Agreement (the “Merger”), I may receive shares of common stock (“NEWCO Common Stock”) of a new Delaware corporation, [NHSB Holding Company, Inc.] (“NEWCO”), to be formed by NHSB to be NHSB’s parent holding company in exchange for my shares of common stock, par value $0.01 per share, of Alliance (“Alliance Common Stock”). This agreement is hereinafter referred to as the “Letter Agreement.”

I represent and warrant to, and agree with, NHSB as follows:

1.    I have read this Letter Agreement and the Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, pledge, transfer or otherwise dispose of shares of the NEWCO Common Stock, to the extent I felt necessary, with my counsel or counsel for Alliance.

2.    I have been advised that any issuance of shares of the NEWCO Common Stock to me pursuant to the Merger will be registered with the SEC. I have also been advised, however, that, because I may be an “affiliate” of Alliance at the time the Merger will be submitted for a vote of the stockholders of Alliance and my disposition of such shares has not been registered under the Securities Act of 1933 (the “Securities Act”), I must hold such shares indefinitely unless (i) such disposition of such shares is subject to an effective registration statement and to the availability of a prospectus under the Securities Act, (ii) a sale of such shares is made in conformity with the provisions of Rule 145(d) under the Securities Act, (iii) a sale of such shares is made following expiration of the restrictive period set forth in Rule 145(d)(2) or (iv) in an opinion of counsel, in form and substance reasonably satisfactory to NEWCO, I am advised that some other exemption from registration is available with respect to any such proposed disposition of such shares.

3.    I understand and agree that stop transfer instructions will be given to the transfer agent of NEWCO with respect to the shares of NEWCO Common Stock I receive pursuant to the Merger and that there will be placed on the certificate representing such shares, or any certificates delivered in substitution therefor, a legend stating in substance:

The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act applies. The shares represented by this certificate may be transferred only in accordance with the terms of an agreement between the registered holder hereof and [NEWCO], a copy of which agreement is on file at the principal offices of [NEWCO]. A copy of such agreement shall be provided to the holder hereof without charge upon receipt by [NEWCO] of a written request.

4.    Unless a transfer of my shares of the NEWCO Common Stock is a sale made in conformity with the provisions of Rule 145(d), made following expiration of the restrictive period set forth in Rule 145(d) or made pursuant to any effective registration statement under the Securities Act, NHSB reserves the right on behalf of NEWCO to put an appropriate legend on the certificate issued to my transferee.

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It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Agreement is terminated in accordance with its terms. It is also understood and agreed that this Letter Agreement shall terminate and be of no further force and effect and the stop transfer instructions set forth above shall be lifted forthwith upon the delivery by the undersigned to NEWCO of a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to NEWCO, or other evidence reasonably satisfactory to NEWCO, to the effect that a transfer of my shares of the NEWCO Common Stock will not violate the Securities Act or any of the rules and regulations of the SEC thereunder. In addition, it is understood and agreed that the legend set forth in Paragraph 3 above shall be removed forthwith from the certificate or certificates representing my shares of the NEWCO Common Stock upon expiration of the restrictive period set forth in Rule 145(d)(2), so long as NEWCO is then in compliance with SEC Rule 144(c), or if NEWCO shall have received a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to NEWCO, or other evidence satisfactory to NEWCO that a transfer of my shares of the NEWCO Common Stock represented by such certificate or certificates will be a sale made in conformity with the provisions of Rule 145(d), or made pursuant to an effective registration statement under the Securities Act.

5.    I recognize and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse’s occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporation or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.

6.    I further recognize that in the event I become a director or officer of NEWCO upon consummation of the Merger, any sale of NEWCO Common Stock by me may be subject to liability pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

7.    Execution of this Letter Agreement should not be construed as an admission on my part that I am an “affiliate” of Alliance as described in the first paragraph of this Letter Agreement or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this Letter Agreement.

* * * * *

This Letter Agreement shall be binding on my heirs, legal representatives and successors and shall inure to the benefit of NHSB’s successors and assigns, including without limiting the generality of the foregoing, NEWCO.

Very truly yours,

Signature

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AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

THE NEW HAVEN SAVINGS BANK

AND

ALLIANCE BANCORP OF NEW ENGLAND, INC.

AND

TOLLAND BANK

DATED AS OF

September 23, 2003

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AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (the “Amendment”) dated as of September 23, 2003 is by and among THE NEW HAVEN SAVINGS BANK, a Connecticut-chartered mutual savings bank (“NHSB”), ALLIANCE BANCORP OF NEW ENGLAND, INC., a Delaware corporation (“Alliance”), and TOLLAND BANK, a Connecticut savings bank and wholly-owned subsidiary of Alliance (“Tolland”).

W I T N E S S E T H:

WHEREAS, NHSB, Alliance and Tolland have entered into a certain Agreement and Plan of Merger by and among them dated as of July 15, 2003 (the “Merger Agreement”); and

WHEREAS, Section 11.1.4(a) of the Merger Agreement provides that Alliance may terminate the Merger Agreement “if the Merger Registration Statement shall not have been declared effective, within the meaning of the Securities Laws, by the Securities and Exchange Commission by August 16, 2004”; and

WHEREAS, each of NHSB, Alliance and Tolland has determined that the provisions of Section 11.1.4(a) of the Merger Agreement do not reflect the intention of the parties to the Merger Agreement; and

WHEREAS, the parties hereto desire to amend the provisions of Section 11.1.4(a) of the Merger Agreement to reflect their original intentions.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    The Merger Agreement is hereby amended by deleting Section 11.1.4 thereof in its entirety and substituting in lieu thereof the following:

“11.1.4 By (a) Alliance, if NHSB, by August 16, 2004, either (i) shall have not received all required regulatory approvals, authorizations, consents and non-objections required in connection with the Merger, the Bank Merger and the Conversion (except only for any approvals, authorizations, consents and non-objections with respect to the Conversion to be received following the completion of the Offering and before consummation of the Conversion), or (ii) shall have notified Alliance in writing that NHSB is unwilling to proceed with the Conversion, or (b) either NHSB or Alliance, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by NHSB and Alliance; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s breach of any of its obligations under this Agreement;”

2.	The Merger Agreement is further amended by deleting Section 11.4 thereof in its entirety and substituting in lieu thereof the following:

“11.4    Alliance’s Election Rights.    In the event that Alliance’s right to terminate this Agreement pursuant to Section 11.1.4(a) hereof shall have matured by virtue of:

(i)	NHSB not having received all required regulatory approvals, authorizations, consents and non-objections required in connection with the Merger, the Bank Merger and the Conversion (except only for any approvals, authorizations, consents and non-objections with respect to the Conversion to be received following the completion of the Offering and before consummation of the Conversion) on or before August 16, 2004 as contemplated in such section

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or

(ii)	NHSB having notified Alliance in writing on or before August 16, 2004 that NHSB is unwilling to proceed with the Conversion, Alliance may, by written notice to NHSB within five (5) Business Days from the date of NHSB’s notice,

Alliance may, by written notice to NHSB, elect one of the following:

(c)	Terminate the Agreement as contemplated in Section 11.1.4(a) hereof; or

(d)	Convert the Merger Consideration exclusively to the right to receive (i) with respect to each share of Alliance Common Stock, cash in the amount of the Cash Election Price, which in the event of the election contemplated herein shall be increased to $30.00, and (ii) with respect to each Option, the Option Price, which in the event of such election shall be the positive difference, if any between the Cash Election Price, as increased in (i) above, and the exercise price of the applicable Option.

In the event that Alliance fails to make the election contemplated in this Section 11.4 by written notice to NHSB on or before August 20, 2004 in the case of subsection (i) above or within five Business Days of the NHSB notice in the case of subsection (ii) above, Alliance will be deemed to have waived irrevocably its termination right contained in Section 11.1.4(a).

In the event that Alliance makes the election in (b) above, NHSB shall not be required to effect the Conversion, and all references, conditions and other provisions contained in this Agreement relating to the Conversion will, subsequent to such election, no longer be applicable to the extent that such references, conditions and provisions would otherwise require NHSB to take further actions to effect the Conversion.”

(signatures on following page)

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IN WITNESS WHEREOF, NHSB, Alliance and Tolland have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

THE NEW HAVEN SAVINGS BANK

By:
Name:
Title:

ALLIANCE BANCORP OF NEW ENGLAND, INC.

By:
Name:
Title:

TOLLAND BANK

By:
Name:
Title:

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APPENDIX B

July 15, 2003

Board of Directors

Alliance Bancorp of New England, Inc.

Tolland Bank Center

348 Hartford Turnpike

Vernon, CT 06066

Board of Directors:

You have requested that Friedman, Billings, Ramsey & Co., Inc. (“FBR”) provide you with its opinion as to the fairness, from a financial point of view, to the holders of common stock (“Stockholders”) of Alliance Bancorp of New England, Inc. (“Alliance”) of the Consideration (as hereinafter defined) to be received by them pursuant to the Agreement and Plan of Merger between Alliance, Tolland Bank, a wholly owned subsidiary of Alliance (“Tolland Bank”) and The New Haven Savings Bank (“New Haven Savings Bank”), dated July 15, 2003 (the “Merger”), and a related Merger Agreement between New Haven Savings Bank and Tolland Bank (collectively, the “Alliance Merger Agreement”), pursuant to which Alliance will be merged with and into NEWCO, a new Delaware corporation (“NEWCO”), which shall become the parent holding company of New Haven Savings Bank. Prior to the consummation of the Merger, Tolland Bank will be merged with and into the New Haven Savings Bank (collectively, the “Alliance Merger”). The Alliance Merger Agreement provides, among other things, that each issued and outstanding share of common stock of Alliance shall be converted into the right to receive, assuming the price of NEWCO’s common stock at the effective time is $10.00, (i) 2.5000 shares of NEWCO common stock (simultaneously with New Haven Savings Bank’s conversion from the mutual to stock form of organization), or (ii) an amount of cash equal to $25.00 (the “Consideration”), subject to certain terms and conditions more fully set forth in the Alliance Merger Agreement. The Alliance Merger Agreement will be considered and voted on at a special meeting of the Stockholders of Alliance.

Simultaneously with Alliance Merger, New Haven Savings Bank is expected to enter into a definitive merger agreement with Connecticut Bancshares, Inc. (“Connecticut Bancshares”) pursuant to which Connecticut Bancshares will be acquired by New Haven Savings Bank (the “Proposed Connecticut Bancshares Merger”) (the “Proposed Connecticut Bancshares Merger Agreement”). For each issued and outstanding share of common stock of Connecticut Bancshares, the shareholders of Connecticut Bancshares are expected to receive an amount of cash equal to $52.00, subject to certain terms and conditions which shall be set forth in the Proposed Connecticut Bancshares Merger Agreement. Alliance, New Haven Savings Bank and Connecticut Bancshare are sometimes referred to herein collectively as the “Parties.”

In delivering this opinion, FBR has completed the following tasks:

1.    reviewed New Haven Savings Bank’s quarterly and annual Call Reports as filed with the Federal Deposit Insurance Corporation (“FDIC”) for the periods ending March 31, 2003, December 31, 2002, September 30, 2002, June 30, 2002, March 31, 2002 and December 31, 2001; reviewed New Haven Savings Bank’s Annual Reports for the fiscal years ended March 31, 2003, 2002 and 2001; reviewed New Haven Savings Bank’s unaudited financial statements at, or for the six months ended, June 30, 2003; and reviewed additional information requested on the business of New Haven Savings Bank;

2.    reviewed Alliance’s Annual Report to Stockholders for the fiscal year ended December 31, 2002 and Alliance’s Annual Reports on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) for the fiscal years ended December 31, 2002 and 2001; reviewed the Alliance’s definitive Proxy Statement dated February 27, 2002 and March 12, 2001 as filed with the SEC; reviewed Alliance’s Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended March 31, 2003, September 30, 2002 and June 30, 2002; and reviewed Alliance’s unaudited financial statements at, or for the six months ended, June 30, 2003;

3.    reviewed Connecticut Bancshares’ Annual Reports to Stockholders for the fiscal year ended December 31, 2002, 2001 and 2000, and Connecticut Bancshares’ Annual Report on Form 10-K filed with the SEC for the fiscal years ended December 31, 2002, 2001 and 2000; reviewed Connecticut Bancshares’ definitive Proxy Statement dated April 4, 2003 as filed with the SEC; reviewed Connecticut Bancshares’ Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended March 31, 2003, September 30, 2002 and June 30, 2002; and reviewed certain limited business information requested on Connecticut Bancshares provided by New Haven Savings Bank, which included requested information on Connecticut Bancshares prepared by third parties;

Board of Directors

July 15, 2003

4.    reviewed the reported market prices and trading activity for Alliance’s common stock for the period December 19, 1986 (the date of Alliance’s conversion from a mutual company to a stock form of ownership) through July 15, 2003;

5.    discussed the financial condition, results of operations, earnings projections, business and prospects of New Haven Savings Bank and Alliance with their respective management teams;

6.    compared the results of operations and financial condition of each of the Parties with those of certain financial institutions (or their holding companies) that FBR deemed to be reasonably comparable to each of the Parties;

7.    reviewed the financial terms, to the extent publicly available, of certain acquisition transactions that FBR deemed to be reasonably comparable to the Alliance Merger and the Proposed Connecticut Bancshares Merger;

8.    reviewed a copy of the Alliance Merger Agreement and discussed the terms thereof with counsel for Alliance and reviewed a copy of the Proposed Connecticut Bancshares Merger Agreement but did not substantively review the terms thereof with the Parties; and

9.    performed such other analyses and reviewed and analyzed such other information as FBR deemed appropriate.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities of the Parties or been furnished with any such evaluation or appraisal. We are not experts in the evaluation of allowances for loan losses, and we have neither made an independent evaluation of the adequacy of the allowances for loan losses of the Parties, nor have we reviewed any individual credit files of the Parties or been requested to conduct such a review, and, as a result, with your permission, we have assumed that the respective allowances for loan losses for the Parties are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Parties. With respect to the financial and operating information, including without limitation financial forecasts, valuations of contingencies, projections regarding under-performing or non-performing assets, net charge-offs, adequacy of reserves, future economic conditions, and any expected synergies, furnished to or discussed with us by the Parties, we have assumed that all such information has been reasonably prepared and reflect the best currently available estimates and judgments of the senior management of the Parties as to the future financial and operating performance of each of the Parties or the combined entity, as the case may be, and the expected synergies.

Our opinion is necessarily based upon market, economic and other conditions as in effect on, and on the information made available to us as of, the date hereof. For the purposes of rendering this opinion, we have assumed that there has been no material change in each Party’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us and that each Party will remain as going concerns for all periods relevant to our analyses. We have also assumed that each of the Alliance Merger and the Proposed Connecticut Bancshares Merger will be consummated substantially in accordance with the terms set forth in the Alliance Merger Agreement and the Proposed Connecticut Bancshares Merger Agreement, including in all respects material to our analysis, that the representations and warranties of each party to each merger agreement and in all related documents and instruments (collectively, the “Documents”) that are referred to in each merger agreement are true and correct, that each party to the Documents will perform all of the covenants and agreements required to be performed by such party under such Documents and that all conditions to the consummation of the Alliance Merger and the Proposed Connecticut Bancshares Merger will be satisfied without waiver thereof. We have also assumed that, in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Alliance Merger and the Proposed Connecticut Bancshares Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the Parties, or the combined entity, as the case may be, or on the contemplated benefits of the Alliance Merger and the Proposed Connecticut Bancshares Merger. We have further assumed that the Alliance Merger will qualify as a tax-free reorganization for U.S. Federal income tax purposes.

Board of Directors

July 15, 2003

Consistent with our engagement letter with you, FBR, as part of its institutional brokerage, research and investment banking practice, is regularly engaged in the valuation of securities and the evaluation of transactions in connection with mergers and acquisitions of commercial banks, savings institutions and financial institution holding companies, initial and secondary offerings and mutual-to-stock conversions of savings institutions, as well as business valuations for other corporate purposes for financial institutions and real estate related companies. FBR has experience in, and knowledge of, the valuation of bank and thrift securities in New England and the rest of the United States.

FBR has acted as a financial advisor to Alliance in connection with the Alliance Merger and will receive a fee for services rendered which is contingent upon the consummation of the Alliance Merger. In addition, Alliance has agreed to indemnify us for certain liabilities arising out of our engagement by Alliance in connection with the Alliance Merger. FBR also acts as financial advisor to Alliance in connection with providing financial advice, including advice relating to shareholder issues since December 2002. In the ordinary course of FBR’s business, it may effect transactions in the securities of the Parties for its own account and/or for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities. From time to time, principals and/or employees of FBR may also have positions in such securities.

This opinion is for the use and benefit of the Board of Directors of Alliance. It is further understood that this opinion will not be reproduced, summarized, described or referred to or given to any person without FBR’s prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an Appendix to Alliance’s and New Haven Saving Bank’s Prospectus. Our opinion does not address the relative merits of the underlying decision by Alliance to engage in the Alliance Merger as compared to other business strategies that may be available or the effort of any other transaction in which Alliance might engage, and it does not constitute a recommendation to any shareholder of Alliance as to how such shareholder should vote on the proposed Alliance Merger or any other matter related thereto.

We have not considered, nor are we expressing any opinion herein with respect to, the prices at which Alliance common stock or New Haven Savings Bank common stock will trade following the announcement of the Alliance Merger or the Proposed Connecticut Bancshares Merger or the price at which New Haven Savings Bank common stock will trade following the consummation of the Alliance Merger or the Proposed Connecticut Bancshares Merger or at any time.

Based upon and subject to the foregoing, it is FBR’s opinion, as of the date hereof, that the Alliance Merger is fair, from a financial point of view, to the Stockholders of Alliance and is fair, from a financial point of view, to the stockholders of Alliance irrespective of whether the Proposed Connecticut Bancshares Merger is consummated.

Very truly yours,

FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

§ 262. Appraisal rights

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title),  § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)    Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated

therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)    After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II:    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Article ELEVENTH of the Certificate of Incorporation of NewAlliance Bancshares, Inc. (the “Corporation”) sets forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

ELEVENTH:

A.    Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B.    The right to indemnification conferred in Section A of this Article ELEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article ELEVENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

C.    If a claim under Section A or B of this Article ELEVENTH is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article ELEVENTH or otherwise shall be on the Corporation.

D.    The rights to indemnification and to the advancement of expenses conferred in this Article ELEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise.

E.    The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or note the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F.    The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article ELEVENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

G.    Notwithstanding any other provision set forth in this Article ELEVENTH, in no event shall any payments made by the Corporation pursuant to this Article ELEVENTH exceed the amount permissible under applicable state or federal law.

Item 21.    Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a)    List of Exhibits

2.1	Agreement and Plan of Merger by and among The New Haven Savings Bank and Alliance Bancorp. of New England, Inc. and Tolland Bank, dated as of July 16, 2003 (Incorporated by Reference to the Current Report on Form 8-K filed with the Commission on July 16, 2003 as amended by Current Report on Form 8-K/A filed with the Commission on July 25, 2003).
2.2	Amended and Restated Plan of Conversion (Incorporated by Reference to Exhibit 2 to the Registration Statement on Form S-1 of NewAlliance Bancshares, Inc. filed with the Commission on September 30, 2003 (File No. 333-109266)).
3.1	Certificate of Incorporation of NewAlliance Bancshares, Inc. (Incorporated by Reference to Exhibit 3.1 to the Registration Statement on Form S-1 of NewAlliance Bancshares, Inc. filed with the Commission on September 30, 2003 (File No. 333-109266)).
3.2	Bylaws of NewAlliance Bancshares, Inc. (Incorporated by Reference to Exhibit 3.2 to the Registration Statement on Form S-1 of NewAlliance Bancshares, Inc. filed with the Commission on September 30, 2003 (File No. 333-109266)).
4.1	Form of Common Stock Certificate of NewAlliance Bancshares, Inc. (Incorporated by Reference to Exhibit 4.1 to the Registration Statement on Form S-1 of NewAlliance Bancshares, Inc. filed with the Commission on September 30, 2003 (File No. 333-109266)).
5	Form of Opinion of Tyler Cooper & Alcorn, LLP regarding legality of securities being registered
8.1	Form of Federal Tax Opinion of Elias, Matz, Tiernan & Herrick, L.L.P.
8.2	Form of State Tax Opinion of Tyler Cooper & Alcorn, LLP*
10.1	Forms of Employment Agreements with Named Executive Officers*
10.2	New Haven Savings Bank Deferred Compensation Plan (Incorporated by Reference to Exhibit 10.2 to the Registration Statement on Form S-1 of NewAlliance Bancshares, Inc. filed with the Commission on September 30, 2003 (File No. 333-109266)).
10.3	New Haven Savings Bank Supplemental Executive Retirement Plan (Incorporated by Reference to Exhibit 10.3 to the Registration Statement on Form S-1 of NewAlliance Bancshares, Inc. filed with the Commission on September 30, 2003 (File No. 333-109266)).
10.4	NewAlliance Bancshares, Inc. Employee Stock Ownership Plan Supplemental Executive Retirement Plan*
10.5	New Haven Savings Bank Profit Sharing Plan Supplemental Executive Retirement Plan*

10.6	New Haven Savings Bank Executive Incentive Plan (Incorporated by Reference to Exhibit 10.6 to the Registration Statement on Form S-1 of NewAlliance Bancshares, Inc. filed with the Commission on September 30, 2003 (File No. 333-109266)).
10.7	Form of Change in Control Agreements*
10.8	Employee Severance Plan*
21	Subsidiaries of Registrant (Incorporated by Reference to Exhibit 21 to the Registration Statement on Form S-1 of NewAlliance Bancshares, Inc. filed with the Commission on September 30, 2003 (File No. 333-109266)).
23.1	Consent of Tyler Cooper & Alcorn, LLP.
23.2	Consent of Elias, Matz, Tiernan & Herrick, L.L.P. (contained in Opinion included as Exhibit 8.1)*
23.3	Consent of Tyler Cooper & Alcorn, LLP (contained in Opinion included as Exhibit 8.2)*
23.4	Consent of PricewaterhouseCoopers LLP
23.5	Consent of Deloitte & Touche
23.6	Consent of KPMG LLP
23.7	Consent of RP Financial, LC.
23.8	Consent of Joseph H. Rossi to Be Identified As a Director*
24	Power of Attorney (set forth on signature page)
99.1	Appraisal Agreement between New Haven Savings Bank and RP Financial, LC (Incorporated by Reference to Exhibit 99.1 to the Registration Statement on Form S-1 of NewAlliance Bancshares, Inc. filed with the Commission on September 30, 2003 (File No. 333-109266)).
99.2	Appraisal Report of RP Financial, LC. (Incorporated by Reference to Exhibit 99.2 to the Registration Statement on Form S-1 of NewAlliance Bancshares, Inc. filed with the Commission on September 30, 2003 (File No. 333-109266)).
99.3	Business Plan Agreement between the Registrant and RP Financial, LC. (Incorporated by Reference to Exhibit 99.3 to the Registration Statement on Form S-1 of NewAlliance Bancshares, Inc. filed with the Commission on September 30, 2003 (File No. 333-109266)).
99.4	Form of Proxy

*	To be filed supplementally or by amendment.

Item 22.    Undertakings

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)(1)    The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)    The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven, State of Connecticut on September 30, 2003.

NewAlliance Bancshares, Inc.

By:	/s/ PEYTON R. PATTERSON
Peyton R. Patterson Chairman, President and Chief Executive Officer (Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of NewAlliance Bancshares, Inc. (the “Company”) hereby severally constitute and appoint Peyton R. Patterson, Merrill B. Blanksteen and Gail E.D. Brathwaite, and each of them, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Peyton R. Patterson, Merrill B. Blanksteen and Gail E.D. Brathwaite, or each of them, may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with the registration statement on Form S-4 relating to the offering of the Company’s Common Stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Peyton R. Patterson, Merrill B. Blanksteen and Gail E.D. Brathwaite, or each of them, shall do or cause to be done by virtue of the power and authority granted hereby.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ PEYTON R. PATTERSON Peyton R. Patterson	Chairman, President and Chief Executive Officer (Principal Executive Officer)	September 30, 2003

/s/ MERRILL B. BLANKSTEEN Merrill B. Blanksteen	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 30, 2003

/s/ ROXANNE J. COADY Roxanne J. Coady	Director	September 30, 2003

/s/ JOHN F. CROWEAK John F. Croweak	Director	September 30, 2003

/s/ RICHARD J. GROSSI Richard J. Grossi	Director	September 30, 2003

/s/ ROBERT J. LYONS, Jr. Robert J. Lyons, Jr.	Director	September 30, 2003

/s/ JULIA M. MCNAMARA Julia M. McNamara	Director	September 30, 2003

/s/ GERALD B. ROSENBERG Gerald B. Rosenberg	Director	September 30, 2003

/S/ ROBERT N. SCHMALZ Robert N. Schmalz	Director	September 30, 2003

/S/ CORNELL SCOTT Cornell Scott	Director	September 30, 2003

Signatures	Title	Date

/S/ NATHANIEL D. WOODSON Nathaniel D. Woodson	Director	September 30, 2003

/S/ JOSEPH A. ZACCAGNINO Joseph A. Zaccagnino	Director	September 30, 2003

As filed with the Securities and Exchange Commission on October 8, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXHIBITS

TO

REGISTRATION STATEMENT

ON

FORM S-4

NewAlliance Bancshares, Inc.

New Haven, Connecticut

EXHIBIT INDEX

2.1	Agreement and Plan of Merger by and among The New Haven Savings Bank and Alliance Bancorp of New England, Inc. and Tolland Bank, dated as of July 16, 2003 (Incorporated by Reference to the Current Report on Form 8-K filed by Alliance Bancorp of New England, Inc. with the Commission on July 16, 2003 as amended by Current Report on Form 8-K/A filed with the Commissioner on July 25, 2003).

2.2	Amended and Restated Plan of Conversion and Reorganization (Incorporated by Reference to Exhibit 2 to the Registration Statement on Form S-1 of NewAlliance Bancshares, Inc. filed with the Commission on September 30, 2003 (File No. 333-109266)).

3.1	Certificate of Incorporation of NewAlliance Bancshares, Inc. (Incorporated by Reference to Exhibit 3.1 to the Registration Statement on Form S-1 of NewAlliance Bancshares, Inc. filed with the Commission on September 30, 2003 (File No. 333-109266)).

3.2	Bylaws of NewAlliance Bancshares, Inc. (Incorporated by Reference to Exhibit 3.2 to the Registration Statement on Form S-1 of NewAlliance Bancshares, Inc. filed with the Commission on September 30, 2003 (File No. 333-109266)).

4.1	Form of Common Stock Certificate of NewAlliance Bancshares, Inc. (Incorporated by Reference to Exhibit 4.1 to the Registration Statement on Form S-1 of NewAlliance Bancshares, Inc. filed with the Commission on September 30, 2003 (File No. 333-109266)).

5	Form of Opinion of Tyler Cooper & Alcorn, LLP regarding legality of securities being registered.

8.1	Form of Federal Tax Opinion of Elias, Matz, Tiernan & Herrick, L.L.P.

8.2	State Tax Opinion of Tyler Cooper & Alcorn, LLP.*

10.1	Forms of Employment Agreements with Named Executive Officers.*

10.2	New Haven Savings Bank Deferred Compensation Plan (Incorporated by Reference to Exhibit 10.2 to the Registration Statement on Form S-1 of NewAlliance Bancshares, Inc. filed with the Commission on September 30, 2003 (File No. 333-109266)).

10.3	New Haven Savings Bank Supplemental Executive Retirement Plan (Incorporated by Reference to Exhibit 10.3 to the Registration Statement on Form S-1 of NewAlliance Bancshares, Inc. filed with the Commission on September 30, 2003 (File No. 333-109266)).

10.4	NewAlliance Bancshares, Inc. Employee Stock Ownership Plan Supplemental Executive Retirement Plan.*

10.5	New Haven Savings Bank Profit Sharing Plan Supplemental Executive Retirement Plan.*

10.6	New Haven Savings Bank Executive Incentive Plan (Incorporated by Reference to Exhibit 10.6 to the Registration Statement on Form S-1 of NewAlliance Bancshares, Inc. filed with the Commission on September 30, 2003 (File No. 333-109266)).

10.7	Form of Change in Control Agreements.*

10.8	Employee Severance Plan.*

21	Subsidiaries of Registrant (Incorporated by Reference to Exhibit 21 to the Registration Statement on Form S-1 of NewAlliance Bancshares, Inc. filed with the Commission on September 30, 2003 (File No. 333-109266)).

23.1	Consent of Tyler Cooper & Alcorn, LLP.

23.2	Consent of Elias, Matz, Tiernan & Herrick, L.L.P. (contained in Opinion included as Exhibit 8.1).*

23.3	Consent of Tylert Cooper & Alcorn, LLP (contained in Opinion included as Exhibit 8.2).*

23.4	Consent of PricewaterhouseCoopers LLP.

23.5	Consent of Deloitte & Touche.

23.6	Consent of KPMG LLP.

23.7	Consent of RP Financial, LC.

23.8	Consent of Joseph H. Rossi to Be Identified As a Director.*

24	Power of Attorney (set forth on signature page).

99.1	Appraisal Agreement between New Haven Savings Bank and RP Financial, LC (Incorporated by Reference to Exhibit 99.1 to the Registration Statement on Form S-1 of NewAlliance Bancshares, Inc. filed with the Commission on September 30, 2003 (File No. 333-109266)).

99.2	Appraisal Report of RP Financial, LC. (Incorporated by Reference to Exhibit 99.2 to the Registration Statement on Form S-1 of NewAlliance Bancshares, Inc. filed with the Commission on September 30, 2003 (File No. 333-109266)).

99.3	Business Plan Agreement between the Registrant and RP Financial, LC. (Incorporated by Reference to Exhibit 99.3 to the Registration Statement on Form S-1 of NewAlliance Bancshares, Inc. filed with the Commission on September 30, 2003 (File No. 333-109266)).

99.4	Form of Proxy

*	To be filed supplementally or by amendment.